Form 10-K, Exhibit 13
period 1994-12-31
MOBIL CORP
filed 1995-03-13
CIK 67182

                            TABLE OF CONTENTS

Letter to Shareholders...............................................1

Vision, Mission, Values..............................................4

Exploration & Producing..............................................5

Marketing & Refining.................................................9

Chemical and Other Businesses.......................................13

The Environment.....................................................16

Financial Section
Financial Highlights................................................17

Management Discussion and Analysis..................................18

Consolidated Financial Statements...................................29

Notes to Financial Statements.......................................36

Reports of Management and Independent Auditors......................49

Supplementary Information...........................................50

Shareholder Information.............................................58

Directors and Officers..............................................59

An important part of the domestic and foreign operations covered by this report is carried on by operating divisions, subsidiaries and affiliates conducting their respective businesses under the direction and control of their own managements. Except as otherwise indicated by the context, this report uses such terms as "Mobil," "corporation," "company," "we" and "our," sometimes for the parent corporation and all such divisions, subsidiaries and affiliates collectively, and sometimes for one or more of them.

Mobil Annual Report is printed on recycled and recyclable paper.


Financial Highlights
                                                                       1993        1994   % Change
- --------------------------------------------------------------------------------------------------
Income before change in accounting principle (millions)              $2,084      $1,759      (16)
    Per common share (based on average shares outstanding)             5.07        4.28      (16)
- --------------------------------------------------------------------------------------------------
Net income(1)(millions)                                              $2,084      $1,079      (48)
    Per common share (based on average shares outstanding)             5.07        2.57      (49)
- --------------------------------------------------------------------------------------------------
Return on average shareholders' equity(2)                             12.3%       10.4%        -
Return on average capital employed(2)                                  9.7%        8.4%        -
Income per dollar of revenue(2)                                        3.3 cents  2.6 cents  (21)
Petroleum earnings per gallon sold                                     3.9 cents  3.1 cents  (21)
- --------------------------------------------------------------------------------------------------
Revenues (millions)                                                 $63,975     $67,383        5
Total assets, year-end(3)(millions)                                  40,733      41,542        2
Capital and exploration expenditures (millions)                       3,656       3,825        5
Shareholders' equity, year-end (millions)                            17,237      17,146       (1)
    Per common share (based on shares outstanding at year-end)        42.74       42.61        -
- --------------------------------------------------------------------------------------------------
Common shares outstanding, year-end  (thousands)                    398,168     395,987       (1)
Shareholders of common stock, year-end                              200,100     193,900       (3)
Number of employees, year-end                                        61,900      58,500       (5)
- --------------------------------------------------------------------------------------------------

(1) After 1994 charge of $680 million for change in accounting principle.
(2) Based on income before 1994 change in accounting principle.
(3) 1993 data reclassified to conform with current year presentation.


                                               Annual Dividends
                               (per share of common stock, in dollars)

                                             <GRAPH APPEARS HERE>

                          LETTER TO SHAREHOLDERS

You can be proud of the strong performance turned in by Mobil people around the world in 1994. We met the challenge of weak business conditions. Operating income of more than $2.2 billion rose slightly from 1993. The big negatives our people faced were: worldwide crude oil prices around $1 a barrel lower than 1993, U.S. natural-gas prices down by more than 30 cents a thousand cubic feet, and refinery margins down some 30%. In terms of business conditions, the only bright spots were a substantial improvement in chemical industry fundamentals and better international petroleum marketing margins. Overall, business factors lowered 1994 income by more than $500 million after taxes.

     The big bright spot was how we performed-how we met our customers' needs better and more efficiently. Worldwide, we raised our oil and gas production by 2% and petroleum product sales by 5%. At the same time that volumes were up, we brought costs down. We reduced controllable cash operating expenses by more than $250 million before taxes in 1994. That's on top of a reduction of $575 million during the previous two years. Over the same three-year period, we were also able to offset more than $1 billion in higher costs that arose from inflation and volume growth. And headcount was down by 9,000, or 13%, including 3,400 in 1994.
     Meanwhile, our competition is not standing still, and we're not through. We'll always be working to improve efficiency and adapt to changes in the business environment as well as new developments in technology. A major study of how we supply staff support services worldwide is on schedule for recommendations this spring and implementation by the end of the year.
     While we strive to run our businesses better and smarter, we'll maintain our focus on growth and on valuing our people. Our goal is to improve earnings and position the company for future growth-not merely to cut expenses.
     Last year was the seventh straight year that our shareholders saw an increase in their annual dividend, which rose to $3.40. The total return to Mobil shareholders in 1994 -- dividends plus stock-price appreciation -- was 11%. That compares with an 8% average for our major competitors and 1% for the Standard & Poor's 500. Over the last five years, our return has also been 11% a year, compared with 8% for our competitors and 9% for the S&P.

     With our eye on attractive growth opportunities around the world, we plan to increase our capital and exploration expenditures from $3.8 billion in 1994 to $4.1 billion for 1995. We remain flexible, and the budget can be revised to fit unusual opportunities or changes in the business environment. The international area accounts for an increasing share of our spending. We'll also keep working to get more out of our existing assets, and to sell those that are marginal or worth a lot more to someone else.
     While optimistic that we'll see some improvement from the weak business conditions prevailing in 1994, we're not counting on improved conditions to grow our earnings. We judge future projects on today's market conditions. If they don't measure up, we don't invest the money. By continuing with our programs to restructure, reduce costs, improve operating efficiencies and invest for growth, we expect to achieve substantial improvements. We've set a target of increasing our return on capital employed by the end of 1998 to 12% from a little over 10%, based on operating earnings, in 1994. That means earnings in excess of $3 billion.
     To help keep the company focused on our goals, we've developed a statement of Vision, Mission and Values (reprinted on Page 4), and we're formulating key performance

                                               <PHOTO APPEARS HERE>

                                                 Lucio A. Noto

Mobil 1

                          LETTER TO SHAREHOLDERS

Our people will
continue to meet
the challenge.
We'll build on our
strengths, deal
with our weaknesses,
and enter new markets
and countries that
promise good
opportunities for
growth.

indicators to measure our progress. Our compensation will be consistent with these measurements.
     Although we must increase our efficiency by downsizing to stay competitive, people remain our greatest strength. One thing that makes us so strong is the diversity of our work force. We've rededicated ourselves to fostering that diversity. We're removing from our workplaces any impediments that may still stand in the way of fully utilizing the strengths of all our employees, and we're redoubling our efforts to achieve greater internationalization at all levels of management.

     Each of our business segments performed well in 1994:
     In Exploration & Producing, our production levels increased again as we set records in the U.K. and Nigeria and brought several new fields on stream. Plus we were able to replace 117% of our production with new proved reserves, excluding purchases and sales. Our long-term target is to increase production at about the 2% pace of recent years and replace at least 100% of production. Development projects now under way in Canada, Nigeria, Qatar and other countries should allow us to accomplish this. And we will continue to build on our leadership position in liquefied natural gas.
     In Marketing & Refining, many of our refineries set production records, and our sales grew. A wide range of business initiatives are blunting the impact of poor refining margins. By year-end we had achieved the changeover to cleaner-burning reformulated gasoline for more than 50% of our U.S. sales. We're making investments for growth-in the lubricants business, for example, and in the emerging Asia-Pacific region and Latin America. At the same time, we are reviewing the performance of some of our assets in more-mature markets in the U.S. and Europe.
     It was the best year since 1990 for Mobil Chemical's operating income. Margins improved, especially for petrochemicals. All our chemical businesses showed early benefits from ongoing re-engineering programs. We've begun plans to build a paraxylene plant in Texas and expand ones in Singapore and Louisiana, doubling our capacity to make this key building block in the manufacture of polyester.
     Both Marketing & Refining and Mobil Chemical were helped by the new refinery units and aromatics complex at our manufacturing facility in Singapore. Just a few months after the aromatics plant was brought on stream early in the year, it was functioning beyond design capacity, turning out paraxylene and other intermediate products to meet the fast-


Earnings
(Millions of dollars)                                      1993             1994         Change
- -----------------------------------------------------------------------------------------------
Petroleum
  Upstream                                               $1,530           $1,324        $  (206)
  Downstream                                              1,088              964           (124)
Chemical                                                     44              224            180
Corporate and Other                                        (139)             (72)            67
Net Financing Expense                                      (299)            (209)            90
- -----------------------------------------------------------------------------------------------
Operating income                                         $2,224           $2,231        $     7
- -----------------------------------------------------------------------------------------------
Special items                                            $ (140)          $ (472)       $  (332)
- -----------------------------------------------------------------------------------------------
Income Before Change in Accounting Principle             $2,084           $1,759        $  (325)
- -----------------------------------------------------------------------------------------------
Cumulative Effect of Change in Accounting Principle(1)        -           $( 680)       $  (680)
- -----------------------------------------------------------------------------------------------
Net income                                               $2,084           $1,079        $(1,005)
- -----------------------------------------------------------------------------------------------

(1) Reflects adoption effective January 1, 1994, of a change in the accounting method used to apply the lower of cost or market test for crude oil and product inventories.


Mobil 2

                          LETTER TO SHAREHOLDERS

                           MOBIL AT A GLANCE
     What we do: Mobil Corporation is a major oil, gas and petrochemical company with operations in more than 100 countries. Our other businesses include plastics, mining and land development.
     Major strengths: An international company for over a century, our people, our asset base, our worldwide presence, our financial flexibility and our technology have helped us build shareholder value and maintain a steadily rising dividend. We have a solid, growing customer base and a record of environmental excellence.
     How we did in '94: Our operating earnings were flat with 1993 despite a drop in crude-oil prices, U.S. natural-gas prices and worldwide refinery margins. Earnings were helped by improved chemical and international marketing margins, expense reductions, higher sales and new investments coming on stream.
     What's ahead: Growth opportunities, cost reductions and restructurings will continue to strengthen Mobil. Investing is increasing, particularly in the international area.

growing demand in the region for plastic fibers.
     So we have many reasons to feel good about our future. The world needs oil and natural gas. Oil demand is growing, particularly in the Pacific Rim, where Mobil is the most leveraged among the majors, with more than 30% of our worldwide refining capacity. Natural-gas demand is also growing, especially for liquefied natural gas, in which Mobil has a leading position. We have an expanding position in petrochemicals.
     And our 1994 results showed once again that our people will continue to meet the challenge. We'll build on our strengths, deal with our weaknesses, and enter new markets and countries that promise good opportunities for growth.
     During 1994 we said goodbye to two directors. Allen E. Murray retired after 41 years, the last eight as chairman, president and CEO. Robert G. Weeks, senior vice president and chief financial officer, retired after 40 years. We thank them both for their long and distinguished careers and the many successes they brought to Mobil. We're also grateful to William J. Kennedy III, who will be retiring at the end of April. He has served with excellence as a non-employee director since 1979.
     Our employees and board will work together to make Mobil a company that, in the words of our Vision statement, "sets the standard for excellence. A company that brings value to our customers, provides superior returns to our shareholders and respects the quality of life in every one of our communities."

                        /S/LUCIO A. NOTO
                        ----------------
                        Lucio A. Noto
                        Chairman, President and Chief Executive Officer February 24, 1995

Mobil 3

                        VISION, MISSION, VALUES

                                 VMV
                      Vision, Mission and Values

                             Our Vision:
To be a GREAT, global company. A company, built with pride by all our people, that sets the standard for excellence. A company that brings value to our customers, provides superior returns to our shareholders and respects the quality of life in every one of our communities.

                             Our Mission:
To be a dynamic company that will continually find and develop opportunities for profitable growth in our core businesses, and that will realize the greatest value from our existing assets while keeping tight control of our costs.

                             We Value:
People To value, trust and empower all of our people to be mutually accountable for Mobil's success; to provide opportunities in a changing environment without boundaries, where each person can develop to be the best that he or she can be. Customers To understand and satisfy our customers' needs better than anyone and to offer products and services that provide them with the best value. Shareholders To reward our shareholders by providing a superior long-term total return, which exceeds that of our peers. Ethics To conduct our business to the highest ethical standards and in compliance with all applicable laws and regulations. Technology To develop or acquire and then rapidly apply appropriate technology to obtain and sustain competitive advantage. Environment, Health & Safety To protect the environment and the health and safety of our people and the communities in which we work.


<GRAPHIC APPEARS HERE>

Mobil 4

                       EXPLORATION & PRODUCING

                       EXPLORATION & PRODUCING
                             AT A GLANCE
     What we do: E&P searches for and produces oil and gas. Total proved reserves are 6.6 billion barrels of oil equivalent. Production is 1.7 million barrels a day. Gas accounts for roughly half of reserves and production.
     Major strengths: Advanced technologies and focused strategies have helped boost oil and gas production around the world. We've increased activities in emerging areas and continue to apply reservoir-management technologies to extract more from mature areas.
     How we did in '94: Operating earnings were down 13%, due to lower prices and higher exploration expense. Worldwide production rose 2%. We replaced 117% of production with proved reserves, excluding asset sales and purchases. The Griffin field in Australia, and Scott and Hudson fields in the U.K. were on stream for a full year.
     What's ahead: Replacement of reserves and new field developments in established areas such as the U.K., Nigeria, Qatar and Hibernia will increase near-term production. For the long term, exploration and producing ventures we are pursuing in Kazakhstan, Peru, Italy, Southeast Asia and other emerging areas could expand our reserve base and provide new production.


<PHOTO APPEARS HERE>

The Hibernia project offshore Newfoundland took a big step forward when the lower section of the production platform was towed from dry-dock to its deepwater construction site. The platform, covering an area the size of two football fields, will be installed at its site, 200 miles southeast of St. John's, in 1997. Production will reach 125,000 barrels a day by 2000.

Mobil 5

                       EXPLORATION & PRODUCING

Exploration & Producing's 1994 operating earnings of $1.3 billion (U.S., $306 million; International, $1,018 million) were down $206 million, or 13%. Reduced operating expenses, reflecting the benefits of restructuring and continuous improvement initiatives, offset to some degree the lower worldwide crude and natural-gas prices and higher exploration expenses, the result of a more extensive drilling program.
     Our worldwide oil and gas production level increased in 1994 for the eighth time in the last 10 years, reaching a record of 1.7 million barrels of oil or its equivalent per day. This is up 2% from 1993 and 22% since 1985. We accomplished this in spite of asset sales and the natural decline of mature fields.
     Excluding purchases and sales, we added 117% of our production for the year to our proved reserves. Development projects now under way that will come on stream before 2000 will contribute about 600,000 barrels a day of new production. They will more than offset production declines in existing fields.
          We have developed strategies and tactics to help us extract as much value from our existing resource base as possible and to enable us to select new opportunities with the best chance of success. In addition to our worldwide experience, we offer potential partners and host countries a highly competitive portfolio of strengths in technology, capital formation, project management and environmental protection.
          As the political climate changes around the world, E&P is prepared to move quickly to evaluate and acquire interests in high-potential exploration and development projects in emerging areas. Mobil is active in many countries in areas such as the Pacific Rim, the Middle East, the former Soviet Union and South America that are emerging as important players in oil and gas exploration and development, having recently opened their borders to international oil companies.
          In the Asia/Pacific/Middle East region, work continues on several mega-projects:
          In Qatar, the continued development of the Qatargas project added the equivalent of 61 million barrels of proved reserves in 1994. Plans for the Qatargas venture (Mobil share 10%) expanded to three trains when an agreement was completed for the sale of an additional two million tons of liquefied natural gas (LNG) annually to supply seven Japanese gas and electric utilities. Engineering and construction of the first two trains are on schedule to begin LNG deliveries in 1997. The third train is due on stream in 1999.
     The Ras Laffan venture (Mobil share 30%) drilled its first North field appraisal well in early 1994. This well confirmed a prime block consisting of more than 35,000 acres for initial project development. Engineering for the design of the plant and field facilities was substantially completed in 1994. Deliveries from Ras Laffan are expected to begin around 2000.
     Collection of seismic data began in the northeastern Caspian Sea, where Mobil is the only U.S.-based company selected by the Kazakhstan government to participate in the exploration of the country's highly prospective and environmentally sensitive offshore area. We are involved in negotiations to secure exploration acreage onshore as well.
     In 1994, we were active in several of the joint ventures we entered in 1993. We began drilling a well in Vietnam and drilled an unsuccessful well in New Zealand. Seismic tests were conducted offshore Malaysia.
     In the Europe/Russia/Africa region, we acquired both new development and new exploration plays, and we evaluated existing licenses.
     We acquired new exploration areas in Egypt, Italy, Algeria and Equatorial Guinea, and


<PHOTO APPEARS HERE>

In a first for Germany, Mobil combined horizontal drilling with a technique called "hydraulic fracturing" to recover gas economically from an extremely tight sandstone reservoir. Our operating people make effective use of technology to get more from the resource base.

Mobil 6

                       EXPLORATION & PRODUCING

                                                   In Nigeria, Mobil's
                                                   equity production
                                                   is expected to rise
                                                   to more than
                                                   240,000 barrels a
                                                   day by 1998.

a potential development opportunity in Italy. The first wells in Egypt and Equatorial Guinea were unsuccessful. A well is currently drilling at a second location off Equatorial Guinea. Additionally, enormous exploration potential lies in the yet-to-be-drilled deep-water Nigerian acreage block we were awarded in 1993. Plans are to drill in the block in 1996.
     Our Americas region drilled two unsuccessful wildcat wells in the 2.5-million-acre Madre de Dios concession in northern Bolivia and one in Peru. Negotiations are also under way for exploration acreage adjacent to the large undeveloped Camisea gas and condensate discovery in Peru. Mobil opened a venture office in Caracas, Venezuela, and signed a letter of intent with Lagoven, an affiliate of the state oil company, to evaluate the feasibility of developing heavy crude in the Orinoco region.
     Internationally, we continued to invest in hydrocarbon reserves and production in mature areas with proven track records where the potential remains high. In Germany, the Netherlands, Norway, Nigeria and the U.K., we continued to add reserves. Internationally, Mobil replaced 152% of production with proved reserves.
     U.K. fields produced at a record rate in 1994, yet we replaced 111% of production with new reserves. The Excalibur field in the U.K. Southern Gas Basin was brought on stream in mid-1994. We increased our equity interest in the producing Pickerell field and had a successful appraisal drilling program in the Jupiter area. Ten new fields are due on stream by 1996, included among them Nevis South, Galahad, Ganymede/Callisto and Gawain.
     In the Norwegian North Sea, production started from the Statfjord East satellite field. Statfjord North, a second satellite to the giant Statfjord field, came on stream in early 1995. Development plans are being finalized for the giant Smorbukk field, scheduled to come on stream in 2000. Mobil began drilling on one of its awards from the 14th Norwegian licensing round and was preparing to test others. Mobil acquired an interest in the Njord field, where development will begin in 1995, with first production in 1997.
     In Western Europe, drilling in the Netherlands' North Friesland area added reserves totaling 136% of 1994 production. The offshore Netherlands is a maturing gas province with limited future potential. Mobil has reached tentative agreement to sell its P-Quad exploration and producing assets. In Germany, two development wells were drilled in the new Walsrode gas field. Overall, German reserve replacement was 177% of production in 1994.
     In Nigeria, where we are the second-largest producer, we reached a new equity production record of 175,000 barrels a day, a seventh straight year of record production. Production increases during 1994 were primarily from horizontal drilling in the Ubit field, development wells in the Enang field, regional workovers and optimization of producing practices. We initiated development of the Oso natural gas liquids recovery project. Work continued on expansion of production at Ubit, the Ekpe gas compression project and Edop field development. With these and other developments, Mobil's equity production is expected to rise to more than 240,000 barrels a day by 1998. In addition, Mobil had three exploration discoveries in 1994 in Nigeria.
     In Canada, the highlight of 1994 was the float-out of the gravity base structure for the Hibernia development project. This 615-million-barrel field off the coast of Newfoundland is scheduled for production start-up in 1997. In addition, Mobil and partners, along with a consortium of pipeline companies, are preparing plans to develop and bring Sable Island natural gas to markets in eastern Canada and the U.S. Northeast. Onshore, advanced technologies kept production in mature western Canadian fields near 1993 levels.
     In the Pacific Rim, full-year production from the Australian Griffin/Scindian/Chinook complex averaged 25,000 barrels of oil equivalent a day. We expanded our exploration activity to a total of 10 permits covering 8.1 million acres. Mobil relinquished its interest in


<PHOTO APPEARS HERE>

The Ras Laffan LNG venture drilled its first appraisal well early in 1994, confirming a prime block consisting of over 35,000 acres. This venture, plus the Qatargas project, are expected to add more than a billion barrels of oil equivalent to our reserves and more than 125,000 barrels a day to our production over the years ahead.

Mobil 7

                       EXPLORATION & PRODUCING

Worldwide demand
for LNG is expected
to more than double
in the next 15 years.


Papua New Guinea when gas discovered failed to meet levels that would support development. Evaluation activities continue in Vietnam, including drilling the Blue Dragon prospect on acreage acquired in 1994.
     In the U.S., we continue to extract more from maturing assets, relying heavily on the increased use of sophisticated enhanced-recovery technologies and reservoir-management practices. Comparing 1994's results with 1993's, production held steady, with a slight decline in oil production offset by an increase in natural gas production. Production of California heavy oil set another record at 87,000 barrels a day and is projected to rise to 91,000 barrels a day in 1995. The increase in natural-gas production was led by the Mary Ann and Mobile Bay 823 fields offshore Alabama, which were up 15% to 140 million cubic feet a day. In the U.S., only 51% of hydrocarbons produced in 1994 were replaced with new proved reserves. Initiatives to reduce operating costs and divest nonstrategic assets continued in 1994, and 30 fields were sold. Mobil is continuing to reduce production costs, which have declined 21% since 1991.
     Natural gas accounts for roughly half of our worldwide production and reserves. Demand for this clean-burning fuel is expected to grow faster than for oil as gas increasingly becomes the fuel of choice in many applications, including electrical generation. That means opportunities for leading gas companies like Mobil. Integrated from the gas field to the end user, we produce, transport and process gas and distribute it directly to customers. And now we've adopted a goal of expanding that customer base by participating in the development and operation of power-generation facilities.
     In North America, we're a leader among natural-gas producers and direct marketers. Mobil Natural Gas Inc. was created in 1987 to independently market Mobil's U.S. gas production and third-party gas to customers in the U.S., Canada and Mexico. We're expanding this successful business.
     In Europe, Mobil Gas Marketing has taken advantage of the opening of the British gas market and is now the largest independent direct marketer of gas in the U.K., supplying gas for power generation and to a wide variety of industrial and commercial customers. In addition to marketing Mobil's equity gas production, we have purchased for resale our partners' gas from the Scott and Beryl fields. U.K. gas sales averaged 562 million cubic feet per day. Mobil will also purchase gas from the Britannia field starting in 1998. In 1994, we established the Mobil Europe Gas group to coordinate all our European affiliate gas-marketing activities and to seek new markets for gas. German gas sales of 465 million cubic feet a day held steady. Gas sales in Norway also held steady, while sales in the Netherlands fell slightly.
     The capacity of the Mobil-operated Scottish Area Gas Evacuation system (Mobil share 22.5%) was doubled to 1.2 billion cubic feet a day in 1994, and treating facilities were enhanced to accommodate the higher-sulfur gas from the Brae and Scott fields that is now being processed. In 1994, the Excalibur field (Mobil share 100%) began delivering gas through the Lancelot Area Pipeline System at a rate of 85 million cubic feet a day. A future Lancelot area satellite, the Galahad field (Mobil share 72%), is currently under development for a planned production start-up in late 1995.
     Deliveries of LNG from the Arun field in Indonesia now total more than 2,400 cargoes since 1978, with a record 224 cargoes shipped in 1994 to markets in the Asia-Pacific region. Each cargo is about 58,000 tons, or enough to supply all the electricity needs of a city the size of Washington, D.C., for about two weeks. Worldwide demand for LNG is expected to more than double in the next 15 years. Mobil's PT Arun joint venture is the largest marketer of LNG in the region, supplying some 20% of the LNG delivered to Asia-Pacific markets. While the Arun field will continue to produce at its current rate for some time, we are actively developing discovered fields such as South Lhok Sukon, Pase and NSO and are exploring for new ones to supplement supplies to the PT Arun processing plant after Arun production decline begins in the late 1990s.

Mobil 8

                        MARKETING & REFINING

                   MARKETING & REFINING AT A GLANCE
     What we do: The downstream sector processes crude oil into fuels, lubricants, petrochemical feedstocks and other products at 21 refineries. It also includes supply, trading and transportation activities that help optimize our worldwide system. Some 20,000 service stations sell Mobil products around the world.
     Major strengths: We have a strong presence in the high-growth Pacific Rim region, and our U.S. refineries are among the best at processing heavy, lower-cost crude oils into premium products. Operating costs have been slashed and facilities upgraded to enhance their competitiveness and meet the latest environmental standards.
     How we did in '94: Operating income declined 11% from 1993. Expense reductions and other business initiatives partially offset weaker manufacturing margins. Product sales rose 5%.
     What's ahead: Upgrades to refineries in Japan and Australia and new marketing facilities in China will help meet Pacific Rim demand growth. Organizational changes in Europe and the U.S. will enhance our ability to find growth opportunities and reduce costs. Market entry programs in Latin America are positioning us for further growth.


<PHOTO APPEARS HERE>

With a brighter, more open look, "On-the-Run" stores at Mobil service stations carry new merchandise and a new strategy aimed at keeping customers coming back. By the end of 1996, we expect to have franchised more than 500 of these new convenience stores.

Mobil 9

                        MARKETING & REFINING

Marketing & Refining had a successful year in 1994 despite difficult business conditions. The impact of a lingering recession and continued growth in industry refining capacity caused worldwide refining margins to soften, falling as much as 30% in some markets. Improved marketing margins, particularly outside the U.S., partially offset weaker manufacturing results.
     While the business climate was difficult, operating income in 1994 was $964 million-only 11% below 1993's strong earnings performance-for Mobil's downstream portfolio, which includes Middle East, Marine Transportation, and Supply & Trading as well as Marketing & Refining. In contrast, many of our competitors reported a drop in downstream income of 20% to 30% or more.
     Mobil's growing competitive strength reflects the impact of ongoing strategies designed to make us a top global competitor-a company strong enough to weather difficult times and positioned to prosper in the good times. These strategies cover a wide range of business initiatives that can be summarized in two broad objectives:
     Obtain the maximum value from our existing assets through more productive operating practices and lower costs.
     Identify and develop opportunities for growth in selected high-potential markets as well as in existing, mature markets.
     Getting the most out of what we have starts with an intention to become a true market-driven organization delivering unprecedented customer satisfaction. To accomplish this, we need to understand our customers, know what they want, reinvent our business to deliver it, and do all of this at the lowest possible cost.
     Starting with Mobil's refineries, our people are focusing on sharing best practices and developing initiatives to improve operating reliability, increase premium product yields and reduce expenses.
     At our 315,000-barrel-a-day Beaumont, Texas, refinery, Mobil's largest, records were set in 1994 for the production of Super Unleaded gasoline, jet fuel and low-sulfur diesel. In addition, net cash operating costs have been reduced by more than $80 million per year since 1992. Production records were set and operating expenses reduced at many of our U.S. and overseas refineries.
     In Europe, a breakthrough was achieved in the use of multi-plant computer models to exploit operational synergies between refineries. Our successes there are helping Mobil refineries in other regions.
     We are backing up these efforts with key investments designed to improve our refineries and keep them in the top tier of competition. In the early 1990s, many of these investments were in the U.S. and were needed to meet product specifications imposed by the 1990 Clean Air Act Amendments. As a result, all five of Mobil's U.S. refineries are capable of producing cleaner-burning reformulated gasoline for today's markets.
     In the last few years, our focus has shifted to the Pacific Rim and the region's growing demand for quality petroleum and petrochemical products. In Australia, construction is about to begin on a $180 million upgrading unit for our Altona refinery, and we are expanding lubricant base-stock production at our Adelaide refinery. In Singapore, the major gasoline and petrochemical complex that started up at our Jurong refinery in early 1994 is already operating above design capacity.
     In Japan, our joint-venture refinery in Chiba (50% Mobil) brought on stream two major upgrading projects costing a total of $270 million during 1994, and approval was granted for the construction of a $370 million upgrading unit at another joint-venture refinery in Kawasaki (25% Mobil). These facilities will upgrade lower-value products, such as high-sulfur fuel oil, into higher-valued gasoline and low-sulfur distillate for the Japanese market.
     Continuous improvement is also a way of life for the marketing side of our busi-


<PHOTO APPEARS HERE>

New wax-emulsion and grease plant operates at our lubricant-blending facility on the outskirts of Mexico City. Supplying 70% of the particle-board wax-emulsion market in Mexico, it demonstrates one way we're investing in key growth markets.

Mobil 10

                        MARKETING & REFINING

                                                 We're looking closely
                                                 at all of our assets
                                                 and restructuring or
                                                 divesting them as
                                                 necessary to maximize
                                                 long-term value.


ness. Whether it is a realignment into geographical units in the U.S., or a restructuring along functional lines in Europe, the result is a stronger focus on lowering expenses, identifying growth opportunities and being fully competitive wherever we do business.
     One way that we do this is by focusing on one of our most important assets, customer loyalty. This was very much on our mind when we launched the Friendly Serve SM program at 80 service stations in the Orlando, Florida, area early in 1995. Friendly Serve ensures that Mobil's customers are offered safe, clean locations, top-quality products and speedy service from helpful, friendly employees. It is a reflection of our intention to provide the best buying experience in the industry.
     In Europe, we pioneered a new service concept bringing together all administrative groups that deal directly with the commercial customer into one Customer Service Department. Customers appreciate the simplicity of this "one-stop" approach, and our sales force is able to spend more time with customers in the field.
     We also maintained our leadership position in customer-activated, pay-at-the-pump terminals, which are now available at more than 2,700 Mobil service stations around the world. The success of these efforts continues to show up in our sales numbers. For example, in our key markets in the U.S. our market share is now about 18%.
     We also continue to strengthen an already impressive lubricants business. Two out of three cars produced in North America are filled with Mobil motor oils, and sales of Delvac 1300 Super premium mineral-based commercial engine oil increased by 30% over 1993.
     Sales of Mobil 1 (R) synthetic passenger-car engine oil continued an impressive growth record, bolstered by sponsorship of the record-setting Roger Penske Marlboro Indy car race team. Mobil 1 (R) lubricated the winning car at 12 Indy car events including the Indianapolis 500. In January 1995, Mobil also became a long-term partner of the new Marlboro McLaren Mercedes team in Formula 1 auto racing, helping to strengthen our position as a leading marketer of premium lubricants across Europe.
     To strengthen Mobil as a top competitor, we are looking closely at all of our assets and restructuring or divesting them as necessary for maximum long-term value. In 1994, we exchanged noncore stations in France for retail sites in our key Spanish market, and we outsourced our credit-card processing operations in Kansas City. We also sold 50 nonstrategic service stations in Pennsylvania and Texas to distributors who will operate them as Mobil-branded outlets.
     Operations at our lubricant-blending plants were streamlined and consolidated, leading to the closing of two plants in the U.S. and one in Australia. At the same time, we launched a major modernization of the Gravenchon, France, blending plant, Mobil's largest in Europe. The Gravenchon project will improve customer service and reduce manufacturing costs.
     One of the tools we use to get the maximum value from what we have is a total commitment to quality-in our facilities, in our products and services, and in our people. The recognized standard for measuring quality is certification by the International Standards Organization
(ISO). Mobil's downstream facilities received 26 new ISO certifications in 1994, giving us a total of 78 and placing us with the industry leaders. Among the most notable of the new accreditations is our Torrance, California, refinery, the first major fuels refinery in the U.S. to be ISO certified, and our joint-venture refinery in Wakayama
(25% Mobil), the first refinery in Japan to be fully ISO certified.
     Finding ways to grow the business also is a critical ingredient for Mobil's long-term competitive success. We're investing in high-growth markets such as those in the Pacific Rim. Mobil has a long history in that part of the world. Our affiliates in China, Hong Kong


<PHOTO APPEARS HERE>

Tugboat clears path through the icy Hudson River in New York State. Meanwhile, our ocean-going fleet reached a milestone in September 1994. Mobil became the first company to obtain from the Coast Guard a Certificate of Financial Responsibility, now required to operate oil tankers in U.S. waters.

Mobil 11

                        MARKETING & REFINING

Mobil's downstream
system is among the
best in the industry,
and getting better.


and Taiwan celebrated their 100th anniversaries in 1994.
     Some 30% of Mobil's worldwide refining capacity is in the Pacific Rim, a higher percentage than any of our major competitors. We sell a full range of products in many of the region's most rapidly growing economies, including China, Hong Kong, Malaysia, Singapore and Thailand. Mobil's product sales in Southeast Asia increased by 20% in 1994, following a similar increase in 1993.
     Much of this growth is in the sale of petroleum products to China, where we are the leading importer of finished lubricants. Product imports are supplied from Tsing Yi, a new product terminal and lubricant-blending plant in Hong Kong. We announced in 1994 that we will be building a new lubricant-blending plant in Tianjin, China, that will give us a strong logistical base from which we can supply the northern part of the country. This is the first wholly foreign-owned oil-industry facility approved by the Chinese authorities.
     But growth has not been limited to the Pacific Rim. We achieved significant growth in southern Europe, especially with our successful Spanish market entry, and in Turkey. In Russia, Mobil and Mercedes-Benz signed an agreement to cooperate in the car after-care market. Mercedes-Benz will exclusively recommend Mobil lubricants to its dealers in Russia and list recommended Mobil products in its owner manuals.
     In Saudi Arabia, the Luberef joint venture (30% Mobil) will construct a lubricant base-stock refinery in Yanbu, the company's second such facility in the country, in order to meet growing Saudi and regional demands.
     Attractive long-term opportunities in Latin America also are high on our list, building on our strong position across the region in lubricants. The first Mobil service station in Peru opened in late 1994, with about 50 expected to be in operation by the end of 1995. We also are entering the retail fuels market in Ecuador and the lubricants market in Venezuela.
     And in Argentina, our lubricants business will be strengthened as a result of an arrangement we recently entered into that gives one of the country's leading oil marketers exclusive rights to blend and market Mobil-branded lubricants.
     In recognition of Africa's growth potential, we created a new company, Mobil Africa, which will coordinate our interests across the continent, improving Mobil's ability to capitalize on growth opportunities.
     Several significant environmental milestones were reached in 1994. By December 28, any company operating oil tankers in U.S. waters was required to obtain a Certificate of Financial Responsibility (COFR) proving that it has the financial resources to handle an oil spill, should one occur. In September, Mobil became the first company to demonstrate its readiness to the Coast Guard and obtain a COFR.
     We reached another milestone on December 31 with the transition to reformulated gasoline (RFG). On that date, more than 50% of the gasoline Mobil sells in the U.S had to be the cleaner-burning RFG. Despite press speculation about potential industry supply problems, both the December 28 and 31 deadlines passed without disruption-testimony to Mobil's and the industry's logistical prowess.
     Throughout all of 1994, Mobil continued to operate its marine fleet in a safe and cost-effective manner. As part of our gradual fleet renewal program, a second environmentally advanced double-hull very large crude carrier (VLCC) was ordered from Sumitomo shipyard in Japan. This state-of-the-art sister ship to Mobil's first double-hull VLCC, Eagle, will be delivered in 1996.
     To sum it up, Mobil's downstream system is among the best in the industry, and getting better. Operating expenses have been reduced by more than $375 million since 1991 despite inflation and volume growth, investments are being made to enhance efficiency and flexibility, and we are aggressively pursuing short- and long-term profitable growth opportunities.


Mobil 12

                      CHEMICAL & OTHER BUSINESSES

                  CHEMICAL & OTHER BUSINESSES AT A GLANCE
     What we do: Mobil Chemical makes and markets basic petrochemicals, plastic-packaging films and consumer plastics such as Hefty R brands. Chemical also makes specialty products like synthetic lubricant base stocks and additives for fuels and lubricants.
     Major strengths: Chemical is diversified beyond petrochemicals, with strong businesses in specialty chemicals, films and more. We've cut costs, targeted investments to leverage technology and feedstock advantages, focused markets and formed synergies with other Mobil operations.
     How we did in '94: Operating earnings were up significantly in 1994. Market fundamentals improved. Many business initiatives, including restructuring, began showing positive results throughout the organization. We streamed an aromatics complex in Singapore which, just a few months after beginning operations, performed above design capacity.
     What's ahead: Mobil Chemical will continue to enhance its global position, improve productivity, cut costs and develop innovative products. We've initiated projects to double our capacity to make paraxylene, a key raw material to manufacture polyester. We plan to build a grass-roots plant in Texas and expand two existing facilities.


<PHOTO APPEARS HERE>

Team checks on construction of Amsterdam plant that will make up to 4.4 million gallons a year of ester base stocks for synthetic lubricants. Demand is growing for our synthetics, including a line of Environmental Awareness Lubricants used in refrigerators that help protect the ozone layer.

Mobil 13

                      CHEMICAL & OTHER BUSINESSES

Chemical operating earnings of $224 million in 1994 were $180 million higher than 1993 as all our businesses began to demonstrate early benefits from ongoing restructuring and re-engineering programs. An improved global economy contributed to stronger industry fundamentals, especially for polyethylene resin and aromatics products.
     Margins for our integrated polyethylene resin operations improved as the ethylene industry's capacity utilization tightened. This tightening resulted in part from strong worldwide demand growth for downstream derivatives along with a decrease in available ethylene manufacturing capacity following a wide variety of industry operational problems. Mobil's sales volumes rose as our Singapore aromatics facility and additions to our European OPP films and U.S. chemical specialties businesses came on stream. Higher volumes and benefits from business initiatives helped boost our plastics fabricating results.
     Mobil Chemical initiated a program to rethink how we do business. Our employees looked at most aspects of our operations and made recommendations to radically redesign them. Actions taken include: re-engineering staff functions to streamline processes and improve services; closing three smaller, less competitive plants; rationalizing product lines, and improving manufacturing practices and inventory management. We're well along with a program that will reduce a total of 2,300 positions in our plastics, films and petrochemicals operations. Full benefits of these programs will be reflected by 1996.
     The need to pursue profitable growth opportunities goes hand-in-hand with our re-engineering. We've launched a strategic study to align the long-term vision of Mobil Chemical with the opportunities in the marketplace.
     A cornerstone of our long-term vision is to capitalize on the rapidly growing Asia-Pacific markets. Chemical, working together with Marketing & Refining, brought an aromatics complex on stream in Singapore early in 1994. In just a few months after the plant started operating, it was performing above its design capacity, making key feedstocks for nylon and polyester. In addition, our timing in the marketplace was excellent. Production from the plant was in strong demand even before the unit began operating.
     This facility reflects our commitment to the rapidly growing aromatics market worldwide and in Asia-Pacific in particular. People in the U.S. use an average 60 pounds of polyester fiber a year, while in Asia the average is five to seven pounds per person. With high economic growth rates and a population of more than three billion people, it seems likely that the region's demand for polyester and its feedstocks will increase more rapidly here than in the rest of the world. The demand for one of these feedstocks, paraxylene, is growing at 8% to 10% per year in Asia, while its supply is expected to remain limited for the remainder of the decade. We've initiated projects to build a new paraxylene plant in Texas and expand existing plants in Louisiana and Singapore, doubling our current capacity by 1998.
     Asia-Pacific's polyethylene market is expected to grow 7% annually through the end of the decade, accounting for 30% of the world's growth in polyethylene resin. This rapid growth lends support to plans for a major expansion of our low-cost petrochemical complex in Saudi Arabia, and preliminary engineering studies are under way with our Saudi joint venture partner, SABIC.
     Revenues from Asia-Pacific accounted for 7% of Chemical's total 1994 sales. By 2000, Asia-Pacific is expected to account for about 20% of Mobil Chemical's revenues.
     Performance improved significantly for our plastics-fabricating businesses. Mobil Chemical is the premier supplier of oriented polypropylene (OPP) films in North America and Europe, offering a full product slate of flexible packaging options to our customers, with a strong lead in coated films. Our new products have broadened the market


<PHOTO APPEARS HERE>

Production from our new aromatics complex in Singapore was in demand even before it began operating early in 1994. We've begun work on expanding the plant, which supplies key feedstocks to meet the Asia-Pacific region's growing demand for nylon and polyester.


Mobil 14

                      CHEMICAL & OTHER BUSINESSES

Mobil Chemical
plays an active role
in implementing
solutions to divert
plastic scrap from
the solid-waste
stream.


with new applications and provided higher-performance films. We are striving to shorten the time required to bring new products to the marketplace.
     To meet high European growth rates for our OPP products, we are doubling the capacity of our recently constructed facility in Kerkrade, the Netherlands. From a strong North American and European base, we are well positioned to support our multinational customers as they enter new markets.
     We're also a leading North American supplier of polyethylene films and polystyrene foam products, holding the No. 1 or No. 2 position in the majority of our markets. Products such as our Hefty R bags and plates meet customers' need for value. We're also the leading supplier of institutional, grocery and transport-packaging plastic products.
     To meet the growing demand for synthetic lubricants, we are adding a second reactor train in Beaumont, Texas, to boost production of polyalphaolefin (PAO) base stocks. We are also adding a smaller unit to produce the next generation of high viscosity PAOs. These engineered fluids are currently manufactured in a broad range of viscosities, including those for Advanced Formula Mobil 1 R, Mobil's premier automotive motor oil, and industrial specialty lubes. In Europe, we're expanding our lubricant ester capacity by building a grass-roots plant in Amsterdam, the Netherlands. All of these facilities will come on stream over the next two years.
     Demand for lubricant additives continues to grow. In the developed world, more-demanding lubrication specifications are leading to the need for more additives. In emerging markets, increasing lubrication needs are spurring overall demand. We're developing several new product lines and market areas, which will provide future growth opportunities.
     Mobil Chemical plays an active role in implementing solutions to divert plastic scrap from the solid-waste stream. We collect used grocery sacks from more than 4,000 supermarkets and use them to make a wood-polymer composite building material called Trex TM. This composite outperforms lumber in decks, bulkheads, playground equipment, landscaping, picnic tables, benches and other applications. Trex is highly resistant to damage from moisture, solvents and saltwater, and it doesn't splinter, crack or need to be painted.
     We reprocess scrap stretch film. Our plastic-film washing and reprocessing line handled 12 million pounds of film scrap last year. We are working with schools, hospitals and other industrial food-service establishments to develop polystyrene-foam collection programs.
Scientists at our laboratories are developing ways to improve both the virgin and recycled components of plastic blends in an effort to make products that perform at the levels normally expected of material with 100% virgin content.
     Operating performance was strong in other operations as well. Mobil
Land Development Corporation's 1994 performance reflected an improved residential real estate market. Revenues were $230 million in 1994, up from $156 million in 1993 and $104 million in 1992. Phosphate Minerals' net sales to trade were $160 million in 1994, unchanged from 1993.
     Mobil's Mining & Minerals Division produces and sells phosphate rock and fertilizers. In 1994, Mobil's mines produced more than two million tons of phosphate rock. Development of a new phosphate mine near
Fort Meade, Florida, which began in 1992, is nearly complete. Initial production is expected to begin during the second quarter of 1995 at a rate of 3.5 million tons per year. Mobil's phosphate operations play a significant role in agriculture today.
     Mobil Land Development Corporation engages in real estate operations and investments. Its goal is to create value by acquiring and developing properties with strong appreciation potential. Land holdings at year-end totaled 34,000 acres in seven states.


<PHOTO APPEARS HERE>

In computer visualization, high-octane molecule passes through zeolite catalyst. Mobil's proprietary zeolite technology helps keep costs down in refining reformulated gasoline needed in many of our U.S. markets.

Mobil 15

                            THE ENVIRONMENT

We believe protecting the environment makes good business sense. It's more efficient to prevent problems than to correct them after they occur.
     Stopping waste and pollution at the source is one of our primary aims. Over the years, we've made innovative changes throughout the Mobil system-from oil fields and ships to refineries and chemical plants-to reduce air, water and land pollution and to recycle more waste into salable products.
     We've reduced offsite waste disposal from our five U.S. refineries by 27% from 1991 to 1993. We've also reduced the release of pollutants from our refineries and chemical plants by nearly 40% from 1988 to the end of 1993, according to the U.S. Environmental Protection Agency's (EPA's) latest Toxic Release Inventory report. In 1994, we continued to improve: New sulfur recovery technology, for example, at our Joliet, Illinois, refinery has reduced sulfur emissions by more than 1,500 tons a year.
     In our E&P operations, we're using biodegradable drilling muds in environmentally sensitive areas of Indonesia and the U.S. In Germany we're using protective concrete aprons around drilling rigs where needed to prevent soil contamination. We've designed our exploration activities for minimal disturbance to the rain forests in Peru and Bolivia and to sensitive wetlands and nature preserves, such as around the Caspian Sea.
     In our marine operations, we've had no major oil spills for more than 10 years-one of the best records in the industry. We've further reduced the risk of oil spills with one of industry's most demanding ship inspection and loss prevention programs. And should a spill occur, our three oil spill response teams-covering the Americas; Europe, Africa and the Middle East; and the Pacific Rim-are ready to respond quickly and effectively to minimize the impact on the environment. In 1994, we put each of our response teams through major oil-spill preparedness exercises, several of them in cooperation with government agencies of a host country.
     Mobil continues to receive awards and honors that reflect our long-standing global commitment to environmental matters. In 1994, for example:
      We earned the U.S. EPA's first Partner of the Year award for outstanding achievement in the voluntary Green Lights program. In our first two years in the program, Mobil facilities across the country reduced lighting energy consumption by nine million kilowatt hours, or 49%, by switching to high-efficiency lighting.
     Australia's Environmental Protection Authority gave Kemcor Australia, a Mobil-Exxon joint venture, the Clean Air Award in the Industry and Commerce category. The award recognizes Kemcor for developing new technology for reducing emissions of nitrogen oxides at its South Melbourne plant-the largest in Australia for making plastic, rubber and petrochemicals.
     Our refinery in Chalmette received a Louisiana Department of Environmental Quality Secretary's Award for Environmental Leadership for reducing the disposal of sour water in underground injection wells by 98.7% from 1988 to 1992.
     California's Oil and Gas Division gave our Midway-Sunset heavy-oil field operations an Outstanding Lease Award for leadership in reducing waste and emissions, and protecting a wildlife habitat.
     Our Covington plastics plant won the Georgia Department of Community Affairs Clean and Beautiful Award for reducing solid waste by more than 40% over two years as the result of an aggressive recycling program.
     French authorities in Normandy granted an Environmental Excellence Award to Mobil's Gravenchon Research Center for its project involving the development of lubricants for use with ozone-friendly refrigerants.
     We're proud of our achievements, and we'll continue to work hard to enhance and strengthen our performance. It's the sensible thing to do.


<GRAPH APPEARS HERE>

The U.S. Environmental Protection Agency recognized Mobil for reducing emissions of 17 high-priority chemicals by more than a million pounds in the voluntary "33/50" project. We're well on our way to meeting the 1995 goal of 50% reduction.

Mobil 16

FINANCIAL SECTION
Highlights

   1994 operating earnings of $2.2 billion (excluding $472 million of special charges) were essentially equal to last year despite weak worldwide petroleum sector fundamentals.
   Worldwide additions to proved reserves were 117% of production in 1994, excluding purchases and sales.
   Worldwide petroleum product sales volumes grew 5%, and worldwide production of liquids and natural gas increased 2%.
   Chemical operating income rose dramatically, reflecting improvement in petrochemical markets, higher sales volumes and benefits from business initiatives.
   Controllable cash before-tax operating expenses were reduced over $250 million this year, in addition to reductions of $575 million over the previous two years.
   Dividend payments increased for the seventh consecutive year, to $3.40 per share.

Key Financial Indicators


(In millions, except per-share and ratio amounts)     1990     1991     1992      1993     1994
- -----------------------------------------------------------------------------------------------
Income, Excluding the Effects of Special Items
  and Change in Accounting Principle(s)
  in 1992 and 1994                                 $ 1,921  $ 1,894  $ 1,488   $ 2,224  $ 2,231
Special Items                                            8       26     (180)     (140)    (472)
                                                   --------------------------------------------

Income, Excluding the Effect of Change in
  Accounting Principle(s) in 1992 and 1994         $ 1,929  $ 1,920  $ 1,308   $ 2,084  $ 1,759
  Per common share                                    4.60     4.65     3.13      5.07     4.28
Common Stock Dividends Per Share                     2.825    3.125     3.20      3.25     3.40
- -----------------------------------------------------------------------------------------------

Capital and Exploration Expenditures               $ 4,374  $ 5,053  $ 4,470   $ 3,656  $ 3,825
- -----------------------------------------------------------------------------------------------

Debt-to-Capitalization Ratio                           30%      32%      34%       32%      31%
Total Debt                                         $ 7,314  $ 8,229  $ 8,520   $ 8,027  $ 7,727
- -----------------------------------------------------------------------------------------------

Shareholders' Equity                               $17,072  $17,534  $16,540   $17,237  $17,146
  Per common share                                   42.44    43.74    41.06     42.74    42.61
- -----------------------------------------------------------------------------------------------



Financial Section Contents

Management Discussion and Analysis................................    18
Consolidated Financial Statements.................................    29
Notes to Financial Statements.....................................    36
Reports of Management and Independent Auditors....................    49
Supplementary Information.........................................    50

<GRAPH APPEARS HERE>

Mobil share price appreciation plus reinvested dividends returned 11.1% annually - 2.4 percentage points above the S&P 500.

17 Mobil

MANAGEMENT DISCUSSION AND ANALYSIS

Outlook
Before reviewing the goals and financial results that follow, you may find it helpful to understand Mobil's outlook for the petroleum and chemical industries. Although we cannot be certain this view will prove accurate, we describe below both known and anticipated trends relevant to our future operations.
     The energy business will remain highly competitive, and large capital investments will continue to be required to support future operations and growth. The size of such investment programs and the lead time often needed to complete them require a long-term view.
     Oil and natural gas will continue to satisfy much of the world's energy needs in the foreseeable future. Continuing price volatility in crude oil and natural gas markets will provide a difficult environment for the industry in the near term. Prices and related profitability will remain volatile in response to market forces, political uncertainties and host country legislation; over the longer term, however, prices should rise gradually-reflecting inflation-as supplies appear sufficient to satisfy demand growth.
     We believe the industry will continue to grow in the international upstream sector where opportunities are attractive and where more countries are opening to international competition, but we also recognize that certain of these areas are subject to regional instabilities. In the U.S., government policies continue to restrict access to opportunities with the best economic potential.
     The U.S. marketing and refining industry will continue to face a highly competitive environment, but one in which margins should improve gradually from the low levels seen in recent years. Refining will also continue to require significant expenditures to meet environmental regulations, including those pertaining to production of reformulated gasolines. Mobil's U.S. refining system is generally well positioned since it is among the best in the industry.
     Refining margins in the Pacific Rim are expected to recover from the low levels experienced in 1994, driven by the region's strong economic growth. In Europe, the highly competitive environment and a forecast of limited growth in demand for oil products could restrain improvements in refining margins. In this environment, international marketing margins are expected to remain at about the level experienced in 1994.
     Mobil will continue to balance its overall supply and demand for hydrocarbons and manage its price risk while providing its customers with competitive supply. These objectives are accomplished by using different instruments on various markets to quickly respond to the ever-changing underlying conditions. Contracts on some of these markets require physical deliveries, whereas contracts on others, such as forwards, futures, swaps, and options do not require settlement with physical volumes. All of these contracts are based on price, location and quality characteristics of crude oil, natural gas and petroleum products, and are viewed as integral parts of Mobil's overall business strategies.
     Chemical market fundamentals have improved significantly worldwide, particularly in petrochemicals. We believe that demand growth, particularly in the Pacific Rim, will be strong enough to support attractive margins despite recent capacity additions. Productivity enhancements and cost reductions will continue to benefit earnings in Chemical.
     A strong focus on controlling expenses and improving operating efficiencies will be a prerequisite to generating acceptable financial returns in all our businesses, both in the U.S. and in international areas. In October 1994, Mobil announced that it will take significant and comprehensive action to reduce costs and further improve the effectiveness of staff support groups across the corporation. Plans to achieve these objectives will be finalized in the spring of 1995, and implementation is expected to be essentially completed by the end of 1995. At present, the impact of this planned restructuring has not been determined but is likely to result in a restructuring charge in 1995. These cost reduction programs will continue.
     Mobil's 1995 capital and exploration expenditure program is forecast to be $4.1 billion (35% - U.S.; 65% - International). We will continue to monitor our business environment and remain flexible to adjust our plans as attractive opportunities arise or economic and political conditions warrant. Our primary focus for all business segments is to realize the greatest value from our existing assets, to grow selected businesses and to provide superior returns to our shareholders.

<GRAPH APPEARS HERE>

This year's lower income primarily reflects charges for ongoing restructuring and asset review programs. Excluding these charges, a strong operating performance offset weak fundamentals.

<GRAPH APPEARS HERE>

Capital and exploration expenditures were slightly higher in 1994, as we focused on attractive growth opportunities around the world.

18 Mobil

MANAGEMENT DISCUSSION AND ANALYSIS

Financial Results
A discussion and analysis of consolidated financial and operating performance appears on this page. Our business segments are separately reviewed on pages 20-25. While reading these discussions, you may find it helpful to refer to pages 28-48 for the Consolidated Financial Statements and accompanying commentary and to pages 50-57 for Supplementary Information. The graphs, charts and associated captions are not a part of the Consolidated Financial Statements and Notes thereto.

Consolidated Results


Consolidated Earnings
- ---------------------------------------------------------------------------------------------
(In millions, except per-share amounts)                       1992          1993         1994
- ---------------------------------------------------------------------------------------------
Petroleum Operations
  Exploration & Producing                                  $ 1,390       $ 1,652      $1,076
  Marketing & Refining                                         184           705         888
- ---------------------------------------------------------------------------------------------
Total Petroleum                                              1,574         2,357       1,964
Chemical                                                       136            44         102
- ---------------------------------------------------------------------------------------------
Segment Earnings                                             1,710         2,401       2,066
Corporate and Other                                            (86)         (190)        (98)
Net Financing Expense                                         (316)         (127)       (209)
- ---------------------------------------------------------------------------------------------
Income Before Change in Accounting Principle(s)              1,308         2,084       1,759
Cumulative Effect of Change in Accounting Principle(s)        (446)           --        (680)
- ---------------------------------------------------------------------------------------------
Net Income                                                 $   862       $ 2,084      $ 1,079
  Per common share                                         $  2.01       $  5.07      $  2.57
- ---------------------------------------------------------------------------------------------


Our goal is to achieve a 12% return on capital employed by the end of 1998 while maintaining a strong financial position and a base of assets, hydrocarbon reserves and human resources to ensure growth in the years ahead.
     Consolidated net income in 1994 was $1,079 million, after a noncash charge of $680 million for a change in accounting principle (see Note 2 to the Financial Statements on page 37). Excluding the accounting change, earnings of $1,759 million were $325 million lower than 1993. This year's net income reflected special charges of $472 million, primarily for ongoing asset review programs and restructuring. In 1993, special charges were $140 million. Mobil's strong operating performance and a recovery in Chemical business sector conditions wholly offset the impact of unfavorable petroleum market fundamentals and the higher expenses of an expanded exploratory drilling program. Initiatives implemented as part of our ongoing, continuous improvement programs reduced expenses and increased revenues this year.
     In Exploration & Producing, lower average crude oil and natural gas prices and higher exploration expenses were only partly offset by higher volumes and lower operating expenses. Earnings in Marketing & Refining were higher; however, last year included a $250 million charge for a lower of cost or market inventory adjustment. Excluding this charge, earnings were lower this year, as weak worldwide refining margins were only partially offset by favorable international marketing margins, higher worldwide sales volumes and benefits from ongoing business initiatives. Chemical earnings rebounded sharply, primarily due to substantial improvement in the petrochemical markets, higher sales volumes and benefits from business initiatives.
     Consolidated net income in 1993 was $2,084 million, up from $862 million in 1992 when earnings included a charge of $446 million for a change of accounting principle. The increase in consolidated income was due, in part, to higher North American natural gas prices and reduced exploration expenses. Additionally, earnings benefited from ongoing business initiatives and cost reduction efforts, improved refinery performance, higher worldwide product sales volumes and improved marketing margins in the Pacific Rim.
     Special items (not separately identified in the table above) decreased earnings in 1994 by $472 million, compared with decreases of $140 million in 1993 and $180 million in 1992. Special items represent the earnings effects from events not attributable to current business operations. Operating earnings, which exclude these special items and the effects of changes in accounting principle(s), were $2,231 million in 1994, $2,224 million in 1993 and $1,488 million in 1992, and reflect the steady improvement in our core businesses. Special items are more fully described in the business segment discussions that follow.

<GRAPH APPEARS HERE>

The strengths of our integrated businesses lessened the impact of weak petroleum market fundamentals.

19 Mobil

MANAGEMENT DISCUSSION AND ANALYSIS

Petroleum Operations

Upstream-Exploration & Producing


Exploration & Producing Segment Financial Indicators
- ---------------------------------------------------------------------------------------------
(In millions)                                                      1992       1993       1994
- ---------------------------------------------------------------------------------------------
U.S. Earnings                                                   $   348    $   363    $   125
International Earnings                                            1,042      1,289        951
- ---------------------------------------------------------------------------------------------
Total Earnings                                                  $ 1,390    $ 1,652    $ 1,076
- ---------------------------------------------------------------------------------------------
Revenues(1)                                                     $10,599    $10,449    $10,193
Assets                                                          $14,938    $14,334    $14,116
- ---------------------------------------------------------------------------------------------
Capital Expenditures                                            $ 1,522    $ 1,560    $ 1,642
Exploration Expenses                                                507        405        516
- ---------------------------------------------------------------------------------------------
Total Capital and Exploration Expenditures                      $ 2,029    $ 1,965    $ 2,158
- ---------------------------------------------------------------------------------------------
(1) Includes intersegment revenues.



Our primary upstream goals are to sustain growth in production and earnings and continue to improve our financial performance, while maintaining our worldwide economic reserve base. We once again had very good operating results in 1994, with another year of record production levels; however, earnings were adversely impacted by lower crude oil and natural gas prices and a more extensive exploratory drilling program. Also affecting earnings were charges for write-downs, primarily for certain producing properties in North America, as a result of a reassessment of hydrocarbon reserves.
     Upstream earnings of $1,076 million were $576 million lower than in 1993. Operating earnings of $1,324 million (U.S., $306 million; International, $1,018 million: refer to tables on page 21) decreased $206 million, or 13%, due to lower worldwide crude oil and natural gas prices and higher exploration expenses. Operating expenses in 1994 were lower, reflecting benefits from continuous improvement initiatives. Exploration expenses were higher due to a more aggressive drilling program in 1994.
     Worldwide production increased from 1993, as international production continued to rise, with U.S. volumes essentially flat. In 1994, Mobil produced 854,000 barrels per day of liquids and 4,670 million cubic feet per day of natural gas. International liquids production increased in Nigeria and from new fields in Australia and the United Kingdom (U.K.). Increases from record gas production in the U.K. more than offset lower production levels in Canada resulting from asset sales and the natural decline of mature fields. Worldwide reserve replacement was 117% in 1994, excluding purchases and sales, and 116% overall. The reserve replacement rate is up from 92% in 1993, and has averaged 95% for the past five years.
     In 1993, earnings totaled $1,652 million, up $262 million from 1992. Operating earnings of $1,530 million increased $41 million, mainly reflecting higher North American gas prices and lower expenses.
     Revenues were down slightly in 1994 as lower crude oil and natural gas prices were only partially offset by higher sales volumes. In 1993, revenues were slightly lower than 1992, a result of significantly lower crude oil prices being only partly offset by strengthening North American natural gas prices. These revenues include sales to other segments of the company, which are eliminated in consolidated financial information.
     Capital and exploration expenditures of $2,158 million in 1994 were up 10% from 1993. Major development projects initiated, continued and/or completed during 1994 include Hibernia (Canada); Arun compression (Indonesia); Excalibur, Gawain and Jupiter fields (U.K.); and liquefied natural gas (LNG) projects (Qatar). Planned capital and exploration expenditures for 1995 are $2.4 billion, up 11% from 1994, with a continued emphasis on international areas.
     In 1994, Mobil drilled 58 wildcat exploration wells resulting in 15 discoveries. Development of natural gas reserves in the giant North field offshore Qatar continued, and new fields were streamed in the U.K. North Sea. The drydock fabrication phase of the gravity base structure (GBS) for the Hibernia project was completed, and the GBS was floated and towed to the deep-water construction site. The project is on schedule for production start-up in late 1997. Additional fields will come on stream in the U.K. North Sea and Nigeria in 1995 and 1996, and development programs for both crude oil and natural gas are planned for the U.S. and Canada to help offset natural field declines. Exploration activities in frontier areas, including Russia, Kazakhstan, Malaysia, Vietnam and South America, will continue, along with efforts to replace reserves in established areas through participation in new producing ventures and acquisitions.

<GRAPH APPEARS HERE>

Lower worldwide prices, higher exploration expenses and asset write-downs were only partly offset by higher volumes.

<GRAPH APPEARS HERE>

International production continued to grow, primarily in Australia, the U.K. and Nigeria, while the U.S. held steady.

Mobil 20

MANAGEMENT DISCUSSION AND ANALYSIS



U.S. Exploration & Producing Earnings
- --------------------------------------------------------------------------------------------
(In millions)                                          1992             1993           1994
- --------------------------------------------------------------------------------------------
Earnings                                               $348             $363           $125
Special Items in Earnings
  Asset sales and write-downs                           (20)             (13)          (181)
  Tax rate change                                         -              (23)             -
  Inventory/supplies adjustments                          -              (19)             -
  Restructuring provisions                              (55)             (10)             -
  Environmental provision                                 -               (4)             -
- --------------------------------------------------------------------------------------------
Operating Earnings (Excludes Special Items)            $423             $432           $306
- --------------------------------------------------------------------------------------------


U.S. Upstream operating earnings of $306 million in 1994 were $126 million lower than 1993 mainly due to significantly lower natural gas prices, down 14%. Lower crude oil prices and higher exploration expenses were largely offset by lower operating expenses. Operating earnings increased slightly in 1993 versus 1992 as higher natural gas prices and lower expenses offset the effect of lower crude oil prices.
     Our average U.S. crude oil price per barrel dropped $.63 to $12.91 in 1994, after dropping $2.19 during 1993 and $.69 during 1992. Average natural gas prices per thousand cubic feet fell to $1.90 in 1994 from $2.22 in 1993. In 1992, natural gas prices averaged $1.86 per thousand cubic feet.
     U.S. production was essentially flat in 1994 as increased natural gas production, primarily from development projects in the Gulf of Mexico, offset a slight decrease in liquids production.
     Special items in 1994 included charges for property write-downs and losses on asset sales. Earnings in 1993 included an increase in deferred taxes resulting from a higher U.S. tax rate, inventory/supplies adjustments, losses on asset sales and additional provisions for environmental remediation and restructuring. Earnings in 1992 were reduced by provisions for restructuring and a property write-down.



International Exploration & Producing Earnings

- --------------------------------------------------------------------------------------------
(In millions)                                              1992          1993          1994
- --------------------------------------------------------------------------------------------
Earnings                                                 $1,042        $1,289        $  951
- --------------------------------------------------------------------------------------------
Special Items in Earnings
  Asset sales and write-downs                               (61)           15           (58)
  Restructuring provisions                                  (25)            -            (9)
  Tax rate changes and other issues                          62           176             -
- --------------------------------------------------------------------------------------------
Operating Earnings (Excludes Special Items)              $1,066        $1,098        $1,018
- --------------------------------------------------------------------------------------------

     International Upstream operating earnings of $1,018 million in 1994 dropped 7% from 1993, reflecting lower crude oil and natural gas prices, as well as higher exploration expenses. Production volumes were higher, mainly as a result of bringing new fields on stream in Australia and the United Kingdom. Additionally, record LNG sales were achieved in Indonesia. Operating earnings in 1993 were 3% higher than 1992, when higher production volumes and lower expenses offset lower crude oil and natural gas prices.
     Our average international crude oil price per barrel fell $1.33 to $15.66 in 1994, after dropping $2.12 in 1993. In 1992, crude oil prices averaged $19.11 per barrel. International natural gas prices tend to follow the movement of crude oil prices, but with varying time lags depending on the country.
     Production increases from 1992 to 1994 continue to reflect our emphasis on international areas. In 1994, record liquids production was achieved in Nigeria, and the first full-year production from the Scott and Hudson fields contributed to a 21% increase in liquids production in the United Kingdom. In Australia, the streaming of Griffin area fields contributed to a further increase in liquids production. Increased international gas production was largely due to the first full year of Lancelot and Guinevere field gas deliveries and the streaming of the Excalibur field, all in the United Kingdom.
     Special items in 1994 included charges for property write-downs and a restructuring provision. Earnings in 1993 included net benefits from favorable tax rate changes, tax settlements and gains on asset sales. Earnings in 1992 included gains on asset sales, as well as favorable tax adjustments, offset by property write-downs and a restructuring provision.

<GRAPH APPEARS HERE>

Worldwide crude prices fell about $1 per barrel in 1994 in response to weak supply/demand fundamentals.

<GRAPH APPEARS HERE>

U.S. natural gas prices fell in 1994, reflecting warmer weather and increasing supplies from Canada and the Gulf of Mexico.

Mobil 21

MANAGEMENT DISCUSSION AND ANALYSIS

Downstream-Marketing & Refining



Marketing & Refining Segment Financial Indicators
- -----------------------------------------------------------------------------------------
(In millions)                                         1992            1993            1994
- -----------------------------------------------------------------------------------------
U.S. Earnings (Loss)                                $  (145)        $   151         $   241
International Earnings                                  329             554             647
- -----------------------------------------------------------------------------------------
Total Earnings                                      $   184         $   705         $   888
- -----------------------------------------------------------------------------------------
Revenues(1)                                         $54,404         $53,950         $56,861
- -----------------------------------------------------------------------------------------
Assets                                              $20,651         $20,914         $21,767
- -----------------------------------------------------------------------------------------
Capital Expenditures                                $ 1,975         $ 1,262         $ 1,297
- -----------------------------------------------------------------------------------------


Our primary downstream goal is to raise our return on assets to a top competitive level by improving the quality of a good asset base, streamlining operations, pursuing business opportunities with growth potential and keeping pace with growing environmental demands. Earnings in 1994 were good despite weak industry fundamentals.
     Downstream earnings of $888 million in 1994 were $183 million higher than 1993. Excluding special items (refer to tables on page
23) operating earnings of $964 million (U.S., $273 million; International, $691 million) decreased $124 million. Refining margins were lower, reflecting ample supplies of product due to additional capacity in the U.S., new grass-roots industry capacity in the Pacific Rim, and weak distillate prices in the face of warmer-than-normal weather.
     The completion of upgrading projects in our Singapore refinery, higher volumes, improved lube income and ongoing business initiatives benefited 1994 results. We also recorded restructuring provisions of $55 million primarily to cover severance benefits related to work force reductions, mainly in Europe. Cash outlays associated with these programs will mostly be made by the end of 1995. Projected annualized benefits are expected to be about $40 million after-tax. Continued implementation of cost reduction efforts in all downstream businesses is expected to favorably impact 1995 results. To strengthen our competitive position, we are looking closely at all of our assets. We will continue to restructure or divest assets, maximizing our long-term returns. Decisions, if any, to close or sell business units could result in exit costs for employee severance and asset write-downs.
     Earnings in 1993 totaled $705 million, up $521 million from 1992. Operating earnings in 1993 were $735 million higher than in 1992, as a result of improved refinery performances, expense reductions and strong margins in the Pacific Rim.
     Downstream revenues increased 5% in 1994 due to higher product sales volumes. Revenues were down slightly in 1993 versus 1992, mainly reflecting lower product prices.
     Capital expenditures were up slightly in 1994 with more directed to the growing international area. Planned capital expenditures for 1995 are $1.3 billion, unchanged from 1994, with approximately 40% in the U.S. and 60% in International.
     We continue to strengthen our position in areas with growth potential, particularly in the Pacific Rim. A new cracking unit to boost production of premium products and a new desulfurization unit at our joint venture refinery (Mobil share 50%) in Chiba, Japan, were completed in 1994. Also, our joint venture refinery (Mobil share 25%) in Kawasaki, Japan, is embarking on a project to upgrade lower-value residual fuels to higher-value products suitable for the Japanese market. In 1994, Mobil obtained approval for the construction of a lubricant blending plant in Tianjin, China, the first 100% foreign-owned oil industry facility in China, which is scheduled to be streamed in mid-1997. A contract has been signed for the construction of a new cracking unit, scheduled to come on stream in late 1996 at our Altona, Australia, refinery. In Saudi Arabia, the Petromin Lubricating Oil Refining Company, in which Mobil owns a 30% interest, announced the construction of a new two million barrel-per-year lubricant base-stock refinery in Yanbu, which is scheduled to start up in early 1997. An upgrade project was approved to enable our Torrance, California, refinery to produce gasoline meeting California Air Resource Board future requirements.

<GRAPH APPEARS HERE>

Downstream earnings were bolstered by favorable international marketing margins and lower special charges.

<GRAPH APPEARS HERE>

Refinery runs increased in the U.S. and in the Pacific Rim, offset by lower runs in Europe due to turnarounds and weak industry margins.

Mobil 22

MANAGEMENT DISCUSSION AND ANALYSIS



U.S. Marketing & Refining Earnings
- --------------------------------------------------------------------------------------------
(In millions)                                                  1992         1993        1994
- --------------------------------------------------------------------------------------------
Earnings (Loss)                                                $(145)       $ 151       $ 241
Special Items in Earnings
  Property write-downs                                             -            -         (35)
  LIFO/other inventory adjustments                               (18)          22          14
  Restructuring provisions                                       (50)         (23)        (11)
  Environmental provisions                                       (60)        (144)          -
- --------------------------------------------------------------------------------------------
Operating Earnings (Loss) (Excludes Special Items)             $ (17)       $ 296       $ 273
- --------------------------------------------------------------------------------------------


     U.S. Downstream operating earnings were $273 million in 1994, down $23 million from 1993 due to lower industry margins and a reduced advantage for refining heavier, higher-sulfur crudes. Results benefited from continued emphasis on process re-engineering studies leading to more competitive costs, and other business initiatives, as well as increased petroleum product sales and production and higher lube income.
     Mobil's gasoline sales-to-trade volumes increased by 2% in 1994 versus 1993. Market share in key market areas increased slightly to about 18% in 1994.
     The 1993 operating income of $296 million was significantly higher than 1992 due to net margins improving, largely the result of refinery expansion and upgrading projects, and lower operating expenses resulting from restructuring and business initiatives. In addition, refinery downtime was much lower due to improved reliability and a lighter turnaround schedule in 1993.
     Special items reduced earnings in each year. In 1994, special items were for property write-downs, a restructuring provision and favorable LIFO/inventory adjustments. Included in 1993 earnings were a provision for environmental remediation (mainly for service stations), a charge for restructuring and the favorable impact of a LIFO liquidation. In 1992, the special charges were for environmental clean-up costs, restructuring provisions and unfavorable inventory adjustments.



International Marketing & Refining Earnings
- --------------------------------------------------------------------------------------------
(In millions)                                                  1992        1993        1994
- --------------------------------------------------------------------------------------------
Earnings                                                       $329        $554        $647
Special Items in Earnings
  Restructuring provisions                                      (37)        (43)        (44)
  LIFO/other inventory adjustments                              (23)       (250)          -
  Asset sales                                                    19          35           -
  Tax rate changes                                                -          20           -
- --------------------------------------------------------------------------------------------
Operating Earnings (Excludes Special Items)                    $370        $792         $691
- --------------------------------------------------------------------------------------------


     International Downstream operating earnings in 1994 were $691 million, $101 million lower than in 1993, reflecting very weak worldwide refining margins. These were partially offset by higher marketing margins and benefits derived from ongoing business initiatives, which contributed to higher trade sales volumes, particularly in the Pacific Rim, and expense savings, particularly in Europe. This year's results also reflected the benefit of the streaming of the Jurong, Singapore, refinery upgrade, which increased gasoline production.
     Operating earnings of $792 million in 1993 were $422 million higher than 1992. Results in the Pacific Rim improved significantly due to higher product sales volumes, better refining margins, and improved marketing margins particularly in Japan. European results, although weak, showed considerable improvement due to lower operating expenses and improved refinery performance.
     Special items in 1994 included restructuring provisions primarily for work force reductions in Europe. In 1993, earnings included a $250 million noncash charge for the excess of local currency LIFO inventory values over market values, restructuring provisions, gains on asset sales and favorable tax rate changes.
Earnings in 1992 included LIFO inventory liquidation charges and restructuring provisions, partially offset by gains on asset sales.

<GRAPH APPEARS HERE>

Sales performance was excellent. Volumes increased for the fourth consecutive year.

<GRAPH APPEARS HERE>

Downstream petroleum product sales revenues were up, driven by this year's higher sales volumes.

Mobil 23

MANAGEMENT DISCUSSION AND ANALYSIS

Chemical



Chemical Segment Financial Indicators
- -----------------------------------------------------------------------------------------
(In millions)                                           1992          1993         1994
- -----------------------------------------------------------------------------------------
Petrochemicals Earnings                               $  120        $   19        $  129
Plastics and Other Earnings                               33            25            88
Restructuring Provisions                                 (17)            -          (115)
- -----------------------------------------------------------------------------------------
Total Earnings                                        $  136        $   44        $  102
- -----------------------------------------------------------------------------------------
Revenues(1)                                           $3,994        $3,720        $4,463
- -----------------------------------------------------------------------------------------
Assets                                                $3,397        $3,451        $3,672
- -----------------------------------------------------------------------------------------
Capital Expenditures                                  $  371        $  312       $  212
- -----------------------------------------------------------------------------------------
(1) Includes intersegment revenues.

- -----------------------------------------------------------------------------------------
Chemical Earnings
- -----------------------------------------------------------------------------------------
(In millions)                                           1992          1993         1994
- -----------------------------------------------------------------------------------------
Earnings                                              $  136        $   44       $  102
Special Items in Earnings
  Restructuring provisions                               (17)            -         (115)
  Environmental provision                                  -             -           (7)
  Asset sales                                             80             -            -
- -----------------------------------------------------------------------------------------
Operating Earnings (Excludes Special Items)           $   73        $   44       $  224
- -----------------------------------------------------------------------------------------


Our primary Chemical goals are to improve financial performance through greater productivity and cost reductions, to capitalize on operating synergies with other Mobil units, and to exploit growth opportunities where we have a competitive edge. Earnings increased in 1994 due to improved industry fundamentals, higher sales volumes and the early benefits from business initiatives, partly offset by a restructuring provision.
     Chemical operating earnings of $224 million in 1994 were $180 million higher than 1993, reflecting better performance in all our businesses. Income this year benefited from improved industry fundamentals, notably in polyethylene resin. Margins for our integrated polyethylene resin operations improved on strong worldwide demand growth and tight ethylene industry capacity that, in part, was caused by worldwide industry operating problems. Additionally, operating income in our plastics fabricating businesses improved significantly on the strength of higher volumes and benefits from business initiatives.
     Operating earnings in 1993 totaled $44 million, down $29 million from 1992. The decline was primarily due to depressed margins reflecting weak industry fundamentals.
     Petrochemicals sales revenues increased 30% in 1994 due to higher prices for our olefins and aromatic products. Sales volumes were higher, reflecting the streaming of the Singapore petrochemical complex earlier this year, as well as capacity additions in our European OPP films and U.S. chemical specialties business. In 1993, sales revenues fell due to lower prices for commodity petrochemicals and the divestiture of our polystyrene business. Higher sales volumes in 1993 partially offset this decline.
     Construction of our Jurong, Singapore, aromatics complex was completed early in 1994. A debottlenecking of this facility is currently under way as part of the recently announced worldwide paraxylene expansion program. Other phases of the program include an upgrading of the existing Chalmette, Louisiana, facility and a grass-roots plant in Beaumont, Texas. Our new OPP films facility in Kerkrade, the Netherlands, is being expanded to double in size during 1995. In our fabricating businesses, we continued upgrading equipment to increase efficiency and improve quality.
     In 1994, Chemical recorded a restructuring charge of $115 million after-tax. The restructuring charge was for employee severance benefits, the costs of plant closings and costs to exit certain low-profit product lines. Cash outlays associated with the program will, for the most part, be made in 1995. Projected annualized benefits from the work force reductions in this phase of our restructuring program are expected to be $65-75 million after-tax, and there will be additional savings from other initia tives and plant closures.
     Capital expenditures were $212 million in 1994. Planned capital expenditures are about $300 million for 1995, primarily related to capacity expansions in the United States.

<GRAPH APPEARS HERE>

Chemical earnings benefited from improved industry fundamentals, higher volumes and business initiatives, partly offset by restructuring costs.

<GRAPH APPEARS HERE>

Higher revenues resulted from higher prices and volumes.

Mobil 24

MANAGEMENT DISCUSSION AND ANALYSIS

Corporate and Other

                                          Lower effective
                                          interest rates and
                                          lower debt levels
                                          benefited earnings
                                          in 1994.



Corporate and Other Expense

- -----------------------------------------------------------------------------------------
(In millions)                                            1992          1993          1994
- -----------------------------------------------------------------------------------------
Corporate and Other Expense                             $ (86)        $(190)        $ (98)
Special Items included:
  Property write-downs                                      -             -           (46)
  Restructuring provisions                                (19)          (32)           20
  Shutdown of solar energy program                          -           (15)            -
  Claim settlement                                          -            (4)            -
  Tax adjustments                                          45             -             -
  Hurricane Andrew property damages                       (13)            -             -
- -----------------------------------------------------------------------------------------
Operating Expense (Excludes Special Items)              $ (99)        $(139)        $ (72)
- -----------------------------------------------------------------------------------------


Corporate and Other expense decreased $92 million in 1994 to $98 million. This category includes results from Real Estate and Mining and Minerals operations, administrative expenses and other corporate items. Excluding special items (refer to table above), expenses of $72 million were $67 million lower than last year. Phosphate and real estate operations improved, and expenses were lower as a result of the absence of costs incurred last year on the solar energy program prior to discontinuation of that business.
     Special items in 1994 included charges for real estate property write-downs, partly offset by a credit for prior-year restructuring charges allocated to the Chemical business segment when this program was implemented. In 1993, earnings included charges for corporate-wide restructuring, the shutdown of the solar energy program and a claim settlement. Special items in 1992 included nonrecurring favorable tax adjustments, partly offset by charges for corporate restructuring and a charge for damages from Hurricane Andrew.
     Mobil Land Development Corporation engages in real estate operations and investments. Its goal is to create long-term value by acquiring and developing properties with strong appreciation potential. Mobil Land trade revenues were $230 million in 1994, $156 million in 1993 and $104 million in 1992. Land holdings at year-end totaled 34,000 acres.
     Mobil Mining and Minerals produces and sells phosphate rock and fertilizers, markets Mobil's recovered sulfur in the U.S. and administers other mineral resource assets. Phosphate minerals net sales to trade were $160 million in 1994, unchanged from 1993 and up
7% from $149 million in 1992. Phosphate rock production totaled more than two million tons in 1994.



Net Financing Expense
- -----------------------------------------------------------------------------------------
(In millions)                                            1992          1993          1994
- -----------------------------------------------------------------------------------------
Net Financing Expense                                   $(316)        $(127)        $(209)
Special Items in Expense
  Tax adjustments                                          12           159             -
  Foreign exchange adjustment                               -            13             -
- -----------------------------------------------------------------------------------------
Operating Expense (Excludes Special Items)              $(328)        $(299)        $(209)
- -----------------------------------------------------------------------------------------


Net Financing Expense is primarily the interest Mobil pays on third-party borrowings, net of earned interest income. Special items affecting Net Financing Expense in 1992 and 1993 were largely a result of favorable tax adjustments. Excluding special items, Net Financing Expense of $209 million in 1994 improved $90 million, primarily reflecting lower interest rates and debt levels, with average net debt down $600 million.

Mobil 25

MANAGEMENT DISCUSSION AND ANALYSIS

Over the past
three years Mobil
has spent $3.5 billion
to safeguard the
environment.

Environmental Matters


Environmental Expenditures                      U.S.                   International
- -----------------------------------------------------------------------------------------
(In millions)                          1992    1993     1994      1992     1993     1994
- -----------------------------------------------------------------------------------------
Capital                                $372    $326     $279      $200     $182     $174
Protection and Compliance
  Ongoing operations                    366     359      303       152      148      191
  Remediation                           138     108       91        21       24       22
- -----------------------------------------------------------------------------------------
Total Environmental Expenditures       $876    $793     $673      $373     $354     $387
- -----------------------------------------------------------------------------------------


     Mobil's commitment and practice is to conduct its operations with full concern for safeguarding the environment, employees, customers and the public-wherever we operate. We accomplish this through long-standing corporate policies, innovative technologies, extensive training and constant attention to environmental matters in our day-to-day operations. Environmental expenditures are a significant cost of doing business, and the U.S. and other countries continue to impose more stringent environmental requirements. Although we cannot predict accurately how environmental expenditures will affect future operations and earnings, we expect to continue to incur substantial costs. Mobil believes its costs will not vary significantly from those of its competitors.
     Capital expenditures are additions or modifications to plants and facilities to limit, monitor and control emissions and waste generation. The majority of U.S. environmental capital expenditures have been made to comply with federal and state clean air and water regulations as well as waste-management requirements. International capital expenditures were made in response to some tightening of emission and product quality standards in certain areas.
     Capital expenditures were also incurred in 1994 to meet federal and state requirements related to reformulated gasoline/clean fuels. The industry decreased the sulfur content of diesel fuel to reduce sulfur dioxide emissions, and starting in 1995, reformulated gasoline is required to be sold in a number of metropolitan areas. Additional emission reductions are mandated by the year 2000.
Worldwide capital expenditures for environmental matters in 1995 are expected to be 9% lower than in 1994.
     Protection and Compliance expenditures are Mobil's recurring costs associated with managing hazardous substances, emissions and waste generation in ongoing operations and the costs to remediate identified contamination.
     Like many other companies, Mobil periodically receives notices from the U.S. Environmental Protection Agency (EPA), or equivalent state agencies, that it has been designated as a potentially responsible party (PRP) for remediation of hazardous-waste sites. The majority of these sites are still under investigation by the EPA or the state agencies concerned. All PRPs are jointly and severally liable under the federal Superfund law; however, since the early 1980s, Mobil has been successful in sharing cleanup costs with other financially sound companies. At December 31, 1994, Mobil had been successful in resolving its involvement in 90 of the 230 sites where it had been named a PRP. The number of PRP sites does not represent a relevant measure of liability as each company's involvement in a site can vary substantially.
     Mobil believes it has provided adequate reserves for known environmental obligations. However, Mobil may be subject to future environmental remediation liabilities relating to assets previously sold, closed facilities, requirements not yet identified or the sale or disposition of operating facilities. While the amounts could be material to Mobil's earnings in the periods in which such liabilities arise, the extent of such future remediation requirements and costs is not subject to reasonable estimation.
Based on our long experience in managing environmental matters in our businesses, we do not anticipate that the aggregate level of future remediation costs will increase above recent levels so as to materially and adversely affect our consolidated financial position or liquidity. See also Note 16 to Financial Statements on page 47 for further discussion of environmental liabilities.

Mobil 26

MANAGEMENT DISCUSSION AND ANALYSIS

Quarterly Financial Data (unaudited)



                                              1993                                              1994
(In millions,               First    Second    Third   Fourth    Full     First(1) Second   Third    Fourth     Full
except per-share amounts)  Quarter  Quarter  Quarter  Quarter   Year     Quarter  Quarter  Quarter   Quarter    Year
- -----------------------------------------------------------------------------------------------------------------------
Revenues
  Sales and services      $14,881  $16,043  $15,680 $16,870   $63,474    $14,948 $16,047   $16,739  $19,023  $66,757
    Income from equity
    investments, asset
    sales, interest
    and other                174       194      204     (71)(2)   501        170     168       147      141      626
- -----------------------------------------------------------------------------------------------------------------------
Total Revenues            15,055    16,237   15,884  16,799    63,975     15,118  16,215    16,886   19,164   67,383
- -----------------------------------------------------------------------------------------------------------------------
Costs and Expenses
  Crude oil, products
    and operating
    supplies and
    expenses               8,505     9,193    8,727   9,197    35,622      8,095   8,839     9,137   10,594    36,665
  Exploration expenses        55       110       85     155       405         82     108       152      174       516
  Selling and
    general expenses       1,184     1,433    1,368   1,498     5,483      1,249   1,344     1,355    1,505     5,453
  Depreciation, depletion
    and amortization         634       620      641     734     2,629        668   1,034       673      723     3,098
  Interest and debt
    discount expense         134       (10)     130      70       324        120     135       101      105       461
  Taxes other than
    income taxes           3,448     3,840    3,807   4,402    15,497      3,827   4,155     4,404    5,126    17,512
  Income taxes               605       472      460     394     1,931        542     402       561      414     1,919
- -----------------------------------------------------------------------------------------------------------------------
Total Costs and Expenses  14,565    15,658   15,218  16,450    61,891     14,583   16,017   16,383   18,641    65,624
- -----------------------------------------------------------------------------------------------------------------------
Income Before Change in
  Accounting Principle       490       579      666     349     2,084        535      198      503      523     1,759
Cumulative Effect of Change in
  Accounting Principle         -         -        -       -         -       (680)       -        -        -      (680)
- -----------------------------------------------------------------------------------------------------------------------
Net Income (Loss)        $   490   $   579  $   666 $   349   $ 2,084    $  (145) $   198  $   503  $   523   $ 1,079
- -----------------------------------------------------------------------------------------------------------------------
Per Common Share
Income Before Change in
  Accounting Principle    $  1.19  $  1.41  $  1.63  $  0.84  $  5.07    $  1.31  $  0.46  $  1.23  $  1.28   $  4.28
Net Income                $  1.19  $  1.41  $  1.63  $  0.84  $  5.07    $ (0.40) $  0.46  $  1.23  $  1.28   $  2.57
Dividends                 $  0.80  $  0.80  $  0.80  $  0.85  $  3.25    $  0.85  $  0.85  $  0.85  $  0.85   $  3.40
- -----------------------------------------------------------------------------------------------------------------------
Special Items Included
  in Net Income
Asset write-downs               -        -        -        -        -          -  $  (220) $   (16) $   (63)  $  (299)
Restructuring provisions        -    $ (41)  $  (13) $   (54) $  (108)         -      (95)      (9)     (55)     (159)
Asset sale gains/(losses)       -        -        -       37       37          -        -        -      (21)      (21)
Inventory adjustments           -        -        -     (247)    (247)         -        -        -       14        14
Environmental provisions        -     (112)       -      (36)    (148)         -        -        -       (7)       (7)
Tax-related issues              -      213       80       39      332          -        -        -        -         -
Mobil Solar shutdown            -        -        -      (15)     (15)         -        -        -        -         -
Other                           -        -      (14)      23        9          -        -        -        -         -
- -----------------------------------------------------------------------------------------------------------------------
Total Special Items             -       60       53     (253)    (140)         -     (315)     (25)    (132)     (472)
Cumulative Effect of Change in
  Accounting Principle          -        -        -        -        -       (680)       -        -        -      (680)
- -----------------------------------------------------------------------------------------------------------------------
Operating Earnings(3)       $ 490    $ 519    $ 613    $ 602  $ 2,224      $ 535    $ 513    $ 528    $ 655   $ 2,231
- -----------------------------------------------------------------------------------------------------------------------
Sales Price per Common Share(4)
  High                      $  70    $75 7/8  $82 5/8  $84 3/4 $84 3/4    $82 3/4    $85 1/4  $86 1/8  $87 1/8 $87 1/8
  Low                       $59 1/2  $67 1/2  $69 3/8  $73 1/2 $59 1/2    $74 1/8    $72      $76 5/8  $77 1/2 $72
- -----------------------------------------------------------------------------------------------------------------------
(1) Restated to reflect adoption effective January 1, 1994 of a change in the accounting method used to apply the lower of cost or market test for crude oil and product inventories.
(2) After a $250 million charge for the excess of local currency LIFO inventory values over market value at December 31, 1993.
(3) Excludes special items and the cumulative effect of change in accounting principle.
(4) The principal market for trading of Mobil's common stock is the New York Stock Exchange. The stock symbol is "MOB." The reported prices represent a composite of transactions on the New York Stock
Exchange, the Chicago, Pacific, Philadelphia, Boston and Cincinnati regional exchanges, and the over-the-counter market.

- -----------------------------------------------------------------------------------------------------------------------


Mobil 27

MANAGEMENT DISCUSSION AND ANALYSIS

Revenues from Sales and Services increased nearly $3.3 billion from 1993 due to higher sales volumes, higher chemical sales prices and increased excise and state gasoline taxes, partly offset by lower crude oil, natural gas and petroleum product sales prices. Additionally, the general strengthening during 1994, relative to the U.S. dollar, of the currencies in the international areas where Mobil conducts business has resulted in higher revenues following translation of sales denominated in foreign currencies into U.S. dollars. The decrease in 1993 from 1992 resulted from lower crude oil and petroleum product sales prices, largely offset by the impact of higher sales volumes and increased excise and state gasoline taxes.
     Excluding a $250 million charge for the excess of local currency LIFO inventory values over market value in 1993, income from Equity Investments, Asset Sales, Interest and Other was lower due to decreased gains from asset sales. In 1993, income was down from the prior year largely due to the previously mentioned $250 million lower of cost or market inventory charge and decreased gains on asset sales.
     Total Costs and Expenses increased about $3.7 billion from 1993 primarily due to increases in volume related expenses, currency translation effects and increased charges to Depreciation, Depletion and Amortization for asset write-downs.
     Crude Oil, Products and Operating Supplies and Expenses increased 3% in 1994 compared with 1993, as the effects of higher volumes were only partly offset by lower crude oil and natural gas prices and lower operating expenses. The decrease from 1992 to 1993 reflected lower prices and fewer refinery turnarounds, partially offset by higher petroleum product volumes. Included in this expense category are research costs of $326 million in 1992, $301 million in 1993 and $275 million in 1994.
     Exploration Expenses were higher in 1994 reflecting the current year's expanded program. Expenses in 1993 were lower than in 1992 mainly due to the timing of the drilling program.
     Selling and General Expenses were essentially unchanged in 1994, as cost reduction initiatives offset inflation and currency translation effects. Expenses in 1993 were up slightly over 1992, as the impact of environmental provisions, restructuring charges and inflation were largely offset by cost containment.
     Interest and Debt Discount Expense increased in 1994, as 1993 benefited from the resolution of prior period tax issues that were only partly offset by this year's lower interest rates and debt levels. The decrease in 1993 from 1992 resulted from the favorable resolution of prior-year tax issues.
     Taxes Other than Income Taxes increased $2 billion, or 13%, in 1994 due to higher production and sales volumes and higher U.S. excise tax rates. The decrease from 1992 to 1993 primarily reflected the effects upon foreign taxes of lower crude oil and product prices.
     Income Taxes were essentially equal to 1993, as the effects of lower pretax income this year were offset by prior year benefits from the effects of foreign tax rate reductions and settlements. Income taxes increased 23% in 1993 due to higher pre-tax earnings, partly offset by the previously mentioned benefits from the effects of foreign tax rate changes and settlements.

Commentary on Consolidated Statement of Changes in Shareholders'
Equity

Total Shareholders' Equity decreased $91 million in 1994. Excluding the $680 million charge for the lower of cost or market accounting change (see Note 2 on page 37), Earnings Retained in the Business increased $348 million as income exceeded common and preferred stock dividends. The cost of Common Stock Held in Treasury increased by $263 million in 1994, as 3,198,000 shares were purchased on the open market to offset the dilutive effects of incentive stock options. The Cumulative Foreign Exchange Transla tion Adjustment Account (CTA) increased Shareholders' Equity $403 million in 1994 reflecting the strengthening of foreign currencies. Excluding the effects of the changes in accounting principle(s) in 1992 and 1994, return on average shareholders' equity in 1994 was 10.4%, compared with 12.3% in 1993 and 7.8% in 1992.
     Common stock dividends paid were $3.20 per share, $3.25 per share and $3.40 per share in 1992, 1993 and 1994, respectively. Preferred stock dividends issued in the Employee Stock Ownership Plan (ESOP) were $60 million, $59 million and $58 million in 1992, 1993 and 1994, respectively.


<GRAPH APPEARS HERE>

Revenues and expenses rose reflecting higher volumes. Expenses were also higher due to charges for restructuring and asset review programs.

<GRAPH APPEARS HERE>

Return on Average Shareholders' Equity declined with lower earnings, reflecting the impact of restructuring and asset review programs.

Mobil 28

CONSOLIDATED FINANCIAL STATEMENTS


Consolidated Statement of Income

Year ended December 31
(In millions, except per-share amounts)                   1992        1993        1994
- -----------------------------------------------------------------------------------------
Revenues
  Sales and services(1)                                $63,564     $63,474     $66,757
  Income from equity investments, asset sales,
    interest and other                                     892         501         626
- -----------------------------------------------------------------------------------------
Total Revenues                                          64,456      63,975      67,383
- -----------------------------------------------------------------------------------------
Costs and Expenses
  Crude oil, products and operating supplies
        and expenses                                    36,639      35,622      36,665
  Exploration expenses                                     507         405         516
  Selling and general expenses                           5,324       5,483       5,453
  Depreciation, depletion and amortization               2,780       2,629       3,098
  Interest and debt discount expense                       612         324         461
  Taxes other than income taxes(1)                      15,719      15,497      17,512
  Income taxes                                           1,567       1,931       1,919
- -----------------------------------------------------------------------------------------
Total Costs and Expenses                                63,148      61,891      65,624
- -----------------------------------------------------------------------------------------
Income Before Change in Accounting Principle(s)          1,308       2,084       1,759
Cumulative Effect of Change in Accounting Principle(s)    (446)          -        (680)
- -----------------------------------------------------------------------------------------
Net Income                                             $   862     $ 2,084     $ 1,079
- -----------------------------------------------------------------------------------------
Income (Loss) per Common Share
  Income before change in accounting principle(s)      $  3.13     $  5.07     $  4.28
  Cumulative effect of change in accounting principle(s) (1.12)          -       (1.71)
- -----------------------------------------------------------------------------------------
  Net income                                           $  2.01     $  5.07     $  2.57
- -----------------------------------------------------------------------------------------
(1) Includes excise and state gasoline taxes: 1992-$6,687; 1993-$6,898; 1994- $7,762.

Consolidated Statement of Changes in Shareholders' Equity

Year ended December 31 (In millions)                      1992        1993        1994
- -----------------------------------------------------------------------------------------
Preferred Stock (ESOP-related)
  -Beginning of year                                   $   794     $   779     $   763
  -End of year, after redemptions                      $   779     $   763     $   745
- -----------------------------------------------------------------------------------------
Unearned Employee Compensation (ESOP-related)
  -Beginning of year                                   $  (682)    $  (613)    $  (543)
  -End of year, after amortization                     $  (613)    $  (543)    $  (472)
- -----------------------------------------------------------------------------------------
Common Stock
  -Beginning of year                                      $878        $880        $883
  -End of year, after issuance of shares                  $880        $883        $885
- -----------------------------------------------------------------------------------------
Capital Surplus
  -Beginning of year                                   $ 1,195     $ 1,220     $ 1,279
  -End of year, after issuance of common shares        $ 1,220     $ 1,279     $ 1,325
- -----------------------------------------------------------------------------------------
Earnings Retained in the Business
  -Beginning of year                                   $16,938     $16,464     $17,191
  -Net income                                              862       2,084       1,079
  -Common stock dividends                               (1,276)     (1,298)     (1,353)
  -Preferred stock dividends (ESOP-related)                (60)        (59)        (58)
- -----------------------------------------------------------------------------------------
  -End of year                                         $16,464     $17,191     $16,859
- -----------------------------------------------------------------------------------------
Cumulative Foreign Exchange Translation Adjustment
  -Beginning of year                                   $    51     $  (534)    $  (526)
  -End of year, after adjustments                      $  (534)    $  (526)    $  (123)
- -----------------------------------------------------------------------------------------
Common Stock Held in Treasury, at Cost
  -Beginning of year                                   $(1,640)    $(1,656)    $(1,810)
  -End of year, after purchases                        $(1,656)    $(1,810)    $(2,073)
- -----------------------------------------------------------------------------------------
Total Shareholders' Equity                             $16,540     $17,237     $17,146
- -----------------------------------------------------------------------------------------
See Notes to Financial Statements on pages 36-48.


Mobil 29

MANAGEMENT DISCUSSION AND ANALYSIS

Commentary on Consolidated Balance Sheet

Total Current Assets were essentially unchanged in 1994, as currency translation effects and an increase in Accounts and Notes Receivable were offset by a reduction in both the non-U.S. inventory book value resulting from the lower of cost or market (LCM) accounting change (see Note 2 on page 37) and Cash and Cash Equivalents.
     Cash and Cash Equivalents decreased $296 million from the previous year. The movements that contributed to this decrease are more fully presented in the Consolidated Statement of Cash Flows on page 33.
     Accounts and Notes Receivable increased $978 million due to the impact of higher year-end worldwide crude oil and refined product prices and volumes and chemical sales prices and volumes, together with currency translation effects.
     Inventories declined by $854 million primarily due to the LCM accounting change mentioned above.
     Net Properties, Plants and Equipment rose slightly in 1994, as capital expenditures for exploration and producing programs and refinery upgrades, along with currency translation effects, were largely offset by property write-downs and asset sales.
     Total Current Liabilities increased $1,067 million during 1994. Items contributing to this increase include currency translation effects and higher Accounts Payable balances associated mainly with higher year-end crude oil and product prices.
     Short-Term Debt at year-end 1994 was essentially unchanged from last year. An increase in commercial paper borrowings was offset by a lower amount of long-term debt maturing within one year and lower bank borrowings.
     At year-end 1994, the Total Debt of Mobil and its consolidated subsidiaries was $7,727 million, a decrease of $300 million from the prior year. During 1994, Mobil raised over $300 million in the global capital markets. We refinanced regularly scheduled maturities of long-term debt and prepaid debt to take advantage of favorable interest rate opportunities. Mobil's year-end debt-to-capitalization ratio was 31%, down from 32% in 1993, reflecting lower debt levels. Mobil continues to have ready access to global financial markets, providing flexibility to take advantage of low borrowing costs.
     At year-end 1994, Mobil had effective shelf registrations on file with the Securities and Exchange Commission (SEC) that would permit the offer and sale of an aggregate of $1,840 million of debt securities pursuant to Rule 415 of the Securities Act of 1933. In 1994, a Euro-Medium-Term Note program was established to facilitate the offering and sale outside the U.S. of an additional $1,000 million of debt securities in 1995 or later years, and a facility allowing the issuance in Japan of bonds having a principal amount of 30 billion Japanese yen was also put into place. The ESOP Trust had an effective shelf registration on file with the SEC at year-end 1994 that would permit the offer and sale of $260 million of debt securities, guaranteed by Mobil, pursuant to Rule 415. Subsequent to year-end, the ESOP Trust agreed to issue, on February 28, 1995, $30 million principal amount of fixed rate notes. The proceeds will be used to fund a portion of the scheduled principal and interest payments on its existing indebtedness.
     Total Shareholders' Equity decreased $91 million (see Commentary on Consolidated Statement of Changes in Shareholders' Equity on page 28).
     Mobil's capital and exploration expenditures totaled $3,825 million in 1994, an increase of $169 million from the previous year. At year-end 1994, the unspent balance of total appropriations for capital expenditures was $4.1 billion. We are not contractually committed to spend all of this amount but generally expect to do so over the next several years.
     Excluding the cumulative effect of the accounting changes, Return on Average Capital Employed was 8.4% in 1994 versus 9.7% in 1993 and 6.8% in 1992.


<GRAPH APPEARS HERE>

With access to global financial markets, Mobil can borrow either in the U.S. or in other countries to minimize overall financing costs.

<GRAPH APPEARS HERE>

Return on Average Capital Employed declined with earnings in 1994, reflecting the impact of restructuring and asset review programs.

Mobil 30

CONSOLIDATED FINANCIAL STATEMENTS



Consolidated Balance Sheet

- ------------------------------------------------------------------------------------------

At December 31 (In millions)                                      1993               1994
- ------------------------------------------------------------------------------------------
Assets
Current Assets
  Cash and cash equivalents                                    $ 827               $ 531
  Accounts and notes receivable                                5,557               6,535
  Inventories                                                  4,156               3,302
  Prepaid expenses and other current assets                      529                 618
  Deferred income taxes(1)                                       148                 195
- ------------------------------------------------------------------------------------------
Total Current Assets(1)                                       11,217              11,181
- ------------------------------------------------------------------------------------------
Investments and Long-Term Receivables                          3,446               3,802
Net Properties, Plants and Equipment                          25,037              25,503
Deferred Charges and Other Assets                              1,033               1,056
- ------------------------------------------------------------------------------------------
Total Assets(1)                                             $ 40,733             $41,542
- ------------------------------------------------------------------------------------------

Liabilities and Shareholders' Equity
Current Liabilities
  Short-term debt                                           $  3,000              $ 3,013
  Accounts payable                                             4,028                4,968
  Accrued liabilities                                          2,396                2,659
  Income, excise, state gasoline and other taxes payable       2,311                2,531
  Deferred income taxes(1)                                       616                  247
- ------------------------------------------------------------------------------------------
Total Current Liabilities(1)                                  12,351               13,418
- ------------------------------------------------------------------------------------------
Long-Term Debt                                                 5,027                4,714
Reserves for Employee Benefits                                 1,378                1,520
Accrued Restoration, Removal and Environmental Costs           1,214                1,191
Deferred Credits and Other Noncurrent Obligations                766                  841
Deferred Income Taxes                                          2,691                2,639
Minority Interest in Subsidiary Companies                         69                   73
- ------------------------------------------------------------------------------------------
Total Liabilities(1)                                          23,496               24,396
- ------------------------------------------------------------------------------------------
Shareholders' Equity
  Preferred stock (ESOP-related)-shares issued and outstanding:
   1993-98,073; 1994-95,778                                      763                  745
  Unearned employee compensation (ESOP-related)                 (543)                (472)
  Common stock-shares issued:
    1993-441,319,241; 1994-442,336,317                           883                  885
  Capital surplus                                              1,279                1,325
  Earnings retained in the business                           17,191               16,859
  Cumulative foreign exchange translation adjustment            (526)                (123)
  Common stock held in treasury, at cost-shares:
    1993-43,151,300; 1994-46,349,300                          (1,810)              (2,073)
- ------------------------------------------------------------------------------------------
Total Shareholders' Equity                                    17,237               17,146
- ------------------------------------------------------------------------------------------
Total Liabilities and Shareholders' Equity(1)               $ 40,733             $ 41,542
- ------------------------------------------------------------------------------------------
(1) 1993 data reclassified to conform with current year presentation.
See Notes to Financial Statements on pages 36-48.



Mobil 31

MANAGEMENT DISCUSSION AND ANALYSIS

Commentary on Consolidated Statement of Cash Flows

The Statement of Cash Flows reports movements in cash balances from year to year and summarizes the cash provided and used during the year for operating, investing and financing activities. The impact of changes in foreign currency translation rates has been removed from the amounts reported in this statement. Therefore, except for Cash and Cash Equivalents, these amounts do not agree with the differences that would be derived from the changes in Balance Sheet amounts.
    During 1994, Net Cash from Operating Activities exceeded outlays associated with investing activities and dividends by $394 million. This surplus, together with the decrease in Cash and Cash Equivalents, was used to reduce debt levels and to purchase common stock for the treasury.



Cash Requirements-Operating Activities Over Investing
- ------------------------------------------------------------------------------------------
Year ended December 31 (In millions)                      1992          1993          1994
- ------------------------------------------------------------------------------------------
Net cash from operating activities                     $ 4,117       $ 5,620       $ 5,362
Net cash used in investing activities                   (3,771)       (3,203)       (3,557)
Cash dividends                                          (1,336)       (1,357)       (1,411)
- ------------------------------------------------------------------------------------------
(Shortfall) excess of cash requirements                $  (990)      $ 1,060        $  394
- ------------------------------------------------------------------------------------------



    Net Cash from Operating Activities decreased by $258 million from 1993. Net Cash from Operating Activities is derived by adjusting reported Net Income for charges or credits that have no cash effect (primarily Depreciation, Depletion and Amortization, Deferred Income Taxes and the Cumulative Effect of Change in Accounting Principle(s)) and cash items reported elsewhere in this Statement (primarily Exploration Expenses).
    Net Cash Used in Investing Activities increased $354 million from 1993, due to a higher level of Capital and Exploration Expenditures (refer to table below), and lower Proceeds from Sales of Properties, Plants and Equipment and Other Assets.
    In 1995, capital and exploration expenditures are expected to be $4.1 billion, up 7% from 1994. International capital expenditures are expected to account for about 65% of Mobil's total expenditures, up from about 60% in 1994, reflecting the continued shift toward international areas where opportunities to find and develop resources are greater and product demand growth is higher.
    Proceeds from Sales of Properties, Plants and Equipment (PP&E) and Other Assets have provided partial funding for investing and financing activities. Proceeds from the Sales of PP&E and Other Assets in both 1993 and 1994 were primarily generated from the sale of nonstrategic producing fields in the U.S. and Canada.
    Net Cash Used in Financing Activities in 1994 was $262 million higher than in 1993, primarily reflecting the use of excess cash generated by operations to reduce debt levels.



Capital and Exploration Expenditures
- ------------------------------------------------------------------------------------------
Year ended December 31 (In millions)                      1992          1993          1994
- ------------------------------------------------------------------------------------------
Petroleum Operations
  Exploration & Producing - U.S.                       $   341       $   427        $  486
                          - International                1,181         1,133         1,156
  Marketing & Refining    - U.S.                         1,007           575           572
                          - International                  968           687           725
Chemical                  - U.S.                           153           151           159
                          - International                  218           161            53
Corporate and Other                                         95           117           158
- ------------------------------------------------------------------------------------------
Total Capital Expenditures                             $ 3,963       $ 3,251       $ 3,309
- ------------------------------------------------------------------------------------------
Exploration Expenses      - U.S.                           112            65           115
                          - International                  395           340           401
- ------------------------------------------------------------------------------------------
Total Exploration Expenses                                 507           405           516
- ------------------------------------------------------------------------------------------
Total Capital and Exploration Expenditures             $ 4,470       $ 3,656       $ 3,825
- ------------------------------------------------------------------------------------------



<GRAPH APPEARS HERE>

We continued to review all our assets and to sell those that are marginal or worth more to someone else.

<GRAPH APPEARS HERE>

Capital spending was slightly higher in 1994 as we continued to focus on growth opportunities in all our businesses.

Mobil 32

CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Statement of Cash Flows



Year ended December 31 (In millions)                      1992          1993          1994
- ------------------------------------------------------------------------------------------
Cash Flows from Operating Activities
  Net Income                                          $    862       $ 2,084       $ 1,079
  Adjustments to reconcile to
    net cash from operating activities
    Depreciation, depletion and amortization             2,780         2,629         3,098
    Deferred income taxes                                 (503)         (260)         (210)
    Earnings (greater) less than dividends from
      equity affiliates                                     36           265           (40)
    Exploration expenses (includes noncash charges:
      1992-$57; 1993-$51; 1994-$33)                        507           405           516
    Gain on sales of properties, plants and equipment
      and other assets                                    (380)         (145)          (68)
    Decrease in working capital items (detailed below)     200           409           346
    Other, net                                             169           233           (39)
    Cumulative effect of change
      in accounting principle(s)                           446             -           680
- ------------------------------------------------------------------------------------------
Net Cash from Operating Activities                       4,117         5,620         5,362
- ------------------------------------------------------------------------------------------
Cash Flows from Investing Activities
  Capital and exploration expenditures                  (4,470)       (3,656)       (3,825)
  Proceeds from sales of properties, plants
    and equipment and other assets                         952           606           349
  Payments attributable to investments and
    long-term receivables                                 (253)         (153)          (81)
- ------------------------------------------------------------------------------------------
Net Cash Used in Investing Activities                   (3,771)       (3,203)       (3,557)
- ------------------------------------------------------------------------------------------
Cash Flows from Financing Activities
  Cash dividends                                        (1,336)       (1,357)       (1,411)
  Proceeds from borrowings having original terms
    greater than three months                            2,622         1,926         1,018
  Repayments of borrowings having original terms
    greater than three months                           (2,633)       (1,787)       (2,076)
  Increase (decrease) in other borrowings                  453          (570)          542
  Proceeds from issuance of common stock                    27            62            48
  Purchase of common stock for treasury                    (16)         (154)         (263)
- ------------------------------------------------------------------------------------------
Net Cash Used in Financing Activities                     (883)       (1,880)       (2,142)
- ------------------------------------------------------------------------------------------
Effect of Exchange Rate Changes on
  Cash and Cash Equivalents(1)                             (30)          (13)           41
- ------------------------------------------------------------------------------------------
Net (Decrease) Increase in Cash and Cash Equivalents   $  (567)      $   524       $  (296)
Cash and Cash Equivalents-Beginning of Year                870           303           827
- ------------------------------------------------------------------------------------------
Cash and Cash Equivalents-End of Year                  $   303       $   827       $   531
- ------------------------------------------------------------------------------------------
(1) Cash equivalents are liquid investments convertible to cash and have original maturities of three months or less.

Changes in Working Capital Items
- ------------------------------------------------------------------------------------------
  Accounts and notes receivable                        $   129       $   152       $  (810)
  Inventories                                               66           121            29
  Prepaid expenses and other current assets                 20           (11)          (14)
  Accounts payable                                         (57)          (49)          813
  Accrued liabilities                                       82           (29)          195
  Income, excise, state gasoline and other taxes payable   (40)          225           133
- ------------------------------------------------------------------------------------------
Decrease in Working Capital Items                      $   200       $   409        $  346
- ------------------------------------------------------------------------------------------

Memo Items
- ------------------------------------------------------------------------------------------
  Cash income taxes paid                               $ 1,960       $ 2,136       $ 1,948
  Cash interest paid                                   $   622       $   545       $   522
- ------------------------------------------------------------------------------------------
See Notes to Financial Statements on pages 36-48.



Mobil 33

CONSOLIDATED FINANCIAL STATEMENTS

Segment and Geographic Information



Year ended December 31 (In millions)                      1992          1993          1994
- ------------------------------------------------------------------------------------------
Revenues by Segment
  Petroleum Operations
    Exploration & Producing - Third Party              $ 6,303       $ 6,437       $ 6,374
                            - Intersegment               4,296         4,012         3,819
     Marketing & Refining   - Third Party               53,921        53,511        56,230
                            - Intersegment                 483           439           631
   Chemical                 - Third Party                3,821         3,533         4,195
                            - Intersegment                 173           187           268
  Corporate and Other                                      411           494           584
  Intersegment Elimination                              (4,952)       (4,638)       (4,718)
- ------------------------------------------------------------------------------------------
Total Revenues                                         $64,456       $63,975       $67,383
- ------------------------------------------------------------------------------------------
Revenues by Geographic Area
  United States   - Third Party                        $20,732       $21,011       $22,388
                  - Intergeographic                       255            599           405
  Europe          - Third Party                         22,362        20,562        21,094
                  - Intergeographic                      1,075           455           663
  Pacific Rim     - Third Party                         13,604        14,131        15,411
                  - Intergeographic                        720           479           537
  Other Areas(1)  - Third Party                          7,347         7,777         7,906
                  - Intergeographic                      5,279         5,201         5,378
  Corporate and Other                                      411           494           584
  Intergeographic Elimination                           (7,329)       (6,734)       (6,983)
- ------------------------------------------------------------------------------------------
Total Revenues                                         $64,456       $63,975       $67,383
- ------------------------------------------------------------------------------------------

At December 31 (In millions)
- ------------------------------------------------------------------------------------------
Identifiable Assets by Segment
   Petroleum Operations
     Exploration & Producing                           $14,938       $14,334       $14,116
     Marketing & Refining                               20,651        20,914        21,767
   Chemical                                              3,397         3,451         3,672
   Corporate and Other(2)                                1,987         2,421         2,380
   Adjustments                                            (412)         (387)         (393)
- ------------------------------------------------------------------------------------------
Total Assets(2)                                        $40,561       $40,733       $41,542
- ------------------------------------------------------------------------------------------
Identifiable Assets by Geographic Area
   United States                                       $16,550       $15,726       $15,316
   Europe                                                9,120         9,026         9,150
   Pacific Rim                                           7,572         7,877         8,674
   Other Areas(1)                                        5,944         6,244         6,604
   Corporate and Other(2)                                1,987         2,421         2,380
   Adjustments                                            (612)         (561)         (582)
- ------------------------------------------------------------------------------------------
Total Assets(2)                                        $40,561       $40,733       $41,542
- ------------------------------------------------------------------------------------------
(1) Includes principally Nigeria, Saudi Arabia and Canada.
(2) 1993 data reclassified to conform with current year presentation.


The distribution of Mobil's operations by business segment and geographic area is presented above. Petroleum Operations consist of exploration, producing, marketing and refining. Exploration & Producing explores for, develops and produces crude oil and natural gas, and extracts natural gas liquids, sulfur and carbon dioxide. Marketing & Refining is responsible for petroleum refining operations and the marketing of all refined petroleum products. Chemical manufactures and sells various petroleum-based chemical products. Corporate and Other includes the operations of Real Estate and Mining and Minerals, administrative expense and other corporate items.

Mobil 34

CONSOLIDATED FINANCIAL STATEMENTS

Segment and Geographic Information

                                           Pacific Rim earnings
                                           benefited from the
                                           Singapore refinery/
                                           aromatics complex,
                                           streamed early in 1994.



Segment and Geographic Information (continued)

Year ended December 31 (In millions)                      1992          1993          1994
- ------------------------------------------------------------------------------------------
Earnings by Segment
  Pre-tax Operating Profits
  Petroleum Operations
  Exploration & Producing                              $3,284        $3,452        $2,737
  Marketing & Refining                                    242         1,128         1,359
  Chemical                                                142            25            82
- ------------------------------------------------------------------------------------------
  Total Pre-tax Operating Profits                       3,668         4,605         4,178
  Income Taxes                                         (1,958)       (2,204)       (2,112)
- ------------------------------------------------------------------------------------------
  Segment Earnings                                      1,710         2,401         2,066
   Corporate and Other (Net of income taxes)              (86)         (190)          (98)
  Net Financing Expense (Net of income taxes)            (316)         (127)         (209)
  Cumulative Effect of Change in Accounting
   Principle(s) (Net of income taxes)                    (446)            -          (680)
- ------------------------------------------------------------------------------------------
Net Income                                             $  862        $2,084        $1,079
- ------------------------------------------------------------------------------------------
Earnings by Geographic Area (Net of income taxes)
  United States                                        $  228        $  484        $  302
  Europe                                                  246           485           380
  Pacific Rim                                             988           891(1)      1,029
  Other Areas(2)                                          248           541           355
  Geographic Earnings                                   1,710         2,401         2,066
  Corporate and Other                                     (86)         (190)          (98)
  Net Financing Expense                                  (316)         (127)         (209)
  Cumulative Effect of Change
   in Accounting Principle(s)                            (446)            -          (680)
- ------------------------------------------------------------------------------------------
Net Income                                             $  862        $2,084        $1,079
- ------------------------------------------------------------------------------------------
Capital Expenditures by Segment
  Petroleum Operations
  Exploration & Producing                              $1,522        $1,560        $1,642
  Marketing & Refining                                  1,975         1,262         1,297
  Chemical                                                371           312           212
- ------------------------------------------------------------------------------------------
  Segment Capital Expenditures                          3,868         3,134         3,151
  Corporate and Other                                      95           117           158
- ------------------------------------------------------------------------------------------
Total Capital Expenditures                             $3,963        $3,251        $3,309
- ------------------------------------------------------------------------------------------
Depreciation, Depletion and Amortization by Segment
  Petroleum Operations
  Exploration & Producing                              $1,834        $1,626        $1,907
  Marketing & Refining                                    745           791           923
  Chemical                                                163           162           226
- ------------------------------------------------------------------------------------------
  Segment Depreciation, Depletion and Amortization      2,742         2,579         3,056
  Corporate and Other                                      38            50            42
- ------------------------------------------------------------------------------------------
Total Depreciation, Depletion and Amortization         $2,780        $2,629        $3,098
- ------------------------------------------------------------------------------------------
(1) After a $250 million charge for the excess of local currency LIFO inventory values over market value at December 31, 1993.
(2) Includes principally Nigeria, Saudi Arabia and Canada.


The distribution of Mobil's operations by business segment and geographic area is presented above. Petroleum Operations consist of exploration, producing, marketing and refining. Exploration &
Producing explores for, develops and produces crude oil and natural gas, and extracts natural gas liquids, sulfur and carbon dioxide. Marketing & Refining is responsible for petroleum refining operations and the marketing of all refined petroleum products.
Chemical manufactures and sells various petroleum-based chemical products. Corporate and Other includes the operations of Real Estate and Mining and Minerals, residual corporate administration and other corporate items.
     Significant investments in companies owned 50% or less are accounted for on the equity method. Mobil's share of the net income of such companies is included in Revenues. Information on these affiliates is presented in Note 10 on page 43.
     Intersegment and intergeographic revenues are sales to other business or geographic segments within Mobil and are at estimated market prices. These intercompany transactions are eliminated for consolidation purposes. Income taxes are allocated to segments and geographic areas on the basis of operating results.

Mobil 35

NOTES TO FINANCIAL STATEMENTS

1.  Major Accounting Policies

Principles of Consolidation
The consolidated financial statements include the accounts of all subsidiaries owned more than 50%. Significant investments in affiliated companies owned 50% or less are accounted for on the equity method. Investments in other companies in which Mobil owns less than a majority interest are stated at cost less applicable reserves. Intercompany transactions are eliminated.

Inventories
Substantially all crude oil and product inventories are valued at cost under the last-in, first-out (LIFO) method.
Other inventories, primarily materials and supplies, are valued generally at average cost.

Oil and Gas Accounting Method
Mobil follows the successful efforts method of accounting prescribed by FAS 19-Financial Accounting and Reporting by Oil and Gas Producing Companies.

Exploration and Mineral Rights (Leases)
Direct acquisition costs of unproved mineral rights are capitalized and then amortized in the manner described below. Payments made in lieu of drilling on nonproducing leaseholds are charged to expense currently.
Geological, Geophysical and Intangible Drilling Costs
Geological and geophysical costs are charged to expense as incurred. Intangible drilling costs of all development wells and of exploratory wells that result in additions to proved reserves are capitalized.

Depreciation, Depletion and Amortization
Annual charges to income for depreciation are computed on a straight-line basis over the useful lives of the assets. Costs of producing properties are generally accumulated by field. Depletion of these costs and amortization of capitalized intangible drilling costs are calculated on a unit-of-production basis.
     Capitalized acquisition costs of significant unproved mineral rights and unamortized costs of significant developed properties are assessed periodically on a property-by-property basis to determine whether their values have been impaired; where impairment is indicated, a loss is recognized.
     Capitalized acquisition costs of other unproved mineral rights are amortized over the expected holding period. When a mineral right is surrendered, any unamortized cost is charged to expense. When a property is determined to contain proved reserves, the mineral right then becomes subject to depletion on a unit-of-production basis. When assets that are part of a composite group are retired, sold, abandoned or otherwise disposed of, the cost is charged against accumulated depreciation, depletion and amortization. Where reserves are accumulated for specific properties, gains or losses on disposal are included in income currently.

Restoration, Removal and Environmental Liabilities
The estimated costs of restoration and removal of major producing facilities are accrued on a unit-of-production basis over the life of the property. The estimated future costs for known environmental remediation requirements are accrued when it is probable that a liability has been incurred and the amount of remediation costs can be reasonably estimated. These amounts are the undiscounted, future estimated costs under existing regulatory requirements and using existing technology.

Derivative Financial Instruments
Mobil utilizes derivative financial instruments for purposes of hedging its exposure to fluctuations in interest rates, foreign currency exchange rates and oil and gas prices. Gains and losses on these instruments are included in the measurement of the items being hedged and recognized concurrent with the recognition of the underlying exposures.

Foreign Currency Translation
The functional currency for most foreign operations is the local currency. The cumulative effects of translating the balance sheet accounts from the functional currency into the U.S. dollar at current exchange rates are included in Cumulative Foreign Exchange Translation Adjustment in
Shareholders' Equity. The U.S. dollar is used as the functional currency for operations in highly inflationary foreign economies and for exploration and producing operations in Indonesia, Nigeria and Australia. For all operations, gains or losses from remeasuring foreign currency transactions into the functional currency are included in income.

Mobil 36

NOTES TO FINANCIAL STATEMENTS

2.  Accounting Changes

Effective January 1, 1994, Mobil changed the method of accounting it uses to apply the lower of cost or market
(LCM) test for its crude oil and product inventories. The
LCM test is now measured, and the results are recognized separately, on a country-by-country basis, and any resulting writedowns to market are recorded as permanent adjustments to the last-in, first-out (LIFO) cost of inventory in accordance with Accounting Research Bulletin
No. 43, Chapter 4, "Inventory Pricing". Previously, Mobil aggregated its worldwide inventories into one pool for the determination of the LCM measurement. The $680 million after-tax charge to 1994 first quarter net income represents the cumulative effect of this accounting change as of January 1, 1994. The new method of applying the LCM test to the book value of inventories is preferable because
Mobil's financial statements will better reflect local market conditions and exchange rates in the countries in which Mobil operates.
     If Mobil had not changed its accounting method, it would have been required to restore to income the $250 million after-tax LCM charge taken in 1993 as local currency crude oil and product prices rose above year-end
1993 levels. If this change had been adopted prior to 1992, there would have been no change to 1992 net income and 1993 net income would only have been charged approximately $60 million, and would therefore have been about $190 million higher.
     Effective January 1, 1992, Mobil adopted FAS
106-Employers' Accounting for Postretirement Benefits Other
Than Pensions, which resulted in a $446 million after-tax charge to income in 1992. Also effective January 1, 1992, Mobil adopted FAS 109-Accounting for Income Taxes. The provisions of FAS 109 did not have a significant impact on Mobil.

3. Inventories
Inventories valued at cost under the LIFO method represented about 70% of Mobil's worldwide consolidated inventories at December 31, 1993, and 57% at December 31,
1994. At December 31, 1993, the book value of worldwide inventories valued under the LIFO method of accounting approximated their market value.


Inventories
- ---------------------------------------------------------------------------------------------
At December 31 (In millions)                                           1993              1994
- ---------------------------------------------------------------------------------------------
Crude oil and petroleum products                                     $2,963            $2,303
Chemical products                                                       411               326
Other, mainly materials and supplies                                    782               673
- ---------------------------------------------------------------------------------------------
Total                                                                $4,156            $3,302
- ---------------------------------------------------------------------------------------------


If the new method of calculating LCM had been in effect in 1993, the market value of inventories valued under the LIFO method located in the U.S. would have exceeded the book value by $775 million, and the market value of inventories located outside the U.S. would have approximated book value. At December 31, 1994, the worldwide excess of market over book value of inventories valued under the LIFO method was $1,174 million ($1,086 million-U.S.; $49 million-Europe; $11 million-Pacific Rim; and $28 million-Other Areas).

4.  Properties, Plants and Equipment
Properties, plants and equipment are stated at cost, less accumulated depreciation, depletion and amortization of $26,040 million at December 31, 1993, and $28,285 million at December 31, 1994.


- ---------------------------------------------------------------------------------------------
Properties, plants and equipment                         1993                     1994
- ---------------------------------------------------------------------------------------------
At December 31 (In millions)                         Net        Gross         Net      Gross
- ---------------------------------------------------------------------------------------------
Petroleum Operations
   Exploration & Producing                       $11,759      $28,825     $11,506    $29,632
   Marketing                                       4,558        6,618       4,809      7,275
   Refining                                        4,822        8,494       5,183      9,397
   Other Marketing & Refining Activities           1,268        2,770       1,308      2,845
Chemical                                           1,895        3,305       1,921      3,514
Corporate and Other                                  735        1,065         776      1,125
- ---------------------------------------------------------------------------------------------
Total                                            $25,037      $51,077     $25,503    $53,788
- ---------------------------------------------------------------------------------------------


Mobil 37

NOTES TO FINANCIAL STATEMENTS


5.  Leases
Mobil leases real estate, service stations, pipelines, tankers and other equipment through noncancelable capital and operating leases.


- ---------------------------------------------------------------------------------------------
Rental expense
- ---------------------------------------------------------------------------------------------
Year ended December 31 (In millions)                     1992            1993            1994
- ---------------------------------------------------------------------------------------------
Minimum rentals                                        $  958          $1,035          $1,121
Contingent rentals                                         87              95              71
- ---------------------------------------------------------------------------------------------
Total                                                   1,045           1,130           1,192
Less: sublease rental income                               90             111             172
- ---------------------------------------------------------------------------------------------
Net rental expense                                     $  955          $1,019          $1,020
- ---------------------------------------------------------------------------------------------


Contingent lease rentals for operating and capital leases are determined generally by volumetric measurement or sales revenue. Some rental agreements contain escalation provisions that may require higher future rent payments.
Mobil does not expect that such rent increases, if any, will have a material effect on future earnings.


Future minimum lease payments under noncancelable leases
- ---------------------------------------------------------------------------------------------
At December 31, 1994 (In millions)              Operating Leases    Capital Lease Obligations
- ---------------------------------------------------------------------------------------------
1995                                                      $  332                         $ 51
1996                                                         268                           49
1997                                                         206                           52
1998                                                         156                           55
1999                                                         118                           65
Later years                                                  756                           25
- ---------------------------------------------------------------------------------------------
Future minimum lease payments                             $1,836                        $ 297
- ---------------------------------------------------------------------------------------------
Less: executory costs                                                                       1
      interest                                                                             94
- ---------------------------------------------------------------------------------------------
Total capital lease obligations                                                         $ 202
Less: short-term portion of capital lease obligations                                      32
- ---------------------------------------------------------------------------------------------
Long-term portion of capital lease obligations                                          $ 170
- ---------------------------------------------------------------------------------------------


Future minimum lease payments have not been reduced by future minimum sublease rentals of $117 million under operating leases. Capital leases included in Net
Properties, Plants and Equipment were $234 million at December 31, 1993, and $222 million at December 31, 1994.

6.  Short-Term Debt
At December 31, 1994, Mobil had $800 million of unused short-term lines of credit supporting commercial paper borrowing arrangements. A total of $485 million of the unused short-term lines are subject to annual commitment fees. Interest on borrowings under these lines is based on the London Interbank Offered Rate, the Domestic Certificate of Deposit Rate or a specified prime rate, as selected from time to time by Mobil.


- ---------------------------------------------------------------------------------------------
Short-term debt                             1993                   1994
- ---------------------------------------------------------------------------------------------
At December 31 (In millions)       Amount   Interest Rate(1)       Amount    Interest Rate(1)
- ---------------------------------------------------------------------------------------------
Notes and loans payable
  Commercial paper                 $1,045          4 1/8%           $1,935           6 1/8%
  Banks and Other                   1,113          6 3/8%              657           6 5/8%
- ---------------------------------------------------------------------------------------------
Total notes and loans payable       2,158                            2,592
- ---------------------------------------------------------------------------------------------
Long-term debt
  maturing within one year            842                              421
- ---------------------------------------------------------------------------------------------
Total short-term debt              $3,000                           $3,013
- ---------------------------------------------------------------------------------------------
(1) Percentages shown in the table are weighted average interest rates at the end of the year.


Mobil 38

NOTES TO FINANCIAL STATEMENTS

                                            Our Debt-to-
                                            Capitalization Ratio
                                            declined to 31%, the
                                            lowest level since 1990.

7.  Long-Term Debt
The table below summarizes Mobil's consolidated Long-Term
Debt. A significant portion of this debt is issued by subsidiaries and is guaranteed by Mobil.
     At year-end 1994, Mobil had shelf registrations on file with the SEC that would permit the offer and sale of $1,840 million of debt securities. Additionally, at December 31, 1994, the ESOP Trust had a shelf registration on file with the SEC permitting the offer and sale of $260 million of debt securities, guaranteed by Mobil. Subsequent to year-end, the ESOP Trust agreed to issue $30 million principal amount of fixed rate notes with the proceeds to be used to fund a portion of the scheduled principal and interest payments on its existing indebtedness.The proceeds of any additional debt securities issued by the ESOP Trust would similarly be used to fund its existing indebtedness.
During 1994, shelf registrations allowing the issuance of U.S. $1,000 million of Euro-Medium-Term Notes and bonds having a principal amount of 30 billion Japanese yen were put into place, allowing flexibility to finance our operations at a lower cost.


- ---------------------------------------------------------------------------------------------
Long-term debt
- ---------------------------------------------------------------------------------------------
At December 31 (In millions)                                        1993                1994
- ---------------------------------------------------------------------------------------------
6 1/2% notes due 1996                                             $  200              $  164(1)
6 1/2% notes due 1997                                                200                 151(1)
6 3/4% notes due 1995                                                200                 200
7 1/4% notes due 1999                                                200                 185(1)
7 5/8% debentures due 2033                                           250                 250
8% debentures due 2032                                               250                 250
8 1/8% Canadian dollar Eurobonds due 1998                            113                 107
8 3/8% notes due 2001                                                200                 200
8 5/8% debentures due 2021                                           250                 250
9% Canadian dollar Eurobonds due 1997                                113                 107
9% European Currency Unit Eurobonds due 1997                         139                 154
9 5/8% U.K. sterling Eurobonds due 1999                              163                 173
Variable rate notes due 1997 (6.4%)(2)                               154                 127
Variable rate revolving credit due 1997 (6.5%)(2)                    130                  50
Japanese Yen loans due 2003 (3.0%)(2)                                250                 281
ESOP Trust debentures/notes due 2000-2002 (9.0%)(2)                  657                 628
Medium-term notes due 1994-2054 (6.5%)(2)                            200                  90
Variable rate project financing due 1998 (6.9%)(2)                   262                 209
Industrial revenue bonds due 1998-2028 (5.3%)(2)                     273                 273
Other foreign currencies due 1994-2030 (7.5%)(2)                     877                 931
Other due 1994-2008 (7.6%)(2)                                        563                 153
Capital lease obligations                                            225                 202
- ---------------------------------------------------------------------------------------------
Total                                                              5,869               5,135
Less: long-term debt maturing within one year                        842                 421
- ---------------------------------------------------------------------------------------------
Total long-term debt                                              $5,027              $4,714
- ---------------------------------------------------------------------------------------------
(1) Net of repurchases.
(2) The percentages shown in parentheses in the table are weighted average interest rates at
December 31, 1994.


Long-term debt that becomes due during the next five years is: 1995-$421 million; 1996-$579 million; 1997-$912 million; 1998-$678 million; and 1999-$756 million.

Mobil 39

NOTES TO FINANCIAL STATEMENTS

8.  Financial Instruments and Risk Management
Mobil uses derivative financial instruments to manage market risks resulting from fluctuations in underlying interest rates, foreign exchange rates and oil and gas prices. Because Mobil operates internationally and finances large capital projects, it has significant exposure to these risks, which can increase the costs of investing, financing and operating. Derivative instruments are effective in minimizing these risks by creating offsetting market exposures. If Mobil did not use derivative instruments, its exposure to market risk would be higher.
     In addition to creating market risks that offset the risks associated with the underlying business exposures, derivative instruments also give rise to credit risks due to possible nonperformance by counter-parties. However, through its ongoing control procedures, Mobil closely monitors the creditworthiness of its counter-parties and considers its exposure to this risk to be minimal.
     Summarized below are the carrying values and fair values of Mobil's financial instruments at December 31, 1993 and 1994. Fair values are based either on quoted market values, where available, or discounted cash flow analyses (principally long-term debt).


- -----------------------------------------------------------------------------------------------------------
Financial Instruments                              1993                                 1994
- -----------------------------------------------------------------------------------------------------------
                                       Carrying      Fair      Implicit    Carrying      Fair     Implicit
At December 31 (In millions)              Value     Value   Gain/(Loss)       Value     Value   Gain/(Loss)
- -----------------------------------------------------------------------------------------------------------
Short- and long-term debt              $(7,755)   $(8,175)       $(420)     $(7,461)  $(7,401)        $ 60
Debt-related derivative instruments
   Closed contract deferrals               (26)         -           26          (22)        -           22
   Open contracts in asset position         21         61           40           10        47           37
      Open contracts in
        liability position                 (76)      (112)         (36)         (89)     (139)         (50)
- -----------------------------------------------------------------------------------------------------------
Net debt                                (7,836)    (8,226)        (390)      (7,562)   (7,493)          69
- -----------------------------------------------------------------------------------------------------------
Nondebt-related
  derivative instruments
   Open contracts in asset position
     Currencies                             46          63          17           84        87            3
     Commodities                             2          10           8            4        17           13
      Open contracts in
        liability position
        Currencies                         (51)        (50)          1         (101)     (105)          (4)
        Commodities                         (3)         (9)         (6)          (5)      (42)         (37)
- -----------------------------------------------------------------------------------------------------------
Net nondebt                                 (6)         14          20          (18)      (43)         (25)
- -----------------------------------------------------------------------------------------------------------
Total net debt and nondebt             $(7,842)    $(8,212)      $(370)     $(7,580)  $(7,536)         $ 44
- -----------------------------------------------------------------------------------------------------------


      The carrying values in the above table are those amounts that are recorded on the Consolidated Balance Sheet at year-end. The fair values reflect the cash that would be received or paid if the instruments were settled at year-end. The difference between the carrying values and the fair values represents the net gain or loss that would be incurred if the debt and both the debt and nondebt-related derivative instruments were settled at each year-end. The net position for both the debt and nondebt categories was an implicit loss of $370 million at December
31, 1993, and an implicit gain of $44 million at December
31, 1994. The fair value of other financial instruments not shown in the above table approximates the carrying value.
     Debt-related Derivative Instruments - Mobil has entered into various interest rate swaps, cross currency interest rate swaps and forward exchange contracts related to debt. These financial instruments have the effect of changing the interest rate and currency of the original borrowings with the objective of minimizing Mobil's borrowing costs. Most of these instruments are integrated as part of structured debt transactions, are entered into at the time of the borrowings, and have the same maturity as the underlying debt. The notional principal amounts of these derivative instruments were $4,058 million and $3,608 million at December 31, 1993 and 1994, respectively.

Mobil 40

NOTES TO FINANCIAL STATEMENTS

     Interest differentials paid or received under interest rate swaps and cross currency interest rate swaps are recognized over the life of the contracts as adjustments to the effective yields of the underlying debt. Average fixed/floating rates on contracts receiving fixed rates and paying floating rates were 5.57%/7.33% at December 31, 1994. Average floating/fixed rates on contracts receiving floating rates and paying fixed rates were 6.25%/5.55% at December 31, 1994. Floating rates are based on the forward yield curves for the relevant currencies at the balance sheet date and fixed rates are equal to the coupon rates in the relevant currencies. Gains and losses on closed interest rate swaps are deferred and amortized over the original life of the contract. At December 31, 1993 and 1994, gains in the amount of $26 million and $22 million, respectively, were deferred.
    Forward exchange contracts are valued at current exchange rates. When these contracts relate to recorded debt and current period interest, the gains and losses resulting from changes in these rates are recognized currently in income. Some forward exchange contracts relate to future period interest payments on outstanding debt. Foreign exchange gains and losses on those contracts are deferred and recognized in income in the period to which they relate.
     Nondebt-related Derivative Instruments - Mobil has entered into forward exchange contracts and currency options to hedge the market risk associated with nondebt-related foreign currency exchange rate volatility. Changes in their value are expected to offset the foreign exchange gains and losses of the transactions they are hedging. The notional principal amounts outstanding for these nondebt-related currency instruments were $6,867 million and $6,950 million at December 31, 1993 and 1994, respectively, and substantially all of them have maturities of less than one year.
     The foreign currency exposures that are being hedged with these derivative instruments are principally payables for purchases by foreign affiliates of crude oil and petroleum products denominated in U.S. dollars. Foreign currency exposures also include firm commitments for capital projects and the cash from net investments in foreign affiliates to be remitted within the upcoming year.
     Mobil has also entered into commodity swap, option and futures agreements that can only be settled in cash and are therefore defined as financial instruments. The notional amounts outstanding for these contracts were $1,006 million and $1,294 million at December 31, 1993 and 1994, respectively, and have maturities that primarily are less than one year. These contracts are hedging the commodity price risk of underlying crude oil, natural gas and petroleum product positions.
     Risk Based Measurements - In its risk management activities, Mobil measures its value at risk using simulation techniques that project probability of expected changes in values from market movements on financial exposures that vary from management's defined benchmarks.
These benchmarks are standards that have been established by management and represent the risk profile of the environment in which Mobil operates and the assets that are being financed. Value at risk is defined as the maximum potential gain or loss from a one-day market movement in interest and currency rates that would cover 99.7% of all such movements measured against the benchmarks. At December
31, 1994, the value at risk in Mobil's debt and currency portfolio, as measured against these defined benchmarks, was $6 million.

Mobil 41

NOTES TO FINANCIAL STATEMENTS

9.  Taxes

- ---------------------------------------------------------------------------------------------------------------------
Total taxes                                     1992                        1993                      1994
- ---------------------------------------------------------------------------------------------------------------------
Year ended December 31 (In millions)     U.S.  Foreign    Total     U.S.  Foreign    Total     U.S.  Foreign   Total
- ---------------------------------------------------------------------------------------------------------------------
Excise and state gasoline             $2,612    $4,075   $6,687  $2,963    $3,935   $6,898  $3,669    $4,093   $7,762
Import duties                              -     8,297    8,297       -     7,897    7,897       -     9,067    9,067
Property, production, payroll
  and other                              468       267      735     464       238      702     442       241      683
- ---------------------------------------------------------------------------------------------------------------------
Total other than income taxes          3,080    12,639   15,719   3,427    12,070   15,497   4,111    13,401   17,512
- ---------------------------------------------------------------------------------------------------------------------
Income taxes(1)
  U.S. state and local                    27         -       27      67         -       67      63         -       63
  U.S. federal and foreign
    -current                              67     1,976    2,043      75     2,049    2,124     125     1,941    2,066
    -deferred                           (245)     (258)    (503)   (123)     (137)    (260)   (184)      (26)    (210)

- --------------------------------------------------------------------------------------------------------------------
Total income taxes                      (151)    1,718    1,567      19     1,912    1,931        4     1,915   1,919
- ---------------------------------------------------------------------------------------------------------------------
Total taxes                           $2,929   $14,357  $17,286  $3,446   $13,982  $17,428   $4,115   $15,316 $19,431
- ---------------------------------------------------------------------------------------------------------------------
(1) Excludes tax benefits of $191 million and $358 million related to the cumulative effect of change in accounting principle(s) in 1992 and 1994, respectively.


Income from U.S. operations before income taxes was $359 million in 1992, $770 million in 1993 and $481 million in 1994. Income from foreign operations before income taxes for the same three years was $3,309 million, $3,835 million and $3,697 million, respectively. The loss from Corporate and Other and Net Financing Expense before income taxes for the same three years was $793 million, $590 million and $500 million, respectively.
     Deferred income taxes are provided for the temporary differences between the financial statement and tax bases of Mobil's assets and liabilities, and relate primarily to depreciation, intangible drilling costs, and provisions for restoration, removal and environmental costs, and employee benefits. Mobil does not provide deferred taxes for amounts that could result from the remittance of undistributed earnings of foreign affiliates since it is generally
Mobil's intention to continue reinvesting these earnings indefinitely. Mobil's share of the undistributed earnings of consolidated subsidiaries and equity method affiliates, which could be subject to additional income taxes if remitted, was approximately $3.0 billion at December 31, 1994. If such dividends were to be remitted, foreign tax credits available under present law would reduce the amount of U.S. taxes payable.


- ---------------------------------------------------------------------------------------------
Deferred taxes
- ---------------------------------------------------------------------------------------------
At December 31 (In millions)                                           1993             1994
- ---------------------------------------------------------------------------------------------
Deferred tax liabilities
  Depreciation and amortization                                     $3,925           $3,961
  Other                                                                986              640
- ---------------------------------------------------------------------------------------------
Total deferred tax liabilities                                       4,911            4,601
- ---------------------------------------------------------------------------------------------
Deferred tax assets
  Book reserves                                                      1,293            1,284
  Tax credits available for carryforward
    (primarily without expiration)                                     630            1,005
- ---------------------------------------------------------------------------------------------
Total deferred tax assets                                            1,923            2,289
- ---------------------------------------------------------------------------------------------
Valuation allowance                                                   (171)            (379)
- ---------------------------------------------------------------------------------------------
Net deferred tax liabilities                                        $3,159            $2,691
- ---------------------------------------------------------------------------------------------


Mobil 42

NOTES TO FINANCIAL STATEMENTS


- ----------------------------------------------------------------------------------------------
Reconciliation of U.S. statutory
  rate to actual tax rate                       1992              1993             1994
- ----------------------------------------------------------------------------------------------
Year ended December 31 (In millions)        Amount      %     Amount      %    Amount      %
- ----------------------------------------------------------------------------------------------
Income before taxes and change in
  accounting principle(s)                   $2,875  100.0     $4,015  100.0    $3,678  100.0
- ----------------------------------------------------------------------------------------------
Theoretical tax at U.S. rate                   978   34.0      1,405   35.0     1,287   35.0
Foreign taxes in excess of
  U.S. statutory rate                          709   24.7        685   17.1       661   18.0
Other items, net                              (120)  (4.2)      (159)  (4.0)      (29)  (0.8)
- ----------------------------------------------------------------------------------------------
Total income taxes                          $1,567   54.5     $1,931   48.1    $1,919   52.2
- ----------------------------------------------------------------------------------------------


10.  Summary Financial Information of Unconsolidated Equity
Affiliates

Summary financial information for affiliated companies
(owned 50% or less) accounted for on the equity method is shown in the table below. Mobil's investment in these companies is included in Investments and Long-Term
Receivables. The equity affiliates are primarily engaged in producing, refining and marketing in Germany, the Middle
East, Japan and elsewhere in the Pacific Rim, and petrochemical and lube manufacturing in the Middle East.
Also included are interests in several pipeline ventures.
     The 1993 combined net income of equity method affiliates shown in the table below is after deducting a $250 million charge ($500 million pre-tax), in the Mobil share column, for the excess of local currency LIFO inventory values over market value at December 31, 1993.
     Undistributed earnings of the equity affiliates included in Earnings Retained in the Business were $774 million at December 31, 1994. Dividends received from these companies were $225 million in 1992, $276 million in 1993 and $203 million in 1994.
     Accounts and Notes Receivable in the Consolidated
Balance Sheet include $218 million and $171 million at December 31, 1993 and 1994, respectively, of amounts due from equity affiliates. Accounts Payable include $404 million and $459 million at December 31, 1993 and 1994, respectively, of amounts due to equity affiliates.


- --------------------------------------------------------------------------------------------------------
Equity method affiliates           1992                      1993                     1994
- --------------------------------------------------------------------------------------------------------
(In millions)                 Total    Mobil Share     Total    Mobil Share     Total    Mobil Share
- --------------------------------------------------------------------------------------------------------
Current assets              $ 9,114    $ 2,886       $ 9,565     $ 2,954      $ 8,559     $ 2,639
Noncurrent assets             9,175      3,129         9,449       3,121       11,366       3,637
Current liabilities          (6,678)    (2,155)       (7,437)     (2,373)      (7,865)     (2,493)
Long-term debt               (2,455)      (920)       (2,179)       (791)      (2,271)       (822)
Other liabilities            (2,091)      (564)       (1,909)       (518)      (2,101)       (576)
- --------------------------------------------------------------------------------------------------------
Net assets                  $ 7,065    $ 2,376       $ 7,489     $ 2,393      $ 7,688     $ 2,385
- --------------------------------------------------------------------------------------------------------
Gross revenues              $26,020    $ 8,249       $25,766     $ 8,125      $27,600     $ 8,696
Income before taxes         $ 1,017    $   278       $ 1,370     $  (105)     $ 1,175     $   349
Net income                      655        189           857          11          578         187(1)
- --------------------------------------------------------------------------------------------------------
Capital expenditures        $   632    $   205       $   824     $   238      $   1,711   $   421
- --------------------------------------------------------------------------------------------------------
(1) Includes $56 million charge related to the LCM change in accounting principle
(see Note 2 on page 37).


Mobil 43

NOTES TO FINANCIAL STATEMENTS

11.  Employee Benefits
Employee benefits that Mobil provides in the U.S. are contributory and noncontributory medical and dental plans, pension plans, group life insurance, savings plans, an employee stock ownership plan, disability plans for sickness and accidents, and termination plans. Mobil's international affiliates also provide various pension and other employee benefit plans. Mobil makes contributions to funded plans and provides book reserves for unfunded plans.
     Mobil also provides certain postretirement health care and life insurance benefits for most U.S. retirees, if they are working for the company when they become eligible for retirement. Premium costs are shared on a plan-by-plan basis between Mobil and the participants. Postretirement health care benefits are provided both before and after eligibility for Medicare. The life insurance plans provide for a single lump sum payment to a designated beneficiary.
The amount of the lump sum payment varies depending on employment date, age and years since retirement. There is no material obligation for Mobil to provide postretirement benefits for international retirees because they are covered primarily by local government programs.
     The U.S. charge to Mobil's income for postretirement health care and life insurance plans was $71 million in 1992, $70 million in 1993 and $67 million in 1994.
     The components of Mobil's net postretirement benefit expense for U.S. plans and the status of Mobil's U.S.
postretirement benefit plans and the amounts recognized in the Consolidated Balance Sheet are detailed below:


- --------------------------------------------------------------------------------------------------------
Postretirement benefit expense,
  excluding pensions                                   Health Care                 Life Insurance
- --------------------------------------------------------------------------------------------------------
Year ended December 31 (In millions)             1992     1993     1994       1992     1993     1994
- --------------------------------------------------------------------------------------------------------
Benefits earned by employees during the year     $ 11     $ 10     $ 11       $  2     $  2     $  2
Interest cost on accumulated
  postretirement benefit obligation                35       33       29         26       27       27
Actual (earnings) on assets                         -        -        -         (3)     (2)       (1)
Amortization of unrecognized amounts                -        -       (1)         -       -         -
- --------------------------------------------------------------------------------------------------------
Net postretirement benefit expense               $ 46     $ 43     $ 39       $ 25     $ 27     $ 28
- --------------------------------------------------------------------------------------------------------

- --------------------------------------------------------------------------------------------------------
Status of postretirement benefit plans                    Health Care                 Life Insurance
- --------------------------------------------------------------------------------------------------------
At December 31 (In millions)                              1993     1994                1993     1994
- --------------------------------------------------------------------------------------------------------
Actuarial present value of accumulated
 postretirement benefit obligation
  Retirees                                                $232     $206                $296     $280
  Other fully eligible plan participants                    57       47                  60       45
  Other active plan participants                           132       88                  28       19
- --------------------------------------------------------------------------------------------------------
Total actuarial present value of
  accumulated postretirement
  benefit obligation                                      $421     $341                $384     $344
Assets and book reserves
  Plan assets                                                -        -                  20        -
  Book reserves                                            429      445                 322      343
- --------------------------------------------------------------------------------------------------------
Total assets and book reserves                             429      445                 342      343
- --------------------------------------------------------------------------------------------------------
Assets and book reserves greater (less) than
 accumulated postretirement benefit obligation            $  8     $104                $(42)    $ (1)
- --------------------------------------------------------------------------------------------------------
Consisting of:
  Unrecognized net gain(loss)                             $  8     $ 93                $(42)    $ (1)
  Unrecognized prior service costs                           -       11                   -        -
- --------------------------------------------------------------------------------------------------------
At December 31, 1994, the health care cost trend used to calculate the accumulated postretirement benefit obligations is 10.3% for 1995 and is assumed to decrease gradually over 10 years to 5.5%. At December 31, 1993, the health care cost trend rate was assumed to be 10.8% for 1994, declining gradually to 5.5% after 11 years. A 1% increase in the assumed health care cost trend rate for each year would increase the 1994 net postretirement benefit expense and the accumulated postretirement benefit obligation as of
December 31, 1994, by approximately $6 million and $34 million, respectively.
     The discount rate used in determining the postretirement benefit obligation was 8.5% in 1994 and 7.0% in 1993.


Mobil 44

NOTES TO FINANCIAL STATEMENTS

     The majority of full-time U.S. employees are covered by funded noncontributory pension plans. These plans are primarily final average pay plans. Mobil's funding for these plans is based on the projected unit credit actuarial cost method.
     Mobil's international employees are covered by pension and similar plans. Coverage and benefits vary from country to country. Mobil's funding policy also varies, in line with local commercial, actuarial and taxation practices.
     The worldwide charge to Mobil's income for pension plans was $170 million in 1992, $202 million in 1993 and $214 million in 1994.
     The components of net pension expense for Mobil's plans and the status of Mobil's pension plans and the amounts recognized in the Consolidated Balance Sheet are detailed below:


- ------------------------------------------------------------------------------------------------------------------------
Pension expense                                                         U.S. Plans                 International Plans
- ------------------------------------------------------------------------------------------------------------------------
Year ended December 31 (In millions)                            1992      1993      1994          1992    1993     1994
- ------------------------------------------------------------------------------------------------------------------------
Benefits earned by employees during the year                  $  101     $  98    $  107        $   74  $   83    $  91
Interest cost on projected benefit obligation                    199       201       194           124     115      117
Actual (earnings) loss on assets                                (136)     (379)       (4)          (66)   (159)      30
Deferral of actual earnings on assets
  (less) greater than expected returns                           (98)      151      (224)          (17)     89     (103)
Net amortization of unrecognized amounts                         (14)      (14)      (12)            3      17       18
- ------------------------------------------------------------------------------------------------------------------------
Net pension expense                                           $   52    $   57    $   61        $  118   $  145    $ 153
- ------------------------------------------------------------------------------------------------------------------------

- ------------------------------------------------------------------------------------------------------------------------
Status of pension plans                                                      U.S. Plans               International Plans
- ------------------------------------------------------------------------------------------------------------------------
At December 31 (In millions)                                              1993      1994                   1993     1994
- ------------------------------------------------------------------------------------------------------------------------
Actuarial present value of benefit obligations
  Vested                                                                $1,986    $1,818                 $1,273   $1,398
  Nonvested                                                                240       137                    126      136
- ------------------------------------------------------------------------------------------------------------------------
Accumulated benefit obligation                                           2,226     1,955                  1,399    1,534
Additional amounts related to projected pay increases                      624       410                    412      428
- ------------------------------------------------------------------------------------------------------------------------
Projected benefit obligation                                             2,850     2,365                  1,811    1,962
- ------------------------------------------------------------------------------------------------------------------------
Assets and book reserves
  Plan assets at fair value, primarily in equity
    and fixed income securities                                          2,834     2,590                    944      960
  Book reserves                                                             45        92                    746      901
- ------------------------------------------------------------------------------------------------------------------------
Total assets and book reserves                                           2,879     2,682                  1,690    1,861
- ------------------------------------------------------------------------------------------------------------------------
Assets and book reserves greater (less)
  than projected benefit obligation                                     $   29    $  317                 $ (121)   $(101)
- ------------------------------------------------------------------------------------------------------------------------
Consisting of:
  Unrecognized net asset (liability) at date of
    initial application of FAS 87                                       $  242    $  211                 $  (72)   $ (68)
  Unrecognized prior service cost                                         (163)     (191)                   (57)     (56)
  Unrecognized net (loss) gain                                            (130)      209                   (163)    (202)
  Minimum liability and prefunded expenses                                  80        88                    171       225
- ------------------------------------------------------------------------------------------------------------------------
Assets and book reserves greater (less) than
  projected benefit obligation                                           $  29    $  317                 $ (121)   $(101)
- ------------------------------------------------------------------------------------------------------------------------
Weighted average rates used in determining
  the actuarial present value of the
  projected benefit obligation (percent)
  Discount rate                                                            7.0       8.5                    6.9       7.5
  Rate of increase in future compensation levels                           4.5       4.0                    5.8       5.6
- ------------------------------------------------------------------------------------------------------------------------
Expected long-term rate of return on plan assets
  used in determining current year expense (percent)                       9.0       8.5                    9.2       8.2
- ------------------------------------------------------------------------------------------------------------------------
Memo: assets and book reserves greater than
  accumulated benefit obligation                                         $ 653    $  727                 $  291    $  327
- ------------------------------------------------------------------------------------------------------------------------


Mobil 45

NOTES TO FINANCIAL STATEMENTS

12.  Stock Option Plans
Under the 1991 Mobil Incentive Compensation and Stock
Option Plan approved by shareholders, options may be granted to key employees to purchase a maximum of 0.6% of the total common shares outstanding at the end of each year of its five-year life, cumulative from the effective date of the plan. "Incentive Stock Options" are limited to not more than 2,406,476 shares per year. No additional options may be granted under earlier plans. "Nonqualified" options and "Incentive Stock Options" having a maximum life of 10 years are granted at 100% of the fair market value of Mobil common stock at the time of the award and may be exercised for stock after vesting requirements have been met. Stock appreciation rights, where applicable, permit the holder to receive stock, cash or a combination thereof equal to the amount by which the fair market value at the time of relinquishment of the option exceeds the option price.
     At December 31, 1993, there were 882,501 shares available for option grants. Shares available for option grants at December 31, 1994, were 1,163,634. Based on the 1991 Plan formula an additional 2,375,922 shares became available for option grants on January 1, 1995.


- --------------------------------------------------------------------------------------------------------
Stock option transactions                                  1981 Plan          1986 Plan        1991 Plan
- --------------------------------------------------------------------------------------------------------
January 1, 1994-shares under option                          370,635          5,298,517        6,006,817
- --------------------------------------------------------------------------------------------------------
Changes during 1994
  Options granted at $80.69                                        -                  -        2,143,100
  Options granted at $86.06                                        -                  -        1,121,000
  Options expired or canceled                                 (3,700)                 -          (27,818)
  Options exercised at prices
    ranging from $28.78 to $64.25                           (210,019)          (553,849)        (309,696)
  SARs(1) exercised at prices
     ranging from $29.72 to $64.25                           (27,646)          (267,702)         (73,047)
- --------------------------------------------------------------------------------------------------------
December 31, 1994-shares under option                        129,270          4,476,966        8,860,356
  Years of grant                                                1985          1986-1991        1991-1994
  Average option price per share                              $29.81             $52.88           $70.10
- --------------------------------------------------------------------------------------------------------
Options exercisable at December 31, 1994                     129,270          4,476,966        5,125,425
  At an average price of                                      $29.81             $52.88           $63.22
- --------------------------------------------------------------------------------------------------------
(1) Stock appreciation rights.


13.  Employee Stock Ownership Plan (ESOP)
Mobil Oil's Employees Savings Plan includes an ESOP covering most U.S. employees. In 1989 the ESOP Trust, supported by Mobil guarantees, borrowed $800 million. The
ESOP Trust used the proceeds of the loan to purchase
102,894 shares of Series B ESOP Convertible Preferred Stock from Mobil. Each preferred share has a liquidation value of $7,775, is convertible into 100 shares of common stock and is entitled to 100 votes. Dividends on the preferred stock are cumulative and payable at an annual rate of $600 per share. The ESOP Trust uses the preferred dividends not allocated to employees to make principal and interest payments on the notes. As debt service exceeds the dividends, Mobil is required to fund the excess. In 1992, 1993 and 1994, this excess was $48 million, $58 million and $29 million, respectively.
     The guaranteed ESOP borrowing is included in Mobil's debt. The future compensation to be earned by employees is classified in Shareholders' Equity. These amounts are reduced and expense is recognized as the debt is repaid and shares are earned by employees. In 1992, 1993 and 1994, total ESOP-related expenses were $48 million, $61 million and $32 million, respectively.
     Interest incurred on ESOP debt in 1992, 1993 and 1994 was $66 million, $62 million and $58 million, respectively.

Mobil 46

NOTES TO FINANCIAL STATEMENTS

14.  Capital Stock
At December 31, 1994, 600,000,000 shares of $2.00 par value common stock were authorized and 442,336,317 shares were issued, including 46,349,300 shares held in the treasury.
     At December 31, 1994, 30,000,000 shares of $1.00 par value preferred stock were authorized, of which 6,000,000 shares of Series A Junior Participating Preferred Stock were authorized for issuance upon exercise of certain preferred stock purchase rights (no shares issued or outstanding) and 102,894 shares of Series B ESOP Convertible Preferred Stock were authorized for issuance. At December 31, 1993 and 1994, respectively, 98,073 and 95,778 shares of Series B
ESOP Convertible Preferred Stock were outstanding. During
1993 and 1994, 2,125 and 2,295 of such shares,
respectively, were redeemed.


- --------------------------------------------------------------------------------------------------------
Changes in shares of common stock outstanding
- --------------------------------------------------------------------------------------------------------
Year ended December 31                                          1992               1993             1994
- ---------------------------------------------------------------------------------------------------------
Common shares outstanding-beginning of year              398,301,121        398,816,293      398,167,941
Purchase of common stock for treasury                       (258,000)        (1,962,000)      (3,198,000)
Exercise of stock options and
  stock appreciation rights                                  768,983          1,313,002        1,014,245
Incentive compensation awards                                  4,189                646            2,831
- --------------------------------------------------------------------------------------------------------
Common shares outstanding-end of year                    398,816,293        398,167,941      395,987,017
- --------------------------------------------------------------------------------------------------------


15.  Foreign Currency
Foreign exchange transaction gains of $6 million in 1992, losses of $29 million in 1993 and gains of $70 million in 1994 were included in income. These include amounts applicable to companies accounted for on the equity method.

     The effect of foreign currency translation on Mobil's balance sheet accounts is summarized in the following table.


- ---------------------------------------------------------------------------------------------------------
Cumulative foreign exchange translation adjustment
- ---------------------------------------------------------------------------------------------------------
At December 31 (In millions)                                   1992               1993              1994
- ---------------------------------------------------------------------------------------------------------
Properties, plants and equipment, net                         $(602)             $(838)            $(273)
Deferred income taxes                                          (184)              (104)             (199)
Working capital, debt and other items, net                      252                416               349
- --------------------------------------------------------------------------------------------------------
Total                                                         $(534)             $(526)            $(123)
- --------------------------------------------------------------------------------------------------------


16. Restoration, Removal and Environmental Liabilities Exploration and producing properties must generally be restored to their original condition when the oil or gas reserves are depleted and/or operations cease. At December 31, 1993 and 1994, $732 million and $790 million, respectively, had been accrued for restoration and removal costs, mainly related to offshore producing facilities.
     Mobil accrues for its best estimate of the future costs associated with known environmental remediation requirements at its service stations, marketing terminals, refineries and plants, and at certain Superfund sites. At December 31, 1993 and 1994, the accumulated reserve for environmental remediation costs was $622 million and $551 million, respectively. Of these amounts, $140 million and $150 million were included in current accrued liabilities in the consolidated balance sheet. Accrued remediation costs for the company's U.S. service stations reflect amounts recoverable from certain states under existing programs established to assist companies in cleanup efforts. The expected recoverable costs were $91 million and $68 million at December 31, 1993 and 1994, respectively. Amounts accrued with respect to Superfund waste disposal sites, which are not material, are based on the company's best estimate of its portion of the costs of remediating such sites.

Mobil 47

NOTES TO FINANCIAL STATEMENTS

17.  Commitments and Contingent Liabilities

Substantial commitments are made in the normal course of business for the purchase of crude oil and petroleum products, and the acquisition or construction of properties, plants and equipment (including tankers for time charter to Mobil).
     Mobil has guaranteed $146 million of the obligations of others, excluding $253 million of certain cross-guarantees, primarily foreign customs duties, made with other responsible companies in the ordinary course of business. In addition, Mobil has guaranteed specified revenues from crude oil, product and carbon dioxide shipments under agreements with pipeline companies in which it holds stock interests. If these companies are unable to meet certain obligations, Mobil may be required to advance funds against future transportation charges. No material loss is anticipated under these guarantees.
     The Internal Revenue Service (IRS) has investigated the pricing of Saudi Arabian crude oil by Mobil and the other Arabian American Oil Co. (Aramco) shareholder companies during the period 1979-1984. In January 1992, the IRS assessed a tax deficiency against Mobil of about $300 million on this so-called "Aramco Advantage" issue for tax years 1980 and 1981. In April 1992, Mobil filed a petition in the U.S. Tax Court challenging the IRS deficiency notice. If the IRS were ultimately to prevail, tax deductible interest in excess of $1 billion would also be due. Mobil is presently negotiating with the IRS to resolve the "Aramco Advantage" and certain other tax issues. It is not possible to predict whether these negotiations will be successful. If a court trial is required, final resolution could be several years away. In December 1993, the U.S. Tax
Court held that the IRS had exceeded its authority in making large adjustments to increase the taxable income of Exxon Corporation and Texaco Inc. (former Aramco shareholders) on the "Aramco Advantage" issue. It is anticipated that the IRS will appeal this decision.
     Mobil and its subsidiaries are engaged in various litigations and have a number of unresolved claims pending.
The amounts claimed are substantial and the ultimate liability in respect of such litigations and claims cannot be determined at this time. Mobil has provided in its accounts for these items based on management's best judgment. Mobil is of the opinion that such liability, to the extent not provided for through insurance or otherwise, is not likely to be of material importance in relation to its accounts.

Mobil 48

REPORTS

Report of Management
The management of Mobil Corporation has the responsibility for preparing the accompanying financial statements and for their integrity and objectivity. The statements, which include amounts that are based, in part, on management's best estimates and judgments, were prepared in conformity with generally accepted accounting principles.
     Mobil maintains a system of internal accounting controls and a program of internal auditing that we believe provide us with reasonable assurance that Mobil's assets are protected and that published financial statements are reliable and free of material misstatement.
     The Audit Committee of the Board of Directors, composed solely of directors who are not officers or employees, meets regularly with Mobil's financial management and counsel, with Mobil's General Auditor, and with the independent auditors. These meetings include discussion of internal accounting controls and the quality of financial reporting. The independent auditors and the General Auditor have free and independent access to the Audit Committee to discuss the results of their audits or any other matters relating to Mobil's financial affairs.
     The accompanying consolidated financial statements have been audited by Ernst & Young LLP, independent auditors, whose appointment was approved by the shareholders. Ernst & Young's audit report follows.


/S/LUCIO A. NOTO                /S/THOMAS C. DELOACH, JR.
- ----------------                -------------------------
Lucio A. Noto                   Thomas C. DeLoach, Jr.
Chairman and Chief              Senior Vice President and
Executive Officer               Chief Financial Officer



Report of Ernst & Young LLP, Independent Auditors
Board of Directors and Shareholders
Mobil Corporation
We have audited the accompanying consolidated balance sheets of Mobil Corporation as of December 31, 1993 and 1994, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1994, appearing on pages 29, 31, and 33 through 48. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Mobil Corporation at December 31, 1993 and 1994, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.
     As discussed in Note 2 to the financial statements, in 1994, Mobil Corporation changed the method of accounting it uses to value its crude oil and product inventories at the lower of cost or market. In 1992, the Company changed its method of accounting for income taxes and postretirement benefits other than pensions.

/S/ERNST & YOUNG LLP
- --------------------

Fairfax, Virginia
February 24, 1995

Mobil 49

SUPPLEMENTARY INFORMATION

Oil and Gas Producing Activities (unaudited)
The accompanying tables set forth information concerning
Mobil's oil and gas producing activities at December 31, 1992, 1993 and 1994, and for the years then ended, as required by Financial Accounting Standard (FAS) 69,
Disclosures about Oil and Gas Producing Activities.


- -----------------------------------------------------------------------------------------------------------------------
Table 1: Estimated Quantities of Net Proved Oil and Natural Gas Liquids Reserves
- -----------------------------------------------------------------------------------------------------------------------
                                           United States                   Canada                        Europe
Year ended December 31
(Millions of barrels)                 1992     1993     1994       1992     1993     1994        1992     1993     1994
- -----------------------------------------------------------------------------------------------------------------------
Net proved reserves of fully
consolidated companies:
  Beginning of year                  1,232    1,168    1,116        259      244      249         376      353      357
  Revisions                             17      (13)      (3)        10        2       (8)          -       (4)       5
  Improved recovery                     14       59       49          2       27        7          36       56      101
  Purchases                              1       18        2          -        6        5           -        -        -
  Sales                                (18)     (8)       (9)        (6)      (9)      (2)          -        -        -
  Extensions, discoveries
    and other additions                 36       3         7          1        -       19           -       10        1
  Production                          (114)   (111)     (110)       (22)     (21)     (21)        (59)     (58)     (63)
- -----------------------------------------------------------------------------------------------------------------------
  End of year                        1,168   1,116     1,052        244      249      249         353      357      401
- -----------------------------------------------------------------------------------------------------------------------
Net proved reserves of
equity companies:(1)
  Beginning of year                      -       -         -          -        -        -           5        3        2
  Revisions                              -       -         -          -        -        -           -       (1)       -
  Sales                                  -       -         -          -        -        -          (2)       -        -
  Extensions, discoveries
    and other additions                  -       -         -          -        -        -           -        -        -
  Production                             -       -         -          -        -        -           -        -        -
- -----------------------------------------------------------------------------------------------------------------------
  End of year                            -       -         -          -        -        -           3        2        2
- -----------------------------------------------------------------------------------------------------------------------
Total net proved reserves            1,168   1,116     1,052        244      249      249         356      359      403
- -----------------------------------------------------------------------------------------------------------------------
Net proved developed
reserves of fully
consolidated companies:
   Beginning of year                   934     879       871        218      203      203         196      168      196
   End of year                         879     871       826        203      203      190         168      196      215
- -----------------------------------------------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
                                       Other Areas                 Total
- --------------------------------------------------------------------------------
Year ended December 31
(Millions of barrels)              1992    1993    1994    1992    1993    1994
- --------------------------------------------------------------------------------
Net proved reserves of fully
consolidated companies:
  Beginning of year               1,025   1,066   1,087   2,892   2,831   2,809
  Revisions                          84      30      76     111      15      70
  Improved recovery                   -       -     123      52     142     280
  Purchases                           -       -       2       1      24       9
  Sales                               -       -       -     (24)    (17)    (11)
  Extensions, discoveries
    and other additions              40      86      30      77      99      57
  Production                        (83)    (95)   (101)   (278)   (285)   (295)
- --------------------------------------------------------------------------------
  End of year                     1,066   1,087   1,217   2,831   2,809   2,919
- --------------------------------------------------------------------------------
Net proved reserves of
equity companies:(1)
  Beginning of year                 564     538     532     569     541     534
  Revisions                          (5)     (1)      -      (5)     (2)      -
  Sales                               -       -       -      (2)      -       -
  Extensions, discoveries
    and other additions               -      15       8       -      15       8
  Production                        (21)    (20)    (17)    (21)    (20)    (17)
- --------------------------------------------------------------------------------
  End of year                       538     532     523     541     534     525
- --------------------------------------------------------------------------------
Total net proved reserves         1,604   1,619   1,740   3,372   3,343   3,444
- --------------------------------------------------------------------------------
Net proved developed
reserves of fully
consolidated companies:
   Beginning of year                697     811     783   2,045   2,061   2,053
   End of year                      811     783     784   2,061   2,053   2,015
- --------------------------------------------------------------------------------
(1) Represents Mobil's share of net proved reserves of investees accounted for on the equity method.


Mobil's estimated net proved reserves and changes thereto for the years 1992, 1993 and 1994 are presented in Tables 1 and 2. The estimates represent only those volumes considered to be proved reserves and include fields where additional investment may be required to recover these reserves.
     Definitions used in developing these data are in accordance with the SEC guidelines, which state: "Proved oil and gas reserves are the estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made." Proved developed reserves are recoverable from existing wells with existing equipment and operating methods. These reserve estimates are subject to revisions over time as more information becomes available. In the past, some revisions have been significant. The company's net proved reserves exclude royalties and interests owned by others and natural gas liquids volumes received under natural gas processing contracts.

Mobil 50

SUPPLEMENTARY INFORMATION


- ------------------------------------------------------------------------------------------------------------------------
Table 2: Estimated Quantities of Net Proved Natural Gas Reserves
                                            United States                    Canada                       Europe
Year ended December 31
(Billions of cubic feet)                1992     1993     1994       1992     1993     1994       1992     1993     1994
- ------------------------------------------------------------------------------------------------------------------------
Net proved reserves of fully
consolidated companies:
  Beginning of year                    6,237    5,971    5,372      1,912    1,823    1,507      3,462    3,508    4,021
  Revisions                              391      (33)     164        116      (24)       9        165      377      234
  Improved recovery                        -       11       30         17       43        5        124       56        -
  Purchases                                2       27        8         10       13       32         24        -       20
  Sales                                  (97)    (119)     (64)       (54)    (169)     (51)       (80)       -        -
  Extensions, discoveries
    and other additions                   38       73      117          9        -      410         89      403      322
  Production                            (600)    (558)    (572)      (187)    (179)    (168)      (276)    (323)    (346)
- ------------------------------------------------------------------------------------------------------------------------
  End of year                          5,971    5,372    5,055      1,823    1,507    1,744      3,508    4,021    4,251
- ---------------------------------------------------------------------------------------------------------------------- --
Net proved reserves of
equity companies:(1)
  Beginning of year                        -        -        -          -        -        -         66       33       33
  Revisions                                -        -        -          -        -        -          4        3        2
  Sales                                    -        -        -          -        -        -        (33)       -        -
  Extensions, discoveries
    and other additions                    -        -        -          -        -        -          1        2        2
  Production                               -        -        -          -        -        -         (5)      (5)      (4)
- ------------------------------------------------------------------------------------------------------------------------
  End of year                              -        -        -          -        -        -         33       33       33
- ------------------------------------------------------------------------------------------------------------------------
Total net proved reserves              5,971    5,372    5,055      1,823    1,507    1,744      3,541    4,054    4,284
- ------------------------------------------------------------------------------------------------------------------------
Net proved developed reserves
of fully consolidated companies:
  Beginning of year                    5,098    4,530    4,158      1,694    1,489    1,306      2,556    2,536    2,932
  End of year                          4,530    4,158    3,902      1,489    1,306    1,223      2,536    2,932    3,081
- ------------------------------------------------------------------------------------------------------------------------



- ----------------------------------------------------------------------------------------
Table 2: Estimated Quantities of Net Proved Natural Gas Reserves
                                            Other Areas                   Total
Year ended December 31
(Billions of cubic feet)                1992    1993    1994      1992     1993     1994
- ----------------------------------------------------------------------------------------
Net proved reserves of fully
consolidated companies:
  Beginning of year                    6,952   6,401   6,059    18,563   17,703   16,959
  Revisions                               54      22      51       726      342      458
  Improved recovery                        -       -       -       141      110       35
  Purchases                                -       -      34        36       40       94
  Sales                                    -       -       -      (231)    (288)    (115)
  Extensions, discoveries
    and other additions                    -     241      71       136      717      920
  Production                            (605)   (605)   (608)   (1,668)  (1,665)  (1,694)
- ----------------------------------------------------------------------------------------
  End of year                          6,401   6,059   5,607    17,703   16,959   16,657
- ----------------------------------------------------------------------------------------
Net proved reserves of
equity companies:(1)
  Beginning of year                      127      70     691       193      103      724
  Revisions                              (45)     38       4       (41)      41        6
  Sales                                    -       -       -       (33)       -        -
  Extensions, discoveries
    and other additions                    -     594     297         1      596      299
  Production                             (12)    (11)     (7)      (17)     (16)     (11)
- ----------------------------------------------------------------------------------------
  End of year                             70     691     985       103      724    1,018
- ----------------------------------------------------------------------------------------
Total net proved reserves              6,471   6,750   6,592    17,806   17,683   17,675
Net proved developed reserves
of fully consolidated companies:
  Beginning of year                    5,530   4,955   4,326    14,878   13,510   12,722
- ----------------------------------------------------------------------------------------
  End of year                          4,955   4,326   3,810    13,510   12,722   12,016
- ----------------------------------------------------------------------------------------
(1) Represents Mobil's share of net proved reserves of investees accounted for on the equity method.


- -----------------------------------------------------------------------------------------------------------------
Table 3: Capitalized Costs Related to Oil and Gas Producing Activities
- -----------------------------------------------------------------------------------------------------------------
                                  United States         Canada         Europe
At December 31 (In millions)        1992      1993     1994       1992    1993    1994      1992    1993    1994
- -----------------------------------------------------------------------------------------------------------------
Capitalized costs:
  Unproved properties            $   160   $   134  $    54     $  117  $  115  $  113     $  18   $  16   $  11
  Proved properties, wells,
   plants and other equipment     17,045    16,441   15,988      3,084   3,110   3,186     5,931   6,051   6,929
- -----------------------------------------------------------------------------------------------------------------
Total capitalized costs           17,205    16,575   16,042      3,201   3,225   3,299     5,949   6,067   6,940
Accumulated depreciation,
  depletion and amortization      10,775    10,793   10,833      1,426   1,467   1,528     3,183   3,319   3,993
- -----------------------------------------------------------------------------------------------------------------
Net capitalized costs              6,430     5,782    5,209      1,775   1,758   1,771     2,766   2,748   2,947
Net capitalized costs of
  equity companies(1)                  -         -        -          -       -       -        19      21      28
- -----------------------------------------------------------------------------------------------------------------
Total                            $ 6,430   $ 5,782  $ 5,209     $1,775   $1,758  $1,771   $2,785  $2,769  $2,975
- -----------------------------------------------------------------------------------------------------------------


- ------------------------------------------------------------------------------------------
Table 3: Capitalized Costs Related to Oil and Gas Producing Activities
- ------------------------------------------------------------------------------------------
                                           Other Areas                      Total
At December 31 (In millions)        1992      1993     1994        1992     1993     1994
- ------------------------------------------------------------------------------------------
Capitalized costs:
  Unproved properties             $   12    $   11   $    9      $   307  $   276  $   187
  Proved properties, wells,
   plants and other equipment      2,573     2,947    3,342       28,633   28,549   29,445
- ------------------------------------------------------------------------------------------
Total capitalized costs            2,585     2,958    3,351       28,940   28,825   29,632
Accumulated depreciation,
  depletion and amortization       1,290     1,487    1,772       16,674   17,066   18,126
- ------------------------------------------------------------------------------------------
Net capitalized costs              1,295     1,471    1,579       12,266   11,759   11,506
- ------------------------------------------------------------------------------------------
Net capitalized costs of
  equity companies(1)                 81       119      198          100      140      226
- ------------------------------------------------------------------------------------------
Total                             $1,376    $1,590   $1,777      $12,366  $11,899  $11,732
- ------------------------------------------------------------------------------------------
(1) Represents Mobil's share of net proved reserves of investees accounted for on the equity method.



Table 3 summarizes the aggregate amount of capitalized costs related to oil and gas producing activities and related accumulated depreciation, depletion and amortization at December 31, 1992, 1993 and 1994.
Capitalized costs include (1) mineral interests in properties; (2) wells, plants and related equipment and facilities; and (3) support equipment and facilities used in oil and gas producing activities.

Mobil 51

SUPPLEMENTARY INFORMATION



- -----------------------------------------------------------------------------------------------------------------
Table 4: Costs Incurred in Oil and Gas Property Acquisition, Exploration and Development Activities
- -----------------------------------------------------------------------------------------------------------------
                                                United States               Canada                  Europe
Year ended December 31 (In millions)          1992   1993   1994      1992   1993   1994      1992   1993   1994
- -----------------------------------------------------------------------------------------------------------------
Property acquisition costs:
  Unproved properties                        $   4   $  4   $ 17      $  5   $  5   $ 11      $  8   $  1    $ -
  Proved properties                             11      9      8         -      9      -        10      3     10
- -----------------------------------------------------------------------------------------------------------------
Total acquisition costs                         15     13     25         5     14     11        18      4     10
Exploration costs                               75    124    199        27     22     49       219    221    174
Development costs                              349    331    365       150    264    354       639    399    319
- -----------------------------------------------------------------------------------------------------------------
Total expenditures                             439    468    589       182    300    414       876    624    503
- -----------------------------------------------------------------------------------------------------------------
Property acquisition,exploration and
  development costs of equity companies (1)      -      -         -      -      -         -      8      9      12
- -----------------------------------------------------------------------------------------------------------------
 Total                                        $439   $468   $589      $182   $300   $414       $884   $633   $515
- -----------------------------------------------------------------------------------------------------------------




- -------------------------------------------------------------------------------------------------
Table 4: Costs Incurred in Oil and Gas Property Acquisition, Exploration and Development Activities
- -------------------------------------------------------------------------------------------------
                                                Other Areas                       Total
Year ended December 31 (In millions)        1992     1993     1994       1992      1993     1994
- -------------------------------------------------------------------------------------------------
Property acquisition costs:
  Unproved properties                       $  1     $ 16     $  4     $   18   $    26   $   32
  Proved properties                            5        -        4         26        21       22
- -------------------------------------------------------------------------------------------------
Total acquisition costs                        6       16        8         44        47       54
Exploration costs                            198      127      226        519       494      648
Development costs                            280      392      385      1,418     1,386    1,423
- -------------------------------------------------------------------------------------------------
Total expenditures                           484      535      619      1,981     1,927    2,125
- -------------------------------------------------------------------------------------------------
Property acquisition,exploration and
  development costs of
  equity companies(1)                         30       60       86         38       69        98
- -------------------------------------------------------------------------------------------------
 Total                                      $514     $595     $705     $2,019   $1,996    $2,223
- -------------------------------------------------------------------------------------------------
(1) Represents Mobil's share of property acquisition,
exploration and development costs of investees accounted
for on the equity method.


The table above sets forth certain costs incurred, both capitalized and expensed, in oil and gas producing activities. Property acquisition costs represent costs incurred to purchase or lease oil and gas properties.
Exploration costs include costs of geological and geophysical activities and drilling of exploratory wells.
Expenditures to drill and equip development wells and construct production facilities to extract, treat and store oil and gas are included in development costs. Exploration and development costs also include depreciation of support equipment and facilities used in these activities rather than the acquisition costs for support equipment.


- ------------------------------------------------------------------------------------------------------------------------
Table 5: Results of Operations for Oil and Gas Producing Activities
- -------------------------------------------------------------------------------------------------------------------------
                                                United States                  Canada                    Europe
Year ended December 31 (In millions)       1992     1993     1994      1992     1993     1994      1992     1993     1994
- -------------------------------------------------------------------------------------------------------------------------
Results of Operations
Revenues:
  Trade sales                            $  926   $1,054   $  890    $  502    $ 533    $ 489   $ 1,043   $1,089   $1,486
  Intercompany sales                      1,742    1,421     1,331       43       18       13       987      850      456
- -------------------------------------------------------------------------------------------------------------------------
Total revenues(1)                         2,668    2,475     2,221      545      551      502     2,030    1,939    1,942
Production (lifting) costs               (1,019)    (976)     (946)    (253)    (218)    (203)     (749)    (679)    (660)
Exploration expenses                       (112)     (65)     (115)     (27)     (19)     (43)     (184)    (192)    (145)
Depreciation, depletion
  and amortization                         (848)    (844)     (949)    (325)    (170)    (217)     (464)    (369)    (428)
Other operating revenues
  and (expenses)                           (179)     (43)      (31)      (6)      14        8       138       60       66
Income tax expense                         (162)    (184)      (55)      37      (13)      10      (469)    (369)    (459)
- -------------------------------------------------------------------------------------------------------------------------
Results of operations for
    producing activities                    348      363       125      (29)     145       57       302      390      316
- -------------------------------------------------------------------------------------------------------------------------
Results of operations for
  producing activities of
  equity companies(2)                         -         -        -        -        -         -       41         1       2
- -------------------------------------------------------------------------------------------------------------------------
Total                                   $   348   $  363     $ 125   $  (29)  $  145    $  57    $  343   $  391   $  318
- -------------------------------------------------------------------------------------------------------------------------


- -------------------------------------------------------------------------------------------------------------------------
Table 5: Results of Operations for Oil and Gas Producing Activities
- -------------------------------------------------------------------------------------------------------------------------
                                                  Other Areas                   Total
Year ended December 31 (In millions)       1992     1993      1994      1992     1993     1994
- -------------------------------------------------------------------------------------------------------------------------
Results of Operations
Revenues:
  Trade sales                           $ 1,546  $ 1,450   $ 1,372   $ 4,017  $ 4,126   $ 4,237
  Intercompany sales                      1,215    1,305     1,340     3,987    3,594     3,140
- -------------------------------------------------------------------------------------------------------------------------
Total revenues(1)                         2,761    2,755     2,712     8,004    7,720     7,377
Production (lifting) costs                 (572)    (592)     (565)   (2,593)  (2,465)   (2,374)
Exploration expenses                       (184)    (129)     (213)     (507)    (405)     (516)
Depreciation, depletion
  and amortization                         (197)    (243)     (313)   (1,834)  (1,626)   (1,907)
Other operating revenues
  and (expenses)                            185      166        96       138      197       139
Income tax expense                       (1,300)  (1,234)   (1,157)   (1,894)  (1,800)   (1,661)
- -------------------------------------------------------------------------------------------------------------------------
Results of operations for
    producing activities                    693      723       560     1,314    1,621     1,058
- -------------------------------------------------------------------------------------------------------------------------
Results of operations for
  producing activities of
  equity companies(2)                        35       30        16        76       31        18
- -------------------------------------------------------------------------------------------------------------------------
Total                                   $   728   $  753    $  576   $ 1,390  $ 1,652   $ 1,076
- -------------------------------------------------------------------------------------------------------------------------
(1) Revenues in this table will not agree with Exploration
& Producing Segment Revenues (pages 20 and 34) because
revenues from operations that are ancillary to oil and gas
producing activities have been classified as Other
Operating Revenues and Expenses for this presentation.
(2) Represents Mobil's share of results of operations for
producing activities of investees accounted for on the
equity method.


Mobil's results of operations for producing activities for the years ended December 31, 1992, 1993 and 1994 are shown above. Revenues include sales to unaffiliated parties and sales or transfers (essentially at third-party sales prices) to Mobil's other operations. All revenues reported in this table are net of royalty interests of others.
Production (lifting) costs and exploration expenses are determined as defined by accounting standards.

Mobil 52

SUPPLEMENTARY INFORMATION

FAS 69 requires disclosure with respect to future net cash flows from future production of net proved, developed and undeveloped reserves. Future cash inflows are computed by applying year-end prices to estimated future production of net proved reserves. Future price changes are considered only to the extent they are covered by contractual agreements in existence at year-end. Development and production costs are based on year-end estimated future expenditures incurred in developing and producing net proved reserves, assuming continuation of existing economic conditions. Future income taxes are calculated using year-end statutory tax rates. Discounted future net cash flows are computed using a discount factor of 10%.
     The standardized measure data are not intended to replace the historical cost-based financial data included in the audited financial statements. As such, many of the data disclosed in this section represent estimates, assumptions and computations that are subject to continual change as the future unfolds. For example, significant changes in year-end prices from 1993 to 1994 contributed to the higher discounted future net cash flow amount for 1994.
Accordingly, Mobil cautions investors and analysts that the data are of questionable utility for decision making.
      Tables 6 and 7 below set forth the standardized measure of discounted future net cash flows relating to proved oil and gas reserves, and quantify the causes of the changes in the standardized measure of the cash flows relating to those reserves. Since the estimates reflect proved reserves only, they exclude revenues that could result from unproved reserves that could become productive in later years.


- -------------------------------------------------------------------------------------------------------------------------
Table 6: Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves
- -------------------------------------------------------------------------------------------------------------------------
                                             United States                    Canada                       Europe
At December 31 (In millions)          1992       1993      1994       1992     1993     1994       1992     1993     1994
- --------------------------------------------------------------------------------------------------------------------------
Future cash inflows               $ 29,226   $ 23,067   $22,051     $5,567   $4,960  $ 4,419    $14,392  $14,211  $16,415
Future production costs            (10,842)   (10,386)   (9,329)    (2,437)  (2,148)  (1,987)    (5,454)  (4,893)  (5,214)
Future development costs            (1,921)    (1,887)   (1,775)      (345)    (292)    (259)    (1,112)    (976)  (1,131)
Future income tax expenses          (4,819)    (3,019)   (3,120)    (1,227)  (1,081)    (919)    (4,163)  (3,769)  (4,883)
- -------------------------------------------------------------------------------------------------------------------------
Future net cash flows               11,644      7,775     7,827      1,558    1,439    1,254      3,663    4,573    5,187
10% annual discount
  for estimated timing
  of cash flows                     (5,532)    (3,276)   (3,266)      (725)    (639)    (586)    (1,268)  (1,558)  (1,732)
- --------------------------------------------------------------------------------------------------------------------------
Standardized measure
  of discounted future
  net cash flows                     6,112      4,499     4,561        833      800       668     2,395    3,015    3,455
- --------------------------------------------------------------------------------------------------------------------------
Standardized measure
  of discounted future
  net cash flows of
  equity companies(1)                    -         -          -          -        -         -        20       15       21
- --------------------------------------------------------------------------------------------------------------------------
Total                             $  6,112  $  4,499   $  4,561      $ 833    $ 800    $  668   $ 2,415  $ 3,030  $ 3,476
- --------------------------------------------------------------------------------------------------------------------------


- -------------------------------------------------------------------------------------------------------------------------
Table 6: Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves
- -------------------------------------------------------------------------------------------------------------------------
                                           Other Areas                       Total
At December 31 (In millions)        1992      1993      1994        1992      1993      1994
- -------------------------------------------------------------------------------------------------------------------------
Future cash inflows             $ 32,376   $24,759   $29,196     $ 81,561  $ 66,997  $ 72,081
Future production costs           (8,761)   (7,648)   (8,287)    (27,494)   (25,075)  (24,817)
Future development costs          (1,684)   (1,982)   (1,909)     (5,062)    (5,137)   (5,074)
Future income tax expenses       (13,670)   (8,641)  (10,921)    (23,879)   (16,510)  (19,843)
- --------------------------------------------------------------------------------------------------------------------------
Future net cash flows              8,261     6,488     8,079      25,126     20,275    22,347
10% annual discount
  for estimated timing
  of cash flows                   (3,454)   (2,861)   (3,868)    (10,979)    (8,334)   (9,452)
- --------------------------------------------------------------------------------------------------------------------------
Standardized measure
  of discounted future
  net cash flows                   4,807     3,627     4,211      14,147     11,941    12,895
- --------------------------------------------------------------------------------------------------------------------------
Standardized measure
  of discounted future
  net cash flows of
  equity companies(1)                252       258       455         272        273       476
- --------------------------------------------------------------------------------------------------------------------------
Total                           $  5,059   $ 3,885  $  4,666    $ 14,419   $ 12,214  $ 13,371
- --------------------------------------------------------------------------------------------------------------------------
(1) Represents Mobil's share of standardized measure of
discounted future net cash flows of investees accounted for
on the equity method.


- ----------------------------------------------------------------------------------------------------
Table 7: Changes in Standardized Measure of Discounted Future Net Cash Flows
- ----------------------------------------------------------------------------------------------------
Year ended December 31 (In millions)                                  1992        1993        1994
- ----------------------------------------------------------------------------------------------------
Beginning of year                                                  $13,838     $14,419     $12,214
Changes resulting from:
  Sales and transfers of production,
    net of production costs                                         (5,411)     (5,255)     (5,003)
  Net changes in prices and in development and production costs        242      (7,217)        559
    Extensions, discoveries, additions and
      purchases, less related costs                                    288         993         864
  Development costs incurred during the period                       1,418       1,386       1,423
  Revisions of previous quantity estimates                           1,569       1,065       2,204
  Accretion of discount                                              2,640       2,806       2,184
  Net change in income taxes                                          (135)      4,016      (1,276)
   Other                                                               (30)          1         202
- ----------------------------------------------------------------------------------------------------
End of year                                                        $14,419     $12,214     $13,371
- ----------------------------------------------------------------------------------------------------


Mobil 53

SUPPLEMENTARY INFORMATION

Five-Year Operating Highlights (unaudited)



                                                        1990      1991      1992      1993      1994
- ----------------------------------------------------------------------------------------------------
Net Production of Crude Oil and NGL(1)
 (thousands of barrels daily)
  United States                                          324       332       311       305       300
  Canada                                                  66        65        59        58        57
  Indonesia                                               97        97        94        90        77
  Nigeria                                                 95       109       132       169       175
  Norway                                                  89        95       102        95        95
  United Kingdom                                          48        45        50        58        70
  Other fully consolidated areas                          12        11        11         9        33
  Equity companies(2)                                     48        60        57        54        47
- ----------------------------------------------------------------------------------------------------
  Worldwide                                              779       814       816       838       854
- ----------------------------------------------------------------------------------------------------
Net Production of Natural Gas
    (millions of cubic feet daily)
  United States                                        1,616     1,703     1,641     1,529     1,568
  Canada                                                 451       494       510       492       461
  Germany                                                391       346       351       362       368
  Indonesia                                            1,529     1,598     1,654     1,658     1,654
  United Kingdom                                         227       261       260       390       470
  Other fully consolidated areas                         151       161       143       135       120
  Equity companies(2)                                     60        61        45        44        29
- ----------------------------------------------------------------------------------------------------
  Worldwide                                            4,425     4,624     4,604     4,610     4,670
    Barrels of oil equivalent
      (thousands of barrels daily)(3)                    786       822       818       819       830
- ----------------------------------------------------------------------------------------------------
Total Production (thousands of barrels daily)(3)       1,565     1,636     1,634     1,657     1,684
- ----------------------------------------------------------------------------------------------------
Net Reserves of Crude Oil and NGL
    (millions of barrels)
  United States                                        1,207     1,232     1,168     1,116     1,052
  Canada                                                 247       259       244       249       249
  Europe                                                 368       376       353       357       401
  Other fully consolidated areas                         959     1,025     1,066     1,087     1,217
  Equity companies(2)                                    547       569       541       534       525
- ----------------------------------------------------------------------------------------------------
  Worldwide                                            3,328     3,461     3,372     3,343     3,444
- ----------------------------------------------------------------------------------------------------
Net Reserves of Natural Gas
    (billions of cubic feet)
  United States                                        7,149     6,237     5,971     5,372     5,055
  Canada                                               1,995     1,912     1,823     1,507     1,744
  Europe                                               3,378     3,462     3,508     4,021     4,251
  Other fully consolidated areas                       6,621     6,952     6,401     6,059     5,607
  Equity companies(2)                                    207       193       103       724     1,018
- ----------------------------------------------------------------------------------------------------
  Worldwide                                           19,350    18,756    17,806    17,683     17,675
    Barrels of oil equivalent
      (millions of barrels)(3)                         3,439     3,334     3,165     3,143     3,142
- ----------------------------------------------------------------------------------------------------
Total Reserves
  (millions of barrels of oil equivalent)              6,767     6,795     6,537     6,486     6,586
- ----------------------------------------------------------------------------------------------------
Reserves Replacement Percentage(4)                      105%      105%       57%       92%      116%
- ----------------------------------------------------------------------------------------------------
Average U.S. Sales Price/Transfer Value(5)
  Crude Oil (per barrel)                             $ 20.11   $ 16.42   $ 15.73   $ 13.54  $  12.91
  NGL (per barrel)                                     12.71     12.19     11.84     11.25     10.37
  Natural Gas (per thousand cubic feet)                 1.85      1.61      1.86      2.22      1.90
- ----------------------------------------------------------------------------------------------------
Average International Sales Price/
  Transfer Value(5)
  Crude Oil (per barrel)                             $ 22.74   $ 19.92   $ 19.11   $ 16.99  $  15.66
  Natural Gas (per thousand cubic feet)                 2.97      2.90      2.74      2.62      2.44
- ----------------------------------------------------------------------------------------------------
(1) Natural Gas Liquids.
(2) Represents Mobil's share of investees accounted for on
the equity method.
(3) Natural gas volumes have been converted to oil
equivalent barrels on a BTU basis, with 5,626 cubic feet of
gas per barrel.
(4) Reserves replacement percentage is calculated by
dividing the net adjustments to reserves for the year plus
the annual production by the annual production.
(5) Transfer values are essentially equal to third-party
sales.


<GRAPH APPEARS HERE>

Liquids reserves increased over 100 million barrels in 1994, primarily in Europe and Africa.

<GRAPH APPEARS HERE>

Natural gas reserves were about the same as in 1993, with increases in Europe offsetting a decline in Indonesia.

Mobil 54

SUPPLEMENTARY INFORMATION


                                                    1990       1991       1992       1993       1994
- ----------------------------------------------------------------------------------------------------
Petroleum Product Sales
  (thousands of barrels daily)
  United States                                      903        922        999      1,080      1,172
  Europe                                             775        751        790        810        810
  Pacific Rim(1)                                     593        656        645        730        777
  Other Areas                                        257        292        310        314        316
- ----------------------------------------------------------------------------------------------------
  Worldwide                                        2,528      2,621      2,744      2,934      3,075
- ----------------------------------------------------------------------------------------------------
Petroleum Product Sales (millions of dollars)
  United States                                  $10,646    $ 9,694    $10,070    $10,181    $10,492
  Europe                                          15,937     14,871     15,685     14,555     14,395
  Pacific Rim(1)                                   9,028     10,111      9,770     10,619     11,466
  Other Areas                                      3,246      3,336      3,551      3,382      3,707
- ----------------------------------------------------------------------------------------------------
  Worldwide                                      $38,857    $38,012    $39,076    $38,737    $40,060
- ----------------------------------------------------------------------------------------------------
Average United States Product Price
  (per gallon)(2)                                  76.9       68.6       65.6       61.5       58.4
- ----------------------------------------------------------------------------------------------------
Refinery Runs (thousands of barrels daily)
  United States                                      729       764        796        836        857
  Europe                                             435       408        403        446        420
  Pacific Rim(3)                                     453       522        529        607        622
  Other Areas                                        150       155        158        163        163
- ----------------------------------------------------------------------------------------------------
  Runs for Mobil by Mobil                          1,767     1,849      1,886      2,052      2,062
  Runs for Mobil by Others                            40        28         37         20        20
- ----------------------------------------------------------------------------------------------------
  Total Runs for Mobil                             1,807     1,877      1,923      2,072      2,082
  Mobil Refinery Runs for Others                      96        86         66         28         12
- ----------------------------------------------------------------------------------------------------
  Worldwide                                        1,903     1,963      1,989      2,100      2,094
- ----------------------------------------------------------------------------------------------------
Chemical Sales by Product Category
  (millions of dollars)
  Petrochemicals                                 $ 1,989   $ 1,870    $ 1,733    $ 1,608   $  2,088
  Plastics                                         1,849     1,839      1,781      1,719      1,846
  Other                                               35        46         59         81        101
- ----------------------------------------------------------------------------------------------------
  Net sales to trade                             $ 3,873   $ 3,755    $ 3,573    $ 3,408   $  4,035
- ----------------------------------------------------------------------------------------------------
Number of Employees (year-end)(4)
  Petroleum Operations  -United States            25,300    24,600     22,200     21,600     20,300
                        -International            25,500    26,300     25,800     25,200     25,200
  Chemical              -United States            10,700    10,900     10,200      9,700      8,100
                        -International             1,700     1,800      1,900      2,100      1,800
  Other                 -United States             3,600     3,400      3,100      2,800      2,700
                        -International               500       500        500        500        400
- ----------------------------------------------------------------------------------------------------
  Total                                           67,300    67,500     63,700     61,900     58,500
- ----------------------------------------------------------------------------------------------------
(1) Includes primarily Australia, China, Hong Kong, Japan, Malaysia, New Zealand and Singapore.
(2) Represents the average amount Mobil charges dealers,
service stations, etc. for petroleum products, including
gasoline. Excise taxes and other items included in the
"pump" price consumers pay for gasoline are not reflected
in this amount.
(3) Includes Australia, Japan, New Zealand and Singapore.
(4) Prior year data reclassified to conform with current
year presentation.


Mobil markets autogasoline through about 19,500 retail outlets in over 50 countries. Petroleum product sales have increased 22% based on daily volume since 1990.
     Mobil has 5 refineries in the U.S. that represent about 40% of its worldwide capacity. Outside the U.S., we have operating interests in 16 crude oil refineries.
     Mobil operates 43 chemical facilities in 10 countries, and chemical sales extend to more than 100 countries. We are a 50% partner in a complex in Saudi Arabia that produces polyethylene and ethylene glycol.

<GRAPH APPEARS HERE>

Refinery runs were marginally higher in 1994. Petroleum product sales volumes were up 5%.

<GRAPH APPEARS HERE>

Continuous improvement initiatives led to a further 5% reduction in the number of employees in 1994.

Mobil 55

SUPPLEMENTARY INFORMATION

Eleven-Year Financial Summary


(In millions, except for per-share amounts)                     1984       1985       1986       1987
- -----------------------------------------------------------------------------------------------------
Revenues                                                     $53,363    $54,606    $44,936    $51,678
- -----------------------------------------------------------------------------------------------------
Income, Excluding the Effects of Significant U.S.
  and Foreign Income Tax Rate Changes and
  Change in Accounting Principle(s)                           $1,268    $ 1,040    $ 1,612(1) $ 1,448
- -----------------------------------------------------------------------------------------------------
Segment Earnings:
Petroleum Operations
  Exploration & Producing       -United States                $  780    $   701    $   71     $   462
                                -International                   942      1,074       871       1,065
- -----------------------------------------------------------------------------------------------------
  Total Exploration & Producing                                1,722      1,775       942       1,527
- -----------------------------------------------------------------------------------------------------
  Marketing & Refining          -United States                   (23)       138       346          97
                                -International                    13        151       972          76
- -----------------------------------------------------------------------------------------------------
  Total Marketing & Refining                                     (10)       289     1,318         173
- -----------------------------------------------------------------------------------------------------
Total Petroleum Operations                                     1,712      2,064     2,260       1,700
Chemical                                                          24         41       130         285
- -----------------------------------------------------------------------------------------------------
Segment Earnings                                               1,736      2,105     2,390       1,985
Corporate and Other                                              (59)        53      (147)        (75)
Net Financing Expense                                           (462)      (652)     (587)       (592)
Loss on Sale of Container Corporation of America                   -          -      (150)          -
Effect of Significant U.S. and
  Foreign Income Tax Rate Changes                                  -          -       552        (100)
- -----------------------------------------------------------------------------------------------------
Income Before Discontinued Operations and
  Change in Accounting Principle(s)                            1,215      1,506     2,058       1,218
Discontinued Operations -Montgomery Ward                          53       (466)      106         130
Cumulative Effect of Change in Accounting Principle(s)(2)          -          -    (2,518)          -
- -----------------------------------------------------------------------------------------------------
Net Income                                                    $1,268      $1,040    $(354)      $1,348
- -----------------------------------------------------------------------------------------------------
Income per Common Share
  (based on average shares outstanding)
  Income Before Discontinued Operations and
    Change in Accounting Principle(s)                          $2.98       $3.69    $5.04        $2.96
  Net Income                                                   $3.11       $2.55   $(0.87)       $3.28
- -----------------------------------------------------------------------------------------------------
Net Income as Percent of
  Average shareholders' equity                                  9.2%        7.5%     17.3%(1)     9.5%
  Average capital employed(3)                                   7.7%        6.8%     12.1%(1)     8.5%
  Revenues                                                      2.4%        1.9%      4.8%(1)      2.6%
- -----------------------------------------------------------------------------------------------------
Capital and Exploration Expenditures                          $9,136      $3,330    $2,890       $2,798
- -----------------------------------------------------------------------------------------------------
Balance Sheet Position at Year-End
  Current assets                                             $11,998     $12,193    $10,193     $11,097
  Net properties, plants and equipment                        24,115      24,533     23,439      24,071
  Total assets                                                40,732      40,668     38,173      40,272
  Current liabilities                                         11,553      11,911     10,075      10,730
  Long-term debt                                              11,011       9,323      7,939       7,143
  Shareholders' equity                                        13,624      14,089     13,430      15,000
      Per common share(4)                                     $33.42      $34.50     $32.86      $36.46
- -----------------------------------------------------------------------------------------------------
Debt-to-Capitalization Ratio(5)                                  49%         45%        41%         37%
- -----------------------------------------------------------------------------------------------------
Average Common Shares Outstanding(thousands of shares)       407,412      408,071   408,142     410,688
- -----------------------------------------------------------------------------------------------------
Common Shares Outstanding(thousands of shares, year-end)     407,704      408,351   408,732     411,359
- -----------------------------------------------------------------------------------------------------
Shareholders of Common Stock (year-end)                      270,400      268,600   260,800     246,800
- -----------------------------------------------------------------------------------------------------
Common Stock Dividends                                         $896         $898      $898         $903
  As percent of net income less preferred dividends             71%          86%       41%(1)        67%
  Per share                                                   $2.20        $2.20     $2.20        $2.20
- -----------------------------------------------------------------------------------------------------
Year-End Market Price per Common Share                      $27 1/8      $30 1/4    $40 1/8     $39 1/8
- -----------------------------------------------------------------------------------------------------
(1) Excludes cumulative effect of adopting FAS 96 ($2,518
million) in 1986; FAS 106 and 109 ($446 million) in 1992;
LCM ($680 million) in 1994.
(2) Accounting changes: FAS 96 in 1986; FAS 106 and 109 in
1992; LCM in 1994.
(3) Net income plus income applicable to minority interests
plus interest expense, net of tax, divided by the sum of
average shareholders' equity, minority interests and debt.


<GRAPH APPEARS HERE>

Dividend payments increased for the seventh consecutive year, to $3.40 per share.

<GRAPH APPEARS HERE>

Our debt-to-capitalization ratio of 31% reflects considerable financial flexibility.

Mobil 56

SUPPLEMENTARY INFORMATION


           1988        1989       1990       1991       1992        1993      1994
- -----------------------------------------------------------------------------------------
        $54,740     $56,388    $64,774    $63,311    $64,456     $63,975   $67,383
- -----------------------------------------------------------------------------------------


        $ 1,893     $ 1,809    $ 1,929    $ 1,920    $ 1,308(1)  $ 2,084   $ 1,759(1)
- -----------------------------------------------------------------------------------------


        $    76     $   117    $   189    $   189    $   348     $   363   $   125
            780         955      1,403      1,094      1,042       1,289       951
- -----------------------------------------------------------------------------------------
            856       1,072      1,592      1,283      1,390       1,652     1,076
- -----------------------------------------------------------------------------------------
            524         319         91        116       (145)        151       241
            414         336        542        819        329         554       647
- -----------------------------------------------------------------------------------------
            938         655        633        935        184         705       888
- -----------------------------------------------------------------------------------------
          1,794       1,727      2,225      2,218      1,574       2,357      1,964
            597         558        322        217        136          44        102
- -----------------------------------------------------------------------------------------
          2,391       2,285      2,547      2,435      1,710       2,401      2,066
            (94)        (69)      (282)      (130)       (86)       (190)       (98)
           (460)       (407)      (336)      (385)      (316)      (127)      (209)
              -           -          -          -          -          -          -
            194           -          -          -          -          -          -
- -----------------------------------------------------------------------------------------

          2,031       1,809      1,929      1,920      1,308      2,084      1,759
             56           -          -          -          -          -          -
              -           -          -          -       (446)         -       (680)
- -----------------------------------------------------------------------------------------
        $ 2,087     $ 1,809    $ 1,929    $ 1,920    $   862    $ 2,084    $ 1,079
- -----------------------------------------------------------------------------------------


        $  4.93     $  4.40    $  4.60    $  4.65    $  3.13    $  5.07    $  4.28
        $  5.07     $  4.40    $  4.60    $  4.65    $  2.01    $  5.07    $  2.57
- -----------------------------------------------------------------------------------------

          13.6%       11.3%      11.6%      11.1%       7.8%(1)   12.3%       10.4%(1)
          11.4%       10.0%      10.1%       9.6%       6.8%(1)    9.7%        8.4%(1)
           3.8%        3.2%       3.0%       3.0%       2.0%(1)    3.3%        2.6%(1)
- -----------------------------------------------------------------------------------------
          3,915     $ 3,393   $ 4,374     $ 5,053    $ 4,470   $ 3,656     $ 3,825
- -----------------------------------------------------------------------------------------

        $11,178     $11,920   $13,231     $12,401    $10,956   $11,217(6)  $11,181
         23,848      23,446    24,481      25,464     25,075    25,037      25,503
         38,820      39,080    41,665      42,187     40,561    40,733(6)   41,542
         10,255      11,216    13,653      13,602     12,629    12,351(6)   13,418
          6,498       5,317     4,298       4,715      5,042     5,027       4,714
         15,686      16,274    17,072      17,534     16,540    17,237      17,146
        $ 38.19     $ 39.84   $ 42.44     $ 43.74    $ 41.06   $ 42.74     $ 42.61
- -----------------------------------------------------------------------------------------
            32%         30%       30%         32%        34%       32%         31%
- -----------------------------------------------------------------------------------------
        411,670     409,767   405,936     399,636    398,517   399,154     397,955
- -----------------------------------------------------------------------------------------
        410,730     408,515   401,079     398,301    398,816   398,168     395,987
- -----------------------------------------------------------------------------------------
        237,600     227,100   218,300     211,100    208,800   200,100     193,900
- -----------------------------------------------------------------------------------------
        $   968     $ 1,045   $ 1,147     $ 1,249    $ 1,276   $ 1,298     $ 1,353
            46%          58%      61%          67%      102%(1)    64%          80%(1)
        $  2.35     $  2.55   $ 2.825     $ 3.125    $  3.20   $  3.25     $  3.40
- -----------------------------------------------------------------------------------------
        $45 1/2     $62 5/8   $    58     $67 7/8    $63 1/8   $79 1/8     $84 1/4
- -----------------------------------------------------------------------------------------
(4) Shareholders' equity less the effect of the
ESOP-related accounts (preferred stock and unearned
employee compensation), divided by the number of common
shares outstanding at year-end.
(5) Total debt divided by the sum of total debt,
shareholders' equity and minority interests.
(6) 1993 data reclassified to conform with current year
presentation.


<GRAPH APPEARS HERE>

Over the past 10 years, the stock price has increased at an annualized rate of 12%.

Mobil 57

SHAREHOLDER INFORMATION

     The ticker symbol for Mobil on the New York Stock
Exchange is MOB.
     The 1995 annual meeting for shareholders will be held
Thursday, May 11, at 10 a.m. in the Grand Ballroom, Hyatt
Regency Reston, Reston, Virginia.
     Dividend payments on common stock are paid quarterly following declaration by the Board of Directors. The next four tentative payment dates are: June 12, 1995; September
11, 1995; December 11, 1995, and March 11, 1996.
     Mobil's Stock Purchase and Dividend Reinvestment Plan allows new investors to buy Mobil common stock for as little as $250 and existing shareholders to automatically reinvest dividends-both without paying commissions or service fees. Once enrolled, you can make additional stock purchases through monthly cash deposits ranging from $10 to $7,500. For more information, request a prospectus on Mobil's Stock Purchase and Dividend Reinvestment Plan from
Mellon Securities Trust Company, Dividend Reinvestment
Services, P.O.Box 750, Pittsburgh, Pennsylvania 15230.
Telephone 1-800-648-9291.
     Questions about dividend checks, electronic payment of dividends, stock certificates, address changes, account consolidation, transfer procedures and year-end tax information? Write to: Mellon Securities Trust Company,
Shareholder Relations, P.O.Box 590, Ridgefield Park, New
Jersey 07660. Telephone 1-800-648-9291 (Telecommunications
Device for the Deaf 1-800-231-5469).
     Shareholders or others wanting general information or having questions should write to Secretary's Department, Room 2D915, Mobil Corporation, 3225 Gallows Road, Fairfax,
Virginia 22037- 0001. Telephone 1-703-846-3898.
     Publications available to shareholders: Additional information relating to Mobil is contained in Mobil's annual report on Form 10-K, filed with the Securities and Exchange Commission.
     Information dealing with various Mobil benefit plans for employees is contained in plan descriptions, annual reports and other materials regularly furnished to employees under the Employee Retirement Income Security Act of 1974. A statement of charitable contributions made by Mobil Foundation Inc. is prepared annually.
     Also available are:
       1994 Mobil Fact Book, a supplement to the annual report with additional financial and operating data.
        Mobil's Commitment to Diversity, a 1993 booklet describing the company's policies on diversity in the work force.
       Mobil Exploration & Producing: an experienced partner, describing the strengths Mobil offers to upstream ventures worldwide.
     For copies of any of the foregoing, write to:
Secretary's Department, Room 2D920, Mobil Corporation, 3225
Gallows Road, Fairfax, Virginia 22037-0001. Telephone
1-703-846-3896.
     Analysts and institutional investors wanting information about Mobil should write to: Investor
Relations, Room 2D804, Mobil Corporation, 3225 Gallows
Road, Fairfax, Virginia 22037-0001. Telephone
1-703-846-3955.
     Auditors: Ernst & Young LLP, Fairfax Square-Tower II,
8075 Leesburg Pike, Vienna, Virginia 22182-2709.
     Transfer Agent and Registrar in the U.S.: Mellon
Securities Trust Company, 120 Broadway, 33rd Floor, New
York, New York 10271. Telephone 1-800-648-9291
(Telecommunications Device for the Deaf 1-800-231-5469).
     Transfer Agent and Registrar in Canada: Montreal Trust
Company of Canada, 151 Front Street West, 8th Floor,
Toronto, Ontario M5J 2N1, Canada. Telephone 1-416-981-9500.
Montreal Trust Company of Canada, 411 8th Avenue, S.W.,
Calgary, Alberta T2P 1E7, Canada. Telephone 1-403-267-6800.

Duplicate mailings of this
annual report to the same
address are costly to Mobil
and may be inconvenient to
many shareholders. The
Securities and Exchange
Commission rules allow for
the elimination of duplicate
reports provided such requests
are in writing. Eliminating these
duplicate mailings will not
affect your dividend, proxy
statement and proxy card
mailings. All requests should be
sent to: Mellon Securities Trust
Company, Shareholder Relations,
P.O. Box 590, Ridgefield Park,
New Jersey 07660.

Mobil 58

MOBIL CORPORATION DIRECTORS

             <PHOTO APPEARS HERE>

col. 1
Lewis M. Branscomb  Elected 1978, Director, Science,
Technology and Public Policy, John F. Kennedy School of
Government, Harvard Univ. Committees: Audit (Chmn.),
Directors and Board Affairs

Donald V. Fites  Elected 1990
Chairman and Chief Executive Officer, Caterpillar Inc.
Committees: Audit, Public Issues

Paul J. Hoenmans  Elected 1985 Executive Vice President,
Mobil Oil Corporation, Joined Mobil 1954 Committee:
Executive

col. 2
Allen F. Jacobson  Elected 1988
Former Chairman of the Board and Chief Executive Officer,
3M
Committees: Audit, Management Compensation and Organization

Samuel C. Johnson  Elected 1981, Chairman of the Board,
S. C. Johnson & Son, Inc. Committees: Management
Compensation and Organization, Public Issues (Chmn.)

Helene L. Kaplan  Elected 1989
Of Counsel, Skadden, Arps, Slate, Meagher & Flom
Committees: Audit, Directors and Board Affairs

col. 3

William J. Kennedy III  Elected 1979, Chairman of the
Board, North Carolina Mutual Life Insurance Co.,
Committees: Management Compensation and Organization,
Directors and Board Affairs (Chmn.), Public Issues

J. Richard Munro  Elected 1989
Former Co-Chairman of the Board and Co-Chief Executive
Officer, Time Warner Inc. Committees: Audit, Management
Compensation and Organization

Lucio A. Noto  Elected 1988
Chairman of the Board, President and Chief Executive
Officer, Joined Mobil 1962
Committees: Executive (Chmn.),
Public Issues

col. 4
Aulana L. Peters  Elected 1992
Partner, Gibson, Dunn & Crutcher
Committees: Directors and Board Affairs, Public Issues

Eugene A. Renna  Elected 1986
Executive Vice President, Mobil Oil Corporation, Joined
Mobil 1968, Committee: Executive

Charles S. Sanford, Jr.  Elected 1990, Chairman, Bankers
Trust New York Corporation and
its principal subsidiary
Bankers Trust Company
Committees: Directors and Board Affairs, Management
Compensation and Organization

col. 5
Robert G. Schwartz  Elected 1987, Former Chairman of the
Board, President and Chief Executive Officer, Metropolitan
Life Insurance Co., Committees: Audit, Management Compensation and Organization (Chmn.)

Robert O. Swanson  Elected 1991, Senior Vice President,
Joined Mobil 1958
Committee: Executive

                   Mobil Corporation Officers

Lucio A. Noto,
Chairman of the Board, President and Chief Executive
Officer

Thomas C.DeLoach,Jr.,
Senior Vice President

Robert O. Swanson,
Senior Vice President

Rex D. Adams,
Vice President

Walter R. Arnheim,
Vice President

James T. Mann,
Vice President

Caroline M. Devine,
Secretary

Samuel H. Gillespie III,
General Counsel

R. Hartwell Gardner,
Treasurer

Robert C. Musser,
Controller

_1995 Mobil Corporation

Mobil 59

                          GRAPHIC APPENDIX LIST

Front cover - Drawing of head and upper portion of Mobil Pegasus in red fills most of the page. Centered above the Pegasus' head are the words, "Mobil Annual Report
              1994".

Inside front  One Graph.
cover -       Dividends paid per share of common stock for years
              1984 through 1994.

Page 1 -      Photo.
              Right side, mid-page:  Lucio A. Noto, Chairman,
              President and Chief Executive Officer.

Page 4 - Enlarged letters, "VMV" in the upper right with smaller words, "Vision, Mission, Values" centered toward the upper half of the enlarged letters.

              On lower left, drawing of Mobil "Red O" with a world map overlay.

Page 5 -      Photo.
              Full-page: Lower section of the Hibernia production platform when it was towed from dry-dock to its deep-water construction site offshore
              Newfoundland.

Page 6 -      Photo.
              Left side, mid-page:  Drilling rig -- In Germany,
              Mobil combined horizontal drilling with a technique called "hydraulic fracturing" to recover gas economically from an extremely tight sandstone reservoir.

Page 7 -      Photo.
              Right side, mid-page:  Offshore platform -- Ras
              Laffan LNG venture drilled its first appraisal well early in 1994.

Page 9 -      Photo.
              Full-page: "On-the-Run" store at Mobil service station.

Page 10 -     Photo.
              Left side, mid-page: Worker at the new wax-emulsion and grease plant on the outskirts of Mexico City.

Page 11 -     Photo.
              Right side, mid-page: Tugboat clears path through the icy Hudson River in New York State.

Page 13 -     Photo.
              Full-page: Team of three workers checks on construction of Amsterdam plant that will make ester base stocks for synthetic lubricants.

Page 14 -     Photo.
              Left side, mid-page: New aromatics complex in Singapore which supplies key feedstocks to meet the Asia-Pacific region's demand for nylon and polyester.

Page 15 -     Photo.
              Right side, mid-page: Computer visualization of high-octane molecule passing through zeolite catalyst.

Page 16 -     One Graph.
              EPA's voluntary "33/50" project progress from 1988 through 1995's goal.

Page 17 -     One Graph.
              Total return to shareholders (per $100 invested on 12/31/89), S&P 500 and Mobil--share price appreciation plus reinvested dividends--for years
              1990 through 1994.

Page 18 -    Two Bar Graphs:
             Top
             Income of Mobil (millions of dollars) for years
             1990 through 1994 (excludes the cumulative effect of adopting FAS 106 and 109 in 1992, and LCM accounting method change in 1994).

              Bottom
              U.S. and international capital and exploration expenditures (millions of dollars) for the years
              1990 through 1994.

Page 19 -     Pie Charts
              Earnings by segment (millions of dollars) from Mobil's major businesses are presented for the years ended 1992, 1993 and 1994.

Page 20 -     Two Bar Graphs:
              Top
              U.S. and international Upstream earnings of Mobil
              (millions of dollars) for years 1992 through 1994.

              Bottom
              U.S. and international net production of oil and gas (thousands of barrels daily of oil equivalent) for the years 1992 through 1994.

Page 21 -     Two Bar Graphs
              Top
              U.S. and international average crude oil sales prices of Mobil (dollars per barrel) for years
              1992 through 1994.

              Bottom
              U.S. and international average natural gas sales prices of Mobil (dollars per thousand cubic feet) for years 1992 through 1994.

Page 22 -     Two Bar Graphs
              Top
              U.S. and international Downstream earnings of Mobil (millions of dollars) for years 1992 through 1994.

              Bottom
              U.S. and international refinery runs for Mobil
              (thousands of barrels daily) for the years 1992 through 1994.

Page 23 -     Two Bar Graphs:
              Top
              U.S. and international Downstream petroleum product sales volumes for Mobil (thousands of barrels daily) for years 1992 through 1994.

              Bottom
              U.S. and international Downstream petroleum product sales revenue for Mobil (millions of dollars) for years 1992 through 1994.

Page 24 -     Two Bar Graphs:
              Top
              Chemical segment earnings (Petrochemicals and
              Plastics and Other in millions of dollars) are presented for years 1992 through 1994.

              Bottom
              Chemical segment net sales to trade
              (Petrochemicals and Plastics and Other in millions of dollars) are presented for years 1992 through 1994.

Page 28 -     Two Bar Graphs:
              Top
              Total Revenues and Total Costs and Expenses for
              Mobil (millions of dollars), for years 1992 through 1994.

              Bottom
              Mobil's return on average shareholders' equity (in percent) for years 1992 through 1994 (excludes the cumulative effect of adopting FAS 106 and 109 in 1992, and LCM accounting method change in
              1994).

Page 30 -     Two Bar Graphs:
              Top
              Total Debt of Mobil, U.S. and International
              (millions of dollars), for years 1992 through 1994.

              Bottom
              Mobil's return on average capital employed (in percent) for years 1992 through 1994. (excludes the cumulative effect of adopting FAS 106 and 109 in 1992, and LCM accounting method change in
              1994).

Page 32 -     Bar Graph - Top
              Proceeds from sales of assets (millions of dollars) for years 1992 through 1994.

              Mountain Graph - Bottom
              Mobil capital and exploration expenditures
              (millions of dollars) for years 1992 through 1994.

Page 54 -     Two Bar Graphs:
              Top
              Net crude oil and natural gas liquids proved reserves of Mobil (millions of barrels) for years
              1990 through 1994.

              Bottom
              Net natural gas reserves of Mobil (billions of cubic feet) for years 1990 through 1994.

Page 55 -     Bar Graph - Top
              Refinery Runs vs. Petroleum Product Sales
              (thousands of barrels daily) for years 1990 through 1994.

              Mountain Graph - Bottom
              Number of Employees (At year-end) for Mobil for years 1990 through 1994, split between Petroleum
              Operations segment, Chemical segment and Other.

Page 56 -     Two Mountain Graphs:
              Top
              Annual dividends per share of common stock
              (dollars) for years 1984 through 1994.

              Bottom
              Debt-to-capitalization ratio (in percent) for years 1984 through 1994.

Page 57 -     Mountain Graph
              Year-end market price per share of common stock
              (dollars) for years 1984 through 1994.

Page 59 -     Photo
(Inside Back  Fourteen-member group photo of Mobil's Board of
Cover)        Directors.

Back cover -  Drawing of the wings of Mobil Pegasus
              in red fills most of the page. Centered above the Pegasus' wings are the words, "Mobil Corporation," the address and the telephone number.