Form 10-K, Exhibit 13
period 1995-12-31
MOBIL CORP
filed 1996-03-11
CIK 67182

MOBIL ANNUAL REPORT 1995


[Mobil Pegasus Logo]

                            MOBIL AT A GLANCE

WHAT WE DO

MOBIL CORPORATION stands among the world's leading oil, gas and petrochemical companies. We cover the length of the energy chain, with businesses in explora-tion, producing, supply, transportation, manufacturing and marketing. Serving more than 125 countries, we take pride in our partnerships all over the globe.

EXPLORATION & PRODUCING searches for and produces crude oil and natural gas around the world. We're also a major processor and marketer of gas products like liquefied natural gas. Established operations continue in North America, the North Sea, Nigeria, Indonesia and elsewhere, while activity grows in coun-tries with emerging potential.

MARKETING & REFINING processes crude oil into high-quality fuels, lubricants, petrochemical feedstocks and more at 20 refineries. Thousands of products have gained the trust of retail, commercial and industrial customers. "Mobil" brands nearly 19,000 service stations worldwide. Supply, trading and transportation activities optimize operations.

MOBIL CHEMICAL makes and markets basic petrochemicals that are the building blocks of thousands of products. We're market leaders in oriented polypropylene film, an innovative food-packaging product. We also make base stocks for high-performance synthetic lubes, fuel and lube additives, and catalysts for refining and chemical processes.

MAJOR STRENGTHS

Mobil's reputation is solid on many accounts: a talented and diverse work force, customer focus, valuable assets, quality products, financial flexibility, inno-vative technology, environmental performance and effective management of large ventures. This reputation has helped Mobil steadily build shareholder returns.

Financial resources, technology, project management skills and environmental performance are major assets that help us enter oil and gas ventures around the world. In recent years, they've helped Mobil capture attractive new opportuni-ties in South America, Africa, the former Soviet Union and the Middle East.

Operations are strong across the high-growth Asia-Pacific region. In the U.S., our refineries are among the best at processing lower-cost crude oils into high-margin products. Worldwide, we're among the industry leaders in lubricants. Ope-rating costs have been cut sharply, even as we've upgraded facilities and grown the business.

Advanced technologies and low-cost manufacturing facilities give us competitive positions in growing markets. A streamlined organization has reduced operating costs to competitive levels. With recent divestitures, our asset base is more sharply focused on business segments where we can achieve superior returns.


TABLE OF CONTENTS

MOBIL AT A GLANCE                               THIS PAGE
LETTER TO SHAREHOLDERS                                  2
EXPLORATION & PRODUCING                                 4
MARKETING & REFINING                                    8
CHEMICAL AND OTHER BUSINESSES                          12
ENVIRONMENT                                            16
FINANCIAL SECTION
KEY FINANCIAL INDICATORS                               17
MANAGEMENT DISCUSSION AND ANALYSIS                     17
CONSOLIDATED FINANCIAL STATEMENTS                      29
NOTES TO FINANCIAL STATEMENTS                          36
REPORT OF MANAGEMENT AND
  INDEPENDENT AUDITORS                                 49
SUPPLEMENTARY INFORMATION                              50
SHAREHOLDER INFORMATION                                58
DIRECTORS AND OFFICERS                                 59



[Financial Highlights - inside front cover & page 1]

        FINANCIAL HIGHLIGHTS
                                                                            1994                1995              %Change
---------------------------------------------------------------------------------------------------------------------------
Income before change in accounting principle (millions)                 $  1,759            $  2,376                   35
        Per common share (based on average shares outstanding)              4.28                5.87                   37
---------------------------------------------------------------------------------------------------------------------------
Net income (millions)                                                   $  1,079(1)         $  2,376                  N/M(3)
        Per common share (based on average shares outstanding)              2.57(1)             5.87                  N/M(3)
---------------------------------------------------------------------------------------------------------------------------
Return on average shareholders' equity                                      10.4%(2)            13.5%                  --
Return on average capital employed                                           8.4%(2)            10.9%                  --
Income per dollar of revenue                                                 2.6 Cents (2)       3.2 Cents             23
Petroleum earnings per gallon sold                                           3.1 Cents           2.3 Cnets            (26)
---------------------------------------------------------------------------------------------------------------------------
Revenues  (millions)                                                    $ 67,383            $ 75,370                   12
Total assets, year-end (millions)                                         41,542              42,138                    1
Capital and exploration expenditures (millions)                            3,825               4,268                   12
Shareholders' equity, year-end (millions)                                 17,146              17,951                    5
        Per common share (based on shares outstanding at year-end)         42.61               44.71                    5
---------------------------------------------------------------------------------------------------------------------------
Common shares outstanding, year-end (thousands)                          395,987             394,560                   --
Shareholders of common stock, year-end                                   193,900             188,800                   (3)
Number of employees, year-end                                             58,500              50,400                  (14)
---------------------------------------------------------------------------------------------------------------------------

(1) After charge of $680 million for change in accounting principle.
(2) Based on income before change in accounting principle.
(3) Not meaningful.

                                AT A GLANCE

HOW WE DID IN '95

Operating earnings went up $615 million -- a hefty 28% -- to a record $2.8 bi-llion. We had no net help from business conditions. Higher oil prices and petro-chemical margins were offset by weak North American and U.K. gas prices and worldwide refining margins. We benefited from strong operating performance, in-creased sales and cost reductions.

Operating earnings were up $73 million to $1.4 billion. At year-end, daily pro-duction records were set in Nigeria and the U.K., not quite offsetting natural declines in North America. We replaced 106% of production with new reserves, excluding purchases and sales. Exploration yielded significant discoveries in Equatorial Guinea, Nigeria and Norway.

Operating earnings rose to a nine-year high -- $1.14 billion, or 18% over 1994 --despite lower worldwide refining margins. U.S. operating income, $330 million, was among the highest in the industry. We also profited from continued operating improvements in Europe and our competitive strength in the Asia-Pacific region.

Operating earnings tripled to a record-high $679 million. Industrywide petroche-mical margins improved, and our slimmed-down organization boosted productivity and cut costs. We took strong steps to focus on core segments. We sold plastics businesses for over $1.2 billion.

WHAT'S AHEAD

We'll pursue a balanced effort to boost competitiveness. Effective cost mana-gement and sales of assets that don't meet our performance criteria will remain strategic practices. We'll also seize opportunities to grow core businesses. Ex-pect asset acquisitions, higher sales and further expansions in high-growth bu-sinesses and geographic markets.

Capital spending on large, new ventures will grow, increasing reserves and pro-duction into the next century. Natural gas projects in Qatar will soon start de-liveries to Asia. West African oil production will grow. We'll also create new natural gas markets as we pursue power plant projects in key geographic areas.

We'll stay focused on serving customers, improving efficiency and cutting expen-ses. Expansions and increased product sales will continue, mainly in the Asia-Pacific region, Latin America and Africa. We intend to become the worldwide lea-der in lubes. Refinery upgrades in Japan, Australia and Singapore will yield quality, cost-competitive products.

We're expanding our businesses to meet growing customer demands. New paraxylene plant capacity will go into service on the U.S. Gulf Coast in early 1997. In 1998, ethylene production at Beaumont, Texas, will increase significantly. Pro-duction capacity for oriented polypropylene will expand.

[Bar Chart - Page 1]

AVERAGE ANNUAL RETURNS TO SHAREHOLDERS
Mobil share-price appreciation plus reinvested dividends, %
As of year-end 1995

                                   Mobil 1

LETTER TO SHAREHOLDERS

I'M PLEASED TO REPORT THAT MOBIL'S FINANCIAL RESULTS FOR 1995 WERE STRONG. Earnings from operations hit an all-time high of $2.8 billion -- 28% over 1994 results. On balance, Mobil had no help from industry commodity prices and mar-gins -- higher oil prices and petrochemical margins were offset by weaknesses in natural gas prices in North America and the United Kingdom and slimmer refining margins worldwide.

   How did we do so well? Mobil people around the world achieved this excellent performance, and we are grateful to all of them. We cut controllable cash opera-ting costs by more than $300 million before taxes. In fact, we've reduced these expenses by over $1.1 billion since 1991, despite an estimated $1.5 billion in higher costs from inflation and volume growth. Higher petroleum product and pe-trochemical volumes also helped in 1995.

   Reserve replacement remained strong. We replaced 106% of 1995 oil and gas production with new reserves, excluding purchases and sales. One major contribu-tor was the addition of the first gas reserves that will be processed by our Ras Laffan liquefied natural gas venture in Qatar. We were disappointed in our total oil and gas production -- down 4% -- after ranking among the industry's best in production volume gains over the previous five years. Temporary operating pro-blems hurt us in Nigeria along with natural declines in the U.S. Our goal is to profitably grow production, and we are confident we can achieve this.

SHAREHOLDERS HAVE ALREADY GAINED FROM OUR 1995 IMPROVEMENTS. In the second quar-ter, we raised Mobil's dividend 9%, marking eight straight years of higher divi-dends. For 1995, the total return to shareholders -- dividends and stock-price appreciation combined -- was 38% versus a 29% average for our major competitors. More important, Mobil's annual return over the past five years averaged 19% -- best among competition and better than the 17% average for the Standard & Poor's 500.

   You might recall that in our 1994 report I described two goals we aimed to reach by 1998: first, to increase operating earnings by $1 billion to reach $3.2 billion, even without significant help from higher oil prices; and second, to increase our operating return on capital employed (ROCE) to at least 12%. I'm very encouraged by our progress toward those goals in 1995. Income was up rough-ly $600 million from 1994. Operating ROCE rose to 12.8% from 10.3% in 1994, not counting changes in accounting principles and special items. But there are more challenges ahead in meeting our goals.

   Mobil has a two-pronged plan.
It calls for...

SQUEEZING MORE OUT OF OUR ASSETS. We'll keep reducing costs. Restructuring is now a way of life in our industry and many others. Many of our markets have ma-tured. Customers are more value-driven. Margins are thinner in today's global marketplace. And new technologies keep creating opportunities to be more effi-cient. We continue to dispose of assets that are outside our core businesses or worth more to others. In 1995, we sold most of our plastics and phosphate busi-nesses. Proceeds from these and other asset sales were about $2 billion for the year. We also closed our Woerth refinery in Germany -- it no longer fit our cri-teria for long-term competitiveness.

   In 1995, we announced a worldwide realignment and restructuring of staff functions that support our core operations. We also announced further restructu-rings in U.S. Exploration & Producing and in Marketing & Refining in the U.S. and Europe. Combined, these restructurings will reduce annual expenses by more than a billion dollars, before taxes, when they're completed by year-end 1996. None of these restructuring decisions has been easy, and the process has been long and stressful for our people. But Mobil will emerge in a better position to offer our people a more satisfying work experience with greater opportunities for development. And we'll have an organization and culture that will improve competitiveness and facilitate...

[Photograph of Lucio A. Noto]

                                   2 Mobil

GROWTH. That's the second prong. We plan to invest in additional assets that fit our strategy. Opportunities are highly promising in selected areas -- areas where Mobil is already strong:

   Liquefied natural gas (LNG). Our LNG reputation is opening new opportunities. We're readying two LNG projects in Qatar for deliveries to customers in Asia in 1997 and 1999. And worldwide, we're looking for more opportunities.

   Lubricants. Customers the world over have shown confidence in our lubes for more than 125 years. In 1995, our earnings from lubes alone were about $300 mi-llion, a new record. Our goal is to become the No.1 lubes company. Marketing and promotional ties with the McLaren Formula 1 racing team, Mercedes-Benz, the Penske organization and now Porsche will help us get there. New base-stock refi-neries and blending plants are under construction.

   Aromatics. Our Singapore plant, which started up in 1994, has already excee-ded expectations with 1995 earnings of $175 million. Worldwide, we're doubling production capacity for paraxylene, a feedstock for polyester. Mobil will be among the world's largest makers and merchant marketers of this high-margin pro-duct.

   Asia-Pacific. Mobil enjoys a great position in this important region. We are more leveraged to this region in refining capacity than any of our international competitors, and much of our growth is focused here. Recently, we made a tender offer for Ampolex, an Australian exploration and producing company.

   Latin America. Privatization and government reforms are opening new markets for us. In the past year, we began selling retail fuels in Peru and Ecuador and lubes in Venezuela. Also in Venezuela, we recently won exploration rights on the highly attractive La Ceiba block. And we are looking at more opportunities to add reserves and production in Latin America. Changes in this region won't be uniform or smooth. Yet they still offer real growth opportunities.

   Europe. We are creating a new platform for growth across Europe with our re-cently announced downstream joint venture with BP, which is pending approval by European authorities.

   Africa. We're the second-largest oil producer in Nigeria -- and growing. We were pleased with a commercial oil discovery offshore Equatorial Guinea in 1995 and recently started new exploration offshore Angola. We aim to grow our strong fuels and lubes marketing businesses.

   Former Soviet Union. We have excellent exploration acreage in Kazakstan. We're looking at prospects in Azerbaijan. And Russia's Sakhalin Island may have potential down the road.

   Middle East. Besides our Qatar LNG ventures, we're building a new lubes refi-nery in Saudi Arabia and moving to expand our petrochemicals partnership there.

THESE GROWTH OPPORTUNITIES REQUIRE A STRONG CAPITAL PROGRAM, and we have one. In 1995, capital and exploration spending was $4.3 billion, up from $3.8 billion in 1994. In 1996, we'll spend more -- probably around $4.6 billion. In addition, cash investment in equity companies will increase from $260 million in 1995 to $600 million in 1996. More of our spending will be in exploration and producing to increase production into the 21st century. We'll invest more outside the U.S., where opportunities are more favorable to our industry. We also can't grow without Mobil's high-quality work force. Although restructuring is reducing staff, it's also making us more efficient. Mobil people are drawing upon their entrepreneurial skills to enter new ventures, explore new geographic areas, strengthen our partnerships, grow our business and keep improving shareholder returns.
   In July 1995, Mobil's Board of Directors elected and welcomed new director Charles A. Heimbold, Jr., chairman and chief executive officer of Bristol-Myers Squibb Company. On a regretful note, we were saddened by the death this January of Bill Tavoulareas. "Tav" was a former director and vice chairman of Mobil's Executive Committee and served as the company's president and chief operating officer. He retired as president in 1984 and as director in 1988. Tav's leader-ship and long-term vision were instrumental in making Mobil the strong company it is today.

   As we move forward, we will build on our strengths and grow. At Mobil, we ha-ve a vision: to be a great, global company. That's exactly what our shareholders can expect us to be.


/S/ LUCIO A. NOTO
-----------------
Lucio A. Noto
Chairman, President and Chief Executive Officer
March 1, 1996

                                  Mobil 3

                        EXPLORATION & PRODUCING

1995 WAS A VERY GOOD YEAR FOR EXPLORATION & PRODUCING. Operating earnings rose $73 million to reach $1.4 billion. Although new daily production records were achieved by year-end in the United Kingdom (U.K.) and Nigeria, worldwide oil and gas production was down slightly from 1994. The decrease was due largely to na-tural declines in North America. New discoveries were achieved in Equatorial Guinea, Nigeria and Norway. Along with natural gas for the first phase of deve-lopment of the Ras Laffan joint venture in Qatar, these discoveries helped re-place 106% of Mobil's worldwide production with new reserves, excluding purcha-ses and sales. Building for the future, capital and exploration expenditures we-re up $500 million from 1994, reaching $2.7 billion.

"THE ZAFIRO OIL DISCOVERY IN EQUATORIAL
GUINEA HAS BEEN DECLARED COMMERCIAL"

"NEW VENTURE" ACTIVITIES DID EXTREMELY WELL. As we continue to pursue interna-tional growth, our strategy is two-fold: We're exploring in areas with high po-tential for commercial discoveries. We're also pursuing joint ventures to deve-lop large, existing fields in countries that can benefit from our skills in pro-ject management, financing and technology.

   In Equatorial Guinea, we discovered oil in the Zafiro prospect of a 547,000-acre offshore exploration concession. Based on successful appraisals and a se-cond nearby discovery, Opalo, the Zafiro field has been declared "commercial."
A floating production system will enable the project to start up at 40,000 ba-rrels a day in the second half of 1996, less than two years after discovery. Additional exploration drilling is planned for 1996. Mobil holds a 75% interest in the concession. In Algeria, the first wildcat well drilled on our 3.2 mi-llion-acre Touggourt Concession tested oil. A second well is planned for 1996. Offshore Angola, Mobil participated in two exploratory wells with encouraging results. A third well will be drilled in 1996. Also in Angola, Mobil and Sonan-gol, the national oil company, agreed in late 1995 on a production-sharing con-tract for a deepwater block. Mobil will operate it and hold a 50% interest. In Egypt, we await government approval for three production-sharing ventures in the Western Desert.

   In the former Soviet Union, Mobil entered its second joint venture in Kazaks-tan. We will explore and develop the 4 million-acre Tulpar block near the coun-try's large Karachaganak and Orenburg fields. Seismic surveys have already be-gun, and drilling on the first exploration well may start by early 1997. In addition, Mobil is the only U.S.-based member of the Caspian Sea Consortium of seven companies, formed in 1993, to conduct a comprehensive seismic survey of the sea's 25 million-acre Kazak sector. After surveys are completed at the end of

[Photograph - Page 4]

KAZAKSTAN: In Almaty, a Mobil Oil Tulpar team reviews seismic survey plans for an exploration project in the northwest part of the country. It's our second joint venture in Kazakstan, a nation building its strength as an energy produ-cer.

                                    4 Mobil

1996, Mobil and other consortium members have the right to obtain exploration blocks. In neighboring Azerbaijan, Mobil completed a Work Study Agreement with the state oil company to obtain advanced technical data on prospective areas of the Caspian Sea's southern sector. Technical and commercial evaluations are in progress. Two liquefied natural gas (LNG) joint ventures -- Qatargas and Ras Laffan LNG Company -- continue on schedule in Qatar. Construction of the pro-cessing facility for Qatargas (Mobil share 10%) is well under way. In early 1997, the first cargo of LNG will be delivered to customers in Japan. Ultimate-ly, Qatargas production will peak at 1.2 billion cubic feet of natural gas and 40,000 barrels of condensate a day. The Ras Laffan joint venture (Mobil 30%) agreed to supply Korea Gas Corporation with 2.4 million tons of LNG annually for 25 years, beginning in 1999. Site preparations for Ras Laffan construction began this past December. We're negotiating additional sales to other countries.

   Our South American activities are gaining momentum. Mobil and partners recen-tly won a license to explore the attractive La Ceiba block on the eastern shore of Lake Maracaibo in western Venezuela. It was among the first round of explora-tory licenses awarded by Venezuela to international companies in some 20 years. We're also studying a heavy oil project in the country. In Peru, negotiations continue for development of the huge Camisea gas field and for exploration rights on additional acreage. Other projects are under consideration in Argenti-na, Bolivia and Ecuador.

   Exploration continues offshore Vietnam. Mobil holds acreage in the Nam Con Son offshore basin, where we're drilling on the Blue Dragon prospect. With our partners, we acquired Blue Dragon and two other exploration blocks in 1994, following the lifting of the U.S. embargo. Drilling on another prospect in the Cuu Long basin is planned for mid-1996.

IN OUR PROFITABLE, ESTABLISHED LOCATIONS, 1995 WAS A YEAR OF INVESTMENT FOR THE FUTURE. We have a large inventory of oil and gas reserves that are ready for development. Production from these fields will begin over the next decade while we find and develop new oil and gas sources to replace them.

   In the U.K., Mobil's share of oil and gas production reached an all-time high -- 178,000 barrels of oil equivalent a day. Several new North Sea gas fields began producing during the year. We also benefited from the first full-year's operation of the Excalibur field. These developments helped raise our share of U.K. gas production 23%. Growing gas production also spawned record gas sales. In December, Mobil Gas Marketing in the U.K. sold over a billion cubic feet of gas a day.

   In the Norwegian North Sea, we acquired additional interest in the Njord oil field in early 1995. Production will likely begin in early 1997. Mobil also plans to develop the Aasgard field

[Photograph - Page 5]

UNITED KINGDOM: Gas production began in 1995 from the North Sea's Galahad field offshore the United Kingdom. Project engineers check Galahad's innovative, cost-effective monopod drilling platform prior to installation.

                                  Mobil 5
for recovery of natural gas liquids, beginning in 1998, and natural gas, in 2000. Meanwhile, the Statfjord and Oseberg fields continue to be strong income contributors. Our discovery to the south of Aasgard in 1995 makes the sea's Haltenbanken area a new core area of development. We won additional North Sea exploration licenses, both in Norway and the U.K. In 1997, we plan to drill a deepwater well in the U.K.'s promising West of Shetlands area. We also were awarded rights to explore for the first time in the North Sea's Danish sector.

   Production will keep growing in Nigeria as development continues in several fields. Total crude and condensate production operated by Mobil is expected to climb roughly 50% to 600,000 barrels a day or more by the end of 1997. Mobil has a 40% interest in its joint venture with the Nigerian National Petroleum Corpo-ration. In 1995, a project to extract natural gas liquids from the Oso field was approved by our partners. We have a 51% interest. In 1998, this project will be-gin to increase total liquids production by 51,000 barrels a day. Exploration success continues in the country. Yet another significant offshore oil discove-ry, Kpono West, tested with outstanding results. Kpono West follows two late-1994 oil discoveries -- Ufan and Inanga. Inanga is already on production.

   In Indonesia, development of two gas fields in the onshore South Lhok Sukon area began in 1995. They're expected to start production in 1998. Development is also scheduled to begin in 1996 on a gas field offshore North Sumatra. Pro-duction will start in 1999. These fields will help maintain gas deliveries to the Arun LNG-processing plant.

   Construction of the massive Hibernia platform is on schedule offshore New-foundland, Canada. Production from this 615 million-barrel oil field (Mobil sha-re 33.1%) will begin in late 1997. By 2000, total output will reach a peak rate of 135,000 barrels a day. On the Terra Nova field, 25 miles southeast of Hiber-nia, preliminary engineering and cost studies are under way. We await our part-ners' agreement on the development plan. And for the Sable gas field offshore Nova Scotia (Mobil share 40%), we've begun planning development and transporta-tion strategies with our partners. Sable gas will eventually reach customers in both Canada and the northeastern U.S.

   While exploration has slowed in many traditional producing areas in the U.S., the Gulf of Mexico still offers opportunities, mainly in promising deepwater frontiers. We recently acquired 40% interests in two deepwater developments
-- the Cooper field in Garden Banks and the Green Canyon area's Allegheny field. Using advanced subsea technology, Cooper began producing in late 1995. Appraisal continues on Allegheny, which holds an estimated 120 million barrels of recover-able reserves. The Cooper and Allegheny projects give us the infrastructure

[Photograph - Page 6]

QATAR: At Ras Laffan, construction is on schedule for liquefied natural gas
(LNG) processing facilities for Qatargas. It's one of our two LNG joint ventu-res harnessing Qatar's rich gas reserves to help meet growing demand in Asia. Qatargas deliveries will begin in 1997.

                                    6 Mobil
we need to expand exploration and development to adjacent deepwater areas.

   Mobile Bay, offshore Alabama, is the area of our largest ongoing development in the Gulf. Gas production rose 13% in 1995. Further development will increase production significantly by the end of 1997.

"WE HAVE A LARGE INVENTORY OF RESERVES
THAT ARE READY FOR DEVELOPMENT"

   Mobil is negotiating the sale of the U.S. gas-processing and pipeline assets associated with Mobil Natural Gas Inc. (MNGI) to PanEnergy Corporation. Mobil will retain gas reserves and producing operations; PanEnergy will process Mo-bil's produced gas. MNGI and Pan-Energy are also negotiating to form a gas-mar-keting joint venture. It will be the third largest gas marketing operation in North America, with sales of more than 7 billion cubic feet a day. Mobil will hold a 40% interest. Together, these two moves will help us maximize the value of our North American gas assets while reducing operating and overhead costs.

EXPLORATION & PRODUCING IS MOVING FURTHER DOWNSTREAM into transportation, stora-ge and infrastructure projects to create new markets for our natural gas, gas liquids and LNG. Mobil Power Inc. was established in 1995 to pursue opportuni-ties around the world in electric power generation. Mobil Power complements our existing businesses and takes advantage of our capabilities in project manage-ment and technology. It also enhances Mobil's strength as an integrated company that can competitively serve world markets with booming energy demands.

COST-CUTTING INITIATIVES ARE IMPROVING THE BOTTOM LINE. Exploration & Producing has continued to reduce field-operating expenses, renegotiate supplier contracts and sell low-performing assets, mainly in the U.S. Costs will come down even further. We'll continue to sell or trade producing assets that have little po-tential for future growth. We've also made the tough decision to realign and downsize our U.S. Exploration & Producing organization during the first quarter of 1996. These initiatives are expected to trim about $100 million from Explora-tion & Producing's annual pretax controllable cash operating costs. In addition, Mobil's companywide redesign of support functions is lowering staff levels and costs in this segment worldwide.

   The savings will be used to upgrade our asset base and accelerate the deve-lopment of core resources. It fits well with Mobil's goal of balancing effective cost-management with carefully planned and managed growth.

[Photograph - Page 7]

U.S.: Deepwater areas of the Gulf of Mexico are promising frontiers. In a new partnership with Enserch, we're producing oil and gas at one site and appraising another. Modern, floating production platforms offer low-cost installation and opportunities to develop adjacent areas.

                                   Mobil 7

                              MARKETING & REFINING

MARKETING & REFINING HAD A VERY SUCCESSFUL YEAR. Improvement initiatives of the past few years showed up strongly in our earnings. We well outpaced the indus-try. We also launched new initiatives in 1995, aimed at building a business that will continue to grow, prosper and gain competitive strength.

   Business conditions were difficult. The year started off with a relatively warm winter that severely depressed industry profitability in the U.S. and Euro-pe. Some recovery occurred during a strong summer driving season in the U.S. However, industry margins for the year were off from 1994. As a result, our ma-jor competitors reported lower 1995 operating earnings, mostly in the range of 20% to 40%.

"WE'RE ALIGNING OUR ASSET BASE MORE
CLOSELY TO OUR LONG-TERM INTERESTS"

   Mobil, by contrast, had an excellent year. Operating income in this segment increased 18% to $1,135 million -- our highest earnings since 1986. In the U.S., we were among the most profitable "downstream" companies in the industry, with operating earnings of $330 million. Supporting our overall results were lower expenses, higher sales volumes, good operating performance and improved income in our lubricants business.

   The initiatives that contributed to this performance came from our continued focus on two primary objectives:

   maximizing the value of our businesses with efficient and effective operating practices and ongoing restructuring, and investing in growth opportunities and innovations that offer long-term compe-titive advantages and attractive financial returns.

   As we continue to meet these objectives, we'll delight our customers with su-perior products and innovative services. We'll also continue to generate finan-cial returns that are among the best in the industry.

MAKING THE MOST OF WHAT WE ALREADY HAVE HAS BECOME A WAY OF LIFE. It's most evident in the progress we continue to make to improve the way we run our busi-ness and reduce expenses. For example, at the Beaumont, Texas, refinery -- Mo-bil's largest -- pretax controllable cash operating expenses were reduced by $40 million in 1995. Worldwide, Marketing & Refining reduced these expenses by over $280 million for the year, even as we grew the business. By finding ways to run our business more efficiently, we surpassed 1994 cost reductions by $120 million.

   Restructuring was especially prominent in Europe. In 1995, we completed a multiyear effort to transform operations there and make them more efficient. We made major changes

[Photograph - Page 8]

PEOPLE'S REPUBLIC OF CHINA: Steel goes up for a new lubricant blending plant in Tianjin. Slated to start up in 1996, it will supply customers in the high-demand Beijing area. Construction will soon begin for a second plant near Shan-ghai. Mobil is the leading international supplier of lubes to the country.

                                     8 Mobil
in the refining system. In September 1995, we closed the 104,000 barrel-a-day refinery at Woerth in southern Germany. It no longer met our long-term criteria for competitiveness. We're also significantly reducing expenses at two other re-fineries -- Coryton in the United Kingdom and Gravenchon in France. With a simi-lar aim, we plan to restructure European lube-blending operations. A $40 million modernization program is near completion at the Gravenchon blending plant. This upgrade will allow us to downsize blending plants in Austria, Germany and the U.K.

   In line with our goal of continuous improvement across Europe, we recently announced a joint venture with BP. Pending approvals, the venture would combine our companies' European operations in the refining and marketing of fuels and lubes. This action will vault the combined businesses into the top tier of Euro-pean marketers, while creating a solid foundation for future growth.

   We also continue to restructure operations in the U.S. to bring down expense levels. Together, the U.S. and European restructurings announced in 1995 will cut pretax controllable cash operating expenses by more than $400 million annua-lly. The European joint venture would allow us to realize even greater savings.

   We made other moves in 1995 to align our worldwide asset base more closely to our long-term interests. We sold our retail businesses in Switzerland and made an agreement to sell our service stations in Barbados. We added service stations to strengthen existing networks in the Netherlands, Guam and the Canary Islands. We also reentered the western Australia market with the acquisition of an inde-pendent retail fuels operation.

OPERATING PERFORMANCE WAS ONE OF OUR 1995 PRIORITIES, contributing to new pro-duction records at many of our refineries. We made capital investments to improve our facilities to keep them in the top tier of competition. Where demand is on the rise, we also expanded facilities to keep output in pace with the market.

   At our Coryton refinery in the U.K., a new gas-turbine generator installed last year will further improve reliability and reduce operating expenses. In Australia, a new fluid catalytic-cracking unit is under construction at our Al-tona refinery, and lube base-stock capacity is being expanded at our refinery in Adelaide. At our joint-venture Kawasaki refinery in Japan, a new fuel-oil upgrader will boost output of gasoline, distillate fuels and low-sulfur fuel oil when it's completed in 1997.

MOBIL'S POSITION IN THE ASIA-PACIFIC REGION HAS BEEN A COMPETITIVE STRENGTH FOR A LONG TIME. Among major oil companies, we're the second-largest marketer in the region. A third of our refining capacity is there -- the highest ratio among our international competitors.

[Photograph - Page 9]

U.S.: Motorists in Florida, Texas, California, New Jersey and Arizona now find Friendly Serve (SM) services at selected Mobil stations. Customer service is delivered at self-serve prices, helping Mobil stations add market share.

                                  Mobil 9

The Singapore refinery has become our hub for supplying petroleum products throughout Asia. In recent years, we've invested more than $800 million to expand and upgrade this complex. It serves our rapidly growing marketing operations in Malaysia, Thailand, China and elsewhere. Major recent expansions have enabled Singapore to produce low sulfur diesel fuel, boost output of gaso-line and manufacture aromatics for sale by Mobil Chemical (see p.12). Enginee-ring is under way for a new lube base-stock manufacturing unit. It will be built using proprietary Mobil technology that will result in lower capital and opera-ting costs and higher yields. The new unit is expected to start up in late 1997.

"OPPORTUNITIES IN LATIN AMERICA
ARE HIGH ON OUR LIST"

Two state-of-the-art lube blending plants are under construction in China. They're strategically located in Tianjin, near Beijing, and in Taicang, near Shanghai. They're among $120 million worth of capital investments Mobil has committed in the past two years to make in China. Along with the added cost-competitive supply of base stock from Singapore and Adelaide, the Chinese blen-ding plants will help us reach our goal to be No. 1 in profitability in the lubes industry in Asia and worldwide.

IN OTHER WORLD MARKETS:
Mobil is among the leading international petroleum marketers in Africa. We sell a full range of petroleum products in 41 countries. In 1995, we launched an aggressive program to boost earnings sharply by upgrading existing businesses and investing in new opportunities.

   Our sales of lubricants are growing in eastern Europe and Russia. Mobil is a leading supplier to automobile dealers in Poland and in Russia's Moscow and St. Petersburg areas. In 1995, we opened Russia's first Mobil Express Lube (R)* center in Moscow.

   Attractive long-term opportunities in Latin America are high on our list as well. In Argentina, the lubes marketing partnership we entered in late 1994 is performing well. We entered the newly liberalized lubes market in Venezuela in 1995. We're also expanding rapidly in retail fuels -- in just one year, we've developed an affiliated network of 90 service stations in Peru and 45 service stations in Ecuador. We've captured a 20% market share in both countries. We al-so opened our first Latin American On the Run (SM) convenience store in Nuevo Laredo, Mexico, in late 1995. This new, expanded format goes beyond what custo-mers normally expect in a convenience store. It offers customers faster and easier service

* (R) Registered mark.

[Photograph - Page 10]

PERU: A Mobil tanker passes the Santisima Cruz de Barranco Church in Lima's his-toric district. Mobil is the first private company to enter Peru's retail fuels market. In a year, we've opened about 90 stations. We're also expanding our re-tail presence elsewhere in Latin America.

                                    10 Mobil
and a wider variety of products. Twenty additional On the Run stores are likely to open in Mexico by the end of 1996.

   In Saudi Arabia, our Luberef joint venture is building the country's second lube base-stock refinery. We also built the first, in 1978. "Luberef II" will meet growing Saudi demands and provide exports to surrounding areas. Building on this strong base, we recently established lube blending and marketing opera-tions in Syria and Yemen. In Lebanon, we're re-establishing marketing operations that had been disrupted by that country's long civil war.

   In the mature, highly competitive markets of the U.S. and Europe, our growth depends on a keener ability to identify what customers want and deliver it cost-efficiently. Innovative service and product introductions for 1995 include:

   Friendly Serve (SM), launched in Orlando, Florida. The goal: to provide cus-tomers with the best buying experience in the industry. Friendly Serve atten-dants at selected stations provide old-fashioned customer service at self-serve prices. Customers responded. In 1995, Mobil's retail fuel sales in the Orlando area grew about 10% faster than those of our major competitors. Friendly Serve amenities have since been launched in Texas, California, New Jersey and Arizona. By midyear 1996, it will be nationwide.

   the Mobil GO Card (SM), the first prepaid transaction card in the petroleum industry. Customers use it to purchase gasoline, services and merchandise at any of Mobil's 7,700 U.S. service stations.

   the Arctic (R)* series of lubricants, developed for use with today's ozone-safe refrigerants. It's part of our EAL (R)* -- Environment Awareness Lubri-cant -- product line. Customer acceptance has been excellent in the U.S. and Europe. Half of all industrial refrigeration compressors in the U.S. now use these new lubes.

   premium winterized diesel fuel. It has a double dose of a winterization addi-tive package developed by Index Industries, a leader in diesel additives. This co-branded product is available from 14 Mobil fuels terminals in the midwestern U.S.

   This January, we entered a promising, long-term partnership with Porsche. All new Porsche automobiles will be lubricated with our top-quality Mobil 1 (R)* synthetic motor oil. Porsche will also exclusively recommend this high-perfor-mance lubricant to its worldwide dealer network. And Mobil will sponsor Porsche entries in the Le Mans 24-hour race and other motor sport activities.

   We've worked hard and successfully to instill more competitiveness in our downstream businesses. Results for 1995 show that we're heading in the right di-rection. Our leaner, more flexible organization will respond more rapidly to the changing marketplace, improve our asset base, introduce more innovative products and services, and keep serving our customers well.

* (R) Registered mark.

[Photograph - Page 11]

SAUDI ARABIA: A new lubricant base-stock refinery rises in Yanbu. When it starts up in 1997, it will serve Saudi demand as well as export markets. Mobil and Saudi Arabia are partners in this lube refinery as well as the country's first, built in 1978.

                                  Mobil 11

                        CHEMICAL & OTHER BUSINESSES

MOBIL CHEMICAL HAD A RECORD YEAR, AS OPERATING EARNINGS TRIPLED TO $679 MILLION. Results benefited from strong margins for petrochemicals like polyethylene resin and aromatics. Also, our sales were up, capitalizing on the first full year of output from the aromatics plant in Singapore and expanded plant capacity in Eu-rope for polypropylene films. Results also reflected the leaner organization created by Chemical's streamlining initiatives. Further cost reductions are ex-pected in 1996 from continued streamlining and benefits from the companywide staff redesign project.

"MOBIL WILL BE ONE OF THE LOWEST-COST
PRODUCERS IN THE INDUSTRY"

We've learned that the best chemical companies don't try to "do it all." Rather, companies with just a handful of leading businesses often outperform more highly diversified companies with an abundance of product lines competing in a wide va-riety of unrelated markets. So we adopted a new strategy:

FOCUS ON A HANDFUL OF MARKET-LEADING BUSINESSES -- businesses that are global, growing and able to provide superior returns. They include:

   Aromatic chemicals. We're rapidly expanding our capacity of paraxylene, a basic building block of polyester fibers and resins. Demand is growing at a healthy 6% a year worldwide. In Asia, it's growing 10% to 12%. During 1995, we launched an expansion of our paraxylene business that will position Mobil among the world's leading merchant suppliers. We've already made low-cost process im-provements to our Singapore plant, which started up in 1994. They've increased the plant's paraxylene capacity to 370,000 metric tons a year, an increase of over 30% from its original design capacity.

   We've also made paraxylene capacity investments at Mobil's refineries in Beaumont, Texas, and Chalmette, Louisiana. After the new units start up in early 1997, our worldwide paraxylene capacity will exceed 800,000 metric tons.

   Zeolite catalysis, the Mobil technology that revolutionized the refining in-dustry half a century ago, is behind a proprietary new process that produces pa-raxylene at lower cost. This technology will be reserved for our own new plants and selected joint ventures. Our Beaumont and Chalmette plants are being desig-ned to use the new process. And we're evaluating further expansion in Singapore.

   Together, our refinery feedstocks and our proprietary technology will make Mobil one of the lowest-cost paraxylene producers in the industry.

[Photograph - Page 12]

NETHERLANDS: Mobil is the market leader in oriented polypropylene film, an innovative food-packaging material. By 1998, our plant capacities will grow 31% over 1995 levels. At our Kerkrade plant, an operator performs an optical quality check on a 28-foot roll of film.

                                   12 Mobil

   Olefin and polyolefin petrochemicals. In the U.S., we intend to boost the cost competitiveness of ethylene, a basic petrochemical building block. We'll do it by upgrading our Gulf Coast process units.

   In Saudi Arabia, we're planning a project with our long-time partner, Saudi Basic Industries Corporation. The project will more than double the size of our olefins complex at Yanbu. The Yanbu expansion will further enhance the competi-tiveness of the complex, already one of the world's lowest-cost producers. We're also evaluating other low-cost olefins opportunities to maintain our global growth momentum.

   We will improve our domestic market position in polyethylene resins -- the plastic "pellets" our customers turn into bags, bottles and other end products. Our goal is to increase margins and put our returns above the industry average. We will intensify our focus on market segments that value flexible and innovative resins. Our successful development of metallocene and other new catalysts is a key component of this strategy. These catalysts are capable of producing a broader spectrum of high-quality resins.

   Additives and synthetics. Sales volumes for these fuel and lube ingredients rose 7% in 1995, following a 13% hike in 1994. Mobil is the world leader in polyalphaolefins (PAOs), a fast-growing synthetic lubricant used in demanding applications. Higher-performing engines, demands for energy efficiency and the growing need for lubricants in environmentally sensitive applications drive the market for these premium products. Rapidly developing economies, particularly in the Asia-Pacific region, are spurring demand growth as customers upgrade their lubricants.

   Our additives and synthetics segment will grow as we expand our product line using innovative technology. In 1995, we started up a new ester lubricant plant in Amsterdam, the Netherlands. The esters go into the making of lubes mainly for use in environmentally sensitive areas and refrigeration applications. And in Beaumont, Texas, we're upgrading our reactor train for PAO base stocks. From these base stocks come leading synthetics like industrial lubes for specialty applications and Mobil 1 (R)*, a high-performance motor oil.

   Oriented polypropylene (OPP) films. Sales of this innovative food-packaging material are growing steadily. Customers value our OPP films because they speed packaging processes, improve appearance and extend product shelf life. Market growth will likely continue at 6% to 7% a year, and our own sales growth will keep pace. We are already the world leader in OPP packaging films, with leading positions in North America and Europe. Now we'll extend our market reach in support of our multinational customers entering

* (R) Registered mark.

[Photograph - Page 13]

U.S.: Our metallocene catalyst creates a polyethylene resin that will help our customers make grocery sacks and other products lighter, thinner and clearer with no loss of durability. Technicians monitor a blow-molding test at a Mobil research laboratory in Edison, New Jersey.

                                  Mobil 13
eastern Europe, Asia and Latin America. It's been less than three years since we started up our plant in Kerkrade, the Netherlands, yet we just doubled capa-city there. We also recently gained a new partner -- Thai Film -- to develop plant capacity in Rayong, Thailand.

   Other expansions are also under way. They'll increase our worldwide OPP capa-city by a third, to 575 million pounds a year by 1998.

   Operations, markets and competitors for OPP are different from those for our other businesses. OPP requires a higher level of innovation, adaptability to changing environments and entrepreneurial behavior. We have given this segment the freedom it needs to compete most effectively.

THOSE BUSINESSES ARE THE ONES THAT FIT OUR STRATEGIC FRAMEWORK. The ones that don't fit have been or will be sold to fund new investment. In 1995, we divested most of our noncore businesses in plastics fabrication. As other parts of Mobil Chemical have grown global, our plastics segment remained a largely U.S. busi-ness with slower-growing markets. It proved a better strategic fit for the bu-yer, Tenneco, since packaging is one of their core businesses. The sale was clo-sed in November for $1.27 billion.

   We also sold H. Muehlstein and Co., our Connecticut-based brokers of plastic resins, to company management. We acquired Muehlstein in 1980 to help market re-sins from our new joint-venture petrochemical complex in Saudi Arabia. Since then, we've developed

[Photograph - Page 14]

SINGAPORE: Worldwide demand is growing for paraxylene, a building block for polyester and other products. Mobil's production capacities and market strength are growing, too. In the laboratory at our Jurong aromatics complex, a techni-cian conducts a quality control test.

                            PARAXYLENE PRIMER

Like other petrochemicals, paraxylene is made from a by-product of petroleum refining. Paraxylene, in turn, can be processed into polyester "intermediates" that are converted into polyester fibers or resins. Fibers are typically woven into textiles or used as "fill" for clothing and home furnishings. Resins are molded into products like disposable microwaveable containers and bottles for soft drinks, juice and water.

    The market for paraxylene is among the fastest growing in the petrochemicals industry. In 1995, paraxylene production industrywide reached nearly 22 billion pounds. One big reason: cotton. In Asia, where textiles are a major industry, cotton production has been unable to keep up with growing demand for fibers. The supply of polyester, by contrast, isn't susceptible to the whims of nature. Moreover, polyester fibers are more adaptable to changing requirements of the factory or marketplace.

   Mobil benefits from a prominent, global position in the supply of refinery by-products that go into paraxylene. We also have the advanced, proprietary technology to transform those by-products into high-quality paraxylene at low cost.

                                     14 Mobil
our own global marketing force to sell the resins we make in both Saudi Arabia and the U.S. The support of a noncore trading organization was no longer requi-red.

   Mobil's companywide redesign of support staff functions began closely after Mobil Chemical's own reorganization of operations. By the end of 1995, the Che-mical work force was nearly half the size it was at year-end 1994, reflecting the sale of our plastics-fabrication businesses and other improvement initiati-ves. These initiatives also included more-efficient manufacturing processes and an improved product mix. All these initiatives will help us fund new investments in a stronger portfolio of growing, global businesses.

"WE DIVESTED MOST OF OUR NONCORE
BUSINESSES IN PLASTICS FABRICATION"

MOBIL MINING AND MINERALS
Our Mining and Minerals business produces phosphate rock from low-cost phosphate mineral reserves in Florida. We also upgraded a portion of our production into finished phosphate fertilizers. Our 1995 sales revenues were up 20%, to $192 million, primarily due to better prices.

   However, the long-term trend is down in this industry. Increased integration has significantly reduced the phosphate rock market, of which Mobil has only a small share. In 1995, Mobil began implementation of a withdrawal strategy from this noncore business.

  In December, we sold our principal asset, the phosphate mine at South Fort Meade, Florida, to Cargill, owners of an adjacent mine, for $283 million. We ex-pect to divest our remaining phosphate mining assets in 1996.

MOBIL LAND DEVELOPMENT CORP.
Mobil Land develops commercial and residential real estate in the U.S. and holds undeveloped property for appreciation. Mobil Land had a good year in 1995. Sales were up 28%. We sold Colonial Place, a major commercial complex in Northern Vir-ginia, and several other smaller properties.

[Photograph - Page 15]

NETHERLANDS: Our biodegradable esters go into today's base stocks for lubricants used in refrigeration compressors and environmentally sensitive applications. Mobil's new esters plant in Amsterdam is boosting output for this high-demand product. Through a sight glass, an operator checks product cleanliness.

                                  Mobil 15

                               ENVIRONMENT

In 1996, we mark the 40th anniversary of Mobil's first formal policy on envi-ronmental protection. Over the decades, our environmental commitment has grown only stronger. With substantial human and financial resources, we have: protec-ted environments around exploration and producing sites, minimized emissions from plants and other sites, developed cleaner and safer products, reduced and recycled waste, and conserved energy. We aim to prevent problems before they happen, even as we improve our preparedness to respond to them.

  Activities promoting a clean environment have traditionally been shared by our specialists in Environmental, Health & Safety (EHS) and the rest of our work force. In 1995, we enhanced this cooperative approach with EHS Management Systems. These systems give employees clear accountability for EHS performance in their individual jobs. Management specifies what Mobil's overall environmen-tal policies should be. Business units determine how to fulfill them, with flexibility to adjust practices to local conditions.

   Mobil North Sea Ltd. in the United Kingdom (U.K.) pioneered Mobil's implemen-tation of EHS Management Systems in 1991. By the end of 1995, they'd been adop-ted in more than 35 other affiliates and more than 100 facilities worldwide.
EHS Management Systems aren't driven by government regulations. Yet these sys-tems will help Mobil continue to meet and do better than regulations in the fu-ture.

HERE IS A BRIEF SAMPLING OF OTHER ENVIRONMENTAL INITIATIVES IN 1995:
Our U.S. refineries and chemical plants exceeded their 1995 emissions reduction goal. They achieved a 50% reduction in the emission of 17 chemicals designated "high priority" by the Environmental Protection Agency (EPA) a year ahead of the EPA's timetable. In the U.K., our Birkenhead lubricant-blending plant is on its way to reducing 50% of its waste by tailoring solutions to each waste stream. Birkenhead's strategy has expanded to all of our blending plants in Europe. Now it's being shared with Mobil facilities worldwide.

   Mobil Shipping and Transportation (MOSAT) ordered its second double-hulled very large crude carrier. MOSAT continues to conduct one of the industry's most demanding ship-inspection and loss-prevention programs.

   Mobil's Regional Response Teams, our global oil-spill management network, conducted major field exercises in Greece, Guam, Malaysia, New Zealand and the U.S. The U.S. exercise, simulating an 80,000-barrel spill in the Gulf of Mexico, was our most comprehensive to date. It entailed the deployment of onshore and offshore equipment and the response of nearly 100 Mobil people and more than 200 people from external organizations.

   At a seminar hosted by Mobil Oil Nigeria (MON), our award-winning strategies for conserving energy and recycling office waste were shared with representati-ves of 14 Nigerian companies and five Mobil affiliates in Africa. In 1995, recy-cling paper and plastic enabled MON to reduce its waste stream 20%. Office energy consumption dropped by more than a half million killowatt-hours.

   In 1995, Mobil organizations around the world continued to receive awards and commendations for strong environmental performance. Over the next 40 years and beyond, we aim to make our performance even stronger.

                                    16 Mobil

                                FINANCIAL

                      MANAGEMENT DISCUSSION AND ANALYSIS

                                               KEY FINANCIAL INDICATORS
(In millions, except per-share and ratio amounts)               1991          1992        1993            1994            1995
----------------------------------------------------------------------------------------------------------------------------------
Income, Excluding the Effects of Special Items
  and Change in Accounting Principle(s)*                     $ 1,894       $ 1,488*    $ 2,224         $ 2,231*        $ 2,846
Special Items                                                     26          (180)       (140)           (472)           (470)
----------------------------------------------------------------------------------------------------------------------------------
Income, Excluding the Effects of Change in
  Accounting Principle(s)*                                   $ 1,920       $ 1,308*    $ 2,084         $ 1,759*        $ 2,376
  Per common share                                              4.65          3.13        5.07            4.28            5.87
Common Stock Dividends Per Share                               3.125          3.20        3.25            3.40           3.625
----------------------------------------------------------------------------------------------------------------------------------
Capital and Exploration Expenditures                         $ 5,053       $ 4,470     $ 3,656         $ 3,825         $ 4,268
----------------------------------------------------------------------------------------------------------------------------------
Debt-to-capitalization Ratio                                     32%           34%         32%             31%             27%
Total Debt                                                   $ 8,229       $ 8,520     $ 8,027         $ 7,727         $ 6,756
----------------------------------------------------------------------------------------------------------------------------------
Shareholders' Equity                                         $17,534       $16,540     $17,237         $17,146         $17,951
   Per common share                                            43.74         41.06       42.74           42.61           44.71
----------------------------------------------------------------------------------------------------------------------------------

OUTLOOK

WHILE REVIEWING THE GOALS AND FINANCIAL RESULTS THAT FOLLOW, YOU MAY FIND IT HELPFUL TO UNDERSTAND MOBIL'S OUTLOOK FOR THE PETROLEUM AND CHEMICAL INDUSTRIES. ALTHOUGH WE CANNOT BE CERTAIN THIS VIEW WILL PROVE ACCURATE, WE DESCRIBE BELOW BOTH KNOWN AND ANTICIPATED TRENDS RELEVANT TO PLANNING OUR FUTURE OPERATIONS.

   THE ENERGY BUSINESS WILL REMAIN HIGHLY COMPETITIVE, REQUIRING CONTINUING, LARGE CAPITAL INVESTMENTS TO SUPPORT FUTURE OPERATIONS AND GROWTH WHICH WILL, BECAUSE OF OPPORTUNITIES, PREDOMINANTLY BE IN INTERNATIONAL AREAS. THE SIZE OF SUCH INVESTMENT PROGRAMS AND THE LEAD TIME OFTEN NEEDED TO COMPLETE THEM REQUIRE A LONG-TERM VIEW.

  Oil and natural gas will continue to satisfy much of the world's energy needs well into the next century. Near term, we foresee continued volatility in prices and related profitability, reflecting market forces, political uncertainties and host-country regulation. Over the longer term, prices are expected to rise gra-dually, in line with inflation, as supplies appear adequate to meet demand growth.

   We believe the industry will continue to grow in the international upstream sector where investment opportunities are abundant. We look to these areas to replace our hydrocarbon reserves inventory and provide continuing production and earnings growth. Our program reflects a strategy to assess and manage political, economic and geologic risks. This is achieved through a geographically diverse portfolio of existing assets and new projects, maximum use of nonrecourse finan-cing, staged development, joint ventures and managing cash exposure. We will continue to de-emphasize our exploration program in the U.S., where economic opportunities remain limited.

   The U.S. marketing and refining industry will continue to face competitive market pressures. Margins should show gradual improvement as moderate industry demand growth is partly offset by modest increases in capacity at existing refineries. Refining will also continue to require expenditures to meet environmental regulations, including those pertaining to introduction of Phase II reformulated gasolines later in the decade. Mobil's U.S. refining system is among the best in the industry and is generally well positioned to meet these requirements.

   Refining margins in the Asia-Pacific region are expected to benefit from ro-bust economic growth and associated product demand, partly offset by new refi-ning capacity additions in the near term. In Europe, the highly competitive en-vironment and a forecast of modest growth in product demand could restrain im-provements in refining margins. International marketing margins are, on average, expected to remain at about the level experienced in 1995, although some areas could see competitive pressures.

                             HIGHLIGHTS

RECORD OPERATING EARNINGS OF $2.8 BILLION SURPASSED THE PREVIOUS RECORD SET IN 1980 WHEN CRUDE PRICES WERE TWICE THEIR CURRENT LEVEL

M&R OPERATING EARNINGS WERE AT A NINE-YEAR HIGH, REFLECTING EXCELLENT REFINERY PERFORMANCE, HIGHER SALES VOLUMES AND BENEFITS FROM BUSINESS INITIATIVES

CHEMICAL'S RECORD OPERATING EARNINGS REFLECTED IMPROVED INDUSTRY FUNDAMENTALS AND BENEFITS FROM BUSINESS INITIATIVES

E&P'S RAS LAFFAN LNG JOINT VENTURE HELPED REPLACE 106% OF WORLDWIDE PRODUCTION, EXCLUDING PURCHASES AND SALES, WITH NEW PROVED RESERVES

CONTROLLABLE CASH OPERATING EXPENSES, IN CURRENT DOLLARS, WERE REDUCED BY MORE THAN $300 MILLION BEFORE TAX VERSUS 1994, AND HAVE BEEN REDUCED BY OVER $1.1 BILLION SINCE 1991

                                 Mobil 17

                      MANAGEMENT DISCUSSION AND ANALYSIS

[Bar Charts - Page 18]

       INCOME
(Millions of dollars)
* Excludes cumulative effect of change in accounting principle(s).
HIGHER INCOME CAME FROM STRONG OPERATING PERFORMANCE, BUSINESS INITIATIVES AND HIGHER SALES VOLUMES.


       TOTAL RETURN TO SHAREHOLDERS
(Per $100 invested on December 31, 1990)*
* Mobil share price appreciation plus reinvested dividends returned 19.2% annually -- 2.7 percentage points above the S&P 500.


OUTLOOK (concluded)

   Mobil will continue to balance its overall supply and demand for hydrocarbons and manage its price risk while providing its customers with competitive supply. These objectives are accomplished by using different instruments on various mar-kets to quickly respond to the ever-changing underlying conditions. Contracts on some of these markets require physical deliveries, whereas contracts on others, such as forwards, futures, swaps and options do not require settlement with phy-sical volumes. All of these contracts are based on price, location and quality characteristics of crude oil, natural gas and petroleum products, and are viewed as integral parts of Mobil's overall business strategies.

   The worldwide petrochemical business continues to be cyclical. Polyethylene margins are expected to be somewhat lower in 1996, after a very strong 1995. However, paraxylene margins remain strong. We believe that continued demand growth, particularly in the Asia-Pacific region, will be strong enough to support attractive margins.

   Mobil's planned 1996 capital and exploration expenditure program is $4.6 billion (U.S. -- 25%; International -- 75%), plus an additional $0.6 billion for cash investments in equity companies. We will continue to monitor our business environment and remain flexible to adjust our plans as attractive opportunities arise or economic and political conditions warrant. Our debt-to-capital ratio fell from 31% to 27% in 1995 as debt was reduced by proceeds from asset sales. We do not plan to remain at this low level as we expect investment spending to increase, including potential acquisitions. Our primary focus for all business segments is to realize the greatest value from our existing assets, to grow selected businesses and to provide superior returns for our shareholders.

RESTRUCTURINGS

Since May 1, 1995, Mobil has initiated five major restructuring programs affec-ting worldwide staff support services, U.S. upstream and downstream businesses, and European refining and lubricant blending operations. These programs build upon our previous initiatives that were started in the early 1990s and are in response to the highly competitive environment and difficult business conditions in many areas of the world. In addition to improving the way we work, these changes will strengthen our businesses by reducing costs and will, more impor-tantly, position us to respond to the many opportunities available to us for growth. They also provide our employees with the opportunity to grow and utilize their abilities to the maximum. We expect to continue to restructure our opera-tions as business conditions warrant.

   The implementation of these programs will result in the elimination of approximately 6,000 positions and the closure of certain facilities, and should be essentially completed by year-end 1996. In 1995, we recorded restructuring provisions of $590 million after tax, to cover severance benefits related to work force reductions and for property writedowns. Cash outlays associated with these provisions will be made throughout 1996 and will be completed, for the most part, by midyear 1997. In addition to these cash outlays, implementation costs in the amount of approximately $150 million after tax will be incurred. Projected annualized benefits from these programs are expected to be over $1 billion before tax.

   Delivery of WORLDWIDE STAFF SUPPORT SERVICES was redesigned to provide opera-ting units with cost-competitive services. This will be accomplished through or-ganizational and operational changes that include establishing regional shared service groups, outsourcing of some services and providing the business opera-ting units with the opportunity to control and direct the level of services they receive.

   In the U.S., restructuring of the UPSTREAM BUSINESS will result in invest-ments being redirected to focus on fields that have the greatest potential. The remaining fields will be depleted, traded or sold.

   In the U.S. DOWNSTREAM BUSINESS, initiatives are being implemented to achieve top-tier competitive performance at our U.S. refineries, reengineer fuels and lubes order fulfillment processes and further reduce operating costs.

  In EUROPE, REFINING INITIATIVES included closing the Woerth refinery in Germany and more closely integrating the operations in Mobil's refineries at Gravenchon, France, and Coryton, United Kingdom.

   The restructuring of our EUROPEAN LUBRICANT BLENDING PLANT NETWORK will in-clude downsizing of operations in Austria, Germany and the United Kingdom. These changes were made possible by an upgrading and expansion project at the Gravenchon blending plant in northwest France.

   See Note 2 to Financial Statements on page 37 for further details of these restructuring programs.

                                    18 Mobil

                      MANAGEMENT DISCUSSION AND ANALYSIS

FINANCIAL RESULTS
A DISCUSSION AND ANALYSIS OF CONSOLIDATED FINANCIAL AND OPERATING PERFORMANCE APPEARS ON THIS PAGE. OUR BUSINESS SEGMENTS ARE SEPARATELY REVIEWED ON PAGES 20-25. WHILE READING THESE DISCUSSIONS, YOU MAY FIND IT HELPFUL TO REFER TO PAGES 28-48 FOR THE CONSOLIDATED FINANCIAL STATEMENTS AND COMMENTARY, AND TO PAGES 50-57 FOR SUPPLEMENTARY INFORMATION.

CONSOLIDATED RESULTS
-------------------------------------------------------------------------------
CONSOLIDATED EARNINGS
-------------------------------------------------------------------------------
(In millions, except per-share amounts)               1993      1994      1995
-------------------------------------------------------------------------------
Petroleum Operations
  Exploration & Producing                           $1,652    $1,076    $  845
  Marketing & Refining                                 705       888       673
-------------------------------------------------------------------------------
Total Petroleum                                      2,357     1,964     1,518
Chemical                                                44       102     1,164
-------------------------------------------------------------------------------
Segment Earnings                                     2,401     2,066     2,682
Corporate and Other                                   (190)      (98)      (11)
Net Financing Expense                                 (127)     (209)     (295)
-------------------------------------------------------------------------------
Income Before Change in Accounting Principle         2,084     1,759     2,376
Cumulative Effect of Change in Accounting Principle     --      (680)       --
-------------------------------------------------------------------------------
Net Income                                          $2,084    $1,079    $2,376
  Per common share                                  $ 5.07    $ 2.57    $ 5.87
-------------------------------------------------------------------------------

OUR GOAL IS TO ACHIEVE OPERATING EARNINGS OF $3.2 BILLION BY THE END OF 1998 WHILE MAINTAINING AT LEAST A 12% RETURN ON CAPITAL EMPLOYED, A STRONG FINANCIAL POSITION AND A BASE OF ASSETS, HYDROCARBON RESERVES AND HUMAN RESOURCES TO ENSURE GROWTH IN THE YEARS AHEAD. Mobil's strong 1995 results reflected excellent operating performance and initiatives throughout the company that reduced costs and increased sales volumes.

   Operating earnings, which exclude special items and the effect of any change in accounting principle, were a record $2,846 million in 1995, compared with $2,231 million in 1994 and $2,224 million in 1993, and reflected continuing improvement in our core businesses. Special items (not separately identified in the table above) decreased earnings in 1995 by $470 million, compared with decreases of $472 million in 1994 and $140 million in 1993. Special items repre-sent the earnings effects from events not attributable to current operations and are more fully described in the business segment discussions that follow.

   Consolidated net income in 1995 was $2,376 million, $617 million higher than 1994, excluding a $680 million noncash charge for a change in accounting princi-ple. The earnings improvement was achieved without any net help from industry fundamentals. The impact of higher crude oil prices and petrochemical margins was offset by weakness in North American natural gas prices and worldwide refi-ning margins. Net income included net special charges of $470 million, primarily for worldwide restructuring initiatives and the adoption of FAS 121, the new accounting standard for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of (see Note 6 to Financial Statements on page 38), partly offset by benefits from sales of certain Chemical and Mining assets and a favorable litigation settlement. In 1994, net special charges were $472 million.

   In Exploration & Producing, higher crude oil and Indonesian LNG prices, lower exploration expenses and lower capital recovery charges were partly offset by lower North American natural gas prices and lower production volumes. The decli-ne in earnings was primarily due to charges for asset impairments resulting from adopting FAS 121. In Marketing & Refining, benefits from business initiatives, including lower expenses, higher sales volumes and excellent refinery performance were partly offset by weaker worldwide refinery margins. Earnings declined overall due to higher restructuring charges. Chemical's record income reflected higher worldwide polyethylene and paraxylene margins and the sale of our Plastics Division.

   Consolidated net income in 1994 of $1,759 million, excluding a noncash charge of $680 million for a change in accounting principle, was $325 million lower than in 1993. The lower income reflected higher special charges of $472 million in 1994, compared with special charges of $140 million in 1993.

[Bar Chart - Page 18]

         ANNUAL DIVIDENDS
(Per share of common stock, in dollars)
DIVIDEND PAYMENTS INCREASED FOR THE EIGHTH CONSECUTIVE YEAR.


Graphs, charts and associated captions on pages 17 - 48 are not a part of the Consolidated Financial Statements and Notes thereto.

                                    Mobil 19

                      MANAGEMENT DISCUSSION AND ANALYSIS

[Bar Charts - Page 20]

  UPSTREAM EARNINGS
(Millions of dollars)
UPSTREAM EARNINGS WERE REDUCED  BY ADOPTING A NEW ACCOUNTING
STANDARD AND BY RESTRUCTURING CHARGES.


      NET PRODUCTION
(Thousands of barrels daily
    of oil equivalent)
LOWER PRODUCTION IN THE U.S. REFLECTED NATURAL FIELD DECLINES AND ASSET SALES. GROWTH IN INTERNATIONAL VOLUMES WAS INTERRUPTED BY TEMPORARY OPERATING PROBLEMS, PRIMARILY IN NIGERIA.


PETROLEUM OPERATIONS
UPSTREAM -- EXPLORATION & PRODUCING

-----------------------------------------------------------------------------
EXPLORATION & PRODUCING SEGMENT FINANCIAL INDICATORS
-----------------------------------------------------------------------------
(In millions)                                   1993        1994        1995
-----------------------------------------------------------------------------
U.S. Earnings (Loss)                         $   363     $   125     $  (107)
International Earnings                         1,289         951         952
-----------------------------------------------------------------------------
Total Earnings                               $ 1,652     $ 1,076     $   845
-----------------------------------------------------------------------------
Revenues(1)                                  $10,449     $10,193     $11,081
-----------------------------------------------------------------------------
Assets                                       $14,334     $14,116     $14,393
-----------------------------------------------------------------------------
Capital Expenditures                         $ 1,560     $ 1,642     $ 2,247
Exploration Expenses                             405         516         427
-----------------------------------------------------------------------------
Total Capital and Exploration Expenditures   $ 1,965     $ 2,158     $ 2,674
-----------------------------------------------------------------------------
(1) Includes intersegment revenues.



OUR PRIMARY UPSTREAM GOALS ARE TO SUSTAIN LONG-TERM PRODUCTION AND EARNINGS GROWTH WHILE ENHANCING OUR CORE ASSET BASE THROUGH EFFICIENT DEPLETION, DIVESTI-TURE AND ACQUISITIONS. Results in 1995 were impacted by charges for impairment of assets (FAS121) and further restructuring initiatives. The favorable impact of stronger crude oil and LNG prices, lower exploration expenses and reduced capital recovery charges was partly offset by weak natural gas prices in North America and the United Kingdom and by lower production.

   UPSTREAM net income of $845 million was $231 million lower than in 1994. Operating earnings of $1,397 million (U.S., $332 million; International, $1,065 million: refer to tables on page 21) increased $73 million, or 6%, due to higher worldwide crude oil prices, lower capital recovery charges and lower exploration expenses, partly offset by lower natural gas prices and production volumes. Operating expenses were essentially unchanged even though additional costs were incurred in developing new business opportunities.

   In 1995, Mobil produced 810,000 barrels per day of liquids and 4,554 million cubic feet per day of natural gas. Worldwide production decreased somewhat from 1994 due to natural field declines and asset sales in North America, as well as from temporary operational disruptions overseas. Mobil replaced 106% of its pro-duction with new reserves, excluding purchases and sales, compared with 117% in 1994.

   In 1994, earnings totaled $1,076 million, down $576 million from 1993. Operating earnings of $1,324 million decreased $206 million due to lower worldwide crude oil and natural gas prices and higher exploration expenses.

   Revenues in 1995 were up 9% as higher crude oil prices and higher natural gas sales volumes were only partially offset by lower crude oil sales volumes and lower natural gas prices in North America and the United Kingdom. In 1994, reve-nues were down slightly from 1993 as lower crude oil and natural gas prices were partially offset by higher sales volumes. These revenues included sales to other segments of the company, which were eliminated in consolidated financial infor-mation.

   Capital and exploration expenditures in 1995 were $2,674 million, up 24% from 1994. Planned capital and exploration expenditures for 1996 are $2.8 billion, up 5% from 1995, and are directed predominantly to international areas.

   Development of the Zafiro offshore complex in Equatorial Guinea began, with first production scheduled for third quarter 1996. In Qatar, work continued on development of the giant North field and the Qatargas LNG plant, where LNG deli-veries will begin in 1997. The first sales contract for Ras Laffan LNG was signed in 1995 with first gas deliveries scheduled in 1999. Work continued in Canada on the Hibernia gravity base structure and on the topside modules with production start-up scheduled for late 1997. In Nigeria, the Oso NGL project commenced with streaming expected in 1998. In addition, development is under way on new gas and oil fields in the North Sea, Nigeria and the Gulf of Mexico.

   In 1995, Mobil drilled 38 wildcat exploration wells, resulting in 14 discoveries. Exploration activities in frontier areas, including Kazakstan, Vietnam, West Africa and South America continue, along with efforts to replace reserves in established areas through participation in new producing ventures and acquisitions.

                                     20 Mobil

                      MANAGEMENT DISCUSSION AND ANALYSIS

-------------------------------------------------------------------------------
U.S. EXPLORATION & PRODUCING EARNINGS
-------------------------------------------------------------------------------
(In millions)                                   1993        1994        1995
-------------------------------------------------------------------------------
Earnings (Loss)                               $  363      $  125      $ (107)
Special Items in Earnings
  Restructuring provisions                       (10)         --         (51)
  Asset sales and write-downs                    (13)       (181)        (22)
  Tax rate change                                (23)         --          --
  Inventory/supplies adjustments                 (19)         --          --
  Environmental provision                         (4)         --          --
  Asset impairment (FAS 121)                      --          --        (366)
-------------------------------------------------------------------------------
Operating Earnings (Excludes Special Items)   $  432      $  306      $  332
-------------------------------------------------------------------------------

U.S. UPSTREAM operating earnings of $332 million in 1995 were $26 million higher than 1994 mainly due to higher crude oil prices, lower exploration expenses and reduced capital recovery charges, largely offset by lower natural gas prices and lower production volumes. Operating earnings decreased $126 million in 1994 from 1993 mainly due to significantly lower natural gas prices. Lower crude oil pri-ces and higher exploration expenses were largely offset by lower operating ex-penses.

   Our average U.S. crude oil price per barrel of $14.52 increased $1.61 from the 1994 level of $12.91. The price in 1993 was $13.54 per barrel. In 1995, average natural gas prices per thousand cubic feet fell $.32, to $1.58, from $1.90 in 1994. In 1993, natural gas prices averaged $2.22 per thousand cubic feet.

   U.S. production decreased primarily due to the effect of natural field declines in our mature areas, asset sales and weather disruptions in the Gulf of Mexico.

   Special items in 1995 included charges for major restructuring initiatives, losses on asset sales and FAS 121 impairments. Earnings in 1994 included charges for property write-downs and losses on asset sales. Earnings in 1993 were re-duced by charges for restructuring, losses on asset sales, an adjustment to de-ferred taxes, inventory/supplies adjustments and a provision for environmental remediation.

-------------------------------------------------------------------------------
INTERNATIONAL EXPLORATION & PRODUCING EARNINGS
-------------------------------------------------------------------------------
(In millions)                                   1993        1994        1995
-------------------------------------------------------------------------------
Earnings                                      $1,289      $  951      $  952
Special Items in Earnings
  Restructuring provisions                        --          (9)        (41)
  Tax rate changes and other items               176          --          26
  Asset sales and write-downs                     15         (58)         23
  Asset impairment (FAS 121)                      --          --        (121)
-------------------------------------------------------------------------------
Operating Earnings (Excludes Special Items)   $1,098      $1,018      $1,065
-------------------------------------------------------------------------------

   INTERNATIONAL UPSTREAM operating earnings of $1,065 million in 1995, up $47 million from 1994, reflected higher prices for liquids and Indonesian LNG, which more than offset higher operating expenses in new growth areas, lower production volumes and lower natural gas prices in the U.K. and Canada. Also, exploration expenses were lower with improved drilling success and the timing of well com-pletions. Operating earnings in 1994 were 7% lower than 1993, reflecting lower crude oil and natural gas prices and higher exploration expenses, partly offset by higher production volumes and LNG sales.

   Our average international crude oil price per barrel rose $1.28 to $16.94 in 1995, after dropping $1.33 during 1994. In 1993, crude oil prices averaged $16.99 per barrel. International natural gas prices tend to follow the movement of crude oil prices, but with varying time lags depending on the country.

   Production decreased in 1995 primarily due to temporary operational interruptions in Nigeria and Australia, natural field declines in Canada and expiration of short-term sales contracts in Indonesia, partly offset by production from new fields in the U.K. and Germany.

   Special items in 1995 included charges for restructuring initiatives, FAS 121 impairments (mainly in Canada) and benefits from tax adjustments and asset sa-les. Earnings in 1994 included charges for restructuring and property write-downs. Earnings in 1993 included net benefits from favorable tax rate changes, tax settlements and gains on asset sales.

[Bar Charts - Page 21]

    CRUDE OIL
AVERAGE SALES PRICE
(Dollars per barrel)
WORLDWIDE CRUDE PRICES INCREASED NEARLY $1.50 PER BARREL IN 1995, PRIMARILY DUE TO HIGHER DEMAND IN THE ASIA-PACIFIC REGION AND SUPPLY DISRUPTIONS CAUSED BY HURRICANES IN THE GULF OF MEXICO.

           NATURAL GAS
      AVERAGE SALES PRICE
(Dollars per thousand cubic feet)
U.S. NATURAL GAS PRICES FELL AGAIN IN 1995, REFLECTING INCREASED SUPPLY FROM NEW CAPACITY IN CANADA AND THE GULF OF MEXICO, AS WELL AS LOWER SUMMER COOLING DEMAND.

                                    Mobil 21

                      MANAGEMENT DISCUSSION AND ANALYSIS

[Bar Charts - Page 22]

 DOWNSTREAM EARNINGS
(Millions of dollars)
BENEFITS FROM BUSINESS INITIATIVES, LOWER EXPENSES AND HIGHER SALES VOLUMES WERE MORE THAN OFFSET BY THIS YEAR'S RESTRUCTURING CHARGES.


  REFINERY RUNS FOR MOBIL
(Thousands of barrels daily)
REFINERY RUNS INCREASED IN THE U.S. AND IN THE ASIA-PACIFIC REGION, PARTLY OFFSET BY THE SHUTDOWN OF THE WOERTH REFINERY IN EUROPE AND A TURNAROUND IN SAUDI ARABIA.


PETROLEUM OPERATIONS (continued)
DOWNSTREAM -- MARKETING & REFINING

-------------------------------------------------------------------------------
MARKETING & REFINING SEGMENT FINANCIAL INDICATORS
-------------------------------------------------------------------------------
(In millions)                                   1993        1994        1995
-------------------------------------------------------------------------------
U.S. Earnings                                $   151     $   241     $   226
International Earnings                           554         647         447
-------------------------------------------------------------------------------
Total Earnings                               $   705     $   888     $   673
-------------------------------------------------------------------------------
Revenues(1)                                  $53,950     $56,861     $62,362
-------------------------------------------------------------------------------
Assets                                       $20,914     $21,767     $22,463
-------------------------------------------------------------------------------
Capital Expenditures                         $ 1,262     $ 1,297     $ 1,292
-------------------------------------------------------------------------------
(1) Includes intersegment revenues.

OUR PRIMARY DOWNSTREAM GOAL IS TO RAISE OUR RETURN ON CAPITAL EMPLOYED TO A TOP COMPETITIVE LEVEL BY IMPROVING THE QUALITY OF A GOOD ASSET BASE, STREAMLINING OPERATIONS, PURSUING ATTRACTIVE GROWTH OPPORTUNITIES, AND SATISFYING OUR CUS-TOMERS' NEEDS WHILE KEEPING PACE WITH ENVIRONMENTAL DEMANDS. Operating results in 1995 were very strong despite weaker industry refining margins. However, earnings were adversely affected by restructuring and other special charges.

   DOWNSTREAM earnings of $673 million in 1995 were $215 lower than in 1994. Excluding special items (refer to tables on page 23), operating earnings of $1,135 million (U.S., $330 million; International, $805 million) increased $171 million. Business initiatives contributed to lower expenses, higher volumes, better refinery performance and higher lube income, which more than offset lower worldwide industry refining margins.

   We recorded restructuring provisions of $420 million, primarily to cover severance benefits related to work force reductions. Continued implementation of cost reduction programs in all downstream businesses is expected to favorably impact 1996 results. To strengthen our competitive position, we are continuing to look closely at all of our assets and will further restructure operations or divest assets to maximize our long-term returns.

   Earnings in 1994 totaled $888 million, up $183 million from 1993. Operating earnings in 1994 decreased $124 million as a result of lower refining margins, reflecting ample supplies of product due to additional capacity in the U.S., new grassroots industry capacity in the Asia-Pacific region and weak distillate prices in the face of warmer-than-normal weather in first quarter 1994.

   Downstream revenues increased 10% in 1995 due to higher product sales volumes and prices. Revenues were higher in 1994 versus 1993 due to higher product sales volumes.

   Overall, capital expenditures were essentially unchanged in 1995, with increased focus on the growing international arena. Planned expenditures for 1996 are $1.4 billion, up 8% from 1995, with approximately 30% in the U.S. and 70% directed to international areas.

   We continue to strengthen our position in areas with growth potential, parti-cularly in the Asia-Pacific region and Latin America. A lubricant blending plant in Tianjin, China (near Beijing), the first 100% foreign-owned oil industry fa-cility in China, is under construction. A second lube blending plant in Taicang, China (near Shanghai), has been approved and is scheduled to be streamed in 1997. Our joint venture refinery in Kawasaki, Japan, is scheduled to complete a project to upgrade lower-value residual fuels to higher-value products in 1997. Construction began in 1995 on a new cracking unit at our Altona, Australia, re-finery and is on schedule to be streamed in late 1996. At Adelaide, Australia, a project is under way to expand lube base-stock capacity with a scheduled start-up in 1996. A new lube base-stock unit is being progressed at the Jurong, Singapore, refinery. In Yanbu, Saudi Arabia, the Petromin Lubricating Oil Refi-ning Company, in which Mobil owns a 30% interest, is progressing the construc-tion of a new, two-million-barrel-per-year lubricant base-stock refinery with completion scheduled in early 1997. Our Coryton, United Kingdom, refinery has installed a gas turbine generator that will decrease costs and improve operating reliability. In Latin America, we have entered the retail fuels market in Peru and Ecuador. While we are investing in various growth areas, we also continue to divest assets that do not meet long-term profitability criteria, as evidenced by closure of our Woerth, Germany, refinery.

                                   22 Mobil

                      MANAGEMENT DISCUSSION AND ANALYSIS

PETROLEUM OPERATIONS (CONCLUDED)
-------------------------------------------------------------------------------
U.S. MARKETING & REFINING EARNINGS
-------------------------------------------------------------------------------
(In millions)                                   1993        1994        1995
-------------------------------------------------------------------------------
Earnings                                     $   151     $   241     $   226
Special Items in Earnings
  Restructuring provisions                       (23)        (11)       (104)
  Asset write-downs                               --         (35)         --
  LIFO/other inventory adjustments                22          14          --
  Environmental provisions                      (144)         --          --
-------------------------------------------------------------------------------
Operating Earnings (Excludes Special Items)  $   296     $   273     $   330
-------------------------------------------------------------------------------

U.S. DOWNSTREAM operating earnings were $330 million, $57 million higher than in 1994. Benefits from business initiatives, including lower expenses, higher sales volumes, improved lube income and excellent refinery performance offset weaker business conditions.

   The 1994 operating income of $273 million was down $23 million from 1993 due to lower industry margins and a reduced advantage for refining heavier, higher-sulfur crudes. Results benefited from continued emphasis on cost reductions and other business initiatives, as well as increased petroleum product sales and production and higher lube income.

   Special items reduced earnings in each year. In 1995, special items were for restructuring provisions ($65 million for staff services redesign and $39 million for further operational restructuring). Included in 1994 earnings were a restructuring provision, property write-downs and favorable LIFO/inventory adjustments. In 1993, special items were a provision for environmental remedia-tion (mainly for service stations), a charge for restructuring and the favora-ble impact of a LIFO liquidation.

-------------------------------------------------------------------------------
INTERNATIONAL MARKETING & REFINING EARNINGS
-------------------------------------------------------------------------------
(In millions)                                   1993        1994        1995
-------------------------------------------------------------------------------
Earnings                                       $ 554       $ 647       $ 447
Special Items in Earnings
  Restructuring provisions                       (43)        (44)       (316)
  Asset sales and write-downs                     35          --         (29)
  LIFO/other inventory adjustments              (250)         --         (13)
  Tax rate changes                                20          --          --
-------------------------------------------------------------------------------
Operating Earnings (Excludes Special Items)    $ 792       $ 691       $ 805
-------------------------------------------------------------------------------

   INTERNATIONAL DOWNSTREAM operating earnings were $805 million in 1995, $114 million higher than in 1994. More than offsetting generally weak industry refi-ning margins and lower marketing margins in Japan were lower expenses in Europe and Australia, benefits from ongoing business initiatives, higher sales volumes (particularly in the rapidly growing Asia-Pacific region), higher lube income, and the benefit of the Singapore refinery upgrade.

   Operating earnings of $691 million in 1994 were $101 million lower than in 1993, reflecting very weak worldwide refining margins. These were partially off-set by higher marketing margins and benefits derived from ongoing business ini-tiatives, which contributed to higher trade sales volumes, particularly in the Asia-Pacific region, and expense savings, particularly in Europe.

   Special items in 1995 included restructuring provisions ($88 million for staff services redesign and $228 million for European refining and lubricant blending), property writedowns and a LIFO adjustment. In 1994, earnings included restructuring provisions primarily for work force reductions in Europe. Special items in 1993 included a $250 million noncash charge for the excess of local currency LIFO inventory values over market values, restructuring provisions, gains on asset sales and favorable tax rate changes.

[Bar Charts - Page 23]

DOWNSTREAM PETROLEUM PRODUCT
      SALES VOLUMES
(Thousands of barrels daily)
SALES VOLUMES INCREASED FOR THE FIFTH CONSECUTIVE YEAR.


DOWNSTREAM PETROLEUM PRODUCT
      SALES REVENUES
   (Millions of dollars)
DOWNSTREAM PETROLEUM PRODUCT SALES REVENUES WERE UP, DRIVEN BY THIS YEAR'S HIGHER SALES VOLUMES AND PRICES.

                                   Mobil 23

                      MANAGEMENT DISCUSSION AND ANALYSIS

[Bar Charts - Page 24]

  CHEMICAL EARNINGS
(Millions of dollars)
CHEMICAL'S RECORD EARNINGS INCLUDE A MAJOR ASSET SALE AND ALSO REFLECT IMPROVED INDUSTRY FUNDAMENTALS AND BUSINESS INITIATIVES.


CHEMICAL NET SALES TO TRADE
   (Millions of dollars)
HIGHER REVENUES RESULTED FROM BOTH HIGHER PRICES AND VOLUMES. SALES IN 1995 REFLECT APPROXIMATELY 11 MONTHS OF PLASTICS DIVISION OPERATIONS.


CHEMICAL
-------------------------------------------------------------------------------
CHEMICAL SEGMENT FINANCIAL INDICATORS
-------------------------------------------------------------------------------
(In millions)                                   1993        1994        1995
-------------------------------------------------------------------------------
Petrochemicals Earnings                       $   19      $  129      $  544
Plastics and Other Earnings                       25          88         636
Restructuring Provisions                          --        (115)        (16)
-------------------------------------------------------------------------------
Total Earnings                                $   44      $  102      $1,164
-------------------------------------------------------------------------------
Revenues(1)                                   $3,720      $4,463      $6,390
-------------------------------------------------------------------------------
Assets                                        $3,451      $3,672      $3,212
-------------------------------------------------------------------------------
Capital Expenditures                          $  312      $  212      $  220
-------------------------------------------------------------------------------
(1) Includes intersegment revenues.

-------------------------------------------------------------------------------
CHEMICAL EARNINGS
-------------------------------------------------------------------------------
(In millions)                                   1993        1994        1995
-------------------------------------------------------------------------------
Earnings                                      $   44      $  102      $1,164
Special Items in Earnings
  Asset sale                                      --          --         501
  Restructuring provisions                        --        (115)        (16)
  Environmental provision                         --          (7)         --
-------------------------------------------------------------------------------
Operating Earnings (Excludes Special Items)   $   44      $  224      $  679
-------------------------------------------------------------------------------

OUR PRIMARY CHEMICAL GOALS ARE TO INCREASE OUR RETURN ON CAPITAL EMPLOYED THROUGH PRODUCTIVITY IMPROVEMENTS AND COST REDUCTIONS, TO CAPITALIZE ON OPERA-TING SYNERGIES WITH OTHER MOBIL UNITS AND TO EXPLOIT GROWTH OPPORTUNITIES WHERE WE HAVE A COMPETITIVE ADVANTAGE. Record earnings in 1995 reflected strong indus-try fundamentals, results of cost reduction programs and a one-time benefit from the sale of the Plastics Division.

   CHEMICAL operating earnings of $679 million in 1995 were $455 million higher than in 1994 as a result of improved petrochemical prices, notably polyethylene and paraxylene. Ethylene supply and demand balances were tight through the first half of 1995 due to the lingering effects of 1994 industry operating problems. Paraxylene demand, especially in the Asia-Pacific region, coupled with tight supply, drove prices to record highs. Operating income also benefited from our joint venture in Saudi Arabia, in the final year of its tax holiday, and from ongoing business initiatives.

   Operating earnings were $224 million in 1994, an increase of $180 million over 1993 due to improved industry fundamentals. Margins for integrated polyethylene resin operations improved on strong worldwide demand and tight industry ethylene capacity.

   Trade sales revenues increased 23% in 1995 due to higher prices and volumes. The increase in volumes, up 7%, reflected a full year of operations at the Singapore aromatics complex. Somewhat offsetting these increases were slightly lower U.S. volumes for polyethylene and fabricated products. In 1994, sales revenues increased due to higher prices and volumes.

  As part of a program to more than double our worldwide paraxylene capacity, we have begun construction on a grassroots facility in Beaumont, Texas, and a major expansion at Chalmette, Louisiana. The projects are expected to stream by early 1997. Our new oriented polypropylene (OPP) plant at Kerkrade, the Netherlands, doubled its capacity to over 60 million pounds when a second orienter was streamed in March 1995. We have also announced plans to expand our worldwide OPP capacity by one-third by year-end 1998. A new ester manufacturing facility was streamed in November 1995 at Amsterdam, the Netherlands, to support growth in our synthetic lubricants businesses.

   The Plastics Division was sold in late 1995 for $1.27 billion, producing over $500 million of net income. The sale is part of our strategy to enhance share-holder value by focusing on our core businesses of oil, natural gas and petro-chemicals and selling those noncore businesses that are worth more to others. See Note 3 to Financial Statements on page 37 for further discussion of the sale.

   Capital expenditures were $220 million in 1995. Planned capital expenditures for 1996 are $400 million, primarily related to worldwide capacity expansions and productivity improvements.

                                  24 Mobil

                      MANAGEMENT DISCUSSION AND ANALYSIS

CORPORATE AND OTHER
-------------------------------------------------------------------------------
CORPORATE AND OTHER EXPENSE
-------------------------------------------------------------------------------
(In millions)                                   1993        1994        1995
-------------------------------------------------------------------------------
Corporate and Other Expense                   $ (190)     $  (98)     $  (11)
Special Items included:
  Asset sale and write-downs                      --         (46)         74
  Litigation settlement                           --          --          71
  Restructuring provisions                       (32)         20         (62)
  Other items                                    (19)         --         (24)
-------------------------------------------------------------------------------
Operating Expense (Excludes Special Items)    $ (139)     $  (72)     $  (70)
-------------------------------------------------------------------------------

CORPORATE AND OTHER expense decreased $87 million in 1995 to $11 million. This category includes results from Real Estate and Mining and Minerals operations, administrative expenses and other corporate items. Excluding special items (refer to table above), expenses of $70 million were $2 million lower than last year. Increased real estate income and lower expenses were offset by implemen-tation costs associated with the restructuring of staff support services.

   Special items in 1995 included benefits from a $74 million gain on the sale of our South Fort Meade phosphate mine and $71 million from a favorable litiga-tion settlement as well as charges of $62 million for restructuring and a $24 million environmental provision related to mining operations. In 1994, earnings included charges for property write-downs, partly offset by a credit for prior-year restructuring charges allocated to the Chemical business segment when this program was implemented. In 1993, earnings included special charges, principally for corporate-wide restructuring.

   Excluding special items from both periods, expenses decreased $67 million in 1994 from 1993. Phosphate and real estate operations improved, and expenses were lower as a result of the absence of costs incurred in 1993 for solar energy operations prior to discontinuation of the business.

NET FINANCING EXPENSE
-------------------------------------------------------------------------------
NET FINANCING EXPENSE
-------------------------------------------------------------------------------
(In millions)                                   1993        1994        1995
-------------------------------------------------------------------------------
Net Financing Expense                         $ (127)     $ (209)     $ (295)
Special Items in Expense
  Tax adjustments                                159          --          --
  Foreign exchange adjustment                     13          --          --
-------------------------------------------------------------------------------
Operating Expense (Excludes Special Items)    $ (299)     $ (209)     $ (295)
-------------------------------------------------------------------------------

NET FINANCING EXPENSE is primarily the interest Mobil pays on third-party borrowings, net of earned interest income. Net Financing Expense of $295 million was $86 million higher than in 1994, mainly reflecting higher average effective interest rates in 1995 and the absence of certain favorable nonrecurring items in 1994. Excluding special items, Net Financing Expense of $209 million in 1994 improved $90 million from 1993, primarily reflecting lower interest rates and debt levels, with average net debt down $600 million.

                                  Mobil 25

                      MANAGEMENT DISCUSSION AND ANALYSIS

OVER THE PAST THREE YEARS MOBIL HAS
SPENT $3 BILLION TO SAFEGUARD THE ENVIRONMENT.

ENVIRONMENTAL MATTERS
-----------------------------------------------------------------------------------------------------
ENVIRONMENTAL EXPENDITURES                      U.S.                        INTERNATIONAL
-----------------------------------------------------------------------------------------------------
(In millions)                       1993       1994       1995       1993       1994       1995
-----------------------------------------------------------------------------------------------------
Capital                            $ 326      $ 279      $ 172      $ 182      $ 174      $ 135
Protection and Compliance
    Ongoing operations               359        303        238        148        191        184
    Remediation                      108         91         67         24         22         24
-----------------------------------------------------------------------------------------------------
Total Environmental Expenditures   $ 793      $ 673      $ 477      $ 354      $ 387      $ 343
-----------------------------------------------------------------------------------------------------

MOBIL'S COMMITMENT AND PRACTICE IS TO CONDUCT ITS OPERATIONS WITH FULL CONCERN FOR SAFEGUARDING THE ENVIRONMENT, EMPLOYEES, CUSTOMERS AND THE PUBLIC --WHEREVER WE OPERATE. We accomplish this through long-standing corporate policies, innova-tive technologies, extensive training and constant attention to environmental matters in our day-to-day operations. Environmental expenditures are a signifi-cant cost of doing business, and the U.S. and other countries continue to impose more stringent environmental requirements. Although we cannot predict accurately how environmental expenditures will affect future operations and earnings, we expect to continue to incur substantial costs. Mobil believes its costs will not vary significantly from those of its competitors.

  CAPITAL EXPENDITURES are additions or modifications to plants and facilities to limit, monitor and control emissions and waste generation and to manufacture products. The majority of U.S. environmental capital expenditures have been made to comply with federal and state clean air and water regulations as well as waste-management requirements. These capital expenditures were incurred in 1993, 1994 and to a lesser extent in 1995, and related mainly to manufacture of reformulated gasoline/clean fuels. As required in 1995, Mobil began selling clean-burning reformulated gasoline in those metropolitan areas designated by the Environmental Protection Agency (EPA) where Mobil markets gasoline products. Additional emission reductions are mandated by the year 2000.

   Internationally, capital expenditures were made in response to increasing government requirements aimed at protecting against ground and surface water contamination and at reducing air emissions. Worldwide capital expenditures for environmental matters in 1996 are expected to be 12% lower than in 1995.

   PROTECTION AND COMPLIANCE expenditures are Mobil's recurring costs associated with managing hazardous substances, emissions and waste generation in ongoing operations, and the costs to remediate identified contamination. The decline in U.S. expenditures reflects corrective action taken in prior years to meet compliance requirements, the use of improved remediation technology and resource utilization, and a government/industry trend toward utilizing a risk-based corrective action approach to remediating subsurface contamination.

   Like many other companies, Mobil periodically receives notices from the EPA, or equivalent state agencies, that it has been designated as a potentially res-ponsible party (PRP) for remediation of hazardous-waste sites. The majority of these sites are still under investigation by the EPA or the state agencies con-cerned. All PRPs are jointly and severally liable under the federal Superfund law; however, since the early 1980s, Mobil has been successful in sharing cleanup costs with other financially sound companies. At December 31, 1995, Mobil had been successful in resolving its involvement in 106 of the 251 sites where it had been named a PRP. The number of PRP sites does not represent a relevant measure of liability as each company's involvement in a site can vary substantially.

   Mobil believes it has provided adequate reserves for known environmental obligations. However, Mobil may be subject to future environmental remediation liabilities relating to assets previously sold, closed facilities, requirements not yet identified or the sale or disposition of operating facilities. While the amounts could be material to Mobil's earnings in the periods in which such lia-bilities arise, the extent of such future remediation requirements and costs is not subject to reasonable estimation. Based on our long experience in managing environmental matters in our businesses, we do not anticipate that the aggregate level of future remediation costs will increase above recent levels so as to materially and adversely affect our consolidated financial position or liqui-dity. See also Note 18 to Financial Statements on page 47 for further discussion of environmental liabilities.

                                   26 Mobil

                      MANAGEMENT DISCUSSION AND ANALYSIS

QUARTERLY FINANCIAL DATA (unaudited)
                                                                                     1994
                                                       --------------------------------------------------------------
                                                             First       Second       Third      Fourth       Full
(In millions, except per-share amounts)                    Quarter      Quarter     Quarter     Quarter       Year
--------------------------------------------------------------------------------------------------------------------------
REVENUES
  Sales and services                                     $  14,948   $  16,047   $  16,739   $  19,023   $  66,757
    Income from equity investments, asset
       sales, interest and other                               170         168         147         141         626
--------------------------------------------------------------------------------------------------------------------------
Total Revenues                                              15,118      16,215      16,886      19,164      67,383
--------------------------------------------------------------------------------------------------------------------------
COSTS AND EXPENSES
  Crude oil, products and operating
  supplies and expenses                                      8,095       8,839       9,137      10,594      36,665
  Exploration expenses                                          82         108         152         174         516
  Selling and general expenses                               1,249       1,344       1,355       1,505       5,453
  Depreciation, depletion
        and amortization                                       668       1,034         673         723       3,098
  Interest and debt discount expense                           120         135         101         105         461
  Taxes other than income taxes                              3,827       4,155       4,404       5,126      17,512
  Income taxes                                                 542         402         561         414       1,919
--------------------------------------------------------------------------------------------------------------------------
Total Costs and Expenses                                    14,583      16,017      16,383      18,641      65,624
--------------------------------------------------------------------------------------------------------------------------
Income Before Change in
  Accounting Principle                                         535         198         503         523       1,759
Cumulative Effect of Change in
  Accounting Principle                                        (680)         --          --          --        (680)
--------------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)                                        $    (145)  $     198   $     503   $     523   $   1,079
--------------------------------------------------------------------------------------------------------------------------
PER COMMON SHARE
Income Before Change in
  Accounting Principle                                   $    1.31   $    0.46   $    1.23   $    1.28   $    4.28
Net Income (Loss)                                        $   (0.40)  $    0.46   $    1.23   $    1.28   $    2.57
Dividends                                                $    0.85   $    0.85   $    0.85   $    0.85   $    3.40
--------------------------------------------------------------------------------------------------------------------------
SPECIAL ITEMS INCLUDED IN NET INCOME
Restructuring provisions                                        --   $     (95)  $      (9)  $     (55)  $    (159)
Asset sale gains/(losses)                                       --          --          --         (21)        (21)
Litigation settlement                                           --          --          --          --          --
Asset write-downs                                               --        (220)        (16)        (63)       (299)
Tax related issues                                              --          --          --          --          --
Environmental provisions                                        --          --          --          (7)         (7)
Inventory adjustments                                           --          --          --          14          14
Asset impairment (FAS 121)                                      --          --          --          --          --
--------------------------------------------------------------------------------------------------------------------------
Total Special Items                                             --        (315)        (25)       (132)       (472)
Cumulative Effect of Change in
  Accounting Principle                                        (680)         --          --          --        (680)
--------------------------------------------------------------------------------------------------------------------------
OPERATING EARNINGS(1)                                    $     535   $     513   $     528   $     655   $   2,231
--------------------------------------------------------------------------------------------------------------------------
Sales Price per Common Share(2)
  High                                                   $  82 3/4   $  85 1/4   $  86 1/8   $  87 1/8   $  87 1/8
  Low                                                    $  74 1/8   $  72       $  76 5/8   $  77 1/2   $  72
--------------------------------------------------------------------------------------------------------------------------

(1) Excludes special items and the cumulative effect of change in accounting principle.
(2) The principal market for trading of Mobil's common stock is the New York Stock Exchange. The stock symbol is "MOB."
    The reported prices represent a composite of transactions on the New York Stock Exchange, the Chicago, Pacific, Philadelphia,
    Boston and Cincinnati regional exchanges and the over-the-counter market.

QUARTERLY FINANCIAL DATA (unaudited) (continued)
                                                                                     1995
                                                       --------------------------------------------------------------
                                                             First       Second       Third      Fourth       Full
(In millions, except per-share amounts)                    Quarter      Quarter     Quarter     Quarter       Year
--------------------------------------------------------------------------------------------------------------------------
REVENUES
  Sales and services                                     $  17,402   $  18,700   $  18,267   $   19,044  $  73,413
    Income from equity investments, asset
       sales, interest and other                               225         149         370        1,213      1,957
--------------------------------------------------------------------------------------------------------------------------
Total Revenues                                              17,627      18,849      18,637       20,257     75,370
--------------------------------------------------------------------------------------------------------------------------
COSTS AND EXPENSES
  Crude oil, products and operating
  supplies and expenses                                     10,003      10,598      10,172       10,857     41,630
  Exploration expenses                                          95          79         102          151        427
  Selling and general expenses                               1,256       1,868       1,274        1,290      5,688
  Depreciation, depletion
        and amortization                                       669         868         688        1,523      3,748
  Interest and debt discount expense                           115         117         119          116        467
  Taxes other than income taxes                              4,259       4,739       4,880        5,141     19,019
  Income taxes                                                 594         401         616          404      2,015
--------------------------------------------------------------------------------------------------------------------------
Total Costs and Expenses                                    16,991      18,670      17,851       19,482     72,994
--------------------------------------------------------------------------------------------------------------------------
Income Before Change in
  Accounting Principle                                         636         179         786          775      2,376
Cumulative Effect of Change in
  Accounting Principle                                          --          --          --           --         --
--------------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)                                        $     636   $     179   $     786   $      775  $   2,376
--------------------------------------------------------------------------------------------------------------------------
PER COMMON SHARE
Income Before Change in
  Accounting Principle                                   $    1.57   $    0.42   $    1.95   $     1.93  $    5.87
Net Income (Loss)                                        $    1.57   $    0.42   $    1.95   $     1.93  $    5.87
Dividends                                                $    0.85   $   0.925   $   0.925   $    0.925  $   3.625
--------------------------------------------------------------------------------------------------------------------------
SPECIAL ITEMS INCLUDED IN NET INCOME
Restructuring provisions                                        --   $    (505)  $      --   $      (85) $    (590)
Asset sale gains/(losses)                                       --         (22)         --          598        576
Litigation settlement                                           --          --          71           --         71
Asset write-downs                                               --          --         (29)          --        (29)
Tax related issues                                              --          --          --           26         26
Environmental provisions                                        --          --          --          (24)       (24)
Inventory adjustments                                           --          --          --          (13)       (13)
Asset impairment (FAS 121)                                      --          --          --         (487)      (487)
--------------------------------------------------------------------------------------------------------------------------
Total Special Items                                             --        (527)         42           15       (470)
Cumulative Effect of Change in
  Accounting Principle                                          --          --          --           --         --
--------------------------------------------------------------------------------------------------------------------------
OPERATING EARNINGS(1)                                    $     636   $     706   $     744   $      760  $   2,846
--------------------------------------------------------------------------------------------------------------------------
Sales Price per Common Share(2)
  High                                                   $  93 1/2   $ 102      $ 103 5/8   $  116 5/8  $ 116 5/8
  Low                                                    $  82 3/4   $  88 1/4  $  93 1/2   $   98 1/2  $  82 3/4
--------------------------------------------------------------------------------------------------------------------------

                                     Mobil 27

                      MANAGEMENT DISCUSSION AND ANALYSIS


[Bar Charts - Page 28]

 TOTAL REVENUES VS.
 COSTS AND EXPENSES
(Millions of dollars)
REVENUES ROSE REFLECTING ASSET SALES AND HIGHER SALES VOLUMES. HIGHER EXPENSES ARE DUE TO HIGHER SALES VOLUMES AND SPECIAL CHARGES.


  RETURN ON AVERAGE
SHAREHOLDERS' EQUITY
   (In percent)
* Excludes cumulative effect of change in accounting principle.
RETURN ON AVERAGE SHAREHOLDERS' EQUITY INCREASED TO 13.5% THIS YEAR, THE HIGHEST LEVEL SINCE 1988.


COMMENTARY ON CONSOLIDATED STATEMENT OF INCOME

REVENUES from Sales and Services increased nearly $6.7 billion from 1994 due to higher sales volumes, higher crude oil and chemical prices and increased excise and state gasoline taxes, partly offset by lower natural gas prices and lower crude oil production volumes. Additionally, favorable foreign currency move-ments, driven by a declining dollar, resulted in higher revenues. The increase in 1994 from 1993 resulted from higher sales volumes, higher chemical sales prices, increased excise and state gasoline taxes, and currency translation effects, partly offset by lower crude oil, natural gas and product sales prices. Income from Equity Investments, Asset Sales, Interest and Other increased due to gains from sales of certain Chemical and Mining assets and from higher equity income at our joint venture chemical operation in Saudi Arabia. Excluding a $250 million charge for the excess of local currency LIFO inventory values over market value in 1993, income from Equity Investments, Asset Sales, Interest and Other was lower in 1994 due to decreased gains from asset sales.

   Total COSTS AND EXPENSES increased about $7.4 billion from 1994 primarily due to increases in volume-related expenses and increased charges to Depreciation, Depletion and Amortization, primarily for FAS 121 asset impairments. The increase from 1993 to 1994 was primarily due to increases in volume-related ex-penses, currency translation effects and increased charges to Depreciation, Depletion and Amortization for asset write-downs.

   Crude Oil, Products and Operating Supplies and Expenses increased 14% in 1995 compared with 1994 due to increased crude oil and product-related prices and higher volumes to support increased sales, mainly in the U.S. The increase from 1993 to 1994 reflected the effects of higher volumes, which were only partly offset by lower crude oil and natural gas prices and lower operating expenses. Included in this expense category are research costs of $301 million in 1993, $275 million in 1994 and $252 million in 1995.

   Exploration Expenses decreased in 1995, reflecting reduced dry well expenses resulting from greater drilling success this year and timing of well comple-tions. Expenses in 1994 were higher than in 1993 mainly due to an expanded drilling program.

   Selling and General Expenses increased in 1995 primarily due to special charges for restructuring.

   Depreciation, Depletion and Amortization Expenses increased in 1995 primarily due to the $774 million charge resulting from the adoption of FAS 121 (see Note 6 on page 38), more than offsetting the prior year's asset write-downs. Expenses in 1994 were higher than in 1993 primarily due to higher asset write-downs in 1994.

   Taxes Other than Income Taxes increased $1.5 billion in 1995 due to higher U.S. sales volumes, currency translation effects and higher foreign excise tax rates. The increase from 1993 to 1994 primarily reflected higher production and sales volumes and higher U.S. excise tax rates.

   Income Taxes increased in 1995 due to higher U.S. pretax income. In 1994 Income Taxes were essentially equal to 1993, as the effects of lower 1994 pretax income were offset by 1993 benefits from the effects of foreign tax rate reduc-tions and settlements.

COMMENTARY ON CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

Total SHAREHOLDERS' EQUITY rose $805 million in 1995. Earnings Retained in the Business increased $886 million in 1995, as income exceeded common and preferred stock dividends. The cost of Common Stock Held in Treasury increased by $289 million in 1995, as 2,996,350 shares were purchased on the open market to offset the dilutive effects of stock options. The Cumulative Foreign Exchange Transla-tion Adjustment account (CTA) increased $96 million in 1995, reflecting the net strengthening of certain foreign currencies. Return on average shareholders' equity was 12.3% in 1993, 10.4% in 1994 (excluding the effect of the change in accounting principle) and 13.5% in 1995.

   Common stock dividends paid were $3.25 per share, $3.40 per share and $3.625 per share in 1993, 1994 and 1995, respectively. Preferred stock dividends issued in the Employee Stock Ownership Plan were $59 million, $58 million and $56 million in 1993, 1994 and 1995, respectively.

                                 28 Mobil

                      CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF INCOME

Year ended December 31 (In millions, except per-share amounts)      1993            1994            1995
--------------------------------------------------------------------------------------------------------------
REVENUES
  Sales and services(1)                                         $ 63,474        $ 66,757        $ 73,413
  Income from equity investments, asset sales,
    interest and other                                               501             626           1,957
--------------------------------------------------------------------------------------------------------------
Total Revenues                                                    63,975          67,383          75,370
--------------------------------------------------------------------------------------------------------------
COSTS AND EXPENSES
  Crude oil, products and operating supplies
        and expenses                                              35,622          36,665          41,630
  Exploration expenses                                               405             516             427
  Selling and general expenses                                     5,483           5,453           5,688
  Depreciation, depletion and amortization                         2,629           3,098           3,748
  Interest and debt discount expense                                 324             461             467
  Taxes other than income taxes(1)                                15,497          17,512          19,019
  Income taxes                                                     1,931           1,919           2,015
--------------------------------------------------------------------------------------------------------------
Total Costs and Expenses                                          61,891          65,624          72,994
--------------------------------------------------------------------------------------------------------------
Income Before Change in Accounting Principle                       2,084           1,759           2,376
Cumulative Effect of Change in Accounting Principle                   --            (680)             --
--------------------------------------------------------------------------------------------------------------
NET INCOME                                                       $ 2,084         $ 1,079         $ 2,376
--------------------------------------------------------------------------------------------------------------
INCOME (LOSS) PER COMMON SHARE
  Income before change in accounting principle                   $  5.07         $  4.28         $  5.87
  Cumulative effect of change in accounting principle                 --           (1.71)             --
--------------------------------------------------------------------------------------------------------------
  Net income                                                     $  5.07         $  2.57         $  5.87
--------------------------------------------------------------------------------------------------------------

(1) Includes excise and state gasoline taxes: 1993 -- $6,898 million; 1994 -- $7,762 million; 1995 -- $8,646 million.

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

Year ended December 31 (In millions)                                1993            1994            1995
--------------------------------------------------------------------------------------------------------------
PREFERRED STOCK (ESOP-related)
  -Beginning of year                                            $    779        $    763        $    745
  -End of year, after redemptions                               $    763        $    745        $    722
--------------------------------------------------------------------------------------------------------------
UNEARNED EMPLOYEE COMPENSATION (ESOP-related)
  -Beginning of year                                            $   (613)       $   (543)       $   (472)
  -End of year, after amortization                              $   (543)       $   (472)       $   (411)
--------------------------------------------------------------------------------------------------------------
COMMON STOCK
  -Beginning of year                                            $    880        $    883        $    885
  -End of year, after issuance of shares                        $    883        $    885        $    888
--------------------------------------------------------------------------------------------------------------
CAPITAL SURPLUS
  -Beginning of year                                            $  1,220        $  1,279        $  1,325
  -End of year, after issuance of common shares                 $  1,279        $  1,325        $  1,396
--------------------------------------------------------------------------------------------------------------
EARNINGS RETAINED IN THE BUSINESS
  -Beginning of year                                            $16,464         $17,191         $16,859
  -Net income                                                     2,084           1,079           2,376
  -Common stock dividends                                        (1,298)         (1,353)         (1,434)
  -Preferred stock dividends (ESOP-related)                         (59)            (58)            (56)
--------------------------------------------------------------------------------------------------------------
  -End of year                                                  $17,191         $16,859         $17,745
--------------------------------------------------------------------------------------------------------------
CUMULATIVE FOREIGN EXCHANGE TRANSLATION ADJUSTMENT
  -Beginning of year                                            $  (534)        $  (526)        $  (123)
  -End of year, after adjustments                               $  (526)        $  (123)        $   (27)
--------------------------------------------------------------------------------------------------------------
COMMON STOCK HELD IN TREASURY, AT COST
  -Beginning of year                                            $(1,656)        $(1,810)        $(2,073)
  -End of year, after purchases                                 $(1,810)        $(2,073)        $(2,362)
--------------------------------------------------------------------------------------------------------------
TOTAL SHAREHOLDERS' EQUITY                                      $17,237         $17,146         $17,951
--------------------------------------------------------------------------------------------------------------

See Notes to Financial Statements on pages 36-48.

                                      Mobil 29

                      MANAGEMENT DISCUSSION AND ANALYSIS

[Bar Charts - Page 30]

     TOTAL DEBT
(Millions of dollars)
DEBT IS DOWN ALMOST $1 BILLION, PRIMARILY REFLECTING USE OF PROCEEDS FROM ASSET SALES.


RETURN ON AVERAGE
CAPITAL EMPLOYED
  (In percent)
* Excludes cumulative effect of change in accounting principle.
RETURN ON AVERAGE CAPITAL EMPLOYED IMPROVED SUBSTANTIALLY AS WE CONTINUE TO STRIVE TO GET THE MOST FROM OUR ASSET BASE.


COMMENTARY ON CONSOLIDATED BALANCE SHEET

Total Current Assets increased $875 million, primarily the result of an increase in Accounts and Notes Receivable.

   Cash and Cash Equivalents decreased $33 million from the previous year. The movements that contributed to this decrease are presented in the Consolidated Statement of Cash Flows on page 33.

   Accounts and Notes Receivable increased $781 million due to the impact of higher worldwide crude oil prices and refined product and chemical sales prices and volumes.

   Inventories decreased slightly, reflecting reductions in materials and supplies due to business initiatives and the sale of the Plastics Division, largely offset by increases in crude oil and petroleum products.

   Investments and Long-term Receivables increased $382 million primarily due to continuing investment in Qatar LNG projects and investment in Kazakstan.

   Net Properties, Plants and Equipment decreased somewhat in 1995, as depre-ciation, asset sales and impairments (resulting from the adoption of FAS 121) were largely offset by capital expenditures.

   Total CURRENT LIABILITIES decreased $364 million during 1995 as a decrease in Short-term Debt was partly offset by higher Accounts Payable balances associated with higher year-end crude oil and product prices.

   Short-term Debt at year-end 1995 was lower than the prior year-end, as cash from the sales of noncore businesses was used to reduce commercial paper borrow-ings.

   At year-end 1995, the TOTAL DEBT of Mobil and its consolidated subsidiaries was $6,756 million, a decrease of $971 million from the prior year. Mobil's year end debt-to-capitalization ratio was 27%, down from 31% in 1994, reflecting lower debt levels primarily due to the use of proceeds from the sale of our Plastics Division in the fourth quarter. We also prepaid debt to take advantage of favorable interest rate opportunities. Mobil continues to have ready access to global financial markets, providing flexibility to take advantage of growth opportunities and low borrowing costs.

   At year-end 1995, Mobil had effective shelf registrations on file with the Securities and Exchange Commission (SEC) that would permit the offer and sale of an aggregate of $1,815 million of debt securities pursuant to Rule 415 of the Securities Act of 1933. Also in place were a Euro-Medium-Term Note program to facilitate the offering and sale outside the U.S. of an additional $811 million of debt securities in 1996 or later years and a facility allowing the issuance in Japan of bonds having a principal amount of 30 billion Japanese yen. The ESOP Trust had an effective shelf registration on file with the SEC at year-end 1995 that would permit the offer and sale of $230 million of debt securities, guaran-teed by Mobil, pursuant to Rule 415. The proceeds of any debt securities issued by the ESOP Trust are used to refund its existing indebtedness.

   Total SHAREHOLDERS' EQUITY rose $805 million (see Commentary on Consolidated Statement of Changes in Shareholders' Equity on page 28).

   Mobil's capital and exploration expenditures totaled $4,268 million, an increase of $443 million from the previous year. At year-end 1995, the unspent balance of total appropriations for capital expenditures was $4.4 billion. We are not contractually committed to spend all of this amount but generally expect to do so over the next several years.

   Return on Average Capital Employed was 9.7% in 1993 versus 8.4% in 1994 (excluding the cumulative effect of the change in accounting principle) and 10.9% in 1995.

                                 30 Mobil

                      CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED BALANCE SHEET

At December 31 (In millions)                                 1994        1995
-------------------------------------------------------------------------------
ASSETS
Current Assets
  Cash and cash equivalents                               $   531     $   498
  Accounts and notes receivable                             6,535       7,316
  Inventories                                               3,302       3,287
  Prepaid expenses and other current assets                   618         642
  Deferred income taxes                                       195         313
-------------------------------------------------------------------------------
Total Current Assets                                       11,181      12,056
-------------------------------------------------------------------------------
Investments and Long-term Receivables                       3,802       4,184
Net Properties, Plants and Equipment                       25,503      24,850
Deferred Charges and Other Assets                           1,056       1,048
-------------------------------------------------------------------------------
TOTAL ASSETS                                              $41,542     $42,138
-------------------------------------------------------------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
  Short-term debt                                         $ 3,013     $ 2,127
  Accounts payable                                          4,968       5,358
  Accrued liabilities                                       2,659       2,703
  Income, excise, state gasoline and other taxes payable    2,531       2,676
  Deferred income taxes                                       247         190
-------------------------------------------------------------------------------
Total Current Liabilities                                  13,418      13,054
-------------------------------------------------------------------------------
Long-term Debt                                              4,714       4,629
Reserves for Employee Benefits                              1,520       1,624
Accrued Restoration, Removal and Environmental Costs        1,191       1,254
Deferred Credits and Other Noncurrent Obligations             841         884
Deferred Income Taxes                                       2,639       2,647
Minority Interest in Subsidiary Companies                      73          95
-------------------------------------------------------------------------------
Total Liabilities                                          24,396      24,187
-------------------------------------------------------------------------------
Shareholders' Equity
  Preferred stock (ESOP-related)-shares issued and
   outstanding: 1994-95,778; 1995-92,864                      745         722
  Unearned employee compensation (ESOP-related)              (472)       (411)
  Common stock-shares issued:
      1994-442,336,317; 1995-443,905,531                      885         888
  Capital surplus                                           1,325       1,396
  Earnings retained in the business                        16,859      17,745
  Cumulative foreign exchange translation adjustment         (123)        (27)
  Common stock held in treasury, at cost-shares:
      1994-46,349,300; 1995-49,345,650                     (2,073)     (2,362)
-------------------------------------------------------------------------------
Total Shareholders' Equity                                 17,146      17,951
-------------------------------------------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                $41,542     $42,138
-------------------------------------------------------------------------------
See Notes to Financial Statements on pages 36-48.

                                   Mobil 31

                      MANAGEMENT DISCUSSION AND ANALYSIS

[Bar Charts - Page 32]


ASSET SALES PROCEEDS
(Millions of dollars)
PROCEEDS OF OVER $2 BILLION FROM SALES OF NONCORE ASSETS HAVE
REDUCED DEBT AND INCREASED OUR OVERALL FINANCIAL FLEXIBILITY.


CAPITAL AND EXPLORATION EXPENDITURES
       (Millions of dollars)
CAPITAL SPENDING WAS HIGHER IN 1995 AS WE CONTINUED TO FOCUS ON GROWTH OPPORTUNITIES IN ALL OUR CORE BUSINESSES.


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

   During 1995, Net Cash from Operating Activities exceeded outlays associated with investing activities and dividends by $1,072 million. This surplus was used to reduce debt levels and to purchase common stock for the treasury.

-------------------------------------------------------------------------------
CASH REQUIREMENTS -- OPERATING ACTIVITIES OVER INVESTING
-------------------------------------------------------------------------------
Year ended December 31 (In millions)                  1993      1994      1995
-------------------------------------------------------------------------------
Net cash from operating activities                 $ 5,620   $ 5,362   $ 5,024
Net cash used in investing activities               (3,203)   (3,557)   (2,462)
Cash dividends                                      (1,357)   (1,411)   (1,490)
-------------------------------------------------------------------------------
Excess of cash requirements                        $ 1,060   $   394   $ 1,072
-------------------------------------------------------------------------------

NET CASH FROM OPERATING ACTIVITIES decreased by $338 million from 1994. Net Cash from Operating Activities is derived by adjusting reported Net Income for char-ges or credits that have no cash effect (primarily Depreciation, Depletion and Amortization, Deferred Income Taxes and the Cumulative Effect of Change in Accounting Principle) and cash items reported elsewhere in this Statement (primarily Exploration Expenses).

   NET CASH USED IN INVESTING ACTIVITIES decreased $1,095 million from 1994 due to higher Proceeds from Sales of Properties, Plants and Equipment and Other Assets.

   In 1996, capital and exploration expenditures are expected to be $4.6 billion, up 8% from 1995. International capital expenditures are expected to account for about 75% of Mobil's total expenditures, up from about 65% in 1995, reflecting the continued shift toward international areas where opportunities to find and develop resources are greater and product demand growth is higher.

   Proceeds from Sales of Properties, Plants and Equipment (PP&E) and Other Assets have provided partial funding for investing and financing activities. Proceeds from the sales of PP&E and Other Assets in 1995 were primarily genera-ted from the sale of noncore Chemical and Mining assets, virtually all in the U.S., while 1994 proceeds were primarily from the sale of nonstrategic producing fields in the U.S. and Canada.

   NET CASH USED IN FINANCING ACTIVITIES in 1995 was $409 million higher than in 1994, primarily reflecting the use of excess cash generated by operations and asset sales to reduce debt levels.

-------------------------------------------------------------------------------
CAPITAL AND EXPLORATION EXPENDITURES
-------------------------------------------------------------------------------
Year ended December 31 (In millions)                  1993      1994      1995
-------------------------------------------------------------------------------
Petroleum Operations
  Exploration & Producing       -- U.S.             $  427    $  486    $  758
                                -- International     1,133     1,156     1,489
  Marketing & Refining          -- U.S.                575       572       484
                                -- International       687       725       808
Chemical                        -- U.S.                151       159       165
                                -- International       161        53        55
Corporate and Other                                    117       158        82
-------------------------------------------------------------------------------
Total Capital Expenditures                          $3,251    $3,309    $3,841
-------------------------------------------------------------------------------
Exploration Expenses            -- U.S.                 65       115        72
                                -- International       340       401       355
-------------------------------------------------------------------------------
Total Exploration Expenses                             405       516       427
-------------------------------------------------------------------------------
Total Capital and Exploration Expenditures          $3,656    $3,825    $4,268
-------------------------------------------------------------------------------

                                      32 Mobil

                      CONSOLIDATED FINANCIAL STATEMENTS


CONSOLIDATED STATEMENT OF CASH FLOWS

Year ended December 31 (In millions)                   1993     1994     1995
-------------------------------------------------------------------------------
Cash Flows from Operating Activities
  Net Income                                        $ 2,084  $ 1,079  $ 2,376
  Adjustments to reconcile to net cash from
      operating activities
    Depreciation, depletion and amortization          2,629    3,098    3,748
    Deferred income taxes                              (260)    (210)    (233)
    Earnings less (greater) than dividends from
      equity affiliates                                 265      (40)     (51)
    Exploration expenses (includes noncash charges:
      1993-$51; 1994-$33; 1995-$26)                     405      516      427
    Gain on sales of properties, plants and equipment
      and other assets                                 (145)     (68)  (1,041)
    Decrease (increase) in working capital items
      (detailed below)                                  409      346     (388)
    Other, net                                          233      (39)     186
    Cumulative effect of change in accounting
      principle                                          --      680       --
-------------------------------------------------------------------------------
Net Cash from Operating Activities                    5,620    5,362    5,024
-------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Capital and exploration expenditures               (3,656)  (3,825)  (4,268)
  Proceeds from sales of properties, plants and
    equipment and other assets                          606      349    2,034
  Payments attributable to investments and
    long-term receivables                              (153)     (81)    (228)
-------------------------------------------------------------------------------
Net Cash Used in Investing Activities                (3,203)  (3,557)  (2,462)
-------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Cash dividends                                     (1,357)  (1,411)  (1,490)
  Proceeds from borrowings having original terms
    greater than three months                         1,926    1,018    1,739
  Repayments of borrowings having original terms
    greater than three months                        (1,787)  (2,076)  (1,594)
  (Decrease) increase in other borrowings              (570)     542     (991)
  Proceeds from issuance of common stock                 62       48       74
  Purchase of common stock for treasury                (154)    (263)    (289)
-------------------------------------------------------------------------------
Net Cash Used in Financing Activities                (1,880)  (2,142)  (2,551)
-------------------------------------------------------------------------------
Effect of Exchange Rate Changes on Cash and Cash
  Equivalents(1)                                        (13)      41      (44)
-------------------------------------------------------------------------------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS                                       $   524  $  (296) $   (33)
Cash and Cash Equivalents-Beginning of Year             303      827      531
-------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS-END OF YEAR               $   827  $   531  $   498
-------------------------------------------------------------------------------
(1) Cash equivalents are liquid investments convertible to cash and have original maturities of three months or less.

-------------------------------------------------------------------------------
CHANGES IN WORKING CAPITAL ITEMS Decrease (Increase)
-------------------------------------------------------------------------------
  Accounts and notes receivable                     $   152  $  (810) $  (994)
  Inventories                                           121       29      (66)
  Prepaid expenses and other current assets             (11)     (14)     (22)
  Accounts payable                                      (49)     813      477
  Accrued liabilities                                   (29)     195       83
  Income, excise, state gasoline and other taxes
    payable                                             225      133      134
-------------------------------------------------------------------------------
Decrease (Increase) in Working Capital Items        $   409  $   346  $  (388)
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
MEMO ITEMS
-------------------------------------------------------------------------------
  Cash income taxes paid                            $ 2,136  $ 1,948  $ 2,091
  Cash interest paid                                    545      522      556
-------------------------------------------------------------------------------
See Notes to Financial Statements on pages 36-48.

                                  Mobil 33

                      CONSOLIDATED FINANCIAL STATEMENTS

SEGMENT AND GEOGRAPHIC INFORMATION

Year ended December 31 (In millions)                   1993     1994     1995
-------------------------------------------------------------------------------
REVENUES BY SEGMENT
  Petroleum Operations
    Exploration & Producing     -- Third Party      $ 6,437  $ 6,374  $ 7,028
                                -- Intersegment       4,012    3,819    4,053
    Marketing & Refining        -- Third Party       53,511   56,230   61,376
                                -- Intersegment         439      631      986
  Chemical                      -- Third Party        3,533    4,195    6,155
                                -- Intersegment         187      268      235
  Corporate and Other                                   494      584      811
  Intersegment Elimination                           (4,638)  (4,718)  (5,274)
-------------------------------------------------------------------------------
Total Revenues                                      $63,975  $67,383  $75,370
-------------------------------------------------------------------------------
REVENUES BY GEOGRAPHIC AREA
        United States           -- Third Party      $21,011  $22,388  $25,598
                                -- Intergeographic      599      405      537
        Europe                  -- Third Party       20,562   21,094   23,676
                                -- Intergeographic      455      663      899
        Asia-Pacific            -- Third Party       14,131   15,411   17,160
                                -- Intergeographic      479      537      796
        Other Areas(1)          -- Third Party        7,777    7,906    8,125
                                -- Intergeographic    5,201    5,378    5,574
  Corporate and Other                                   494      584      811
  Intergeographic Elimination                        (6,734)  (6,983)  (7,806)
-------------------------------------------------------------------------------
Total Revenues                                      $63,975  $67,383  $75,370
-------------------------------------------------------------------------------

At December 31 (In millions)
-------------------------------------------------------------------------------
IDENTIFIABLE ASSETS BY SEGMENT
        Petroleum Operations
          Exploration & Producing                   $14,334  $14,116  $14,393
          Marketing & Refining                       20,914   21,767   22,463
        Chemical                                      3,451    3,672    3,212
        Corporate and Other                           2,421    2,380    2,510
        Adjustments                                    (387)    (393)    (440)
-------------------------------------------------------------------------------
Total Assets                                        $40,733  $41,542  $42,138
-------------------------------------------------------------------------------
IDENTIFIABLE ASSETS BY GEOGRAPHIC AREA
        United States                               $15,726  $15,316  $14,268
        Europe                                        9,026    9,150    9,920
        Asia-Pacific                                  7,877    8,674    8,778
        Other Areas(1)                                6,244    6,604    7,312
        Corporate and Other                           2,421    2,380    2,510
        Adjustments                                    (561)    (582)    (650)
-------------------------------------------------------------------------------
Total Assets                                        $40,733  $41,542  $42,138
-------------------------------------------------------------------------------
(1) Includes principally Nigeria, Saudi Arabia and Canada.

The distribution of Mobil's operations by business segment and geographic area is presented above. Petroleum Operations consist of exploration, producing, marketing and refining. Exploration & Producing explores for, develops and produces crude oil and natural gas, and extracts natural gas liquids, sulfur and carbon dioxide. Marketing & Refining is responsible for petroleum refining operations and the marketing of all refined petroleum products. Chemical manufactures and sells various petroleum-based chemical products. Corporate and Other includes the operations of Real Estate and Mining and Minerals, administrative expenses and other corporate items.

                                  34 Mobil

                      CONSOLIDATED FINANCIAL STATEMENTS

SEGMENT AND GEOGRAPHIC INFORMATION (concluded)

Year ended December 31 (In millions)                   1993     1994     1995
-------------------------------------------------------------------------------
EARNINGS BY SEGMENT
        Pretax Operating Profits
          Petroleum Operations
            Exploration & Producing                 $ 3,452  $ 2,737  $ 2,410
            Marketing & Refining                      1,128    1,359      894
          Chemical                                       25       82    1,551
-------------------------------------------------------------------------------
        Total Pretax Operating Profits                4,605    4,178    4,855
        Income Taxes                                 (2,204)  (2,112)  (2,173)
-------------------------------------------------------------------------------
        Segment Earnings                              2,401    2,066    2,682
        Corporate and Other (Net of income taxes)      (190)     (98)     (11)
        Net Financing Expense (Net of income taxes)    (127)    (209)    (295)
        Cumulative Effect of Change in Accounting
          Principle (Net of income taxes)                --     (680)      --
-------------------------------------------------------------------------------
Net Income                                          $ 2,084  $ 1,079  $ 2,376
-------------------------------------------------------------------------------
EARNINGS BY GEOGRAPHIC AREA (Net of income taxes)
        United States                               $   484  $   302  $   827
        Europe                                          485      380      323
        Asia-Pacific                                   891(1)  1,029    1,193
        Other Areas(2)                                  541      355      339
-------------------------------------------------------------------------------
        Geographic Earnings                           2,401    2,066    2,682
        Corporate and Other                            (190)     (98)     (11)
        Net Financing Expense                          (127)    (209)    (295)
        Cumulative Effect of Change in Accounting
          Principle                                      --     (680)      --
-------------------------------------------------------------------------------
Net Income                                          $ 2,084  $ 1,079  $ 2,376
-------------------------------------------------------------------------------
CAPITAL EXPENDITURES BY SEGMENT
        Petroleum Operations
          Exploration & Producing                   $ 1,560  $ 1,642  $ 2,247
          Marketing & Refining                        1,262    1,297    1,292
        Chemical                                        312      212      220
-------------------------------------------------------------------------------
        Segment Capital Expenditures                  3,134    3,151    3,759
        Corporate and Other                             117      158       82
-------------------------------------------------------------------------------
Total Capital Expenditures                          $ 3,251  $ 3,309  $ 3,841
-------------------------------------------------------------------------------
DEPRECIATION, DEPLETION AND AMORTIZATION BY SEGMENT
        Petroleum Operations
          Exploration & Producing                   $ 1,626  $ 1,907  $ 2,230
          Marketing & Refining                          791      923    1,168
        Chemical                                        162      226      290
-------------------------------------------------------------------------------
        Segment Depreciation, Depletion and
          Amortization                                2,579    3,056    3,688
        Corporate and Other                              50       42       60
-------------------------------------------------------------------------------
Total Depreciation, Depletion and Amortization      $ 2,629  $ 3,098  $ 3,748
-------------------------------------------------------------------------------
(1) After a $250 million charge for the excess of local currency LIFO inventory values over market value at December 31, 1993.
(2) Includes principally Nigeria, Saudi Arabia and Canada.

   Significant investments in companies owned 50% or less are accounted for on the equity method. Mobil's share of the net income of such companies is included in Revenues. Information on these affiliates is presented in Note 12 on page 43.

   Intersegment and intergeographic revenues are sales to other business or geographic segments within Mobil and are at estimated market prices. These intercompany transactions are eliminated for consolidation purposes. Income taxes are allocated to segments and geographic areas on the basis of operating results.

HIGHER EARNINGS IN
THE U.S. PRIMARILY REFLECT
CHEMICAL'S RECORD YEAR
AND, IN THE ASIA-
PACIFIC REGION, INCLUDED
STRONG PERFORMANCE
AT OUR SINGAPORE
REFINERY.

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

USE OF ESTIMATES
The financial statements, which are prepared in conformity with generally accepted accounting principles, include amounts that are based, in part, on management's best estimates and judgments.

INVENTORIES
Substantially all crude oil and product inventories are valued at cost under the last-in, first-out (LIFO) method. Other inventories, primarily materials and supplies, are valued generally at average cost.

OIL AND GAS ACCOUNTING METHOD
Mobil follows the successful efforts method of accounting prescribed by FAS 19 -- Financial Accounting and Reporting by Oil and Gas Producing Companies.

EXPLORATION AND MINERAL RIGHTS (LEASES)
Direct acquisition costs of unproved mineral rights are capitalized and then amortized as described below. Payments made in lieu of drilling on nonproducing leaseholds are charged to expense currently.

GEOLOGICAL, GEOPHYSICAL AND INTANGIBLE DRILLING COSTS
Geological and geophysical costs are charged to expense as incurred. Intangible drilling costs of all development wells and of exploratory wells that result in additions to proved reserves are capitalized.

DEPRECIATION, DEPLETION AND AMORTIZATION
Annual charges to income for depreciation are computed on a straight-line basis over the useful lives of the assets. Costs of producing properties are generally accumulated by field. Depletion of these costs and amortization of capitalized, intangible drilling costs are calculated on a unit-of-production basis.

   Capitalized acquisition costs of significant unproved mineral rights are assessed periodically on a property-by-property basis to determine whether their values have been impaired; where impairment is indicated, a loss is recognized.

   Capitalized acquisition costs of other unproved mineral rights are amortized over the expected holding period. When a mineral right is surrendered, any un-amortized cost is charged to expense. When a property is determined to contain proved reserves, the mineral right then becomes subject to depletion on a unit-of-production basis. When assets that are part of a composite group are retired, sold, abandoned or otherwise disposed of, the cost is charged against accumula-ted depreciation, depletion and amortization. Where reserves are accumulated for specific properties, gains or losses on disposal are included in income currently.

RESTORATION, REMOVAL AND ENVIRONMENTAL LIABILITIES
The estimated costs of restoration and removal of major producing facilities are accrued on a unit-of-production basis over the life of the property. The estima-ted future costs for known environmental remediation requirements are accrued when it is probable that a liability has been incurred and the amount of reme-diation costs can be reasonably estimated. These amounts are the undiscounted, future estimated costs under existing regulatory requirements and using existing technology.

DERIVATIVE FINANCIAL INSTRUMENTS
Mobil utilizes derivative financial instruments primarily for purposes of hedging its exposure to fluctuations in interest rates, foreign currency exchange rates and crude oil and natural gas prices. Gains and losses on these instruments are included in the measurement of the items being hedged and recognized concurrent with the recognition of the underlying exposures.

                                36 Mobil

                           NOTES TO FINANCIAL STATEMENTS

1. MAJOR ACCOUNTING POLICIES (concluded)

FOREIGN CURRENCY TRANSLATION
The functional currency for most foreign operations is the local currency. The cumulative effects of translating the balance sheet accounts from the functional currency into the U.S. dollar at current exchange rates are included in Cumula-tive Foreign Exchange Translation Adjustment in Shareholders' Equity. The U.S. dollar is used as the functional currency for operations in highly inflationary foreign economies and for exploration and producing operations in Indonesia, Nigeria and Australia. For all operations, gains or losses from remeasuring foreign currency transactions into the functional currency are included in income.

2. RESTRUCTURINGS

Since May 1, 1995, Mobil has initiated five major restructuring programs that will result in the elimination of approximately 6,000 positions and the closure of certain facilities. Provisions for these and other smaller programs totalled $911 million ($590 million after tax) and were charged to income in 1995 as the programs were announced. Following are details of each of the plans:

   Staff Support Services -- This program is expected to result in work force reductions of over 4,000 employees, and implementation will be completed in 1996. Of the total $392 million provision for this program, cash outlays are expected to total $324 million ($234 million after tax), primarily related to employee separation benefits. Noncash costs included the write-down to estimated realizable value of surplus facilities and equipment in the U.S. and United Kingdom and are estimated to total $68 million ($52 million after tax).

   U.S. Upstream -- This reorganization is expected to result in work force re-ductions of about 500 employees, and implementation will be completed by the end of the first quarter, 1996. The total provision for this initiative of $33 million ($21 million after tax) represents expected cash outlays mainly for em-ployee separation benefits.

   U.S. Downstream -- This program is expected to result in work force reduc-tions of about 700 employees. Implementation will be substantially completed by the end of the first quarter of 1996. This initiative resulted in a provision of $62 million ($39 million after tax), and represents cash outlays mainly for em-ployee separation benefits.

   European Refining Operations -- This program is expected to result in work force reductions of about 500 employees. The Woerth refinery in Germany was closed in late 1995, and the expense reduction programs at the Gravenchon, France, and Coryton, United Kingdom, refineries will be implemented in stages prior to year-end 1996. The provision for this program totalled $335 million ($180 million after tax) and will result in cash outlays of $189 million ($111 million after tax), mainly related to employee separations and shutdown expenses Additional noncash costs for writing off the investment at Woerth total $146 million ($69 million after tax).

   European Lubricant Blending Plant Operations -- This program is expected to result in work force reductions of about 300 employees, and implementation will be completed by year-end 1996. A provision of $57 million ($40 million after tax) was made in 1995 of which $42 million ($33 million after tax) was for em-ployee separation costs. Noncash costs for plant write-offs are expected to be $15 million ($7 million after tax).

3. ASSET DISPOSITIONS

In 1995, Mobil Chemical sold its Plastics Division for $1.27 billion, generating a gain on sale of assets in excess of $500 million after tax. The Plastics Division was a marketer and manufacturer of plastic packaging and consumer products in North America. The sale does not include Mobil Chemical's Films, Petrochemicals, Chemical Products or Composite Products Divisions.

   In December, 1995, Mobil sold its South Fort Meade phosphate mine for pro-ceeds of $283 million, resulting in a gain of $74 million after tax.

   Total proceeds from these and other smaller sales, including various noncore oil and gas properties, were $2,034 million. Net pretax gains from asset sales are included on the line "Income from equity investments, asset sales, interest and other" on the Consolidated Income Statement (see page 29). These sales are part of Mobil's long-term strategy of redirecting its investments to core oil, gas and petrochemical businesses.

                                  Mobil 37

                           NOTES TO FINANCIAL STATEMENTS

4. INVENTORY ACCOUNTING CHANGE

Effective January 1, 1994, Mobil changed the method of accounting it uses to apply the lower of cost or market (LCM) test for its crude oil and product inventories. The LCM test is now measured, and the results are recognized separately, on a country-by-country basis, and any resulting write-downs to market are recorded as permanent adjustments to the last-in, first-out (LIFO) cost of inventory. Previously, Mobil aggregated its worldwide inventories into one pool for the determination of the LCM measurement. The $680 million after-tax charge to 1994 first quarter net income represents the cumulative effect of this accounting change as of January 1, 1994. The new method of applying the LCM test to the book value of inventories is preferable because Mobil's financial statements will better reflect local market conditions and exchange rates in the countries in which Mobil operates.

   If Mobil had not changed its accounting method, it would have been required to restore to 1994 income the $250 million after-tax LCM charge taken in 1993 as local currency crude oil and product prices rose above year-end 1993 levels.

5. INVENTORIES

Inventories valued at cost under the LIFO method represented about 57% of Mobil's worldwide consolidated inventories, both at December 31, 1994, and at December 31, 1995.

-------------------------------------------------------------------------
INVENTORIES (In millions)
-------------------------------------------------------------------------
At December 31                                         1994        1995
-------------------------------------------------------------------------
Crude oil and petroleum products                     $2,303      $2,371
Chemical products                                       326         298
Other, mainly materials and supplies                    673         618
-------------------------------------------------------------------------
Total                                                $3,302      $3,287
-------------------------------------------------------------------------

   At December 31, 1994, the worldwide excess of market over book value of inventories valued under the LIFO method was $1,174 million. At December 31, 1995, the worldwide excess of market over book value of inventories valued under the LIFO method was $1,188 million ($1,002 million--U.S.; $105 million--Europe; $45 million--Asia-Pacific; and $36 million--Other Areas).

6. PROPERTIES, PLANTS AND EQUIPMENT

Properties, plants and equipment are stated at cost, less accumulated deprecia-tion, depletion and amortization of $28,285 million at December 31, 1994, and $26,869 million at December 31, 1995.

--------------------------------------------------------------------------------
PROPERTIES, PLANTS AND EQUIPMENT (In millions)    1994             1995
--------------------------------------------------------------------------------
At December 31                                  Net    Gross     NET     GROSS
--------------------------------------------------------------------------------
Petroleum Operations
   Exploration & Producing                  $11,506  $29,632  $11,452  $27,612
   Marketing                                  4,809    7,275    4,904    7,496
   Refining                                   5,183    9,397    5,179   10,002
   Other Marketing & Refining Activities      1,308    2,845    1,244    2,843
Chemical                                      1,921    3,514    1,530    2,886
Corporate and Other                             776    1,125      541      880
--------------------------------------------------------------------------------
Total                                       $25,503  $53,788  $24,850  $51,719
--------------------------------------------------------------------------------

   In fourth quarter 1995, Mobil adopted FAS 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, resulting in a before-tax, $774 million noncash charge to "Depreciation, depletion and amortization" on the Consolidated Statement of Income ($487 million after tax). The charge relates to impairment of upstream producing properties, primarily in the U.S. and Canada.

   FAS 121 requires that long-lived assets with book values that cannot be recovered by estimated undiscounted future cash flows be written down to fair value. The fair value of the impaired assets was determined by calculating the net present value of future cash flows. Previously, the Company's policy was to write down to breakeven significant properties determined to be permanently impaired.

                                    38 Mobil

                           NOTES TO FINANCIAL STATEMENTS

7. LEASES

Mobil leases real estate, service stations, pipelines, tankers and other equipment through noncancelable capital and operating leases.

-----------------------------------------------------------------------------
RENTAL EXPENSE (In millions)
-----------------------------------------------------------------------------
Year ended December 31          1993            1994            1995
-----------------------------------------------------------------------------
Minimum rentals              $ 1,035         $ 1,121         $ 1,195
Contingent rentals                95              71              97
-----------------------------------------------------------------------------
Total                          1,130           1,192           1,292
Less: sublease rental income     111             172             187
-----------------------------------------------------------------------------
Net rental expense           $ 1,019         $ 1,020         $ 1,105
-----------------------------------------------------------------------------

   Contingent lease rentals for operating and capital leases are determined generally by volumetric measurement or sales revenue. Some rental agreements contain escalation provisions that may require higher, future rent payments. Mobil does not expect that such rent increases, if any, will have a material effect on future earnings.

-------------------------------------------------------------------------------
FUTURE MINIMUM LEASE PAYMENTS UNDER NONCANCELABLE LEASES (In millions)
-------------------------------------------------------------------------------
At December 31, 1995            Operating Leases     Capital Lease Obligations
-------------------------------------------------------------------------------
1996                                      $  324                        $   52
1997                                         246                            62
1998                                         201                            64
1999                                         150                            66
2000                                         112                            10
Later years                                  941                           135
-------------------------------------------------------------------------------
Future minimum lease payments             $1,974                        $  389
-------------------------------------------------------------------------------
Less: executory costs                                                        1
      interest                                                             114
-------------------------------------------------------------------------------
Total capital lease obligations                                         $  274
Less: short-term portion of capital lease obligations                       35
-------------------------------------------------------------------------------
35 Long-term portion of capital lease obligations                       $  239
-------------------------------------------------------------------------------

   Future minimum lease payments have not been reduced by future minimum sub-lease rentals of $106 million under operating leases. Capital leases included in Net Properties, Plants and Equipment were $222 million at December 31, 1994, and $312 million at December 31, 1995.

8. SHORT-TERM DEBT

At December 31, 1995, Mobil had $500 million of unused short-term lines of credit supporting commercial paper borrowing arrangements. A total of $297 million of the unused short-term lines is subject to annual commitment fees. Interest on borrowings under these lines is based on the London Interbank Offered Rate, the Domestic Certificate of Deposit Rate or a specified prime rate, as selected from time to time by Mobil.

----------------------------------------------------------------------------------------------------
SHORT-TERM DEBT (In millions)                      1994                        1995
----------------------------------------------------------------------------------------------------
At December 31                              Amount  Interest  Rate(1)   AMOUNT  INTEREST RATE(1)
----------------------------------------------------------------------------------------------------
Notes and loans payable
  Commercial paper                          $1,935          6 1/8%      $  853         6 3/8%
  Banks and Other                              657          6 5/8%         766         7    %
----------------------------------------------------------------------------------------------------
Total notes and loans payable                2,592                       1,619
----------------------------------------------------------------------------------------------------
Long-term debt maturing within one year        421                         508
----------------------------------------------------------------------------------------------------
Total short-term debt                       $3,013                      $2,127
----------------------------------------------------------------------------------------------------

(1) Percentages shown in the table are weighted average interest rates at the end of the year.

                                    Mobil 39

                           NOTES TO FINANCIAL STATEMENTS

OUR DEBT-TO-CAPITAL-
IZATION RATIO OF 27%
PROVIDES FINANCIAL
FLEXIBILITY TO INCREASE
INVESTMENT SPENDING,
INCLUDING POTENTIAL
ACQUISITIONS.

9. LONG-TERM DEBT

The table below summarizes Mobil's consolidated Long-term Debt. A significant portion of this debt is issued by subsidiaries and is guaranteed by Mobil.

   At year-end 1995, Mobil had shelf registrations on file with the SEC that would permit the offer and sale of $1,815 million of debt securities. Additionally, at December 31, 1995, the ESOP Trust had a shelf registration on file with the SEC permitting the offer and sale of $230 million of debt securities, guaranteed by Mobil. The proceeds of any debt securities issued by the ESOP Trust are used to refund its existing indebtedness. Also at year-end 1995, shelf registrations allowing the issuance of U.S. $811 million of Euro-Medium-Term Notes and bonds having a principal amount of 30 billion Japanese yen were in place.

-----------------------------------------------------------------------------
LONG-TERM DEBT (In millions)
-----------------------------------------------------------------------------
At December 31                                           1994      1995
-----------------------------------------------------------------------------
6 1/2% notes due 1996                                  $  164    $  148(1)
6 1/2% notes due 1997                                     151       148(1)
6 3/4% notes due 1995                                     200        --
7 1/4% notes due 1999                                     185       172(1)
7 5/8% debentures due 2033                                250       250
8% debentures due 2032                                    250       250
8 1/8% Canadian dollar Eurobonds due 1998                 111       111
    (swapped into 6.8% U.S. $ debt)
8 3/8% notes due 2001                                     200       200
8 5/8% debentures due 2021                                250       250
9% Canadian dollar Eurobonds due 1997                     110       110
    (swapped into 7.0% U.S. $ debt)
9% European Currency Unit Eurobonds due 1997              148       148
    (swapped into 7.0% U.S. $ debt)
9 5/8% U.K. sterling Eurobonds due 1999                   173       170
Variable rate notes due 1999 (6.4%)(2)                    127       107
Japanese yen loans due 2003-2005 (3.4%)(2)                281       438
ESOP Trust debentures/notes due 2000-2004 (9.0%)(2)       628       578
Variable rate project financing due 1998 (6.9%)(2)        209       157
Industrial revenue bonds due 1998-2030 (5.6%)(2)          273       390
Other foreign currencies due 1996-2030 (7.7%)(2)          930     1,087
Other due 1997-2008 (6.6%)(2)                             293       149
Capital lease obligations                                 202       274
-----------------------------------------------------------------------------
Total                                                   5,135     5,137
Less: long-term debt maturing within one year             421       508
-----------------------------------------------------------------------------
Total long-term debt                                   $4,714    $4,629
-----------------------------------------------------------------------------
(1) Net of repurchases.
(2) The percentages shown in parentheses in the table are weighted average interest rates at December 31, 1995.

   Long-term debt that becomes due during the next five years is: 1996-$508 million; 1997-$886 million; 1998-$550 million; 1999-$855 million; and 2000-
$232 million.

                                    40 Mobil

                           NOTES TO FINANCIAL STATEMENTS

10. FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

Mobil uses derivative financial instruments to manage market risks resulting from fluctuations in underlying interest rates, foreign exchange rates, and crude oil and natural gas prices. Because Mobil operates internationally and finances large capital projects, it has exposure to these risks, which can in-crease the costs of investing, financing and operating. Derivative instruments are effective in minimizing these risks by creating essentially equal and offsetting market exposures. The derivative financial instruments held by Mobil are not leveraged and are principally held for purposes other than trading. If Mobil did not use derivative instruments, its exposure to market risk would be higher.

   In addition to creating market risks that offset the risks associated with the underlying business exposures, derivative instruments also give rise to credit risk due to possible nonperformance by counter-parties. However, through its ongoing control procedures, Mobil closely monitors the creditworthiness of its counter-parties and considers its exposure to this risk to be minimal.

   Debt-related Derivative Instruments -- Mobil has entered into interest rate swaps, cross currency interest rate swaps, futures and forward exchange con-tracts. These financial instruments have the effect of changing the interest rate and currency of the original borrowings with the objective of minimizing Mobil's borrowing costs. Most of these instruments are integrated as part of structured debt transactions, are entered into at the time of the borrowings, and have the same maturity as the underlying debt. The notional principal amounts of these derivative instruments were $3,608 million and $5,797 million at December 31, 1994 and 1995, respectively. These activities resulted in a substantial portion of the fixed interest rate debt being swapped into floating interest rate debt as of December 31, 1995.

   Interest differentials paid or received under interest rate swaps and cross currency interest rate swaps are recognized over the life of the contracts as adjustments to the effective yields of the underlying debt. Futures and foreign exchange contracts are valued at current rates. Gains and losses on contracts related to debt principal and current interest are recorded in income. Gains and losses related to future period interest are deferred and recognized in income in the period to which they relate.

   The fair value of Mobil's debt portfolio, including the fair value of debt-related derivative instruments, was less than its carrying value by $69 million and greater than its carrying value by $139 million at December 31, 1994 and 1995, respectively. This change was due to the decline in long-term interest rates in 1995.

   Nondebt-related Instruments -- Mobil has entered into forward exchange con-tracts and currency options primarily to hedge payables for purchases by foreign affiliates of crude oil and petroleum products denominated in U.S. dollars. These currency financial instruments are also used to hedge firm commitments for capital projects and the cash from net investments in foreign affiliates to be remitted within the upcoming year. Changes in the value of these financial instruments offset the foreign exchange gains and losses of the transactions they are hedging. The notional principal amounts of these nondebt-related currency instruments were $6,950 million and $8,969 million at December 31, 1994 and 1995, respectively, and substantially all of them have maturities of less than one year. The fair value of financial instruments other than debt generally approximates carrying value.

   Mobil has also entered into commodity derivative financial instruments that can only be settled in cash. The notional amounts outstanding for these contracts were $1,294 million and $1,653 million at December 31, 1994 and 1995, respectively. Fair value approximates carrying value.

   Risk Based Measurements -- In its risk management activities, Mobil measures its value at risk using simulation techniques that project probability of ex-pected changes in values from market movements on financial exposures that vary from management's defined benchmarks. These benchmarks are standards that have been established by management and represent the risk profile of the environment in which Mobil operates and the assets that are being financed. Value at risk is defined as the maximum potential gain or loss from a one-day market movement in interest and currency rates that would cover 99.7% of all such movements measured against the benchmarks. At December 31,1994 and 1995, the value at risk in Mobil's debt and currency portfolio, as measured against these defined benchmarks, was $6 million and $5 million, respectively.

                                  Mobil 41

                           NOTES TO FINANCIAL STATEMENTS

11. TAXES

----------------------------------------------------------------------------------------------------------------------
TOTAL TAXES (In millions)                  1993                       1994                         1995
----------------------------------------------------------------------------------------------------------------------
Year ended December 31            U.S.   Foreign   Total     U.S.   Foreign     Total     U.S.   Foreign     Total
----------------------------------------------------------------------------------------------------------------------
Excise and state gasoline       $2,963    $3,935  $6,898   $3,669    $4,093    $7,762   $3,972    $4,674    $8,646
Import duties                       --     7,897   7,897       --     9,067     9,067       --     9,657     9,657
Property, production, payroll
  and other                        464       238     702      442       241       683      427       289       716
----------------------------------------------------------------------------------------------------------------------
Total other than income taxes    3,427    12,070  15,497    4,111    13,401    17,512    4,399    14,620    19,019
----------------------------------------------------------------------------------------------------------------------
Income taxes(1)
  U.S. state and local              67        --      67       63        --        63      113        --       113
  U.S. federal and foreign
    -current                        75     2,049   2,124      125     1,941     2,066      336     1,799     2,135
    -deferred                     (123)     (137)   (260)    (184)      (26)     (210)    (140)      (93)     (233)
----------------------------------------------------------------------------------------------------------------------
Total income taxes                  19     1,912   1,931        4     1,915     1,919      309     1,706     2,015
----------------------------------------------------------------------------------------------------------------------
Total taxes                     $3,446   $13,982 $17,428   $4,115   $15,316   $19,431   $4,708   $16,326   $21,034
----------------------------------------------------------------------------------------------------------------------

(1) Excludes tax benefits of $358 million related to the cumulative effect of change in accounting principle in 1994.

Income from U.S. operations before income taxes was $770 million in 1993, $481 million in 1994 and $1,261 million in 1995. Income from foreign operations before income taxes for the same three years was $3,835 million, $3,697 million and $3,594 million, respectively. The loss from Corporate and Other and Net Financing Expense before income taxes for the same three years was $590 million, $500 million and $464 million, respectively.

   Deferred income taxes are provided for the temporary differences between the financial statement and tax bases of Mobil's assets and liabilities, and relate primarily to depreciation, intangible drilling costs, and provisions for resto-ration, removal and environmental costs, and employee benefits. Mobil does not provide deferred taxes for amounts that could result from the remittance of undistributed earnings of foreign affiliates since it is generally Mobil's in-tention to continue reinvesting these earnings indefinitely. Mobil's share of the undistributed earnings of consolidated subsidiaries and equity method affiliates, which could be subject to additional income taxes if remitted, was approximately $3.0 billion at December 31, 1995. If such dividends were to be remitted, foreign tax credits available under present law would reduce the amount of U.S. taxes payable.

----------------------------------------------------------------------------
DEFERRED TAXES (In millions)
----------------------------------------------------------------------------
At December 31                                                1994    1995
----------------------------------------------------------------------------
Deferred tax liabilities
  Depreciation and amortization                             $3,961  $3,898
  Other                                                        640     639
----------------------------------------------------------------------------
Total deferred tax liabilities                               4,601   4,537
----------------------------------------------------------------------------
Deferred tax assets
  Book reserves                                              1,284   1,485
  Tax credits available for carry-forward
    (primarily without expiration)                           1,005     839
----------------------------------------------------------------------------
Total deferred tax assets                                    2,289   2,324
----------------------------------------------------------------------------
Valuation allowance                                           (379)   (311)
----------------------------------------------------------------------------
Net deferred tax liabilities                                $2,691  $2,524
----------------------------------------------------------------------------

                                   42 Mobil

                           NOTES TO FINANCIAL STATEMENTS

11. TAXES (concluded)

-------------------------------------------------------------------------------
RECONCILIATION OF U.S. STATUTORY
  RATE TO ACTUAL TAX RATE (In millions) 1993            1994            1995
-------------------------------------------------------------------------------
Year ended December 31            Amount     %    Amount     %    Amount     %
-------------------------------------------------------------------------------
Income before taxes and change in
  accounting principle            $4,015 100.0    $3,678 100.0    $4,391 100.0
-------------------------------------------------------------------------------
Theoretical tax at U.S. rate       1,405  35.0     1,287  35.0     1,537  35.0
Foreign taxes in excess of
  U.S. statutory rate                685  17.1       661  18.0       611  13.9
Other items, net                    (159) (4.0)      (29) (0.8)     (133) (3.0)
-------------------------------------------------------------------------------
Total income taxes                $1,931  48.1    $1,919  52.2    $2,015  45.9
-------------------------------------------------------------------------------

12. SUMMARY FINANCIAL INFORMATION OF UNCONSOLIDATED EQUITY AFFILIATES

Summary financial information for affiliated companies (owned 50% or less) accounted for on the equity method is shown in the table below. Mobil's invest-ment in these companies is included in Investments and Long-term Receivables. The equity affiliates are primarily engaged in producing, refining and marketing in Germany, the Middle East, Japan and elsewhere in the Asia-Pacific region, and petrochemical and lube manufacturing in the Middle East. Also included are in-terests in several pipeline ventures.

   The 1993 combined net income of equity method affiliates shown in the table below is after deducting a $250 million charge ($500 million pre-tax), in the Mobil share column, for the excess of local currency LIFO inventory values over market value at December 31, 1993.

   Undistributed earnings of the equity affiliates included in Earnings Retained in the Business were $735 million at December 31, 1995. Dividends received from these companies were $276 million in 1993, $203 million in 1994 and $346 million in 1995.

   Accounts and Notes Receivable in the Consolidated Balance Sheet include $171 million and $227 million at December 31, 1994 and 1995, respectively, of amounts due from equity affiliates. Accounts Payable include $459 million and $531 million at December 31, 1994 and 1995, respectively, of amounts due to equity affiliates.

--------------------------------------------------------------------------------------------------------------------------
EQUITY METHOD AFFILIATES (In millions)         1993                     1994                      1995
--------------------------------------------------------------------------------------------------------------------------
                                           Total   Mobil Share      Total   Mobil Share       Total   Mobil Share
--------------------------------------------------------------------------------------------------------------------------
Current assets                           $ 9,565       $ 2,954    $ 8,559       $ 2,639     $ 8,345       $ 2,678
Noncurrent assets                          9,449         3,121     11,366         3,637      12,220         3,735
Current liabilities                       (7,437)       (2,373)    (7,865)       (2,493)     (8,027)       (2,643)
Long-term debt                            (2,179)         (791)    (2,271)         (822)     (2,520)         (758)
Other liabilities                         (1,909)         (518)    (2,101)         (576)     (2,122)         (595)
--------------------------------------------------------------------------------------------------------------------------
Net assets                               $ 7,489       $ 2,393    $ 7,688       $ 2,385     $ 7,896       $ 2,417
--------------------------------------------------------------------------------------------------------------------------
Gross revenues                           $25,766       $ 8,125    $27,600       $ 8,696     $31,324       $ 9,835
--------------------------------------------------------------------------------------------------------------------------
Income before taxes                      $ 1,370       $  (105)   $ 1,175       $   349     $ 1,360       $   466
Net income                                   857            11        578           187(1)  $ 1,088           397
--------------------------------------------------------------------------------------------------------------------------
Capital expenditures                     $   824       $   238    $ 1,711       $   421     $ 1,650       $   337
--------------------------------------------------------------------------------------------------------------------------

(1) Includes $56 million charge related to the LCM change in accounting principle (see Note 4 on page 38).

                                     Mobil 43

                           NOTES TO FINANCIAL STATEMENTS

13. EMPLOYEE BENEFITS

Employee benefits that Mobil provides in the U.S. are contributory and noncon-tributory medical and dental plans, pension plans, group life insurance, savings plans, an employee stock ownership plan, disability plans for sickness and accidents, and termination plans. Mobil's international affiliates also provide various pension and other employee benefit plans. Mobil makes contributions to funded plans and provides book reserves for unfunded plans.

   Mobil also provides certain postretirement health care and life insurance benefits for most U.S. retirees, if they are working for the company when they become eligible for retirement. Premium costs are shared on a plan-by-plan basis between Mobil and the participants. Postretirement health care benefits are pro-vided both before and after eligibility for Medicare. The life insurance plans provide for a single lump sum payment to a designated beneficiary. The amount of the lump sum payment varies depending on employment date, age and years since retirement. There is no material obligation for Mobil to provide postretirement benefits for international retirees because they are covered primarily by local government programs.

   The U.S. charge to Mobil's income for postretirement health care and life insurance plans was $70 million in 1993, $67 million in 1994 and $60 million in 1995.

   The components of Mobil's net postretirement benefit expense for U.S. plans and the status of Mobil's U.S. postretirement benefit plans and the amounts recognized in the Consolidated Balance Sheet are detailed below:

------------------------------------------------------------------------------------------------------------------------
POSTRETIREMENT BENEFIT EXPENSE, EXCLUDING PENSIONS (In millions)        Health Care               Life Insurance
------------------------------------------------------------------------------------------------------------------------
Year ended December 31                                             1993     1994     1995     1993     1994     1995
------------------------------------------------------------------------------------------------------------------------
Benefits earned by employees during the year                       $ 10     $ 11    $   8    $   2    $   2    $   1
Interest cost on accumulated postretirement benefit obligation       33       29       28       27       27       28
Actual (earnings) on assets                                          --       --       --       (2)      (1)      --
Amortization of unrecognized amounts                                 --       (1)      (5)      --       --       --
------------------------------------------------------------------------------------------------------------------------
Net postretirement benefit expense                                 $ 43     $ 39    $  31    $  27    $  28    $  29
------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------
STATUS OF POSTRETIREMENT BENEFIT PLANS (In millions)                         Health Care              Life Insurance
------------------------------------------------------------------------------------------------------------------------
At December 31                                                              1994     1995              1994     1995
------------------------------------------------------------------------------------------------------------------------
ACTUARIAL PRESENT VALUE OF ACCUMULATED
  POSTRETIREMENT BENEFIT OBLIGATION
  Retirees                                                                  $206     $242              $280     $312
  Other fully eligible plan participants                                      47       52                45       53
  Other active plan participants                                              88      113                19       24
------------------------------------------------------------------------------------------------------------------------
Accumulated postretirement benefit obligation                               $341     $407              $344     $389
------------------------------------------------------------------------------------------------------------------------
BOOK RESERVES                                                               $445     $443              $343     $353
------------------------------------------------------------------------------------------------------------------------
BOOK RESERVES GREATER (LESS) THAN
  ACCUMULATED POSTRETIREMENT BENEFIT OBLIGATION                             $104     $ 36              $ (1)    $(36)
------------------------------------------------------------------------------------------------------------------------
Consisting of:
  Unrecognized net gain (loss)                                              $ 93     $ 25              $ (1)    $(36)
  Unrecognized prior service costs                                            11       11                --       --
------------------------------------------------------------------------------------------------------------------------

   At December 31, 1995, the health care cost trend used to calculate the accumulated postretirement benefit obligations is 9.7%
for 1996 and is assumed to decrease gradually over 9 years to 5.5%. At December 31, 1994, the health care cost trend rate was assumed to be 10.3% for 1995, declining gradually to 5.5% after 10 years. A 1% increase in the assumed health care cost trend rate for each year would increase the 1995 net postretirement benefit expense and the accumulated postretirement benefit obligation as of December 31, 1995, by approximately $4 million and $42 million, respectively.

   The discount rate used in determining the postretirement benefit obligation was 7.0% in 1995 and 8.5% in 1994.

                                      44 Mobil

                           NOTES TO FINANCIAL STATEMENTS

13. EMPLOYEE BENEFITS (concluded)

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

   The worldwide charge to Mobil's income for pension plans was $202 million in 1993, $214 million in 1994 and $192 million in 1995.

   The components of net pension expense for Mobil's plans and the status of Mobil's pension plans and the amounts recognized in the Consolidated Balance Sheet are detailed below:

--------------------------------------------------------------------------------------------------
PENSION EXPENSE (In millions)                          U.S. Plans         International Plans
--------------------------------------------------------------------------------------------------
Year ended December 31                           1993    1994    1995    1993    1994    1995
--------------------------------------------------------------------------------------------------
Benefits earned by employees during the year    $  98   $ 107   $  76   $  83   $  91   $  85
Interest cost on projected benefit obligation     201     194     190     115     117     125
Actual (earnings) loss on assets                 (379)     (4)   (638)   (159)     30    (143)
Deferral of actual earnings on assets
   greater (less) than expected returns           151    (224)    418      89    (103)     68
Net amortization of unrecognized amounts          (14)    (12)    (10)     17      18      21
--------------------------------------------------------------------------------------------------
Net pension expense                             $  57   $  61   $  36   $ 145   $ 153   $ 156
--------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------
STATUS OF PENSION PLANS (In millions)                     U.S. Plans      International Plans
--------------------------------------------------------------------------------------------------
At December 31                                           1994    1995            1994    1995
--------------------------------------------------------------------------------------------------
ACTUARIAL PRESENT VALUE OF BENEFIT OBLIGATIONS
  Vested                                               $1,818  $2,169          $1,398  $1,602
  Nonvested                                               137     173             136     126
--------------------------------------------------------------------------------------------------
Accumulated benefit obligation                          1,955   2,342           1,534   1,728
Additional amounts related to projected pay increases     410     498             428     418
--------------------------------------------------------------------------------------------------
Projected benefit obligation                           $2,365  $2,840          $1,962  $2,146
--------------------------------------------------------------------------------------------------
ASSETS AND BOOK RESERVES
  Plan assets at fair value, primarily in equity
    and fixed income securities                        $2,590  $2,919          $  960  $1,044
  Book reserves                                            92     132             901   1,043
--------------------------------------------------------------------------------------------------
Total assets and book reserves                         $2,682  $3,051          $1,861  $2,087
--------------------------------------------------------------------------------------------------
ASSETS AND BOOK RESERVES GREATER (LESS)
  THAN PROJECTED BENEFIT OBLIGATION                    $  317  $  211          $ (101) $  (59)
--------------------------------------------------------------------------------------------------
Consisting of:
  Unrecognized net asset (liability) at date of
    initial application of FAS 87                      $  211  $  181          $  (68) $  (52)
  Unrecognized prior service cost                        (191)   (164)            (56)    (66)
  Unrecognized net gain (loss)                            209      57            (202)   (169)
  Minimum liability and prefunded expenses                 88     137             225     228
--------------------------------------------------------------------------------------------------
Assets and book reserves greater (less) than
  projected benefit obligation                         $  317  $  211          $ (101) $  (59)
--------------------------------------------------------------------------------------------------
WEIGHTED AVERAGE RATES USED IN DETERMINING THE
  ACTUARIAL PRESENT VALUE OF THE PROJECTED BENEFIT
  OBLIGATION (percent)
  Discount rate                                           8.5     7.0             7.5     7.3
  Rate of increase in future compensation levels          4.0     4.0             5.6     5.3
EXPECTED LONG-TERM RATE OF RETURN ON PLAN ASSETS
  USED IN DETERMINING CURRENT YEAR EXPENSE (percent)      8.5     9.0             8.2     8.7
--------------------------------------------------------------------------------------------------
Memo: assets and book reserves greater than
  accumulated benefit obligation                       $  727  $  709          $  327  $  359
--------------------------------------------------------------------------------------------------

PENSION PLAN ASSETS
AND BOOK RESERVES
EXCEEDED ACCUMULATED
BENEFIT OBLIGATIONS
BY $1,068 MILLION
AT THE END OF 1995.

                                         Mobil 45

                           NOTES TO FINANCIAL STATEMENTS

14. STOCK OPTION PLANS

Under the 1995 Mobil Incentive Compensation and Stock Ownership Plan approved by shareholders, options may be granted to key employees to purchase annually a maximum of 0.9% of the total common shares outstanding at the end of the year preceding each year of its five-year life (less the number of shares of restric-ted stock granted and the number of equivalent share units allotted as long-term incentive awards under the Plan), cumulative from the effective date of the plan. No additional options may be granted under earlier plans. Stock options have a maximum life of 10 years, are granted at 100% of the fair market value of Mobil common stock at the time of the award, and may be exercised to purchase stock after vesting requirements have been met. Stock appreciation rights, where applicable, permit the holder to receive stock, cash or a combination thereof equal to the amount by which the fair market value at the time of relinquishment of the option exceeds the option price.

   Based on the December 31, 1994, number of shares outstanding, there were 3,563,883 shares or share units available for option grants and other awards referred to above in 1995. Based on the December 31, 1995, number of shares out-standing, there were 4,341,973 shares or share units available for option grants and other awards referred to above in 1996.

------------------------------------------------------------------------------------------------------------------------
STOCK OPTION TRANSACTIONS                                      1981 Plan     1986 Plan         1991 Plan     1995 Plan
------------------------------------------------------------------------------------------------------------------------
January 1, 1995-shares under option                              129,270     4,476,966         8,860,356            -0-
------------------------------------------------------------------------------------------------------------------------
Changes during 1995
  Options granted at $87.31                                           --            --                --     2,677,350
  Options granted at $100.63                                          --            --                --         7,000
  Options expired or canceled                                     (1,550)           --           (26,231)      (12,900)
  Options exercised at prices ranging from $28.78 to $87.31     (123,855)   (1,000,891)         (534,270)       (1,220)
  SARs(1) exercised at prices ranging from $28.78 to $64.25       (3,865)     (121,749)         (109,444)           --
------------------------------------------------------------------------------------------------------------------------
December 31, 1995-shares under option                                 --     3,354,326         8,190,411     2,670,230
  Years of grant                                                      --     1986-1991         1991-1994          1995
  Average option price per share                                      --        $53.87            $70.46        $87.35
------------------------------------------------------------------------------------------------------------------------
Options exercisable at December 31, 1995                              --     3,354,326         6,517,350       184,280
  At an average price of                                              --        $53.87            $66.96        $87.31
------------------------------------------------------------------------------------------------------------------------

(1) Stock appreciation rights.

15.  EMPLOYEE STOCK OWNERSHIP PLAN (ESOP)

Mobil Oil's Employees Savings Plan includes an ESOP covering most U.S. employees. In 1989 the ESOP Trust, supported by Mobil guarantees, borrowed $800 million. The ESOP Trust used the proceeds of the loan to purchase 102,894 shares of Series B ESOP Convertible Preferred Stock from Mobil. Each preferred share has a liquidation value of $7,775, is convertible into 100 shares of common stock and is entitled to 100 votes. Dividends on the preferred stock are cumula-tive and payable at an annual rate of $600 per share. The ESOP Trust uses the preferred dividends not allocated to employees to make principal and interest payments on the notes. As debt service exceeds the dividends, Mobil is required to fund the excess. In 1993, 1994 and 1995, this excess was $58 million, $29 million and $50 million, respectively.

   The guaranteed ESOP borrowing is included in Mobil's debt. The future compen-sation to be earned by employees is classified in Shareholders' Equity. These amounts are reduced and expense is recognized as the debt is repaid and shares are earned by employees. In 1993, 1994 and 1995, total ESOP-related expenses were $61 million, $32 million and $54 million, respectively.

   Interest incurred on ESOP debt in 1993, 1994 and 1995 was $62 million, $58 million and $54 million, respectively.

                                       46 Mobil

                           NOTES TO FINANCIAL STATEMENTS

16. CAPITAL STOCK

At December 31, 1995, 600,000,000 shares of $2.00 par value common stock were authorized and 443,905,531 shares were issued, including 49,345,650 shares held in the treasury.

   At December 31, 1995, 30,000,000 shares of $1.00 par value preferred stock were authorized, of which 6,000,000 shares of Series A Junior Participating Pre-ferred Stock were authorized for issuance upon exercise of certain preferred stock purchase rights (no shares issued or outstanding) and 102,894 shares of Series B ESOP Convertible Preferred Stock were authorized for issuance. At December 31, 1994 and 1995, respectively, 95,778 and 92,864 shares of Series B ESOP Convertible Preferred Stock were outstanding. During 1994 and 1995, 2,295 and 2,914 of such shares, respectively, were redeemed.

---------------------------------------------------------------------------------------------------------
CHANGES IN SHARES OF COMMON STOCK OUTSTANDING
---------------------------------------------------------------------------------------------------------
Year ended December 31                                        1993            1994              1995
---------------------------------------------------------------------------------------------------------
Common shares outstanding -- beginning of year         398,816,293     398,167,941       395,987,017
Purchase of common stock for treasury                   (1,962,000)     (3,198,000)       (2,996,350)
Exercise of stock options and stock appreciation rights  1,313,002       1,014,245         1,554,945
Incentive compensation awards and restricted stock             646           2,831            14,269
---------------------------------------------------------------------------------------------------------
Common shares outstanding -- end of year               398,167,941     395,987,017       394,559,881
---------------------------------------------------------------------------------------------------------

17. FOREIGN CURRENCY

Foreign exchange transaction losses of $29 million in 1993, and gains of $70 million in 1994 and $8 million in 1995 were included in income. These include amounts applicable to companies accounted for on the equity method.

   The effect of foreign currency translation on Mobil's balance sheet accounts is summarized in the following table.

----------------------------------------------------------------------------
CUMULATIVE FOREIGN EXCHANGE TRANSLATION ADJUSTMENT (In millions)
----------------------------------------------------------------------------
At December 31                                       1993    1994    1995
----------------------------------------------------------------------------
Properties, plants and equipment, net               $(838)  $(273)  $(124)
Deferred income taxes                                (104)   (199)   (252)
Working capital, debt and other items, net            416     349     349
----------------------------------------------------------------------------
Total                                               $(526)  $(123)  $ (27)
----------------------------------------------------------------------------

18. RESTORATION, REMOVAL AND ENVIRONMENTAL LIABILITIES

Exploration and producing properties must generally be restored to their original condition when the oil or gas reserves are depleted and/or operations cease. At December 31, 1994 and 1995, $790 million and $835 million, respectively, had been accrued for restoration and removal costs, mainly related to offshore producing facilities.

   Mobil accrues for its best estimate of the future costs associated with known environmental remediation requirements at its service stations, marketing termi-nals, refineries and plants, and at certain Superfund sites. At December 31, 1994 and 1995, the accumulated reserve for environmental remediation costs was $551 million and $519 million, respectively. Of these amounts, $150 million and $100 million were included in current accrued liabilities in the Consolidated Balance Sheet. Accrued remediation costs for the company's U.S. service stations reflect amounts recoverable from certain states under existing programs establi-shed to assist companies in clean-up efforts. The expected recoverable costs were $68 million and $47 million at December 31, 1994 and 1995, respectively. Amounts accrued with respect to Superfund waste disposal sites, which are not material, are based on the company's best estimate of its portion of the costs of remediating such sites.

                                    Mobil 47

                           NOTES TO FINANCIAL STATEMENTS

19.  COMMITMENTS AND CONTINGENT LIABILITIES

Substantial commitments are made in the normal course of business for the pur-chase of crude oil and petroleum products, and the acquisition or construction of properties, plants and equipment (including tankers for time charter to Mobil).

   Mobil has guaranteed $130 million of the obligations of others, excluding $320 million of certain cross-guarantees, primarily foreign customs duties, made with other responsible companies in the ordinary course of business. In addi-tion, Mobil has guaranteed specified revenues from crude oil, product and carbon dioxide shipments under agreements with pipeline companies in which it holds stock interests. If these companies are unable to meet certain obligations, Mobil may be required to advance funds against future transportation charges.
No material loss is anticipated under these guarantees.

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

                                  48 Mobil

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

   The accompanying consolidated financial statements have been audited by Ernst & Young LLP, independent auditors, whose appointment was approved by the share-holders. Ernst & Young's audit report follows.

/S/LUCIO A. NOTO                        /S/THOMAS C. DELOACH, JR.
----------------                        -------------------------
Lucio A. Noto                           Thomas C. DeLoach, Jr.
Chairman and Chief Executive Officer    Senior Vice President and Chief
                                        Financial Officer



REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS
BOARD OF DIRECTORS AND SHAREHOLDERS
MOBIL CORPORATION
We have audited the accompanying consolidated balance sheets of Mobil Corporation as of December 31, 1994 and 1995, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1995, appearing on pages 29, 31, and 33 through 48. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Mobil Corporation at December 31, 1994 and 1995, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

   As discussed in Note 6 to the financial statements, in 1995, Mobil Corporation changed its method of accounting for the impairment of long-lived assets. As discussed in Note 4 to the financial statements, in 1994, the Company changed the method of accounting it uses to value its crude oil and product inventories at the lower of cost or market.


/S/ERNST & YOUNG LLP
--------------------
Ernst & Young LLP
Fairfax, Virginia
February 23, 1996

                                   Mobil 49

                        SUPPLEMENTARY INFORMATION

OIL AND GAS PRODUCING ACTIVITIES (unaudited)

THE ACCOMPANYING TABLES SET FORTH INFORMATION CONCERNING MOBIL'S OIL AND GAS PRODUCING ACTIVITIES AT DECEMBER 31, 1993, 1994 AND 1995, AND FOR THE YEARS THEN ENDED, AS REQUIRED BY FINANCIAL ACCOUNTING STANDARD (FAS) 69, DISCLOSURES ABOUT OIL AND GAS PRODUCING ACTIVITIES.

----------------------------------------------------------------------------------------------------------
TABLE 1: ESTIMATED QUANTITIES OF NET PROVED OIL AND NATURAL GAS LIQUIDS RESERVES (Millions of barrels)
----------------------------------------------------------------------------------------------------------
                                    United States              Europe               Asia-Pacific
                             ------------------------ ------------------------ ------------------------
Year ended December 31          1993    1994    1995    1993    1994    1995    1993    1994     1995
----------------------------------------------------------------------------------------------------------
Net proved reserves of fully
consolidated companies:
  Beginning of year            1,168   1,116   1,052     353     357     401     227     204      175
  Revisions                      (13)    (3)     (9)      (4)      5     (13)     (4)      6      (37)
  Improved recovery               59     49      32       56     101      20      --      --       --
  Purchases                       18      2      11       --      --      24      --       2       --
  Sales                           (8)    (9)     (6)      --      --      --      --      --       --
  Extensions, discoveries
    and other additions            3      7       9       10       1       5      14      --       --
  Production                    (111)  (110)   (103)     (58)    (63)    (64)    (33)    (37)     (35)
----------------------------------------------------------------------------------------------------------
  End of year                  1,116  1,052     986      357     401     373     204     175      103
----------------------------------------------------------------------------------------------------------
Net proved reserves of
equity companies:(1)
  Beginning of year               --      --      --       3       2       2      13       8        7
  Revisions                       --      --      --      (1)     --      --      (1)     --        1
  Sales                           --      --      --      --      --      --      --      --       (7)
  Extensions, discoveries
    and other additions           --      --      --      --      --      --      --      --       --
  Production                      --      --      --      --      --      --      (4)     (1)      (1)
----------------------------------------------------------------------------------------------------------
  End of year                     --      --      --       2       2       2       8       7       --
----------------------------------------------------------------------------------------------------------
Total net proved reserves      1,116   1,052     986     359     403     375     212     182      103
----------------------------------------------------------------------------------------------------------
Net proved developed
reserves of fully
consolidated companies:
   Beginning of year             879     871     826     168     196     215     218     196      165
   End of year                   871     826     816     196     215     184     196     165       93
----------------------------------------------------------------------------------------------------------

(1) Represents Mobil's share of net proved reserves of investees accounted for on the equity method.

(continued)
---------------------------------------------------------------------------------------------------------
TABLE 1: ESTIMATED QUANTITIES OF NET PROVED OIL AND NATURAL GAS LIQUIDS RESERVES (Millions of barrels)
---------------------------------------------------------------------------------------------------------
                                     Other Areas                Total
                             ------------------------ ------------------------
Year ended December 31          1993    1994    1995    1993    1994    1995
---------------------------------------------------------------------------------------------------------
Net proved reserves of fully
consolidated companies:
  Beginning of year            1,083   1,132   1,291   2,831   2,809   2,919
  Revisions                       36      62     105      15      70      46
  Improved recovery               27     130      21     142     280      73
  Purchases                        6       5       2      24       9      37
  Sales                           (9)     (2)     (4)    (17)    (11)    (10)
  Extensions, discoveries
    and other additions           72      49      89      99      57      103
  Production                     (83)    (85)    (78)   (285)   (295)    (280)
---------------------------------------------------------------------------------------------------------
  End of year                  1,132   1,291   1,426   2,809   2,919    2,888
---------------------------------------------------------------------------------------------------------
Net proved reserves of
equity companies:(1)
  Beginning of year              525     524     516     541     534     525
  Revisions                       --      --      (4)     (2)     --      (3)
  Sales                           --      --      --      --      --      (7)
  Extensions, discoveries
    and other additions           15       8      32      15       8      32
  Production                     (16)    (16)    (15)    (20)    (17)    (16)
---------------------------------------------------------------------------------------------------------
  End of year                    524     516     529     534     525     531
---------------------------------------------------------------------------------------------------------
Total net proved reserves      1,656   1,807   1,955   3,343   3,444   3,419
---------------------------------------------------------------------------------------------------------
Net proved developed
reserves of fully
consolidated companies:
   Beginning of year             796     790     809   2,061   2,053   2,015
   End of year                   790     809     910   2,053   2,015   2,003
---------------------------------------------------------------------------------------------------------

Mobil's estimated net proved reserves and changes thereto for the years 1993, 1994 and 1995 are presented in Tables 1 and 2. The estimates represent only those volumes considered to be proved reserves and include fields where additional investment may be required to recover these reserves.

   Definitions used in developing these data are in accordance with the SEC guidelines, which state: "Proved oil and gas reserves are the estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating con-ditions, i.e., prices and costs as of the date the estimate is made." Proved developed reserves are recoverable from existing wells with existing equipment and operating methods. These reserve estimates are subject to revisions over time as more information becomes available. In the past, some revisions have been significant. The company's net proved reserves exclude royalties and interests owned by others, and natural gas liquids volumes received under natural gas processing contracts.

                                     50 Mobil

                        SUPPLEMENTARY INFORMATION

-------------------------------------------------------------------------------------------------------------
TABLE 2: ESTIMATED QUANTITIES OF NET PROVED NATURAL GAS RESERVES (Billions of cubic feet)
-------------------------------------------------------------------------------------------------------------
                                         United States              Europe               Asia-Pacific
                                  ------------------------ ------------------------ ------------------------
Year ended December 31               1993    1994    1995    1993    1994    1995    1993    1994     1995
-------------------------------------------------------------------------------------------------------------
Net proved reserves of fully
consolidated companies:
  Beginning of year                 5,971   5,372   5,055   3,508   4,021   4,251   6,400   6,058    5,607
  Revisions                           (33)    164     317     377     234     110      22      51     (198)
  Improved recovery                    11      30      51      56      --      18      --      --       --
  Purchases                            27       8      42      --      20      15      --      34       --
  Sales                              (119)    (64)    (52)     --      --     (42)     --      --       --
  Extensions, discoveries
    and other additions                73     117     173     403     322     237     241      71       54
  Production                         (558)   (572)   (525)   (323)   (346)   (401)   (605)   (607)    (567)
-------------------------------------------------------------------------------------------------------------
  End of year                       5,372   5,055   5,061   4,021   4,251   4,188   6,058   5,607    4,896
-------------------------------------------------------------------------------------------------------------
Net proved reserves of
equity companies:(1)
  Beginning of year                    --      --      --      33      33      33      70      97       94
  Revisions                            --      --      --       3       2       4      38       4       --
  Sales                                --      --      --      --      --      --      --      --      (88)
  Extensions, discoveries
    and other additions                --      --      --       2       2       2      --      --       --
  Production                           --      --      --      (5)     (4)     (5)    (11)     (7)      (6)
-------------------------------------------------------------------------------------------------------------
  End of year                          --      --      --      33      33      34      97      94       --
-------------------------------------------------------------------------------------------------------------
Total net proved reserves           5,372   5,055   5,061   4,054   4,284   4,222   6,155   5,701   4,896
-------------------------------------------------------------------------------------------------------------
Net proved developed reserves
of fully consolidated companies:
  Beginning of year                 4,530   4,158   3,902   2,536   2,932   3,081   4,953   4,325    3,810
  End of year                       4,158   3,902   3,923   2,932   3,081   3,094   4,325   3,810    3,018
-------------------------------------------------------------------------------------------------------------

(1) Represents Mobil's share of net proved reserves of investees accounted for on the equity method.

(continued)
----------------------------------------------------------------------------------------------------------
TABLE 2: ESTIMATED QUANTITIES OF NET PROVED NATURAL GAS RESERVES (Billions of cubic feet)
----------------------------------------------------------------------------------------------------------
                                          Other Areas                Total
                                  ------------------------ ------------------------
Year ended December 31               1993    1994    1995    1993    1994    1995
----------------------------------------------------------------------------------------------------------
Net proved reserves of fully
consolidated companies:
  Beginning of year                 1,824   1,508   1,744  17,703  16,959  16,657
  Revisions                           (24)      9      50     342     458     279
  Improved recovery                    43       5      61     110      35     130
  Purchases                            13      32       1      40      94      58
  Sales                              (169)    (51)    (19)   (288)   (115)   (113)
  Extensions, discoveries
    and other additions                --     410     105     717     920     569
  Production                         (179)   (169)   (158) (1,665) (1,694) (1,651)
----------------------------------------------------------------------------------------------------------
  End of year                       1,508   1,744   1,784  16,959  16,657  15,929
----------------------------------------------------------------------------------------------------------
Net proved reserves of
equity companies:(1)
  Beginning of year                    --     594     891     103     724   1,018
  Revisions                            --      --      --      41       6       4
  Sales                                --      --      --      --      --     (88)
  Extensions, discoveries
    and other additions               594     297   1,114     596     299   1,116
  Production                           --      --      --     (16)    (11)    (11)
----------------------------------------------------------------------------------------------------------
  End of year                         594     891   2,005     724   1,018   2,039
----------------------------------------------------------------------------------------------------------
Total net proved reserves           2,102   2,635   3,789  17,683  17,675  17,968
----------------------------------------------------------------------------------------------------------
Net proved developed reserves
of fully consolidated companies:
  Beginning of year                 1,491   1,307   1,223  13,510  12,722  12,016
  End of year                       1,307   1,223   1,212  12,722  12,016  11,247
----------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------
TABLE 3: CAPITALIZED COSTS RELATED TO OIL AND GAS PRODUCING ACTIVITIES (In millions)
-------------------------------------------------------------------------------------------------------------
                                         United States              Europe               Asia-Pacific
                                  ------------------------ ------------------------ ------------------------
At December 31                       1993    1994    1995    1993    1994    1995    1993    1994     1995
-------------------------------------------------------------------------------------------------------------
Capitalized costs:
  Unproved properties             $   134 $    54 $    12 $    16 $    11 $    11 $    11 $    14 $     13
  Proved properties, wells,
   plants and other equipment      16,441  15,988  13,638   6,051   6,929   7,119   1,839   2,098    2,149
-------------------------------------------------------------------------------------------------------------
Total capitalized costs            16,575  16,042  13,650  6,067    6,940   7,130   1,850   2,112    2,162
Accumulated depreciation,
  depletion and amortization       10,793  10,833   8,981   3,319   3,993   4,123   1,054   1,274    1,457
-------------------------------------------------------------------------------------------------------------
Net capitalized costs               5,782   5,209   4,669   2,748   2,947   3,007     796     838      705
-------------------------------------------------------------------------------------------------------------
Net capitalized costs of
  equity companies(1)                  --      --      --      21      28      37      33      30        1
Total                             $ 5,782 $ 5,209 $ 4,669 $ 2,769 $ 2,975 $ 3,044 $   829 $   868 $    706
-------------------------------------------------------------------------------------------------------------

(1) Represents Mobil's share of net capitalized costs of investees accounted for on the equity method.

(continued)
-------------------------------------------------------------------------------------------------------------
TABLE 3: CAPITALIZED COSTS RELATED TO OIL AND GAS PRODUCING ACTIVITIES (In millions)
----------------------------------------------------------------------------------------------------------
                                          Other Areas                Total
                                  ------------------------ ------------------------
At December 31                       1993    1994    1995     1993     1994     1995
-------------------------------------------------------------------------------------------------------------
Capitalized costs:
  Unproved properties             $  115  $   108  $  137  $   276  $   187  $   173
  Proved properties, wells,
   plants and other equipment      4,218    4,430   4,533   28,549   29,445   27,439
-------------------------------------------------------------------------------------------------------------
Total capitalized costs            4,333    4,538   4,670   28,825   29,632   27,612
Accumulated depreciation,
  depletion and amortization       1,900    2,026   1,599   17,066   18,126   16,160
-------------------------------------------------------------------------------------------------------------
Net capitalized costs              2,433    2,512   3,071   11,759   11,506   11,452
-------------------------------------------------------------------------------------------------------------
Net capitalized costs of
  equity companies(1)                 86      168     269      140      226      307
Total                             $2,519  $ 2,680 $ 3,340 $ 11,899 $ 11,732 $ 11,759
-------------------------------------------------------------------------------------------------------------


Table 3 summarizes the aggregate amount of capitalized costs related to oil and gas producing activities and related accumulated depreciation, depletion and amortization at December 31, 1993, 1994 and 1995. Capitalized costs include:
(1) mineral interests in properties; (2) wells, plants and related equipment and facilities; and (3) support equipment and facilities used in oil and gas producing activities.

                                  Mobil 51

                        SUPPLEMENTARY INFORMATION

----------------------------------------------------------------------------------------------------------------------------------
TABLE 4: COSTS INCURRED IN OIL AND GAS PROPERTY ACQUISITION, EXPLORATION AND DEVELOPMENT ACTIVITIES (In millions)
----------------------------------------------------------------------------------------------------------------------------------
                                   United States              Europe               Asia-Pacific
                              ----------------------  ----------------------  ----------------------
Year ended December 31         1993    1994    1995    1993    1994    1995    1993    1994    1995
----------------------------------------------------------------------------------------------------------------------------------
Property acquisition costs:
  Unproved properties          $  4    $ 17    $ 28    $  1    $ --    $ --    $ --    $  3    $ --
  Proved properties               9       8       9       3      10       4      --       4      --
----------------------------------------------------------------------------------------------------------------------------------
Total acquisition costs          13      25      37       4      10       4      --       7      --
Exploration costs               124     199     183     221     174     177      53      87      72
Development costs               331     365     593     399     319     421     255     265      78
----------------------------------------------------------------------------------------------------------------------------------
Total expenditures              468     589     813     624     503     602     308     359     150
----------------------------------------------------------------------------------------------------------------------------------
Property acquisition,
  exploration and
  development costs of
  equity companies(1)            --      --      --       9      12      11      12       2       8
----------------------------------------------------------------------------------------------------------------------------------
Total                          $468    $589    $813    $633    $515    $613    $320    $361    $158
----------------------------------------------------------------------------------------------------------------------------------

(1) Represents Mobil's share of property acquisition, exploration and development costs of investees accounted for on the equity method.

(continued)
----------------------------------------------------------------------------------------------------------------------------------
TABLE 4: COSTS INCURRED IN OIL AND GAS PROPERTY ACQUISITION, EXPLORATION AND DEVELOPMENT ACTIVITIES (In millions)
----------------------------------------------------------------------------------------------------------------------------------
                                    Other Areas                Total
                              ----------------------  ----------------------
Year ended December 31         1993    1994    1995    1993    1994    1995
Property acquisition costs:
  Unproved properties          $ 21    $ 12  $   34  $   26  $   32  $   62
  Proved properties               9      --      16      21      22      29
----------------------------------------------------------------------------------------------------------------------------------
Total acquisition costs          30      12      50      47      54      91
Exploration costs                96     188     193     494     648     625
Development costs               401     474     833   1,386   1,423   1,925
----------------------------------------------------------------------------------------------------------------------------------
Total expenditures              527     674   1,076   1,927   2,125   2,641
----------------------------------------------------------------------------------------------------------------------------------
Property acquisition,
  exploration and
  development costs of
  equity companies(1)            48      84      57      69      98      76
----------------------------------------------------------------------------------------------------------------------------------
Total                          $575    $758  $1,133  $1,996  $2,223  $2,717
----------------------------------------------------------------------------------------------------------------------------------

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

--------------------------------------------------------------------------------------------------------------------------------
TABLE 5: RESULTS OF OPERATIONS FOR OIL AND GAS PRODUCING ACTIVITIES (In millions)
--------------------------------------------------------------------------------------------------------------------------------
                                   United States              Europe               Asia-Pacific
                              ----------------------  ----------------------  ----------------------
Year ended December 31         1993    1994    1995    1993    1994    1995    1993    1994    1995
--------------------------------------------------------------------------------------------------------------------------------
RESULTS OF OPERATIONS
Revenues:
  Trade sales                $1,054  $  890  $  678  $1,089  $1,486  $1,357  $1,448  $1,367  $1,429
  Intercompany sales          1,421   1,331   1,330     850     456     815     241     350     339
--------------------------------------------------------------------------------------------------------------------------------
Total revenues(1)             2,475   2,221   2,008   1,939   1,942   2,172   1,689   1,717   1,768
Production (lifting) costs     (976)   (946)   (982)   (679)   (660)   (719)   (243)   (261)   (239)
Exploration expenses           (65)    (115)    (72)   (192)   (145)   (128)    (51)   (104)    (77)
Depreciation, depletion
  and amortization             (844)   (949) (1,161)   (369)   (428)   (466)   (176)   (230)   (205)
Other operating revenues
  and (expenses)                (43)    (31)     32      60      66     123       7      (6)     (8)
Income tax expense             (184)    (55)     68    (369)   (459)   (551)   (720)   (667)   (717)
--------------------------------------------------------------------------------------------------------------------------------
Results of operations for
    producing activities        363     125    (107)    390     316     431     506     449     522
--------------------------------------------------------------------------------------------------------------------------------
Results of operations for
  producing activities of
  equity companies(2)            --      --      --       1       2       3      14       1       4
--------------------------------------------------------------------------------------------------------------------------------
Total                        $  363  $  125  $ (107) $  391  $  318  $  434  $  520  $  450  $  526
--------------------------------------------------------------------------------------------------------------------------------

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

(continued)
--------------------------------------------------------------------------------------------------------------------------------
TABLE 5: RESULTS OF OPERATIONS FOR OIL AND GAS PRODUCING ACTIVITIES (In millions)
--------------------------------------------------------------------------------------------------------------------------------
                                    Other Areas               Total
                              ----------------------  ----------------------
Year ended December 31         1993    1994    1995    1993    1994    1995
--------------------------------------------------------------------------------------------------------------------------------
RESULTS OF OPERATIONS
Revenues:
  Trade sales                $  535  $  494  $  411  $4,126  $4,237  $3,875
  Intercompany sales          1,082   1,003   1,022   3,594   3,140   3,506
--------------------------------------------------------------------------------------------------------------------------------
Total revenues(1)             1,617   1,497   1,433   7,720   7,377   7,381
Production (lifting) costs     (567)   (507)   (619) (2,465) (2,374) (2,559)
Exploration expenses            (97)   (152)   (150)   (405)   (516)   (427)
Depreciation, depletion
  and amortization             (237)   (300)   (398) (1,626) (1,907) (2,230)
Other operating revenues
  and (expenses)                173     110      77     197     139     224
Income tax expense             (527)   (480)   (365) (1,800) (1,661) (1,565)
--------------------------------------------------------------------------------------------------------------------------------
Results of operations for
    producing activities        362     168     (22)  1,621   1,058     824
--------------------------------------------------------------------------------------------------------------------------------
Results of operations for
  producing activities of
  equity companies(2)            16      15      14      31      18      21
--------------------------------------------------------------------------------------------------------------------------------
Total                        $  378  $  183  $   (8) $1,652  $1,076  $  845
--------------------------------------------------------------------------------------------------------------------------------

Mobil's results of operations for producing activities for the years ended December 31, 1993, 1994 and 1995 are shown above. Revenues include sales to unaffiliated parties and sales or transfers (essentially at third-party sales prices) to Mobil's other operations. All revenues reported in this table are net of royalty interests of others. Production (lifting) costs and exploration expenses are determined as defined by accounting standards.

                                 52 Mobil

                        SUPPLEMENTARY INFORMATION

OIL AND GAS PRODUCING ACTIVITIES (unaudited) (concluded)

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

   The standardized measure data are not intended to replace the historical cost-based financial data included in the audited financial statements. As such, many of the data disclosed in this section represent estimates, assumptions and computations that are subject to continual change as the future unfolds. For example, significant changes in year-end prices from 1994 to 1995 contributed to the higher discounted future net cash flow amount for 1995. Accordingly, Mobil cautions investors and analysts that the data are of questionable utility for decision making.

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

----------------------------------------------------------------------------------------------------------------------------------
TABLE 6: STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS RELATING TO PROVED OIL AND GAS RESERVES (In millions)
----------------------------------------------------------------------------------------------------------------------------------
                                      United States                 Europe                 Asia-Pacific
                                ------------------------   ------------------------   ------------------------
At December 31  1993             1993     1994     1995     1993     1994     1995     1993     1994     1995
----------------------------------------------------------------------------------------------------------------------------------
Future cash inflows           $23,067  $22,051  $23,763  $14,211  $16,415  $16,064  $12,559  $13,409  $11,565
Future production
  costs                       (10,386)  (9,329)  (9,312)  (4,893)  (5,214)  (4,822)  (3,538)  (2,959)  (2,026)
Future development
  costs                        (1,887)  (1,775)  (1,644)    (976)  (1,131)  (1,203)  (1,465)    (754)    (764)
Future income
  tax expenses                 (3,019)  (3,120)  (3,928)  (3,769)  (4,883)  (5,156)  (3,602)  (4,541)  (3,951)
----------------------------------------------------------------------------------------------------------------------------------
Future net cash flows           7,775    7,827    8,879    4,573    5,187    4,883    3,954    5,155    4,824
10% annual discount
  for estimated timing
  of cash flows                (3,276)  (3,266)  (3,928)  (1,558)  (1,732)  (1,534)  (1,782)  (2,367)  (2,017)
----------------------------------------------------------------------------------------------------------------------------------
Standardized measure
  of discounted future
  net cash flows                4,499    4,561    4,951    3,015    3,455    3,349    2,172    2,788    2,807
----------------------------------------------------------------------------------------------------------------------------------
Standardized measure
  of discounted future
  net cash flows of
  equity companies(1)              --       --       --       15       21       23       26       21       --
----------------------------------------------------------------------------------------------------------------------------------
Total                         $ 4,499  $ 4,561  $ 4,951  $ 3,030  $ 3,476  $ 3,372  $ 2,198  $ 2,809  $ 2,807
----------------------------------------------------------------------------------------------------------------------------------

(1) Represents Mobil's share of standardized measure of discounted future net cash flows of investees accounted for on the equity method.

(continued)
----------------------------------------------------------------------------------------------------------------------------------
TABLE 6: STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS RELATING TO PROVED OIL AND GAS RESERVES (In millions)
----------------------------------------------------------------------------------------------------------------------------------
                                      Other Areas                    Total
                                ------------------------   ------------------------
At December 31  1993             1993     1994     1995     1993     1994     1995
----------------------------------------------------------------------------------------------------------------------------------
Future cash inflows           $17,160  $20,206  $24,543  $66,997  $72,081  $75,935
Future production
  costs                        (6,258)  (7,315)  (8,589) (25,075) (24,817) (24,749)
Future development
  costs                          (809)  (1,414)  (1,866)  (5,137)  (5,074)  (5,477)
Future income
  tax expenses                 (6,120)  (7,299)  (9,344) (16,510) (19,843) (22,379)
----------------------------------------------------------------------------------------------------------------------------------
Future net cash flows           3,973    4,178    4,744   20,275   22,347   23,330
10% annual discount
  for estimated timing
  of cash flows                (1,718)  (2,087)  (2,252)  (8,334)  (9,452)  (9,731)
----------------------------------------------------------------------------------------------------------------------------------
Standardized measure
  of discounted future
  net cash flows                2,255    2,091    2,492   11,941   12,895   13,599
----------------------------------------------------------------------------------------------------------------------------------
Standardized measure
  of discounted future
  net cash flows of
  equity companies(1)              232     434      460      273      476      483
----------------------------------------------------------------------------------------------------------------------------------
Total                         $ 2,487  $ 2,525  $ 2,952  $12,214  $13,371  $14,082
----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
TABLE 7: CHANGES IN STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS (In millions)
----------------------------------------------------------------------------------------------------------------------------------
Year ended December 31                                                     1993        1994        1995
----------------------------------------------------------------------------------------------------------------------------------
Beginning of year                                                       $14,419     $12,214     $13,371
Changes resulting from:
  Sales and transfers of production, net of production costs             (5,255)     (5,003)     (4,822)
  Net changes in prices and in development and production costs          (7,217)        559         862
  Extensions, discoveries, additions and purchases, less related costs      993         864       1,078
  Development costs incurred during the period                            1,386       1,423       1,925
  Revisions of previous quantity estimates                                1,065       2,204         731
  Accretion of discount                                                   2,806       2,184       2,406
  Net change in income taxes                                              4,016      (1,276)     (1,477)
  Other                                                                       1         202           8
----------------------------------------------------------------------------------------------------------------------------------
End of year                                                             $12,214     $13,371     $14,082
----------------------------------------------------------------------------------------------------------------------------------

                                    Mobil 53

                        SUPPLEMENTARY INFORMATION

[Bar Charts - Page 54]

NET CRUDE OIL AND
NGL* PROVED RESERVES
(Millions of barrels)
LIQUIDS RESERVES WERE DOWN SLIGHTLY AS DECLINES IN MATURE REGIONS WERE LARGELY OFFSET BY INCREASES, PRIMARILY IN AFRICA.


    NET NATURAL GAS
    PROVED RESERVES
(Billions of cubic feet)
NATURAL GAS RESERVES WERE BOOSTED BY ADDITIONS FROM OUR RAS LAFFAN LNG PROJECT IN QATAR.

FIVE-YEAR OPERATING HIGHLIGHTS (unaudited)

                                          1991    1992    1993    1994    1995
-------------------------------------------------------------------------------
NET PRODUCTION OF CRUDE OIL AND NGL(1)
 (thousands of barrels daily)
  United States                            332     311     305     300     282
  Canada                                    65      59      58      57      53
  Indonesia                                 97      94      90      77      77
  Nigeria                                  109     132     169     175     157
  Norway                                    95     102      95      95      91
  United Kingdom                            45      50      58      70      75
  Other fully consolidated areas            11      11      9       33      30
  Equity companies(2)                       60      57      54      47      45
-------------------------------------------------------------------------------
  Worldwide                                814     816     838     854     810
-------------------------------------------------------------------------------
NET PRODUCTION OF NATURAL GAS
 (millions of cubic feet daily)
  United States                          1,703   1,641   1,529   1,568   1,439
  Canada                                   494     510     492     461     432
  Germany                                  346     351     362     368     404
  Indonesia                              1,598   1,654   1,658   1,654   1,542
  United Kingdom                           261     260     390     470     577
  Other fully consolidated areas           161     143     135     120     129
  Equity companies(2)                       61      45      44      29      31
-------------------------------------------------------------------------------
  Worldwide                              4,624   4,604   4,610   4,670   4,554
    Barrels of oil equivalent
     (thousands of barrels daily)(3)       822     818     819     830     809
-------------------------------------------------------------------------------
TOTAL PRODUCTION
 (thousands of barrels daily)(3)         1,636   1,634   1,657   1,684   1,619
-------------------------------------------------------------------------------
NET RESERVES OF CRUDE OIL AND NGL
 (millions of barrels)
  United States                          1,232   1,168   1,116   1,052     986
  Europe                                   376     353     357     401     373
  Asia-Pacific                             277     227     204     175     103
  Other fully consolidated areas         1,007   1,083   1,132   1,291   1,426
  Equity companies(2)                      569     541     534     525     531
-------------------------------------------------------------------------------
  Worldwide                              3,461   3,372   3,343   3,444   3,419
-------------------------------------------------------------------------------
NET RESERVES OF NATURAL GAS
 (billions of cubic feet)
  United States                          6,237   5,971   5,372   5,055   5,061
  Europe                                 3,462   3,508   4,021   4,251   4,188
  Asia-Pacific                           6,951   6,400   6,058   5,607   4,896
  Other fully consolidated areas         1,913   1,824   1,508   1,744   1,784
  Equity companies(2)                      193     103     724   1,018   2,039
-------------------------------------------------------------------------------
  Worldwide                             18,756  17,806  17,683  17,675  17,968
    Barrels of oil equivalent
     (millions of barrels)(3)            3,334   3,165   3,143   3,142   3,194
-------------------------------------------------------------------------------
TOTAL RESERVES
 (millions of barrels of oil equivalent) 6,795    6,537  6,486   6,586   6,613
-------------------------------------------------------------------------------
RESERVES REPLACEMENT PERCENTAGE(4)        105%      57%    92%    116%    105%
-------------------------------------------------------------------------------
AVERAGE U.S. SALES PRICE/TRANSFER
 VALUE(5)
  Crude Oil (per barrel)                $16.42   $15.73 $13.54  $12.91  $14.52
  NGL (per barrel)                       12.19    11.84  11.25   10.37    9.94
  Natural Gas (per thousand cubic feet)   1.61     1.86   2.22    1.90    1.58
-------------------------------------------------------------------------------
AVERAGE INTERNATIONAL SALES PRICE/
  TRANSFER VALUE(5)
  Crude Oil (per barrel)                $19.92   $19.11 $16.99  $15.66  $16.94
  Natural Gas (per thousand cubic feet)   2.90     2.74   2.62    2.44    2.47
-------------------------------------------------------------------------------
(1) Natural gas liquids.
(2) Represents Mobil's share of investees accounted for on the equity method.
(3) Natural gas volumes have been converted to oil equivalent barrels on a BTU basis, with 5,626 cubic feet of gas per barrel.
(4) Reserves replacement percentage is calculated by dividing the net adjust-ments to reserves for the year plus the annual production by the annual production.
(5) Transfer values are essentially equal to third-party sales.

                                   54 Mobil

                        SUPPLEMENTARY INFORMATION

FIVE-YEAR OPERATING HIGHLIGHTS (unaudited) (concluded)
                                         1991    1992    1993    1994    1995
------------------------------------------------------------------------------
PETROLEUM PRODUCT SALES(1)
 (thousands of barrels daily)
  United States                           922     999   1,080   1,172   1,286
  Europe                                  751     790     810     810     807
  Asia-Pacific(2)                         656     645     730     777     799
  Other Areas                             292     310     314     316     330
------------------------------------------------------------------------------
  Worldwide                             2,621   2,744   2,934   3,075   3,222
------------------------------------------------------------------------------
PETROLEUM PRODUCT SALES(1)
 (millions of  dollars)
  United States                       $ 9,694 $10,070 $10,181  $10,492 $11,904
  Europe                               14,871  15,685  14,555   14,395  15,421
  Asia-Pacific(2)                      10,111   9,770  10,619   11,466  12,426
  Other Areas                           3,336   3,551   3,382    3,707   3,974
------------------------------------------------------------------------------
  Worldwide                           $38,012 $39,076 $38,737  $40,060 $43,725
------------------------------------------------------------------------------
AVERAGE UNITED STATES PRODUCT PRICE
 (per gallon)(3)                       68.6cts 65.6cts 61.5cts  58.4cts 60.4cts
------------------------------------------------------------------------------
REFINERY RUNS
 (thousands of barrels daily)
  United States                           764     796     836     857     895
  Europe                                  408     403     446     420     411
  Asia-Pacific(4)                         522     529     607     622     657
  Other Areas                             155     158     163     163     149
------------------------------------------------------------------------------
  Runs for Mobil by Mobil               1,849   1,886   2,052   2,062   2,112
  Runs for Mobil by Others                 28      37      20      20       9
------------------------------------------------------------------------------
  Worldwide Runs for Mobil              1,877   1,923   2,072   2,082   2,121
------------------------------------------------------------------------------
CHEMICAL SALES BY PRODUCT CATEGORY
 (millions of dollars)
  Petrochemicals                      $ 1,870 $ 1,733 $ 1,608 $ 2,088 $ 2,914
  Plastics                              1,839   1,781   1,719   1,846   1,919
  Other                                    46      59      81     101     115
------------------------------------------------------------------------------
  Net sales to trade                  $ 3,755 $ 3,573 $ 3,408 $ 4,035 $ 4,948
------------------------------------------------------------------------------
NUMBER OF EMPLOYEES (year-end)
  Petroleum Operations -United States  24,600  22,200  21,600  20,300  18,400
                       -International  26,300  25,800  25,200  25,200  24,300
  Chemical             -United States  10,900  10,200   9,700   8,100   3,500
                       -International   1,800   1,900   2,100   1,800   1,600
  Other                -United States   3,400   3,100   2,800   2,700   2,200
                       -International     500     500     500     400     400
------------------------------------------------------------------------------
  Total                                67,500  63,700  61,900  58,500  50,400
------------------------------------------------------------------------------
(1) Includes supply/other product sales.
(2) Includes primarily Australia, China, Hong Kong, Japan, Malaysia, New Zealand and Singapore.
(3) Represents the average amount Mobil charges dealers, service stations, etc. for petroleum products, including gasoline. Excise taxes and other items included in the "pump" price consumers pay for gasoline are not reflected in this amount.
(4) Includes Australia, Japan, New Zealand and Singapore.

Mobil markets autogasoline through nearly 19,000 retail outlets in over 50 countries. Petroleum product sales (including supply and other sales) have increased 23% based on daily volume since 1991.

   Mobil has 5 refineries in the U.S. that represent 43% of its worldwide capacity. Outside the U.S., we have operating interests in 15 crude oil refineries.

   Mobil operates 31 chemical facilities in 10 countries, and chemical sales extend to more than 100 countries. We are a 50% partner in a complex in Saudi Arabia that produces polyethylene and ethylene glycol.


[Charts - Page 55]

  REFINERY RUNS VS.
  PETROLEUM PRODUCT SALES
(Thousands of barrels daily)
REFINERY RUNS AND PRODUCT SALES CONTINUED TO TREND UPWARD, REFLECTING EXCELLENT OPERATING AND SALES PERFORMANCE.


NUMBER OF EMPLOYEES
  (At year-end)
ONGOING RESTRUCTURING AND ASSET SALES REDUCED THE NUMBER OF EMPLOYEES 14% THIS YEAR.

                                Mobil 55

                        SUPPLEMENTARY INFORMATION

[Charts - Page 56]

ANNUAL DIVIDENDS PER
SHARE OF COMMON STOCK
    (Dollars)
DIVIDENDS PER SHARE PAYMENTS INCREASED FOR THE EIGHTH CONSECUTIVE YEAR, TO $3.625 PER SHARE.


DEBT-TO-CAPITALIZATION RATIO
      (In percent)
OUR DEBT-TO-CAPITALIZATION RATIO OF 27% IS EXPECTED TO INCREASE WITH HIGHER INVESTMENT SPENDING.

ELEVEN-YEAR FINANCIAL SUMMARY
(In millions, except for per-share amounts)                      1985          1986          1987          1988
---------------------------------------------------------------------------------------------------------------------------------
REVENUES                                                     $ 54,606      $ 44,936      $ 51,678      $ 54,740
---------------------------------------------------------------------------------------------------------------------------------
INCOME, EXCLUDING THE EFFECTS OF SIGNIFICANT U.S.
  AND FOREIGN INCOME TAX RATE CHANGES AND
  CHANGE IN ACCOUNTING PRINCIPLE(S)                          $  1,040      $  1,612(1)   $  1,448      $  1,893
---------------------------------------------------------------------------------------------------------------------------------
SEGMENT EARNINGS:
Petroleum Operations
  Exploration & Producing        -United States              $    701      $     71      $    462      $     76
                                 -International                 1,074           871         1,065           780
---------------------------------------------------------------------------------------------------------------------------------
  Total Exploration & Producing                                 1,775           942         1,527           856
---------------------------------------------------------------------------------------------------------------------------------
  Marketing & Refining           -United States                   138           346            97           524
                                 -International                   151           972            76           414
---------------------------------------------------------------------------------------------------------------------------------
  Total Marketing & Refining                                      289         1,318           173           938
---------------------------------------------------------------------------------------------------------------------------------
Total Petroleum Operations                                      2,064         2,260         1,700         1,794
Chemical                                                           41           130           285           597
---------------------------------------------------------------------------------------------------------------------------------
Segment Earnings                                                2,105         2,390         1,985         2,391
Corporate and Other                                                53          (147)          (75)          (94)
Net Financing Expense                                            (652)         (587)         (592)         (460)
Loss on Sale of Container Corporation of America                   --          (150)           --            --
Effect of Significant U.S. and Foreign Income Tax Rate Changes     --           552          (100)          194
---------------------------------------------------------------------------------------------------------------------------------
Income Before Discontinued Operations and
  Change in Accounting Principle(s)                             1,506         2,058         1,218         2,031
Discontinued Operations-Montgomery Ward                          (466)          106           130            56
Cumulative Effect of Change in Accounting Principle(s)             --        (2,518)(2)        --            --
---------------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                   $  1,040      $   (354)     $  1,348      $  2,087
---------------------------------------------------------------------------------------------------------------------------------
INCOME PER COMMON SHARE (based on average shares outstanding)
  Income Before Discontinued Operations and
    Change in Accounting Principle(s)                        $   3.69      $   5.04      $   2.96      $   4.93
  Net Income                                                 $   2.55      $  (0.87)     $   3.28      $   5.07
---------------------------------------------------------------------------------------------------------------------------------
NET INCOME AS PERCENT OF
  Average shareholders' equity                                   7.5%         17.3%(1)       9.5%        13.6%
  Average capital employed(3)                                    6.8%         12.1%(1)       8.5%        11.4%
  Revenues                                                       1.9%          4.8%(1)       2.6%         3.8%
---------------------------------------------------------------------------------------------------------------------------------
CAPITAL AND EXPLORATION EXPENDITURES                         $  3,330      $  2,890      $  2,798      $  3,915
---------------------------------------------------------------------------------------------------------------------------------
BALANCE SHEET POSITION AT YEAR-END
  Current assets                                             $ 12,193      $ 10,193      $ 11,097      $ 11,178
  Net properties, plants and equipment                         24,533        23,439        24,071        23,848
  Total assets                                                 40,668        38,173        40,272        38,820
  Current liabilities                                          11,911        10,075        10,730        10,255
  Long-term debt                                                9,323         7,939         7,143         6,498
  Shareholders' equity                                         14,089        13,430        15,000        15,686
      Per common share(4)                                    $  34.50      $  32.86      $  36.46      $  38.19
---------------------------------------------------------------------------------------------------------------------------------
DEBT-TO-CAPITALIZATION RATIO(5)                                   45%           41%           37%           32%
---------------------------------------------------------------------------------------------------------------------------------
AVERAGE COMMON SHARES OUTSTANDING (thousands of shares)       408,071       408,142       410,688       411,670
---------------------------------------------------------------------------------------------------------------------------------
COMMON SHARES OUTSTANDING (thousands of shares, year-end)     408,351       408,732       411,359       410,730
---------------------------------------------------------------------------------------------------------------------------------
SHAREHOLDERS OF COMMON STOCK (year-end)                       268,600       260,800       246,800       237,600
---------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK DIVIDENDS                                       $    898      $    898      $   903       $    968
  As percent of net income less preferred dividends               86%           41%(1)       67%            46%
  Per share                                                  $   2.20      $   2.20      $   2.20      $   2.35
---------------------------------------------------------------------------------------------------------------------------------
YEAR-END MARKET PRICE PER COMMON SHARE                       $ 30 1/4      $ 40 1/8      $ 39 1/8      $ 45 1/2
---------------------------------------------------------------------------------------------------------------------------------

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

                                   56 Mobil

                        SUPPLEMENTARY INFORMATION

(continued)

            1989           1990           1991           1992           1993           1994           1995
----------------------------------------------------------------------------------------------------------------------------------
        $ 56,388       $ 64,774       $ 63,311       $ 64,456       $ 63,975       $ 67,383       $ 75,370
----------------------------------------------------------------------------------------------------------------------------------


        $  1,809       $  1,929       $  1,920       $  1,308(1)    $  2,084       $  1,759(1)    $  2,376
----------------------------------------------------------------------------------------------------------------------------------


        $    117       $    189       $    189       $    348       $    363       $    125       $   (107)
             955          1,403          1,094          1,042          1,289            951            952
----------------------------------------------------------------------------------------------------------------------------------
           1,072          1,592          1,283          1,390          1,652          1,076            845
----------------------------------------------------------------------------------------------------------------------------------
             319             91            116           (145)           151            241            226
             336            542            819            329            554            647            447
----------------------------------------------------------------------------------------------------------------------------------
             655            633            935            184            705            888            673
----------------------------------------------------------------------------------------------------------------------------------
           1,727          2,225          2,218          1,574          2,357          1,964          1,518
             558            322            217            136             44            102          1,164
----------------------------------------------------------------------------------------------------------------------------------
           2,285          2,547          2,435          1,710           2,401         2,066          2,682
             (69)          (282)          (130)           (86)           (190)          (98)           (11)
            (407)          (336)          (385)          (316)           (127)         (209)          (295)
              --             --             --             --              --            --             --
              --             --             --             --              --            --             --
----------------------------------------------------------------------------------------------------------------------------------

           1,809          1,929          1,920          1,308          2,084          1,759          2,376
              --             --             --             --             --             --             --
              --             --             --           (446)(2)         --           (680)(2)         --
----------------------------------------------------------------------------------------------------------------------------------
        $  1,809       $  1,929       $  1,920       $    862       $  2,084       $  1,079       $  2,376
----------------------------------------------------------------------------------------------------------------------------------


        $   4.40       $   4.60       $   4.65       $   3.13       $   5.07       $   4.28       $   5.87
        $   4.40       $   4.60       $   4.65       $   2.01       $   5.07       $   2.57       $   5.87
----------------------------------------------------------------------------------------------------------------------------------

           11.3%          11.6%          11.1%           7.8%(1)       12.3%          10.4%(1)       13.5%
           10.0%          10.1%           9.6%           6.8%(1)        9.7%           8.4%(1)       10.9%
            3.2%           3.0%           3.0%           2.0%(1)        3.3%           2.6%(1)        3.2%
----------------------------------------------------------------------------------------------------------------------------------
        $  3,393       $  4,374       $  5,053       $  4,470       $  3,656       $  3,825       $  4,268
----------------------------------------------------------------------------------------------------------------------------------

        $ 11,920       $ 13,231       $ 12,401       $ 10,956       $ 11,217       $ 11,181       $ 12,056
          23,446         24,481         25,464         25,075         25,037         25,503         24,850
          39,080         41,665         42,187         40,561         40,733         41,542         42,138
          11,216         13,653         13,602         12,629         12,351         13,418         13,054
           5,317          4,298          4,715          5,042          5,027          4,714          4,629
          16,274         17,072         17,534         16,540         17,237         17,146         17,951
        $  39.84       $  42.44       $  43.74       $  41.06       $  42.74       $  42.61       $  44.71
----------------------------------------------------------------------------------------------------------------------------------
             30%            30%            32%            34%            32%            31%            27%
----------------------------------------------------------------------------------------------------------------------------------
         409,767        405,936        399,636        398,517        399,154        397,955        395,444
----------------------------------------------------------------------------------------------------------------------------------
         408,515        401,079        398,301        398,816        398,168        395,987        394,560
----------------------------------------------------------------------------------------------------------------------------------
         227,100        218,300        211,100        208,800        200,100        193,900        188,800
----------------------------------------------------------------------------------------------------------------------------------
        $  1,045       $  1,147       $  1,249       $  1,276       $  1,298       $  1,353       $  1,434
             58%            61%            67%           102%(1)         64%            80%(1)         62%
        $   2.55       $  2.825       $  3.125       $   3.20       $   3.25       $   3.40       $  3.625
----------------------------------------------------------------------------------------------------------------------------------
        $ 62 5/8       $ 58           $ 67 7/8       $ 63 1/8       $ 79 1/8       $ 84 1/4       $111 3/4
----------------------------------------------------------------------------------------------------------------------------------

(4) Shareholders' equity less the effect of the ESOP-related accounts (preferred stock and unearned employee compensation), divided by the number of common shares outstanding at year-end.
(5) Total debt divided by the sum of total debt, shareholders' equity and minority interests.

[Chart - Page 57]

YEAR-END MARKET PRICE
PER COMMON SHARE
   (Dollars)
OVER THE PAST 10 YEARS, OUR STOCK PRICE HAS INCREASED AT AN ANNUALIZED RATE OF 14%.

                                 Mobil 57

                           SHAREHOLDER INFORMATION


   THE TICKER SYMBOL FOR MOBIL on the New York Stock Exchange is MOB.

   THE 1996 ANNUAL MEETING for shareholders will be held Thursday, May 9, at 10 a.m. in the Grand Ballroom, Hyatt Regency Reston, Reston, Virginia.

   DIVIDEND PAYMENTS on common stock are paid quarterly following declaration by the Board of Directors. The next four tentative payment dates are: June 10, 1996; September 10, 1996; December 10, 1996, and March 10, 1997.

MOBIL'S STOCK PURCHASE AND DIVIDEND REINVESTMENT PLAN allows new investors to buy Mobil common stock for as little as $250 and existing shareholders to automatically reinvest dividends -- both without paying commissions or service fees. Once enrolled, you can make additional stock purchases through monthly cash deposits ranging from $10 to $7,500. For more information, request a pros-pectus on Mobil's Stock Purchase and Dividend Reinvestment Plan from: Chemical Mellon Shareholder Services, L.L.C., Dividend Reinvestment Services, P.O.Box 750, Pittsburgh, Pennsylvania 15230. Telephone 1-800-648-9291.

QUESTIONS ABOUT DIVIDEND CHECKS, electronic payment of dividends, stock certificates, address changes, account consolidation, transfer procedures and year-end tax information? Write to: Chemical Mellon Shareholder Services, L.L.C., Shareholder Relations, P.O.Box 590, Ridgefield Park, New Jersey 07660. Telephone 1-800- 648-9291 (Telecommunications Device for the Deaf
1-800-231-5469).

SHAREHOLDERS OR OTHERS WANTING GENERAL INFORMATION or having questions should write to: Secretary's Department, Room 2D915, Mobil Corporation, 3225 Gallows Road, Fairfax, Virginia 22037- 0001. Telephone 1-703-846-3898.

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

   Also available are:

   1995 Mobil Fact Book, a supplement to the annual report with additional financial and operating data.

   Mobil's Commitment to Diversity, a booklet describing the company's policies on diversity in the work force.

   Mobil Exploration & Producing: An Experienced Partner, describing the strengths Mobil offers to upstream ventures worldwide.

   For copies of any of the foregoing, write to: Secretary's Department, Room 2D920, Mobil Corporation, 3225 Gallows Road, Fairfax, Virginia 22037-0001. Telephone 1215-885-7810.

   ANALYSTS AND INSTITUTIONAL INVESTORS wanting information about Mobil should write to: Investor Relations, Room 2D804, Mobil Corporation, 3225 Gallows Road, Fairfax, Virginia 22037- 0001. Telephone 1-703-846-3955.

   AUDITORS: Ernst & Young LLP, Fairfax Square-Tower II, 8075 Leesburg Pike, Vienna, Virginia 22182-2709.

   TRANSFER AGENT AND REGISTRAR IN THE U.S.: Chemical Mellon Shareholder Services, L.L.C., Overpeck Centre, 85 Challenger Road, Ridgefield Park, New Jersey 07660. Telephone 1800-648-9291 (Telecommunications Device for the Deaf 1-800-231-5469).

   TRANSFER AGENT AND REGISTRAR IN CANADA: Montreal Trust Company of Canada,
151 Front Street West, 8th Floor, Toronto, Ontario M5J 2N1, Canada. Telephone 1-416-981-9500. Montreal Trust Company of Canada, 411 8th Avenue, S.W., Calgary, Alberta T2P 1E7, Canada. Telephone 1-403-267-6800.

   INTERNET Address: http://www.mobil.com


Duplicate mailings of this annual report to the same address are costly to Mobil and may be inconvenient to many shareholders. The Securities and Exchange Commission rules allow for the elimination of duplicate reports provided such requests are in writing. Eliminating these duplicate mailings will not affect your dividend, proxy statement and proxy card mailings. All requests should be sent to: Chemical Mellon Shareholder Services, L.L.C., Shareholder Relations, P.O. Box 590, Ridgefield Park, New Jersey 07660.


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

Mobil Annual Report 1995 is printed on recycled and recyclable paper.

                                  58 Mobil

                           BOARD OF DIRECTORS

[Photograph of board of directors]

Heimbold, Branscomb, Fites, Schwartz, Swanson, Hoenmans, Renna, Sanford, Jacobson, Johnson, Peters, Noto, Kaplan and Munro


LEWIS M. BRANSCOMB
Elected 1978, Director, Science, Technology and Public Policy, John F. Kennedy School of Government, Harvard University. Committees: Audit (Chmn.), Directors and Board Affairs

Donald V. FITES
Elected 1990, Chairman and Chief Executive Officer, Caterpillar Inc.
Committees: Audit, Public Issues, Directors and Board Affairs

CHARLES  A. HEIMBOLD, JR.
Elected 1995, Chairman and Chief Executive Officer, Bristol-
Myers Squibb. Committees: Directors and Board Affairs, Public Issues

PAUL J. HOENMANS
Elected 1985, Executive Vice President, Mobil Oil Corporation, Joined Mobil 1954. Committee: Executive

ALLEN F. JACOBSON
Elected 1988, Former Chairman of the Board and Chief Executive Officer, 3M. Committees: Directors and Board Affairs (Chmn.), Management
Compensation and Organization

SAMUEL C. JOHNSON
Elected 1981, Chairman of the Board, S. C. Johnson & Son, Inc. Committees:
Management Compensation and Organization, Public Issues (Chmn.)

HELENE L. KAPLAN
Elected 1989, Of Counsel, Skadden, Arps, Slate,Meagher & Flom. Committees:
Audit, Directors and Board Affairs, Management Compensation and
Organization

J. RICHARD MUNRO
Elected 1989, Former Co-Chairman of the Board and Co-Chief Executive Officer, Time Warner Inc. Committees: Audit, Management Compensation and Organization, Public Issues

LUCIO A. NOTO
Elected 1988, Chairman of the Board, President and Chief Executive Officer, Joined Mobil 1962. Committee: Executive (Chmn.)

AULANA L. PETERS
Elected 1992, Partner, Gibson, Dunn & Crutcher. Committees: Audit, Public
Issues

EUGENE A. RENNA
Elected 1986, Executive Vice President, Mobil Oil Corporation, Joined Mobil 1968. Committee: Executive

CHARLES S. SANFORD, JR.
Elected 1990, Chairman, Bankers Trust New York Corporation and its principal subsidiary, Bankers Trust Company. Committees: Directors and Board Affairs, Management Compensation and Organization, Public Issues

ROBERT G. SCHWARTZ
Elected 1987, Former Chairman of the Board, President and Chief Executive Officer, Metropolitan Life Insurance Co. Committees: Audit, Management Compensation and Organization (Chmn.)

ROBERT O. SWANSON
Elected 1991, Senior Vice President, Joined
Mobil 1958. Committee: Executive


                            MOBIL CORPORATION OFFICERS

LUCIO A. NOTO,
Chairman of the Board, President and Chief
Executive Officer

THOMAS C.DELOACH, JR.,
Senior Vice President and
Chief Financial Officer

ROBERT O. SWANSON,
Senior Vice President

REX D. ADAMS,
Vice President

ALDIS V. LIVENTALS,
Vice President

CHARLES H. DUBOIS,
Secretary

SAMUEL H. GILLESPIE III,
Vice President and General Counsel

WALTER R. ARNHEIM,
Treasurer

GEORGE BROADHEAD,
Acting Controller


* (C) 1996 Mobil Corporation

* (C) Copyright.

MOBIL CORPORATION
3225 Gallows Road, Fairfax, Virginia 22037-0001

                           GRAPHIC APPENDIX LIST - 1995

Front Cover - Drawing of head and upper portion of Mobil Pegasus in red fills most of the page. Centered above the Pegasus' head are the words, "Mobil Annual Report 1995".

Inside front
cover - Top. Enlarged letters, "MOBIL AT" below which are column headings. Right side: "WHAT WE DO"; left side: "MAJOR STRENGTHS."

Page 1 -      Top. Enlarged letters, "A GLANCE" below which are column headings:
              Right side, "HOW WE DID IN '95"; left side, "WHAT'S AHEAD."

              One Graph - lower right side.
              Average annual returns to shareholders, Mobil share--price appreciation plus reinvested dividends vs. Competitors, and S&P 500--1 year, 5 years, 10 years.

Page 2 -      Photo
              Centered, upper mid-page: Lucio A. Noto, Chairman, President and Chief Executive Officer.

Page 4 -      Photo.
              Lower left side: Three team members in Almaty, review seismic survey plans for an exploration project in the northwest part of Kazakstan.

Page 5 -      Photo.
              Right side, mid-page: In North Sea's Galahad field offshore the United Kingdom, two engineers check innovative, cost-effective monopod drilling platform prior to installation.

Page 6 -      Photo
              Left side, mid-page: Three construction workers at Ras Laffan site, one of our two LNG joint ventures in Qatar.

Page 7 -      Photo.
              Lower right side: two modern, floating production platforms in deepwater areas of the Gulf of Mexico.

Page 8 -      Photo.
              Lower left side: Two construction workers at new lubricant blend-ing plant site in Tianjin, People's Republic of China.

Page 9 -      Photo.
              Lower right side: Attendant provides customer service at one of the selected Friendly Serve stations in the U.S.

Page 10 -     Photo.
              Lower left side:  A Mobil tanker passes the Santisima Cruz de
              Barranco Church in Lima's historic district.

Page 11 -     Photo.
              Lower right side: Construction site of the new lubricant base-stock refinery in Yanbu, Saudi Arabia.

Page 12 -     Photo.
              Lower left side: At our Kerkrade, the Netherlands, polypropylene film plant, an operator inspects an eight-foot roll of film.

Page 13 -     Photo.
              Lower right side: Two technicians monitor a blow-molding test at a Mobil research laboratory in Edison, New Jersey.

Page 14 -     Photo.
              Lower left side: A technician conducts a quality control test in the laboratory at our Jurong, Singapore, aromatics complex.

Page 15 -     Photo.
              Lower right side: An operator checks product cleanliness through a sight glass at Mobil's new esters plant in Amsterdam.

Page 18  -    Two Bar Graphs:
              Top
              Income of Mobil (millions of dollars) for years 1991 through 1995
              (excludes the LCM accounting method change in 1994).

              Bottom
              Total return to shareholders (per $100 invested on 12/31/90), S&P 500 and Mobil--share price appreciation plus reinvested dividends --for years 1991 through 1995.

Page 19 -     One Bar Graph
              Annual dividends per share of common stock (dollars) for years
              1988 through 1995.

Page 20 -     Two Bar Graphs:
              Top
              U.S. and international Upstream earnings of Mobil (millions of dollars) for years 1993 through 1995.

              Bottom
              U.S. and international net production of oil and gas (thousands of barrels daily of oil equivalent) for the years 1993 through 1995.

Page 21 -     Two Bar Graphs:
              Top
              U.S. and international average crude oil sales prices of Mobil
              (dollars per barrel) for years 1993 through 1995.

              Bottom
              U.S. and international average natural gas sales prices of Mobil (dollars per thousand cubic feet) for years 1993 through 1995.

Page 22 -     Two Bar Graphs:
              Top
              U.S. and international Downstream earnings of Mobil (millions of dollars) for years 1993 through 1995.

              Bottom
              U.S. and international refinery runs for Mobil (thousands of barrels daily) for years 1993 through 1995.

Page 23 -     Two Bar Graphs:
              Top
              U.S. and international Downstream petroleum product sales volumes for Mobil (thousands of barrels daily) for years 1993 through 1995.

              Bottom
              U.S. and international Downstream petroleum product sales revenues for Mobil (millions of dollars) for years 1993 through 1995.

Page 24 -     Two Bar Graphs:
              Top
              Chemical segment earnings (Petrochemicals and Plastics and Other in millions of dollars) are presented for years 1993 through 1995.

              Bottom
              Chemical segment net sales to trade (Petrochemicals and Plastics and Other in millions of dollars) are presented for years 1993 through 1995.

Page 28 -     Two Bar Graphs:
              Top
              Total Revenues and Total Costs and Expenses for Mobil (millions of dollars) for years 1993 through 1995.

              Bottom
              Mobil's return on average shareholders' equity (in percent) for years 1993 through 1995 (excludes LCM accounting method change in 1994).

Page 30 -     Two Bar Graphs:
              Top
              Total Debt of Mobil, U.S. and international (millions of dollars) for years 1993 through 1995.

              Bottom
              Mobil's return on average capital employed (in percent) for years 1993 through 1995 (excludes LCM accounting method change in 1994).

Page 32 -     Bar Graph - Top
              Proceeds from sales of assets (millions of dollars) for years 1993 through 1995.

              Mountain Graph - Bottom
              Mobil capital and exploration expenditures (millions of dollars) for years 1993 thorugh 1995.

Page 54 -     Two Bar Graphs:
              Top
              Net crude oil and natural gas liquids proved reserves of Mobil
              (millions of barrels) for years 1991 through 1995.

              Bottom
              Net natural gas reserves of Mobil (billions of cubic feet) for years 1991 through 1995.

Page 55 -     Bar Graph - Top
              Refinery Runs vs. Petroleum Product Sales (thousands of barrels daily) for years 1991 through 1995.

              Mountain Graph - Bottom
              Number of Employees (At year-end) for Mobil for years 1991 through 1995, split between Petroleum Operations segment, Chemical segment and Other.

Page 56 -     Two Mountain Graphs:
              Top
              Annual dividends per share of common stock (dollars) for years
              1985 through 1995.

              Bottom
              Debt-to-capitalization ratio (in percent) for years 1985 through 1995.

Page 57 -     One Mountain Graph
              Year-end market price per share of common stock (dollars) for years 1985 through 1995.

Page 59 -     Photo
(Inside Back  Fourteen-member group photo of Mobil's Board of Directors.
 Cover)

Back cover -  Drawing of the wings of Mobil Pegasus in red fills most of the page. Centered above the Pegasus' wings are the words, "Mobil Corporation," the address, and the telephone number.