Form 10-K, Exhibit 13
period 1996-12-31
MOBIL CORP
filed 1997-03-14
CIK 67182

MOBIL The energy
                                                        to make a difference(TM)


MOBIL CORPORATION 1996


[Artwork FC]


                                                              1996 ANNUAL REPORT

                                      TABLE OF
                                      CONTENTS

                                      Letter to Shareholders 1
                                      Mobil At a Glance 4
                                      THE  ENERGY  TO
                                        MAKE A DIFFERENCE
                                      Partnerships 6
                                      Growth 8
                                      Expansion 10
                                      Service 12
                                      Opportunity 14
                                      Technology 16
                                      Commitment 17
                                      FINANCIAL SECTION
                                      Management Discussion
                                        and Analysis 19
                                      Consolidated Financial
                                        Statements 31
                                      Notes to Financial Statements 38
                                      Reports of Management and
                                        Independent Auditors 52
                                      Supplementary Information 53
                                      Shareholder Information 60
                                      Directors and Officers 61

[Bar Chart - IFC]

AVERAGE
ANNUAL
RETURNS TO SHAREHOLDER
Mobil share-price appreciation
  plus reinvested dividends
    % as of year-end 1996


FINANCIAL
HIGHLIGHTS
                                                                  1995            1996        %Change
-----------------------------------------------------------------------------------------------------
  Net income (millions)                                         $2,376          $2,964           25
    Per common share (based on average shares outstanding)        5.87            7.38           26
-----------------------------------------------------------------------------------------------------
  Return on average shareholders' equity                          13.5%           16.0%          --
  Return on average capital employed                              10.9%           12.7%          --
  Income per dollar of revenue                                     3.2(cent)       3.6(cent)     13
  Petroleum earnings per gallon sold                               2.2(cent)       4.5(cent)    105
-----------------------------------------------------------------------------------------------------
  Revenues  (millions)                                         $75,370         $81,503            8
  Total assets, year-end (millions)                             42,138          46,408           10
  Investment spending (millions)                                 4,525           7,019           55
  Shareholders' equity, year-end (millions)                     17,951          19,072            6
    Per common share (based on shares outstanding at year-end)   44.71           47.62            7
-----------------------------------------------------------------------------------------------------
  Common shares outstanding, year-end (thousands)              394,560         393,794           --
  Shareholders of common stock, year-end                       188,800         185,600           (2)
  Number of employees, year-end                                 50,400          43,000          (15)
-----------------------------------------------------------------------------------------------------

                                                          LETTER TO SHAREHOLDERS

                     MOBIL: THE ENERGY TO MAKE A DIFFERENCE

[Photograph of Lucio A. Noto]

I am pleased to report that Mobil achieved record operating earnings in 1996 and made tangible progress toward our vision of becoming a great, global company. Mobil people everywhere created "the energy to make a difference," and helped us meet some of our 1998 goals a full two years early.
      Operating income rose to $3.1 billion, up 9% from 1995. Higher oil and natural gas prices in our upstream businesses helped substantially, although this was partially offset by lower margins downstream and in chemical. We also benefited from higher production and sales volumes and lower operating expenses, which declined 10% on a per-barrel basis. On the other hand, we were disappointed with a higher level of unscheduled downtime at some of our manufacturing facilities.
      Our 1998 goals had called for more than $3 billion in earnings, a 12% or better return on capital employed, and a share price of $125. Our income was essentially at that level, our return on an operating basis rose to 13.2%, and our stock price topped $130 in January 1997. However, we didn't do as well as we would have liked versus our competition.
      We raised our spending during 1996 to take advantage of a number of world-class growth opportunities. Investment spending was $7.0 billion, up from $4.5 billion in 1995. In 1997 we plan to spend $5.4 billion.
      Our investments included acquiring 25% interest in the giant Tengiz oil field in Kazakstan in Central Asia, one of the world's great producing provinces. We also acquired Ampolex, an Australian oil and gas company, gaining attractive production and development potential, especially in the Asia-Pacific region.
      We funded a substantial portion of our spending by redeploying $1.8 billion realized from the sale of noncore assets in land development, chemicals, mining, gas processing and some North American production. Since 1985, this strategy has yielded $13 billion for redeployment.
      Production rose 3% last year despite those divestments, and we replaced 133% of our production with new oil and natural gas reserves, including purchases and sales. Total resources, which include proven and potential reserves, rose 28%, a promising note for the future. Marketing and refining volumes rose nearly 5%, while in Mobil Chemical, volumes in our continuing businesses declined 3% due to lower aromatics production.
      We also better aligned Mobil's structure to become more responsive to our markets by reorganizing into 11 business groups. And we designated Mobil
Technology Company as a business group since our technology represents a critical competitive advantage for Mobil.

LETTER TO SHAREHOLDERS

      All these achievements were accompanied by further improvement in our safety performance. I am proud of these efforts, and we intend additional progress.

STOCK SPLIT, DIVIDENDS RAISED TO ENHANCE SHAREHOLDER RETURN
Our shareholders received a 13% return during 1996. This was below the market performance of companies whose business mix brought greater benefit from the higher energy prices. However, our 5- and 10-year average annual returns of 17% still outpace those of our peers and the market.

WE APPROACH THE NEW MILLENNIUM WITH THE FINEST INVENTORY OF DEVELOPMENT PROSPECTS IN OUR HISTORY

      In January 1997 Mobil proposed a two-for-one stock split and declared a six-cents-per-share, or 8% annualized, dividend increase. This will be the 10th straight year of higher dividends, reflecting our strong balance sheet and confidence in the future of our business.

MOBIL'S STRATEGIES FOCUS ON PERFORMANCE, GROWTH AND PEOPLE
PERFORMANCE--We're maximizing results from existing assets by reducing costs and improving efficiency. Even as savings grow from such past initiatives as the staff redesign project, we're developing new ones. For example, by working more closely with fewer vendors, we plan to reduce future procurement costs. Cumulative annual net cost savings since 1991 now stand at $1.3 billion, even after absorbing higher expenses from inflation and volume growth.
      We're also seizing opportunities for both efficiency and growth by forming alliances with other companies. Two are being implemented--with British
Petroleum in European marketing and refining, and with PanEnergy in North American energy marketing. We plan a third, with Shell, to optimize heavy-oil production in California.

GROWTH--We intend to grow production by an average of 3.5% annually, to more than replace production with new reserves, to expand our core chemicals business and to profitably grow our marketing and refining business.
   EXPLORATION & PRODUCING: Among our "megaprojects," oil production should begin this year from the Hibernia project in Canada, and we've asked for government approval to develop the nearby Terra Nova and Sable projects.
      Our West African reserves have tripled since 1990, with production rising rapidly from Nigeria and Equatorial Guinea, where we recently streamed a fast-track development project.
      We also expect substantial increases from Tengiz through 2010 with completion of an export pipeline.
      In Venezuela, we plan to begin heavy-oil production in 1999, and hope for new discoveries on recently acquired exploration blocks. In Peru and Argentina, we're building a strategic position in natural gas.
      In Qatar, we expect rising liquefied natural gas output from Qatargas in the near term and from the startup of the Ras Laffan project in 1999.

     MOBIL CHEMICAL: We're growing our core aromatics and olefins businesses while focusing on becoming the industry's low-cost producer.
      Among major projects, the Yanpet facility in Saudi Arabia will double in size by 2000, an expansion is under way at the Beaumont, Texas, plant, and an expansion streamed at the Chalmette, Louisiana, plant. We've also agreed to study production of ethylene derivatives in Venezuela.
      MARKETING & REFINING: We're investing for growth in the Asia-Pacific region, Latin America and Africa, while focusing on efficiency and selective growth in mature markets such as the U.S. and Europe. Meanwhile, we're pursuing our goal of becoming the world's number-one lubricants company.
      In Asia, we're upgrading fuels refineries, and a lubes refinery is under construction in Singapore. A blending plant recently streamed in China, where a second plant and an import terminal for liquefied petroleum gas are under development.
      In Latin America, we're focusing on the fuels and lubes markets. In Peru, we acquired 5% interest in a refinery, and 100% interest in a lubes blending plant. And in Africa, we acquired Exxon's downstream assets in Kenya.
      In the U.S., we're rolling out new convenience stores, new service initiatives and new technology.

PEOPLE--The contributions of our people are enabling Mobil to undertake an ongoing transformation that is better positioning us for growth. We are proud of our people, and are taking steps to assure that we continue providing them challenging work and rewarding them for performance.
      A diverse, inclusive and productive workforce is essential to our future. Early in 1996 we heightened our focus on inclusion and diversity, and tied management compensation to progress in these areas. This effort has the full commitment of our board and senior management, as well as my own personal attention.

NEW BOARD MEMBER ELECTED
We are pleased to welcome a new board member, Iain D.T. Vallance, chairman of British Telecommunications, raising the number of directors to 15. Iain will significantly enhance our perspective on international business development.

OUR FUTURE IS PROMISING
We began working several years ago toward becoming a great, global company. Today, as a result, Mobil is more efficient, more responsive, and better positioned for growth. In that respect, 1996 was a pivotal year for our company.
      We can now see the Mobil of tomorrow taking shape--more profitable, a recognized leader in all our businesses, with unprecedented opportunities for long-term growth for our shareholders, better products and services for our customers, and a challenging and inclusive environment for our employees.


/S/LUCIO A. NOTO
   Lucio A. Noto
   Chairman, President and Chief Executive Officer

MOBIL AT A GLANCE


[Mobil Logo]

MOBIL CORPORATION
We are one of the world's preeminent companies, with energy and chemical operations in more than 125 countries. Our 11 business groups in the upstream, downstream and chemical areas are:
o North  America  Exploration & Producing
o North America Marketing & Refining
o Europe & Commonwealth of Independent States
o Asia/Pacific
o South America
o Africa & Middle East
o New Exploration & Producing Ventures &
  Exploration
o Supply, Trading & Transportation
o Liquefied Natural Gas & Independent Power
  Projects
o Mobil Chemical Company
o Mobil Technology Company

[Photograph]

EXPLORATION & PRODUCING
We find and produce crude oil and natural gas, manufacture liquefied natural gas, and market all three. Our current production in North America, Europe, Nigeria and Indonesia is being joined by new production from West Africa, Eastern Canada, Central Asia, Qatar, the Asia-Pacific region, and South America. We plan to grow production by an average of 3.5% annually, and to more than replace production with new reserves.

[Photograph]

MARKETING & REFINING
We process crude oil into fuels, lubricants and petrochemical feedstocks at 21 refineries in 13 nations, and market Mobil(R) products worldwide. We are currently increasing our market share in such rapidly growing areas as the Asia-Pacific region, Latin America and Africa, while achieving new efficiency and seizing targeted growth opportunities in markets like the United States and Europe. We are also pursuing the goal of becoming the world's number-one lubricants company.

[Photograph]

MOBIL CHEMICAL
We manufacture and market basic petrochemicals and key derivatives that form the building blocks of thousands of consumer products, such as plastic bags, milk bottles, toys and synthetic lubricants. We are selectively growing our core chemicals businesses: in particular, the manufacture of aromatics products such as paraxylene, and ethylene derivatives such as polyethylene.

MOBIL(R) The Energy
to make a difference(TM)

The energy of Mobil's people made possible a number of landmark achievements in 1996. This year's report highlights only a few of the more prominent examples, as Mobil people at work throughout the world describe how these accomplishments were achieved, and what they mean for the future.
      Our Mobil: The energy to make a difference message captures the spirit of our drive to become a great, global company. In this quest, Mobil is dedicated to building trust and respect through innovative people, products and partnerships. The company is also committed to achieving a better future for our stakeholders.

PARTNERSHIPS

[Photograph]

PARTNERSHIPS are providing Mobil with new ways to operate successfully in today's fiercely competitive markets. During 1996, Mobil entered into alliances with British Petroleum (BP) to strengthen marketing and refining in Europe, and with PanEnergy Corporation to enhance North American energy marketing efforts. Both show early signs of success.
      "In Europe, Mobil did not have sufficient scale. Despite highly efficient regional networks, our retail gasoline market share was only 5%," explained Hal Cramer, operating officer, Europe & Commonwealth of Independent States. "Now we and BP together have 12% of the market. We are a pacesetter and can go after further growth."
      Prospects are equally bright in lubricants, where Mobil's 10% market share rose to 18% for the joint venture. "This makes us the market leader, and we also see opportunities to grow our share and our profitability," said Jean-Louis Schilansky, CEO, Mobil Europe Lubricants.

MOBIL-PANENERGY EMPLOYEES
ARE GENERATING RISING SALES
VOLUMES IN THE BOOMING NAT-
URAL GAS AND ELECTRICITY TRAD-
ING MARKETS.

      In addition, the merging of operations is going well. "We're finding that the Mobil and BP people have more compatible business practices and more commonality in their views of the market than we first thought. They recognize the strength and potential of the new partnership," said Schilansky.
      The alliance combines businesses with revenues of $20 billion and assets of $5 billion. BP operates the fuels venture with 9,000 service stations ultimately carrying BP colors and marketing Mobil(R) lubricants. Mobil operates the lubricants venture, which offers three brands: Mobil(R), BP and Duckham's (a BP brand in the U.K.). Mobil has 30% interest in the fuels venture and 51% interest in the lubricants venture.

[BP-Mobil Logo]

      A projected $400 million-$500 million in annual savings and other synergies between the two companies will begin in 1997.
     Reports are also encouraging from Mobil's alliance with PanEnergy, a major natural gas transportation and marketing company. A new joint venture with PanEnergy Trading and Marketing Services (PTMS) sells natural gas production in the U.S. and Canada.
     "The Mobil-PanEnergy combination provides immediate scale in an industry in which being one of the biggest is virtually a prerequisite," said Tom Case, Mobil Natural Gas executive vice president assigned to PTMS. "In December, total gas moved exceeded the combined volumes of the old organizations for the first time, and we expect future increases."

ALLIANCES FORMED WITH MAJOR PLAYERS IN EUROPE AND NORTH AMERICA WILL LEVERAGE MOBIL'S STRENGTHS AND REDUCE COSTS

     PTMS is North America's third-largest gas marketer, and also holds a firm beachhead in the rapidly growing wholesale electricity trading market--attractive because the U.S. and Canada consume three times as much electricity as gas on an energy equivalent basis.
     PTMS ranks 10th in wholesale electricity marketing, and volumes increased eight-fold during 1996. Planned government deregulation will soon open market access to industrial and retail consumers, thus creating another huge base of potential customers.
     "Electricity sales are progressing much faster than expected," said Lou Allstadt, operating officer, North America Exploration & Producing. "And the proposed merger of PanEnergy with Duke Power will make PTMS an even bigger player." Duke, a North Carolina-based electric utility, ranks as the second-largest electricity trader.
     Industry reaction to the Mobil-PanEnergy alliance has been favorable. "We've seen a wave of similar alliances since ours was announced," added Allstadt. "The consensus is that Mobil got in early and did it right."

GROWTH

[Photograph]

GROWTH in production by a company Mobil's size usually requires major discoveries that take years of planning and assessment to develop. But during 1996, Mobil initiated production in Equatorial Guinea's Zafiro field only 18 months after drilling the discovery well, a landmark achievement.
      "Early production really helps the economics, so we took the risk of doing things in new ways to make it possible," said Art Green, general manager, Mobil Equatorial Guinea.
      At an unprecedented pace, Mobil drilled producing wells, installed subsea wellheads and tied them back to a floating production system based on a converted oil tanker.
      The valves opened on August 25, and by year-end, production exceeded 37,000 barrels daily (Mobil has 75% interest). Two satellite fields also await development, and production is expected to reach 80,000 barrels daily by 1998.
      Success came despite an initial wildcat that turned up dry in 1994. But Mobil's proprietary basin modeling and growing understanding of the geology

[Photograph]

HUMAN MUSCLE AND
MOBIL TECHNOLOGY
YIELDED DEVELOPMENT
DRILLING SUCCESS AND
DISCOVERY OF TWO
SATELLITE OILFIELDS.

MOBIL DISPLAYS UNPARALLELED SPEED IN BRINGING MAJOR OFFSHORE OIL PRODUCTION ONSTREAM IN EQUATORIAL GUINEA

[Map of Equatorial Guinea]

achieved a discovery with the second well in March 1995.
      Fast-track development was always the goal, but a new approach was essential to getting there. Mobil adopted a parallel process in which a small interdisciplinary team worked in tandem instead of in cycles. "Team members could better see how their work affected each other," said Green. "Things got done faster. I can't say enough about the ingenuity of our people."
      The team reduced risk by incorporating flexibility into its designs. The production equipment accepts easy modification, and the tanker can be moved to accommodate future outlying well locations.
      Contractors were chosen for their ability to deliver quality work on time and within budget and for their proximity to each other, so they could work together to ensure compatibility of the many separate systems.
      "It all worked," Green said. "Zafiro came onstream faster than any similar-sized project in oil-industry history. And we also brought it in under budget."

EXPANSION

BOOMING WORLD DEMAND FOR LNG POSES A LANDMARK GROWTH OPPORTUNITY FOR MOBIL DURING THE 21ST CENTURY

EXPANSION of Mobil's interests in the emerging liquefied natural gas (LNG) business is a key to future growth. Long a market leader through participation in Indonesia's massive Arun LNG project, Mobil is now pursuing an aggressive global growth strategy. As a result, the company is favorably positioned to help meet a projected doubling in international LNG demand by 2010.
      "LNG is the highest-growth sector of the world natural gas business, and we intend to be the market leader," said John Simpson, operating officer for Liquefied Natural Gas & Independent Power Projects.
      Indonesia has long been a major supplier, thanks largely to Arun, which Mobil operates under a production-sharing contract. "Our experience there with Pertamina in designing, building and operat-

[Photograph]
ing LNG facilities places us among the few elite companies with world-class capability," added Simpson.
      With Arun now mature, Mobil is developing two satellite fields to feed the LNG plant there. The company is also evaluating Indonesia's giant Natuna field (Mobil acquired 26% interest in mid-1996). Natuna holds at least 46 trillion cubic feet of recoverable gas, triple Arun's original reserves. Production may begin as early as 2003 via an LNG project or a pipeline.
      Meanwhile, LNG production has already begun in Qatar, site of the huge North field just offshore. "With 380 trillion cubic feet of recoverable gas, it's the largest field in the world, with twice the reserves of the entire U.S. So it represents an enormous opportunity for Qatar and for Mobil," stated Ken Hull, president and general manager of Mobil Oil Qatar.
      Shipments began in December from Qatargas, in which Mobil holds 10% interest, following completion of the first two liquefaction "trains." A third train entering service in 1998 will boost annual production to six million metric tons.
      "The first two trains were below budget and ahead of schedule, a result of our Indonesian experience," said Dave Kulig, Qatargas venture manager.

                           WHY IS LNG SO ATTRACTIVE?
IT BRINGS CLEAN-BURNING METHANE (NATURAL GAS) TO AREAS THAT CANNOT BE SERVED ECONOMICALLY BY PIPELINES. WHEN CHILLED TO MINUS 160 DEGREES CELSIUS, METHANE CONDENSES INTO A LIQUID (LNG) THAT TAKES UP ONLY 1/600TH OF ITS FORMER VOLUME. AND THAT LIQUID CAN BE TRANSPORTED IN SPECIALLY INSULATED SHIPS.

      Progress on the nearby Ras Laffan project included closure on $2.6 billion in financing, beginning work on production and liquefaction facilities and agreeing in principle to add several partners, which will reduce Mobil's current 30% interest to no less than 25%. Production will begin in 1999 and is expected to reach at least 10 million metric tons annually.
      Another potential LNG project could develop Australia's Gorgon field, site of seven trillion cubic feet of reserves. Mobil acquired 14% interest as part of the 1996 Ampolex acquisition and is studying various options for development.

[Map of Arabian Gulf]

[Caption of Photograph on Page 10]
LEFT: A TANKER LOADED QATAR'S FIRST LNG EXPORTS IN DECEMBER. VOLUMES ARE RISING AS MOBIL AND ITS PARTNERS COMPLETE ADDITIONAL LIQUEFACTION FACILITIES ASSOCIATED WITH THE WORLD'S LARGEST NATURAL GAS FIELD.

SERVICE

Service is the key to earning customer loyalty and ensuring the success of Mobil's retail gasoline marketing. During 1996, three innovations in management, marketing and technology moved Mobil closer to "delighting every customer every time," a goal delineated by Brian Baker, operating officer, North America Marketing & Refining. The new initiatives join the Friendly Serve(SM) program, introduced in the U.S. in 1995 and rolled out broadly in 1996.
      Foremost of the new initiatives is Franchise 2000. "It redefines and strengthens relations between Mobil and our franchisees," Baker said. That is important because over 7,000 of Mobil's 7,700 U.S. outlets are independently operated. Although several competitors have more sites, Mobil's higher sales per unit usually enable the company to rank first or second in all its major markets.
      Franchise 2000 offers dealers expanded opportunities to grow their businesses, as well as guidelines and training to help them develop industry-best retailing practices that will earn customer loyalty.
      "We benchmarked Franchise 2000 against the best franchises in the world," said Mike Roman, fuels franchise development manager, "and it puts us well in front of the industry."

[Artwork]

     Franchise 2000 features five core commitments to customers--quality products; friendly, helpful people; speedy, reliable service; clean, attractive facilities; and responsible environmental stewardship.
     Mobil also accelerated rollout of new On The Run(SM) convenience stores that include up to five separate but complementary businesses--gasoline, car wash, convenience items, quick-service restaurant, and banking. Together, they offer one-stop shopping convenience and maximize site profitability for Mobil and dealers. By year-end, 147 were in operation, with 1,200 planned by 2001.
     "Shoppers increasingly demand speed, convenience and fair prices, and quality and variety as well," said Rob Kelly, manager of convenience store marketing. "These were once contradictory. But our On The Run(SM) concept responds with larger stores, an inviting atmosphere and a greater variety of high-quality takeout foods in addition to traditional merchandise."
      Store owners receive training and support in marketing, advertising, back-office systems and operations. "Where we've achieved critical mass in numbers of stores, On The Run(SM) is exceeding expectations," said Kelly. Mobil will build additional stores in strategic market clusters.
      Another new convenience is Speedpass(TM), an electronic system located in the pump that transmits information to and from a window sticker or key ring issued to the customer. It automatically activates the pump and charges purchases to a credit card.
      "Speedpass(TM) is a big hit," said Vince Betette, project team lead. "It's the fastest and easiest payment method available in the industry today." Following testing at 50 Mobil stations in St. Louis, Speedpass(TM) will debut nationwide during 1997.

MOBIL'S STELLAR U.S. RETAIL MARKETING NETWORK GAINS AN ENHANCED DEALER RELATIONS PROGRAM AND OFFERS NEW CONVENIENCE TO CUSTOMERS

[Photograph]

A GROWING NUMBER OF ATTRACTIVE ON THE RUN(SM) STORES APPEAL TO BUSY CONSUMERS BY OFFERING ONE-STOP SHOPPING FOR CONVENIENCE ITEMS, TAKEOUT FOODS, GASOLINE, A CAR WASH AND BANKING SERVICES.
                                                                              13

OPPORTUNITY

OPPORTUNITY can knock twice. Twenty years after exiting Venezuela due to nationalization, Mobil is back. "We've returned because Venezuela offers massive reserves, a strategic location and new access to its energy markets," said Don Voelte, operating officer, New Exploration & Producing Ventures & Exploration.

MOBIL REENTERS VENEZUELA IN EXPLORATION AND HEAVY-OIL PRODUCTION AND REFINING, AND EARNS SELECTION AS A PARTNER IN A MAJOR PETROCHEMICALS PLANT

      The first step came in 1995, with acquisition of 50% interest in C.A. Nacional de Grasas Lubricantes, Venezuela's largest private lubricants manufacturer.
      Then in 1996, a Mobil partnership won the La Ceiba exploration block with a bid of $104 million (Mobil has 50% interest). "We believe La Ceiba holds at least 400 million barrels of recoverable oil. An earlier discovery by the national oil company, PDVSA, was never developed, and a shipping port is only five miles away," said Travis Crouch, general manager, Mobil Exploration & Development Venezuela.
      Mobil's stake grew when the Ampolex acquisition brought with it the Quiamare block, which already produces 3,000 net barrels of oil per day.

[Photograph]

      Next came proposed entry into a $2.5 billion venture to extract and upgrade 120,000 barrels per day of heavy crude oil in partnership with PDVSA-affiliate Lagoven and Germany's Veba Oel AG. Mobil would have 42% interest in the Venezuelan operations. After upgrading, most of the oil would go to Mobil's Chalmette, Louisiana, refinery, with Veba's share going to Germany. Lagoven would also acquire 50% interest in the Chalmette refinery.
      "We would gain 600 million barrels of recoverable oil that would provide income for 35 years," said Ray Kruep, manager for business development, manufacturing and logistics. Chalmette would receive 50,000 barrels per day by 1999, and double that in 2002.

[Map of Northwestern South America]

[Photograph]

MOBIL GAINS ACCESS TO 600 MILLION BARRELS OF HEAVY-OIL RESERVES IN VENEZUELA'S ORINOCO OIL BELT, WITHIN EASY SHIPPING DISTANCE OF THE COMPANY'S CHALMETTE, LOUISIANA, REFINERY.

      Meanwhile, Mobil Chemical was named a 50-50 partner to evaluate the feasibility of building a $1.5 billion petrochemicals facility with PDVSA-subsidiary Pequiven. The plant would manufacture 910,000 tons of polyethylene and ethylene glycol annually, with start-up in 2000.
     "We competed against 25 other companies for this project," recalled Joe McGregor, vice president of new business development, Mobil Chemical. "We won due to our technical expertise and the responsiveness and openness of our people."

[Map of Asia-Pacific Region]

OPPORTUNITY IN THE ASIA-PACIFIC REGION

The Asia-Pacific region is booming, opening new opportunities even after a century of operations that have made Mobil a leader in a number of markets.
      "We are expanding in China and Malaysia, and entering emerging markets that are being deregulated," said Steve Pryor, operating officer for the region. "We're also reducing costs and improving asset utilization in mature markets like Japan and Australia, where competitive pressures have intensified."
      Refineries in Japan, Singapore and Australia are being upgraded, and a new lubricants hydrocracker under construction in Singapore will make Mobil the region's low-cost supplier.
      In China, Mobil is already the leading lubes importer, and will start up two new blending plants in 1997. The company intends to become a leader in China's liquefied petroleum gas (LPG) market by developing large-scale import terminal and inland distribution networks.
      Mobil is also establishing joint ventures in lubricants and LPG that will serve as a platform for future growth on the Indian subcontinent.
      In exploration and producing, the Ampolex acquisition added attractive prospects in Australia's North West Shelf and in Papua New Guinea.
      "Mobil is well positioned to serve the region's growing needs across the energy chain--from oil and gas to refined products to power," said Pryor.

TECHNOLOGY

EXPERTISE DEVELOPED BY MOBIL TECHNOLOGY COMPANY HELPS DRIVE PROGRESS IN ALL MOBIL BUSINESS UNITS

Technology, always a core strength for Mobil, became a more integral part of company business in 1996 with designation of Mobil Technology Company (MTC) as a separate business group. MTC supports Mobil's other groups by contributing innovations that enhance their short-term results, while also exploring potential breakthroughs that can drive long-term growth.
      "We intend to remain a pacesetter in bringing technology's value to the bottom line," said Mike Ramage, president of MTC and Mobil's chief technology officer. "Our job is to continue pushing the limit to help differentiate Mobil's performance from that of the competition."

[Molecule Artwork]
A KEY MOLECULE IN THE NEW MOBIL 1(R) 0W-40 LUBRICANT.

      For example, in Mobil's upstream businesses, horizontal and extended-reach drilling is adding oil and natural gas reserves while reducing costs.
      In Nigeria, Mobil drilled horizontal wells in the declining Ubit field to tap new reservoirs identified by advanced 3-D seismic imaging and other techniques. The results were a 400-million-barrel increase in oil reserves and significantly higher production.
      And in Germany, Mobil drilled the world's longest, deepest fractured horizontal well into a gas reservoir three miles beneath the surface. To ensure sufficient gas flow, the company fractured the hard-as-marble rock along the well's path. Mobil technology thus transformed previously uneconomic reserves into an indigenous supply of gas for Germany.
      Downstream, Mobil extended its leadership in synthetic lubricants by introducing Mobil 1(R) 0W-40 engine oil, a new high-efficiency, high-performance lubricant for virtually any engine application.
      The company also completed a five-year, million-mile test of a BMW automobile that ran on Mobil 1(R) oil and Mobil(R) super unleaded gasoline. Later inspections found almost no engine wear. In addition, in an exclusive partnership formed during 1996, Porsche began filling all its new cars with Mobil 1(R) synthetic lubricant.
      Mobil's many technological feats are part of industry legend--from building giant concrete production platforms in the North Sea to developing unique catalysts that revolutionized the refining industry.
      "We intend to develop even higher capabilities in the future, then put them into the hands of Mobil people in the field so they can do their jobs better," said Ramage. "That's how technology is sharpening Mobil's competitive advantage."

                                                                      COMMITMENT

MOBIL'S ENVIRONMENTAL, HEALTH AND SAFETY PERFORMANCE ACHIEVES MILESTONES AS A BROAD NEW POLICY AIMS FOR FURTHER IMPROVEMENT

Commitment to a goal can achieve wonders. Day after day, as cranes lifted process equipment into place and sparks flew from welders' torches, the more than 1,400 workers at the Singapore refinery's lubricants base stock project were building a vital new facility, while also working toward a key safety milestone.
      They exceeded two million hours worked without a lost-time injury during 1996, a banner achievement for such a major industrial construction project.
      In Japan, Mobil's marketing and refining operations completed the entire year, almost three million hours worked, without a lost-time injury. Elsewhere, dozens of other Mobil units throughout the world recorded their own safety milestones.

[Artwork]

      Overall, Mobil employees continued a three-year-long reduction in days away from work due to injuries. The decline now stands at more than 35%.
      "In addition to these individual achievements, we took steps to reinforce our culture of operating safely and practicing sound environmental stewardship," said Bill Dalgetty, general manager, Environmental, Health & Safety (EHS).
      Among its environmental actions, Mobil put into service the Raven, its second double-hulled very large crude carrier. Such vessels reduce the risk of spills caused by accidental groundings or collisions. Two others are on order.
      To heighten internal awareness, the company adopted a new policy entitled Mobil's Commitment to the Environment, Health & Safety, which spells out principles and commitments to ensure further improvement in Mobil's EHS performance.
      "The policy makes every Mobil  employee  and  contractor  responsible  for protecting the environment and the health and safety of our people, our customers and the communities in which we work," said Dalgetty. "No one can claim that these responsibilities are someone else's job."
      The  policy  also  serves as the  foundation  of the Mobil EHS  Management
System, which establishes certain expectations of how company facilities throughout the world will operate. The system provides employees with a better understanding of how their actions affect EHS performance.
      A comprehensive account of Mobil's overall record and achievements will be communicated through a new report, Meeting our Commitments: Mobil's EHS
Performance Report. Copies will be available in May 1997 from Mobil's Publications Department at 1-800-293-5796.

FINANCIAL SECTION


FINANCIAL

HIGHLIGHTS

OPERATING EARNINGS EXCEEDED $3 BILLION FOR THE FIRST TIME, SURPASSING LAST YEAR'S $2.8 BILLION RECORD HIGH.

E&P OPERATING EARNINGS OF OVER $2 BILLION WERE THE HIGHEST EVER, WORLDWIDE PRODUCTION WAS UP 3%, AND NET RESERVE REPLACEMENT WAS 133% OF PRODUCTION.

M&R OPERATING EARNINGS OF OVER $1 BILLION BENEFITED FROM HIGHER PETROLEUM PRODUCT SALES VOLUMES, UP 5%, A SIXTH CONSECUTIVE ANNUAL INCREASE.

CHEMICAL'S  PROGRAMS  TO REDUCE  COST AND  IMPROVE  ASSET  UTILIZATION  HELPED
ACHIEVE  A  13%  RETURN  ON  CAPITAL  EMPLOYED  DESPITE  DIFFICULT   WORLDWIDE
PETROCHEMICAL BUSINESS CONDITIONS.

VOLUME GROWTH WAS ACHIEVED IN THE PETROLEUM SECTOR, WHILE PER-BARREL EXPENSES WERE REDUCED BY ABOUT 10%.

ASSET SALES PROCEEDS OF $1.8 BILLION HAVE BEEN REDEPLOYED TOWARD MORE PROFITABLE PROJECTS THAT FIT OUR LONG-TERM STRATEGIES.


CONTENTS

MANAGEMENT DISCUSSION AND ANALYSIS ........................19
CONSOLIDATED FINANCIAL STATEMENTS .........................31
NOTES TO FINANCIAL STATEMENTS .............................38
REPORTS OF MANAGEMENT AND INDEPENDENT AUDITORS.............52
SUPPLEMENTARY INFORMATION .................................53
SHAREHOLDER INFORMATION ...................................60


                      MANAGEMENT DISCUSSION AND ANALYSIS

KEY FINANCIAL INDICATORS

(In millions, except per-share and ratio amounts)1992          1993       1994         1995       1996
---------------------------------------------------------------------------------------------------------
Operating Earnings(1)                         $ 1,488(2)    $ 2,224    $ 2,231(2)   $ 2,846    $ 3,097
Special Items                                    (180)         (140)      (472)        (470)      (133)
---------------------------------------------------------------------------------------------------------
Income, Excluding the Effects of Change in
  Accounting Principle(s)                     $ 1,308(2)    $ 2,084    $ 1,759(2)   $ 2,376    $ 2,964
Per common share                                 3.13          5.07       4.28         5.87       7.38
Common Stock Dividends Per Share                 3.20          3.25       3.40        3.625      3.925
---------------------------------------------------------------------------------------------------------
Capital and Exploration Expenditures          $ 4,470       $ 3,656    $ 3,825      $ 4,268    $ 6,361
Cash Investments in Equity Companies               21            31        102          257        658
---------------------------------------------------------------------------------------------------------
Total Investment Spending                      $4,491       $ 3,687    $ 3,927      $ 4,525    $ 7,019
---------------------------------------------------------------------------------------------------------
Debt-to-capitalization Ratio                       34%           32%        31%          27%        29%
Total Debt                                    $ 8,520       $ 8,027    $ 7,727      $ 6,756    $ 7,875
---------------------------------------------------------------------------------------------------------
Shareholders' Equity                          $16,540       $17,237    $17,146      $17,951    $19,072
Per common share                                41.06         42.74      42.61        44.71      47.62
---------------------------------------------------------------------------------------------------------

(1) Operating earnings exclude the effects of special items and change in accounting principle(s).
(2) Excludes unfavorable effects of adopting FAS 106 and 109 ($446 million) in 1992; Inventory lower of cost or market ($680 million) in 1994.

OUTLOOK
WHILE REVIEWING THE GOALS AND FINANCIAL RESULTS THAT FOLLOW, YOU MAY FIND IT HELPFUL TO UNDERSTAND MOBIL'S OUTLOOK FOR THE PETROLEUM AND CHEMICAL INDUSTRIES. ALTHOUGH MOBIL CANNOT BE CERTAIN THIS VIEW WILL PROVE ACCURATE, DESCRIBED BELOW ARE BOTH KNOWN AND ANTICIPATED TRENDS RELEVANT TO PLANNING THE COMPANY'S FUTURE OPERATIONS.
    OVERALL, THE ENERGY BUSINESS WILL REMAIN HIGHLY COMPETITIVE, REQUIRING CONTINUING, LARGE CAPITAL INVESTMENTS TO SUPPORT FUTURE OPERATIONS AND GROWTH, WHICH WILL BE PREDOMINANTLY IN INTERNATIONAL AREAS. THE SIZE OF SUCH INVESTMENT PROGRAMS AND THE LEAD TIME OFTEN NEEDED TO COMPLETE THEM NECESSITATES A LONG-TERM VIEW.
    Oil and natural gas will continue to satisfy much of the world's energy needs well into the next century. Near term, Mobil expects continued volatility in prices and related profitability, reflecting market forces, political uncertainties and host-country regulation. With new production capacity streaming and the return of Iraqi crude exports, oil prices are expected to soften in 1997, and then rise gradually in the longer term, in line with inflation. Supplies appear adequate to meet demand growth for the forseeable future.
    In this environment, Mobil balances its overall supply and demand and manages its price risk by using different instruments on various markets. Contracts on some of these markets require physical deliveries, whereas contracts on others, such as forwards, futures, swaps and options do not require settlement with physical volumes. All of these contracts are integral to achieving Mobil's overall business strategies.
    Mobil believes the industry will continue to grow in the international upstream sector where investment opportunities are more available. Many countries, previously closed to outside investment, are beginning to open to companies like Mobil as those countries recognize the financial and technical strength that such companies can provide. Mobil looks to these areas as the basis of its program to increase its hydrocarbon reserves and to provide continuing production and earnings growth. Mobil's program reflects a strategy of assessing political, economic and geologic risks and managing these risks through a geographically diverse portfolio of existing assets and new projects, maximum use of nonrecourse financing, economic use of long-term leasing, staged development, joint ventures, alliances and careful monitoring of cash exposure. In the U.S., economic opportunities remain limited.
    The marketing and refining industry will continue to face competitive market pressures. More downstream alliances, such as Mobil-BP in Europe and proposed competitor ventures in the U.S., can be expected. U.S. industry net margins should show gradual improvement as moderate demand growth and efficiency improvements will be partly offset by modest increases in capacity at existing refineries. Refin-

                      MANAGEMENT DISCUSSION AND ANALYSIS

[Bar Chart]

      INCOME
(Millions of dollars)

INCOME CONTINUED TO TREND UP-
ARD, REFLECTING THE  STRENGTH-
ENING OF OUR CORE BUSINESSES
AND THE EFFECTS OF FAVORABLE
MARKET FACTORS.

[Bar Chart]

      TOTAL RETURN TO SHAREHOLDERS
(Per $100 invested on December 31, 1991)*

*Mobil share price appreciation plus
 reinvested dividends returned 17.2%
 annually, on average, over the last
 five years -- 2 percentage points above
 the S&P 500.

OUTLOOK (concluded)
ing will also continue to require expenditures to meet environmental regulations, including those pertaining to introduction of Phase II reformulated gasolines by the end of the decade. Mobil's U.S. refining system is among the best in the industry and is generally well positioned to meet these requirements.
   International marketing and refining will also face competitive pressures. Marketing margins in most enclaves are, on average, expected to remain at about the levels experienced in 1996. However, margins in the United Kingdom should show some improvement over the depressed levels of 1996. Refining margins are expected to improve somewhat over the long term as demand growth is expected to exceed capacity additions.
   The worldwide petrochemical business continues to be cyclical. Over the longer term, polyethylene and paraxylene margins are expected to improve from 1996, as demand growth outpaces new capacity.

INVESTMENT PROGRAM
   Mobil's planned 1997 investment program, including capital and exploration expenditures and cash investments in equity companies, is $5.4 billion. Spending this year will continue to be focused in international areas (International--75%; U.S.--25%), where opportunities to find and develop resources are the greatest and product demand growth is the highest. The 1997 spending program is also consistent with Mobil's strategy to grow the upstream sector as a share of its overall asset base. The company will continue to monitor its business environment and remain flexible to adjust its plans as attractive opportunities arise or economic and political conditions warrant. Mobil's debt-to-capitalization ratio rose from 27% to 29% in 1996, reflecting the financing of the Ampolex and Tengiz acquisitions. Mobil's primary focus for all business segments is to realize the greatest value from its existing assets, to grow selected businesses and to provide superior returns to shareholders.

RESTRUCTURINGS
In 1996, Mobil and The British Petroleum Company p.l.c. (BP) formed a strategic alliance by combining their European operations in the refining and marketing of fuels and lubricants. This program is designed to enhance the companies'
positions  in numerous  national  markets  and product  sectors and to provide a strong basis for future profit growth. The alliance is expected to produce efficiencies through sharing costs, eliminating duplication, and achieving economies of scale.
   The Mobil-BP alliance will result in the elimination of approximately 2,700 positions from the combined work forces of the two companies, the rationalization of certain marketing assets, and the disposal of surplus facilities. The alliance, which is being implemented on a country-by-country basis, should be essentially completed by midyear 1997. In 1996, Mobil recorded restructuring charges of $184 million ($145 million after tax), primarily for separation costs related to work force reductions and facilities closing costs. Cash outlays associated with these charges will be made throughout 1997 and 1998. Additionally, about $140 million ($110 million after tax) in charges are expected to be incurred during 1997-1998 for one-time implementation costs, primarily for reimaging of retail outlets and for systems implementation. Annual benefits from the combined operations are expected to be in the range of $400-$500 million before tax, and should be fully achieved by year-end 1998.
   During 1995 and 1996, Mobil implemented five major restructuring programs affecting worldwide staff support services, U.S. upstream and downstream businesses, and European refining and lubricant blending operations. These and other smaller programs resulted in the closure of certain facilities and the elimination of about 7,000 positions, approximately half in 1995 and half in 1996. During 1995, the company established restructuring provisions of $911 million ($590 million after tax), primarily to cover the cost of employee separation benefits and the closure of certain facilities. Of this amount, $671 million represented forecast cash expenditures. As of December 31, 1996, cumulative cash outlays for these restructuring provisions totaled $452 million. The remainder is expected to be spent by midyear 1997. In addition to these restructuring provisions, implementation costs for these programs totaled about $170 million ($125 million after tax) through the end of 1996. All of the programs required to support the $1.3 billion reduction in costs announced over the past few years were in place by the end of 1996.
   See Note 2 to Financial Statements on page 39 for further details of these restructuring programs.

                      MANAGEMENT DISCUSSION AND ANALYSIS

                                                                     [Bar Chart]

                                                      ANNUAL DIVIDENDS
                                         (Per share of common stock, in dollars)

                                                     DIVIDEND PAYMENTS INCREASED
                                                     FOR THE NINTH CONSECUTIVE
                                                     YEAR.

FINANCIAL RESULTS
A DISCUSSION AND ANALYSIS OF CONSOLIDATED FINANCIAL AND OPERATING PERFORMANCE APPEARS ON THIS PAGE. MOBIL'S BUSINESS SEGMENTS ARE SEPARATELY REVIEWED ON PAGES 22-27. WHILE READING THESE DISCUSSIONS, YOU MAY FIND IT HELPFUL TO REFER TO PAGES 30-51 FOR THE CONSOLIDATED FINANCIAL STATEMENTS AND COMMENTARY, AND TO PAGES 53-59 FOR SUPPLEMENTARY INFORMATION.


CONSOLIDATED RESULTS
--------------------------------------------------------------------------------
NET INCOME (In millions, except per-share amounts)     1994      1995      1996
--------------------------------------------------------------------------------
Petroleum Operations
  Exploration & Producing                            $1,076      $845    $2,109
  Marketing & Refining                                  888       673       913
--------------------------------------------------------------------------------
Total Petroleum                                       1,964     1,518     3,022
Chemical                                                102     1,164       306
--------------------------------------------------------------------------------
Segment Earnings                                      2,066     2,682     3,328
Corporate and Other                                     (98)      (11)     (122)
Net Financing Expense                                  (209)     (295)     (242)
--------------------------------------------------------------------------------
Income Before Change in Accounting Principle          1,759     2,376     2,964
Cumulative Effect of Change in Accounting Principle    (680)       --        --
--------------------------------------------------------------------------------
Net Income                                           $1,079    $2,376    $2,964
  Per common share                                     2.57      5.87      7.38
--------------------------------------------------------------------------------

CONSOLIDATED NET INCOME of $2,964 million in 1996 was $588 million higher than 1995. Charges for special items reduced net income by $133 million, primarily due to restructuring provisions for the Mobil-BP alliance and the write-down of an offshore Gulf of Mexico property, partly offset by gains on asset sales.
EXPLORATION & PRODUCING earnings improved significantly, reflecting higher prices for crude oil and natural gas, as well as lower producing expenses and lower capital recovery charges. Additionally, results were favorably impacted by gains on asset sales and a lower level of charges for FAS 121 asset impairments and restructurings in 1996. MARKETING & REFINING income was higher in 1996, as increases in worldwide petroleum product sales, which were up 5%, and a lower level of restructuring charges more than offset a higher level of refinery downtime and lower overall margins. Operating results were adversely affected by extremely competitive market conditions in many of the areas where Mobil does business. CHEMICAL earnings were lower, reflecting significantly lower petrochemicals margins, the absence of income from divested businesses and the expiration of certain tax benefits. Additionally, last year's results included the gain on the sale of the Plastics Division.
   Consolidated net income in 1995 of $2,376 million was $617 million higher than in 1994, excluding a $680 million noncash charge for a change in accounting principle. The earnings improvement primarily reflected excellent operating performance and initiatives throughout the company that reduced costs and increased sales volumes.

--------------------------------------------------------------------------------
OPERATING EARNINGS (In millions)                     1994        1995      1996
--------------------------------------------------------------------------------
Operating Earnings                                 $2,231      $2,846    $3,097
Memo:Special Items                                   (472)       (470)     (133)
--------------------------------------------------------------------------------

   OPERATING EARNINGS of $3.1 billion were very near the company's 1998 goal of $3.2 billion, two years ahead of plan, and its 1996 operating return on capital employed of 13.2% exceeded the 12% target. Mobil's continued growth in earnings in 1996 was due to overall favorable industry fundamentals, volume growth in petroleum operations, and initiatives-driven expense reductions.
   Operating earnings, which exclude special items and the effect of any change in accounting principle, were $3,097 million in 1996, exceeding last year's record high $2,846 million. Operating earnings in 1994 were $2,231 million. Special items decreased net income in 1996 by $133 million, compared with decreases of $470 million in 1995 and $472 million in 1994. Special items represent the earnings effects from events or circumstances not attributable to Mobil's current operations and are more fully described in the business segment discussions that follow.

Graphs, charts and associated captions on pages 18-51 are not a part of the Consolidated Financial Statements and Notes thereto.

                      MANAGEMENT DISCUSSION AND ANALYSIS

[Bar Chart]

  UPSTREAM EARNINGS
(Millions of dollars)

RECORD UPSTREAM EARNINGS RE-
FLECTED HIGHER OIL AND GAS
PRICES AND LOWER EXPENSES.

[Bar Chart]

      NET PRODUCTION
(Thousands of barrels daily
    of oil equivalent)

INTERNATIONAL VOLUME GROWTH
IS DUE TO THE IMPACT OF CAPITAL
PROGRAMS IN WEST AFRICA, PLUS
THE AMPOLEX AND TENGIZ
ACQUISITIONS. U.S. VOLUMES FELL
DUE TO NATURAL FIELD DECLINES
AND ASSET SALES.

PETROLEUM OPERATIONS
UPSTREAM-EXPLORATION & PRODUCING

--------------------------------------------------------------------------------
EXPLORATION & PRODUCING SEGMENT FINANCIAL INDICATORS
--------------------------------------------------------------------------------
(In millions)                                       1994        1995       1996
--------------------------------------------------------------------------------
U.S. Income (Loss)                               $   125     $  (107)   $   737
International Income                                 951         952      1,372
--------------------------------------------------------------------------------
Total Upstream Net Income                        $ 1,076     $   845    $ 2,109
--------------------------------------------------------------------------------
Revenues(1)                                      $10,193     $11,081    $12,841
--------------------------------------------------------------------------------
Assets                                           $14,116     $14,393    $18,279
--------------------------------------------------------------------------------
Capital Expenditures                             $ 1,642     $ 2,247    $ 3,914
Exploration Expenses                                 516         427        512
Cash Investments in Equity Companies                  80         213        520
--------------------------------------------------------------------------------
Total Investment Spending                        $ 2,238     $ 2,887    $ 4,946
--------------------------------------------------------------------------------

(1) Includes intersegment revenues.

MOBIL'S PRIMARY UPSTREAM GOALS ARE TO GROW LONG-TERM PRODUCTION, RESERVES AND EARNINGS WHILE ENHANCING ITS CORE ASSET BASE THROUGH SELECTIVE INVESTMENT, EFFICIENT DEPLETION AND MANAGED DIVESTITURE. Earnings exceeded $2 billion on the strength of favorable fundamentals and lower expenses.
   UPSTREAM net income of $2,109 million was $1,264 million higher than in 1995. Operating earnings of $2,059 million (U.S., $694 million; International, $1,365 million; refer to tables on page 23) increased $662 million, or 47%, due to higher worldwide crude oil and natural gas prices, lower operating expenses and lower capital recovery charges.
   In 1996, Mobil produced 854,000 barrels per day of liquids and 4,587 million cubic feet per day of natural gas. Worldwide production increased the equivalent of 49,000 barrels per day from 1995 due to the success of capital programs in West Africa and the acquisitions of Ampolex and a 25% interest in the Tengiz field, offset somewhat by natural field declines and asset sales, primarily in North America. Mobil replaced 133% of its production with new reserves, compared with 105% in 1995.
   In 1995, net income of $845 million was $231 million lower than in 1994 mainly due to FAS 121 impairments of $487 million. Operating earnings of $1,397 million increased $73 million, due to higher crude oil prices, lower capital recovery charges and lower exploration expenses, partly offset by lower natural gas prices and production volumes.
   Revenues in 1996 were up 16% as the effects of higher crude oil and natural gas prices and higher international volumes were only partially offset by the effects of lower crude oil production in the United States. In 1995, revenues were up 9% from 1994 as higher crude oil prices and higher natural gas sales volumes were partially offset by lower crude oil sales volumes and lower natural gas prices in North America and the United Kingdom. Revenues include sales to other segments of the company, which are eliminated in consolidated financial information.
   Investment spending in 1996 was $4.9 billion, compared with $2.9 billion in 1995. The increase was primarily due to the acquisitions of Ampolex and a 25% equity interest in a joint venture that owns the Tengiz field. Mobil has paid $0.5 billion as of December 31, 1996, for its Tengiz interest, and has recorded its obligation for the remaining $0.6 billion. Planned investment spending for 1997 is $3.5 billion, and continues to be mainly in international areas where opportunities are greatest.
   First production from the Zafiro offshore complex in Equatorial Guinea began in the third quarter of 1996. Natural gas production from the giant North field in Qatar began in the fourth quarter, and the first LNG deliveries from the Qatargas project were made in January 1997. Work continued in Canada on the Hibernia production facilities, with production start-up scheduled for late 1997. In Nigeria, the Oso NGL construction project continued with streaming expected in 1998. First deliveries of LNG from the Ras Laffan project are scheduled for 1999. In addition, development is under way on new fields in South America, the North Sea, and Asia-Pacific.
   In 1996, Mobil drilled 44 wildcat exploration wells, resulting in 15 discoveries. Exploration activities continued in 34 countries on 6 continents. Efforts to replace reserves in established areas continue through participation in new producing ventures and acquisitions.

                      MANAGEMENT DISCUSSION AND ANALYSIS

                                                                     [Bar Chart]

                                                                   CRUDE OIL
                                                             AVERAGE SALES PRICE
                                                            (Dollars per barrel)

                                                  HIGHER WORLDWIDE CRUDE
                                                  PRICES WERE A MAJOR FACTOR IN
                                                  THIS YEAR'S EARNINGS INCREASE.

                                                                     [Bar Chart]

                                                             NATURAL GAS
                                                        AVERAGE SALES PRICE
                                               (Dollars per thousand cubic feet)

                                                 HIGHER NATURAL GAS PRICES
                                                 ALSO CONTRIBUTED TO THIS YEAR'S
                                                 EARNINGS INCREASE.

--------------------------------------------------------------------------------
U.S. EXPLORATION & PRODUCING EARNINGS
--------------------------------------------------------------------------------
(In millions)                                      1994         1995       1996
--------------------------------------------------------------------------------
U.S. Income (Loss)                                 $125        $(107)     $ 737
Special Items in Income
  Asset sales and write-downs                      (181)         (22)       119
  Asset impairment (FAS 121)                         --         (366)       (69)
  Restructuring provisions                           --          (51)        (7)
--------------------------------------------------------------------------------
Operating Earnings (Excludes Special Items)        $306         $332       $694
--------------------------------------------------------------------------------

   U.S. UPSTREAM operating earnings of $694 million in 1996 were $362 million higher than 1995, mainly due to higher prices for crude oil and natural gas. Lower producing expenses and decreased capital recovery charges largely offset the impacts of lower production volumes, which resulted primarily from natural field declines and asset disposals. Opportunity losses on forward hydrocarbon sales slightly lessened the favorable impact of the higher prices. The weakening of heavy crude prices relative to prices of light crudes somewhat reduced the benefits from higher crude oil prices. Operating earnings increased $26 million in 1995 from 1994 mainly due to higher crude oil prices, lower exploration expenses and reduced capital recovery charges, largely offset by lower natural gas prices and lower production volumes.
   Mobil's average U.S. crude oil price per barrel of $17.40 increased $2.88 from 1995 due to strong demand and political uncertainties in the Middle East. In 1996, average U.S. natural gas prices per thousand cubic feet rose $.76 to $2.17, reflecting higher weather-related demand and low inventories. Natural gas prices have been restated to reflect the wellhead price.
   Special items in 1996 included gains on asset sales, a FAS 121 write-down of a Gulf of Mexico property, and additional charges for restructuring. Income in 1995 included losses on asset sales, FAS 121 impairments and charges for major restructuring initiatives. Income in 1994 included charges for asset write-downs and losses on asset sales.

--------------------------------------------------------------------------------
INTERNATIONAL EXPLORATION & PRODUCING EARNINGS
--------------------------------------------------------------------------------
(In millions)                                        1994        1995      1996
--------------------------------------------------------------------------------
International Income                               $  951      $  952    $1,372
Special Items in Income
  Asset sales and write-downs                         (58)         23        12
  Restructuring provisions                             (9)        (41)       (5)
  Asset impairment (FAS 121)                           --        (121)       --
  Tax rate changes and other items                     --          26        --
--------------------------------------------------------------------------------
Operating Earnings (Excludes Special Items)        $1,018      $1,065    $1,365
--------------------------------------------------------------------------------

   INTERNATIONAL UPSTREAM operating earnings of $1,365 million were $300 million higher than 1995, principally due to higher crude oil and natural gas prices. Increased production volumes also contributed to higher earnings. These factors were slightly offset by higher exploration expenses. Operating earnings in 1995 were $47 million higher than 1994, reflecting higher prices for liquids and Indonesian LNG, which more than offset higher operating expenses in new growth areas, lower production volumes and lower natural gas prices in the U.K. and Canada. Exploration expenses were also lower in 1995 than in 1994.
   Mobil's average international crude oil price per barrel rose $3.87 to $20.81, reflecting strong global demand and political uncertainties in the Middle East. International natural gas prices, which tend to follow the movement of crude oil prices on a lagged basis, also increased.
   Production increased by 8% in 1996 due to additional volumes from Nigeria, reflecting the success of our capital program, and the acquisitions of Ampolex and a 25% interest in a joint venture that owns the Tengiz field. Additionally, production commenced from the Zafiro field in Equatorial Guinea late in the year.
   Special items in 1996 included gains on asset sales, partly offset by asset write-downs and a restructuring charge. Income in 1995 included gains on asset sales, charges for restructuring initiatives and FAS 121 impairments, and benefits from tax adjustments. Income in 1994 included charges for asset write-downs and for restructuring.

                      MANAGEMENT DISCUSSION AND ANALYSIS

[Bar Chart]

 DOWNSTREAM EARNINGS
(Millions of dollars)

NET INCOME IMPROVED PRIMARI-
LY  DUE TO HIGHER SALES VOL-
UMES AND LOWER  SPECIAL
CHARGES.

[Bar Chart]

   REFINERY RUNS FOR MOBIL
(Thousands of barrels daily)

HIGHER U.S. RUNS REFLECTED CA-
PACITY EXPANSION. INTERNATION-
AL RUNS WERE ESSENTIALLY FLAT
AS THE IMPACT OF THE WOERTH
REFINERY SHUTDOWN WAS OFFSET
BY HIGHER RUNS IN SINGAPORE,
JAPAN AND THE MIDDLE EAST.

DOWNSTREAM-MARKETING & REFINING
--------------------------------------------------------------------------------
MARKETING & REFINING SEGMENT FINANCIAL INDICATORS
--------------------------------------------------------------------------------
(In millions)                                        1994        1995      1996
--------------------------------------------------------------------------------
U.S. Income                                       $   241     $   226   $   407
International Income                                  647         447       506
--------------------------------------------------------------------------------
Total Downstream Net Income                       $   888     $   673   $   913
--------------------------------------------------------------------------------
Revenues(1)                                       $56,861     $62,362   $70,796
--------------------------------------------------------------------------------
Assets                                            $21,767     $22,463   $23,592
--------------------------------------------------------------------------------
Capital Expenditures                              $ 1,297     $ 1,292   $ 1,554
Cash Investments in Equity Companies                   13          41       131
--------------------------------------------------------------------------------
Total Investment Spending                         $ 1,310     $ 1,333   $ 1,685
--------------------------------------------------------------------------------

(1) Includes intersegment revenues.

MOBIL'S PRIMARY DOWNSTREAM GOAL IS TO RAISE ITS RETURN ON CAPITAL EMPLOYED TO A TOP-TIER COMPETITIVE LEVEL BY IMPROVING THE QUALITY OF A GOOD ASSET BASE, STREAMLINING OPERATIONS, PURSUING ATTRACTIVE GROWTH OPPORTUNITIES, AND SATISFYING ITS CUSTOMERS' NEEDS WHILE KEEPING PACE WITH ENVIRONMENTAL DEMANDS. Operating results in 1996 were strong despite weak fundamentals in several of Mobil's large markets.
     DOWNSTREAM net income of $913 million in 1996 was $240 million higher than in 1995. Excluding special items (refer to tables on page 25), operating earnings of $1,051 million (U.S., $372 million; International, $679 million) decreased $84 million. Lower margins in some of Mobil's key markets more than offset the benefits from initiatives, including higher worldwide product sales volumes.
     The company recorded restructuring provisions of $145 million after tax related to the formation of its alliance with British Petroleum in Europe. Additionally, about $110 million after tax charges are expected to be incurred during 1997-1998 for one-time implementation costs. The Mobil-BP alliance will essentially be in place by midyear 1997. Continued implementation of other business initiatives in all downstream businesses and further cost reductions are expected to favorably impact 1997 results. To strengthen its competitive position, Mobil is continuing to look closely at all of its assets and, if needed, will further restructure operations or divest assets to maximize long-term returns.
     Net income in 1995 totaled $673 million, down $215 million from 1994. Operating earnings in 1995 increased $171 million. Business initiatives contributed to lower expenses, higher volumes, better refinery performance and higher lube income, which more than offset lower worldwide industry refining margins.
     Downstream revenues increased 14% in 1996 versus 1995, and 10% in 1995 versus 1994, due to higher product sales volumes and prices.
     Overall, investment spending was $1.7 billion in 1996, with continued focus on international opportunities. Planned spending for 1997 is $1.3 billion, down 23% from 1996, with approximately 30% in the U.S. and 70% directed to international areas.
     Mobil continues to strengthen its position in areas with growth potential. A lubricant blending plant was streamed late in 1996 in Tianjin, China (near Beijing), the first 100% foreign-owned oil industry facility in China. A second lube blending plant in Taicang, China (near Shanghai) is under construction and scheduled to be streamed in 1997. The company's joint interest refinery in
Kawasaki, Japan, is scheduled to complete a project to upgrade lower-value residual fuels to higher-value products in mid-1997, and a new cracking unit at the Altona, Australia, refinery is scheduled to be streamed in the same time frame. Mobil concluded a purchase of Exxon's fuels and lube assets in Kenya at the end of 1996. A new lube base stock unit is scheduled to be streamed at the Jurong, Singapore, refinery in mid-1997. In Latin America, the company increased its presence in the fuels market with the purchase of a share of the La Pampilla refinery in Peru. Mobil also enhanced its lubes position in Peru through the purchase of Petrolubes' lubricant business. In Yanbu, Saudi Arabia, the Petromin Lubricating Oil Refining Company, in which Mobil owns a 30% interest, is scheduled to complete construction of a new, two-million-barrel-per-year lubricant base stock refinery in the first half of 1997. The company furthered its marketing strategies through significant investments in key markets around the world.

                      MANAGEMENT DISCUSSION AND ANALYSIS

PETROLEUM OPERATIONS (concluded)
                                                                     [Bar Chart]

                                                    DOWNSTREAM PETROLEUM PRODUCT
                                                             SALES VOLUMES
                                                    (Thousands of barrels daily)

                                                   WORLDWIDE SALES VOLUMES
                                                   WERE UP 5%, THE SIXTH CONSEC-
                                                   UTIVE ANNUAL INCREASE.

                                                                      [Bar Chat]

                                                    DOWNSTREAM PETROLEUM PRODUCT
                                                             SALES REVENUES
                                                         (Millions of dollars)

                                                    PETROLEUM PRODUCT SALES REV-
                                                    ENUES WERE UP 13%,DRIVEN
                                                    BY HIGHER PRICES AND SALES
                                                    VOLUMES.

--------------------------------------------------------------------------------
U.S. MARKETING & REFINING EARNINGS
--------------------------------------------------------------------------------
(In millions)                                    1994         1995        1996
--------------------------------------------------------------------------------
U.S. Income                                      $241         $226        $407
Special Items in Income
  Restructuring provisions                        (11)        (104)         --
  Asset write-downs                               (35)          --          --
  LIFO/other inventory adjustments                 14           --          35
--------------------------------------------------------------------------------
Operating Earnings (Excludes Special Items)      $273         $330        $372
--------------------------------------------------------------------------------

   U.S. DOWNSTREAM operating earnings were $372 million in 1996, $42 million higher than 1995. Results benefited from higher margins, although margins declined somewhat in the second half when continued increases in crude costs could not be recovered in the marketplace. This earnings improvement also reflected continued growth in retail automotive gasoline sales, up about 3% versus an estimated industry growth of 1%, due to the success of new marketing programs. Wider price spreads between heavy and light crudes also benefited Mobil's refineries, which are among the best in the industry at processing heavy crudes. Partly offsetting these favorable items was a higher level of refinery downtime.
   In 1995, operating earnings of $330 million were $57 million higher than in 1994. Benefits from business initiatives, including lower expenses, higher sales volumes, improved lube income, and excellent refinery performance, more than offset weaker business conditions.
   The special item in 1996 was for favorable LIFO/other inventory adjustments, while income in 1995 included a charge for restructuring provisions. Special items in 1994 included a restructuring provision, asset write-downs and favorable LIFO/other inventory adjustments.

--------------------------------------------------------------------------------
INTERNATIONAL MARKETING & REFINING EARNINGS
--------------------------------------------------------------------------------
(In millions)                                    1994         1995        1996
--------------------------------------------------------------------------------
International Income                             $647         $447        $506
Special Items in Income
  Restructuring provisions                        (44)        (316)       (154)
  LIFO/other inventory adjustments                 --          (13)          8
  Other                                            --          (29)        (27)
--------------------------------------------------------------------------------
Operating Earnings (Excludes Special Items)      $691         $805        $679
--------------------------------------------------------------------------------

   INTERNATIONAL DOWNSTREAM operating earnings were $679 million, $126 million lower than in 1995, primarily due to lower marketing margins in Europe and Asia-Pacific. Although U.K. marketing margins were particularly weak due to competitive pressures, they improved in the fourth quarter. Lower paraxylene margins at Mobil's Singapore refinery, where earnings are shared between Marketing & Refining and Chemical, and a higher level of scheduled refinery downtime also reduced earnings. These factors were partly offset by improved refining margins at Singapore and higher product sales volumes.
   Operating earnings of $805 million in 1995 were $114 million higher than 1994. Lower expenses in Europe and Australia, benefits from business initiatives, higher sales volumes, higher lube income, and benefits from the Singapore refinery upgrade more than offset generally weak industry refining margins and lower marketing margins in Japan.
   Special items in 1996 include restructuring provisions for the Mobil-BP European alliance ($145 million) and other European operations, and a LIFO/other inventory adjustment. Special items in 1995 included restructuring provisions and a LIFO adjustment. In 1994, income included a special item for restructuring provisions.

                      MANAGEMENT DISCUSSION AND ANALYSIS

CHEMICAL

[Bar Chart]

  CHEMICAL EARNINGS
(Millions of dollars)

LOWER EARNINGS WERE DUE TO
LOWER MARGINS, THE ABSENCE
OF OPERATING INCOME FROM DI-
VESTED BUSINESSES AND, IN NET
INCOME, LAST YEAR'S GAIN ON
SALE OF THE PLASTICS DIVISION.

[Bar Chart]

CHEMICAL NET SALES TO TRADE
   (Millions of dollars)

THIS YEAR'S DECLINE IN REV-
ENUES IS PRIMARILY DUE TO THE
EFFECTS OF OUR DIVESTED BUSI-
NESSES AND PRICE DECLINES.

--------------------------------------------------------------------------------
CHEMICAL SEGMENT FINANCIAL INDICATORS
--------------------------------------------------------------------------------
(In millions)                                      1994         1995       1996
--------------------------------------------------------------------------------
Petrochemicals Income                            $  129        $  544    $  167
Other Income                                         88           135       139
Restructuring Provisions/Asset Sales               (115)          485        --
--------------------------------------------------------------------------------
Total Chemical Net Income                        $  102        $1,164    $  306
--------------------------------------------------------------------------------
Revenues(1)                                      $4,463        $6,390    $3,280
--------------------------------------------------------------------------------
Assets                                           $3,672        $3,212    $2,987
--------------------------------------------------------------------------------
Capital Expenditures                             $  212        $  220    $  339
Cash Investments in Equity Companies                 --            --         7
--------------------------------------------------------------------------------
Total Investment Spending                        $  212        $  220    $  346
--------------------------------------------------------------------------------

(1) Includes intersegment revenues.

--------------------------------------------------------------------------------
CHEMICAL EARNINGS
--------------------------------------------------------------------------------
(In millions)                                     1994          1995     1996
--------------------------------------------------------------------------------
Chemical Income                                  $ 102        $1,164     $306
Special Items in Income
  Asset sale                                        --           501       --
  Restructuring provisions                        (115)          (16)      --
  Environmental provision                           (7)           --       --
--------------------------------------------------------------------------------
Operating Earnings (Excludes Special Items)      $ 224        $  679     $306
--------------------------------------------------------------------------------

CHEMICAL'S GOALS ARE TO GROW AGGRESSIVELY IN AREAS WHERE IT HAS COMPETITIVE ADVANTAGES AND TO ACHIEVE A FOCUSED PORTFOLIO OF LEADER-BUSINESSES, EACH OF WHICH PROVIDES SUPERIOR RETURNS ON INVESTED CAPITAL. Chemical earnings declined in 1996 from the previous year's record high levels, largely due to weaker petrochemical industry fundamentals and changes in its business portfolio. Despite the industry downturn, Mobil's chemical businesses returned 13% on capital employed, reflecting efforts to trim costs and divest nonstrategic assets.
   CHEMICAL operating earnings of $306 million in 1996 were $373 million lower than last year's record earnings when results benefited from very high worldwide petrochemical margins. Petrochemical margins in 1996 were significantly lower, the result of higher feedstock costs and lower commodity chemical prices, notably for polyethylene and paraxylene. Current year results were also adversely impacted by the absence of income from divested businesses and the expiration of the tax holiday for Mobil's petrochemicals joint venture in Saudi Arabia. Partly offsetting these negative factors were higher earnings from the oriented polypropylene (films) and chemical products businesses.
   Operating earnings were $679 million in 1995, an increase of $455 million from 1994 due to significantly improved petrochemical prices. Margins for integrated polyethylene resin operations improved, and strong demand for paraxylene, especially in the Asia-Pacific region, coupled with tight supply, drove prices to record highs.
   Trade sales revenues decreased by 42% in 1996 (see graph at left), reflecting Chemical's divestiture of noncore businesses and declines in petrochemical prices. The divested businesses accounted for approximately 90% of the 1996 decline in sales. Trade sales increased 23% in 1995 from 1994 due to higher prices and volumes. This increase in volumes, up 7%, reflected a full year of operations at the Singapore aromatics complex.
   Chemical's asset divestiture program continued in 1996 with the completion of employee-led buyouts of the Muehlstein polyethylene resin trading business, and the Composite Products (Trex) wood-thermoplastic lumber substitute business. The Tucker Housewares business was also sold in 1996 to Zeta Consumer Products Corp., thereby completing Mobil's withdrawal from the polyethylene and polystyrene plastics fabricating businesses in North America. The sale of these assets generated about $200 million in cash in 1996, and when coupled with the sale of the Plastics Division to Tenneco in late 1995, provided $1.2 billion in cash (after-tax).
   Investments and plans for worldwide growth opportunities continued in 1996. Mobil Chemical and

                      MANAGEMENT DISCUSSION AND ANALYSIS

CHEMICAL (concluded)
Pequiven,  the  petrochemical   affiliate  of  Venezuela's state-owned oil
company, signed a 50-50 joint venture agreement to evaluate the feasibility of developing a new olefins complex at an existing petrochemicals site at Jose. This facility would include an ethylene cracker and related facilities to produce polyethylene and ethylene glycol. Additionally, Mobil Yanbu Petrochemical Company and Saudi Basic Industries Corp. are expanding their
50-50 joint venture petrochemicals complex in Yanbu, Saudi Arabia, by the addition of a second ethylene production facility and facilities to produce additional polyethylene and ethylene glycol as well as polypropylene.
   Investment spending was $346 million in 1996, up from 1995's $220 million, mainly due to the Beaumont, Texas, paraxylene project and an expansion of ethylene capacity at the Houston, Texas, olefins plant. Planned investment spending for 1997 is $500 million to support worldwide capacity expansions and productivity improvements.

CORPORATE AND OTHER
--------------------------------------------------------------------------------
CORPORATE AND OTHER EXPENSE
--------------------------------------------------------------------------------
(In millions)                                    1994         1995       1996
--------------------------------------------------------------------------------
Corporate and Other Expense                      $(98)        $(11)      $(122)
Special Items included:
  Staff redesign implementation                    --           --         (75)
  Asset sales and write-downs                     (46)          74          30
  Litigation settlement                            --           71          --
  Restructuring provisions                         20          (62)         --
  Environmental provision                          --          (24)         --
--------------------------------------------------------------------------------
Operating Expense (Excludes Special Items)       $(72)        $(70)       $(77)
--------------------------------------------------------------------------------

CORPORATE AND OTHER expense increased $111 million in 1996 to $122 million. This category includes results from Real Estate and Mining and Minerals operations, corporate administrative expenses and other items. Excluding special items, operating expense of $77 million was $7 million higher than 1995.
     Special items in 1996 included implementation costs associated with the restructuring of staff support services and gains on various asset sales. In 1995, results included benefits from the sale of the South Fort Meade phosphate mine and a favorable litigation settlement, as well as charges for restructuring and an environmental provision related to mining operations. In 1994, expenses included charges for property write-downs, partly offset by a credit for prior-year restructuring charges allocated to the Chemical business segment when the program was implemented.
     Excluding special items, Corporate and Other operating expense decreased $2 million in 1995 from 1994.
     During 1996, Mobil sold substantially all of its land development business and essentially all of its remaining mining and minerals assets.

NET FINANCING EXPENSE
--------------------------------------------------------------------------------
NET FINANCING EXPENSE
--------------------------------------------------------------------------------
(In millions)                                     1994         1995       1996
--------------------------------------------------------------------------------
Net Financing Expense                            $(209)       $(295)     $(242)
--------------------------------------------------------------------------------

NET FINANCING EXPENSE is primarily the interest Mobil pays on third-party borrowings, net of earned interest income. Net Financing Expense of $242 million was $53 million lower than last year due to the effects of higher capitalized interest for major projects in Canada, Nigeria and Qatar, and certain other favorable, nonrecurring items. Net Financing Expense of $295 million in 1995 was $86 million higher than in 1994, mainly reflecting higher average interest rates in 1995 and the absence of certain favorable, nonrecurring items in 1994.

                      MANAGEMENT DISCUSSION AND ANALYSIS

OVER THE PAST  THREE  YEARS
MOBIL HAS  SPENT  $2.6
BILLION TO  SAFEGUARD  THE
ENVIRONMENT.

ENVIRONMENTAL MATTERS
--------------------------------------------------------------------------------
ENVIRONMENTAL EXPENDITURES                       U.S.           INTERNATIONAL
--------------------------------------------------------------------------------
(In millions)                            1994   1995   1996   1994   1995   1996
--------------------------------------------------------------------------------
Capital                                  $279   $172   $149   $174   $135   $108
Protection and Compliance
  Ongoing operations                      303    238    212    191    184    171
  Remediation                              91     67     46     22     24     27
--------------------------------------------------------------------------------
Total Environmental Expenditures         $673   $477   $407   $387   $343   $306
--------------------------------------------------------------------------------

MOBIL'S COMMITMENT AND PRACTICE IS TO CONDUCT ITS OPERATIONS WITH FULL CONCERN FOR SAFEGUARDING THE ENVIRONMENT, EMPLOYEES, CUSTOMERS AND THE PUBLIC--WHEREVER IT OPERATES. The company accomplishes this through clear, visible corporate policies, innovative technologies, sharing best practices, extensive training and constant attention to environmental matters in its day-to-day operations. Environmental expenditures are a significant cost of doing business, and the U.S. and other countries continue to impose more stringent environmental requirements. Although Mobil cannot predict accurately how environmental expenditures will affect future operations and earnings, it expects to continue to incur substantial costs. Mobil believes its costs will not vary significantly from those of its competitors.
   CAPITAL EXPENDITURES are additions or modifications to plants and facilities to limit, monitor and control emissions and waste generation and to manufacture products. The majority of U.S. environmental capital expenditures has been made to comply with federal and state clean air and water regulations as well as waste-management requirements. The capital expenditures incurred from 1994 through 1996 related mainly to the manufacture of reformulated gasoline/clean fuels. As required in 1995, Mobil began selling clean-burning reformulated gasoline in those metropolitan areas designated by the Environmental Protection Agency (EPA) where Mobil markets gasoline products. Additional emission reductions are mandated by the year 2000.
   Internationally, capital expenditures were made in response to a growing need for protecting ground and surface water and reducing air emissions. Worldwide capital expenditures for environmental matters in 1997 are expected to remain near the 1996 expenditure level.
   PROTECTION AND COMPLIANCE EXPENDITURES are Mobil's recurring costs associated with managing hazardous substances, emissions and waste generation in ongoing operations, and the costs to remediate identified contamination. The decline in U.S. expenditures reflects corrective action taken in prior years to meet compliance requirements, the use of improved remediation technology and resource utilization, and a continuing government/industry trend toward utilizing a risk-based corrective action approach to remediating subsurface contamination.
   Like many other companies, Mobil periodically receives notices from the EPA, or equivalent state agencies, that it has been designated as a potentially responsible party (PRP) for remediation of hazardous-waste sites. The majority of these sites are still under investigation by the EPA or the state agencies concerned. All PRPs are jointly and severally liable under the federal Superfund law; however, since the early 1980s, Mobil has been successful in sharing cleanup costs with other financially sound companies. At December 31, 1996, Mobil had been successful in resolving its involvement in 110 of the 257 sites where it had been named a PRP. The number of PRP sites does not represent a relevant measure of liability as each company's involvement in a site can vary substantially.
   Mobil believes it has provided adequate reserves for known environmental obligations. However, Mobil may be subject to future environmental remediation liabilities relating to assets previously sold, closed facilities, requirements not yet identified or the sale or disposition of operating facilities. While the amounts could be material to Mobil's earnings in the periods in which such liabilities arise, the extent of such future remediation requirements and costs is not subject to reasonable estimation. Based on Mobil's long experience in managing environmental matters in its businesses, it does not anticipate that the aggregate level of future remediation costs will increase above recent levels so as to materially and adversely affect its consolidated financial position or liquidity. See also Note 12 to Financial Statements on page 47 for further discussion of environmental liabilities.

                      MANAGEMENT DISCUSSION AND ANALYSIS

QUARTERLY FINANCIAL DATA (unaudited)
                                                             1995                                          1996
                                          -------------------------------------------   --------------------------------------------
                                            First   Second    Third  Fourth      Full     FIRST   SECOND    THIRD   FOURTH     FULL
(In millions, except per-share amounts)   Quarter  Quarter  Quarter  Quarter     Year   QUARTER  QUARTER  QUARTER  QUARTER     YEAR
------------------------------------------------------------------------------------------------------------------------------------
REVENUES
  Sales and services                      $17,402  $18,700  $18,267  $19,044  $73,413   $18,528  $19,262  $19,852  $22,723  $80,365
  Income from equity investments, asset
       sales, interest and other              225      149      370    1,213    1,957       172      258      474      234    1,138
------------------------------------------------------------------------------------------------------------------------------------
Total Revenues                             17,627   18,849   18,637   20,257   75,370    18,700   19,520   20,326   22,957   81,503
------------------------------------------------------------------------------------------------------------------------------------
COSTS AND EXPENSES
  Crude oil, products and operating
  supplies and expenses                    10,003   10,598   10,172   10,857   41,630    10,671   11,228   11,788   13,803   47,490
  Exploration expenses                         95       79      102      151      427        76       72      143      221      512
  Selling and general expenses              1,256    1,868    1,274    1,290    5,688     1,126    1,239    1,176    1,646    5,187
  Depreciation, depletion
        and amortization                      669      868      688    1,523    3,748       655      603      645      822    2,725
  Interest and debt discount expense          115      117      119      116      467       116       97      119      123      455
  Taxes other than income taxes             4,259    4,739    4,880    5,141   19,019     4,534    4,693    4,850    4,946   19,023
  Income taxes                                594      401      616      404    2,015       786      805      836      720    3,147
------------------------------------------------------------------------------------------------------------------------------------
Total Costs and Expenses                   16,991   18,670   17,851   19,482   72,994    17,964   18,737   19,557   22,281   78,539
------------------------------------------------------------------------------------------------------------------------------------
NET INCOME                                $   636  $   179  $   786  $   775  $ 2,376   $   736 $    783  $   769  $   676  $ 2,964
------------------------------------------------------------------------------------------------------------------------------------
PER COMMON SHARE
Net Income                                $ 1.57   $  0.42  $  1.95  $  1.93  $  5.87    $ 1.83  $  1.95  $  1.92  $  1.68  $  7.38
Dividends                                 $ 0.85   $ 0.925  $ 0.925  $ 0.925  $ 3.625    $0.925  $  1.00  $  1.00  $  1.00  $ 3.925
------------------------------------------------------------------------------------------------------------------------------------
SPECIAL ITEMS INCLUDED IN NET INCOME
Asset sale gains/(losses)                     --   $   (22) $    --  $   598  $   576        --  $    --  $   129  $    41  $   170
Restructuring provisions                      --      (505)      --      (85)    (590)       --       --       --     (166)    (166)
Staff redesign project implementation         --        --       --       --       --        --      (31)     (28)     (16)     (75)
Asset impairment (FAS 121)                    --        --       --     (487)    (487)       --       --       --      (69)     (69)
Litigation settlement                         --        --       71       --       71        --       --       --       --       --
Tax-related issues                            --        --       --       26       26        --       --       --       --       --
Environmental provision                       --        --       --      (24)     (24)       --       --       --       --       --
LIFO/other inventory adjustments              --        --       --      (13)     (13)       --       --       --       43       43
Other                                         --        --      (29)      --      (29)       --       --       --      (36)     (36)
------------------------------------------------------------------------------------------------------------------------------------
Total Special Items                           --      (527)      42       15     (470)       --      (31)     101     (203)    (133)
------------------------------------------------------------------------------------------------------------------------------------
OPERATING EARNINGS(1)                     $  636   $   706  $   744  $   760  $ 2,846   $   736  $   814  $   668  $   879  $ 3,097
------------------------------------------------------------------------------------------------------------------------------------
Sales Price per Common Share(2)
  High                                    $93 1/2 $ 102     $103 5/8 $116 5/8 $116 5/8  $118 1/8 $120 1/8 $119 7/8 $125 7/8 $125 7/8
  Low                                     $82 3/4 $  88 1/4 $ 93 1/2 $ 98 1/2 $ 82 3/4  $107 1/2 $108 5/8 $107 3/4 $113 1/4 $107 1/2
------------------------------------------------------------------------------------------------------------------------------------

(1) Excludes special items.
(2) The principal market for trading of Mobil's common stock is the New York Stock Exchange. The stock symbol is "MOB." The reported prices represent a composite of transactions on the New York Stock Exchange, the Chicago, Pacific, Philadelphia, Boston and Cincinnati regional exchanges and the over-the-counter market.

                                                                              29

                      MANAGEMENT DISCUSSION AND ANALYSIS

[Bar Cahrt]

 TOTAL REVENUES VS.
 COSTS AND EXPENSES
(Millions of dollars)

REVENUES ROSE, REFLECTING
HIGHER PRICES AND HIGHER SALES
VOLUMES. HIGHER EXPENSES ARE
DUE TO HIGHER SALES VOLUMES
AND GROWTH PROGRAMS.

[Bar Chart]

  RETURN ON AVERAGE
SHAREHOLDERS' EQUITY
    (In percent)

RETURN ON AVERAGE SHAREHOLD-
ERS' EQUITY INCREASED TO 16.0%,
THE HIGHEST LEVEL SINCE 1986.

COMMENTARY ON CONSOLIDATED STATEMENT OF INCOME

REVENUES from Sales and Services increased $6,952 million from 1995, mainly due to higher crude oil, natural gas and petroleum product prices, and higher petroleum product sales volumes. Higher excise and state gasoline taxes also contributed to the increase in revenues. Partly offsetting these increases were lower petrochemical prices and the absence of revenues from divested chemical businesses. The increase in 1995 from 1994 resulted from higher sales volumes, higher crude oil and chemical prices, and increased excise and state gasoline sales taxes, partly offset by lower U.S. natural gas prices and lower crude oil production volumes.
   Income from Equity Investments, Asset Sales, Interest and Other decreased from 1995 mainly due to a lower level of gains on asset sales, lower earnings from equity affiliates and the nonrecurrence of a litigation settlement. The increase in 1995 from 1994 was due to gains from the sales of the Plastics
Division and mining assets, and from higher income at our joint venture petrochemicals operation in Saudi Arabia.
   Total COSTS AND EXPENSES increased by $5,545 million from 1995, primarily due to higher costs for crude oil and products and higher expenses related to increased volumes and new growth programs, partially offset by benefits from initiatives. The increase in 1995 from 1994 was primarily due to increases in volume-related expenses and increased charges to Depreciation, Depletion and Amortization, primarily for FAS 121 asset impairments.
   Crude Oil, Products and Operating Supplies and Expenses increased $5,860 million in 1996 from 1995 due to increased worldwide crude oil and product-related costs and higher volumes partly offset by the effects of divested businesses. The increase in 1995 from 1994 was due to increases in crude oil and product-related costs as well as higher volume-related expenses, mainly in the United States. Included in this expense category are research costs of $275 million in 1994, $252 million in 1995, and $206 million in 1996.
   Exploration Expenses increased in 1996, primarily reflecting higher dry drilling expenses and Ampolex's exploration activities. Expenses in 1995 decreased from 1994 due to reduced dry well costs resulting from greater drilling success and timing of new well completions.
   Selling and General Expenses decreased by $501 million to $5,187 million in 1996, primarily due to a lower level of restructuring charges this year, expense reductions resulting from 1995 restructuring programs, and the effects of the divestiture of various chemical businesses. Selling and General Expenses were higher in 1995 than in 1994, primarily due to the 1995 special charges for restructuring programs.
   Depreciation, Depletion and Amortization Expenses were $1,023 million lower in 1996, largely due to the effects of adopting FAS 121 in the fourth quarter of 1995 and the absence of 1995 restructuring-related asset write-downs. Expenses in 1995 increased from 1994 primarily due to the $774 million charge resulting from the adoption of FAS 121 (see Note 6 on page 42), which was higher than the 1994 asset write-downs.
   Taxes Other than Income Taxes were essentially unchanged in 1996 versus 1995, as the effects of higher worldwide product sales volumes were offset by the absence of import duties on crude oil resulting from the closure of the Woerth refinery in Germany. In 1995, Taxes Other than Income Taxes increased $1.5 billion from 1994 due to higher U.S. sales volumes, currency translation effects and higher foreign excise tax rates.
   Income Taxes increased in 1996 over 1995, mainly due to higher pre-tax income and mix changes in the sources of earnings. Income Taxes increased in 1995 from 1994, due to higher U.S. pre-tax income.

COMMENTARY ON CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

Total SHAREHOLDERS' EQUITY rose $1,121 million in 1996. Earnings Retained in the Business increased $1,363 million in 1996, as income exceeded common and preferred stock dividends. The cost of Common Stock Held in the Treasury increased by $281 million in 1996, as 2,397,700 shares were purchased on the open market to offset the dilutive effects of the issuance of shares upon exercise of stock options. Return on average shareholders' equity increased from
10.4 % in 1994 (excluding the effect of the change in accounting principle), to 13.5% in 1995 and to 16.0% in 1996.
     Common stock dividends paid were $3.40 per share, $3.625 per share, and $3.925 per share in 1994, 1995 and 1996, respectively.

                       CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF INCOME

Year ended December 31 (In millions, except per-share amounts)    1994        1995      1996
-------------------------------------------------------------------------------------------------
REVENUES
  Sales and services(1)                                        $66,757     $73,413   $80,365
  Income from equity investments, asset sales,
    interest and other                                             626       1,957     1,138
-------------------------------------------------------------------------------------------------
Total Revenues                                                  67,383      75,370    81,503
-------------------------------------------------------------------------------------------------
COSTS AND EXPENSES
  Crude oil, products and operating supplies
        and expenses                                            36,665      41,630    47,490
  Exploration expenses                                             516         427       512
  Selling and general expenses                                   5,453       5,688     5,187
  Depreciation, depletion and amortization                       3,098       3,748     2,725
  Interest and debt discount expense                               461         467       455
  Taxes other than income taxes(1)                              17,512      19,019    19,023
  Income taxes                                                   1,919       2,015     3,147
-------------------------------------------------------------------------------------------------
Total Costs and Expenses                                        65,624      72,994    78,539
-------------------------------------------------------------------------------------------------
Income Before Change in Accounting Principle                     1,759       2,376     2,964
Cumulative Effect of Change in Accounting Principle               (680)         --        --
-------------------------------------------------------------------------------------------------
NET INCOME                                                     $ 1,079     $ 2,376   $ 2,964
-------------------------------------------------------------------------------------------------
INCOME PER COMMON SHARE
  Income before change in accounting principle                 $  4.28     $  5.87   $  7.38
  Cumulative effect of change in accounting principle            (1.71)         --        --
-------------------------------------------------------------------------------------------------
  Net income                                                   $  2.57     $  5.87   $  7.38
-------------------------------------------------------------------------------------------------

(1) Includes excise and state gasoline taxes: 1994-$7,762 million; 1995-$8,646 million; 1996-$9,236 million.

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

Year ended December 31 (In millions)                              1994        1995      1996
-------------------------------------------------------------------------------------------------
PREFERRED STOCK (ESOP-related)
  -Beginning of year                                           $   763     $   745   $   722
  -End of year, after redemptions                              $   745     $   722   $   686
-------------------------------------------------------------------------------------------------
UNEARNED EMPLOYEE COMPENSATION (ESOP-related)
  -Beginning of year                                           $  (543)    $  (472)  $  (411)
  -End of year, after amortization                             $  (472)    $  (411)  $  (365)
-------------------------------------------------------------------------------------------------
COMMON STOCK
  -Beginning of year                                           $   883     $   885   $   888
  -End of year, after issuance of shares                       $   885     $   888   $   891
-------------------------------------------------------------------------------------------------
CAPITAL SURPLUS
  -Beginning of year                                           $ 1,279     $ 1,325   $ 1,396
  -End of year, after issuance of common shares                $ 1,325     $ 1,396   $ 1,468
-------------------------------------------------------------------------------------------------
EARNINGS RETAINED IN THE BUSINESS
  -Beginning of year                                           $17,191     $16,859   $17,745
  -Net income                                                    1,079       2,376     2,964
  -Common stock dividends                                       (1,353)     (1,434)   (1,547)
  -Preferred stock dividends (ESOP-related)                        (58)        (56)      (54)
-------------------------------------------------------------------------------------------------
  -End of year                                                 $16,859     $17,745   $19,108
-------------------------------------------------------------------------------------------------
CUMULATIVE FOREIGN EXCHANGE TRANSLATION ADJUSTMENT
  -Beginning of year                                           $  (526)    $  (123)  $   (27)
  -End of year, after adjustments                              $  (123)    $   (27)  $   (73)
-------------------------------------------------------------------------------------------------
COMMON STOCK HELD IN TREASURY, AT COST
  -Beginning of year                                           $(1,810)    $(2,073)  $(2,362)
  -End of year, after purchases                                $(2,073)    $(2,362)  $(2,643)
-------------------------------------------------------------------------------------------------
TOTAL SHAREHOLDERS' EQUITY                                     $17,146     $17,951   $19,072
-------------------------------------------------------------------------------------------------

See Notes to Financial Statements on pages 38-51.

                      MANAGEMENT DISCUSSION AND ANALYSIS

[Bar Chart]

     TOTAL DEBT
(Millions of dollars)

DEBT INCREASED DUE TO THE
FUNDING OF THE AMPOLEX AND
TENGIZ ACQUISITIONS.

[Bar Chart]

RETURN ON AVERAGE
CAPITAL EMPLOYED
  (In percent)

RETURN ON AVERAGE CAPITAL
EMPLOYED ROSE TO 12.7%, THE
HIGHEST LEVEL SINCE 1981.

COMMENTARY ON CONSOLIDATED BALANCE SHEET

Total CURRENT ASSETS increased $839 million in 1996, primarily reflecting higher Accounts and Notes Receivable. A higher level of Cash and Cash Equivalents was offset by lower Inventories and a decrease in the Deferred Income Tax balance.
   Cash and Cash Equivalents increased $310 million from last year. The movements that contributed to this increase are presented in the Consolidated Statement of Cash Flows on page 35.
   Accounts and Notes Receivable increased due to higher worldwide prices and petroleum product sales volumes, partly offset by the effects of the sale of the Muehlstein resin trading business.
   Inventories were lower in 1996, mainly reflecting the sale of certain noncore businesses and decreases in petroleum products.
   Investments and Long-term Receivables increased $894 million to $5,078 million, primarily due to the acquisition of a 25% equity interest in a joint venture that owns the Tengiz field in the Republic of Kazakstan.
   Net Properties, Plants and Equipment increased $2,629 million to $27,479 million. Capital expenditures, including the acquisition of Ampolex, were partly offset by depreciation, depletion and amortization, and asset sales.
   Total CURRENT LIABILITIES of $15,248 million increased $2,194 million from year-end 1995. This increase reflected higher Short-term Debt, primarily due to the funding of the Ampolex acquisition. Accounts Payable increased mainly due to higher crude oil, natural gas and product prices, and higher volumes. Accrued Liabilities increased primarily due to Tengiz obligations and restructuring provisions for the Mobil-BP alliance.
   At year-end 1996, the TOTAL DEBT of Mobil and its consolidated subsidiaries was $7,875 million, an increase of $1,119 million from the prior year. Mobil's year-end debt-to-capitalization ratio was 29%, up from 27% at year-end 1995, primarily reflecting the effects of the acquisitions of Ampolex and a 25% interest in Tengiz.
   Deferred Credits and Other Noncurrent Obligations increased mainly due to future obligations incurred with Mobil's acquisition of an interest in the Tengiz field.
   Deferred Income Taxes increased primarily due to the acquisition of Ampolex and accelerated depreciation associated with an increase in spending, primarily in international areas.
   Mobil continues to have ready access to global financial markets, providing flexibility to take advantage of growth opportunities and low borrowing costs. At year-end 1996, Mobil had effective shelf registration statements on file with the Securities and Exchange Commission (SEC) that would permit the offer and sale of an aggregate of $1,815 million of debt securities pursuant to Rule 415 of the Securities Act of 1933. Also in place were a Euro-Medium-Term-Note program to facilitate the offering and sale outside the U.S. of an additional $2 billion of debt securities in 1997 or later years and a facility allowing the issuance in Japan of bonds having a principal amount of 30 billion Japanese yen.
   Total SHAREHOLDERS' EQUITY rose $1.1 billion (see Commentary on Consolidated Statement of Changes in Shareholders' Equity on page 30).
   Mobil's capital and exploration expenditures totaled $6,361 million, an increase of $2,093 million from the previous year. At year-end 1996, the unspent balance of total appropriations for capital expenditures was $4.8 billion. Mobil is not contractually committed to spend all of this amount but generally expects to do so over the next several years.

                       CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED BALANCE SHEET

At December 31 (In millions)                                1995         1996
--------------------------------------------------------------------------------
ASSETS
Current Assets
  Cash and cash equivalents                               $  498      $   808
  Accounts and notes receivable                            7,316        8,192
  Inventories                                              3,287        3,017
  Prepaid expenses and other current assets                  642          627
  Deferred income taxes                                      313          251
--------------------------------------------------------------------------------
Total Current Assets                                      12,056       12,895
--------------------------------------------------------------------------------
Investments and Long-term Receivables                      4,184        5,078
Net Properties, Plants and Equipment                      24,850       27,479
Deferred Charges and Other Assets                          1,048          956
--------------------------------------------------------------------------------
TOTAL ASSETS                                             $42,138      $46,408
--------------------------------------------------------------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
  Short-term debt                                        $ 2,127      $ 3,425
  Accounts payable                                         5,358        5,935
  Accrued liabilities                                      2,703        2,968
  Income, excise, state gasoline and other taxes payable   2,676        2,615
  Deferred income taxes                                      190          305
--------------------------------------------------------------------------------
Total Current Liabilities                                 13,054       15,248
--------------------------------------------------------------------------------
Long-term Debt                                             4,629        4,450
Reserves for Employee Benefits                             1,624        1,681
Accrued Restoration, Removal and Environmental Costs       1,254        1,240
Deferred Credits and Other Noncurrent Obligations            884        1,255
Deferred Income Taxes                                      2,647        3,416
Minority Interest in Subsidiary Companies                     95           46
--------------------------------------------------------------------------------
Total Liabilities                                         24,187       27,336
--------------------------------------------------------------------------------
Shareholders' Equity
  Preferred stock (ESOP-related)--shares issued and outstanding:
   1995-92,864; 1996-88,168                                  722          686
  Unearned employee compensation (ESOP-related)             (411)        (365)
  Common stock--shares issued:
    1995-443,905,531; 1996-445,537,805                       888          891
  Capital surplus                                          1,396        1,468
  Earnings retained in the business                       17,745       19,108
  Cumulative foreign exchange translation adjustment         (27)         (73)
  Common stock held in treasury, at cost--shares:
    1995-49,345,650; 1996-51,743,350                      (2,362)      (2,643)
--------------------------------------------------------------------------------
Total Shareholders' Equity                                17,951       19,072
--------------------------------------------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY               $42,138      $46,408
--------------------------------------------------------------------------------

See Notes to Financial Statements on pages 38-51.

                       MANAGEMENT DISCUSSION AND ANALYSIS

[Bar Chart]

ASSET SALES PROCEEDS
(Millions of dollars)

MOBIL CONTINUED ITS EMPHASIS
ON SALE OF NONCORE ASSETS;
PROCEEDS WERE REINVESTED
IN MORE PROFITABLE PROJECTS
THAT BETTER FIT THE COMPANY'S
LONG-TERM STRATEGIES.

[Mountain Chart]

INVESTMENT SPENDING
(Millions of dollars)

INVESTMENT SPENDING WAS HIGHER
IN 1996, PRIMARILY REFLECTING
THE ACQUISITIONS OF AMPOLEX
AND TENGIZ.


COMMENTARY ON CONSOLIDATED STATEMENT OF CASH FLOWS

   The Statement of Cash Flows reports movements in cash balances from year to year and summarizes the cash provided and used during the year for operating, investing and financing activities. The impact of changes in foreign currency translation rates has been removed from the amounts reported in this statement. Therefore, except for Cash and Cash Equivalents, these amounts do not agree with the differences that would be derived from the changes in Balance Sheet amounts.
   During 1996, Net Cash Used in Investing Activities and Cash Dividends exceeded Net Cash from Operating Activities by $449 million. These cash requirements were funded by the issuance of debt.

--------------------------------------------------------------------------------
Cash Requirements--Operating Activities Over (Under) Investing
--------------------------------------------------------------------------------
Year ended December 31 (In millions)                   1994     1995     1996
--------------------------------------------------------------------------------
Net cash from operating activities                   $5,362   $5,024   $6,352
Net cash used in investing activities                (3,557)  (2,462)  (5,200)
Cash dividends                                       (1,411)  (1,490)  (1,601)
--------------------------------------------------------------------------------
Excess (shortfall) of cash requirements              $  394   $1,072   $ (449)
--------------------------------------------------------------------------------

   NET CASH FROM OPERATING ACTIVITIES increased by $1,328 million from 1995. Net Cash from Operating Activities is derived by adjusting reported Net Income for charges or credits that have no cash effect (primarily Depreciation, Depletion and Amortization, Deferred Income Taxes and the Cumulative Effect of Change in Accounting Principle) and cash items reported elsewhere in this Statement (primarily Exploration Expenses).
   NET CASH USED IN INVESTING ACTIVITIES increased by $2,738 million from 1995 due to the acquisitions of Ampolex and a 25% interest in Tengiz and a higher overall level of capital and exploration spending. These were partially offset by proceeds from asset sales, primarily noncore, including the land development business, certain chemical businesses, a phosphate mine and various Exploration and Producing properties in North America, including gas gathering and processing facilities (see Note 3--Acquisitions and Dispositions, page 40).
   NET CASH USED IN FINANCING ACTIVITIES in 1996 was $861 million versus $2,551 million in 1995. This variance reflects the financing of the two major acquisitions of Ampolex and an interest in Tengiz, consistent with Mobil's stated growth strategy in international oil and gas.

--------------------------------------------------------------------------------
INVESTMENT SPENDING
--------------------------------------------------------------------------------
Year ended December 31 (In millions)                   1994     1995     1996
--------------------------------------------------------------------------------
Petroleum Operations
  Exploration & Producing      -- U.S.               $  486   $  758   $  480
                               -- International       1,156    1,489    3,434(1)
  Marketing & Refining         -- U.S.                  572      484      403
                               -- International         725      808    1,151
Chemical                       -- U.S.                  159      165      301
                               -- International          53       55       38
Corporate and Other                                     158       82       42
--------------------------------------------------------------------------------
Total Capital Expenditures                           $3,309   $3,841   $5,849
--------------------------------------------------------------------------------
Exploration Expenses           -- U.S.                  115       72       76
                               -- International         401      355      436
--------------------------------------------------------------------------------
Total Exploration Expenses                              516      427      512
--------------------------------------------------------------------------------
Total Capital Expenditures and Exploration Expenses  $3,825   $4,268   $6,361
--------------------------------------------------------------------------------
Cash Investments in Equity Companies                    102      257      658
--------------------------------------------------------------------------------
Total Investment Spending                            $3,927   $4,525   $7,019
--------------------------------------------------------------------------------

(1) Includes $1,394 million for the acquisition of Ampolex.

                       CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF CASH FLOWS

Year ended December 31 (In millions)                                1994        1995        1996
------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net Income                                                      $1,079      $2,376      $2,964
  Adjustments to reconcile to net cash from operating activities
    Depreciation, depletion and amortization                       3,098       3,748       2,725
    Deferred income taxes                                           (210)       (233)        446
    Earnings (greater) less than dividends from
      equity affiliates                                              (40)        (51)        153
    Exploration expenses (includes noncash charges:
      1994-$33; 1995-$26; 1996-$36)                                  516         427         512
    Gain on sales of properties, plants and equipment
      and other assets                                               (68)     (1,041)       (423)
    Decrease (increase) in working capital items (detailed below)    346        (388)       (290)
    Other, net                                                       (39)        186         265
    Cumulative effect of change in accounting principle              680          --          --
------------------------------------------------------------------------------------------------------
Net Cash from Operating Activities                                 5,362       5,024       6,352
------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Capital and exploration expenditures                            (3,825)     (4,268)     (4,967)
  Acquisition of Ampolex Limited, net of $47 cash acquired            --          --      (1,347)
  Proceeds from sales of properties, plants and equipment
    and other assets                                                 349       2,034       1,759
  Payments attributable to investments and
    long-term receivables                                            (81)       (228)       (645)(1)
------------------------------------------------------------------------------------------------------
Net Cash Used in Investing Activities                             (3,557)     (2,462)     (5,200)
------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Cash dividends                                                  (1,411)     (1,490)     (1,601)
  Proceeds from borrowings having original terms
    greater than three months                                      1,018       1,739       1,494
  Repayments of borrowings having original terms
    greater than three months                                     (2,076)     (1,594)     (1,215)
  Increase (decrease) in other borrowings                            542        (991)        667
  Proceeds from issuance of common stock                              48          74          75
  Purchase of common stock for treasury                             (263)       (289)       (281)
------------------------------------------------------------------------------------------------------
Net Cash Used in Financing Activities                             (2,142)     (2,551)       (861)
------------------------------------------------------------------------------------------------------
Effect of Exchange Rate Changes on Cash and Cash Equivalents(2)       41         (44)         19
------------------------------------------------------------------------------------------------------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS                (296)        (33)        310
Cash and Cash Equivalents--Beginning of Year                         827         531         498
------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS--END OF YEAR                            $  531      $  498      $  808
------------------------------------------------------------------------------------------------------

(1) Includes the cash expenditure for the acquisition of a 25% interest in a joint venture that owns the Tengiz field.
(2) Cash equivalents are liquid investments convertible to cash and have original maturities of three months or less.

------------------------------------------------------------------------------------------------------
CHANGES IN WORKING CAPITAL ITEMS Decrease (Increase)
------------------------------------------------------------------------------------------------------
  Accounts and notes receivable                                   $  (810)    $  (994)    $(1,199)
  Inventories                                                          29         (66)         91
  Prepaid expenses and other current assets                           (14)        (22)         24
  Accounts payable                                                    813         477         836
  Accrued liabilities                                                 195          83         (19)
  Income, excise, state gasoline and other taxes payable              133         134         (23)
------------------------------------------------------------------------------------------------------
Decrease (Increase) in Working Capital Items                      $   346     $  (388)    $  (290)
------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------
MEMO ITEMS
------------------------------------------------------------------------------------------------------
  Cash income taxes paid                                          $ 1,948     $ 2,091     $ 2,416
  Cash interest paid                                                  522         556         458
------------------------------------------------------------------------------------------------------

See Notes to Financial Statements on pages 38-51.

                       CONSOLIDATED FINANCIAL STATEMENTS

SEGMENT AND GEOGRAPHIC INFORMATION

Year ended December 31 (In millions)                                 1994        1995        1996
------------------------------------------------------------------------------------------------------
REVENUES BY SEGMENT
  Petroleum Operations
   Exploration & Producing - Third Party                          $ 6,374     $ 7,028     $ 8,055
                           - Intersegment                           3,819       4,053       4,786
   Marketing & Refining    - Third Party                           56,230      61,376      69,931
                           - Intersegment                             631         986         865
  Chemical                 - Third Party                            4,195       6,155       3,023
                           - Intersegment                             268         235         257
  Corporate and Other                                                 584         811         494
  Intersegment Elimination                                         (4,718)     (5,274)     (5,908)
------------------------------------------------------------------------------------------------------
Total Revenues                                                    $67,383     $75,370     $81,503
------------------------------------------------------------------------------------------------------
REVENUES BY GEOGRAPHIC AREA
  United States            - Third Party                          $22,388     $25,598     $27,447
                           - Intersegment                             405         537         461
  Europe                   - Third Party                           21,094      23,676      25,414
                           - Intersegment                             663         899       1,478
  Asia-Pacific             - Third Party                           15,411      17,160      17,690
                           - Intersegment                             537         796         675
  Other Areas(1)           - Third Party                            7,906       8,125      10,458
                           - Intersegment                           5,378       5,574       5,657
  Corporate and Other                                                 584         811         494
  Intersegment Elimination                                         (6,983)     (7,806)     (8,271)
------------------------------------------------------------------------------------------------------
Total Revenues                                                    $67,383     $75,370     $81,503
------------------------------------------------------------------------------------------------------

At December 31 (In millions)
------------------------------------------------------------------------------------------------------
IDENTIFIABLE ASSETS BY SEGMENT
  Petroleum Operations
   Exploration & Producing                                        $14,116     $14,393     $18,279
   Marketing & Refining                                            21,767      22,463      23,592
  Chemical                                                          3,672       3,212       2,987
  Corporate and Other                                               2,380       2,510       2,042
  Adjustments                                                        (393)       (440)       (492)
------------------------------------------------------------------------------------------------------
Total Assets                                                      $41,542     $42,138     $46,408
------------------------------------------------------------------------------------------------------
IDENTIFIABLE ASSETS BY GEOGRAPHIC AREA
  United States                                                   $15,316     $14,268     $13,726
  Europe                                                            9,150       9,920      10,049
  Asia-Pacific                                                      8,674       8,778      11,316
  Other Areas(1)                                                    6,604       7,312       9,965
  Corporate and Other                                               2,380       2,510       2,042
  Adjustments                                                        (582)       (650)       (690)
------------------------------------------------------------------------------------------------------
Total Assets                                                      $41,542     $42,138     $46,408
------------------------------------------------------------------------------------------------------

(1) Includes principally Nigeria, Saudi Arabia and Canada.


The distribution of Mobil's operations by business segment and geographic area is presented above. Petroleum Operations consist of exploration, producing, marketing and refining. Exploration & Producing explores for, develops and produces crude oil and natural gas, and extracts natural gas liquids, sulfur and carbon dioxide. Marketing & Refining is responsible for petroleum refining operations and the marketing of all refined petroleum products. Chemical manufactures and sells various petroleum-based chemical products. Corporate and Other includes the operations of Real Estate and Mining and Minerals (substantially all of these businesses were sold in 1996), corporate administrative expenses and other items.

                       CONSOLIDATED FINANCIAL STATEMENTS

                                                   UNITED STATES EARNINGS WERE
                                                   UP, LARGELY DUE TO HIGHER
                                                   HYDROCARBON PRICES.

SEGMENT AND GEOGRAPHIC INFORMATION (continued)

Year ended December 31 (In millions)                                 1994       1995         1996
------------------------------------------------------------------------------------------------------
EARNINGS BY SEGMENT
  Pre-tax Operating Profits
   Petroleum Operations
    Exploration & Producing                                       $ 2,737     $ 2,410     $ 5,075
    Marketing & Refining                                            1,359         894       1,338
   Chemical                                                            82       1,551         342
------------------------------------------------------------------------------------------------------
  Total Pre-tax Operating Profits                                   4,178       4,855       6,755
  Income Taxes                                                     (2,112)     (2,173)     (3,427)
------------------------------------------------------------------------------------------------------
  Segment Earnings                                                  2,066       2,682       3,328
  Corporate and Other (Net of income taxes)                           (98)        (11)       (122)
  Net Financing Expense (Net of income taxes)                        (209)       (295)       (242)
  Cumulative Effect of Change in Accounting
    Principle (Net of income taxes)                                  (680)         --          --
------------------------------------------------------------------------------------------------------
Net Income                                                        $ 1,079      $ 2,376    $ 2,964
------------------------------------------------------------------------------------------------------
EARNINGS BY GEOGRAPHIC AREA (Net of Income Taxes)
  United States                                                   $   302      $   827    $ 1,293
  Europe                                                              380          323        357
  Asia-Pacific                                                      1,029        1,193      1,096
  Other Areas(1)                                                      355          339        582
------------------------------------------------------------------------------------------------------
  Geographic Earnings                                               2,066        2,682      3,328
  Corporate and Other                                                 (98)         (11)      (122)
  Net Financing Expense                                              (209)        (295)      (242)
  Cumulative Effect of Change in Accounting Principle                (680)          --         --
------------------------------------------------------------------------------------------------------
Net Income                                                        $ 1,079      $ 2,376    $ 2,964
------------------------------------------------------------------------------------------------------
CAPITAL EXPENDITURES BY SEGMENT
  Petroleum Operations
   Exploration & Producing                                        $ 1,642      $ 2,247    $ 3,914
   Marketing & Refining                                             1,297        1,292      1,554
  Chemical                                                            212          220        339
------------------------------------------------------------------------------------------------------
  Segment Capital Expenditures                                      3,151        3,759      5,807
  Corporate and Other                                                 158           82         42
------------------------------------------------------------------------------------------------------
Total Capital Expenditures                                        $ 3,309      $ 3,841    $ 5,849
------------------------------------------------------------------------------------------------------
DEPRECIATION, DEPLETION AND AMORTIZATION BY SEGMENT
  Petroleum Operations
   Exploration & Producing                                        $ 1,907      $ 2,230    $ 1,596
   Marketing & Refining                                               923        1,168        966
  Chemical                                                            226          290        126
------------------------------------------------------------------------------------------------------
  Segment Depreciation, Depletion and Amortization                  3,056        3,688      2,688
  Corporate and Other                                                  42           60         37
------------------------------------------------------------------------------------------------------
Total Depreciation, Depletion and Amortization                    $ 3,098      $ 3,748    $ 2,725
------------------------------------------------------------------------------------------------------

(1) Includes principally Nigeria, Saudi Arabia and Canada.

   Significant investments in companies owned 50% or less are accounted for on the equity method. Mobil's share of the net income of such companies is included in Revenues. Information on these affiliates is presented in Note 4 on page 41.
   Intersegment and intergeographic revenues are sales to other business or geographic segments within Mobil and are at estimated market prices. These intercompany transactions are eliminated for consolidation purposes. Income taxes are allocated to segments and geographic areas on the basis of operating results.

                          NOTES TO FINANCIAL STATEMENTS

1. MAJOR ACCOUNTING POLICIES
PRINCIPLES OF CONSOLIDATION
The consolidated financial statements include the accounts of all companies owned more than 50%. Significant investments in affiliated companies owned 50% or less are accounted for on the equity basis. Investments in other companies in which Mobil owns less than a majority interest are stated at cost less applicable reserves. Investments that represent direct interests in the assets, liabilities and operations of ventures are reported as Mobil's share of each account in the venture. Intercompany transactions are eliminated.
USE OF ESTIMATES
The financial statements, which are prepared in conformity with generally accepted accounting principles, include amounts that are based, in part, on management's best estimates and judgments.
INVENTORIES
Substantially all crude oil and product inventories are valued at cost under the last-in, first-out (LIFO) method. Other inventories, primarily materials and supplies, are valued generally at average cost.
OIL AND GAS  ACCOUNTING
Mobil follows the successful efforts method of accounting for oil and gas exploration and producing activities. Under this method, direct acquisition costs of unproved mineral rights are capitalized and then amortized as described below. Payments made in lieu of drilling on nonproducing leaseholds are charged to expense currently. Geological and geophysical costs are charged to expense as incurred. Costs of all development wells and of exploratory wells that result in additions to proved reserves are capitalized.
DEPRECIATION, DEPLETION AND AMORTIZATION
Annual charges to income for depreciation are computed on a straight-line basis over the useful lives of the assets. Costs of producing properties are generally accumulated by field. Depletion of these costs and amortization of capitalized, intangible drilling costs are calculated on a unit-of-production basis.
     Capitalized acquisition costs of significant unproved mineral rights are assessed periodically on a property-by-property basis to determine whether their values have been impaired; where impairment is indicated, a loss is recognized.
     Capitalized acquisition costs of other unproved mineral rights are amortized over the expected holding period. When a mineral right is surrendered, any unamortized cost is charged to expense. When a property is determined to contain proved reserves, the mineral right then becomes subject to depletion on a unit-of-production basis. When assets that are part of a composite group are retired, sold, abandoned or otherwise disposed of, the cost is charged against accumulated depreciation, depletion and amortization. Where depreciation is accumulated for specific assets, gains or losses on disposal are included in income currently.
RESTORATION, REMOVAL AND ENVIRONMENTAL LIABILITIES
The  estimated   costs  of  restoration  and  removal  of  major  producing facilities are accrued on a unit-of-production basis over the life of the property. The estimated future costs for known environmental remediation requirements are accrued when it is probable that a liability has been incurred and the amount of remediation costs can be reasonably estimated. These amounts are the undiscounted, future estimated costs under existing regulatory requirements and using existing technology.
DERIVATIVE FINANCIAL INSTRUMENTS
Mobil uses derivative financial instruments primarily for purposes of hedging its exposure to fluctuations in interest rates, foreign currency exchange rates and hydrocarbon prices. Gains and losses are recognized concurrent with the recognition of the economic impact of the underlying exposures using either the accrual or deferral method of accounting. Under the accrual method, which is used for swaps, differentials in the swapped amounts are recorded as adjustments of the underlying periodic cash flows that are being hedged. Under the deferral method, gains and losses resulting from changes in value of derivative instruments are deferred and recognized in the same period as the gains and losses of the items being hedged.

                          NOTES TO FINANCIAL STATEMENTS

1. MAJOR ACCOUNTING POLICIES (concluded)
FOREIGN CURRENCY TRANSLATION
The functional currency for most foreign operations is the local currency. The cumulative effects of translating the balance sheet accounts from the functional currency into the U.S. dollar at current exchange rates are included in the Cumulative Foreign Exchange Translation Adjustment in Shareholders' Equity. The U.S. dollar is used as the functional currency for operations in highly inflationary foreign economies and for exploration and producing operations in Indonesia, Nigeria and Australia. For all operations, gains or losses from remeasuring foreign currency transactions into the functional currency are included in income.

2. ALLIANCES AND RESTRUCTURINGS
ALLIANCE WITH BP
Mobil and The British Petroleum Company p.l.c. (BP) agreed to form a strategic alliance that will combine their European refining and marketing operations for fuels and lubricants. The alliance will be implemented through separate operating businesses for fuels and for lubricants in each of the countries where Mobil and BP affiliates are already active or may develop future business. The 43 countries covered by the alliance include the 15 European Union nations, together with Switzerland, Turkey, Cyprus, all of the countries of Eastern Europe, and Russia west of the Urals. The businesses in the United Kingdom,
Turkey, and Portugal commenced operations in the fourth quarter of 1996. Businesses in the remaining countries will be implemented in 1997.
     In each country, Mobil will have a 30% interest in the fuels business and a 51% interest in the lubricants business. Employees and management teams of the two companies were realigned so that BP manages and operates the fuels businesses and Mobil manages and operates the lubricants businesses. Commercial and financial strategy for the alliance is coordinated by a committee with an equal number of representatives from each company. Mobil reports its share of the alliance assets, liabilities, revenues and operating expenses.
     The implementation of the alliance will result in the elimination of approximately 2,700 positions from the combined work forces of the companies, the rationalization of certain marketing assets and the disposal of surplus facilities. In 1996, Mobil recorded restructuring charges of $184 million ($145 million after tax) primarily for employee separation costs and facilities closure costs. Cash outlays associated with these provisions will be made throughout 1997 and 1998.
ALLIANCE WITH  PANENERGY
In 1996, Mobil Natural Gas Inc., a subsidiary of Mobil Corporation, and PanEnergy Trading and Marketing Services, Inc., a subsidiary of PanEnergy Corporation, formed a joint venture to market both equity and third party natural gas. This venture, conducting business as PanEnergy Marketing, L.L.C. in the United States, and PanEnergy Marketing, L.P. in Canada, is being operated by PanEnergy. PanEnergy has a 60% equity interest in both natural gas marketing entities with Mobil owning the remaining 40% interest.
     Under the terms of the agreement, Mobil will process its U.S. and Canadian equity natural gas production with PanEnergy for an initial period of ten years. In addition, in a separate transaction, Mobil sold its domestic natural gas gathering and processing assets to PanEnergy in 1996 for approximately $300 million, resulting in a gain of $104 million ($62 million after tax).
OTHER RESTRUCTURINGS
During 1995 and 1996, Mobil implemented five major restructuring programs affecting worldwide staff support services, U.S. upstream and downstream businesses, and European refining and lubricant blending operations, resulting in the elimination of about 7,000 positions and the closure of certain facilities. Provisions for these and other smaller programs totaled $911 million ($590 million after tax) and were charged to income in 1995 as the programs were announced. An additional provision of $11 million ($7 million after tax) was charged to income in 1996, mainly for additional cash outlays for a larger-than-expected number of work force reductions.

                          NOTES TO FINANCIAL STATEMENTS


2. ALLIANCES AND RESTRUCTURINGS (concluded)
     Following is an update on the progress of these plans:
     Staff Support Services -This program was implemented in 1996 and resulted in work force reductions of about 5,000 employees. Cash outlays for this pro-gram primarily related to employee separation benefits, totaled $226 million at December 31, 1996. The remaining reserve balance of $98 million is expected to be spent in 1997 for ongoing employee separation benefits. Noncash costs, mainly to write-down surplus facilities and equipment in the U.S. and United Kingdom to estimated realizable value, totaled $68 million ($52 million after tax) in 1995.
     Other Programs -The U.S. upstream and downstream programs were completed in 1996 and resulted in work force reductions of approximately 1,350 employees. The European refining and lubricant blending restructurings were completed in 1996, and resulted in work force reductions of about 650 employees at year-end. Cash spending for these programs totaled $212 million at December 31, 1996, mainly for employee separations and facility shutdown costs. The remaining reserve balance of $125 million is expected to be spent in 1997 for ongoing employee separation benefits. Noncash costs for writing off the investment at the Woerth refinery and for other plant write-offs totaled $161 million ($76 million after tax) in 1995.

3. ACQUISITIONS AND DISPOSITIONS
In 1996, Mobil Exploration and Producing Australia Pty Ltd, an Australian subsidiary of Mobil, acquired Ampolex Limited (Ampolex), an Australian oil and gas company, for $1,394 million. This acquisition was recorded using the purchase accounting method for business combinations with the purchase price being allocated to the assets acquired and liabilities assumed on the basis of estimated fair value. Had Ampolex been consolidated since the beginning of the year, the impact on the financial statements would not have been significant.
     In 1996, Mobil acquired a 25% equity interest in a joint venture that owns the Tengiz oil field in the Republic of Kazakstan. To date, Mobil has paid $546 million and has recorded its obligation for the remaining $555 million that is payable in installments through the year 2000, upon reaching certain project milestones.
     In 1996, Mobil sold its land development business and various other noncore assets, including: 1) Tucker Housewares, the Composite Products Division and the Muehlstein resin trading business (units of Mobil Chemical), 2) a phosphate mine, 3) a 20-acre commercial development and hotel in Reston, Virginia, and 4) various Exploration & Producing properties in North America, including gas gathering and processing facilities in the United States. Total proceeds for these and other assets sold in 1996 were $1,759 million.
     In 1995, Mobil Chemical sold its Plastics Division for $1.27 billion, generating a gain on sale of assets in excess of $500 million after tax. The Plastics Division was a marketer and manufacturer of plastic packaging and consumer products in North America. Total proceeds from this and other smaller sales, including various noncore oil and gas properties, were $2,034 million in 1995.
     Net pre-tax gains from asset sales are included on the line "Income from equity investments, asset sales, interest and other" on the Consolidated Income Statement (see page 31). These sales are part of Mobil's long-term strategy of redirecting its investments to its core petroleum and petrochemicals businesses.

                          NOTES TO FINANCIAL STATEMENTS

4. SUMMARY  FINANCIAL  INFORMATION OF UNCONSOLIDATED  EQUITY AFFILIATES
Summary financial information for affiliated companies (owned 50% or less) accounted for on the equity method is shown in the table below. Mobil's investment in these companies is included in Investments and Long-term Receivables. The equity affiliates are primarily engaged in producing, refining and marketing in Germany, the Middle East, Kazakstan, Japan and elsewhere in the Asia-Pacific region, gas marketing in the U.S. and petrochemical and lube manufacturing in the Middle East. Also included are interests in several pipeline ventures.
     Undistributed earnings of the equity affiliates included in Earnings Retained in the Business were $544 million at December 31, 1996. Dividends received from these companies were $203 million in 1994, $346 million in 1995 and $432 million in 1996.
     Accounts and Notes Receivable in the Consolidated Balance Sheet include $227 million and $359 million at December 31, 1995 and 1996, respectively, of amounts due from equity affiliates. Accounts Payable include $531 million and $609 million at December 31, 1995 and 1996, respectively, of amounts due to equity affiliates.

------------------------------------------------------------------------------------------------
EQUITY METHOD AFFILIATES (In millions)  1994                   1995                 1996
------------------------------------------------------------------------------------------------
                               Total  Mobil Share     Total  Mobil Share   TOTAL  MOBIL SHARE
------------------------------------------------------------------------------------------------
Current assets             $  8,559   $  2,639     $  8,345   $  2,678  $  9,784   $  3,237
Noncurrent assets            11,366      3,637       12,220      3,735    16,224      5,260
Current liabilities          (7,865)    (2,493)      (8,027)    (2,643)   (9,817)    (3,354)
Long-term debt               (2,271)      (822)      (2,520)      (758)   (4,455)    (1,117)
Other liabilities            (2,101)      (576)      (2,122)      (595)   (2,064)      (605)
------------------------------------------------------------------------------------------------
Net assets                 $  7,688   $  2,385     $  7,896   $  2,417  $  9,672   $  3,421
------------------------------------------------------------------------------------------------
Gross revenues             $ 27,600   $  8,696     $ 31,324   $  9,835  $ 32,296   $ 10,337
------------------------------------------------------------------------------------------------
Income before taxes          $1,175   $    349     $  1,360   $    466  $  1,307   $    429
Net income                      578        187(1)     1,088        397       969        279
------------------------------------------------------------------------------------------------
Capital expenditures       $  1,711   $    421     $  1,650   $    337  $  2,044   $    435
------------------------------------------------------------------------------------------------

(1) Includes $56 million charge related to the LCM change in accounting principle (see Note 5 on pages 41-42).


5. INVENTORIES
Inventories valued at cost under the LIFO method represented about 60% of Mobil's worldwide consolidated inventories, both at December 31, 1995, and 1996.

--------------------------------------------------------------------------------
INVENTORIES (In millions)
--------------------------------------------------------------------------------
At December 31                                           1995              1996
--------------------------------------------------------------------------------
Crude oil and petroleum products                       $2,371            $2,314
Chemical products                                         298               260
Other, mainly materials and supplies                      618               443
--------------------------------------------------------------------------------
Total                                                  $3,287            $3,017
--------------------------------------------------------------------------------

   At December 31, 1995, the worldwide excess of market over book value of inventories valued under the LIFO method was $1,188 million. At December 31, 1996, the worldwide excess of market over book value of inventories valued under the LIFO method was $1,621 million ($1,187 million--U.S.; $214 million--Europe; $178 million--Asia-Pacific; and $42 million--Other Areas).

                          NOTES TO FINANCIAL STATEMENTS

5. INVENTORIES (Concluded)
   Effective January 1, 1994, Mobil changed the method of accounting it uses to apply the lower of cost or market (LCM) test for its crude oil and product inventories. The LCM test is now measured, and the results are recognized separately, on a country-by-country basis, and any resulting write-downs to market are recorded as permanent adjustments to the last-in, first-out (LIFO) cost of inventory. Previously, Mobil aggregated its worldwide inventories into one pool for the determination of the LCM measurement. The $680 million after-tax charge to 1994 net income represents the cumulative effect of this accounting change as of January 1, 1994. The new method of applying the LCM test to the book value of inventories is preferable because Mobil's financial statements will better reflect local market conditions and exchange rates in the countries in which Mobil operates.
   If Mobil had not changed its accounting method, it would have been required to restore to 1994 income the $250 million after-tax LCM charge taken in 1993 as local currency crude oil and product prices rose above year-end 1993 levels.

6. PROPERTIES, PLANTS AND EQUIPMENT
Properties,   plants  and  equipment  are  stated  at  cost,  less   accumulated
depreciation, depletion and amortization of $26,869 million at December 31, 1995, and $27,648 million at December 31, 1996.

--------------------------------------------------------------------------------
PROPERTIES, PLANTS AND EQUIPMENT (In millions)     1995              1996
--------------------------------------------------------------------------------
At December 31                                 Net     Gross      NET     GROSS
--------------------------------------------------------------------------------
Petroleum Operations
   Exploration & Producing                 $11,452   $27,612  $14,000   $30,472
   Marketing                                 4,904     7,496    5,213     8,030
   Refining                                  5,179    10,002    5,251    10,545
   Other Marketing & Refining Activities     1,244     2,843    1,003     2,583
Chemical                                     1,530     2,886    1,662     2,919
Corporate and Other                            541       880      350       578
--------------------------------------------------------------------------------
Total                                      $24,850   $51,719  $27,479   $55,127
--------------------------------------------------------------------------------

   In the fourth quarter of 1995, Mobil adopted FAS 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, resulting in a before-tax, $774 million noncash charge to "Depreciation, depletion and amortization" on the Consolidated Statement of Income ($487 million after tax). The charge relates to impairment of upstream producing properties, primarily in the U.S. and Canada.
   Prior to the adoption of FAS 121, the company's policy was to write down to breakeven significant properties determined to be permanently impaired. Under this pre-FAS 121 policy, significant fields (defined as $50 million or more of net book value) were evaluated separately and written down to breakeven if expected operating results were not projected to recover the carrying value of the field. Smaller properties were considered on a worldwide basis. The adoption of FAS 121 required that the company change its former policy to a policy of:
(1) assessing all producing fields, without regard to the carrying value of a field, on a field-by-field basis; (2) using breakeven, based on undiscounted cash flows, for the recognition test; and (3) measuring impairment based on fair values rather than undiscounted breakeven values.

                          NOTES TO FINANCIAL STATEMENTS

7. LEASES
Mobil leases real estate, service stations, pipelines, tankers and other equipment through noncancelable capital and operating leases.

--------------------------------------------------------------------------------
RENTAL EXPENSE (In millions)
--------------------------------------------------------------------------------
Year ended December 31                             1994        1995        1996
--------------------------------------------------------------------------------
Minimum rentals                                  $1,121      $1,195      $1,260
Contingent rentals                                   71          97          55
--------------------------------------------------------------------------------
Total                                             1,192       1,292       1,315
Less: sublease rental income                        172         187         188
--------------------------------------------------------------------------------
Net rental expense                               $1,020      $1,105      $1,127
--------------------------------------------------------------------------------

   Contingent lease rentals for operating and capital leases are determined generally by volumetric measurement or sales revenue. Some rental agreements contain escalation provisions that may require higher, future rent payments. Mobil does not expect that such rent increases, if any, will have a material effect on future earnings.

--------------------------------------------------------------------------------
FUTURE MINIMUM LEASE PAYMENTS UNDER NONCANCELABLE LEASES (In millions)
--------------------------------------------------------------------------------
At December 31, 1996                Operating Leases  Capital Lease Obligations
--------------------------------------------------------------------------------
1997                                        $  312                    $ 59
1998                                           259                      67
1999                                           207                      65
2000                                           162                      11
2001                                           133                      10
Later years                                  1,629                     125
--------------------------------------------------------------------------------
Future minimum lease payments               $2,702                    $337
--------------------------------------------------------------------------------
Less: executory costs                                                    1
      interest                                                          89
--------------------------------------------------------------------------------
Total capital lease obligations                                        247
Less: short-term portion of capital lease obligations                   39
--------------------------------------------------------------------------------
Long-term portion of capital lease obligations                        $208
--------------------------------------------------------------------------------

   Future minimum lease payments have not been reduced by future minimum sublease rentals of $86 million under operating leases. Capital leases included in Net Properties, Plants and Equipment were $312 million at December 31, 1995, and $243 million at December 31, 1996.

8. SHORT-TERM DEBT
At December 31, 1996, Mobil had $645 million of unused short-term lines of credit supporting commercial paper borrowing arrangements. A total of $369 million of these unused lines is subject to annual commitment fees. Interest on borrowings under these lines is based on the London Interbank Offered Rate, the Domestic Certificate of Deposit Rate or a specified prime rate, as selected from time to time by Mobil.

------------------------------------------------------------------------------------------------
Short-term debt (In millions)                        1995                        1996
------------------------------------------------------------------------------------------------
At December 31                           Amount   Interest Rate(1)   AMOUNT   INTEREST RATE(1)
------------------------------------------------------------------------------------------------
Notes and loans payable
  Commercial paper                       $  853       6 3/8%         $1,634      5 7/8%
  Banks and Other                           766       7    %            894      6 5/8%
------------------------------------------------------------------------------------------------
Total notes and loans payable             1,619                       2,528
------------------------------------------------------------------------------------------------
Long-term debt maturing within one year     508                         897
------------------------------------------------------------------------------------------------
Total short-term debt                    $2,127                      $3,425
------------------------------------------------------------------------------------------------

(1) Percentages shown in the table are weighted average interest rates at the end of the year.

                          NOTES TO FINANCIAL STATEMENTS

OUR DEBT-TO-CAPITALZATION RATIO
OF 29% PROVIDES FINANCIAL FLEXI-
BILITY TO INCREASE INVESTMENT
SPENDING WHEN ECONOMIC OPPORTUN-
ITIES ARISE.

9. LONG-TERM DEBT
The table below summarizes Mobil's consolidated Long-term Debt. A significant portion of this debt is issued by subsidiaries and is guaranteed by Mobil.
   At year-end 1996, Mobil had shelf registrations on file with the SEC that would permit the offer and sale of $1,815 million of debt securities. Additionally, at December 31, 1996, the ESOP Trust had a shelf registration on file with the SEC permitting the offer and sale of $190 million of debt securities, guaranteed by Mobil. Subsequent to year-end, the ESOP Trust issued $35 million principal amount of fixed rate notes with the proceeds used to fund a portion of the scheduled principal and interest payments on its existing indebtedness. The proceeds of any additional debt securities issued by the ESOP Trust would similarly be used to refund its existing indebtedness. Also at year-end 1996, shelf registrations allowing the issuance of U.S. $2 billion of Euro-Medium-Term Notes and bonds having a principal amount of 30 billion Japanese yen were in place.
   Long-term debt that becomes due during the next five years is: 1997-$897 million; 1998-$745 million; 1999-$908 million; 2000-$350 million; and 2001-$363 million.

--------------------------------------------------------------------------------
LONG-TERM DEBt (In millions)
--------------------------------------------------------------------------------
At December 31                                         1995           1996
--------------------------------------------------------------------------------
6 1/2% notes due 1996                               $   148         $   --
6 1/2% notes due 1997                                   148            148
6.025% notes due 1998                                    --            200
7 1/4% notes due 1999                                   172            162(1)
8 5/8% notes due 2006                                    --            250
7 5/8% debentures due 2033                              250            240(1)
8% debentures due 2032                                  250            250
8 1/8% Canadian dollar Eurobonds due 1998               111            111
    (swapped into 6.8% U.S. $ debt)
8 3/8% notes due 2001                                   200            200
8 5/8% debentures due 2021                              250            250
9% Canadian dollar Eurobonds due 1997                   110            110
    (swapped into 7.0% U.S. $ debt)
9% European Currency Unit Eurobonds due 1997            148            148
    (swapped into 7.0% U.S. $ debt)
9 5/8% U.K. sterling Eurobonds due 1999                 170            187
Variable rate notes due 1999 (6.8%)(2)                  107            110
Japanese yen loans due 2003-2005 (2.6%)(2)              438            388
ESOP Trust debentures/notes due 2000-2004 (8.6%)(2)     578            525
Variable rate project financing due 1998 (6.6%)(2)      157            105
Industrial revenue bonds due 1998-2030 (5.7%)(2)        390            491
Other foreign currencies due 1996-2030 (6.5%)(2)      1,087          1,090
Other due 1997-2008 (7.9%)(2)                           149            135
Capital lease obligations                               274            247
--------------------------------------------------------------------------------
Total                                                 5,137          5,347
Less: long-term debt maturing within one year           508            897
--------------------------------------------------------------------------------
Total long-term debt                                 $4,629         $4,450
--------------------------------------------------------------------------------

(1) Net of repurchases.
(2) The percentages shown in parentheses in the table are weighted average interest rates at December 31, 1996.

                          NOTES TO FINANCIAL STATEMENTS

10. FINANCIAL INSTRUMENTS AND RISK MANAGEMENT
Mobil uses derivative financial instruments to manage risks resulting from fluctuations in underlying interest rates, foreign exchange rates, and hydrocarbon prices. Because Mobil operates in the international oil and gas markets and has significant financing requirements, it has exposure to these risks, which can affect the cost of operating, investing, and financing. Derivative instruments creating essentially equal and offsetting market exposures are used to help manage these risks. The derivative financial instruments held by Mobil are not leveraged and are principally held for purposes other than trading.
   In addition to creating market risks that offset the risks associated with the underlying business exposures, derivative instruments also give rise to credit risk due to possible nonperformance by counter-parties. However, through its ongoing control procedures, Mobil monitors the creditworthiness of its counter-parties and its existing exposures to them under the derivative instruments. The overall exposure to credit risk is considered to be minimal.
   Debt-related Derivative Instruments - Mobil has entered into interest rate swaps, cross currency interest rate swaps, futures, and forward exchange contracts. These financial instruments have the effect of changing the interest rate and currency of the original borrowings with the objective of minimizing Mobil's borrowing costs. The maturities of most of these instruments are closely matched to the maturities of the underlying debt. The notional principal amounts of these derivative instruments were $5,797 million and $4,053 million at December 31, 1995 and 1996, respectively. These activities resulted in a substantial portion of the fixed interest rate debt being swapped into floating interest rate debt as of December 31, 1995 and 1996.
   Interest differentials paid or received under interest rate swaps and cross currency interest rate swaps are recognized over the life of the contracts as adjustments to the effective yields of the underlying debt. Futures and foreign exchange contracts are valued at current rates. Gains and losses on contracts related to debt principal and current interest are recorded in income. Gains and losses related to future period interest are deferred and recognized in income in the period to which they relate.
   The fair value of Mobil's debt portfolio was $6,646 million ($6,746 million debt less $100 million derivatives) and $7,825 million ($7,784 million debt plus $41 million derivatives) at December 31, 1995 and 1996, respectively. These fair values were greater than the carrying value by $139 million and $106 million at December 31, 1995 and 1996, respectively. This change was due to a small increase in long-term interest rates in 1996.
   Nondebt-related Instruments - Mobil has entered into forward exchange contracts and currency options to hedge U.S. dollar payables for purchases of crude oil and petroleum products, firm commitments for capital projects, the cash return from net investments in foreign affiliates to be remitted within the coming year, and local currency taxes. Changes in the value of these financial instruments offset the foreign exchange gains and losses of the transactions they are hedging. The notional principal amounts of the nondebt-related currency instruments were $8,969 million and $10,075 million at December 31, 1995 and 1996, respectively, and substantially all of them have maturities of less than one year. The fair value of nondebt-related financial instruments generally approximates carrying value.
   Mobil has also entered into commodity derivative financial instruments that can only be settled in cash. The notional amounts outstanding for these contracts were $1,653 million and $1,404 million at December 31, 1995 and 1996, respectively. Fair value approximates carrying value.
   Risk Based Measurements - In its risk management activities, Mobil measures its value at risk using simulation techniques that project probability of expected changes in values from market movements on financial exposures that vary from management's defined benchmarks. These benchmarks are standards that have been established by management and represent the risk profile of the environment in which Mobil operates and the assets that are being financed. Value at risk is defined as the maximum potential gain or loss from a one-day market movement in interest and currency rates that would cover 99.7% of all such movements measured against the benchmarks. At December 31, 1995 and 1996, the value at risk in Mobil's debt and currency portfolio, as measured against these defined benchmarks, was $5 million.

                          NOTES TO FINANCIAL STATEMENTS

11. TAXES

--------------------------------------------------------------------------------------------------------------------------
TOTAL TAXES (In millions)                    1994                          1995                          1996
--------------------------------------------------------------------------------------------------------------------------
Year ended December 31              U.S.   Foreign     Total      U.S.   Foreign     Total      U.S.   FOREIGN     TOTAL
--------------------------------------------------------------------------------------------------------------------------
Excise and state gasoline        $ 3,669   $ 4,093   $ 7,762   $ 3,972   $ 4,674   $ 8,646   $ 4,207   $ 5,029   $ 9,236
Import duties                         --     9,067     9,067        --     9,657     9,657        --     9,130     9,130
Property, production, payroll
  and other                          442       241       683       427       289       716       385       272       657
--------------------------------------------------------------------------------------------------------------------------
Total other than income taxes      4,111    13,401    17,512     4,399    14,620    19,019     4,592    14,431    19,023
--------------------------------------------------------------------------------------------------------------------------
Income taxes(1)
  U.S. state and local                63        --        63       113        --       113        63        --        63
  U.S. federal and foreign
    -current                         125     1,941     2,066       336     1,799     2,135       217     2,421     2,638
    -deferred                       (184)      (26)     (210)     (140)      (93)     (233)      163       283       446
--------------------------------------------------------------------------------------------------------------------------
Total income taxes                     4     1,915     1,919       309     1,706     2,015       443     2,704     3,147
--------------------------------------------------------------------------------------------------------------------------
Total taxes                      $ 4,115   $15,316   $19,431   $ 4,708   $16,326   $21,034   $ 5,035   $17,135   $22,170
--------------------------------------------------------------------------------------------------------------------------

(1) Excludes tax benefits of $358 million related to the cumulative effect of change in accounting principle in 1994.

Income from U.S. operations before income taxes was $481 million in 1994, $1,261 million in 1995 and $1,939 million in 1996. Income from foreign operations before income taxes for the same three years was $3,697 million, $3,594 million and $4,816 million, respectively. The loss from Corporate and Other and Net Financing Expense before income taxes for the same three years was $500 million, $464 million and $644 million, respectively.
   Deferred income taxes are provided for the temporary differences between the financial statement and tax bases of Mobil's assets and liabilities, and relate primarily to depreciation, intangible drilling costs, and provisions for restoration, removal and environmental costs, and employee benefits. Mobil does not provide deferred taxes for amounts that could result from the remittance of undistributed earnings of foreign affiliates since it is generally Mobil's intention to continue reinvesting these earnings indefinitely. Mobil's share of the undistributed earnings of consolidated subsidiaries and equity method affiliates, which could be subject to additional income taxes if remitted, was approximately $3.0 billion at December 31, 1996. If such dividends were to be remitted, foreign tax credits available under present law would reduce the amount of U.S. taxes payable.

--------------------------------------------------------------------------------
DEFERRED TAXES (In millions)
--------------------------------------------------------------------------------
At December 31                                    1995              1996
--------------------------------------------------------------------------------
Deferred tax liabilities
  Depreciation and amortization                 $3,898            $4,034
  Other                                            582(1)          1,287
--------------------------------------------------------------------------------
Total deferred tax liabilities                   4,480             5,321
--------------------------------------------------------------------------------
Deferred tax assets
  Book reserves                                  1,485             1,442
  Tax credits available for carry-forward
    (primarily without expiration)                 839               827
--------------------------------------------------------------------------------
Total deferred tax assets                        2,324             2,269
--------------------------------------------------------------------------------
Valuation allowance                               (368)(1)          (418)
--------------------------------------------------------------------------------
Net deferred tax liabilities                    $2,524            $3,470
--------------------------------------------------------------------------------

(1) Prior year data reclassified to conform with current year presentation.

                          NOTES TO FINANCIAL STATEMENTS

11. TAXES (concluded)

--------------------------------------------------------------------------------
RECONCILIATION OF U.S. STATUTORY
  RATE TO ACTUAL TAX RATE (In millions)   1994          1995           1996
--------------------------------------------------------------------------------
Year ended December 31               Amount     %  Amount      %  Amount      %
--------------------------------------------------------------------------------
Income before taxes and change in
  accounting principle              $3,678  100.0  $4,391  100.0  $6,111  100.0
--------------------------------------------------------------------------------
Theoretical tax at U.S. rate         1,287   35.0   1,537   35.0   2,139   35.0
Foreign taxes in excess of
  U.S. statutory rate                  661   18.0     611   13.9   1,108   18.1
Other items, net                       (29)  (0.8)   (133)  (3.0)   (100)  (1.6)
--------------------------------------------------------------------------------
Total income taxes                  $1,919   52.2  $2,015   45.9  $3,147   51.5
--------------------------------------------------------------------------------

12. RESTORATION, REMOVAL AND ENVIRONMENTAL LIABILITIES
Exploration and producing properties must generally be restored to their original condition when the oil or gas reserves are depleted and/or operations cease. At December 31, 1995 and 1996, $835 million and $864 million, respectively, had been accrued for restoration and removal costs, mainly related to offshore producing facilities.
   Mobil accrues for its best estimate of the future costs associated with known environmental remediation requirements at its service stations, marketing terminals, refineries and plants, and at certain Superfund sites. At December 31, 1995 and 1996, the accumulated reserve for environmental remediation costs was $519 million and $460 million, respectively. Of these amounts, $100 million and $84 million were included in current accrued liabilities in the Consolidated Balance Sheet. Amounts accrued with respect to Superfund waste disposal sites, which are not material, are based on the company's best estimate of its portion of the costs of remediating such sites.

13. FOREIGN CURRENCY
Foreign exchange transaction gains of $70 million in 1994, $8 million in 1995 and losses of $17 million in 1996 were included in income. These include amounts applicable to companies accounted for on the equity method.
         The effect of foreign currency translation on Mobil's balance sheet accounts is shown below.

--------------------------------------------------------------------------------
Cumulative foreign exchange translation adjustment (In millions)
--------------------------------------------------------------------------------
At December 31                                        1994      1995      1996
--------------------------------------------------------------------------------
Properties, plants and equipment, net                $(273)    $(124)   $  (27)
Deferred income taxes                                 (199)     (252)     (256)
Working capital, debt and other items, net             349       349       210
--------------------------------------------------------------------------------
Total                                                $(123)    $ (27)   $  (73)
--------------------------------------------------------------------------------

14. EMPLOYEE STOCK OWNERSHIP PLAN (ESOP)
Mobil Oil's Employees Savings Plan includes an ESOP covering most U.S. employees. In 1989 the ESOP Trust, supported by Mobil guarantees, borrowed $800 million. The ESOP Trust used the proceeds of the loan to purchase 102,894 shares of Series B ESOP Convertible Preferred Stock from Mobil. Each preferred share has a liquidation value of $7,775, is convertible into 100 shares of common stock and is entitled to 100 votes. Dividends on the preferred stock are cumulative and payable at an annual rate of $600 per share. The ESOP Trust uses the preferred dividends not allocated to employees to make principal and interest payments on the notes. As debt service exceeds the dividends, Mobil is required to fund the excess. In 1994, 1995 and 1996, this excess was $29 million, $50 million and $47 million, respectively.
   The guaranteed ESOP borrowing is included in Mobil's debt. The future compensation to be earned by employees is classified in Shareholders' Equity. These amounts are reduced and expense is recognized as the debt is repaid and shares are earned by employees. In 1994, 1995 and 1996, total ESOP- related expenses were $32 million, $54 million and $49 million, respectively.
   Interest incurred on ESOP debt in 1994, 1995 and 1996 was $58 million, $54 million and $48 million, respectively.

                          NOTES TO FINANCIAL STATEMENTS

15. EMPLOYEE BENEFITS
Employee benefits that Mobil provides in the U.S. are contributory and noncontributory medical and dental plans, pension plans, group life insurance, savings plans, an employee stock ownership plan, disability plans for sickness and accidents, and termination plans. Mobil's international affiliates also provide various pension and other employee benefit plans. Mobil makes contributions to funded plans and provides book reserves for unfunded plans.
   Mobil also provides certain postretirement health care and life insurance benefits for most U.S. retirees, if they are working for the company when they become eligible for retirement. Premium costs are shared on a plan-by-plan basis between Mobil and the participants. Postretirement health care benefits are provided both before and after eligibility for Medicare. The life insurance plans provide for a single lump sum payment to a designated beneficiary. The amount of the lump sum payment varies depending on employment date, age and years since retirement. There is no material obligation for Mobil to provide postretirement benefits for international retirees because they are covered primarily by local government programs.
   The charge to Mobil's income for U.S. postretirement health care and life insurance plans was $67 million in 1994, $60 million in 1995 and $64 million in 1996.
   The components of Mobil's net postretirement benefit expense for U.S. plans and the status of Mobil's U.S. postretirement benefit plans and the amounts recognized in the Consolidated Balance Sheet are detailed below:

-------------------------------------------------------------------------------------------------------
Postretirement benefit expense, excluding pensions (In millions)    Health Care      Life Insurance
-------------------------------------------------------------------------------------------------------
Year ended December 31                                          1994  1995  1996  1994   1995   1996
-------------------------------------------------------------------------------------------------------
Benefits earned by employees during the year                    $ 11  $  8  $ 10  $  2   $  1   $  2
Interest cost on accumulated postretirement benefit obligations   29    28    27    27     28     26
Actual (earnings) on assets                                       --    --    --    (1)    --     --
Amortization of unrecognized amounts                              (1)   (5)   (1)   --     --     --
-------------------------------------------------------------------------------------------------------
Net postretirement benefit expense                              $ 39  $ 31  $ 36  $ 28   $ 29   $ 28
-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------
STATUS OF POSTRETIREMENT BENEFIT PLANS (In millions)                Health Care      Life Insurance
-------------------------------------------------------------------------------------------------------
At December 31                                                        1995  1996         1995   1996
-------------------------------------------------------------------------------------------------------
ACTUARIAL PRESENT VALUE OF ACCUMULATED
 POSTRETIREMENT BENEFIT OBLIGATIONS
  Retirees                                                            $242  $315         $312   $302
  Other fully eligible plan participants                                52    37           53     34
  Other active plan participants                                       113    96           24     18
-------------------------------------------------------------------------------------------------------
Accumulated postretirement benefit obligations                        $407  $448         $389   $354
-------------------------------------------------------------------------------------------------------
BOOK RESERVES                                                         $443  $457         $353   $359
-------------------------------------------------------------------------------------------------------
BOOK RESERVES GREATER (LESS) THAN
 ACCUMULATED POSTRETIREMENT BENEFIT OBLIGATIONS                       $ 36  $  9         $(36)  $  5
-------------------------------------------------------------------------------------------------------
Consisting of:
  Unrecognized prior service costs                                    $ 11  $ 10         $ --   $ --
  Unrecognized net gain (loss)                                          25    (1)         (36)     5
-------------------------------------------------------------------------------------------------------

  At December 31, 1996, the health care cost trend used to calculate the accumulated postretirement benefit obligations is 9.1% for 1997 and is assumed to decrease gradually over 8 years to 5.5%. At December 31, 1995, the health care cost trend rate was assumed to be 9.7% for 1996, declining gradually to 5.5% after 9 years. A 1% increase in the assumed health care cost trend rate for each year would increase the 1996 net postretirement benefit expense and the accumulated postretirement benefit obligation as of December 31, 1996, by approximately $5 million and $46 million, respectively.
  The discount rate used in determining the postretirement benefit obligation was 7.25% in 1996 and 7.0% in 1995.

                          NOTES TO FINANCIAL STATEMENTS

                                             PENSION PLAN ASSETS AND
                                             BOOK RESERVES EXCEEDED
                                             ACCUMULATED BENEFIT OBLIGATIONS
                                             BY $1,111 MILLION AT THE END OF
                                             1996.

15. EMPLOYEE BENEFITS (concluded)
   The majority of full-time U.S. employees are covered by funded noncontributory pension plans. These plans are primarily final average pay plans. Mobil's funding for these plans is based on the projected unit credit actuarial cost method.
   Mobil's international employees are covered by pension and similar plans. Coverage and benefits vary from country to country. Mobil's funding policy also varies, in line with local commercial, actuarial and taxation practices.
   The worldwide charge to Mobil's income for pension plans was $214 million in 1994, $192 million in 1995 and $208 million in 1996.
   The components of net pension expense for Mobil's plans and the status of Mobil's pension plans and the amounts recognized in the Consolidated Balance Sheet are detailed below:

---------------------------------------------------------------------------------------------------------------
PENSION EXPENSE (In millions)                                   U.S. Plans             International Plans
---------------------------------------------------------------------------------------------------------------
Year ended December 31                                    1994     1995     1996     1994     1995     1996
---------------------------------------------------------------------------------------------------------------
Benefits earned by employees during the year             $ 107    $  76    $  92    $  91    $  85    $  84
Interest cost on projected benefit obligations             194      190      185      117      125      128
Actual (earnings) loss on assets                            (4)    (638)    (334)      30     (143)    (101)
Deferral of actual earnings on assets
   greater (less) than expected returns                   (224)     418       94     (103)      68       24
Amortization of unrecognized amounts                       (12)     (10)     (16)      18       21       52
---------------------------------------------------------------------------------------------------------------
Net pension expense                                      $  61    $  36    $  21    $ 153    $ 156    $ 187
---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------
STATUS OF PENSION PLANS (In millions)                             U.S. Plans              International Plans
---------------------------------------------------------------------------------------------------------------
At December 31                                                  1995        1996              1995     1996
---------------------------------------------------------------------------------------------------------------
ACTUARIAL PRESENT VALUE OF BENEFIT OBLIGATIONS
  Vested                                                          $2,169  $2,026             $1,602   $1,679
  Non-vested                                                         173     146                126      129
---------------------------------------------------------------------------------------------------------------
Accumulated benefit obligations                                    2,342   2,172              1,728    1,808
Additional amounts related to projected pay increases                498     398                418      438
---------------------------------------------------------------------------------------------------------------
Projected benefit obligations                                     $2,840  $2,570             $2,146   $2,246
---------------------------------------------------------------------------------------------------------------
ASSETS AND BOOK RESERVES
  Plan assets at fair value, primarily in equity
    and fixed income securities                                   $2,919  $2,750             $1,044   $1,145
  Book reserves                                                      132     136              1,043    1,060
---------------------------------------------------------------------------------------------------------------
Total assets and book reserves                                    $3,051  $2,886             $2,087   $2,205
---------------------------------------------------------------------------------------------------------------
ASSETS AND BOOK RESERVES GREATER (LESS)
  THAN PROJECTED BENEFIT OBLIGATIONS                              $  211  $  316             $  (59)  $  (41)
---------------------------------------------------------------------------------------------------------------
Consisting of:
  Unrecognized net asset (liability) at date of
    initial application of FAS 87                                 $  181  $  150             $  (52)  $  (26)
  Unrecognized prior service cost                                   (164)   (178)               (66)     (27)
  Unrecognized net gain (loss)                                        57     192               (169)    (213)
  Minimum liability and pre-funded expenses                          137     152                228      225
---------------------------------------------------------------------------------------------------------------
Assets and book reserves greater (less) than
  projected benefit obligations                                   $  211  $  316             $  (59)  $  (41)
---------------------------------------------------------------------------------------------------------------
WEIGHTED  AVERAGE RATES USED IN DETERMINING
  THE ACTUARIAL  PRESENT VALUE OF THE
  PROJECTED BENEFIT OBLIGATIONS (percent)
  Discount rate                                                     7.00    7.25                7.3      6.9
  Rate of increase in future compensation levels                    4.00    4.00                5.3      5.3
EXPECTED LONG-TERM RATE OF RETURN ON PLAN ASSETS
  USED IN DETERMINING CURRENT YEAR EXPENSE (percent)                9.00    9.00                8.7      8.4
---------------------------------------------------------------------------------------------------------------
Memo: assets and book reserves greater than
  accumulated benefit obligations                                 $  709  $  714             $  359   $  397
---------------------------------------------------------------------------------------------------------------

                          NOTES TO FINANCIAL STATEMENTS

16. STOCK-BASED COMPENSATION PLANS
Under the 1995 Mobil Incentive Compensation and Stock Ownership Plan (the Plan) approved by shareholders, options may be granted to key employees to purchase annually a maximum of 0.9% of the total common shares outstanding at the end of the year preceding each year of its five-year life (less the number of shares of restricted stock granted and the number of equivalent share units allotted as long-term incentive awards under the Plan), cumulative from the effective date of the Plan. No additional options may be granted under earlier plans. Stock options have a maximum term of 10 years, are granted at 100% of the fair market value of Mobil common stock at the time of the award, and may be exercised to purchase stock after vesting requirements have been met. Stock appreciation rights (SARs), where applicable, permit the holder to receive stock, cash or a combination thereof equal to the amount by which the fair market value at the time of relinquishment of the option exceeds the option price.
   Based on the December 31, 1996, number of shares outstanding, there were 5,614,174 shares or share units available for option grants and other awards referred to above in 1997. Based on the December 31, 1995, number of shares outstanding, there were 4,341,973 shares or share units available for option grants and other awards referred to above in 1996.
   There were 129,270 and 370,635 shares under option in the 1981 plan at January 1, 1995 and 1994, respectively, of which 127,720 and 237,665 shares were exercised during 1995 and 1994, respectively, and 3,700 shares expired or were cancelled in 1994, and the remaining shares expired or were canceled during 1995.

--------------------------------------------------------------------------------------------------------------------------
STOCK OPTION TRANSACTIONS                                1986 Plan            1991 Plan                  1995 Plan
--------------------------------------------------------------------------------------------------------------------------
                                                     Shares Weighted       Shares    Weighted         Shares   Weighted
                                                             Average                  Average                   Average
                                                              Price                    Price                      Price
--------------------------------------------------------------------------------------------------------------------------
January 1, 1994-shares under option               5,298,517   $52.37    6,006,817     $ 62.88
--------------------------------------------------------------------------------------------------------------------------
Changes during 1994
  Options granted                                                       2,143,100       80.69
  Options granted                                                       1,121,000       86.06
  Options expired or canceled                                             (27,818)      74.34
  Options exercised                                (553,849)   47.04     (309,696)      62.81
  SARs exercised                                   (267,702)   55.05      (73,047)      61.44
--------------------------------------------------------------------------------------------------------------------------
December 31, 1994-shares under option             4,476,966   $52.88    8,860,356     $ 70.10
--------------------------------------------------------------------------------------------------------------------------
Changes during 1995
  Options granted                                                                                  2,677,350    $ 87.31
  Options granted                                                                                      7,000     100.63
  Options expired or canceled                                             (26,231)      85.68        (12,900      87.31
  Options exercised                              (1,000,891)   49.03     (534,270)      65.26         (1,220)     87.31
  SARs exercised                                   (121,749)   56.95     (109,444)      62.87
--------------------------------------------------------------------------------------------------------------------------
December 31, 1995-shares under option             3,354,326   $53.87    8,190,411     $ 70.46      2,670,230    $ 87.35
--------------------------------------------------------------------------------------------------------------------------
Changes during 1996
  Options granted                                                                                  2,217,850     115.00
  Options granted                                                                                     20,000     115.06
  Options expired or canceled                          (500)   28.78      (22,350)      86.06        (51,750)    103.58
  Options exercised                                (896,502)   49.35     (715,739)      68.19        (58,910)     87.31
  SARs exercised                                    (41,444)   62.63      (28,446)      62.05
--------------------------------------------------------------------------------------------------------------------------
December 31, 1996-shares under option             2,415,880   $55.41    7,423,876     $ 70.67      4,797,420    $100.07
  Weighted average contractual life (years)            2.54                  6.00                       8.46
  Range of exercise price                      $44.19-64.25          $61.44-86.06              $87.31-115.06
--------------------------------------------------------------------------------------------------------------------------
Options exercisable at December 31, 1994          4,476,966   $52.88    5,125,425     $ 63.22
--------------------------------------------------------------------------------------------------------------------------
Options exercisable at December 31, 1995          3,354,326   $53.87    6,517,350     $ 66.96        184,280    $ 87.31
--------------------------------------------------------------------------------------------------------------------------
Options exercisable at December 31, 1996          2,415,880   $55.41    6,442,376     $ 68.32        609,770    $ 88.74
--------------------------------------------------------------------------------------------------------------------------

The effect of stock options on the company's consolidated financial statements is not significant.

                          NOTES TO FINANCIAL STATEMENTS

17. CAPITAL STOCK
At December 31, 1996, 600,000,000 shares of $2.00 par value preferred stock were authorized, and 445,357,805 shares were issued, including 51,743,350 shares held in the treasury.
     At December 31, 1996, 30,000,000 shares of $1.00 par value preferred stock were authorized, of which 6,000,000 shares of Series A Junior Participating Preferred Stock were authorized for issuance upon exercise of certain preferred stock purchase rights (no shares issued or outstanding) and 102,894 shares of Series B ESOP Convertible Preferred Stock were authorized for issuance. At December 31, 1995 and 1996, respectively, 92,864 and 88,168 shares of Series B ESOP Convertible Preferred Stock were outstanding. During 1995 and 1996, 2,914 and 4,696 of such shares, respectively, were redeemed.

----------------------------------------------------------------------------------------------------
CHANGES IN SHARES OF COMMON STOCK OUTSTANDING
----------------------------------------------------------------------------------------------------
Year ended December 31                                         1994           1995           1996
----------------------------------------------------------------------------------------------------
Common shares outstanding- beginning of year            398,167,941    395,987,017    394,559,881
Purchase of common stock for treasury                    (3,198,000)    (2,996,350)    (2,397,700)
Exercise of stock options and stock appreciation rights   1,014,245      1,554,945      1,599,816
Incentive compensation awards and restricted stock            2,831         14,269         32,458
----------------------------------------------------------------------------------------------------
Common shares outstanding- end of year                  395,987,017    394,559,881    393,794,455
----------------------------------------------------------------------------------------------------

   Subsequent to year end, Mobil's Board of Directors voted to split the company's outstanding common stock, two shares for one. This action is subject to Mobil stockholders approving an increase in the authorized common stock, from 600,000,000 shares of $2.00 par value to 1,200,000,000 shares of $1.00 par value, at the company's annual meeting scheduled for May 8, 1997. In addition, a special distribution of Series B ESOP Convertible Preferred Stock would be made that would double the number of shares of that stock outstanding and halve the liquidation value per share to $3,887.50.
   The accompanying consolidated financial statements have not been adjusted to reflect the effects of the proposed stock splits.

18. COMMITMENTS AND CONTINGENT LIABILITIES
Substantial  commitments  are made in the  normal  course  of  business  for the purchase of crude oil and petroleum products, and the acquisition or construction of properties, plants and equipment (including tankers for time charter to Mobil).
   Mobil has guaranteed $125 million of the obligations of others, excluding $276 million of certain cross-guarantees, primarily foreign customs duties, made with other responsible companies in the ordinary course of business. Mobil has also indirectly guaranteed repayment of approximately $500 million of debt issued by companies in which Mobil has an interest in the event projects financed with that debt are not completed as specified in the project completion guarantee agreements. In addition, Mobil has guaranteed specified revenues from crude oil, product and carbon dioxide shipments under agreements with pipeline companies in which it holds stock interests. If these companies are unable to meet certain obligations, Mobil may be required to advance funds against future transportation charges. No material loss is anticipated under these guarantees.
   Mobil and its subsidiaries are engaged in various litigations and have a number of unresolved claims pending. The amounts claimed are substantial, and the ultimate liability in respect of such litigations and claims cannot be determined at this time. Mobil has provided in its accounts for these items based on management's best judgment. Mobil is of the opinion that such liability, to the extent not provided for through insurance or otherwise, is not likely to be of material importance in relation to its accounts.

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


REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS
BOARD OF DIRECTORS AND SHAREHOLDERS
MOBIL CORPORATION
We have audited the accompanying consolidated balance sheets of Mobil Corporation as of December 31, 1995 and 1996, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1996, appearing on pages 31, 33, and 35 through 51. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Mobil Corporation at December 31, 1995 and 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.
   As discussed in Note 6 to the financial statements, in 1995, Mobil Corporation changed its method of accounting for the impairment of long-lived assets. As discussed in Note 5 to the financial statements, in 1994, the Company changed the method of accounting it uses to value its crude oil and product inventories at the lower of cost or market.



/S/ERNST & YOUNG LLP
   Fairfax, Virginia
   February 28, 1997

                           SUPPLEMENTARY INFORMATION

OIL AND GAS PRODUCING ACTIVITIES (unaudited)
THE ACCOMPANYING TABLES SET FORTH INFORMATION CONCERNING MOBIL'S OIL AND GAS PRODUCING ACTIVITIES AT DECEMBER 31, 1994, 1995 AND 1996, AND FOR THE YEARS THEN ENDED, AS REQUIRED BY FINANCIAL ACCOUNTING STANDARD (FAS) 69, DISCLOSURES ABOUT OIL AND GAS PRODUCING ACTIVITIES.

------------------------------------------------------------------------------------------------------------------------------------
TABLE 1: ESTIMATED QUANTITIES OF NET PROVED OIL AND NATURAL GAS LIQUIDS RESERVES (Millions of barrels)
------------------------------------------------------------------------------------------------------------------------------------
                                   United States         Europe         Asia-Pacific        Other Areas               Total
                                 -----------------  ----------------  ----------------   ------------------     ------------------
Year ended December 31           1994   1995  1996  1994  1995  1996  1994  1995  1996   1994   1995   1996     1994   1995   1996
------------------------------------------------------------------------------------------------------------------------------------
Net proved reserves of fully
consolidated companies:
  Beginning of year             1,116  1,052   986   357   401   373   204   175   103  1,132  1,291  1,426    2,809  2,919  2,888
  Revisions                        (3)    (9)   (8)    5   (13)    7     6   (37)    5     62    105     69       70     46     73
  Improved recovery                49     32    40   101    20     9    --    --    --    130     21     49      280     73     98
  Purchases                         2     11     4    --    24    --     2    --    54      5      2     10        9     37     68
  Sales                            (9)    (6)  (36)   --    --    (6)   --    --    --     (2)    (4)   (31)     (11)   (10)   (73)
  Extensions, discoveries
    and other additions             7      9    12     1     5    40    --    --    --     49     89    113       57    103    165
  Production                     (110)  (103)  (96)  (63)  (64)  (57)  (37)  (35)  (39)   (85)   (78)   (98)    (295)  (280)  (290)
------------------------------------------------------------------------------------------------------------------------------------
  End of year                   1,052    986   902   401   373   366   175   103    123 1,291  1,426  1,538    2,919  2,888  2,929
------------------------------------------------------------------------------------------------------------------------------------
Net proved reserves of
equity companies:(1)
  Beginning of year                --     --    --     2     2     2     8     7     --   524    516    529      534    525    531
  Revisions                        --     --    --    --    --    --    --     1     --    --     (4)     9       --     (3)     9
  Purchases                        --     --    --    --    --    --    --    --     --    --     --    336(2)    --     --    336
  Sales                            --     --    --    --    --    --    --    (7)    --    --     --    --        --     (7)    --
  Extensions, discoveries
    and other additions            --     --    --    --    --    --    --    --     --     8     32    --         8     32     --
  Production                       --     --    --    --    --    --    (1)   (1)    --   (16)   (15)  (23)      (17)   (16)   (23)
------------------------------------------------------------------------------------------------------------------------------------
  End of year                      --     --    --     2     2     2     7    --     --   516    529   851       525    531     853
------------------------------------------------------------------------------------------------------------------------------------
Total net proved reserves       1,052    986   902   403   375   368   182   103    123 1,807  1,955 2,389     3,444  3,419   3,782
------------------------------------------------------------------------------------------------------------------------------------
Net proved developed reserves
of fully consolidated companies:
   Beginning of year              871    826   816   196   215   184   196   165     93   790    809   910     2,053  2,015   2,003
   End of year                    826    816   759   215   184   204   165    93     91   809    910   967     2,015  2,003   2,021
------------------------------------------------------------------------------------------------------------------------------------

(1) Represents Mobil's share of net proved reserves of investees accounted for on the equity method.
(2) Acquisition of a 25% interest in a joint venture that owns the Tengiz field in the Republic of Kazakstan.


Mobil's estimated net proved reserves and changes thereto for the years 1994, 1995 and 1996 are presented in Tables 1 and 2. The estimates represent only those volumes considered to be proved reserves and include fields where additional investment may be required to recover these reserves.
   Definitions used in developing these data are in accordance with the SEC guidelines, which state: "Proved oil and gas reserves are the estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made." Proved developed reserves are recoverable from existing wells with existing equipment and operating methods. These reserve estimates are subject to revisions over time as more information becomes available. In the past, some revisions have been significant. The company's net proved reserves exclude royalties and interests owned by others, and natural gas liquids volumes received under natural gas processing contracts.

                           SUPPLEMENTARY INFORMATION

OIL AND GAS PRODUCING ACTIVITIES (unaudited) (continued)
------------------------------------------------------------------------------------------------------------------------------------
TABLE 2: ESTIMATED QUANTITIES OF NET PROVED NATURAL GAS RESERVES (Billions of cubic feet)
------------------------------------------------------------------------------------------------------------------------------------
                                   United States         Europe         Asia-Pacific        Other Areas               Total
                                 -----------------  ----------------  ----------------   ------------------     ------------------

Year ended December 31           1994   1995  1996  1994  1995  1996  1994  1995  1996   1994   1995   1996     1994   1995   1996
------------------------------------------------------------------------------------------------------------------------------------
Net proved reserves of fully
consolidated companies:
  Beginning of year             5,372  5,055  5,061 4,021 4,251 4,188 6,058  5,607  4,896  1,508  1,744  1,784 16,959 16,657 15,929
  Revisions                       164    317    (43)  234   110   (15)   51   (198)  (338)     9     50    (42)   458    279   (438)
  Improved recovery                30     51     20    --    18    10    --     --     --      5     61     19     35    130     49
  Purchases                         8     42      6    20    15    --    34     --     92     32      1    368     94     58    466
  Sales                           (64)   (52)  (173)   --   (42)   --    --     --     --    (51)   (19)  (182)  (115)  (113)  (355)
  Extensions, discoveries
    and other additions           117    173     16   322   237   452    71     54     --    410    105    190    920    569    658
  Production                     (572)  (525)  (488) (346) (401  (434) (607)  (567)  (579)  (169)  (158)  (163)(1,694)(1,651)(1,664)
------------------------------------------------------------------------------------------------------------------------------------
  End of year                   5,055  5,061  4,399 4,251 4,188 4,201 5,607  4,896  4,071  1,744  1,784  1,974 16,657 15,929 14,645
------------------------------------------------------------------------------------------------------------------------------------
Net proved reserves of
equity companies:(1)
  Beginning of year                --     --     --    33    33    34    97     94     --    594    891  2,005    724  1,018  2,039
  Revisions                        --     --     --     2     4     3     4     --     --     --     --    (36)     6      4    (33)
  Purchases                        --     --     --    --    --    --    --     --     --     --     --    467(2)  --     --    467
  Sales                            --     --     --    --    --    --    --    (88)    --     --     --     --     --    (88)    --
  Extensions, discoveries
    and other additions            --     --     --     2     2    2     --     --     --    297  1,114     --    299  1,116      2
  Production                       --     --     --    (4)   (5)  (5)    (7)    (6)    --     --     --    (10)   (11)   (11)   (15)
------------------------------------------------------------------------------------------------------------------------------------
  End of year                      --     --     --    33    34   34     94     --     --    891  2,005  2,426  1,018  2,039  2,460
------------------------------------------------------------------------------------------------------------------------------------
Total net proved reserves       5,055  5,061  4,399 4,284 4,222 4,235 5,701  4,896  4,071  2,635  3,789  4,400 17,675 17,968 17,105
------------------------------------------------------------------------------------------------------------------------------------
Net proved developed reserves
of fully consolidated companies:
  Beginning of year             4,158  3,902  3,923 2,932 3,081 3,094 4,325  3,810  3,018  1,307  1,223  1,212 12,722 12,016 11,247
  End of year                   3,902  3,923  3,826 3,081 3,094 2,907 3,810  3,018  2,175  1,223  1,212  1,138 12,016 11,247 10,046
------------------------------------------------------------------------------------------------------------------------------------

(1) Represents Mobil's share of net proved reserves of investees accounted for on the equity method.
(2) Acquisition of a 25% interest in a joint venture that owns the Tengiz field in the Republic of Kazakstan.

------------------------------------------------------------------------------------------------------------------------------------
TABLE 3: CAPITALIZED COSTS RELATED TO OIL AND GAS PRODUCING ACTIVITIES (In millions)
------------------------------------------------------------------------------------------------------------------------------------
                                  United States(1)       Europe         Asia-Pacific        Other Areas               Total(1)
                                 -----------------  ----------------  ----------------   ------------------     ------------------
Year ended December 31           1994   1995  1996  1994  1995  1996  1994  1995  1996   1994   1995   1996     1994   1995   1996
------------------------------------------------------------------------------------------------------------------------------------
Capitalized costs:
  Unproved properties $   254 $   212 $   197 $   11 $   11 $   58 $   14 $   13 $  273 $  108  $ 137 $  324 $   387 $   373 $   852
  Proved properties,
  wells, plants
  and other equipment  15,988  13,638  12,535  6,929  7,119  7,639  2,098  2,149  3,854  4,430  4,533  5,592  29,445  27,439  29,620
------------------------------------------------------------------------------------------------------------------------------------
Total capitalized
  costs                16,242  13,850  12,732  6,940  7,130  7,697  2,112  2,162  4,127  4,538  4,670  5,916  29,832  27,812  30,472
Accumulated
  depreciation,
  depletion and
  amortization         11,033   9,181   8,623  3,993  4,123  4,593  1,274  1,457  1,742  2,026  1,599  1,514  18,326  16,360  16,472
------------------------------------------------------------------------------------------------------------------------------------
Net capitalized costs   5,209   4,669   4,109  2,947  3,007  3,104    838    705  2,385  2,512  3,071  4,402  11,506  11,452  14,000
------------------------------------------------------------------------------------------------------------------------------------
Net capitalized costs
  of equity
  companies(2)             --      --      --     28     37     34     30      1      1    168    269  1,558     226     307   1,593
------------------------------------------------------------------------------------------------------------------------------------
Total                 $ 5,209 $ 4,669 $ 4,109 $2,975 $3,044 $3,138 $  868 $  706 $2,386 $2,680 $3,340 $5,960 $11,732 $11,759 $15,593
------------------------------------------------------------------------------------------------------------------------------------

(1) Prior year data  restated to conform  with current  year  presentation.
(2) Represents Mobil's share of net capitalized costs of investees accounted for on the equity method.

Table 3 summarizes the aggregate amount of capitalized costs related to oil and gas producing activities and related accumulated depreciation, depletion and amortization at December 31, 1994, 1995 and 1996. Capitalized costs include: (1) mineral interests in properties; (2) wells, plants and related equipment and facilities; and (3) support equipment and facilities used in oil and gas producing activities.

                           SUPPLEMENTARY INFORMATION

------------------------------------------------------------------------------------------------------------------------------------
TABLE 4: COSTS INCURRED IN OIL AND GAS PROPERTY ACQUISITION, EXPLORATION AND DEVELOPMENT ACTIVITIES (In millions)
------------------------------------------------------------------------------------------------------------------------------------
                                   United States         Europe         Asia-Pacific        Other Areas               Total
                                 -----------------  ----------------  ----------------   ------------------     ------------------
Year ended December 31           1994   1995  1996  1994  1995  1996  1994  1995  1996   1994   1995   1996     1994   1995   1996
------------------------------------------------------------------------------------------------------------------------------------
Property acquisition costs:(1)
  Unproved properties            $ 17   $ 28  $  8  $ --  $ --  $ 46  $  3  $ --  $  260   $ 12 $   34  $  122 $   32 $   62 $   436
  Proved properties                 8      9    57    10     4    --     4    --   1,455     --     16     388     22     29   1,900
------------------------------------------------------------------------------------------------------------------------------------
Total acquisition costs            25     37    65    10     4    46     7    --   1,715     12     50     510     54     91   2,336
Exploration costs                 199    183   122   174   177   192    87    72      79    188    193     215    648    625     608
Development costs                 365    593   417   319   421   398   265    78     273    474    833     981  1,423  1,925   2,069
------------------------------------------------------------------------------------------------------------------------------------
Total expenditures                589    813   604   503   602   636   359   150   2,067    674  1,076   1,706  2,125  2,641   5,013
------------------------------------------------------------------------------------------------------------------------------------
Property acquisition,
  exploration and
  development costs of
  equity companies(2)              --     --    --    12    11     8     2     8       4     84     57   1,297     98     76   1,309
------------------------------------------------------------------------------------------------------------------------------------
 Total                           $589   $813  $604  $515  $613  $644  $361  $158  $2,071 $758   $1,133  $3,003 $2,223 $2,717  $6,322
------------------------------------------------------------------------------------------------------------------------------------

(1) Primarily as a result of recording deferred taxes of $506 million, the total costs allocated to property for the Ampolex acquisition exceeded the net purchase price by $690 million ($607 million-Asia-Pacific; and $83 million-Other).
(2) Represents Mobil's investment in companies accounted for on the equity method.

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

------------------------------------------------------------------------------------------------------------------------------------
TABLE 5: RESULTS OF OPERATIONS FOR OIL AND GAS PRODUCING ACTIVITIES (In millions)
------------------------------------------------------------------------------------------------------------------------------------
                                   United States         Europe         Asia-Pacific        Other Areas               Total
                                 -----------------  ----------------  ----------------   ------------------     ------------------
Year ended December 31           1994   1995  1996  1994  1995  1996  1994  1995  1996   1994   1995   1996     1994   1995   1996
------------------------------------------------------------------------------------------------------------------------------------
Results of Operations
Revenues:
  Trade sales            $  890 $  678 $1,027 $1,486 $1,357 $1,535 $1,367 $1,429 $1,811 $  494 $  411 $  464 $4,237 $3,875 $4,837
  Intercompany sales      1,331  1,330  1,458    456    815    841    350    339    369  1,003  1,022  1,727  3,140  3,506  4,395
------------------------------------------------------------------------------------------------------------------------------------
Total revenues(1)         2,221  2,008  2,485  1,942  2,172  2,376  1,717  1,768  2,180  1,497  1,433  2,191  7,377  7,381  9,232
Production (lifting) costs (946)  (982)  (937)  (660)  (719)  (734)  (261)  (239)  (288)  (507)  (619)  (702)(2,374)(2,559)(2,661)
Exploration expenses       (115)   (72)   (76)  (145)  (128)  (158)  (104)   (77)  (156)  (152)  (150)  (122)  (516)  (427)  (512)
Depreciation, depletion
  and amortization         (949)(1,161)  (638)  (428)  (466)  (471)  (230)  (205)  (305)  (300)  (398)  (182)(1,907) 2,230)(1,596)
Other operating revenues
  and (expenses)            (31)    32    263     66    123     96     (6)    (8)     6    110     77    190    139    224    555
Income tax expense          (55)    68   (367)  (459)  (551)   638)  (667)  (717)  (878)  (480)  (365)(1,083)(1,661)(1,565)(2,966)
------------------------------------------------------------------------------------------------------------------------------------
Results of operations for
    producing activities    125   (107)   730    316    431    471    449    522    559    168    (22)   292  1,058    824  2,052
------------------------------------------------------------------------------------------------------------------------------------
Results of operations for
  producing activities of
  equity companies(2)        --     --      7      2      3      4      1      4     (3)    15     14     49     18     21     57
------------------------------------------------------------------------------------------------------------------------------------
Total                    $  125 $ (107)$  737 $  318 $  434 $  475 $  450 $  526 $  556 $  183  $  (8) $ 341 $1,076 $  845 $2,109
------------------------------------------------------------------------------------------------------------------------------------

(1) Revenues in this table will not agree with Exploration & Producing Segment Revenues (pages 22 and 36) because revenues from operations that are ancillary to oil and gas producing activities have been classified as Other Operating Revenues and Expenses for this presentation.
(2) Represents Mobil's share of results of operations for producing activities of investees accounted for on the equity method.


Mobil's results of operations for producing activities for the years ended December 31, 1994, 1995 and 1996, are shown above. Revenues include sales to unaffiliated parties and sales or transfers (essentially at third-party sales prices) to Mobil's other operations. All revenues reported in this table are net of royalty interests of others. Production (lifting) costs and exploration expenses are determined as defined by accounting standards.

                           SUPPLEMENTARY INFORMATION

OIL AND GAS PRODUCING ACTIVITIES (unaudited) (concluded)

FAS 69 requires disclosure with respect to future net cash flows from future production of net proved, developed and undeveloped reserves. Future cash inflows are computed by applying year-end prices to estimated future production of net proved reserves. Future price changes are considered only to the extent they are covered by contractual agreements in existence at year-end. Development and production costs are based on year-end estimated future expenditures incurred in developing and producing net proved reserves, assuming continuation of existing economic conditions. Future income taxes are calculated using year-end statutory tax rates. Discounted future net cash flows are computed using a discount factor of 10%.
   The standardized measure data are not intended to replace the historical cost-based financial data included in the audited financial statements. As such, many of the data disclosed in this section represent estimates, assumptions and computations that are subject to continual change as the future unfolds. For example, significant changes in year-end prices from 1995 to 1996 and the aquisitions of Ampolex and Tengiz contributed to the higher discounted future net cash flow amount for 1996. Accordingly, Mobil cautions investors and analysts that the data are of questionable utility for decision making.
   Tables 6 and 7 below set forth the standardized measure of discounted future net cash flows relating to proved oil and gas reserves, and quantify the causes of the changes in the standardized measure of the cash flows relating to those reserves. Since the estimates reflect proved reserves only, they exclude revenues that could result from unproved reserves that could become productive in later years.

------------------------------------------------------------------------------------------------------------------------------------
TABLE 6: STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS RELATING TO PROVED OIL AND GAS RESERVES (In millions)
------------------------------------------------------------------------------------------------------------------------------------
                                United States               Europe                Asia-Pacific
                            ---------------------    --------------------    --------------------
At December 31              1994     1995    1996    1994    1995    1996    1994    1995    1996
------------------------------------------------------------------------------------------------------------------------------------
Future cash inflows      $22,051  $23,763 $33,036 $16,415 $16,064 $19,869 $13,409 $11,565 $14,416
Future production
  costs                   (9,329)  (9,312) (8,125) (5,214) (4,822) (4,374) (2,959) (2,026) (2,196)
Future development
  costs                   (1,775)  (1,644) (1,200) (1,131) (1,203) (1,202)   (754)   (764) (1,030)
Future income
  tax expenses            (3,120)  (3,928) (7,968) (4,883) (5,156) (7,830) (4,541) (3,951) (4,599)
------------------------------------------------------------------------------------------------------------------------------------
Future net cash flows      7,827    8,879  15,743   5,187   4,883   6,463   5,155   4,824   6,591
10% annual discount
  for estimated timing
  of cash flows          (3,266)   (3,928  (6,919) (1,732) (1,534) (2,091) (2,367) (2,017) (2,578)
------------------------------------------------------------------------------------------------------------------------------------
Standardized measure
  of discounted future
  net cash flows           4,561    4,951   8,824   3,455   3,349   4,372   2,788   2,807   4,013
------------------------------------------------------------------------------------------------------------------------------------
Standardized measure
  of discounted future
  net cash flows of
  equity companies(1)         --       --      --      21      23      35      21      --      --
------------------------------------------------------------------------------------------------------------------------------------
Total                    $ 4,561 $  4,951 $ 8,824 $ 3,476 $ 3,372 $ 4,407 $ 2,809 $ 2,807 $ 4,013
------------------------------------------------------------------------------------------------------------------------------------

(1) Represents Mobil's share of standardized measure of discounted future net cash flows of investees accounted for on the equity method.

TABLE 6 (Continued)
------------------------------------------------------------------------------------------------------------------------------------
TABLE 6: STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS RELATING TO PROVED OIL AND GAS RESERVES (In millions)
------------------------------------------------------------------------------------------------------------------------------------
                                 Other Areas                Total
                            --------------------    ---------------------
At December 31              1994    1995    1996    1994    1995     1996
------------------------------------------------------------------------------------------------------------------------------------
Future cash inflows      $20,206 $24,543 $39,107 $72,081 $75,935 $106,428
Future production
  costs                   (7,315) (8,589) (9,952)(24,817)(24,749) (24,647)
Future development
  costs                   (1,414) (1,866) (5,006) (5,074) (5,477)  (8,438)
Future income
  tax expenses            (7,299) (9,344)(15,536)(19,843)(22,379) (35,933)
------------------------------------------------------------------------------------------------------------------------------------
Future net cash flows      4,178   4,744   8,613  22,347  23,330   37,410
10% annual discount
  for estimated timing
  of cash flows           (2,087) (2,252) (3,834) (9,452) (9,731) (15,422)
------------------------------------------------------------------------------------------------------------------------------------
Standardized measure
  of discounted future
  net cash flows           2,091   2,492   4,779  12,895 13,599    21,988
------------------------------------------------------------------------------------------------------------------------------------
Standardized measure
  of discounted future
  net cash flows of
  equity companies(1)        434     460   1,845     476    483     1,880
------------------------------------------------------------------------------------------------------------------------------------
Total                    $ 2,525 $ 2,952 $ 6,624 $13,371 $14,082 $ 23,868
------------------------------------------------------------------------------------------------------------------------------------

(1) Represents Mobil's share of standardized measure of discounted future net cash flows of investees accounted for on the equity method.

--------------------------------------------------------------------------------------------------------------------
TABLE 7: CHANGES IN STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS (In millions)
--------------------------------------------------------------------------------------------------------------------
Year ended December 31                                                         1994           1995           1996
--------------------------------------------------------------------------------------------------------------------
Beginning of year                                                          $ 12,214       $ 13,371       $ 14,082
Changes resulting from:
  Sales and transfers of production, net of production costs                 (5,003)        (4,822)        (6,571)
  Net changes in prices and in development and production costs                 559            862         15,191
  Extensions, discoveries, additions and purchases, less related costs          864          1,078          2,577
  Development costs incurred during the period                                1,423          1,925          2,069
  Revisions of previous quantity estimates                                    2,204            731            633
  Accretion of discount                                                       2,184          2,406          2,625
  Net change in income taxes                                                 (1,276)        (1,477)        (8,135)
  Other                                                                         202              8          1,397
--------------------------------------------------------------------------------------------------------------------
End of year                                                                $ 13,371       $ 14,082       $ 23,868
--------------------------------------------------------------------------------------------------------------------

                           SUPPLEMENTARY INFORMATION

                                                                [Mountain Chart]

                                                           YEAR-END MARKET PRICE
                                                              PER COMMON SHARE
                                                                  (Dollars)

                                                 OVER THE PAST 10 YEARS, MOBIL'S
                                                 STOCK PRICE HAS INCREASED AT
                                                 AN ANNUALIZED RATE OF 12%.

                                                                [Mountain Chart]

                                                    DEBT-TO-CAPITALIZATION RATIO
                                                             (In percent)

                                              MOBIL'S DEBT-TO-CAPITALIZATION
                                              RATIO OF 29% PROVIDES FLEXIBIL-
                                              ITY  TO INCREASE INVESTMENT
                                              SPENDING WHEN OPPORTUNITIES ARISE.

FIVE-YEAR FINANCIAL SUMMARY

(In millions, except for per-share amounts)                        1992          1993             1994            1995         1996
------------------------------------------------------------------------------------------------------------------------------------
REVENUES                                                      $  64,456     $  63,975        $  67,383       $  75,370    $  81,503
------------------------------------------------------------------------------------------------------------------------------------
INCOME, EXCLUDING THE EFFECTS OF CHANGE IN
  ACCOUNTING PRINCIPLE(S)                                     $   1,308(1)  $  2,084         $   2,964(1)    $   2,376    $   2,964
------------------------------------------------------------------------------------------------------------------------------------
SEGMENT EARNINGS:
Petroleum Operations
  Exploration & Producing -United States                      $     348     $    363         $     125       $    (107)         737
                          -International                          1,042        1,289               951             952        1,372
------------------------------------------------------------------------------------------------------------------------------------
  Total Exploration & Producing                                   1,390         1,652            1,076             845        2,109
------------------------------------------------------------------------------------------------------------------------------------
  Marketing & Refining    -United States                           (145)          151              241             226          407
                          -International                            329           554              647             447          506
------------------------------------------------------------------------------------------------------------------------------------
  Total Marketing & Refining                                        184           705              888             673          913
------------------------------------------------------------------------------------------------------------------------------------
Total Petroleum Operations                                        1,574         2,357            1,964           1,518        3,022
Chemical                                                            136            44              102           1,164          306
------------------------------------------------------------------------------------------------------------------------------------
Segment Earnings                                                  1,710         2,401            2,066           2,682        3,328
Corporate and Other                                                 (86)         (190)             (98)            (11)        (122)
Net Financing Expense                                              (316)         (127)            (209)           (295)        (242)
------------------------------------------------------------------------------------------------------------------------------------
Income Before Change in Accounting Principle(s)                   1,308         2,084            1,759           2,376        2,964
Cumulative Effect of Change in Accounting Principle(s)             (446)(2)        --             (680)(2)          --           --
------------------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                    $     862     $   2,084        $   1,079       $   2,376    $   2,964
------------------------------------------------------------------------------------------------------------------------------------
INCOME PER COMMON SHARE (based on average shares outstanding)
  Income Before Change in Accounting Principle(s)             $    3.13     $    5.07        $    4.28       $    5.87    $    7.38
  Net Income                                                  $    2.01     $    5.07        $    2.57       $    5.87    $    7.38
NET INCOME AS PERCENT OF
  Average shareholders' equity                                     7.8%(1)      12.3%            10.4%(1)        13.5%        16.0%
  Average capital employed(3)                                      6.8%(1)       9.7%             8.4%(1)        10.9%        12.7%
  Revenues                                                         2.0%(1)       3.3%             2.6%(1)         3.2%         3.6%
------------------------------------------------------------------------------------------------------------------------------------
INVESTMENT SPENDING                                           $   4,491     $   3,687        $   3,927       $   4,525    $   7,019
------------------------------------------------------------------------------------------------------------------------------------
BALANCE SHEET POSITION AT YEAR-END
  Current assets                                              $  10,956     $  11,217        $  11,181       $  12,056    $  12,895
  Net properties, plants and equipment                           25,075        25,037           25,503          24,850       27,479
  Total assets                                                   40,561        40,733           41,542          42,138       46,408
  Current liabilities                                            12,629        12,351           13,418          13,054       15,248
  Long-term debt                                                  5,042         5,027            4,714           4,629        4,450
  Shareholders' equity                                           16,540        17,237           17,146          17,951       19,072
      Per common share(4)                                     $   41.06     $   42.74        $   42.61       $   44.71    $   47.62
------------------------------------------------------------------------------------------------------------------------------------
DEBT-TO-CAPITALIZATION RATIO(5)                                     34%           32%              31%             27%          29%
------------------------------------------------------------------------------------------------------------------------------------
AVERAGE COMMON SHARES OUTSTANDING (thousands of shares)         398,517       399,154          397,955         395,444      394,146
------------------------------------------------------------------------------------------------------------------------------------
COMMON SHARES OUTSTANDING (thousands of shares, year-end)       398,816       398,168          395,987         394,560      393,794
------------------------------------------------------------------------------------------------------------------------------------
SHAREHOLDERS OF COMMON STOCK (year-end)                         208,800       200,100          193,900         188,800      185,600
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK DIVIDENDS                                        $   1,276     $   1,298        $   1,353       $   1,434    $   1,547
  As percent of net income less preferred dividends                102%(1)        64%              80%(1)          62%          53%
  Per share                                                   $    3.20     $    3.25        $    3.40       $   3.625    $   3.925
------------------------------------------------------------------------------------------------------------------------------------
YEAR-END MARKET PRICE PER COMMON SHARE                        $  63 1/8     $  79 1/8        $  84 1/4       $ 111 3/4    $ 122 1/4
------------------------------------------------------------------------------------------------------------------------------------

(1) Excludes cumulative effect of adopting FAS 106 and 109 ($446 million) in 1992; LCM ($680 million) in 1994.
(2) Accounting  changes:  FAS 106 and 109 in 1992; LCM in 1994.
(3) Net income plus income applicable to minority interests plus interest expense, net of tax, divided by the sum of average shareholders' equity, minority interests and debt.
(4) Shareholders' equity less the effect of the ESOP-related accounts (preferred stock and unearned employee compensation), divided by the number of common shares outstanding at year-end.
(5) Total debt divided by the sum of total debt, shareholders' equity and minority interests.

                           SUPPLEMENTARY INFORMATION

[Bar Chart]

  NET CRUDE OIL AND
NGL* PROVED RESERVES
(Millions of barrels)

LIQUIDS RESERVES INCREASED
PRIMARILY DUE TO THE ACQUISI-
TIONS OF AMPOLEX AND AN INTER-
EST IN THE TENGIZ FIELD.

[Bar Chart]

    NET NATURAL GAS
    PROVED RESERVES
(Billions of cubic feet)

MOBIL'S NATURAL GAS RESERVES
REPRESENT MORE THAN A 10 YEAR
SUPPLY AT CURRENT PRODUCTION
LEVELS.

FIVE-YEAR OPERATING HIGHLIGHTS (Unaudited)
                                                                       1992       1993       1994       1995       1996
--------------------------------------------------------------------------------------------------------------------------
NET PRODUCTION OF CRUDE OIL AND NGL(1)
 (thousands of barrels daily)
  United States                                                         311        305        300        282        262
  Canada                                                                 59         58         57         53         50
  Indonesia                                                              94         90         77         77         66
  Nigeria                                                               132        169        175        157        209
  Norway                                                                102         95         95         91         83
  United Kingdom                                                         50         58         70         75         65
  Other fully consolidated areas                                         11          9         33         30         57
  Equity companies(2)                                                    57         54         47         45         62
--------------------------------------------------------------------------------------------------------------------------
  Worldwide                                                             816        838        854        810        854
--------------------------------------------------------------------------------------------------------------------------
NET PRODUCTION OF NATURAL GAS (millions of cubic feet daily)
--------------------------------------------------------------------------------------------------------------------------
  United States                                                       1,641      1,529      1,568      1,439      1,333
  Canada                                                                510        492        461        432        416
  Germany                                                               351        362        368        404        463
  Indonesia                                                           1,654      1,658      1,654      1,542      1,556
  United Kingdom                                                        260        390        470        577        618
  Other fully consolidated areas                                        143        135        120        129        161
  Equity companies(2)                                                    45         44         29         31         40
--------------------------------------------------------------------------------------------------------------------------
  Worldwide                                                           4,604      4,610      4,670      4,554      4,587
    Barrels of oil equivalent (thousands of barrels daily)(3)           837        837        847        826        831
--------------------------------------------------------------------------------------------------------------------------
TOTAL PRODUCTION (thousands of barrels daily of oil equivalent)(3)    1,653      1,675      1,701      1,636      1,685
--------------------------------------------------------------------------------------------------------------------------
NET RESERVES OF CRUDE OIL AND NGL (millions of barrels)
  United States                                                       1,168      1,116      1,052        986        902
  Europe                                                                353        357        401        373        366
  Asia-Pacific                                                          227        204        175        103        123
  Other fully consolidated areas                                      1,083      1,132      1,291      1,426      1,538
  Equity companies(2)                                                   541        534        525        531        853
--------------------------------------------------------------------------------------------------------------------------
  Worldwide                                                           3,372      3,343      3,444      3,419      3,782
--------------------------------------------------------------------------------------------------------------------------
NET RESERVES OF NATURAL GAS (billions of cubic feet)
  United States                                                       5,971      5,372      5,055      5,061      4,399
  Europe                                                              3,508      4,021      4,251      4,188      4,201
  Asia-Pacific                                                        6,400      6,058      5,607      4,896      4,071
  Other fully consolidated areas                                      1,824      1,508      1,744      1,784      1,974
  Equity companies(2)                                                   103        724      1,018      2,039      2,460
--------------------------------------------------------------------------------------------------------------------------
  Worldwide                                                          17,806     17,683     17,675     17,968     17,105
    Barrels of oil equivalent (millions of barrels)(3)                3,236      3,212      3,204      3,261      3,099
--------------------------------------------------------------------------------------------------------------------------
TOTAL RESERVES (millions of barrels of oil equivalent)(3)             6,608      6,555      6,648      6,680      6,881
--------------------------------------------------------------------------------------------------------------------------
RESERVES REPLACEMENT PERCENTAGE(3)(4)                                   69%        91%       115%       105%       133%
--------------------------------------------------------------------------------------------------------------------------
AVERAGE U.S. SALES PRICE/TRANSFER VALUE(5)
  Crude Oil (per barrel)                                             $15.73     $13.54     $12.91     $14.52     $17.40
  NGL (per barrel)                                                    11.84      11.25      10.37       9.94      13.16
  Natural Gas (per thousand cubic feet)(6)                             1.67       2.01       1.72       1.41       2.17
--------------------------------------------------------------------------------------------------------------------------
AVERAGE INTERNATIONAL SALES PRICE/
  TRANSFER VALUE(5)
  Crude Oil (per barrel)                                             $19.11     $16.99     $15.66     $16.94     $20.81
  Natural Gas (per thousand cubic feet)                                2.74       2.62       2.44       2.47       2.66
--------------------------------------------------------------------------------------------------------------------------

(1) Natural gas liquids.
(2) Represents  Mobil's share of investees  accounted for on the equity method.
(3) Natural gas volumes have been converted to oil equivalent barrels and restated on a BTU basis with 5,503, 5,506, 5,516, 5,510 and 5,519 cubic feet of gas per barrel in 1992, 1993, 1994, 1995 and 1996, respectively.
(4) Reserves replacement percentage is calculated by dividing the net adjustments to reserves for the year plus the annual production by the annual production.
(5) Transfer values are  essentially  equal to  third-party  sales.
(6) Prior years' prices restated to reflect current year presentation of wellhead price.

                           SUPPLEMENTARY INFORMATION

                                                                     [Bar Chart]

                                                           REFINERY RUNS VS.
                                                       PETROLEUM PRODUCT SALES
                                                    (Thousands of barrels daily)

                                                    REFINERY RUNS AND PRODUCT
                                                    SALES CONTINUED TO TREND UP-
                                                    WARD, REFLECTING AN EXPAN-
                                                    SION OF CAPACITY AND SUCCESS
                                                    OF GROWTH PROGRAMS.


                                                                [Mountain Chart]

                                                             NUMBER OF EMPLOYEES
                                                                (At year-end)

                                                   IMPLEMENTATION OF RESTRUCTUR-
                                                   ING PROGRAMS AND THE EFFECTS
                                                   OF ASSETS SALES REDUCED THE
                                                   NUMBER OF EMPLOYEES.

FIVE-YEAR OPERATING HIGHLIGHTS (unaudited) (concluded)
                                                          1992            1993            1994          1995             1996
------------------------------------------------------------------------------------------------------------------------------------
PETROLEUM PRODUCT SALES(1) (thousands of barrels daily)
  United States                                            999           1,080           1,172         1,286            1,362
  Europe                                                   790             810             810           807              827
  Asia-Pacific(2)                                          645             730             777           799              800
  Other Areas                                              310             314             316           330              379
------------------------------------------------------------------------------------------------------------------------------------
  Worldwide                                              2,744           2,934           3,075          3,222           3,368
------------------------------------------------------------------------------------------------------------------------------------
PETROLEUM PRODUCT SALES(1) (millions of dollars)
  United States                                        $10,070         $10,181         $10,492        $11,904         $14,254
  Europe                                                15,685          14,555          14,395         15,421          17,008
  Asia-Pacific(2)                                        9,770          10,619          11,466         12,426          13,258
  Other Areas                                            3,551           3,382           3,707          3,974           4,708
------------------------------------------------------------------------------------------------------------------------------------
  Worldwide                                            $39,076          38,737         $40,060        $43,725         $49,228
------------------------------------------------------------------------------------------------------------------------------------
AVERAGE UNITED STATES PRODUCT PRICE (per gallon)(3)       65.6(cent)      61.5(cent)      58.4(cent)      60.4(cent)     68.1(cent)
------------------------------------------------------------------------------------------------------------------------------------
REFINERY RUNS (thousands of barrels daily)
  United States                                            796             836             857             895            921
  Europe                                                   403             446             420             411            324
  Asia-Pacific(4)                                          529             607             622             657            705
  Other Areas                                              158             163             163             149            183
------------------------------------------------------------------------------------------------------------------------------------
  Runs for Mobil by Mobil                                1,886           2,052           2,062           2,112          2,133
  Runs for Mobil by Others                                  37              20              20               9              9
------------------------------------------------------------------------------------------------------------------------------------
  Worldwide Runs for Mobil                               1,923           2,072           2,082           2,121          2,142
------------------------------------------------------------------------------------------------------------------------------------
CHEMICAL SALES BY PRODUCT CATEGORY (millions of dollars)
  Petrochemicals                                       $ 1,733         $ 1,608         $ 2,088         $ 2,914        $ 1,876
  Films Products                                           670             580             653             764            766
  Chemical Products                                         59              81             101             115            126
  Plastics/Other                                         1,111           1,139           1,193           1,155             78
------------------------------------------------------------------------------------------------------------------------------------
  Net sales to trade                                   $ 3,573         $ 3,408         $ 4,035         $ 4,948        $ 2,846
------------------------------------------------------------------------------------------------------------------------------------
NUMBER OF EMPLOYEES (year-end)
  Petroleum Operations-United States                    22,200          21,600          20,300          18,400         13,200
                      -International                    25,800          25,200          25,200          24,300         20,000
  Chemical            -United States                    10,200           9,700           8,100           3,500          2,500
                      -International                     1,900           2,100           1,800           1,600          1,600
  Other               -United States                     3,100           2,800           2,700           2,200          4,400(5)
                      -International                       500             500             400             400          1,300(5)
 -----------------------------------------------------------------------------------------------------------------------------------
 Total                                                  63,700          61,900          58,500          50,400         43,000
 -----------------------------------------------------------------------------------------------------------------------------------

(1) Includes supply/other product sales.
(2) Includes primarily Australia, China, Hong Kong, Japan, Malaysia, New Zealand and Singapore.
(3) Represents the average amount Mobil charges dealers, service stations, etc. for petroleum products, including gasoline. Excise taxes and other items included in the "pump" price consumers pay for gasoline are not reflected in this amount.
(4) Includes Australia, Japan, New Zealand and Singapore.
(5) In 1996, Mobil reorganized its staff support groups, now shown in Other.

Mobil markets autogasoline through over 18,000 retail outlets in over 60 countries. Petroleum product sales (including supply and other sales) have increased 23% based on daily volume since 1992.
   Mobil has 5 refineries in the U.S. that represent about 45% of its worldwide capacity. Outside the U.S., Mobil has operating interests in 16 crude oil refineries.
   Mobil operates 30 chemical facilities in 11 countries, and chemical sales extend to more than 100 countries. Mobil is a 50% partner in a complex in Saudi Arabia that produces polyethylene and ethylene glycol.

                             SHAREHOLDER INFORMATION

   THE TICKER  SYMBOL FOR MOBIL on the New York Stock  Exchange is MOB.
   THE 1997 ANNUAL MEETING for shareholders will be held Thursday, May 8, at 10 a.m. in the Grand Ballroom, Hyatt Regency Reston, Reston, Virginia.
   DIVIDEND PAYMENTS on common stock are paid quarterly following declaration by the Board of Directors. The next four tentative payment dates are: June 10, 1997; September 10, 1997; December 10, 1997, and March 10, 1998.
   DIRECT REGISTRATION SYSTEM offers new investors and participating shareholders another way to register their shares without having a physical certificate issued. For information call ChaseMellon Shareholder Services at 1-800-648-9291.
   MOBIL'S STOCK PURCHASE AND DIVIDEND REINVESTMENT PLAN allows new investors to buy Mobil common stock for as little as $250 and existing shareholders to automatically reinvest dividends--both without paying commissions or service fees. Once enrolled, you can make purchases through monthly cash deposits ranging from $10 to $7,500. Optional cash deposits are invested weekly. For more information, request a prospectus on Mobil's Stock Purchase and Dividend
Reinvestment Plan from: ChaseMellon Shareholder Services, L.L.C., Dividend Reinvestment Services, P.O.Box 750, Pittsburgh, Pennsylvania 15230. Telephone 1-800-648-9291, or visit Mobil's Internet site.
   QUESTIONS ABOUT DIVIDEND CHECKS, electronic payment of dividends, stock certificates, address changes, account consolidation, transfer procedures and year-end tax information? Write: ChaseMellon Shareholder Services, L.L.C., Shareholder Relations, P.O.Box 590, Ridgefield Park, New Jersey 07660. Telephone 1-800-648-9291 (Telecommunications Device for the Deaf 1-800-231-5469).
   SHAREHOLDERS OR OTHERS WANTING GENERAL INFORMATION should write: Secretary's Department, Room 2D915, Mobil Corporation, 3225 Gallows Road, Fairfax, Virginia 22037-0001. Telephone 1-703-846-3898.
   PUBLICATIONS AVAILABLE TO SHAREHOLDERS:
   Mobil's Annual Report on Form 10-K, filed with the Securities and Exchange Commission.
   1996 Mobil Fact Book, a supplement to the annual report with additional financial and operating data.
   Quarterly Earnings Press Releases.
   Meeting our Commitments: Mobil's EHS Performance Report, an account of Mobil's environmental, health and safety performance (available May 1997).
   Mobil in Nigeria and Mobil in Indonesia.
   For copies, visit Mobil's Internet Site, call Mobil Publications at 1-800-293-5796, or write: Secretary's Department, Room 2D915, Mobil Corporation, 3225 Gallows Road, Fairfax, Virginia 22037-0001.
   ANALYSTS AND INSTITUTIONAL INVESTORS wanting information about Mobil should write: Investor Relations, Room 2D804, Mobil Corporation, 3225 Gallows Road, Fairfax, Virginia 22037-0001. Telephone 1-703-846-3955.
   AUDITORS: Ernst & Young LLP, Fairfax Square
Tower II, 8075 Leesburg Pike, Vienna, Virginia 22182-2709.
   TRANSFER AGENT AND REGISTRAR IN THE U.S.: ChaseMellon Shareholder Services, L.L.C., Overpeck Centre, 85 Challenger Road, Ridgefield Park, New Jersey 07660. Telephone 1-800-648-9291 (Telecommunications Device for the Deaf 1-800-231-5469).
   TRANSFER AGENT AND REGISTRAR IN CANADA: Montreal Trust Company of Canada, 151 Front Street West, 8th Floor, Toronto, Ontario M5J 2N1, Canada. Telephone 1-416-981-9500. Montreal Trust Company of Canada, Western Gas Tower, 530 8th Avenue, S.W., Calgary, Alberta T2P 3S8, Canada. Telephone 1-403-267-6800.
   BENEFITS AND CONTRIBUTIONS: Information on employee benefits plans is contained in plan descriptions, annual reports and other materials regularly furnished to employees under the Employee Retirement Income Security Act of 1974. A statement of charitable contributions by Mobil Foundation Inc. is prepared annually.
   INTERNET ADDRESS: http://www.mobil.com


 An important part of the operations covered by this report is carried on by operating divisions, subsidiaries and affiliates under the direction and control of their own managements. Except as otherwise indicated by the context, this report uses such terms as "Mobil," "corporation," "company," "we" and "our," sometimes for the parent corporation and all such divisions, subsidiaries and affiliates collectively, and sometimes for one or more of them. Duplicate mailings of this annual report may be eliminated by sending a written request to: ChaseMellon Shareholder Services, L.L.C., Shareholder Relations, P.O. Box 590, Ridgefield Park, New Jersey 07660. Eliminating duplicate mailings will not affect your dividend, proxy statement or proxy card mailings.

 Mobil Annual Report 1996 is printed on recycled and recyclable paper. *

* Recycled Symbol

BOARD OF DIRECTORS

[Photograph - Page 61]

Heimbold    Hoenmans             Fites   Branscomb  Schwartz     Swanson
                     Vallance  Renna     Johnson        Sanford        Jacobson
                  Munro          Peters       Noto  Kaplan

--------------------------------------------------------------------------------
LEWIS M. BRANSCOMB
Elected 1978, Aetna Professor, Public Policy and Corporate Management, Emeritus, John F. Kennedy School of Government, Harvard University. Committees: Audit (Chmn.), Public Issues

DONALD V. FITES
Elected 1990, Chairman and Chief Executive Officer, Caterpillar Inc. Committees:
Management Compensation and Organization, Directors and Board Affairs

CHARLES  A. HEIMBOLD JR.
Elected 1995, Chairman and Chief Executive Officer, Bristol-Myers Squibb.
Committees: Audit, Directors and Board Affairs


PAUL J. HOENMANS
Elected 1985, Executive Vice President, Mobil  Corporation. Joined Mobil 1954.
Committee: Executive

ALLEN F. JACOBSON
Elected 1988, Former Chairman of the Board and Chief Executive Officer, 3M.
Committees: Directors and Board Affairs (Chmn.), Management Compensation and Organization

SAMUEL C. JOHNSON
Elected 1981, Chairman of the Board, S. C. Johnson & Son, Inc. Committees:
Management Compensation and Organization, Public Issues (Chmn.)

HELENE L. KAPLAN
Elected 1989, Of Counsel, Skadden, Arps, Slate, Meagher & Flom. Committees:
Audit, Directors and Board Affairs

J. RICHARD MUNRO
Elected 1989, Chairman of the Board, Genentech.
Committees: Management Compensation and Organization, Public Issues

LUCIO A. NOTO
Elected 1988, Chairman of the Board, President and Chief Executive Officer. Joined Mobil 1962. Committee: Executive (Chmn.)

AULANA L. PETERS
Elected 1992, Partner, Gibson, Dunn & Crutcher. Committees: Audit, Public Issues

EUGENE A. RENNA
Elected 1986, Executive Vice President, Mobil Corporation. Joined Mobil 1968.
Committee: Executive

CHARLES S. SANFORD JR.
Elected 1990, Former Chairman and Chief Executive Officer, Bankers Trust Company. Committees: Management Compensation and Organization, Directors and Board Affairs

ROBERT G. SCHWARTZ
Elected 1987, Former Chairman of the Board, President and Chief Executive Officer, Metropolitan Life Insurance Co. Committees: Management Compensation and Organization (Chmn.), Public Issues

ROBERT O. SWANSON
Elected 1991, Executive Vice President, Mobil
Corporation. Joined Mobil 1958. Committee: Executive

IAIN D.T. VALLANCE
Elected 1996, Chairman, British Telecommunications plc. Committees: Audit, Public Issues

                           MOBIL CORPORATION OFFICERS

LUCIO A. NOTO
Chairman of the Board, President and Chief Executive Officer

PAUL J. HOENMANS
Executive Vice President

EUGENE A. RENNA
Executive Vice President

ROBERT O. SWANSON
Executive Vice President

THOMAS C.DELOACH JR.
Senior Vice President and
Chief Financial Officer

ROBERT F. AMRHEIN
Vice President

ALDIS V. LIVENTALS
Vice President

SAMUEL H. GILLESPIE III
Vice President and General Counsel

WALTER R. ARNHEIM
Treasurer

CHARLES H. DUBOIS
Secretary

M. FRANCES KEETH
Controller

                                MOBIL CORPORATION
                 3225 GALLOWS ROAD, FAIRFAX, VIRGINIA 22037-0001


[Artwork BC]

                           GRAPHIC APPENDIX LIST - 1996

Front Cover - Drawing of head and upper portion of Mobil Pegasus logo, in red, fills most of the page. To the right hand side of the page, above the Pegasus' head, are the words, "Mobil" and "The energy to make a difference". At the bottom right hand side of the cover are the words "1996 Annual Report".

Inside front cover - Left Side appearing vertically from bottom of page to top are enlarged letters -- "Returns to Shareholders". Words "Average Annual" appear at middle left of page above a graph.

                      One Graph - middle left side.
                      Average annual returns to shareholders, Mobil share--price appreciation plus reinvested dividends vs. Competitors, and S&P 500--1 year, 5 years, 10 years.

                      Center of page appearing from vertically from bottom of page to top are enlarged letters -- "Highlights" with "Financial" appearing above a table of "Financial Highlights".

                      Upper right side of page "Contents" appearing vertically from middle to top of page in enlarged letters. Table of Contents appears to the right.

Page 1 -  Top. Enlarged letters, "Mobil: The energy to make a difference."

          Photo.
          Left column, upper page: Lucio A. Noto, Chairman, President and Chief Executive Officer

          Right side, vertical from bottom to top are enlarged letters -- "Letter to Shareholders."

Page 4 - Left Side appearing from bottom page to top are enlarged letters -- "At a Glance" beside the word "Mobil"

          Upper middle is "Red Pegasus" logo in white circle background.

          Photo.
          Lower right side: Modern, floating production platform.

Page 5 -  Photo.
          Upper left side. Mobil tanker truck transporting motor fuels.

          Photo.
          Left middle-page Mobil employees reviewing molecular image on computer screen.


Page 6 - Enlarged letters -- "Partnerships" vertically from bottom to top of left margin.

          Photo.
          Upper middle-page: Mobil-PanEnergy gas marketing venture employees working in a busy trading room.

Page 7 - Middle-page: Mobil-British Petroleum joint venture logo.

Page 8 - Enlarged letters -- "Growth" vertically from bottom to top of left margin.

         Photo.
         Upper middle-page across onto next page: Mobil employees at work on a drilling platform in Equatorial Guinea.

Page 9 -  Lower middle page - Map of West African coast.

Page 10 - Enlarged letters -- "Expansion" vertically from bottom to top of left margin.

          Photo.
          Lower right side:  A tanker loading Qatar's first LNG exports.

Page 11 - Lower right side: Map of the Arabian Gulf showing the location of Qatar and the North Field.

Page 12 - Enlarged letters -- "Service" vertically from bottom to top of left margin.

          Middle of Page: Mobil Speedpass advertisement: "The Fastest Way to Get Gas" Key ring transmitter pictured.

Page 13 - Photo.
          Full page: Customers and cashier at Mobil's "On the Run" convenience store.

Page 14 - Enlarged letters -- "Opportunity" vertically from bottom to top of left margin.

          Photo.
          Upper right side across onto next page: An oil field in Venezuela's Orinoco Oil Belt.

          Photo.
          Lower middle-page: Map of Venezuela and surrounding countries.

Page 15 - Upper right side: Map of Asia-Pacific Region.

Page 16 - Enlarged letters --"Technology" vertically from bottom to top of left margin.




          Photo.
          Center of page: Model of a molecule.

Page 17 -  Enlarged letters --  "Commitment" vertically from bottom to top of right margin.

           Center of Page - Mobil environmental logo featuring sun, mountains and ocean.

Page 18 -  Enlarged letters --"Financial" vertically from bottom to top of right margin.

Page 20  - Two Bar Graphs:

           Top
           Income of Mobil (millions of dollars) for years 1992 through 1996 (excludes the LCM accounting method change in 1994).

           Bottom
           Total return to shareholders (per $100 invested on 12/31/91), S&P 500 and Mobil -- share price appreciation plus reinvested dividends -- for years 1992 through 1996.

Page 21 -  One Bar Graph
           Annual dividends per share of common stock (dollars) for years 1987 through 1996.

Page 22 -  Two Bar Graphs:

           Top
           Mobil's Upstream Net Income and Operating Earnings, (millions of dollars) for years 1994 through 1996.

           Bottom
           U.S. and international net production of oil and gas (thousands of barrels daily of oil equivalent) for the years 1994 through 1996.

Page 23 -  Two Bar Graphs:
           Top
           Mobil's U.S. and international average crude oil sales prices, (dollars per barrel) for years 1994 through 1996.

           Bottom
           Mobil's U.S. and international average natural gas sales prices, (dollars per thousand cubic feet) for years 1994 through 1996.

Page 24 - Two Bar Graphs:

          Top
          Mobil's Downstream Net Income and Operating Earnings, (millions of dollars) for years 1994 through 1996.

          Bottom
          Mobil's U.S. and international refinery runs, (thousands of barrels daily) for years 1994 through 1996.

Page 25 - Two Bar Graphs:

          Top
          Mobil's U.S. and international Downstream petroleum product sales volumes, (thousands of barrels daily) for years 1994 through 1996.

          Bottom
          Mobil's U.S. and international Downstream petroleum product sales revenues, (millions of dollars) for years 1994 through 1996.

Page 26 - Two Bar Graphs:

          Top
          Mobil's Chemical segment net income and Operating Earnings, (in millions of dollars) are presented for years 1994 through 1996.

          Bottom
          Mobil's Chemical segment net sales to trade, (Petrochemicals and Other in millions of dollars) are presented for years 1994 through 1996.

Page 30 - Two Bar Graphs:
          Top
          Total Revenues and Total Costs and Expenses for Mobil (millions of dollars) for years 1994 through 1996.

          Bottom
          Mobil's return on average shareholders' equity (in percent) for years 1994 through 1996 (excludes LCM accounting method change in 1994).

Page 32 - Two Bar Graphs:
          Top
          Total Debt of Mobil, U.S. and international (millions of dollars) for years 1994 through 1996.

          Bottom
          Mobil's return on average capital employed (in percent) for years 1994 through 1996 (excludes LCM accounting method change in 1994).

Page 34 - Bar Graph - Top
          Proceeds from sales of assets (millions of dollars) for years 1994 through 1996.

          Mountain Graph - Bottom
          Mobil capital expenditures, exploration expenses and equity investments (millions of dollars) for years 1994 through 1996.


Page 57 - Two Mountain Graphs:
          Top
          Year-end Market price per share of common stock (dollars) for years 1986 through 1996.

          Bottom
          Debt-to-capitalization ratio (in percent) for years 1986 through 1996.

Page 58 - Two Bar Graphs:
          Top
          Net crude oil and natural gas liquids proved reserves of Mobil (millions of barrels) for years 1992 through 1996.

          Bottom
          Net natural gas proved reserves of Mobil (billions of cubic feet) for years 1992 through 1996.


Page 59 - Bar Graph - Top
          Refinery Runs vs. Petroleum Product Sales (thousands of barrels daily) for years 1992 through 1996.

          Mountain Graph - Bottom
          Number of Employees (At year-end) for Mobil for years 1992 through 1996, split between Petroleum Operations segment, Chemical segment and Other.

Page 60 - Enlarged letters appears "Shareholder Information" from bottom to top of left margin.


Page 61 - Enlarged letters appears "Board of Directors" from bottom to top of left margin.


          Photo
         (Inside Back Fifteen-member group photo of Mobil's Board of Directors. Cover)


Back cover - Drawing of the wings of Mobil Pegasus in red fills most of the page. Centered above the Pegasus' wings are the words, "Mobil Corporation," the address, and the telephone number.