Form 10-K, Exhibit 13
period 1997-12-31
MOBIL CORP
filed 1998-03-19
CIK 67182

ABOUT THE COVER:  THE EMBROIDERED
PEGASUS  TRADEMARK  INTRODUCING
THIS ANNUAL REPORT REPRESENTS
MOBIL AND ITS EMPLOYEES  WORLDWIDE,
MANY OF WHOM PROUDLY WEAR THE IMAGE
DAILY AS A PATCH ON THEIR CLOTHING.

[Bar Chart - Inside Front Cover]

AVERAGE ANNUAL
         RETURN TO
      SHAREHOLDERS

         Mobil share-price appreciation
            plus reinvested dividends
              % as of year-end 1997

             Mobil     Competitors       S & P 500
 1 Year       22            21               33
 5 Year       22            21               20
10 Year       19            17               18


TABLE OF
   CONTENTS

Letter to Shareholders  1
Mobil At a Glance  4
People  6
Performance  8
   Alliances improve results, prospects
   Convenience at the pump builds brand loyalty
Growth  10
   Hibernia beats schedule, surpasses estimates Expanding in the Caspian region Building on our leadership in LNG Growing reserves, production in a world of opportunities Lubricating oils: pushing to be first Staying ahead of the curve in chemicals
Environment  16

FINANCIAL
     SECTION

Management Discussion
   and Analysis  19
Consolidated Financial
   Statements  33
Notes to Financial Statements  40
Reports of Management and
   Independent Auditors  54
Supplementary Information  55

Shareholder Information  64
Directors and Officers  65


  FINANCIAL
     HIGHLIGHTS
                                                                       1996        1997     %Change
 ..........................................................................................................
   Net income (millions)                                           $  2,964         $  3,272          10
     Per common share(1) (based on average shares outstanding)         3.69             4.10          11
     Per common share-assuming dilution(1)                             3.62             4.01          11
 ..........................................................................................................
   Return on average shareholders' equity                            16.0 %            17.0%          --
   Return on average capital employed                                  12.7%           13.4%          --
   Income per dollar of revenue(2)                                      3.6(cent)       5.0(cent)     39
   Petroleum earnings per gallon sold                                   4.5(cent)       5.1(cent)     13
 ..........................................................................................................
   Revenues(2)  (millions)                                         $ 81,503         $ 65,906         (19)
   Total assets, year-end(2) (millions)                              46,408           43,559          (6)
   Investment spending (millions)                                     7,019            5,306         (24)
   Shareholders' equity, year-end (millions)                         19,072           19,461           2
     Per common share(1)  (based on shares outstanding at year-end)   23.81            24.41           3
 ..........................................................................................................
   Common shares outstanding, year-end(1)  (thousands)              787,589          783,364          (1)
   Shareholders of common stock, year-end                           185,600          186,200          --
   Number of employees, year-end                                     43,000           42,700          (1)
 ..........................................................................................................

(1) Shares outstanding and per-share amounts reflect the two-for-one stock split in 1997.
(2) Reflects the impact of equity accounting for alliances implemented in 1997.

                                    LETTER
                                       TO SHAREHOLDERS

RAISING OUR TARGETS
I'm pleased to report that Mobil's 1997 operating profits reached $3.4 billion, up 11% from 1996. It was the third straight year of record operating results, and most of the increase stemmed from self-help. We raised volumes, improved performance, benefited from expense initiatives and business alliances, and strengthened our relationships with valued customers and partners. Our upstream and U.S. downstream segments achieved records, and chemical earnings improved as well.
     Our total return to shareholders reached 22% in 1997 and has averaged 22% over the past five years. While our 1997 results were middle of the pack, we outperformed the average return of our competitors and the Standard & Poor's 500 over five years. During 1997, Mobil split the stock two-for-one and raised the dividend. Then, early in 1998, we announced another dividend increase, of 7.5% annualized. This is the 11th straight year of higher dividend payments.
     Mobil's debt-to-capitalization ratio stood at 25% at year-end 1997. That means we have the flexibility to invest in profitable opportunities that fit our core businesses. If the debt-to-capitalization ratio stays much below our target in the 30% range, we'll consider additional stock buybacks. Over the last five years we've reduced our common shares outstanding by about 2%.

GOALS POINT THE WAY
In early 1997, it was clear that we had reached - almost two years early - the goals we had set in 1994. While our achievement was significant, we didn't stack up as well as we would have liked in relation to our competitors.
     So our new five-year goals contain as a centerpiece the objective of generating returns to shareholders that are in the first quartile of comparable energy companies. In order to reach that objective, we've set new targets, using 1996 as the base year: a 10% per year increase in operating earnings, which would bring us to $5 billion in 2001; a 14% average return on capital employed over the period; and, assuming constant market multiples, a $100 stock price by 2001.
     To support our targets, we established goals for our operating units, including: increasing oil and gas production by an average of at least 4% a year, replacing more than 110% of the reserves produced over the five-year period, growing our trade sales volumes in fuels and lubricants by an average of 4% to 5% a year, and increasing by 7% a year our chemical sales volumes. We can only achieve the business results we seek by having great people, so we're conscientiously trying to build a more inclusive workplace culture that leverages our diverse talent worldwide. At the same time we've set objectives to continually improve our environmental, health and safety performance.
     We did well against our operating goals in 1997. Worldwide production increased 4%, on trend with our five-year goal; and we had a banner year in reserve replacement, reaching 146%. Worldwide product trade sales were about flat, although volumes outside Europe increased some 4%. In

LETTER
   TO SHAREHOLDERS

Europe, despite lower volumes, our earnings benefited greatly because of our downstream alliance with BP. Overall chemical volumes grew 14%, in part because of a new aromatics complex in Beaumont, Texas.
     Despite our good start, getting all the way to where we want to be in 2001 won't be easy. We're in a very competitive industry with modest projected worldwide demand growth. We can't count on industry prices and margins to help us achieve our goals, so we rely on self-help - the components necessary for success: people, performance, growth.

PEOPLE GET US THERE
It's our people who formulate the strategies, attain the goals, and plan for tomorrow. Our workforce is talented, diverse and committed to making Mobil a great global company. Throughout the Mobil organization we are implementing programs to align employee interests more closely with those of the business unit, the company and the shareholder. We're beginning to see the results of a wide range of global initiatives we've undertaken to ensure that we are fully developing the talents and skills of our people and providing inclusive, high-performance work environments in which they can thrive.

PERFORMANCE IMPROVES DRAMATICALLY
On performance, our focus centers on becoming ever more efficient and delivering real value to our customers. Efforts by Mobil people everywhere are yielding improvements. In U.S. Marketing & Refining, which was lagging competitively in the early 1990s, operating performance and innovative marketing programs like the Speedpass(TM) system and On The Run(R) convenience stores helped spur a 51% increase in operating earnings to record levels. Upstream in the U.S., after years of declines, we ended 1997 with fourth-quarter production about level with the same period in 1996.
     Over the five-year period ended in 1996, Mobil's worldwide initiatives resulted in more than $3 billion in pretax expense savings. With 1996 as the base, programs now in place are expected to yield another $900 million in annualized pretax expense reductions and profit improvements.
     We are already seeing the results of our strategic alliances, especially those with BP in the European downstream and Shell in the California upstream. Meanwhile, we are continuing to sell assets that are noncore to Mobil or worth more to someone else. We've sold some of the fields that were included in our acquisition of Ampolex. The roughly $370 million we received represented a significant premium over our original valuation of those assets. Overall, during the last 10 years, Mobil asset sales generated more than $11 billion, which we redeployed into attractive growth opportunities.
     An area in which we are deeply committed to substantial improvement is the environment, health and safety. We have established challenging five-year goals for worker safety, spills and major incidents, and will publish our progress. We recognize that success in this area is critical for the company and all of our stakeholders, and our ultimate goal is to eliminate accidents and environmental incidents.

GROWTH TARGETS RAISED
We project 1998 investment spending of $5.9 billion, up from $5.3 billion in 1997. We believe that the best opportunities are in exploration and producing, and the primary sources of upstream growth for us over the next few years are likely to be West Africa, Eastern Canada, the Caspian region, Qatar's liquefied natural gas projects, South America, Norway, Australia and Papua New Guinea.
     Eastern Canada, where we have a dominant position, provided much good news for us in 1997. The Hibernia oil field offshore Newfoundland came on stream a month early and estimates for both

NEW EXPLORATION AND ACQUISITIONS COULD RAISE
OUR PRODUCTION BEYOND OUR CURRENT GOALS

reserves and peak production have been increased. The nearby Terra Nova oil field and the Sable Gas Project off the coast of Nova Scotia received regulatory approvals in 1997. Elsewhere, we made important discoveries in Australia, Equatorial Guinea and Norway and progressed our growing relationships in Azerbaijan, Kazakhstan, Nigeria, Peru, Qatar, Turkmenistan and Venezuela.
     In 1994 we targeted production growth of 2% a year. We've since raised the goal twice to at least 4%. I like the trend, especially since the target is based on existing opportunities and recognizes reasonable decline rates in existing fields. While we may sell some assets, new exploration successes and acquisitions could raise our production further.
     In marketing and refining, market entries into growth regions will help us meet our goals. In lubricants, we have built two state-of-the-art blending plants in China, reentered the South African market and are expanding our presence throughout Latin America. In fuels, we are entering the liquefied petroleum gas business in China and India, entering markets in Venezuela and Mexico, and strengthening our position in Africa and Eastern Europe.
     The Asia-Pacific region has long been an important source of growth for Mobil. Recent economic turmoil there has slowed growth, but we believe it's a good place to do business over the long term, especially for a company like Mobil with good assets and a strong competitive position. While our initiatives will increase efficiency and improve profitability, we're maintaining a prudent level of investment spending geared toward maintaining the competitiveness of our assets. And we're on the lookout for opportunities that may develop.
     In the chemical business, we expect solid returns even though aromatics and olefins are entering the down part of their business cycles. Over the next five years we believe we can increase our earnings and generate average returns of 13% to 15% by investing in projects where we have a competitive advantage. Construction has begun on an expansion that will more than double the capacity of our joint- venture petrochemicals complex in Yanbu, Saudi Arabia, and we're planning a grass-roots joint-venture petrochemicals plant in Jose, Venezuela.

EXECUTIVE CHANGES
Early in 1998 the board elected Eugene A. Renna Mobil's President and Chief Operating Officer. A director since 1986, Gene combines a great understanding of our competitive industry with a deep respect for Mobil's unique qualities. He has shown the kind of leadership that creates success. Effective April 1, 1998, Mobil's operating units will be organized into seven business groups reporting to Gene. I am personally delighted with Gene's selection and with our leadership team.
     In September 1997 Mobil saw the close of a remarkable career as Paul J. Hoenmans, a board member and executive vice president, retired after 43 years of service. His legacy will be remembered, as he helped develop the generation that will lead us to tomorrow's growth.

A FUTURE THAT'S BRIGHT
While this industry has challenges, I'm confident that we'll reach our goals. We value our people, and we've seen what we can achieve when we have a clear vision of where we want to be and the energy to make it happen. Now we are aiming for the next level. The opportunities we seize today will lead to more growth, greater value and a better future for our shareholders, partners, customers, communities and employees in the decades to come.


/S/LUCIO A. NOTO
   Lucio A. Noto
   Chairman and Chief Executive Officer

MOBIL CORPORATION

[Pegasus Art - Page 4]

Mobil is a global energy company with a proud history, dating back over 130 years. With revenues of $65.9 billion and operating earnings of $3.4 billion, we do business in about 140 countries, on every continent. Our investment spending has averaged $4.9 billion a year over the last five years, and we have budgeted $5.9 billion for 1998. Our overriding five-year goal is to generate returns to shareholders that put us among the first quartile of major international oil companies.

MOBIL
  AT A GLANCE

EXPLORATION & PRODUCING

Mobil produces oil or gas in 20 countries and explores in 34. Our daily production of 1.75 million barrels of oil or its equivalent in natural gas makes us the third largest among international majors, while our total proved reserves equal 7.2 billion barrels of oil equivalent. We project that our production will increase by an average of over 4% a year and that we will more than replace that production with new reserves.

MARKETING & REFINING

WE ARE THIRD LARGEST among major oil companies in sales of petroleum products, marketing to customers in over 125 nations. Our primary product supply comes from 25 refineries, which process crude oil into fuels, lubricants and petrochemical feedstocks. Over 15,000 Mobil-branded retail outlets participate in our fuels marketing network. With lubricant sales of more than 2 million gallons a day, we are pursuing the goal of becoming the world's #1 lube company. We have long been an acknowledged leader in premium lubricants, especially synthetics like Mobil 1(R) motor oil.

CHEMICAL

MOBIL CHEMICAL IS AN INTEGRATED manufacturer and marketer of basic petrochemicals, selected specialty chemicals, catalysts and flexible packaging films. We operate 29 facilities in 11 countries and market in over 100. Our petrochemicals are used to produce a wide range of derivative chemicals and industrial and consumer products. Our specialty chemicals business produces base stocks for world-class synthetic lubricants as well as additives for fuels and lubricants. Our goal is to grow our businesses profitably and deliver strong financial results even during industry downturns.

WE HAVE the size, the strength, the scope, the agility and the experience to meet any challenge the energy business can present. We have the energy to make a difference, and our continued success rests on three pillars, which we examine on the pages that follow:
     PEOPLE - a global workforce that's diverse, talented and committed. PERFORMANCE- constant attention to getting the most out of our asset base. GROWTH-a commitment to seizing and developing the best opportunities.
     Our technical skills, our financial strengths, our experience managing major projects, and our dedication to environmental leadership and good corporate citizenship make Mobil a partner of choice for all of our stakeholders.

                                                  MOBIL(R)   The energy
                                                   to make a difference.

PEOPLE

TO BEAT THE COMPETITION in today's global marketplace, a company needs astute strategies. But strategies alone won't distinguish one company from the pack. A great company depends on great people to execute the strategies. That means having the right people in the right places at the right times with the right sets of skills - in work environments that encourage employees to contribute their fullest.
     It isn't something to leave to chance. "In 1997 Mobil initiated a more rigorous approach to our people resource strategies," said Bob Amrhein, vice president, Human Resources. "We want to ensure that we manage our people resources at least as conscientiously as we do our other business assets. Our business units worldwide are addressing human resource issues as an integral part of their operating strategies."
     In 1997 Mobil established people development councils in regions around the world. The councils share common goals for staffing and people development.
     Maury Devine, general manager of Mobil Exploration Norway, heads the People Development Council for Europe, which aims to develop skills for all employees. "One of our most important missions is to facilitate training and job moves across functions and from country to country," she explained. "We also work with the business units to develop the strategies and people initiatives that will give us a competitive edge in Europe."
     Mobil Oil Australia's general manager, P.C. Tan, leads the Asia-Pacific development council. "You can't find a better training ground than in our international affiliates," he said. "In this region we have a superb mix of businesses, of mature and high-growth markets, and of a variety of cultures. For example, we have an Australian heading up Mobil Sekiyu in Japan and a Briton leading Mobil Oil New Zealand. I'm a Singaporean in charge of the Australian affiliate."

BUSINESS UNITS AROUND THE
WORLD MADE PROGRESS ON
PROMOTING INCLUSION

     As part of the special effort to develop people to their fullest, Mobil's Global Leadership Development Council guides the progress of several hundred talented employees from Mobil's worldwide operations to ensure that they receive the right mix of business exposures.
     Another step is to realize every employee's potential, and that means fully developing the talents and skills of individuals throughout the company.
Business units around the world took further steps in 1997 toward building inclusive, high-performance working environments. Their efforts, supported by the Office of Global Inclusion and Diversity, aim to fully tap the rich ethnic, cultural and geographic diversity of their locations and the worldwide Mobil organization.
     "Barriers that interfere with our getting the best from every employee are also barriers to improving the company's performance, and we'll do our best to remove them," said Bob Swanson, Mobil's executive vice president who oversees the inclusion and diversity initiatives.
     Mobil has also focused on aligning employees' performance with the goals of their business units and the corporation as a whole. The company has supported this strategy with balanced score cards and changes in pay and benefits.
     Mobil has adopted variable pay in the United States, giving every salaried employee a stake in his or her group as well as individual performance. Affiliates around the world are adopting similar pay philosophies as appropriate for their local cultures. In addition, Mobil employees worldwide received a 3% bonus in 1997 to recognize their success in meeting the company's financial goals nearly two years early.
     Another essential element in meeting Mobil's business goals is the company's technological excellence. "Technology is fundamental in improving our earnings, and technology is people," said Mike Ramage,Mobil's chief technology officer. "We will continue to need high-quality scientists and engineers in the regions where we are investing." Ramage is developing a framework for technical career development worldwide.
     Mobil recognizes that meeting earnings goals means meeting people goals. It has the commitment in place to do both.

PERFORMANCE


ALLIANCES IMPROVE
RESULTS, PROSPECTS
Mobil is reaping the rewards of recent alliances that strengthen the company and improve returns. Exam- ples are the Mobil and British Petroleum (BP) alliance to manufacture and market fuels and lubricants in Europe, and the California upstream joint venture between Mobil and CalResources LLC, an affiliate of Shell Oil Company.
     "The joint venture in Europe progressed full steam ahead in 1997, its first full year," said Hal Cramer, operating officer for Europe and Central Asia. "By the end of 1998 we expect to be realizing nearly all the anticipated benefits, worth more than $100 million a year to Mobil's bottom line."

THE VENTURE IS A PLATFORM
TO GROW IN KEY MARKETS IN
EASTERN EUROPE AND RUSSIA

     With affiliates in 25 countries and revenues of $20 billion, "there was no template to follow in aligning our operations. Nothing on this scale had ever been attempted, but our people made it work," Cramer added. The joint marketing approach makes the alliance Europe's lubes leader and puts Mobil and BP on a par with Shell for the largest fuels market share in Europe. Just as important, the venture is a platform for future growth in key emerging markets in Eastern Europe and Russia.
     In June 1997 Mobil completed its agreement with CalResources to combine the companies' exploration and producing operations in California into a new company, Aera Energy. The proximity and scope of the combined operations give Aera the opportunity to realize a pretax benefit of about $1 per barrel of oil produced. Mike Yeager, president and general manager of Mobil Exploration & Producing U.S., said the venture "allows us to maintain top-quartile performance in the California upstream business and fits our ongoing strategy of developing advantaged regional businesses that create platforms for growth."

IN THE EUROPEAN JOINT VENTURE,
9,000 BP-BRANDED SERVICE STATIONS
PROVIDE HIGHLY VISIBLE OUTLETS
FOR MOBIL LUBRICANTS.

REFINERY MONITORING
It's like giving a refinery a stress test. Using sensors much like those for electrocardiograms, refinery operators can monitor - in real time-
THE TECHNOLOGY EDGE:
the health of key equipment, stopping problems before they happen, extending equipment life and making the plant a safer place to work. the low-cost system was piloted at Mobil's refineries in Joliet, Illinois, and Beaumont, Texas.

CONVENIENCE AT THE PUMP BUILDS LOYALTY
"Our customers are looking for the fastest and easiest way to buy gasoline," said Brian Baker, operating officer for North American Marketing & Refining. "The Speedpass(TM) system delivers it. We have introduced the biggest marketing innovation of 1997, and our customers clearly appreciate it."
     Unveiled nationwide in the U.S. in the spring, the state-of-the-art technology enables motorists to use a miniature transponder to make gasoline purchases at participating Mobil stations. This innovative device has won acclaim from such publications as USA Today, Credit Card Marketing and Fortune.
     One version of the Speedpass system goes on the customer's key ring and gets waved at the fuel dispenser to activate the pump. The motorist then selects the grade, pumps the gasoline and drives off.
     In its first seven months, more than a million were activated, and the Speedpass system was taken to another level - a car-tag transponder that adheres to the vehicle's rear windshield.
     Either way, the customer is pumping gasoline within seconds of arriving at the station. "Speedpass enables motorists to fill up and drive away without ever having to dig out their wallets and hunt up a credit card," said Baker. "It draws drivers in - and gets them out in record time."
     U.S. motorists interested in the Speedpass system can call 1-800-459-2266.

GROWTH

HIBERNIA BEATS SCHEDULE, SURPASSES ESTIMATES
An era began on November 17, 1997. On that day, a month ahead of schedule and at rates well in excess of estimates, oil began flowing from the Hibernia production platform on the Grand Banks off the coast of Newfoundland.
     "It was a solid beginning for the field and the birth of an oil and gas producing industry for Eastern Canada, where Mobil has been a participant in virtually all the significant discoveries," said Harvey Smith, president of the Hibernia Management and Development Company, in which Mobil holds 33%, the largest interest.
     The Hibernia producing platform represents an engineering milestone. "While it's in the same family as the giant concrete structures Mobil engineered in the North Sea, this platform is the first ever designed specifically to resist the impact of icebergs," explained Lou Allstadt, operating officer, Mobil North American Exploration & Producing.
     Mobil holds a 22% interest in the Terra Nova field, also in the Grand Banks; a 51% interest in the Sable Gas Project off the coast of Nova Scotia; and a share of the Maritimes and Northeast Pipeline, which will transport the gas. From a base of zero in 1996, Mobil's Eastern Canadian production should reach 135,000 barrels a day of oil or its equivalent in natural gas by 2002. Mobil also holds interests in much of the exploration acreage around these projects.

EXPANDING IN THE CASPIAN REGION
Among the global energy companies, Mobil has over the last four years developed an enviable network of ventures and growing relationships in the Caspian region. "We are committed to building a strong, integrated business in the Caspian region, founded on a deep understanding of the region and warm, long-term relations with its people," according to Richard Beazley, regional vice president, New Exploration & Producing Ventures.
     In November 1997 the company's burgeoning association with Kazakhstan progressed a significant step with the signing of a production sharing agreement between the Kazakhstani government and eight major oil companies, clearing the way for exploratory drilling to begin in 1998. "We're a 14% partner, and the only U.S.-based company, in the consortium," said Carl Burnett, president, Mobil Oil Kazakhstan Inc., in Almaty. "Our four-year seismic study has confirmed the world-class potential of the North Caspian Sea."
     Mobil is involved in three other exploration, production and transportation projects in Kazakhstan:
     o The giant Tengiz oil field (Mobil share 25%). Eventually, crude oil production could reach 800,000 barrels a day, with significant additional gas and natural gas liquids.
     o The Caspian Pipeline Consortium, which is planning to build a 900-mile pipeline from the Tengiz field to the Russian Black Sea.
     o The Tulpar Munai onshore exploration joint venture (Mobil share 25%). Elsewhere in the region in 1997, Mobil and the Azerbaijan state oil company, Socar, signed an agreement for Mobil to explore the Oguz concession in the Azeri sector of the Caspian Sea; while in Turkmenistan, Mobil and Monument Oil and Gas p.l.c. entered into a production-sharing agreement with the government covering the Nebit Dag license.

BASIN MODELING
Mobil has developed a proprietary software package that reduces the risk in looking for oil and gas beneath the earth's surface. Called

THE TECHNOLOGY EDGE:

Sextant, the package incorporates complex mathematical algorithms that permit our scientists to look at the dynamics of petroleum accumulations from millions of years in the past to the present day. This dynamic view provides a better understanding of the risks and rewards in exploration acreage, so we can improve the odds as we search for petroleum resources around the globe.

GROWTH

BUILDING ON OUR LEADERSHIP IN LNG
One of the largest liquefied natural gas (LNG) operators in the world, Mobil continues to build on its leadership position in this growing segment of the global gas industry.
     "We helped pioneer the LNG industry in the 1970s when we and our partner, Pertamina, developed the Arun gas field and associated liquefaction plant in Indonesia," recalled John Simpson, operating officer for LNG and Independent Power Projects. The Arun field now supplies 11 million tons of LNG a year to Japan and Korea.
     "Much of the growth we see for us in LNG will come from two grass-roots projects with the Qatar General Petroleum Company," Simpson said. Qatar's North field, with at least 380 trillion cubic feet of reserves, is the foundation for both projects: Qatargas (Mobil share 10%) and RasGas (Mobil share 25%).
     The first Qatargas shipment arrived in Japan early in 1997, and eventually the venture will supply more than six million tons of LNG a year to eight Japanese gas and electric utilities. RasGas is at an earlier stage. During 1997 Mobil reached a 25-year agreement with Korea Gas Corporation doubling its sales agreement to 4.8 million tons a year, with shipments scheduled to begin in 1999. RasGas LNG sales are expected to grow to at least 10 million tons a year.

CONSTRUCTION  PROCEEDS ON THE RASGAS                   FAMILIAR AREAS, NEW
LIQUEFACTION PLANT IN QATAR. SHIPMENTS ARE             ONES OFFER POTENTIAL
EXPECTED TO BEGIN IN 1999.                             BEYOND YEAR 2000


GROWING RESERVES, PRODUCTION IN A WORLD OF OPPORTUNITIES
"We go where the opportunities are," according to Bill Scoggins, operating officer, New Exploration & Producing Ventures, "and we are finding them in all corners of the globe. We're confident that our projects in areas old and new will enable Mobil to continue to build its reserve base and fuel production growth beyond the turn of the century."
     West Africa is a region of continuing opportunity for Mobil. Mobil's share of Nigerian production is expected to reach 370,000 barrels a day early in the next century. Production is growing in Equatorial Guinea as well, and Mobil is expanding the pace of deepwater exploration in West Africa.
     South America is expected to become a key source of reserves and production growth. "In the Southern Cone, where gas demand is growing, Peru's Camisea gas field (Mobil share 42.5%) holds exciting potential for us," stated Ann Pickard, regional vice president, New Exploration & Producing Ventures. "We expect to initiate project development in 1998." Also in the Southern Cone, Mobil has built a position in two of the three key gas basins of Argentina, where the company's share of production should reach 40,000 barrels of oil equivalent a day by 2002.
     In Venzuela Mobil holds 41.7% interest in a joint venture to develop heavy oil from the Cerro Negro field. Mobil, highly experienced in heavy oil, operates the field. Most of the crude will be processed at the refinery in Chalmette, Louisiana, now co-owned by Mobil and an affiliate of the Venezuelan state oil company. With production from the field expected to start in 1999, Mobil's share should grow to 50,000 barrels a day by 2001.
     Also in Venezuela Mobil has a 50% interest in the La Ceiba block, where a promising discovery was made before Mobil's purchase in 1996, and a 25% interest in the Quiamare block.
     Norway - another familiar area on Mobil's map - continues to provide growth. Mobil's strong position in the North Sea, as well as Aasgard development and discoveries of the Kristin/Lavrans fields in the Haltenbanken area, will add more than 60,000 barrels a day in production of oil or its equivalent by 2002.
     As exploration progresses around the globe, successes in the Australia/Papua New Guinea area are giving Mobil another platform for growth.

FLOATING LNG PLANTS
Making LNG today means transporting gas to expensive onshore liquefaction plants, where it's processed and shipped. The high capital cost means

THE TECHNOLOGY EDGE:

that large customers, able to make long-term commitments, must be lined up well in advance of their need. Now we've invented a way to liquefy the gas at sea near the producing field, potentially eliminating the onshore plant. Smaller gas fields can potentially become commercially viable. On the receiving end, regasificiation plants using the same floating concept have the potential to expand LNG's market to smaller customers.

GROWTH

LUBRICATING OIL:
PUSHING TO BE FIRST
Lubricants have always been a strength for Mobil. Now the company is driving to become #1 worldwide and outpace the industry with 5%-a-year growth in lube sales over the next five years. One element of the strategy is to expand in developing markets in such growth areas as Asia, Latin America, Africa and Eastern Europe.
     In China, Mobil is the largest importer of finished lubricating oil on the mainland. "We've invested about $90 million in China to build two state-of-the-art blending plants to service the growing demand for lubricants more efficiently," said Steve Pryor, operating officer for the Asia-Pacific region.
     A key source of supply for Mobil in the region is its refinery in Singapore. During 1997 the company completed a $230 million plant there that uses hydrocracking technology to produce the most competitive base stocks in the region.
     Another element of the lubricant growth strategy is to build on the company's strong relationships with equipment manufacturers and enhance the value of Mobil's lube brands. Top teams in CART, NASCAR, Formula 1 and GT racing have selected Mobil 1(R) as their lubricant of choice, and it is the recommended oil and factory fill for AMG/Mercedes-Benz, Corvette, Porsche and Viper.

STAYING AHEAD OF THE CURVE IN CHEMICALS
Mobil has begun construction of a major expansion of its joint-venture Yanpet petrochemical complex in Yanbu, Saudi Arabia, and is progressing plans for a grass-roots complex at Jose, Venezuela.
     "The chemicals business is competitive and cyclical, but that means opportunities for a company with Mobil's staying power," said Ray McGowan, operating officer for Mobil Chemical. "We have identified projects with profitable growth potential for us, particularly in the olefins, aromatics and oriented-polypropylene segments."
     Called Yanpet II, the $2.5 billion Saudi expansion, to be completed in 2000, will more than double the capacity of the complex Mobil owns jointly with Saudi Basic Industries Corporation and will increase by almost 50% Mobil's worldwide capacity to make olefins derivatives. The $2.2 billion complex in Venezuela will be built in partnership with Pequiven, the petrochemical affiliate of Venezuela's state-owned oil company, PDVSA. Detailed engineering is to begin in 1998, with plant start-up in 2002.

     "The Saudi and Venezuelan complexes will be two of the lowest-cost olefins facilities in the world," McGowan said. Meanwhile, Mobil is expanding and modernizing its U.S. olefins and polyethylene plants to reduce costs, improve competitiveness and meet demand growth. The company increased capacity and reduced feedstock costs at its Houston, Texas, olefins plant and in 1998 will expand ethylene and polyethylene capacity at its plants in Beaumont, Texas.
     In the aromatics business, Mobil nearly doubled its global paraxylene capacity with two new units - one in Chalmette, Louisiana, that began operating in late 1996 and another in Beaumont that came on stream in 1997. These are the first units using MTPX (Mobil Toluene to Paraxylene) technology. In chemical specialties, last year Mobil doubled its capacity to make synthetic lubricant base stocks at Beaumont.

PARAXYLENE COST ADVANTAGE
Mobil's proprietary technology MTPX (Mobil Toluene to Paraxylene) is the lowest-cost process for making paraxylene, which goes into the build-

THE TECHNOLOGY EDGE:

ing blocks for polyester fibers and plastic films and bottles. The key is our catalyst that can select just the right molecules to interact with. It significantly reduces the cost of secondary processing steps in the manufacture of paraxylene.

ENVIRONMENT

IN 1956, when Mobil established its first formal policies to control environmental and health hazards, the company was clearly ahead of the pack. The environment had not yet become headline news. Mobil has steadily strengthened its commitment over the years by adopting environmental, health and safety management systems to implement its policies and improve performance. In 1996, Mobil adopted a new comprehensive policy, followed by public reporting in 1997 and a commitment to long-term goals in early 1998.
     "Setting goals gives us a standard internally, and publicly reporting our progress reinforces our accountability," said Bill Dalgetty, general manager, Environmental, Health & Safety (EHS). These goals call for the elimination of fatalities and major fires and explosions, and a substantial im-provement in worker safety and reduction in spills.
     In 1997 Mobil's businesses made significant progress toward the EHS goals by reducing lost-time injuries by 23% and spills by 8% over 1996 levels. Our worldwide refineries had no major fires, and many of our businesses and projects achieved injury-free records in 1997. For example, the RasGas onshore construction team in Qatar worked more than 10 million hours without a lost-time injury.
     Mobil is recognized around the world as an industry pacesetter in shipping safety. "We had not a single significant spill in 1996 and 1997," said Gerhard Kurz, president, Mobil Shipping & Transportation Company. In 1997 Mobil launched the American Progress, the first double-hull vessel built in a U.S. shipyard to U.S. government standards that will become mandatory in 2015.
     In 1998 Mobil began monitoring its worldwide air emissions, water discharges, waste generation and energy use as the first step in setting goals for reducing their impact at company facilities. "Over the last three years we've reduced carbon emissions by more than a million tons worldwide," Dalgetty said.
     Employing modern technology, Mobil cut the energy used to process a barrel of oil at its refineries, and eliminated both gas flaring from many offshore operations and methane emission leaks from natural gas production and distribution systems. Mobil Producing Nigeria (MPN), for example, has made great strides to date, and "we're committed to eliminating all flaring of natural gas by 2001," said Paul Caldwell, MPN general manager.
     Reducing flaring is one action that has an impact on global climate change. In addition to curbing emissions, improving energy efficiency and conducting applied research, Mobil sponsors a wide range of scientific studies at universities and other institutions, and is increasing its research funding.
     More information on Mobil's EHS initiatives and the EHS performance of people throughout the company's businesses is available in The People Behind the
Commitment: Mobil's Environmental, Health and Safety Performance Report 1997, which will be available in May 1998 from Mobil's Publications Department at 1-800-293-5796 or on Mobil's web site, www.mobil.com.

FINANCIAL
    SECTION


1997 HIGHLIGHTS


o OPERATING EARNINGS OF $3.4 BILLION IMPROVED BY OVER $300 MILLION, DRIVEN PRIMARILY BY SELF-HELP INITIATIVES. THIS IS THE THIRD CONSECUTIVE YEAR OF RECORD EARNINGS.

o E&P OPERATING EARNINGS OF $2.1 BILLION TOPPED LAST YEAR'S RECORD DESPITE LOWER CRUDE OIL PRICES. WORLDWIDE PRODUCTION WAS UP 4% AND NET RESERVE REPLACEMENT WAS 146% OF PRODUCTION.

o M&R OPERATING EARNINGS OF $1.3 BILLION IMPROVED FROM LAST YEAR, REFLECTING RECORD U.S. PROFITS, DRIVEN BY HIGHER MARGINS AND EXCELLENT PERFORMANCE, AND BENEFITS FROM MOBIL'S ALLIANCE WITH BP IN EUROPE.

o CHEMICAL INCOME GREW DUE TO HIGHER VOLUMES IN ALL SECTORS OF THE BUSINESS, HIGHER POLYETHYLENE MARGINS AND IMPROVED PLANT PERFORMANCE.

FINANCIAL


KEY FINANCIAL INDICATORS
(In millions, except per-share and ratio amounts)     1993         1994           1995         1996         1997
------------------------------------------------------------------------------------------------------------------
Operating Earnings(1)                             $  2,224     $  2,231(2)    $  2,846     $  3,097     $  3,430
Special Items                                         (140)        (472)          (470)        (133)        (158)
------------------------------------------------------------------------------------------------------------------
Income, Excluding the Effect of Change in
  Accounting Principle                            $  2,084     $  1,759(2)    $  2,376     $  2,964     $  3,272
Per common share(3)                                   2.54         2.14           2.93         3.69         4.10
Per common share-assuming dilution(3)                 2.53         2.12           2.88         3.62         4.01
Common Stock Dividends Per Share(3)                   1.63         1.70           1.81         1.96         2.12
------------------------------------------------------------------------------------------------------------------
Capital and Exploration Expenditures              $  3,656     $  3,825       $  4,268     $  6,361     $  4,689
Cash Investments in Equity Companies                    31          102            257          658          617
Total Investment Spending                         $  3,687     $  3,927       $  4,525     $  7,019     $  5,306
Debt-to-Capitalization Ratio                            32%          31%            27%          29%          25%
Total Debt                                        $  8,027     $  7,727       $  6,756     $  7,875     $  6,664
------------------------------------------------------------------------------------------------------------------
Shareholders' Equity                              $ 17,237     $ 17,146       $ 17,951     $ 19,072     $ 19,461
Per common share(3)                                  21.37        21.30          22.35        23.81        24.41
------------------------------------------------------------------------------------------------------------------

(1) Operating earnings exclude the effects of special items and change in accounting principle.
(2) Excludes unfavorable effect of change in Inventory lower of cost or market policy in 1994 ($680 million).
(3) Per-share amounts for all years reflect the two-for-one stock split in 1997.

MANAGEMENT
    DISCUSSION AND ANALYSIS


OUTLOOK
WHILE CONSIDERING THE COMPANY'S PLANS AND GOALS, THE READER MAY FIND IT HELPFUL TO KEEP IN MIND MOBIL'S OUTLOOK FOR THE PETROLEUM AND CHEMICAL INDUSTRIES. ALTHOUGH MOBIL CANNOT BE CERTAIN THIS VIEW WILL PROVE ACCURATE, DESCRIBED BELOW ARE BOTH KNOWN AND ANTICIPATED TRENDS RELEVANT TO PLANNING THE COMPANY'S FUTURE OPERATIONS.

    Overall, the energy industry will remain highly competitive, and large capital investments to support profitable future operations and growth will continue to be required. These investments will, because of the availability of opportunities, be predominantly in international areas. Due to the size of such investments, and the time often needed to complete them, a long-term view is required.
    Oil and natural gas will continue to satisfy much of the world's energy needs well into the 21st century. Over the long term, the company believes that the prices of these commodities, and related profitability, will continue to be volatile, influenced by market forces, political and economic uncertainties, host country regulations and new production sources. During the first two months of 1998, crude oil and natural gas prices declined significantly from average 1997 levels, in part due to recent economic difficulties in the Asia-Pacific region which will, in the near term, continue to affect worldwide supply/demand balances. The company believes that these prices will trend upward over time as demand increases. Additionally, Mobil remains convinced that the Asia-Pacific region will be a growth area for the future, and the company will continue to focus on making the operations of its existing facilities more efficient.
    Mobil believes the industry will continue to grow in the international upstream sector where investment opportunities to find and develop resources are abundant. Many countries, previously off-limits to the oil industry, are opening up to companies like Mobil who are recognized for the financial and technical strengths they provide. Mobil will look to these areas to contribute to its program to replace its hydrocarbon reserves and to provide continuing production and earnings growth.
    The marketing and refining industry will continue to face competitive market pressures, and margins will remain volatile. Worldwide downstream margins have generally weakened somewhat in the first two months of 1998 compared with average 1997 levels. Over the long term, worldwide downstream margins are expected to improve as demand growth outpaces capacity additions. Additionally, more downstream alliances are possible. Continuing environmental expenditures will also be required worldwide, including expenditures in the U.S. for the introduction of reformulated gasolines by the end of the decade. Mobil's U.S. refining system is generally well positioned to meet these requirements with only modest investments needed.
    The worldwide petrochemical business continues to be cyclical. In the near term, both polyethylene and paraxylene margins are expected to continue under pressure as new capacity streams, but they are expected to strengthen longer term in response to demand growth.
    Mobil's overall investment program will continue to reflect a strategy to assess and manage political, economic and geologic risks. This strategy is achieved through a geographically diverse portfolio of existing assets and new projects. It also employs the use of limited recourse financing, staged project development, joint ventures and cash exposure management.

INVESTMENT PROGRAM
Mobil's planned 1998 investment program, including capital and exploration expenditures and cash investments in equity companies, totals $5.9 billion. Spending continues to be directed to international projects (International -- 75%; U.S. -- 25%), where opportunities to find and develop resources are greater and product demand growth is projected to be higher. The 1998 spending program is also consistent with the company's strategy to grow the upstream sector as a percentage of its overall asset base. Almost two-thirds of the program will be allocated to the upstream business. Mobil will continue to monitor its business environment and remain flexible to adjust its plans as attractive opportunities arise or economic and political conditions change. Mobil's debt-to-capitalization ratio declined from 29% to 25% in 1997, reflecting strong earnings, the continuing sale of noncore assets and reduced working capital requirements, partly offset by the impact of share repurchases. The strong cash flow generation and low debt-to-capitaliza-

[Bar Chart - Page 19]

NET INCOME
(Millions of dollars)
97             3,272
96             2,964
95             2,376
94             1,759*
93             2,084

*Excludes cumulative effect of
 change in accounting principle.

MOBIL'S INCOME CONTINUED
TO RISE, REFLECTING VOLUME
GROWTH,  BENEFITS  FROM
ALLIANCES AND IMPROVED PERFORMANCE.

Graphs, charts and associated
captions on pages 18-53 are not a
part of the Consolidated Financial
Statements and Notes thereto.

MANAGEMENT
   DISCUSSION AND ANALYSIS


INVESTMENT PROGRAM (concluded)
tion ratio provides the flexibility to take advantage of attractive investment opportunities, to increase dividends to shareholders and/or to buy back shares of common stock.

RESTRUCTURINGS
During 1997, Mobil and The British Petroleum Company p.l.c. (BP) substantially completed implementation of their alliance, which combines the companies' European operations in the refining and marketing of fuels and lubricants. When fully completed in 1998, this alliance will result in the elimination of approximately 2,700 positions from the combined work forces of the two companies (about 1,000 Mobil positions), the rationalization of certain fuels marketing assets and the closure of surplus facilities. During 1996, Mobil established a restructuring provision of $184 million ($145 million after tax), primarily for separation costs related to work-force reductions and for facilities closure costs. As of December 31, 1997, cumulative charges against the reserve totaled $137 million ($112 million after tax, including cash charges of $86 million pretax, $73 million after tax). Additionally, $81 million ($69 million after tax) of one-time charges were incurred in 1997, primarily for reimaging of retail outlets and for systems implementation. An additional $59 million ($41 million after tax) is expected to be spent in 1998 to complete the reimaging and systems implementation program. Projected annualized benefits for Mobil are expected to reach at least $170 million pretax by the end of 1998.
    Additionally, in 1997, Mobil and BP announced that the alliance would implement a major restructuring of its lubricant base oil refining businesses. This program is aimed at reducing surplus base oil capacity and improving the competitiveness of the alliance's asset base. The program, expected to be completed by the end of 1999, will result in the elimination of approximately 460 positions and in write-downs and closure of certain facilities. Mobil recorded restructuring reserves in 1997 of $86 million ($82 million after tax) mainly for employee severance costs associated with work-force reductions and for write-downs and closure of certain facilities. Cash outlays associated with the restructuring will be made throughout 1998 and will be essentially complete by mid year 1999. Projected annualized benefits are $50 million pretax, of which Mobil's share is about $25 million.
    Mobil also commenced a major restructuring program of its Japanese marketing business during 1997 in response to the deregulated business environment in Japan. The company has established performance improvement targets aimed at expense reduction and revenue enhancement. This program will result in the elimination of approximately 300 positions and the rationalization of certain assets and should be essentially complete by year-end 1998. In 1997, Mobil recorded restructuring reserves of $126 million ($61 million after tax), primarily for separation costs related to work-force reductions and for disposal of certain facilities. Cash outlays related to the restructuring will be made throughout 1998. Projected annualized benefits from this program are expected to be approximately $170 million pretax.
    In addition, Mobil has initiated a cost reduction and asset rationalization program in its marketing operations in Australia. This program will result in the elimination of approximately 100 positions and the closure of under-performing service stations during 1998. Other initiatives to reduce the cost structure of the Australian marketing operations will be implemented during 1998 and 1999. In the fourth quarter of 1997, Mobil recorded restructuring reserves of $46 million pretax and after tax, primarily for costs associated with closing service stations and for separation costs related to work-force reductions. Cash outlays will be made during 1998. Projected annualized benefits are about $40 million pretax and are expected to be fully achieved by the end of 1999.
    During 1995 and 1996, Mobil implemented five major restructuring programs affecting worldwide staff support services, U.S. upstream and downstream businesses, and European refining and lubricant blending operations. These and other smaller programs resulted in the closure of certain facilities and the elimination of about 7,000 positions, approximately half in 1995 and half in 1996. During 1995 and 1996, the company established restructuring reserves of $922 million ($911 million in 1995 and $11 million in 1996), primarily to cover the cost of employee separation benefits and the closure of certain facilities. Of this amount, $682 million represented cash expenditures and the remainder was for noncash write-downs. These programs were implemented over the past three years and were complete as of December 31, 1997.
    See Note 2 to Financial Statements on pages 41-43 for further details of these restructurings.

[Bar Chart - Page 20]

TOTAL RETURN TO SHAREHOLDERS
(Per $100 invested on December 31, 1992)
              MOBIL     S $ P 500
97             275        251
96             226        188
95             200        153
94             145        112
93             131        110

MOBIL SHARE PRICE APPRECIATION
PLUS REINVESTED DIVIDENDS RETURNED
22.4%  ANNUALLY, ON AVERAGE, OVER THE
LAST FIVE YEARS--2.2 PERCENTAGE POINTS ABOVE THE S&P 500.

MANAGEMENT
   DISCUSSION AND ANALYSIS


FINANCIAL RESULTS
A DISCUSSION AND ANALYSIS OF CONSOLIDATED FINANCIAL AND OPERATING PERFORMANCE APPEARS ON THIS PAGE. MOBIL'S BUSINESS SEGMENTS ARE SEPARATELY REVIEWED ON PAGES 22-27. WHILE READING THESE DISCUSSIONS, THE READER MAY FIND IT HELPFUL TO REFER TO PAGES 32-53 FOR THE CONSOLIDATED FINANCIAL STATEMENTS AND COMMENTARY, AND TO PAGES 55-63 FOR SUPPLEMENTARY INFORMATION.

CONSOLIDATED RESULTS
----------------------------------------------------------------------------------------
Net Income (In millions, except per-share amounts)    1995          1996         1997
----------------------------------------------------------------------------------------
Petroleum Operations
  Exploration & Producing                            $ 845        $2,109       $2,212
  Marketing & Refining                                 673           913        1,025
----------------------------------------------------------------------------------------
Total Petroleum                                      1,518         3,022        3,237
Chemical                                             1,164           306          403
----------------------------------------------------------------------------------------
Segment Earnings                                     2,682         3,328        3,640
Corporate and Financing                               (306)         (364)        (368)
----------------------------------------------------------------------------------------
Net Income                                          $2,376        $2,964       $3,272
  Per common share(1)                               $ 2.93        $ 3.69       $ 4.10
  Per common share-assuming dilution(1)             $ 2.88        $ 3.62       $ 4.01
----------------------------------------------------------------------------------------

(1) Per-share amounts for all years reflect the two-for-one stock split in 1997.

MOBIL'S GOAL FOR THE PERIOD 1997-2001 IS TO ATTAIN FIRST-QUARTILE PERFORMANCE BASED ON TOTAL RETURN TO SHAREHOLDERS VERSUS OTHER MAJOR OIL COMPANIES.
    CONSOLIDATED NET INCOME of $3,272 million in 1997 was $308 million higher than 1996. Charges for special items reduced net income in 1997 by $158 million, as restructuring-related provisions, litigation charges and a one-time cash award for employee performance to recognize early achievement of prior goals were partly offset by gains on the sale of noncore assets and favorable inventory adjustments. This year's earnings reflected strong volume growth in the upstream business, higher volumes in Chemical and improved performance by all business segments. Benefits from the Mobil-BP downstream alliance in Europe also contributed significantly to the improved results. Overall for the year, industry factors were slightly favorable as higher integrated margins in the U.S. and Europe, higher natural gas prices and higher polyethylene margins were largely offset by lower crude oil prices and weaker margins in parts of Asia-Pacific. Expense reductions from initiatives were offset by inflation and by higher expenses for business development in new venture areas.
    Consolidated net income in 1996 of $2,964 million was $588 million higher than 1995. The improvement primarily reflected favorable industry fundamentals, a lower level of restructuring-related special charges in 1996 and the effects of higher sales volumes, partly offset by increased refinery downtime and the absence of income from businesses divested in 1995. A gain on the sale of Mobil's plastics business in 1995 was largely offset by FAS 121 impairment charges.

--------------------------------------------------------------------------------
OPERATING EARNINGS (In millions)            1995          1996          1997
--------------------------------------------------------------------------------
Operating Earnings                         $2,846        $3,097       $3,430
Memo:Special Items(1)                        (470)         (133)        (158)
--------------------------------------------------------------------------------
(1) Special items represent the earnings effects from events or circumstances not attributable to Mobil's current operations and are more fully described in the business segment charts that follow.

    OPERATING EARNINGS in 1997 were $3,430 million, a third consecutive annual record. Mobil's continued earnings growth reflected higher volumes in the upstream and chemical businesses, contributions from recently formed alliances, improved performance and overall favorable industry fundamentals. Expense reductions from initiatives were offset by inflation and higher expenses for growth in new venture areas.

[Bar Chart - Page 21]

ANNUAL DIVIDENDS
(Per share of common stock, in dollars)*
97             2.12
96             1.96
95             1.81
94             1.70
93             1.63
92             1.60
91             1.56
90             1.41
89             1.28
88             1.18
87             1.10

*Per-share amounts for all year reflect
 the two-for-one stock split in 1997.

DIVIDEND PAYMENTS
INCREASED FOR THE TENTH
CONSECUTIVE YEAR.

MANAGEMENT
    DISCUSSION AND ANALYSIS


PETROLEUM OPERATIONS
UPSTREAM-EXPLORATION & PRODUCING

--------------------------------------------------------------------------------
EXPLORATION & PRODUCING SEGMENT FINANCIAL INDICATORS
--------------------------------------------------------------------------------
(In millions)                               1995          1996          1997
--------------------------------------------------------------------------------
U.S. Income (Loss)                       $  (107)      $   737       $   697
International Income                         952         1,372         1,515
--------------------------------------------------------------------------------
Total Upstream Net Income                $   845       $ 2,109       $ 2,212
--------------------------------------------------------------------------------
Revenues(1)                              $11,081       $12,841       $11,840
Assets                                   $14,393       $18,279       $18,840
Capital Expenditures                     $ 2,247       $ 3,914       $ 2,888
Exploration Expenses                         427           512           499
Cash Investments in Equity Companies         213           520           277
--------------------------------------------------------------------------------
Total Investment Spending                $ 2,887       $ 4,946       $ 3,664
--------------------------------------------------------------------------------
(1) Includes intersegment revenues.

MOBIL'S PRIMARY UPSTREAM GOALS ARE TO GROW EARNINGS BY INCREASING PRODUCTION BY AN AVERAGE OF AT LEAST 4% PER YEAR OVER THE LONG TERM; TO REPLACE MORE THAN 110% OF PRODUCTION WITH NEW RESERVES; AND TO AVERAGE A 17% RETURN ON CAPITAL EMPLOYED, WHILE ENHANCING THE CORE ASSET BASE.
    Performance in 1997 demonstrated strong progress toward achieving the company's goals of long-term growth in production, reserves and earnings. Worldwide production increased 4%, new reserve additions replaced 146% of this higher production, and operating earnings increased by 4%.
    In 1997, Mobil produced 927,000 barrels per day of liquids and 4,556 million cubic feet per day of natural gas. Worldwide production increased the equivalent of 68,000 barrels per day from 1996 due to growth programs in West Africa and Qatar and the full-year impact of the 1996 Tengiz field and Ampolex acquisitions, offset somewhat by natural field declines and prior-year asset sales in the United States, and lower liquids production in Indonesia (Arun field).
    In Nigeria and Equatorial Guinea, continued investment increased total upstream production by about 73,000 barrels per day during the year. Production from the Hibernia field, off Eastern Canada, came on stream in November 1997, and by year-end the field was producing about 70,000 barrels per day (23,000 barrels per day, Mobil share). Additional equity interests in producing fields and increased contract commitments contributed to strong volume performance from the United Kingdom, South America and Kazakhstan.
    Mobil replaced 146% of its production with new reserves, compared with a 133% replacement rate in 1996. The reserve base is now 7.2 billion barrels of oil equivalent with the most significant contributions coming from the Tengiz field in Kazakhstan and the North field in Qatar. Efforts to replace reserves continue through exploration activities, participation in new producing ventures and acquisitions.
    In 1997, Mobil drilled 36 wildcat exploration wells, resulting in nine discoveries including Mobil's second major find in Norway in the last three years, success on Ampolex acreage in Australia and Papua New Guinea, and continued success in Equatorial Guinea. New acreage acquisitions in the Americas, Northern Europe, Africa, the Caspian area and Southeast Asia also strengthened the company's portfolio. Exploration activities are conducted in nine focus areas around the world.
    Investment spending in 1997 was $3.7 billion, down $1.3 billion from 1996, which included the acquisitions of Ampolex and a 25% equity interest in the joint venture that owns the Tengiz field. Planned investment spending for 1998 is $3.9 billion and continues to be focused in international areas.
    Revenues  decreased   primarily  due  to  the  full-year  impact  of  equity
accounting for Mobil's gas marketing alliance with Duke Power (formerly PanEnergy) and the absence of revenues from Mobil's heavy-oil alliance with Shell in California which commenced operations in mid-1997. In 1996, revenues were up 16% from 1995, primarily due to the effects of higher crude oil and natural gas prices and higher international volumes. Revenues include sales to other segments of the company, which are eliminated in consolidated financial reports.

[Bar Charts - Page 22]

UPSTREAM EARNINGS
(Millions of dollars)
                          97        96        95
Operating Earning       2,138     2,059     1,397
Net Income              2,212     2,109       845

UPSTREAM OPERATING EARNINGS
EXCEEDED LAST YEAR'S RECORD,
DRIVEN BY VOLUME INCREASES.


NET PRODUCTION
(Thousands of barrels daily
of oil equivalent)
International & U.S.    1,753     1,685     1,636


MOBIL'S 4% VOLUME GROWTH IN
1997 WAS IN THE TOP TIER OF
ITS COMPETITOR  GROUP.

MANAGEMENT
    DISCUSSION AND ANALYSIS


PETROLEUM OPERATIONS (continued)
    UPSTREAM net income of $2,212 million was $103 million higher than in 1996. Operating earnings of $2,138 million (U.S.,$660 million; International, $1,478 million; refer to tables below) increased $79 million, or 4%, as the effect of higher liquids production in international areas was partly offset by higher expenses for new business development and lower production in the United States. The effects of higher natural gas prices, primarily in North America, largely offset lower worldwide crude oil prices.
    In 1996, net income of $2,109 million was $1,264 million higher than in 1995. Operating earnings of $2,059 million increased $662 million due to higher worldwide crude oil and natural gas prices, lower operating expenses and lower capital recovery charges.
    Average worldwide crude oil prices in 1997 declined about $1.50 per barrel from 1996 (see graph at right), reflecting increased supplies, slower demand growth in Asia and milder weather. Mobil's U.S. average natural gas prices increased about $.20 per thousand cubic feet due to the benefits of stronger gas prices in the mid-continent region and in the West, where Mobil has a strong presence.

--------------------------------------------------------------------------------
U.S. EXPLORATION & PRODUCING EARNINGS
--------------------------------------------------------------------------------
(In millions)                                     1995       1996        1997
--------------------------------------------------------------------------------
U.S. Income (Loss)                               $(107)     $ 737       $ 697
Special Items in Income
  Asset sales                                      (22)       119          53
  Litigation                                        --         --         (12)
  Employee performance award                        --         --          (4)
  Asset impairment                                (366)       (69)         --
  Restructuring provisions                         (51)        (7)         --
--------------------------------------------------------------------------------
Operating Earnings (Excludes Special Items)      $ 332      $ 694       $ 660
--------------------------------------------------------------------------------

    U.S. UPSTREAM operating earnings of $660 million in 1997 were $34 million lower than 1996, reflecting the effects of lower production volumes and lower crude oil prices. The lower volumes were mainly due to natural field declines and the carry-over effect of 1996 asset sales, partly offset by the effects of new capital programs. Earnings benefited from higher natural gas prices and lower operating expenses.
    Operating earnings of $694 million in 1996 were $362 million higher than 1995, mainly due to higher prices for crude oil and natural gas. Lower producing expenses and decreased capital recovery charges largely offset the impacts of lower production volumes that resulted primarily from natural field declines and asset disposals. Opportunity losses on forward hydrocarbon sales slightly lessened the favorable impact of the higher prices.

--------------------------------------------------------------------------------
INTERNATIONAL EXPLORATION & PRODUCING EARNINGS
--------------------------------------------------------------------------------
(In millions)                                  1995       1996           1997
--------------------------------------------------------------------------------
International Income                          $ 952    $ 1,372         $1,515
Special Items in Income
  Asset sales                                    23         12             41
  Employee performance award                     --         --             (4)
  Restructuring provisions                      (41)        (5)            --
  Asset impairment                             (121)        --             --
  Tax rate changes and other items               26         --             --
--------------------------------------------------------------------------------
Operating Earnings (Excludes Special Items) $ 1,065    $ 1,365         $1,478
--------------------------------------------------------------------------------

    International Upstream operating earnings of $1,478 million were $113 million higher than 1996, principally due to the effects of higher production levels and higher natural gas prices in Canada, partly offset by lower crude oil prices and higher expenses for future growth in new venture areas. Production increased 10% in 1997, mainly from growth in Nigeria, Equatorial Guinea, the United Kingdom, Kazakhstan, South America and Qatar.
    Operating earnings of $1,365 million in 1996 were $300 million higher than 1995, mainly due to higher crude oil and natural gas prices. Increased production volumes also contributed to higher earnings. These factors were slightly offset by higher exploration expenses.

[Bar Charts - Page 23]

CRUDE OIL AVERAGE SPOT
MARKET PRICES
(Dollars per barrel)
                               97        96        95
Brent                        19.09     20.67     17.02
West Texas Intermediate      20.61     22.16     18.42

CRUDE OIL PRICES REMAINED
VOLATILE IN 1997, DROPPING
AN AVERAGE OF ABOUT $1.50 PER BARREL.


NATURAL GAS AVERAGE
SALES PRICES
(Dollars per thousand cubic feet)
                               97        96        95
International                 2.72      2.66      2.47
U.S.                          2.38      2.17      1.41

HIGHER WORLDWIDE NATURAL
GAS PRICES LARGELY OFFSET
THE EFFECTS OF LOWER CRUDE OIL PRICES.

MANAGEMENT
    DISCUSSION AND ANALYSIS


PETROLEUM OPERATIONS (continued)

DOWNSTREAM-MARKETING & REFINING
--------------------------------------------------------------------------------
MARKETING & REFINING SEGMENT FINANCIAL INDICATORS
--------------------------------------------------------------------------------
(In millions)                               1995         1996          1997
--------------------------------------------------------------------------------
U.S. Income                              $   226      $   407       $   542
International Income                         447          506           483
--------------------------------------------------------------------------------
Total Downstream Net Income              $   673      $   913       $ 1,025
--------------------------------------------------------------------------------
Revenues(1)                              $62,362      $70,796       $55,871
--------------------------------------------------------------------------------
Assets                                   $22,463      $23,592       $20,284
Capital Expenditures                     $ 1,292      $ 1,554       $   928
Cash Investments in Equity Companies          41          131           340
--------------------------------------------------------------------------------
Total Investment Spending                $ 1,333      $ 1,685       $ 1,268
--------------------------------------------------------------------------------
(1) Includes intersegment revenues.

MOBIL'S PRIMARY DOWNSTREAM GOAL IS TO RAISE THE RETURN ON CAPITAL EMPLOYED TO 12% BY GROWING SALES OF FUELS AND LUBES BY 4% TO 5% PER YEAR, CONTINUING TO IMPROVE THE PERFORMANCE OF CORE ASSETS, AND PURSUING ATTRACTIVE GROWTH OPPORTUNITIES.
    In the U.S., major initiatives in 1997 included the completion of construction of over seventy On The Run(R) convenience stores and the successful rollout of the Speedpass(TM) program. In addition, Mobil and a U.S. subsidiary of Petroleos de Venezuela, S.A., formed a jointly owned limited liability company to own and operate the Chalmette refinery. A portion of the crude oil processed into petroleum products for the U.S. market at the Chalmette refinery will be heavy oil from Venezuela.
    During 1997, the Mobil-BP alliance in Europe was implemented with substantially all country partnerships established by year-end, and the initial benefits contributing to improved earnings. In addition, following a strategy study to address lubes base stock refining overcapacity in Europe, Mobil and BP announced the closure of BP's stand-alone lubes refinery at Llandarcy in South Wales and a streamlining program at the other European lubes refineries.
    In the Asia-Pacific region, a new 23 thousand barrels daily (TBD) fluid catalytic cracking (FCC) complex was streamed at the Altona refinery in Australia, increasing yields of gasoline and distillate . Additionally, Mobil initiated a cost reduction and asset rationalization program in its Australian marketing operations. At the Jurong refinery in Singapore, a new lubricant base stock manufacturing unit with a capacity of 8 TBD was completed and streamed. In Japan, a new 25 TBD vacuum residual hydrocracker was successfully brought on stream at Tonen's Kawasaki refinery. This unit upgrades low-value residual fuels to higher-value distillates. Also, in an effort to improve profitability in Japan, initiatives were implemented to enhance revenue and reduce expenses, including the elimination of approximately 300 positions by year-end 1998. In China, a lube oil blend plant was completed in Taicang near Shanghai.
    In Africa, Mobil successfully integrated Exxon's marketing business in Kenya, acquired in late 1996, and initiated a re-entry into the South African lubes business.
    In Latin America, the company continued to grow in the fuels markets in Colombia, Peru and Ecuador. This growth will be supplemented by the fuels market entry in Venezuela, which is currently under way. In addition, Mobil's lubes business continued to grow throughout the region. In Barbados, Mobil reached agreement with the local government to close its refinery, completing the withdrawal from the Barbados market following the sale of the company's marketing assets in 1996.
    Investment spending totaled $1.3 billion in 1997, about 30% in the U.S., including spending for construction related to On The Run(R) convenience stores. The remainder was mostly for expansion projects in international areas. Planned spending for 1998 is $1.5 billion, up 18% from 1997, with approximately 35% in the U.S. and 65% in international areas.
    Downstream revenues decreased 21% in 1997 versus 1996 due to the effects of equity accounting for the Mobil-BP European alliance, partly offset by the effects of higher sales volumes elsewhere. Revenues increased in 1996 versus 1995 due to higher product trade sales volumes and prices.

[Bar Charts - Page 24]

DOWNSTREAM EARNINGS
(Millions of dollars)
                             97       96       95
Operating Earnings         1,312    1,051    1,135
Net Income                 1,025      913      673

OPERATING EARNINGS IN 1997
INCREASED  PRIMARILY DUE TO IMPROVED
PERFORMANCE,  HIGHER  MARGINS AND BENEFITS
FROM THE MOBIL-BP ALLIANCE.


REFINERY RUNS FOR MOBIL
(Thousands of barrels daily)
                               97        96        95
International & U.S.         2,191     2,142     2,121

REFINERY RUNS CONTINUED TO
TREND UPWARD, PRIMARILY REFLECTING
IMPROVED OPERATING PERFORMANCE IN THE UNITED STATES.

MANAGEMENT
    DISCUSSION AND ANALYSIS


PETROLEUM OPERATIONS (concluded)
     DOWNSTREAM net income of $1,025 million in 1997 was $112 million higher than 1996. Excluding special items, operating earnings of $1,312 million (U.S., $562 million, International, $750 million; refer to tables below) increased $261 million. Higher product trade sales volumes outside of Europe, benefits from the Mobil-BP European alliance and strong performance contributed to higher earnings in 1997. Additionally, improved integrated margins in the U.S. and Europe more than offset lower margins in parts of Asia-Pacific.
    Net income in 1996 was $913 million, $240 million higher than in 1995. Excluding special items, operating earnings of $1,051 million decreased $84 million from 1995. Lower margins in some of Mobil's key markets more than offset the benefits from cost savings and growth initiatives, including higher worldwide product sales volumes.

--------------------------------------------------------------------------------
U.S. MARKETING & REFINING EARNINGS
--------------------------------------------------------------------------------
(In millions)                                1995           1996         1997
--------------------------------------------------------------------------------
U.S. Income                                  $226           $407         $542
Special Items in Income
  Asset Impairment                             --            --           (18)
  Employee performance award                   --            --           (10)
  LIFO/other inventory adjustments             --            35             8
  Restructuring provisions                   (104)           --            --
--------------------------------------------------------------------------------
Operating Earnings (Excludes Special Items)  $330          $372          $562
--------------------------------------------------------------------------------

    U.S. Downstream operating earnings were $562 million in 1997, $190 million higher than 1996. Results in 1997 benefited from higher product sales volumes, excellent refinery performance and higher integrated margins. Initiatives in marketing such as Speedpass(TM) and On The Run(R) contributed to growth in retail automotive gasoline sales, which were up almost 3%. Wider spreads between heavy and light crudes also helped results due to the refineries' strong capability to process heavy crudes.
    In 1996, operating earnings of $372 million were $42 million higher than 1995. Results benefited from higher margins and continued growth in retail automotive gasoline sales. Partly offsetting these favorable factors was a higher level of refinery downtime.

--------------------------------------------------------------------------------
INTERNATIONAL MARKETING & REFINING EARNINGS
--------------------------------------------------------------------------------
(In millions)                                  1995         1996          1997
--------------------------------------------------------------------------------
International Income                           $447         $506          $483
Special Items in Income
  Restructuring provisions                     (316)        (154)         (258)
  Employee performance award                     --           --           (21)
  LIFO/other inventory adjustments              (13)           8            12
  Other                                         (29)         (27)           --
--------------------------------------------------------------------------------
Operating Earnings (Excludes Special Items)    $805         $679          $750

--------------------------------------------------------------------------------

    International Downstream operating earnings were $750 million, $71 million higher than in 1996. In Europe, results improved significantly, primarily due to benefits from the Mobil-BP alliance and stronger integrated margins. These gains were partly offset by lower margins in parts of Asia-Pacific.
    Operating earnings of $679 million in 1996 were $126 million lower than in 1995, primarily due to lower marketing margins in Europe and Asia-Pacific. Lower paraxylene margins at Mobil's Singapore refinery, where earnings are shared between Marketing & Refining and Chemical, and a higher level of scheduled refinery downtime also reduced earnings. These factors were partly offset by improved refining margins in Singapore and higher product sales volumes.

[Bar Charts - Page 25]

DOWNSTREAM PETROLEUM PRODUCT
SALES VOLUMES*
(Thousands of barrels daily)
                              97         96         95
International & U.S.        3,343      3,345      3,222

*  Includes supply sales.

WORLDWIDE SALES VOLUMES WERE
ESSENTIALLY FLAT IN 1997 AS LOWER
VOLUMES IN EUROPE WERE OFFSET BY INCREASES IN OTHER AREAS.

DOWNSTREAM PETROLEUM PRODUCT
SALES REVENUES
(Millions of dollars)
                              97         96         95
International & U.S.       35,962     49,228     43,725

HIGHER SALES REVENUES IN ENCLAVES
OUTSIDE OF EUROPE WERE MORE THAN
OFFSET BY THE EFFECTS OF EQUITY
ACCOUNTING FOR THE MOBIL-BP EUROPEAN ALLIANCE.

MANAGEMENT
    DISCUSSION AND ANALYSIS


CHEMICAL
--------------------------------------------------------------------------------
CHEMICAL SEGMENT FINANCIAL INDICATORS
--------------------------------------------------------------------------------
(In millions)                             1995          1996           1997
--------------------------------------------------------------------------------
Petrochemicals Income                        $  544       $  167         $  214
Other Income                                    135          139            141
Asset Sales, net of Restructuring Provisions    485          --              48
--------------------------------------------------------------------------------
Total Chemical Net Income                    $1,164       $  306         $  403
--------------------------------------------------------------------------------
Revenues(1)                                  $6,390       $3,280         $3,533
Assets                                       $3,212       $2,987         $3,111
--------------------------------------------------------------------------------
Capital Expenditures                         $  220       $  339         $  323
Cash Investments in Equity Companies             --            7             --
--------------------------------------------------------------------------------
Total Investment Spending                    $  220       $  346         $  323
--------------------------------------------------------------------------------
(1) Includes intersegment revenues.

CHEMICAL'S GOALS ARE TO GROW VOLUMES AN AVERAGE OF 7% PER YEAR AND TO ACHIEVE AN AVERAGE RETURN ON CAPITAL EMPLOYED IN THE 13%-15% RANGE, LONG TERM.
    After a series of asset sales totaling about $1.6 billion in the past three years, Chemical is now comprised of three strategic business units: petrochemicals, chemical specialties and oriented polypropylene (OPP) films. Petrochemicals is the largest segment, representing about 90% of Chemical's sales volumes, with major product lines of polyethylene resin, paraxylene, benzene, propylene and ethylene glycol.
    Chemical is pursuing a long-term strategy of growing through competitively advantaged projects in its leader businesses by actively progressing two major petrochemical expansion projects in geographically diverse areas as well as by investing in significant de-bottlenecking or cost-effective expansion projects in its North American facilities. Mobil Yanbu Petrochemical Company and Saudi Basic Industries Corp. have begun an expansion that will double the current capacity of their Yanpet olefins complex in Yanbu, Saudi Arabia. The partners recently completed a $2.3 billion commercial bank financing for this project. Plant start-up is scheduled for mid-2000. Mobil and Pequiven, the Venezuelan state-owned petrochemical company, have continued studying the feasibility of developing a new olefins complex in Jose, Venezuela. The proposed site is at an existing petrochemicals facility, with access to low-cost feedstocks and opportunities to achieve substantial synergies with the current operations. Mobil, in conjunction with the Singapore Economic Development Board, is also considering a world-scale ethylene plant near Mobil's existing Jurong refining and petrochemicals complex.
    A modernization and expansion of Mobil's Beaumont olefins plant is well under way, with completion scheduled later in 1998. This project will increase ethylene capacity by 45%, improve operating flexibility to process the most economically attractive feedstocks and lower energy consumption by 35%. Mobil's Houston olefins plant expansion was completed in 1997, and doubled the plant's ability to process low-cost refinery gas feedstocks, thereby reducing the plant's cash cost to produce ethylene by more than a penny a pound. To effectively utilize the incremental ethylene output from these two projects, a low-cost de-bottleneck of the Beaumont low-pressure polyethylene plant is now under construction.
    In the aromatics business, Mobil completed two major expansions, one in late 1996 and one in 1997. The paraxylene capacity of the Chalmette refinery was doubled to 380 million pounds, of which Mobil has a 50% interest. The new Beaumont aromatics plant was streamed in mid year with a capacity of 670 million pounds of paraxylene and 625 million pounds of benzene. These two projects, which both utilize Mobil's newest and most economical toluene to paraxylene
(MTPX) technology, raise Mobil's worldwide paraxylene capacity to 1.7 billion pounds.
    Chemical's investment spending in 1997 was $323 million, slightly below the 1996 level of $346 million. Planned investment spending for 1998 is in the $400-$450 million range, mainly to support continued worldwide productivity improvements and capacity expansions, notably the Yanpet project.

[Bar Charts - Page 26]

CHEMICAL EARNINGS
(Millions of dollars)
                           97       96       95
Operating Earnings        350      306      679
Net Income                403      306    1,164

HIGHER OPERATING EARNINGS IN
1997 REFLECTED STRONGER SALES
VOLUMES AND POLYETHYLENE MARGINS,
AS WELL AS IMPROVED PLANT OPERATING RELIABILITY.


CHEMICAL NET SALES TO TRADE
(Millions of dollars)
                             97        96         95
Petrochemicals & Other     2,994     2,846      4,948

SALES REVENUES INCREASED IN
1997 DUE TO HIGHER VOLUMES AND
POLYETHYLENE  PRICES, PARTLY
OFFSET BY LOWER PARAXYLENE PRICES.

MANAGEMENT
    DISCUSSION AND ANALYSIS


CHEMICAL (concluded)
     CHEMICAL income of $403 million included $53 million of income from special items including a gain on the sale of a substantial portion of the European stretch film business and a favorable patent litigation settlement, partially offset by a charge for the employee performance award. There were no special items in Chemical's 1996 income.

--------------------------------------------------------------------------------
CHEMICAL EARNINGS
--------------------------------------------------------------------------------
(In millions)                                  1995        1996           1997
--------------------------------------------------------------------------------
Chemical Income                              $1,164      $  306         $  403
Special Items in Income
  Asset sales                                   501          --             48
  Litigation                                     --          --             10
  Employee performance award                     --          --             (5)
  Restructuring provisions                      (16)         --             --
--------------------------------------------------------------------------------
Operating Earnings (Excludes Special Items)  $  679      $  306         $  350
--------------------------------------------------------------------------------

    Chemical operating earnings, excluding special items, were $350 million in 1997, up 14% from the prior year, largely as a result of an increase in sales volumes, improved plant operating reliability and higher polyethylene margins. These earnings improved Chemical's return on average capital employed to 15%, up from 13% last year. While most industry fundamentals for Chemical's businesses were favorable in 1997, aromatics margins were weaker as capacity additions outstripped demand growth.
    Operating earnings of $306 million in 1996 reflected lower worldwide petrochemical margins and were $373 million lower than the record 1995 earnings of $679 million, when margins for integrated polyethylene resins were strong and Asia-Pacific paraxylene margins set record highs as demand was strong and supply was tight.
    Trade sales revenues (see graph on page 26) of $3.0 billion in 1997 increased 5% from the prior year primarily due to the 14% increase in sales volumes. Substantially all of the decrease in trade sales in 1996 from 1995 resulted from the divestiture of businesses.

CORPORATE AND FINANCING
--------------------------------------------------------------------------------
CORPORATE AND FINANCING EXPENSE
--------------------------------------------------------------------------------
(In millions)                                  1995        1996           1997
--------------------------------------------------------------------------------
Corporate and Financing Expense             $ (306)     $ (364)         $ (368)
Special Items included:
  Asset sales                                   74          30              39
  Litigation                                    71          --             (31)
  Employee performance award                    --          --              (6)
  Staff redesign implementation                 --         (75)             --
  Restructuring provisions                     (62)         --              --
  Environmental provision                      (24)         --              --
--------------------------------------------------------------------------------
Operating Expense (Excludes Special Items)  $ (365)     $ (319)         $ (370)
--------------------------------------------------------------------------------

CORPORATE AND FINANCING expense was $368 million in 1997, essentially unchanged from 1996. This category includes the results from Real Estate operations and Mining and Minerals (substantially all of these businesses were sold in 1996), corporate administrative expenses, net financing expense and other items. Excluding special items from both periods, Corporate and Financing operating expense of $370 million was $51 million higher than 1996, primarily due to a number of one-time charges in 1997 that were only partly offset by lower interest expense due to lower average net debt balances and lower interest rates.
    Excluding special items, Corporate and Financing operating expense of $319 million in 1996 was $46 million lower than in 1995, primarily reflecting the effects of higher capitalized interest for major projects in Canada, Nigeria and Qatar, and certain other favorable, nonrecurring items.

MANAGEMENT
    DISCUSSION AND ANALYSIS


RISK MANAGEMENT
Because Mobil operates in the worldwide oil and gas markets and has significant financing requirements, it has exposure to fluctuations in interest rates, foreign currency exchange rates and hydrocarbon prices, which can affect the cost of operating, investing and financing. In order to manage these exposures, management has established defined benchmarks for hedging in order to achieve a desired risk profile for the environment in which Mobil operates and finances its assets. The management-defined benchmarks are periodically reviewed and are subject to change.
DEBT-RELATED INSTRUMENTS
     Mobil has fixed and floating rate U.S. and foreign currency denominated debt. Mobil's benchmark for interest rate risk is 100% floating rate. Mobil uses interest rate swaps, cross-currency interest rate swaps, futures, forward exchange contracts and option contracts to manage its debt portfolio toward the established benchmark. These instruments have the effect of changing the interest rate and currency of the original borrowings with the objective of minimizing Mobil's borrowing costs. At December 31, 1997, Mobil was primarily exposed to U.S. dollar LIBOR.
NONDEBT-RELATED FOREIGN CURRENCY EXCHANGE RATE INSTRUMENTS
    Mobil has foreign currency exchange rate risk because it operates in about 140 countries. Mobil's benchmark is to fully hedge identified net exposures to foreign currency exchange rate risk resulting from transactions in currencies that are not the functional currency of the affected affiliate. Mobil has entered into forward exchange contracts and currency option contracts to hedge U.S. dollar payables for purchases of hydrocarbons, firm commitments for capital projects, cash returns from net investments in foreign affiliates to be remitted within the coming year, and certain local currency taxes. At December 31, 1997, the primary currencies under management include the Japanese yen, Canadian dollar and Australian dollar.
COMMODITY INSTRUMENTS
    Mobil balances its overall crude oil and petroleum product supply and demand, and manages its current and future price risk by entering into hydrocarbon futures, forwards, swaps and options in various markets. Mobil's benchmark for hydrocarbons is the prevailing market price. To achieve this benchmark, Mobil manages its hydrocarbon price exposure associated with fixed-priced commodity purchases and sales, and inventory positions that vary from management's defined sustainable inventory levels, primarily through the use of strategies that qualify as hedges. However, certain strategies manage risk at a macro level and do not qualify as hedges. Mobil may take commodity positions based on its views or expectations of specific hydrocarbon prices or price differentials between commodity types. Mobil does not hedge oil and gas reserves. At December 31, 1997, Mobil was exposed to the general price levels of broadly traded oil and gas commodities.
VALUE AT RISK
    In its risk management activities, Mobil uses a number of tools to measure and manage risk, including value-at-risk models. Mobil measures its value at risk using statistical techniques that project expected changes in values from market movements on financial and commodity exposures that vary from management's defined benchmarks. These benchmarks are established by management and represent the desired risk profile of the environment in which Mobil operates. Value at risk is defined as the maximum potential gain or loss in fair value from a one-day market movement using historical statistical models that would cover 99.7% of all such movements over the last three years measured against the benchmarks. Value at risk includes those exposures that are being managed. The value at risk of options is determined by using the forward equivalent of the underlying exposure. The value-at-risk amounts as measured against the above management-defined benchmarks were $7 million for interest rate risk, $1 million for foreign currency exchange rate risk, and $8 million for commodity price risk (including trading contracts) at December 31, 1997. The value-at-risk analysis of commodity price risk includes managed physical commodities as well as hedging and trading derivatives because Mobil manages this risk on a combined basis.

MANAGEMENT
    DISCUSSION AND ANALYSIS


YEAR 2000 ISSUE
Many existing computer programs will be unable to properly recognize dates in the year 2000 and beyond. During 1997, Mobil conducted a company-wide study of its systems and operations, including systems being developed to improve business functionality, to identify those of its computer hardware, software and process control systems that do not properly recognize dates after December 31, 1999, and those that are linked to third parties' systems. Based on this study, Mobil commenced a major project to ensure that well in advance of the year 2000, all of Mobil's systems that are critical to the company's operations properly recognize such dates. The project is utilizing both internal and external resources to reprogram or replace, and test, affected computer hardware, software and process control systems to ensure that they are year 2000 compliant. Mobil has also initiated communications with third parties whose computer systems' functionality could impact Mobil. These communications will facilitate coordination of year 2000 conversions and will, additionally, permit Mobil to determine the extent to which the company may be vulnerable to failures of third parties to address their own year 2000 issues.
    The costs of Mobil's year 2000 compliance effort are being funded with cash flows from operations. Some of these costs relate solely to the modification of existing systems, while others are for new systems which will improve business functionality. In total, these costs are not expected to be substantially different from the normal, recurring costs that are incurred for systems development and implementation, in part due to the reallocation of internal resources and the deferral of other projects. As a result, these costs are not expected to have a material adverse effect on Mobil's overall results of operations or cash flows.
    The assessment of the costs of Mobil's year 2000 compliance effort, and the timetable for Mobil's planned completion of its own year 2000 modifications, are management's best estimates. These estimates were based upon numerous assumptions as to future events, including assumptions as to the continued availability of certain resources, in particular personnel with expertise in this area, and as to the ability of such personnel to locate and either re-program or replace, and test, all affected computer hardware, software and process control systems in accordance with Mobil's planned schedule. There can be no guarantee that these estimates will prove accurate, and actual results could differ from those estimated if these assumptions prove inaccurate. Based upon progress to date, however, Mobil believes that it is unlikely that the foregoing factors will cause actual results to differ significantly from those estimated. As to the systems of the third parties that are linked to Mobil's, there can be no guarantee that those of such systems that are not now year 2000 compliant will be timely converted to year 2000 compliance. Additionally, there can be no guarantee that third parties of business importance to Mobil will successfully and timely reprogram or replace, and test, all of their own computer hardware, software and process control systems. While the failure of a single third party to timely achieve year 2000 compliance should not have a material adverse effect on Mobil's results of operations in a particular period, the failure of several key third parties to achieve such compliance could have such an effect. Mobil is developing contingency plans to alter business relationships in the event certain third parties fail to become year 2000 compliant.

MANAGEMENT
    DISCUSSION AND ANALYSIS


OVER THE PAST THREE YEARS
MOBIL HAS SPENT $2.2 BILLION
TO SAFEGUARD THE ENVIRONMENT.

ENVIRONMENTAL MATTERS
--------------------------------------------------------------------------------
ENVIRONMENTAL EXPENDITURES                  U.S.              INTERNATIONAL
--------------------------------------------------------------------------------
(In millions)                      1995    1996   1997     1995   1996    1997
--------------------------------------------------------------------------------
Capital                            $172   $149    $105     $135   $108    $105
Protection and Compliance
  Ongoing operations               238     212     213      184    171     128
  Remediation                       67      46      46       24     27      28
--------------------------------------------------------------------------------
Total Environmental Expenditures  $477    $407    $364     $343   $306    $261
--------------------------------------------------------------------------------

MOBIL'S COMMITMENT AND PRACTICE IS TO CONDUCT ITS OPERATIONS WITH FULL CONCERN FOR SAFEGUARDING THE ENVIRONMENT, EMPLOYEES, CUSTOMERS AND THE PUBLIC--WHEREVER IT OPERATES. The company accomplishes this through clear, visible corporate policies, innovative technologies, sharing best practices, extensive training and constant attention to environmental matters in its day-to-day operations. Environmental expenditures are a significant cost of doing business, and the U.S. and other countries continue to impose stringent environmental requirements. While these costs reflect a downward trend, environmental operating performance has been improving. Although Mobil cannot predict accurately how environmental expenditures will affect future operations and earnings, it expects to continue to incur substantial costs. Mobil believes its costs will not vary significantly from those of its competitors.
    CAPITAL EXPENDITURES are additions or modifications to plants and facilities to limit, monitor and control emissions and waste generation and to manufacture newly formulated products. The majority of U.S. environmental capital expenditures have been made to comply with federal and state clean air and water regulations as well as waste-management requirements. As required in 1995, Mobil began selling clean-burning reformulated gasoline in those metropolitan areas designated by the Environmental Protection Agency (EPA) where Mobil markets gasoline products. Additional emission reductions are mandated by the year 2000.
    Internationally, capital expenditures were made in large part to help protect ground and surface water and to reduce air emissions. Worldwide capital expenditures for environmental matters in 1998 are expected to remain near the 1997 expenditure level.
    PROTECTION AND COMPLIANCE EXPENDITURES are Mobil's recurring costs associated with managing hazardous substances, emissions and waste generation in ongoing operations, and the costs to remediate identified contamination. U.S. remediation expenditures reflect corrective action taken in prior years to meet compliance requirements, the use of improved remediation technology and resource utilization, and a continuing government/industry trend toward utilizing a risk-based corrective action approach to remediating subsurface contamination.
    Like many other companies, Mobil periodically receives notices from the EPA, or equivalent state agencies, that it has been designated as a potentially responsible party (PRP) for remediation of hazardous-waste sites. The majority of these sites are still under investigation by the EPA or the state agencies concerned. All PRPs are jointly and severally liable under the federal Superfund law; however, since the early 1980s, Mobil has been successful in sharing cleanup costs with other financially sound companies. At December 31, 1997, Mobil had been successful in resolving its involvement in 175 of the 276 sites where it had been named a PRP. The number of PRP sites does not represent a relevant measure of liability as each company's involvement in a site can vary substantially.
    Mobil believes it has provided adequate reserves for known environmental obligations. However, Mobil may be subject to future environmental remediation liabilities relating to assets previously sold, closed facilities, requirements not yet identified or the sale or disposition of operating facilities. While the amounts could be material to Mobil's earnings in the periods in which such liabilities arise, the extent of such future remediation requirements and costs is not subject to reasonable estimation. Based on Mobil's long experience in managing environmental matters in its businesses, it does not anticipate that the aggregate level of future remediation costs will increase above recent levels so as to materially and adversely affect its consolidated financial position or liquidity. See also Note 12 to Financial Statements on page 49 for further discussion of environmental liabilities.

MANAGEMENT
    DISCUSSION AND ANALYSIS


QUARTERLY FINANCIAL DATA (unaudited)
                                                                       1996
                                            ---------------------------------------------------------
                                               First     Second       Third      Fourth        Full
(In millions, except per-share amounts)      Quarter    Quarter     Quarter     Quarter        Year
-----------------------------------------------------------------------------------------------------
REVENUES
  Sales and services                        $ 18,528   $ 19,262    $ 19,852    $ 22,723    $ 80,365
    Income from equity affiliates                 85        106          84           4         279
    Income from asset sales,
       interest and other                         87        152         390         230         859
-----------------------------------------------------------------------------------------------------
Total Revenues                                18,700     19,520      20,326      22,957      81,503
-----------------------------------------------------------------------------------------------------
COSTS AND EXPENSES
  Crude oil, products and operating
supplies and expenses                         10,671     11,228      11,788      13,803      47,490
  Exploration expenses                            76         72         143         221         512
  Selling and general expenses                 1,126      1,239       1,176       1,646       5,187
  Depreciation, depletion
        and amortization                         655        603         645         822       2,725
  Interest and debt discount expense             116         97         119         123         455

  Taxes other than income taxes                4,534      4,693       4,850       4,946      19,023
  Income taxes                                   786        805         836         720       3,147
-----------------------------------------------------------------------------------------------------
Total Costs and Expenses                      17,964     18,737      19,557      22,281      78,539
-----------------------------------------------------------------------------------------------------
NET INCOME                                  $    736   $    783    $    769    $    676    $  2,964
    Per common share(1)                     $    .92   $    .98    $    .96    $    .84    $   3.69
    Per common share-assuming dilution(1)   $    .90   $    .95    $    .94    $    .83    $   3.62
-----------------------------------------------------------------------------------------------------
DIVIDENDS PER COMMON SHARE(1)               $    .46   $    .50    $    .50    $    .50    $   1.96
-----------------------------------------------------------------------------------------------------
SPECIAL ITEMS INCLUDED IN NET INCOME
Restructuring provisions                    $   --     $   --      $   --      $   (166)   $   (166)
Asset sales gains/(losses)                      --         --           129          41         170
Employee performance award                      --         --          --          --          --
Litigation                                      --         --          --          --          --
LIFO/other inventory adjustments                --         --          --            43          43
Asset impairment                                --         --          --           (69)        (69)
Staff redesign project implementation           --          (31)        (28)        (16)        (75)
Other                                           --         --          --           (36)        (36)
-----------------------------------------------------------------------------------------------------
Total Special Items                             --          (31)        101        (203)       (133)
-----------------------------------------------------------------------------------------------------
OPERATING EARNINGS(2)                       $    736   $    814    $    668    $    879    $  3,097
-----------------------------------------------------------------------------------------------------
Sales Price per Common Share(1) (3)
  High                                      $59 1/16   $60 1/16    $59 15/16   $62 15/16   $62 15/16
  Low                                       $53 3/4    $54 5/16    $53  7/8    $56  5/8    $53  3/4
-----------------------------------------------------------------------------------------------------

(1) Per-share amounts for all periods reflect the two-for-one stock split in 1997.
(2) Excludes special items.
(3) The principal market for trading of Mobil's common stock is the New York Stock Exchange. The stock symbol is "MOB." The reported prices represent a composite of transactions on the New York
    Stock Exchange, the Chicago, Pacific, Philadelphia, Boston and Cincinnati regional exchanges and the over-the-counter market.

QUARTERLY FINANCIAL DATA (unaudited)(continued)
                                                                      1997
                                          -----------------------------------------------------------
                                               FIRST      SECOND      THIRD       FOURTH       FULL
(In millions, except per-share amounts)      QUARTER     QUARTER    QUARTER      QUARTER       YEAR
-----------------------------------------------------------------------------------------------------
REVENUES
  Sales and services                       $ 15,935    $ 16,372    $ 15,950    $ 16,070    $ 64,327
    Income from equity affiliates               102         167         143         284         696
    Income from asset sales,
       interest and other                       149         210         304         220         883
-----------------------------------------------------------------------------------------------------
Total Revenues                               16,186      16,749      16,397      16,574      65,906
-----------------------------------------------------------------------------------------------------
COSTS AND EXPENSES
  Crude oil, products and operating
supplies and expenses                        10,468      10,531      10,159      10,039      41,197
  Exploration expenses                           75          82         105         237         499
  Selling and general expenses                  806       1,136       1,057       1,358       4,357
  Depreciation, depletion
        and amortization                        643         615         590         706       2,554
  Interest and debt discount expense             98          91         142          97         428
  Taxes other than income taxes               2,406       2,706       2,682       2,712      10,506
  Income taxes                                  864         738         770         721       3,093
-----------------------------------------------------------------------------------------------------
Total Costs and Expenses                     15,360      15,899      15,505      15,870      62,634
-----------------------------------------------------------------------------------------------------
NET INCOME                                 $    826    $    850    $    892    $    704    $  3,272
    Per common share(1)                    $   1.03    $   1.06    $   1.12    $    .88    $   4.10
    Per common share-assuming dilution(1)  $   1.01    $   1.04    $   1.09    $    .86    $   4.01
-----------------------------------------------------------------------------------------------------
DIVIDENDS PER COMMON SHARE(1)              $    .53    $    .53    $    .53    $    .53    $   2.12
-----------------------------------------------------------------------------------------------------
SPECIAL ITEMS INCLUDED IN NET INCOME
Restructuring provisions                   $    (18)   $    (20)   $    (72)   $   (148)   $   (258)
Asset sales gains/(losses)                       --          --         140          41         181
Employee performance award                       --          --         (50)         --         (50)
Litigation                                       --          --         (33)         --         (33)
LIFO/other inventory adjustments                 --          --          --          20          20
Asset impairment                                 --          --          --         (18)        (18)
Staff redesign project implementation            --          --          --          --          --
Other                                            --          --          --          --          --
-----------------------------------------------------------------------------------------------------
Total Special Items                             (18)        (20)        (15)       (105)       (158)
-----------------------------------------------------------------------------------------------------
OPERATING EARNINGS(2)                      $    844    $    870    $    907    $    809    $  3,430
-----------------------------------------------------------------------------------------------------
Sales Price per Common Share(1) (3)
  High                                     $68         $72 1/4     $78         $77  1/2    $     78
  Low                                      $60 5/8     $60         $69 5/8     $66 7/16    $     60
-----------------------------------------------------------------------------------------------------

MANAGEMENT
    DISCUSSION AND ANALYSIS


COMMENTARY ON CONSOLIDATED STATEMENT OF INCOME
REVENUES from Sales and Services decreased $16,038 million from 1996 primarily due to the effects of equity accounting for the Mobil-BP European downstream alliance, equity accounting for gas marketing activities in the United States, lower crude oil prices and currency translation effects. Partly offsetting these decreases were the effects of higher sales volumes and higher average worldwide natural gas prices. The increase in 1996 from 1995 resulted mainly from higher crude oil, natural gas and petroleum product prices, and higher product sales volumes.
    Income from Equity Affiliates increased in 1997 due to significantly higher income from equity investments, mainly in Europe, Kazakhstan and the United States. Income from Asset Sales, Interest and Other decreased in 1996 from 1995 primarily reflecting the gain on sale of the Plastics Division in 1995.
    Total COSTS AND EXPENSES decreased by $15,905 million from 1996 mainly due to the effects of equity accounting for the Mobil-BP European downstream and Mobil-Shell California upstream alliances. The increase in 1996 from 1995 was primarily due to higher costs for crude oil and products, higher volume-related expenses and new growth programs, partially offset by benefits from initiatives.
    Crude Oil, Products and Operating Supplies and Expenses decreased $6,293 million in 1997, primarily due to the effects of equity accounting for the Mobil-BP and Mobil-Shell alliances and lower average costs for crude oil, partly offset by higher volume-related expenses and increased spending for growth programs in new venture areas. The increase in 1996 from 1995 was due to increased worldwide crude oil and product-related costs and higher volumes, partly offset by the effects of divested businesses. Included in this expense category are research costs of $252 million in 1995, $206 million in 1996 and $234 million in 1997.
    Exploration Expenses were somewhat lower in 1997 primarily due to a smaller planned program this year. Expenses in 1996 increased from 1995 primarily reflecting higher dry drilling expenses and Ampolex's exploration activities.
    Selling and General Expenses decreased $830 million primarily due to the effects of equity accounting for the Mobil-BP alliance and expense reductions associated with cost-savings initiatives, partly offset by restructuring reserves and the employee performance award. The decrease in 1996 from 1995 was mainly due to a lower level of restructuring charges in 1996, expense reductions resulting from prior-year restructuring programs, and the effects of the divestiture of various chemical businesses.
    Depreciation, Depletion and Amortization Expenses were somewhat lower in 1997 as decreases resulting from equity accounting for the Mobil-BP and Mobil-Shell alliances were largely offset by the effects of last year's acquisition of Ampolex and other capital spending. Expenses in 1996 decreased from 1995 largely due to the effects of adopting FAS 121 in the fourth quarter of 1995 and the absence of 1995 restructuring-related asset write-downs.
     Taxes Other than Income Taxes decreased $8,517 million in 1997 from 1996 as the effects of equity accounting for the alliances were partly offset by the effects of higher sales volumes. In 1996, Taxes Other than Income Taxes were essentially unchanged from 1995 as the effects of higher product sales volumes were offset by the absence of import duties on crude oil resulting from the closure of the Woerth refinery in Germany.
    Income Taxes decreased slightly as the effects of higher pretax income were more than offset by mix changes in the sources of earnings. Income Taxes increased in 1996 versus 1995, mainly due to higher pretax income and mix changes in the sources of earnings.

COMMENTARY ON CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
Total SHAREHOLDERS' EQUITY rose $389 million in 1997 due to an increase of $1,553 million in Earnings Retained in the Business. Largely offsetting this increase was a net charge to the Cumulative Foreign Exchange Translation
Adjustment account reflecting a strengthening U.S. dollar relative to local currencies in certain countries in which the company has significant operations. Also, the cost of Common Stock Held in the Treasury increased as 7,458,400 shares were purchased in the open market to offset the dilutive effects of stock options and reduce the number of shares outstanding. Return on Average Shareholders' Equity increased from 13.5% in 1995 to 16.0% in 1996 and to 17.0% in 1997.
    Common stock dividends paid were $1.8125 per share, $1.9625 per share and $2.12 per share in 1995, 1996 and 1997, respectively. Per-share amounts reflect the two-for-one stock split in 1997.

[Bar Chart - Page 32]

RETURN ON AVERAGE
SHAREHOLDERS' EQUITY
(In percent)
97            17.0
96            16.0
95            13.5

RETURN ON AVERAGE
SHAREHOLDERS' EQUITY IMPROVED
AGAIN, IN LINE WITH THIS YEAR'S
HIGHER EARNINGS.

CONSOLIDATED
    FINANCIAL STATEMENTS


CONSOLIDATED STATEMENT OF INCOME

Year ended December 31 (In millions, except per-share amounts)
                                                  1995      1996      1997
--------------------------------------------------------------------------------
REVENUES
  Sales and services(1)                        $73,413   $80,365   $64,327
  Income from equity affiliates                    397       279       696
  Income from asset sales,
    interest and other                           1,560       859       883
--------------------------------------------------------------------------------
Total Revenues                                  75,370    81,503    65,906
--------------------------------------------------------------------------------
COSTS AND EXPENSES
  Crude oil, products and operating supplies
        and expenses                            41,630    47,490    41,197
  Exploration expenses                             427       512       499
  Selling and general expenses                   5,688     5,187     4,357
  Depreciation, depletion and amortization       3,748     2,725     2,554
  Interest and debt discount expense               467       455       428
  Taxes other than income taxes(1)              19,019    19,023    10,506
  Income taxes                                   2,015     3,147     3,093
--------------------------------------------------------------------------------
Total Costs and Expenses                        72,994    78,539    62,634
--------------------------------------------------------------------------------
NET INCOME                                     $ 2,376   $ 2,964   $ 3,272
  Per common share(2)                          $  2.93   $  3.69   $  4.10
  Per common share--assuming dilution(2)       $  2.88   $  3.62   $  4.01
--------------------------------------------------------------------------------
(1) Includes excise and state gasoline taxes: 1995-$8,646 million; 1996-$9,236 million; 1997-$5,928 million.
(2) Per-share amounts for all years reflect the two-for-one stock split in 1997.

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

Year ended December 31 (In millions)                     1995        1996        1997
----------------------------------------------------------------------------------------
PREFERRED STOCK (ESOP-related)
  -Beginning of year                                 $    745    $    722    $    686
  -End of year, after redemptions                    $    722    $    686    $    665
----------------------------------------------------------------------------------------
UNEARNED EMPLOYEE COMPENSATION (ESOP-related)
  -Beginning of year                                 $   (472)   $   (411)   $   (365)
  -End of year, after amortization                   $   (411)   $   (365)   $   (329)
----------------------------------------------------------------------------------------
COMMON STOCK AT PAR
  -Beginning of year                                 $    885    $    888    $    891
  -End of year, after issuance of shares             $    888    $    891    $    894
----------------------------------------------------------------------------------------
CAPITAL SURPLUS
  -Beginning of year                                 $  1,325    $  1,396    $  1,468
  -End of year, after issuance of common shares      $  1,396    $  1,468    $  1,549
----------------------------------------------------------------------------------------
EARNINGS RETAINED IN THE BUSINESS
  -Beginning of year                                 $ 16,859    $ 17,745    $ 19,108
  -Net income                                           2,376       2,964       3,272
  -Common stock dividends                              (1,434)     (1,547)     (1,667)
    -Preferred stock dividends (ESOP-related)             (56)        (54)        (52)
----------------------------------------------------------------------------------------
  -End of year                                       $ 17,745    $ 19,108    $ 20,661
----------------------------------------------------------------------------------------
CUMULATIVE FOREIGN EXCHANGE TRANSLATION ADJUSTMENT
  -Beginning of year                                 $   (123)   $    (27)   $    (73)
  -End of year, after adjustments                    $    (27)   $    (73)   $   (821)
----------------------------------------------------------------------------------------
COMMON STOCK HELD IN TREASURY, AT COST
  -Beginning of year                                 $ (2,073)   $ (2,362)   $ (2,643)
  -End of year, after purchases                      $ (2,362)   $ (2,643)   $ (3,158)
----------------------------------------------------------------------------------------
TOTAL SHAREHOLDERS' EQUITY                           $ 17,951    $ 19,072    $ 19,461
----------------------------------------------------------------------------------------

See Notes to Financial Statements on pages 40-53.

MANAGEMENT
    DISCUSSION AND ANALYSIS


COMMENTARY ON CONSOLIDATED BALANCE SHEET
Total CURRENT ASSETS decreased $3,173 million, primarily reflecting lower Accounts and Notes Receivable and lower Inventories.
    Cash and Cash Equivalents increased $12 million from 1996. The movements that contributed to this increase are presented in the Consolidated Statement of Cash Flows on page 37.
    Accounts and Notes Receivable decreased mainly due to the effects of equity accounting for the Mobil-BP European downstream alliance, lower crude oil and international natural gas prices, the sale of certain receivables associated with the company's credit card operations and currency translation effects.
     Inventories were lower in 1997 primarily due to the effects of equity accounting for the Mobil-BP and Chalmette alliances, and currency translation.
    Investments and Long-term Receivables increased $3,401 million to $8,479 million, mainly reflecting Mobil's investment in the European downstream alliance with BP, the California upstream alliance with Shell and Mobil's alliance at the Chalmette refinery.
    Net Properties, Plants and Equipment decreased $2,923 million to $24,556 million as capital expenditures were more than offset by the effects of equity accounting for the alliances, asset sales, depreciation and the effects of currency translation.
    Total CURRENT LIABILITIES of $12,421 million decreased $2,827 million from year-end 1996. Short-term Debt declined $431 million due to strong earnings, continued sale of noncore assets and reduced working capital requirements. Accounts Payable decreased $1,517 million primarily due to the effects of equity accounting for the Mobil-BP alliance, decreases in crude oil and international gas prices from year-end 1996 and currency translation effects. Accrued Liabilities decreased mainly due to the effects of the Mobil-BP alliance and a payment related to Mobil's pipeline investment in Kazakhstan, partly offset by reserves for restructurings in Japan. Additionally, Income, Excise, State Gasoline and Other Taxes Payable were lower, primarily reflecting the effects of equity accounting for the Mobil-BP alliance and currency translation.
    At year-end 1997, the total DEBT of Mobil and its consolidated subsidiaries was $6,664 million, a decrease of $1,211 million from the prior year. The reduction from 1996 reflects lower debt levels resulting from strong earnings, the continued sale of noncore assets, reduced working capital requirements and currency effects, partly offset by the impact of net share repurchases. Mobil's year-end debt-to-capitalization ratio was 25%, down from 29% at year-end 1996.
    Mobil continues to have ready access to global financial markets, providing flexibility to take advantage of growth opportunities and low borrowing costs. At year-end 1997, Mobil had effective shelf registration statements on file with the Securities and Exchange Commission (SEC) that would permit the offer and sale of an aggregate of $1,815 million of debt securities pursuant to Rule 415 of the Securities Act of 1933. Also in place were a Euro-Medium-Term-Note program to facilitate the offering and sale outside the U.S. of an additional $2 billion of debt securities in 1998 or later years and a facility allowing the issuance in Japan of bonds having a principal amount of 30 billion Japanese yen.
    Accrued Restoration, Removal and Environmental Costs declined due to the effects of equity accounting for Mobil's California heavy-oil alliance with Shell and the sale of certain properties in the Gulf of Mexico.
    In October 1997, Mobil contributed assets with an aggregate fair value of $622 million to Mobil Oil & Gas Associates LLC for an interest of 67%. The remaining 33 percent was purchased by an unrelated investor. The net result of this transaction was to increase Minority Interest in Subsidiary Companies by $300 million.
    Total SHAREHOLDERS' EQUITY rose $389 million (see Commentary on Consolidated Statement of Changes in Shareholders' Equity on page 32).

[Bar Charts - Page 34]

TOTAL DEBT
(Millions of dollars)
                               97        96        95
International & U.S.         6,664     7,875     6,756

DEBT DECREASED SIGNIFICANTLY
DUE TO THIS YEAR'S STRONG
EARNINGS AND CONTINUED ASSET SALES.


RETURN ON AVERAGE
CAPITAL EMPLOYED
(In percent)
97                    13.4
96                    12.7
95                    10.9

RETURN ON AVERAGE CAPITAL
EMPLOYED  CONTINUED TO RISE,
REFLECTING MOBIL'S FOCUS
ON GROWTH AND STRENGTHENING ITS ASSET BASE.

CONSOLIDATED
    FINANCIAL STATEMENTS


CONSOLIDATED BALANCE SHEET

At December 31 (In millions)                                           1996        1997
--------------------------------------------------------------------------------------------
ASSETS
Current Assets
  Cash and cash equivalents                                        $    808    $    820
  Accounts and notes receivable                                       8,192       5,952
  Inventories                                                         3,017       2,156
  Prepaid expenses and other current assets                             627         623
  Deferred income taxes                                                 251         171
--------------------------------------------------------------------------------------------
Total Current Assets                                                 12,895       9,722
--------------------------------------------------------------------------------------------
Investments and Long-term Receivables                                 5,078       8,479
Net Properties, Plants and Equipment                                 27,479      24,556
Deferred Charges and Other Assets                                       956         802
--------------------------------------------------------------------------------------------
TOTAL ASSETS                                                       $ 46,408    $ 43,559
--------------------------------------------------------------------------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
  Short-term debt                                                  $  3,425    $  2,994
  Accounts payable                                                    5,935       4,418
  Accrued liabilities                                                 2,968       2,794
  Income, excise, state gasoline and other taxes payable              2,615       1,906
  Deferred income taxes                                                 305         309
--------------------------------------------------------------------------------------------
Total Current Liabilities                                            15,248      12,421
--------------------------------------------------------------------------------------------
Long-term Debt                                                        4,450       3,670
Reserves for Employee Benefits                                        1,681       1,745
Accrued Restoration, Removal and Environmental Costs                  1,240       1,072
Deferred Credits and Other Noncurrent Obligations                     1,255       1,274
Deferred Income Taxes                                                 3,416       3,535
Minority Interest in Subsidiary Companies                                46         381
--------------------------------------------------------------------------------------------
Total Liabilities                                                    27,336      24,098
--------------------------------------------------------------------------------------------
Shareholders' Equity(1)
  Preferred stock (ESOP-related)--shares issued and outstanding:
   1996-176,336; 1997-171,093                                           686         665
  Unearned employee compensation (ESOP-related)                        (365)       (329)
  Common stock--shares issued:
      1996-891,075,610; 1997-894,308,872                                891         894
  Capital surplus                                                     1,468       1,549
  Earnings retained in the business                                  19,108      20,661
  Cumulative foreign exchange translation adjustment                    (73)       (821)
  Common stock held in treasury, at cost--shares:
      1996-103,486,700; 1997-110,945,100                             (2,643)     (3,158)
--------------------------------------------------------------------------------------------
Total Shareholders' Equity                                           19,072      19,461
--------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                         $ 46,408    $ 43,559
--------------------------------------------------------------------------------------------

(1) Share  amounts  reflect the  two-for-one  stock split in 1997.

See Notes to Financial Statements on pages 40-53.

MANAGEMENT
    DISCUSSION AND ANALYSIS


COMMENTARY ON CONSOLIDATED STATEMENT OF CASH FLOWS
The Statement of Cash Flows reports movements in cash balances from year to year and summarizes the cash provided and used during the year for operating, investing and financing activities. The impact of changes in foreign currency translation rates has been removed from the amounts reported in this statement. Therefore, except for Cash and Cash Equivalents, these amounts do not agree with the differences that would be derived from the changes in Balance Sheet amounts.
    During 1997, Net Cash from Operating Activities exceeded Net Cash Used in Investing Activities and Cash Dividends by $863 million.

--------------------------------------------------------------------------------
CASH REQUIREMENTS--OPERATING ACTIVITIES OVER (UNDER) INVESTING(1)
--------------------------------------------------------------------------------
Year ended December 31 (In millions)        1995          1996           1997
--------------------------------------------------------------------------------
Net cash from operating activities       $ 4,988       $ 6,399        $ 6,977
Net cash used in investing activities     (2,462)       (5,200)        (4,395)
Cash dividends                            (1,490)       (1,601)        (1,719)
--------------------------------------------------------------------------------
Excess (shortfall) of cash requirements  $ 1,036       $  (402)       $   863
--------------------------------------------------------------------------------
(1) Prior year data restated to conform with current year presentation.

    NET CASH FROM OPERATING ACTIVITIES increased by $578 million from 1996. Net Cash from Operating Activities is derived by adjusting reported Net Income for charges or credits that have no cash effect (primarily Depreciation, Depletion and Amortization, and Deferred Income Taxes) and cash items reported elsewhere in this Statement (primarily Exploration Expenses).
    NET CASH USED IN INVESTING ACTIVITIES decreased by $805 million from 1996, reflecting last year's higher level of expenditures for the acquisitions of Ampolex and an interest in the Tengiz field in Kazakhstan, partly offset by a lower level of proceeds from asset sales in 1997.
     NET CASH USED IN FINANCING ACTIVITIES in 1997 was $2,548 million versus $908 million used in financing activities in 1996. The variance reflects the absence of financing associated with last year's two major acquisitions of Ampolex and an interest in the Tengiz field, together with strong operating cash flow that enabled debt repayment.

----------------------------------------------------------------------------------------------
INVESTMENT SPENDING
----------------------------------------------------------------------------------------------
Year ended December 31 (In millions)                            1995     1996       1997
----------------------------------------------------------------------------------------------
Petroleum Operations
  Exploration & Producing       -- U.S.                       $  758   $  480     $   427
                                -- International               1,489    3,434(1)    2,461
  Marketing & Refining          -- U.S.                          484      403         357
                                -- International                 808    1,151         571
Chemical                        -- U.S.                          165      301         288
                                -- International                  55       38          35
Corporate and Other                                               82       42          51
----------------------------------------------------------------------------------------------
Total Capital Expenditures                                    $3,841   $5,849      $4,190
----------------------------------------------------------------------------------------------
Exploration Expenses            -- U.S.                           72       76          76
                                -- International                 355      436         423
----------------------------------------------------------------------------------------------
Total Exploration Expenses                                       427      512         499
----------------------------------------------------------------------------------------------
Total Capital Expenditures and Exploration Expenses           $4,268   $6,361      $4,689
----------------------------------------------------------------------------------------------
Cash Investments in Equity Companies                             257      658         617
----------------------------------------------------------------------------------------------
Total Investment Spending                                     $4,525   $7,019      $5,306
----------------------------------------------------------------------------------------------

(1) Includes $1,394 million for the acquisition of Ampolex

    At year-end 1997, the unspent balance of total appropriations for capital expenditures was $4.8 billion. Mobil has large unspent balances of total appropriations for capital expenditures at the end of each year.The company is not contractually committed to spend all of these appropriations but generally expects to do so over the next several years.

[Bar Charts - Page 36]

ASSET SALES PROCEEDS
(Millions of dollars)
97                  1,050
96                  1,759
95                  2,034

MOBIL SELLS ASSETS THAT DO NOT
FIT LONG-TERM STRATEGIES OR ARE
WORTH MORE TO OTHERS. PROCEEDS
HAVE TOTALED $4.8 BILLION OVER THE PAST THREE YEARS.


INVESTMENT SPENDING
(Millions of dollars)
Capital Expeditures,                          97        96         95
Exploration Expenses & Equity Investment    5,306     7,019      4,525

INVESTMENT SPENDING WAS LOWER
IN 1997, PRIMARILY REFLECTING
THE ABSENCE OF THE 1996 ACQUISITIONS OF AMPOLEX AND TENGIZ.

CONSOLIDATED
    FINANCIAL STATEMENTS


CONSOLIDATED STATEMENT OF CASH FLOWS

Year ended December 31 (In millions)                                   1995       1996          1997
-----------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net Income                                                        $ 2,376    $ 2,964       $ 3,272
  Adjustments to reconcile to net cash from operating activities
    Depreciation, depletion and amortization                          3,748      2,725         2,554
    Deferred income taxes                                              (233)       446           404
    Earnings (greater) less than distributions from
            equity affiliates                                           (51)       153           (59)
    Exploration expenses (includes noncash charges:
      1995-$26; 1996-$36; 1997-$30)                                     427        512           499
    Gain on sales of properties, plants and equipment
      and other assets                                               (1,041)      (423)         (389)
    (Increase) decrease in working capital items (detailed below)      (388)      (290)          475
    Other, net(1)                                                       150        312           221
-----------------------------------------------------------------------------------------------------
Net Cash from Operating Activities                                    4,988      6,399         6,977
-----------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Capital and exploration expenditures                               (4,268)    (4,967)       (4,689)
  Acquisition of Ampolex Limited, net of $47 cash acquired             --       (1,347)         --
  Proceeds from sales of properties, plants and equipment
    and other assets                                                  2,034      1,759         1,050
  Payments attributable to investments and
    long-term receivables                                              (228)      (645)(2)      (756)(2)
-----------------------------------------------------------------------------------------------------
Net Cash Used in Investing Activities                                (2,462)    (5,200)       (4,395)
-----------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Cash dividends                                                     (1,490)    (1,601)       (1,719)
  Proceeds from borrowings having original terms
    greater than three months                                         1,739      1,494           923
  Repayments of borrowings having original terms
    greater than three months                                        (1,594)    (1,215)       (1,772)
  (Decrease) increase in other borrowings                              (991)       667           112
  Increase (decrease) in minority interest(1)                            36        (47)          339
  Proceeds from issuance of common stock                                 74         75            84
  Purchase of common stock for treasury                                (289)      (281)         (515)
-----------------------------------------------------------------------------------------------------
Net Cash Used in Financing Activities                                (2,515)      (908)       (2,548)
-----------------------------------------------------------------------------------------------------
Effect of Exchange Rate Changes on Cash and Cash Equivalents(3)         (44)        19           (22)
-----------------------------------------------------------------------------------------------------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS                    (33)       310            12
Cash and Cash Equivalents--Beginning of Year                            531        498           808
-----------------------------------------------------------------------------------------------------
CASH AND CASH  EQUIVALENTS--END  OF YEAR                            $   498    $   808       $   820
-----------------------------------------------------------------------------------------------------

(1)  Prior year data restated to conform with current year presentation.
(2) Includes the cash expenditure for the acquisition of a 25% interest in a joint venture that owns the Tengiz field.
(3) Cash equivalents are liquid investments convertible to cash and have original maturities of three months or less.

--------------------------------------------------------------------------------------------
CHANGES IN WORKING CAPITAL ITEMS Decrease (Increase)
--------------------------------------------------------------------------------------------
  Accounts and notes receivable                            $  (994)   $(1,199)   $   834
  Inventories                                                  (66)        91        (17)
  Prepaid expenses and other current assets                    (22)        24        (69)
  Accounts payable                                             477        836       (307)
  Accrued liabilities                                           83        (19)       334
  Income, excise, state gasoline and other taxes payable       134        (23)      (300)
--------------------------------------------------------------------------------------------
(Increase) Decrease in Working Capital Items               $  (388)   $  (290)   $   475
--------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------------------
MEMO ITEMS
--------------------------------------------------------------------------------------------
  Cash income taxes paid                                   $ 2,091    $ 2,416    $ 2,687
  Cash interest paid                                           556        458        528
--------------------------------------------------------------------------------------------

See Notes to Financial Statements on pages 40-53.

CONSOLIDATED
    FINANCIAL STATEMENTS


SEGMENT AND GEOGRAPHIC INFORMATION

Year ended December 31 (In millions)             1995        1996        1997
--------------------------------------------------------------------------------
REVENUES BY SEGMENT
  Petroleum Operations
   Exploration & Producing  - Third Party    $  7,028    $  8,055    $  7,381
                            - Intersegment      4,053       4,786       4,459
   Marketing & Refining     - Third Party      61,376      69,931      55,007
                            - Intersegment        986         865         864
  Chemical                  - Third Party       6,155       3,023       3,251
                            - Intersegment        235         257         282
  Corporate and Other                             811         494         267
  Intersegment Elimination                     (5,274)     (5,908)     (5,605)
--------------------------------------------------------------------------------
Total Revenues                               $ 75,370    $ 81,503    $ 65,906
--------------------------------------------------------------------------------
REVENUES BY GEOGRAPHIC AREA
  United States             - Third Party    $ 25,598    $ 27,447    $ 28,563
                            - Intersegment        537         461         533
  Europe                    - Third Party      23,676      25,414       7,684
                            - Intersegment        899       1,478       1,423
  Asia-Pacific              - Third Party      17,160      17,690      17,075
                            - Intersegment        796         675         654
  Other Areas(1)            - Third Party       8,125      10,458      12,317
                            - Intersegment      5,574       5,657       4,002
  Corporate and Other                             811         494         267
  Intergeographic Elimination                  (7,806)     (8,271)     (6,612)
--------------------------------------------------------------------------------
Total Revenues                               $ 75,370    $ 81,503    $ 65,906
--------------------------------------------------------------------------------

At December 31 (In millions)
--------------------------------------------------------------------------------
IDENTIFIABLE ASSETS BY SEGMENT
  Petroleum Operations
   Exploration & Producing                   $ 14,393    $ 18,279    $ 18,840
   Marketing & Refining                        22,463      23,592      20,284
  Chemical                                      3,212       2,987       3,111
  Corporate and Other                           2,510       2,042       1,791
  Adjustments                                    (440)       (492)       (467)
--------------------------------------------------------------------------------
Total Assets                                 $ 42,138    $ 46,408    $ 43,559
--------------------------------------------------------------------------------
IDENTIFIABLE ASSETS BY GEOGRAPHIC AREA
  United States                              $ 14,268    $ 13,726    $ 13,161
  Europe                                        9,920      10,049       8,033
  Asia-Pacific                                  8,778      11,316      10,020
  Other Areas(1)                                7,312       9,965      11,106
  Corporate and Other                           2,510       2,042       1,791
  Adjustments                                    (650)       (690)       (552)
--------------------------------------------------------------------------------
Total Assets                                 $ 42,138    $ 46,408    $ 43,559
--------------------------------------------------------------------------------
(1) Includes principally West Africa, Saudi Arabia, Canada and Kazakhstan.

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

CONSOLIDATED
    FINANCIAL STATEMENTS


SEGMENT AND GEOGRAPHIC INFORMATION (concluded)

Year ended December 31 (In millions)                     1995       1996       1997
--------------------------------------------------------------------------------------
EARNINGS BY SEGMENT
  Pretax Operating Profits
    Petroleum Operations
     Exploration & Producing                          $ 2,410    $ 5,075    $ 4,997
     Marketing & Refining                                 894      1,338      1,569
    Chemical                                            1,551        342        493
--------------------------------------------------------------------------------------
  Total Pretax Operating Profits                        4,855      6,755      7,059
  Income Taxes                                         (2,173)    (3,427)    (3,419)
--------------------------------------------------------------------------------------
  Segment Earnings                                      2,682      3,328      3,640
  Corporate and Financing (Net of income taxes)          (306)      (364)      (368)
--------------------------------------------------------------------------------------
Net Income                                            $ 2,376    $ 2,964    $ 3,272
--------------------------------------------------------------------------------------
EARNINGS BY GEOGRAPHIC AREA (Net of income taxes)
  United States                                       $   827    $ 1,293    $ 1,471
  Europe                                                  323        357        633
  Asia-Pacific                                          1,193      1,096        923
  Other Areas(1)                                          339        582        613
--------------------------------------------------------------------------------------
  Geographic Earnings                                   2,682      3,328      3,640
  Corporate and Financing                                (306)      (364)      (368)
--------------------------------------------------------------------------------------
Net Income                                            $ 2,376    $ 2,964    $ 3,272
--------------------------------------------------------------------------------------
CAPITAL EXPENDITURES BY SEGMENT
  Petroleum Operations
    Exploration & Producing                           $ 2,247    $ 3,914    $ 2,888
    Marketing & Refining                                1,292      1,554        928
  Chemical                                                220        339        323
--------------------------------------------------------------------------------------
  Segment Capital Expenditures                          3,759      5,807      4,139
  Corporate and Other                                      82         42         51
--------------------------------------------------------------------------------------
Total Capital Expenditures                            $ 3,841    $ 5,849    $ 4,190
--------------------------------------------------------------------------------------
DEPRECIATION, DEPLETION AND AMORTIZATION BY SEGMENT
  Petroleum Operations
    Exploration & Producing                           $ 2,230    $ 1,596    $ 1,557
    Marketing & Refining                                1,168        966        835
  Chemical                                                290        126        141
--------------------------------------------------------------------------------------
  Segment Depreciation, Depletion and Amortization      3,688      2,688      2,533
  Corporate and Other                                      60         37         21
--------------------------------------------------------------------------------------
Total Depreciation, Depletion and Amortization        $ 3,748    $ 2,725    $ 2,554
--------------------------------------------------------------------------------------

(1) Includes principally West Africa, Saudi Arabia, Canada and Kazakhstan.

    Mobil's share of the net income of companies accounted for on the equity method are included in Revenues. Financial information on these affiliates is presented in Note 5 on page 44.
    Intersegment and intergeographic revenues are sales to other business or geographic segments within Mobil and are at estimated market prices. These intercompany transactions are eliminated for consolidation purposes. Income taxes are allocated to segments and geographic areas on the basis of operating results.

BENEFITS FROM THE
MOBIL-BP ALLIANCE
CONTRIBUTED TO HIGHER
EARNINGS IN EUROPE.

NOTES
    TO FINANCIAL STATEMENTS


1. MAJOR ACCOUNTING POLICIES
PRINCIPLES OF CONSOLIDATION
The consolidated financial statements include the accounts of all companies owned more than 50% and controlled. Significant investments in affiliated companies owned 50% or less, or where Mobil does not have control, are accounted for on the equity basis. Investments in other companies in which Mobil owns less than a majority interest are stated at cost less applicable reserves. Investments that represent direct interests in the assets, liabilities and operations of ventures are reported as Mobil's share of each account in the
venture.   Intercompany  transactions  are  eliminated.
USE  OF  ESTIMATES
The financial statements, which are prepared in conformity with generally accepted accounting principles, include amounts that are based, in part, on management's best estimates and judgments.
INVENTORIES
Substantially all crude oil and product inventories are valued at cost under the last-in, first-out (LIFO) method. Other inventories, primarily materials and supplies, are valued generally at average cost.
OIL AND GAS  ACCOUNTING
Mobil follows the successful efforts method of accounting for oil and gas exploration and producing activities. Under this method, direct acquisition costs of unproved mineral rights are capitalized and then amortized as described below. Payments made in lieu of drilling on nonproducing leaseholds are charged to expense currently. Geological and geophysical costs are charged to expense as incurred. Costs of all development wells and of exploratory wells that result in additions to proved reserves are capitalized.
DEPRECIATION, DEPLETION AND AMORTIZATION
Annual charges to income for depreciation are computed on a straight-line basis over the useful lives of the assets. Costs of producing properties are generally accumulated by field. Depletion of these costs and amortization of capitalized, intangible drilling costs are calculated on a unit-of-production basis.
     Capitalized acquisition costs of significant unproved mineral rights are assessed periodically on a property-by-property basis to determine whether their values have been impaired; where impairment is indicated, a loss is recognized. Capitalized acquisition costs of other unproved mineral rights are amortized over the expected holding period. When a mineral right is surrendered, any unamortized cost is charged to expense. When a property is determined to contain proved reserves, the mineral right then becomes subject to depletion on a unit-of-production basis. When assets that are part of a composite group are retired, sold, abandoned or otherwise disposed of, the cost is charged against accumulated depreciation, depletion and amortization. Where depreciation is accumulated for specific assets, gains or losses on disposal are included in income currently.
RESTORATION,  REMOVAL  AND  ENVIRONMENTAL  LIABILITIES
The estimated costs of restoration and removal of major producing facilities are accrued on a unit-of-production basis over the life of the property. The estimated future costs for known environmental remediation requirements are accrued when it is probable that a liability has been incurred and the amount of remediation costs can be reasonably estimated. These amounts are the undiscounted, future estimated costs under existing regulatory requirements and using existing technology.
DERIVATIVE   FINANCIAL   INSTRUMENTS
Mobil uses derivative instruments primarily for purposes of hedging its exposure to fluctuations in interest rates, foreign currency exchange rates and hydrocarbon prices. Gains and losses on hedging contracts are recognized concurrent with the recognition of the economic impact of the underlying exposures using either the accrual or deferral method of accounting. To a lesser extent, Mobil uses derivative commodity instruments, including swaps, futures, forwards and options, for trading purposes. Gains and losses on these trading contracts are recognized immediately in earnings.
     The accrual method is used for interest rate swaps, cross-currency interest rate swaps and commodity swaps. In order to qualify for the accrual method, the derivative must be designated and effective as a hedge. Under the accrual method, differentials in the swapped amounts are recorded as adjustments of the underlying periodic cash flows that are being hedged. Gains and losses on closed contracts are accrued and amortized over the original life of the terminated contract. In the event the hedged item matures, is sold, or is terminated or the anticipated transaction is no longer expected to occur, the realized

NOTES
    TO FINANCIAL STATEMENTS


1. MAJOR ACCOUNTING POLICIES (concluded)
DERIVATIVE FINANCIAL INSTRUMENTS (concluded)
and unrealized gains and losses are recognized in income coincidental with the transaction, and the derivative would be redesignated as trading. Interest differentials paid or received on interest rate swaps and cross-currency interest rate swaps are reported as accrued interest receivable or payable, and interest expense is recognized over the life of the contracts using the adjusted effective yield of the underlying debt. Price differentials paid or received on commodity swaps are accrued and are recognized when the price exposure on the physical movement ends and is recorded in Sales and Services or in Crude Oil, Products and Operating Supplies and Expenses. Cash flow from derivative instruments that qualify for hedge accounting is included in the same category for cash flow purposes as the item being hedged.
     The deferral method is used for futures exchange contracts, forward contracts, commodity swaps and covered options. In order to qualify for deferral accounting, derivatives must be designated and effective as a hedge. Premiums or discounts are amortized over the life of the contract for interest rate and foreign exchange contracts and are recognized when realized for commodity instruments. Gains and losses resulting from changes in value of derivative instruments are deferred and recognized in the same period as the gains and losses of the items being hedged. Gains and losses on closed contracts are deferred and recognized when the underlying transaction occurs or the hedged item is recognized in earnings. In the event the hedged item matures, is sold, or is terminated or the anticipated transaction is no longer expected to occur, the realized and unrealized gains and losses are recognized in income coincidental with the transaction, and the derivative would be redesignated as trading. Gains and losses on contracts related to debt principal and current interest are recorded in interest expense; gains and losses related to future period interest, firm commitments and forecasted transactions are deferred and are recognized in the measurement of the future period interest, firm commitments or forecasted transactions; and gains or losses on contracts that hedge the foreign currency exchange rate risk of net investments are recorded in the Cumulative Foreing Exchange Translation Adjustment account in Shareholders' Equity, net of related taxes. Cash flows from derivative instruments that qualify for hedge accounting are included in the same category for cash flow purposes as the item being hedged.
     For options, the portion of the premium related to time value is amortized over the life of the option, and intrinsic value is recognized in income concurrent with the underlying item being hedged. In all portfolios, the options are carried at fair value with gains and losses recognized in earnings.
FOREIGN CURRENCY TRANSLATION
The functional currency for most foreign operations is the local currency. The cumulative effects of translating the balance sheet accounts from the functional currency into the U.S. dollar at current exchange rates are included in the Cumulative Foreign Exchange Translation Adjustment account in Shareholders' Equity. The U.S. dollar is used as the functional currency for operations in highly inflationary foreign economies, in Singapore which is predominantly export-oriented and for exploration and producing operations in Indonesia, Nigeria and Australia. For all operations, gains or losses from remeasuring foreign currency transactions into the functional currency are included in income.
NET INCOME PER SHARE
Net Income per common share is net income less preferred stock dividends divided by the weighted average number of common shares outstanding. Net Income per common share assuming dilution includes the dilutive effects of stock options and convertible preferred stock.

2. ALLIANCES AND RESTRUCTURINGS
ALLIANCE WITH SHELL
In 1997, Mobil Exploration and Producing U.S. Inc., a subsidiary of Mobil Corporation, and CalResources LLC, an affiliate of Shell Oil Company, formed a joint venture to combine the California upstream operations of both companies. The combined enterprise began operating under the name Aera Energy LLC on June 1, 1997. Aera Energy commenced operations with proved reserves of more than one billion barrels of oil equivalent and production of approximately 250 thousand barrels of oil equivalent per day. Shell has a 58.6% equity interest in the venture, with Mobil owning the remaining 41.4% interest. The venture is accounted for on the equity method.

NOTES
    TO FINANCIAL STATEMENTS


2. ALLIANCES AND RESTRUCTURINGS (continued)
ALLIANCE WITH BP
During 1997 Mobil substantially completed its alliance with The British Petroleum Company p.l.c. (BP), combining the two companies' European refining and marketing operations for fuels and lubricants. The alliance was implemented through separate operating businesses for fuels and for lubricants in each of the countries where Mobil and BP affiliates were already active or where they might develop future business. The 43 countries covered by the alliance include the 15 European Union nations, together with Switzerland, Turkey, Cyprus, all of the countries of Eastern Europe and Russia west of the Urals.
     In each country, Mobil has a 30% interest in the fuels business and a 51% interest in the lubricants business. Employees and management teams of the two companies were realigned so that BP manages and operates the fuels businesses and Mobil manages and operates the lubricants businesses. Commercial and financial strategy for the alliance is coordinated by a committee with an equal number of representatives from each company. Accounting for the businesses is on the equity method.
     The implementation of the alliance will result in work-force reductions of about 1,000 Mobil employees, the rationalization of certain marketing assets and the closure of surplus facilities when completed in 1998. In 1996, Mobil recorded restructuring charges of $184 million primarily for employee separation costs and facilities closure costs. As of December 31, 1997, cumulative charges against the reserve totaled $137 million (including $86 million cash). Additionally $81million of one-time charges were incurred in 1997, primarily for reimaging of retail outlets and for systems implementation. An additional $59 million is expected to be spent in 1998 for reimaging and systems implementation costs.
     Additionally, in 1997, the alliance commenced a major restructuring of its lubricant base oil refining business. The program is expected to result in the elimination of approximately 460 positions and write-downs and closure of certain facilities and is expected to be completed by the end of 1999. Provisions for this program totaled $86 million and were charged to income in 1997. Cash outlays are expected to total $66 million, primarily for employee separation benefits. Noncash costs for facility write-downs and closures are expected to total $20 million.
ALLIANCE  WITH DUKE POWER  (formerly  PanEnergy)
Mobil owns a 40% interest in Duke Energy Trading and Marketing (formerly PanEnergy), a natural gas marketing venture whereby Mobil processes its U.S. and Canadian equity natural gas with Duke for an initial period through 2006. The venture is accounted for on the equity method.
VENEZUELA ALLIANCE
In 1997, Mobil entered into a joint agreement with a subsidiary of Petroleos de Venezuela, SA (PDVSA) and an affiliate of Veba AG to produce, transport, upgrade and sell extra-heavy crude oil from the Orinoco Belt in Venezuela (upgraded crude oil venture). Under the terms of the agreement Mobil has a 41.7% interest in the venture.
CHALMETTE  ALLIANCE
Mobil and a U.S. subsidiary of PDVSA signed an agreement in 1997 to form a jointly owned company, Chalmette Refining, L.L.C. Mobil contributed its Chalmette refinery for its interest in the company. That company will obtain a portion of the crude oil it requires for processing in its refinery from the Venezuela Alliance described directly above. Mobil uses the equity method of accounting for Chalmette Refining, L.L.C.
OTHER RESTRUCTURINGS
In 1997, Mobil initiated restructuring programs in Japan and Australia that will result in the elimination of approximately 300 and 100 positions, respectively, as well as the rationalization of certain assets. Provisions for these programs totaled $172 million and were charged to income in 1997 as the programs were announced. Cash outlays are expected to total $81 million, primarily for employee separation benefits. Noncash costs for facility closures or disposals are expected to total $91 million.
     During 1995 and 1996, Mobil implemented five major restructuring programs affecting worldwide staff support services, U.S. upstream and downstream businesses, and European refining and lubricant blending operations, resulting in the elimination of about 7,000 positions and the closure of certain facilities. Provisions for these and other smaller programs were charged to income as they were announced

NOTES
    TO FINANCIAL STATEMENTS


2. ALLIANCES AND RESTRUCTURINGS (concluded)
($911 million in 1995 and $11 million in 1996). Of these amounts, $682 million was cash for employee separation benefits and $240 million was noncash for facilities write-downs. These programs were implemented over the past three years and were complete as of December 31, 1997.

3. ACQUISITIONS AND DISPOSITIONS
In 1997, Mobil sold a substantial portion of its European Stretch Films business, Desert Mountain (the one remaining project from Mobil's land development business) and various other noncore assets, mainly upstream properties in the U.S. and Australia. Total proceeds from asset sales in 1997 were $1,050 million.
     In 1996, Mobil Exploration and Producing Australia Pty Ltd, an Australian subsidiary of Mobil, acquired Ampolex Limited (Ampolex), an Australian oil and natural gas company, for $1,394 million. This acquisition was recorded using the purchase accounting method for business combinations, with the purchase price being allocated to the assets acquired and liabilities assumed on the basis of estimated fair value.
     In 1996, Mobil acquired a 25% equity interest in a joint venture that owns the Tengiz oil field in the Republic of Kazakhstan. To date, Mobil has paid $746 million and has recorded its obligation for the remaining $355 million that is payable in installments, through the year 2000, upon reaching certain project milestones. Accounting for the venture is on the equity method.
     In 1995 and 1996 proceeds from asset sales totaled $2,034 million and $1,759 million, respectively. In 1995, Mobil Chemical sold its Plastics Division for $1.27 billion, generating a gain on sale of assets in excess of $500 million after tax. In 1996, asset sales included the land development business, certain chemical businesses, Exploration and Producing properties in North America and other noncore assets.
     Net pretax gains from asset sales are included on the line "Income from asset sales, interest and other" on the Consolidated Statement of Income (see page 33). These sales are part of Mobil's long-term strategy of redirecting its investments to its core petroleum and petrochemicals businesses.

4. INVENTORIES
Inventories valued at cost under the LIFO method represented 58% and 55% of Mobil's worldwide consolidated inventories, at December 31, 1996 and 1997, respectively.

--------------------------------------------------------------------------------
INVENTORIES (In millions)
--------------------------------------------------------------------------------
At December 31                                   1996                  1997
--------------------------------------------------------------------------------
Crude oil and petroleum products               $2,314                $1,535
Chemical products                                 260                   253
Other, mainly materials and supplies              443                   368
--------------------------------------------------------------------------------
Total                                          $3,017                $2,156
--------------------------------------------------------------------------------

     At December 31, 1996, the worldwide excess of market over book value of inventories valued under the LIFO method was $1,621 million. At December 31, 1997, the worldwide excess of market over book value of inventories valued under the LIFO method was $1,048 million ($936 million--U.S.; $28 million--Europe; $47 million--Asia-Pacific; and $37 million--Other Areas).
     The  lower  of cost  or  market  test is  measured,  and  the  results  are recognized separately, on a country-by-country basis, and any resulting write-downs to market, if required, would be recorded as permanent adjustments to the LIFO cost of inventories.

NOTES
    TO FINANCIAL STATEMENTS


5. SUMMARY  FINANCIAL  INFORMATION OF UNCONSOLIDATED  EQUITY AFFILIATES
Summary financial information for affiliated companies accounted for on the equity method is shown in the table below. Mobil's investment in these companies is included in Investments and Long-term Receivables. The equity affiliates are primarily engaged in producing, refining and marketing in Europe, the Middle East, Kazakhstan, Japan and elsewhere in the Asia-Pacific region, North American gas marketing, heavy crude oil production and refining in the U.S. and petrochemical and lubes manufacturing in the Middle East. Also included are interests in several pipeline ventures.
     Undistributed earnings of the equity affiliates included in Earnings Retained in the Business were $783 million at December 31, 1997. Distributions received from these companies were $346 million in 1995, $432 million in 1996 and $637 million in 1997.
     Accounts and Notes Receivable in the Consolidated Balance Sheet include $359 million and $271 million at December 31, 1996 and 1997, respectively, of amounts due from equity affiliates. Accounts Payable include $609 million and $468 million at December 31, 1996 and 1997, respectively, of amounts due to equity affiliates.

------------------------------------------------------------------------------------------------
EQUITY METHOD AFFILIATES (In millions)  1995           1996                   1997(1)
------------------------------------------------------------------------------------------------
                           Total  Mobil Share      Total  Mobil Share      Total  Mobil Share
------------------------------------------------------------------------------------------------
Current assets           $  8,345    $  2,678    $  9,784    $  3,237    $ 16,281    $  5,626
Noncurrent assets          12,220       3,735      16,224       5,260      25,526       9,132
Current liabilities        (8,027)     (2,643)     (9,817)     (3,354)    (15,580)     (5,353)
Long-term debt             (2,520)       (758)     (4,455)     (1,117)     (6,193)     (1,588)
Other liabilities          (2,122)       (595)     (2,064)       (605)     (3,028)       (854)
------------------------------------------------------------------------------------------------
Net assets               $  7,896    $  2,417    $  9,672    $  3,421    $ 17,006    $  6,963
------------------------------------------------------------------------------------------------
Gross revenues           $ 31,324    $  9,835    $ 32,296    $ 10,337    $ 72,725    $ 22,706
Income before taxes      $  1,360    $    466    $  1,307    $    429    $  2,319    $    834
Net income                  1,088         397         969         279       1,782         696
------------------------------------------------------------------------------------------------
Capital expenditures     $  1,650    $    337    $  2,044    $    435    $  3,842    $    988
------------------------------------------------------------------------------------------------

(1) The increases in 1997 from 1996 reflect the impact of newly formed alliances.

6. PROPERTIES, PLANTS AND EQUIPMENT
Properties,   plants  and  equipment  are  stated  at  cost,  less   accumulated
depreciation, depletion and amortization of $27,648 million at December 31, 1996, and $25,074 million at December 31, 1997.

-----------------------------------------------------------------------------------------
Properties, plants and equipment (In millions)      1996                     1997
-----------------------------------------------------------------------------------------
At December 31                                 Net        Gross         Net       Gross
-----------------------------------------------------------------------------------------
Petroleum Operations
   Exploration & Producing                 $14,000      $30,472     $13,810     $29,672
   Marketing                                 5,213        8,030       4,155       6,225
   Refining                                  5,251       10,545       3,624       7,764
   Other Marketing & Refining Activities     1,003        2,583         899       2,358
Chemical                                     1,662        2,919       1,740       3,077
Corporate and Other                            350          578         328         534
-----------------------------------------------------------------------------------------
Total                                      $27,479      $55,127     $24,556     $49,630
-----------------------------------------------------------------------------------------

     In the fourth quarter of 1995, Mobil adopted FAS 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, resulting in a before-tax, $774 million noncash charge to "Depreciation, depletion and amortization" on the Consolidated Statement of Income ($487 million after tax). The charge relates to impairment of upstream producing properties, primarily in the U.S. and Canada. The adoption of FAS 121 required that the company change to a policy of: (1) assessing all producing fields, without regard to the carrying value of a field, on a field-by-field basis; (2) using breakeven, based on undiscounted cash flows, for the recognition test, and
(3) measuring impairment based on fair values rather than undiscounted breakeven values.

NOTES
    TO FINANCIAL STATEMENTS


7. LEASES
Mobil leases real estate, service stations, pipelines, tankers and other equipment through noncancelable capital and operating leases.

--------------------------------------------------------------------------------
RENTAL EXPENSE (In millions)
--------------------------------------------------------------------------------
Year ended December 31                     1995          1996          1997
--------------------------------------------------------------------------------
Minimum rentals                          $1,195        $1,260        $1,093
Contingent rentals                           97            55            81
--------------------------------------------------------------------------------
Total                                     1,292         1,315         1,174
Less: sublease rental income                187           188           137
--------------------------------------------------------------------------------
Net rental expense                       $1,105        $1,127        $1,037
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

--------------------------------------------------------------------------------
FUTURE MINIMUM LEASE PAYMENTS UNDER NONCANCELABLE LEASES (In millions)
--------------------------------------------------------------------------------
At December 31, 1997           Operating Leases   Capital Lease Obligations
--------------------------------------------------------------------------------
1998                                     $  264                        $ 81
1999                                        200                          82
2000                                        156                          21
2001                                        132                          21
2002                                        122                          21
Later years                               1,365                         290
--------------------------------------------------------------------------------
Future minimum lease payments            $2,239                        $516
Less: executory costs                                                     1
interest                                                                180
--------------------------------------------------------------------------------
Total capital lease obligations                                         335
Less: short-term portion of capital lease obligations                    48
--------------------------------------------------------------------------------
Long-term portion of capital lease obligations                         $287
--------------------------------------------------------------------------------

    Future minimum lease payments have not been reduced by future minimum sublease rentals of $63 million under operating leases. Capital leases included in Net Properties, Plants and Equipment were $243 million at December 31, 1996, and $301 million at December 31, 1997.

8. SHORT-TERM DEBT
At December 31, 1997, Mobil had $645 million of unused short-term lines of credit supporting commercial paper borrowing arrangements. A total of $369 million of these unused lines is subject to annual commitment fees. Interest on borrowings under these lines is based on the London Interbank Offered Rate, the Domestic Certificate of Deposit Rate or a specified prime rate, as selected from time to time by Mobil.

-----------------------------------------------------------------------------------------------
SHORT-TERM DEBT (In millions)                     1996                        1997
-----------------------------------------------------------------------------------------------
At December 31                            Amount  Interest Rate(1)   AMOUNT  INTEREST RATE(1)
-----------------------------------------------------------------------------------------------
Notes and loans payable
  Commercial paper                        $1,634        5 7/8%       $1,097       5 7/8%
  Banks and Other                            894        6 5/8%        1,168       7 1/8%
-----------------------------------------------------------------------------------------------
Total notes and loans payable              2,528                      2,265
Long-term debt maturing within one year      897                        729
Total short-term debt                     $3,425                     $2,994
-----------------------------------------------------------------------------------------------

(1) Percentages shown in the table are weighted average interest rates at the end of the year.

NOTES
    TO FINANCIAL STATEMENTS


OUR  DEBT-TO-CAPITALIZATION
RATIO  OF 25%  PROVIDES
FINANCIAL  FLEXIBILITY  TO
INCREASE INVESTMENT SPENDING,
TO INCREASE DIVIDENDS AND/OR TO REPURCHASE STOCK.

9. LONG-TERM DEBT
The table below summarizes Mobil's consolidated Long-term Debt. A significant portion of this debt is issued by subsidiaries and is guaranteed by Mobil.
    At year-end 1997, Mobil had shelf registrations on file with the SEC that would permit the offer and sale of $1,815 million of debt securities. Additionally, at December 31, 1997, the ESOP Trust had a shelf registration on file with the SEC permitting the offer and sale of $115 million of debt securities, guaranteed by Mobil. Subsequent to year-end, the ESOP Trust issued $45 million principal amount of fixed-rate notes, with the proceeds used to fund a portion of the scheduled principal and interest payments on its existing indebtedness. The proceeds of any additional debt securities issued by the ESOP Trust would similarly be used to refund its existing indebtedness. Also at year-end 1997, shelf registrations allowing the issuance of U.S. $2 billion of Euro-Medium-Term Notes and bonds having a principal amount of 30 billion Japanese yen were in place.
    Long-term debt that becomes due during the next five years is: 1998-$729 million; 1999-$859 million; 2000-$400 million; 2001-$385 million; and 2002-$98 million.

--------------------------------------------------------------------------------
LONG-TERM DEBT (In millions)
--------------------------------------------------------------------------------
At December 31                                                1996     1997
--------------------------------------------------------------------------------
6 1/2% notes due 1997                                       $  148   $   --
6 3/8 notes due 1998                                           200      200
7 1/4% notes due 1999(1)                                       162      148(2)
8 5/8% notes due 2006                                          250      250
7 5/8% debentures due 2033(1)                                  240      216(2)
8% debentures due 2032(1)                                      250      164(2)
8 1/8% Canadian dollar Eurobonds due 1998                      111      111
    (swapped into 6.8% U.S. $ debt)
8 3/8% notes due 2001(1)                                       200      180(2)
8 5/8% debentures due 2021(1)                                  250      250
9% Canadian dollar Eurobonds due 1997                          110       --
    (swapped into 7.0% U.S. $ debt)
9% European Currency Unit Eurobonds due 1997                   148       --
    (swapped into 7.0% U.S. $ debt)
9 5/8% U.K. sterling Eurobonds due 1999                        187      182
Variable rate notes due 1999 (6.8%)(3)                         110       --
Japanese yen loans due 2003-2005 (2.6%)(1) (3)                 388      347
ESOP Trust debentures/notes due 2000-2004 (8.3%)(1)(3)         525      497
Variable rate project financing due 1998 (6.6%)(3)             105       52
Industrial revenue bonds due 1998-2030 (5.5%)(1)(3)            491      484
Other foreign currencies due 1997-2030 (5.8%)(1)(3)          1,090      764
Other due 1997-2008 (7.0%)(3)                                  135      219
Capital lease obligations                                      247      335
--------------------------------------------------------------------------------
Total                                                        5,347    4,399
Less: long-term debt maturing within one year                  897      729
--------------------------------------------------------------------------------
Total long-term debt                                        $4,450   $3,670
--------------------------------------------------------------------------------
(1) Swapped principally into floating rate debt.
(2) Net of repurchases.
(3) The percentages shown in parentheses in the table are weighted average interest rates at December 31, 1997.

NOTES
    TO FINANCIAL STATEMENTS


10. FINANCIAL INSTRUMENTS AND RISK MANAGEMENT
Mobil uses derivative financial instruments to manage risks resulting from fluctuations in underlying interest rates, foreign currency exchange rates and hydrocarbon prices. Because Mobil operates in the international oil and gas markets and has significant financing requirements, it has exposure to these risks, which can affect the cost of operating, investing and financing. Derivative instruments creating essentially equal and offsetting market exposures are used to help manage these risks. Derivative financial instruments held by Mobil are not leveraged and are principally held for purposes other than trading. For additional information regarding Mobil's risk management activities, please refer to Management's Discussion and Analysis on page 28.
    The notional principal amounts of derivative financial instruments at December 31, are as follows:

At December 31 (In millions)                                   1996        1997
--------------------------------------------------------------------------------
Debt-related instruments                                    $ 4,053      $4,444
Nondebt-related foreign currency exchange rate instruments   10,075       9,706
Commodity financial instruments requiring cash settlement     1,404       2,438
--------------------------------------------------------------------------------

    The fair value of Mobil's debt portfolio was $7,825 million ($7,784 million debt plus $41 million derivatives) at December 31, 1996 and $6,464 million ($6,524 million debt less $60 million derivatives) at December 31, 1997. These fair values were greater than the carrying values by $106 million and $166 million at December 31, 1996 and 1997, respectively. This change was due to a small decrease in long-term interest rates. The fair value of all other financial instruments approximated their carrying value.
    In addition to creating market risks that offset the risks associated with the underlying business exposures, derivative instruments also give rise to credit risk due to possible nonperformance by counter-parties. However, through its ongoing control procedures, Mobil monitors the creditworthiness of its counter-parties and its existing exposures to them under the derivative instruments. Any potential loss due to credit risk is not expected to be material.

NOTES
    TO FINANCIAL STATEMENTS


11. TAXES

------------------------------------------------------------------------------------------------------------------------------------

TOTAL TAXES (In millions)                     1995                              1996                            1997
------------------------------------------------------------------------------------------------------------------------------------

Year ended December 31             U.S.     Foreign       Total       U.S.    Foreign     Total       U.S.    FOREIGN         TOTAL
------------------------------------------------------------------------------------------------------------------------------------

Excise and state gasoline      $  3,972    $  4,674    $  8,646   $  4,207   $  5,029  $  9,236   $  4,458   $  1,470      $  5,928
Import duties                      --         9,657       9,657       --        9,130     9,130       --        4,027         4,027
Property, production, payroll
  and other                         427         289         716        385        272       657        347        204           551
------------------------------------------------------------------------------------------------------------------------------------

Total other than income taxes     4,399      14,620      19,019      4,592     14,431    19,023      4,805      5,701(1)     10,506
Income taxes
  U.S. state and local              113        --           113         63       --          63         45       --              45
  U.S. federal and foreign
    -current                        336       1,799       2,135        217      2,421     2,638        208      2,436         2,644
    -deferred                      (140)        (93)       (233)       163        283       446        250        154           404
------------------------------------------------------------------------------------------------------------------------------------

Total income taxes                  309       1,706       2,015        443      2,704     3,147        503      2,590         3,093
Total taxes                    $  4,708    $ 16,326    $ 21,034   $  5,035   $ 17,135  $ 22,170   $  5,308   $  8,291      $ 13,599
------------------------------------------------------------------------------------------------------------------------------------

(1) The  change  in 1997  from  1996  primarily  reflects  the  impact of equity accounting for Mobil's European downstream alliance with BP.

Income from U.S. operations before income taxes was $1,261 million in 1995, $1,939 million in 1996 and $2,187 million in 1997. Income from foreign operations before income taxes for the same three years was $3,594 million, $4,816 million and $4,872 million, respectively. The loss from Corporate and Financing before income taxes for the same three years was $464 million, $644 million and $694 million, respectively.
    Deferred income taxes are provided for the temporary differences between the financial statement and tax bases of Mobil's assets and liabilities, and relate primarily to depreciation, intangible drilling costs, and provisions for restoration, removal and environmental costs, and employee benefits. Mobil does not provide deferred taxes for amounts that could result from the remittance of undistributed earnings of foreign affiliates since it is generally Mobil's intention to continue reinvesting these earnings indefinitely. Mobil's share of the undistributed earnings of consolidated subsidiaries and equity method affiliates, which could be subject to additional income taxes if remitted, was approximately $3.6 billion at December 31, 1997. If such dividends were to be remitted, foreign tax credits available under present law would reduce the amount of U.S. taxes payable.

--------------------------------------------------------------------------------
DEFERRED TAXES (In millions)
--------------------------------------------------------------------------------
At December 31                                   1996                  1997
--------------------------------------------------------------------------------
Deferred tax liabilities
  Depreciation, depletion and amortization     $4,034                $3,946
  Other                                         1,287                 1,337
--------------------------------------------------------------------------------
Total deferred tax liabilities                  5,321                 5,283
--------------------------------------------------------------------------------
Deferred tax assets
  Book reserves                                 1,442                 1,544
  Tax credits available for carry-forward
    (primarily without expiration)                827                   693
--------------------------------------------------------------------------------
Total deferred tax assets                       2,269                 2,237
Valuation allowance                              (418)                 (627)
Net deferred tax liabilities                   $3,470                $3,673
--------------------------------------------------------------------------------

NOTES
    TO FINANCIAL STATEMENTS


11. TAXES (concluded)

--------------------------------------------------------------------------------------------
RECONCILIATION OF U.S. STATUTORY
  RATE TO ACTUAL TAX RATE (In millions)  1995                1996               1997
--------------------------------------------------------------------------------------------
Year ended December 31          Amount          %   Amount          %   Amount          %
--------------------------------------------------------------------------------------------
Income before taxes            $ 4,391      100.0  $ 6,111      100.0  $ 6,365      100.0
Theoretical tax at U.S. rate     1,537       35.0    2,139       35.0    2,228       35.0
Foreign taxes in excess of
  U.S. statutory rate              611       13.9    1,108       18.1    1,151       18.1
Other items, net                  (133)      (3.0)    (100)      (1.6)    (286)      (4.5)
--------------------------------------------------------------------------------------------
Total income taxes             $ 2,015       45.9  $ 3,147       51.5  $ 3,093       48.6
--------------------------------------------------------------------------------------------

12. RESTORATION, REMOVAL AND ENVIRONMENTAL LIABILITIES
Exploration and producing properties must generally be restored to their original condition when the oil or gas reserves are depleted and/or operations cease. At December 31, 1996 and 1997, $864 million and $780 million, respectively, had been accrued for restoration and removal costs, mainly related to offshore producing facilities. The decrease in 1997 from 1996 reflects the impact of equity accounting for the heavy-oil alliance with Shell in the United States.
    Mobil accrues for its best estimate of the future costs associated with known environmental remediation requirements at its service stations, marketing terminals, refineries and plants, and at certain Superfund sites. At December 31, 1996 and 1997, the accumulated reserve for environmental remediation costs was $460 million and $372 million, respectively. Of these amounts, $84 million and $80 million were included in current accrued liabilities in the Consolidated Balance Sheet. Amounts accrued with respect to Superfund waste disposal sites are based on the company's best estimate of its portion of the costs of remediating such sites. These amounts are not material.

13. FOREIGN CURRENCY
Foreign exchange transaction gains of $7 million in 1995, and losses of $21 million in 1996 and $52 million in 1997, have been included in income.
         The effect of foreign currency translation on Mobil's balance sheet accounts is shown below.

--------------------------------------------------------------------------------
CUMULATIVE FOREIGN EXCHANGE TRANSLATION ADJUSTMENT (In millions)
--------------------------------------------------------------------------------
At December 31                                 1995       1996        1997
--------------------------------------------------------------------------------
Properties, plants and equipment, net         $(124)    $  (27)    $  (940)
Deferred income taxes                          (252)      (256)       (103)
Working capital, debt and other items, net      349        210         222
--------------------------------------------------------------------------------
Total                                         $ (27)    $  (73)    $  (821)(1)
--------------------------------------------------------------------------------
(1) The change in 1997 from 1996 reflects the strengthening U.S. dollar relative to local currencies in certain countries, including several in the Asia-Pacific region, in which the company has significant operations.

14. EMPLOYEE STOCK OWNERSHIP PLAN (ESOP)
Mobil Oil's Employees Savings Plan includes an ESOP covering most U.S. employees. In 1989 the ESOP Trust borrowed $800 million and used the proceeds to buy shares of Series B ESOP Convertible Preferred Stock. Each preferred share has a liquidation value of $3,887.50, is convertible into 100 shares of common stock and is entitled to 100 votes. Dividends on the preferred stock are cumulative and payable at an annual rate of $300 per share. The ESOP Trust uses the preferred dividends not allocated to employees to make principal and interest payments on the notes. As debt service exceeds the dividends, Mobil is required to fund the excess. In 1995, 1996 and 1997, this excess was $50 million, $47 million and $21 million, respectively. The guaranteed ESOP borrowing is included in Mobil's debt. The future compensation to be earned by employees is classified in Shareholders' Equity. These amounts are reduced and expense is recognized as the debt is repaid and shares are earned by employees. In 1995, 1996 and 1997, total ESOP-related expenses were $54 million, $49 million and $24 million, respectively. Interest incurred on ESOP debt in 1995, 1996 and 1997 was $54 million, $48 million and $43 million, respectively. Share and per-share amounts reflect the two-for-one stock split in 1997.

NOTES
    TO FINANCIAL STATEMENTS


15. EMPLOYEE BENEFITS
Employee benefits that Mobil provides in the U.S. are contributory and noncontributory medical and dental plans, pension plans, group life insurance, savings plans, an employee stock ownership plan, disability plans for sickness and accidents, and termination plans. Mobil's international affiliates also provide various pension and other employee benefit plans. Mobil makes contributions to funded plans and provides book reserves for unfunded plans.
    Mobil also provides certain postretirement health care and life insurance benefits for most U.S. retirees, if they are working for the company when they become eligible for retirement. Premium costs are shared on a plan-by-plan basis between Mobil and the participants. Postretirement health care benefits are provided both before and after eligibility for Medicare. The life insurance plans provide for a single lump-sum payment to a designated beneficiary. The amount of the lump-sum payment varies depending on employment date, age and years since retirement. There is no material obligation for Mobil to provide postretirement benefits for international retirees because they are covered primarily by local government programs.
    The charge to Mobil's income for U.S. postretirement health care and life insurance plans was $60 million in 1995, $64 million in 1996 and $63 million in 1997.
     The components of Mobil's net postretirement benefit expense for U.S. plans and the status of Mobil's U.S. postretirement benefit plans and the amounts recognized in the Consolidated Balance Sheet are detailed below:

---------------------------------------------------------------------------------------------------------------
POSTRETIREMENT BENEFIT EXPENSE, EXCLUDING PENSIONS (In millions)      Health Care           Life Insurance
---------------------------------------------------------------------------------------------------------------
Year ended December 31                                            1995    1996    1997    1995   1996   1997
---------------------------------------------------------------------------------------------------------------
Benefits earned by employees during the year                      $  8    $ 10    $  8    $  1   $  2   $  1
Interest cost on accumulated postretirement benefit obligations     28      27      31      28     26     24
Amortization of unrecognized amounts                                (5)     (1)     (1)     --     --     --
---------------------------------------------------------------------------------------------------------------
Net postretirement benefit expense                                $ 31    $ 36    $ 38    $ 29   $ 28   $ 25
---------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------
STATUS OF POSTRETIREMENT BENEFIT PLANS (In millions)    Health Care        Life Insurance
------------------------------------------------------------------------------------------
At December 31                                         1996     1997       1996    1997
------------------------------------------------------------------------------------------
Actuarial present value of accumulated
 postretirement benefit obligations
  Retirees                                             $315     $328       $302    $317
  Other fully eligible plan participants                 37       46         34      38
  Other active plan participants                         96       89         18      16
------------------------------------------------------------------------------------------
Accumulated postretirement benefit obligations          $448    $463       $354    $371
------------------------------------------------------------------------------------------
Book reserves                                           $457    $464       $359    $363
Book reserves greater (less) than
 accumulated postretirement benefit obligations         $  9    $  1       $  5    $ (8)
------------------------------------------------------------------------------------------
Consisting of:
  Unrecognized prior service costs                      $ 10    $  2       $ --    $ --
  Unrecognized net (loss) gain                            (1)     (1)         5      (8)
------------------------------------------------------------------------------------------

   At December 31, 1997, the health care cost trend used to calculate the accumulated postretirement benefit obligations is 8.0% for 1998 and is assumed to decrease gradually over 7 years to 5.0%. At December 31, 1996, the health care cost trend rate was assumed to be 9.1% for 1997, declining gradually to 5.5% after 8 years. A 1% increase in the assumed health care cost trend rate for each year would increase the 1997 net postretirement benefit expense and the accumulated postretirement benefit obligation as of December 31, 1997, by approximately $5 million and $47 million, respectively.
   The discount rate used in determining the postretirement benefit obligation was 7.25% in 1996 and 7.0% in 1997.

NOTES
    TO FINANCIAL STATEMENTS


15. EMPLOYEE BENEFITS (concluded)
    The majority of full-time U.S. employees are covered by funded noncontributory pension plans. These plans are primarily final average pay plans. Mobil's funding for these plans is based on the projected unit credit actuarial cost method.
    Mobil's international employees are covered by pension and similar plans. Coverage and benefits vary from country to country. Mobil's funding policy also varies, in line with local commercial, actuarial and taxation practices.
    The worldwide charge to Mobil's income for pension plans was $192 million in 1995, $208 million in 1996 and $150 million in 1997.
    The components of net pension expense for Mobil's plans and the status of Mobil's pension plans and the amounts recognized in the Consolidated Balance Sheet are detailed below:

-----------------------------------------------------------------------------------------------------
PENSION EXPENSE (In millions)                           U.S. Plans            International Plans
-----------------------------------------------------------------------------------------------------
Year ended December 31                            1995     1996     1997     1995     1996     1997
-----------------------------------------------------------------------------------------------------
Benefits earned by employees during the year     $  76    $  92    $  72    $  85    $  84    $  85
Interest cost on projected benefit obligations     190      185      181      125      128      119
Actual earnings on assets                         (638)    (334)    (451)    (143)    (101)    (147)
Deferral of actual earnings on assets
   greater than expected returns                   418       94      213       68       24       69
Amortization of unrecognized amounts               (10)     (16)     (14)      21       52       23
-----------------------------------------------------------------------------------------------------
Net pension expense                              $  36    $  21    $   1    $ 156    $ 187    $ 149
-----------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------
STATUS OF PENSION PLANS (In millions)                                                    U.S. Plans        International Plans
------------------------------------------------------------------------------------------------------------------------------
At December 31                                                                        1996       1997       1996       1997
------------------------------------------------------------------------------------------------------------------------------
ACTUARIAL PRESENT VALUE OF BENEFIT OBLIGATIONS
  Vested                                                                           $ 2,026    $ 2,192    $ 1,679    $ 1,658
  Non-vested                                                                           146        119        129        104
------------------------------------------------------------------------------------------------------------------------------
Accumulated benefit obligations                                                      2,172      2,311      1,808      1,762
Additional amounts related to projected pay increases                                  398        440        438        355
------------------------------------------------------------------------------------------------------------------------------
Projected benefit obligations                                                      $ 2,570    $ 2,751    $ 2,246    $ 2,117
------------------------------------------------------------------------------------------------------------------------------
ASSETS AND BOOK RESERVES
  Plan assets at fair value, primarily in equity
    and fixed income securities                                                    $ 2,750    $ 3,007    $ 1,145    $ 1,158
  Book reserves                                                                        136        146      1,060        996
------------------------------------------------------------------------------------------------------------------------------
Total assets and book reserves                                                     $ 2,886    $ 3,153    $ 2,205    $ 2,154
------------------------------------------------------------------------------------------------------------------------------
ASSETS AND BOOK RESERVES GREATER (LESS)
  THAN PROJECTED BENEFIT OBLIGATIONS                                               $   316    $   402    $   (41)   $    37
------------------------------------------------------------------------------------------------------------------------------
Consisting of:
  Unrecognized net asset (liability) at date of
    initial application of FAS 87                                                  $   150    $   120    $   (26)   $   (18)
  Unrecognized prior service cost                                                     (178)      (183)       (27)       (21)
  Unrecognized net gain (loss)                                                         192        282       (213)      (137)
  Minimum liability and pre-funded expenses                                            152        183        225        213
------------------------------------------------------------------------------------------------------------------------------
Assets and book reserves greater (less) than
  projected benefit obligations                                                    $   316    $   402    $   (41)   $    37
------------------------------------------------------------------------------------------------------------------------------
WEIGHTED  AVERAGE RATES USED IN DETERMINING  THE ACTUARIAL  PRESENT VALUE OF THE
  PROJECTED BENEFIT OBLIGATIONS (percent)
  Discount rate                                                                       7.25       7.00        6.9        6.5
  Rate of increase in future compensation levels                                      4.00       4.00        5.3        5.1
EXPECTED LONG-TERM RATE OF RETURN ON PLAN ASSETS
  USED IN DETERMINING CURRENT YEAR EXPENSE (percent)                                  9.00       9.00        8.4        8.2
------------------------------------------------------------------------------------------------------------------------------
Memo: assets and book reserves greater than
  accumulated benefit obligations                                                  $   714    $   842    $   397    $   392
------------------------------------------------------------------------------------------------------------------------------

PENSION PLAN ASSETS
AND BOOK RESERVES EXCEEDED
ACCUMULATED  BENEFIT OBLIGATIONS
BY $1,234 MILLION AT THE END OF 1997.

NOTES
    TO FINANCIAL STATEMENTS


16. STOCK-BASED COMPENSATION PLANS (1)
Under the 1995 Mobil Incentive Compensation and Stock Ownership Plan (the Plan) approved by shareholders, options may be granted to key employees to purchase annually a maximum of 0.9% of the total common shares outstanding at the end of the year preceding each year of its five-year life (less the number of shares of restricted stock granted and the number of equivalent share units allotted as long-term incentive awards under the Plan), cumulative from the effective date of the Plan. No additional options may be granted under earlier plans. Stock options have a maximum term of 10 years, are granted at 100% of the fair market value of Mobil common stock at the time of the award, and may be exercised to purchase stock after vesting requirements have been met. Stock appreciation rights (SARs), where applicable, permit the holder to receive stock, cash or a combination thereof equal to the amount by which the fair market value at the time of relinquishment of the option exceeds the option price.
    Based on the December 31, 1997, number of shares outstanding, there were 13,739,652 shares or share units available for option grants and other awards referred to above in 1998. Based on the December 31, 1996, number of shares outstanding, there were 11,228,348 shares or share units available for option grants and other awards referred to above in 1997.

-----------------------------------------------------------------------------------------------------------------------------
STOCK OPTION TRANSACTIONS                                1986 Plan                 1991 Plan                 1995 Plan
-----------------------------------------------------------------------------------------------------------------------------
                                                      Shares Weighted           Shares Weighted           Shares Weighted
                                                              Average                   Average                   Average
                                                                Price                     Price                     Price
-----------------------------------------------------------------------------------------------------------------------------
January 1, 1995-shares under option           8,953,932     $   26.44  17,720,712     $   35.05
-----------------------------------------------------------------------------------------------------------------------------
Changes during 1995
  Options granted                                                                                 5,368,700         43.67
  Options expired or canceled                                             (52,462)        42.84     (25,800)        43.66
  Options exercised                          (2,001,782)        24.52  (1,068,540)        32.63      (2,440)        43.66
  SARs exercised                               (243,498)        28.48    (218,888)        31.44
-----------------------------------------------------------------------------------------------------------------------------
December 31, 1995-shares under option         6,708,652     $   26.94  16,380,822     $   35.23   5,340,460     $   43.68
Changes during 1996
  Options granted                                                                                 4,475,700         57.50
  Options expired or canceled                    (1,000)        14.39     (44,700)        43.03    (103,500)        51.79
  Options exercised                          (1,793,004)        24.68  (1,431,478)        34.10    (117,820)        43.66
  SARs exercised                                (82,888)        31.32     (56,892)        31.03
-----------------------------------------------------------------------------------------------------------------------------
December 31, 1996-shares under option         4,831,760     $   27.71  14,847,752     $   35.34   9,594,840     $   50.04
Changes during 1997
  Options granted                                                                                 4,679,600         61.83
  Options expired or canceled                                             (34,500)        43.03    (270,200)        58.33
  Options exercised                          (1,555,129)        26.51  (1,579,144)        34.21    (180,148)        46.27
  SARs exercised                                (16,752)        30.78     (97,836)        30.88
-----------------------------------------------------------------------------------------------------------------------------
December 31, 1997-shares under option         3,259,879     $   28.26  13,136,272     $   35.48  13,824,092     $   53.91
  Weighted average contractual life (years)        1.62                      5.05                      7.97
  Range of exercise price                    $22.09-32.13              $30.72-43.03              $43.66-73.16
-----------------------------------------------------------------------------------------------------------------------------
Options exercisable at December 31, 1995      6,708,652     $   26.94  13,034,700     $   33.48     368,560     $   43.66
-----------------------------------------------------------------------------------------------------------------------------
Options exercisable at December 31, 1996      4,831,760     $   27.71  12,884,752     $   34.16   1,219,540     $   44.37
-----------------------------------------------------------------------------------------------------------------------------
Options exercisable at December 31, 1997      3,259,879     $   28.26  13,136,272     $   35.48   2,034,292     $   47.63
-----------------------------------------------------------------------------------------------------------------------------

(1) Share  amounts  for all years have been restated to reflect the two-for-one stock split in 1997.

    If compensation expense had been recorded using the fair value of the options at the date of grant, net income would have been reduced by $9 million, $19 million and $29 million in 1995, 1996 and 1997, respectively.

NOTES
    TO FINANCIAL STATEMENTS


17. CAPITAL STOCK
     At December 31, 1997, 1,200,000,000 shares of $1.00 par value common stock were authorized and 894,308,872 shares were issued, including 110,945,100 shares held in the treasury.
    At December 31, 1997, 30,000,000 shares of $1.00 par value preferred stock were authorized, of which 6,000,000 shares of Series A Junior Participating Preferred Stock were authorized for issuance upon exercise of certain preferred stock purchase rights (no shares issued or outstanding) and 191,062 shares of Series B ESOP Convertible Preferred Stock were authorized for issuance. At December 31, 1996 and 1997, respectively, 176,336 and 171,093 shares of Series B ESOP Convertible Preferred Stock were outstanding. During 1996 and 1997, 9,392 and 5,243 of such shares, respectively, were redeemed.

-------------------------------------------------------------------------------------------------------
CHANGES IN SHARES OF COMMON STOCK OUTSTANDING
-------------------------------------------------------------------------------------------------------
Year ended December 31                                            1995            1996            1997
-------------------------------------------------------------------------------------------------------
Common shares outstanding- beginning of year               791,974,034     789,119,762     787,588,910
Purchase of common stock for treasury                       (5,992,700)     (4,795,400)     (7,458,400)
Exercise of stock options and stock appreciation rights      3,109,890       3,199,632       3,177,748
Incentive compensation awards and restricted stock              28,538          64,916          55,514
-------------------------------------------------------------------------------------------------------
Common shares outstanding- end of year                     789,119,762     787,588,910     783,363,772
-------------------------------------------------------------------------------------------------------

    At the company's annual meeting on May 8, 1997, shareholders approved an increase in the authorized shares of common stock from 600,000,000 to 1,200,000,000 and approved a two-for-one stock split of the Company's issued common stock, with a record date of May 20, 1997. In addition, a special distribution of Series B ESOP Convertible Preferred Stock was made, doubling the number of shares of that stock outstanding, and the liquidation value, conversion price and dividend rate of each share were halved. All share and per-share amounts for common stock and Series B ESOP Convertible Preferred Stock have been restated to reflect the stock split.

18. COMMITMENTS AND CONTINGENT LIABILITIES
Substantial  commitments  are made in the  normal  course  of  business  for the purchase of crude oil and petroleum products, and the acquisition or construction of properties, plants and equipment (including tankers for time charter to Mobil).
    Mobil has guaranteed $150 million of the obligations of others, excluding $432 million of certain cross-guarantees, primarily foreign customs duties, made with other responsible companies in the ordinary course of business. Mobil has also indirectly guaranteed repayment of approximately $500 million of debt issued by companies in which Mobil has an interest in the event projects financed with that debt are not completed as specified in the project completion guarantee agreements. In addition, Mobil has guaranteed specified revenues from crude oil, product and carbon dioxide shipments under agreements with pipeline companies in which it holds stock interests. If these companies are unable to meet certain obligations, Mobil may be required to advance funds against future transportation charges. No material loss is anticipated under these guarantees.
    Mobil and its subsidiaries are engaged in various litigations and have a number of unresolved claims pending. The amounts claimed are substantial, and the ultimate liability in respect of such litigations and claims cannot be determined at this time. Mobil has provided in its accounts for these items based on management's best judgment. Mobil is of the opinion that such liability, to the extent not provided for through insurance or otherwise, is not likely to be of material importance in relation to its accounts.

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


REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS
BOARD OF DIRECTORS AND SHAREHOLDERS
MOBIL CORPORATION
We have audited the accompanying consolidated balance sheets of Mobil Corporation as of December 31, 1996 and 1997, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1997, appearing on pages 33, 35, and 37 through 53. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Mobil Corporation at December 31, 1996 and 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.
    As discussed in Note 6 to the financial statements, in 1995, Mobil Corporation changed its method of accounting for the impairment of long-lived assets.


/S/ERNST & YOUNG L.L.P.
Fairfax, Virginia
February 27, 1998

SUPPLEMENTARY
    INFORMATION


OIL AND GAS PRODUCING ACTIVITIES (unaudited)
THE ACCOMPANYING TABLES SET FORTH INFORMATION CONCERNING MOBIL'S OIL AND GAS PRODUCING ACTIVITIES AT DECEMBER 31, 1995, 1996 AND 1997, AND FOR THE YEARS THEN ENDED, AS REQUIRED BY FINANCIAL ACCOUNTING STANDARD (FAS) 69, DISCLOSURES ABOUT OIL AND GAS PRODUCING ACTIVITIES.

------------------------------------------------------------------------------------------------------------------------------------

TABLE 1: ESTIMATED QUANTITIES OF NET PROVED OIL AND NATURAL GAS LIQUIDS RESERVES (Millions of barrels)
------------------------------------------------------------------------------------------------------------------------------------

                                             Consolidated Companies                         Equity Companies(1)         Worldwide
                                   ---------------------------------------------     ---------------------------------  ------------

                                                      Asia-     Other                                   Asia-    Other
                                   U.S.    Europe   Pacific     Areas     Total      U.S.    Europe   Pacific    Areas
------------------------------------------------------------------------------------------------------------------------------------

RESERVES AT JANUARY 1, 1995       1,052       401       175     1,291     2,919        --         2        7       516      3,444
  Revisions                          (9)      (13)      (37)      105        46        --        --        1        (4)        43
  Improved recovery                  32        20        --        21        73        --        --       --        --         73
  Purchases                          11        24        --         2        37        --        --       --        --         37
  Sales                              (6)       --        --        (4)      (10)       --        --       (7)       --        (17)
  Extensions, discoveries
    and other additions               9         5        --        89       103        --        --       --        32        135
  Production                       (103)      (64)      (35)      (78)     (280)       --        --       (1)      (15)      (296)
------------------------------------------------------------------------------------------------------------------------------------

RESERVES AT DECEMBER 31, 1995       986       373       103     1,426     2,888        --         2        --      529      3,419
  Revisions                          (8)        7         5        69        73        --        --       --         9         82
  Improved recovery                  40         9        --        49        98        --        --       --        --         98
  Purchases                           4        --        54        10        68        --        --       --       336(2)     404
  Sales                             (36)       (6)       --       (31)      (73)       --        --       --        --        (73)
  Extensions, discoveries
    and other additions              12        40        --       113       165        --        --       --        --        165
  Production                        (96)      (57)      (39)      (98)     (290)       --        --       --       (23)      (313)
------------------------------------------------------------------------------------------------------------------------------------

RESERVES AT DECEMBER 31, 1996       902       366       123     1,538     2,929        --         2       --       851      3,782
  Aera joint venture (3)           (314)       --        --        --      (314)      417        --       --        --        103
  Revisions                         (56)       19        30         4        (3)       --        --       --       190        187
  Improved recovery                  92        10        --         4       106        --        --       --        --        106
  Purchases                           1        16        --         1        18        --        --       --        --         18
  Sales                             (20)       (5)       (9)       (3)      (37)       --        --       --        (5)       (42)
  Extensions, discoveries
    and other additions               2        19        --       235       256        --        --       --        34        290
  Production                        (68)      (57)      (36)     (127)     (288)      (21)       --       --       (30)      (339)
------------------------------------------------------------------------------------------------------------------------------------

RESERVES AT DECEMBER 31, 1997       539       368       108     1,652     2,667       396         2        --    1,040      4,105
------------------------------------------------------------------------------------------------------------------------------------

Developed Reserves
   At January 1, 1995               826       215       165       809     2,015        --         2        6       493      2,516
   At December 31, 1995             816       184        93       910     2,003        --         2       --       474      2,479
   At December 31, 1996             759       204        91       967     2,021        --         1       --       666      2,688
   At December 31, 1997             509       180        80     1,035     1,804       268         1       --       633      2,706
------------------------------------------------------------------------------------------------------------------------------------

(1)  Amounts  shown for equity  companies  represent  Mobil's share of investees accounted for on the equity method.
(2) Acquisition of a 25% interest in a joint venture that owns the Tengiz field in the  Republic of  Kazakhstan.
(3) In June 1997,  Mobil  commenced  operations of its  California  heavy-oil alliance with Shell,  which  resulted  in an increase in proved  reserves  and a reduction  in nonproved reserves.

Mobil's estimated net proved reserves and changes thereto for the years 1995, 1996 and 1997 are presented in Tables 1 and 2. The estimates represent only those volumes considered to be proved reserves and include fields where additional investment may be required to recover these reserves.
    Definitions used in developing these data are in accordance with the SEC guidelines, which state: "Proved oil and gas reserves are the estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made." Proved developed reserves are recoverable from existing wells with existing equipment and operating methods. These reserve estimates are subject to revisions over time as more information becomes available. In the past, some revisions have been significant. The company's net proved reserves exclude royalties and interests owned by others, and natural gas liquids volumes received under natural gas processing contracts.

SUPPLEMENTARY
    INFORMATION


OIL AND GAS PRODUCING ACTIVITIES (unaudited) (continued)

------------------------------------------------------------------------------------------------------------------------------------

TABLE 2: ESTIMATED QUANTITIES OF NET PROVED NATURAL GAS RESERVES (Billions of cubic feet)
------------------------------------------------------------------------------------------------------------------------------------

                                             Consolidated Companies                         Equity Companies(1)         Worldwide
                                   ---------------------------------------------     ---------------------------------  ------------

                                                     Asia-     Other                                   Asia-     Other
                                U.S.     Europe    Pacific      Areas    Total      U.S.    Europe   Pacific     Areas
------------------------------------------------------------------------------------------------------------------------------------

RESERVES AT JANUARY 1, 1995    5,055      4,251      5,607      1,744   16,657        --        33       94        891     17,675
  Revisions                      317        110       (198)        50      279        --         4       --         --        283
  Improved recovery               51         18         --         61      130        --        --       --         --        130
  Purchases                       42         15         --          1       58        --        --       --         --         58
  Sales                          (52)       (42)        --        (19)    (113)       --        --      (88)        --       (201)
  Extensions, discoveries
    and other additions          173        237         54        105      569        --         2       --      1,114      1,685
  Production                    (525)      (401)      (567)      (158)  (1,651)       --        (5)      (6)        --     (1,662)
------------------------------------------------------------------------------------------------------------------------------------

RESERVES AT DECEMBER 31, 1995  5,061      4,188      4,896      1,784   15,929        --        34       --      2,005     17,968
  Revisions                      (43)       (15)      (338)       (42)    (438)       --         3       --        (36)      (471)
  Improved recovery               20         10         --         19       49        --        --       --         --         49
  Purchases                        6         --         92        368      466        --        --       --        467(2)     933
  Sales                         (173)        --         --       (182)    (355)       --        --       --         --       (355)
  Extensions, discoveries
    and other additions           16        452         --        190      658        --         2       --         --        660
  Production                    (488)      (434)      (579)      (163)  (1,664)       --        (5)      --        (10)    (1,679)
------------------------------------------------------------------------------------------------------------------------------------

RESERVES AT DECEMBER 31, 1996  4,399      4,201      4,071      1,974   14,645        --        34       --      2,426     17,105
  Aera joint venture (3)         (34)        --         --         --      (34)      146        --       --         --        112
  Revisions                     (114)       276       (281)        58      (61)       --         3       --        278        220
  Improved recovery               25         13         --         51       89        --        --       --         --         89
  Purchases                        1         67         --         --       68        --        --       --         --         68
  Sales                          (95)        (1)      (119)       (25)    (240)       --        --       --       (126)      (366)
  Extensions, discoveries
    and other additions           26        159         --        250      435        --         2       --        954      1,391
  Production                    (416)      (450)      (583)      (173)  (1,622)       (7)       (5)      --        (29)    (1,663)
------------------------------------------------------------------------------------------------------------------------------------

RESERVES AT DECEMBER 31, 1997  3,792      4,265      3,088      2,135   13,280       139        34       --      3,503     16,956
------------------------------------------------------------------------------------------------------------------------------------

Developed Reserves
   At January 1, 1995          3,902      3,081      3,810      1,223   12,016        --        31       92         --     12,139
   At December 31, 1995        3,923      3,094      3,018      1,212   11,247        --        32       --         --     11,279
   At December 31, 1996        3,826      2,907      2,175      1,138   10,046        --        32       --        856     10,934
   At December 31, 1997        3,368      2,699      1,838      1,273    9,178        77        33       --        834     10,122
------------------------------------------------------------------------------------------------------------------------------------

(1) Amounts  shown for equity  companies  represent  Mobil's  share of investees accounted for on the equity method.
(2) Acquisition of a 25% interest in a joint venture that owns the Tengiz field in the  Republic of  Kazakhstan.
(3) In June 1997,  Mobil  commenced  operations of its  California  heavy-oil  alliance with Shell, which  resulted  in an increase in proved  reserves  and a reduction  in nonproved reserves.


------------------------------------------------------------------------------------------------------------------------------
TABLE 3: CAPITALIZED COSTS RELATED TO OIL AND GAS PRODUCING ACTIVITIES (In millions)
------------------------------------------------------------------------------------------------------------------------------
                                       United States                         Europe                    Asia-Pacific
At December 31                     1995      1996      1997         1995      1996      1997      1995      1996      1997
------------------------------------------------------------------------------------------------------------------------------
Capitalized costs:
  Unproved properties           $   212   $   197   $   233      $    11   $    58   $    11   $    13   $   273   $   307
  Proved properties, wells,
   plants and other equipment    13,638    12,535    10,642        7,119     7,639     7,596     2,149     3,854     3,873
------------------------------------------------------------------------------------------------------------------------------
Total capitalized costs          13,850    12,732    10,875        7,130     7,697     7,607     2,162     4,127     4,180
Accumulated depreciation,
  depletion and amortization      9,181     8,623     7,640        4,123     4,593     4,536     1,457     1,742     2,021
------------------------------------------------------------------------------------------------------------------------------
Net capitalized costs             4,669     4,109     3,235        3,007     3,104     3,071       705     2,385     2,159
Net capitalized costs of
  equity companies(1)                --        --       656(2)        37        34        29         1         1        --
------------------------------------------------------------------------------------------------------------------------------
Total                           $ 4,669   $ 4,109   $ 3,891      $ 3,044   $ 3,138   $ 3,100   $   706   $ 2,386   $ 2,159
------------------------------------------------------------------------------------------------------------------------------

(1) Represents Mobil's share of net capitalized costs of investees accounted for on the equity method.
(2) Reflects the impact of the California heavy-oil alliance with Shell.


-----------------------------------------------------------------------------------------------------
TABLE 3: CAPITALIZED COSTS RELATED TO OIL AND GAS PRODUCING ACTIVITIES (In millions) (continued)
-----------------------------------------------------------------------------------------------------
                                         Other Areas                      Total
At December 31                     1995      1996      1997      1995      1996      1997
-----------------------------------------------------------------------------------------------------
Capitalized costs:
  Unproved properties           $   137   $   324   $   328   $   373   $   852   $   879
  Proved properties, wells,
   plants and other equipment     4,533     5,592     6,682    27,439    29,620    28,793
-----------------------------------------------------------------------------------------------------
Total capitalized costs           4,670     5,916     7,010    27,812    30,472    29,672
Accumulated depreciation,
  depletion and amortization      1,599     1,514     1,665    16,360    16,472    15,862
-----------------------------------------------------------------------------------------------------
Net capitalized costs             3,071     4,402     5,345    11,452    14,000    13,810
Net capitalized costs of
  equity companies(1)               269     1,558     2,136       307     1,593     2,821
-----------------------------------------------------------------------------------------------------
Total                           $ 3,340   $ 5,960   $ 7,481   $11,759   $15,593   $16,631
-----------------------------------------------------------------------------------------------------

SUPPLEMENTARY
    INFORMATION


OIL AND GAS PRODUCING ACTIVITIES (unaudited) (continued)
Table 3 (page 56) summarizes the aggregate amount of capitalized costs related to oil and gas producing activities and related accumulated depreciation, depletion and amortization at December 31, 1995, 1996 and 1997. Capitalized costs include: (1) mineral interests in properties; (2) wells, plants and related equipment and facilities; and (3) support equipment and facilities used in oil and gas producing activities.

----------------------------------------------------------------------------------------------------------------------------------
TABLE 4: COSTS INCURRED IN OIL AND GAS PROPERTY ACQUISITION, EXPLORATION AND DEVELOPMENT ACTIVITIES (In millions)
----------------------------------------------------------------------------------------------------------------------------------
                                                                                                        Equity
                                                               Consolidated Companies                Companies(1)  Worldwide
                                                 --------------------------------------------------  ------------  ---------------
                                                                        Asia-      Other
                                                   U.S.     Europe    Pacific      Areas      Total
----------------------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31, 1995
Property Acquisition Costs:
  Unproved properties                            $   28     $   --     $   --     $   34     $   62     $   --     $   62
  Proved properties                                   9          4         --         16         29         --         29
----------------------------------------------------------------------------------------------------------------------------------
  Total capitalized costs                            37          4         --         50         91         --         91
  Exploration costs                                 183        177         72        193        625         11        636
  Development costs                                 593        421         78        833      1,925        116      2,041
----------------------------------------------------------------------------------------------------------------------------------
  Total expenditures                             $  813     $  602     $  150     $1,076     $2,641     $  127     $2,768
----------------------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31, 1996
Property acquisition costs:(2)
  Unproved properties                            $    8     $   46     $  260     $  122     $  436     $  611     $1,047
  Proved properties                                  57         --      1,455        388      1,900        490      2,390
----------------------------------------------------------------------------------------------------------------------------------
  Total capitalized costs                            65         46      1,715        510      2,336      1,101      3,437
  Exploration costs                                 122        192         79        215        608          6        614
  Development costs                                 417        398        273        981      2,069        209      2,278
----------------------------------------------------------------------------------------------------------------------------------
  Total expenditures                             $  604     $  636     $2,067     $1,706     $5,013     $1,316     $6,329
----------------------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31, 1997
Property acquisition costs:
  Unproved properties                            $   50     $   --     $    6     $   71     $  127     $    5     $  132
  Proved properties                                   5         55          7         52        119          2        121
----------------------------------------------------------------------------------------------------------------------------------
  Total capitalized costs                            55         55         13        123        246          7        253
  Exploration costs                                 111        180         94        251        636          1        637
  Development costs                                 335        547        374      1,095      2,351        478      2,829
----------------------------------------------------------------------------------------------------------------------------------
  Total expenditures                             $  501     $  782     $  481     $1,469     $3,233     $  486     $3,719
----------------------------------------------------------------------------------------------------------------------------------

(1) Represents  Mobil's share of costs  incurred for companies  accounted for on the  equity  method.  Prior year data  restated
    to conform  with  current  year presentation.
(2)  Primarily  as a result of recording  deferred  taxes of $506 million,  the total costs allocated  to property  for the Ampolex acquisition exceeded the net purchase price by $690 million ($607 million-Asia-Pacific; and $83 million-Other Areas).

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

SUPPLEMENTARY
    INFORMATION


OIL AND GAS PRODUCING ACTIVITIES (unaudited)  (continued)


------------------------------------------------------------------------------------------------------------------------------------

TABLE 5: RESULTS OF OPERATIONS FOR OIL AND GAS PRODUCING ACTIVITIES (In millions)(1)
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                                 Equity
                                                                     Consolidated Companies                   Companies(2) Worldwide

                                                          --------------------------------------------------- ------------ ---------

                                                                                  Asia-      Other
                                                             U.S.     Europe    Pacific      Areas      Total
------------------------------------------------------------------------------------------------------------------------------------

YEAR ENDED DECEMBER 31, 1995
Revenues:
  Trade sales                                             $   678    $ 1,357    $ 1,429    $   411    $ 3,875    $    41    $ 3,916
  Intercompany sales                                        1,330        815        339      1,022      3,506        168      3,674
------------------------------------------------------------------------------------------------------------------------------------

  Total revenues(3)                                         2,008      2,172      1,768      1,433      7,381        209      7,590
  Production (lifting) costs                                 (982)      (719)      (239)      (619)    (2,559)       (30)    (2,589)

  Exploration expenses                                        (72)      (128)       (77)      (150)      (427)        (9)      (436)

  Depreciation, depletion and amortization                 (1,161)      (466)      (205)      (398)    (2,230)       (10)    (2,240)

  Other operating revenues and (expenses)                      32        123         (8)       (76)        71         17         88
  Income tax expense(4)                                        68       (551)      (717)      (212)    (1,412)      (156)    (1,568)

------------------------------------------------------------------------------------------------------------------------------------

  Results of operations for producing activities          $  (107)   $   431    $   522    $   (22)   $   824    $    21    $   845
------------------------------------------------------------------------------------------------------------------------------------

YEAR ENDED DECEMBER 31, 1996
Revenues:
  Trade sales                                             $ 1,027    $ 1,535    $ 1,811    $   464    $ 4,837    $   145    $ 4,982
  Intercompany sales                                        1,458        841        369      1,727      4,395        201      4,596
------------------------------------------------------------------------------------------------------------------------------------

  Total revenues(3)                                         2,485      2,376      2,180      2,191      9,232        346      9,578
  Production (lifting) costs                                 (937)      (734)      (288)      (702)    (2,661)       (49)    (2,710)

  Exploration expenses                                        (76)      (158)      (156)      (122)      (512)        (6)      (518)

  Depreciation, depletion and amortization                   (638)      (471)      (305)      (182)    (1,596)       (16)    (1,612)

  Other operating revenues and (expenses)                     263         96          6          4        369        (21)       348
  Income tax expense(4)                                      (367)      (638)      (878)      (897)    (2,780)      (197)    (2,977)

------------------------------------------------------------------------------------------------------------------------------------

  Results of operations for producing activities          $   730    $   471    $   559    $   292    $ 2,052    $    57    $ 2,109
------------------------------------------------------------------------------------------------------------------------------------

YEAR ENDED DECEMBER 31, 1997
Revenues:
  Trade sales                                             $   977    $ 1,628    $ 1,641    $   500    $ 4,746    $   332    $ 5,078
  Intercompany sales                                        1,049        647        470      2,022      4,188        529      4,717
------------------------------------------------------------------------------------------------------------------------------------

  Total revenues(3)                                         2,026      2,275      2,111      2,522      8,934        861      9,795
  Production (lifting) costs                                 (736)      (669)      (288)      (837)    (2,530)      (223)    (2,753)

  Exploration expenses                                        (76)      (135)       (85)      (203)      (499)        (2)      (501)

  Depreciation, depletion and amortization                   (441)      (444)      (333)      (339)    (1,557)       (97)    (1,654)

  Other operating revenues and (expenses)                     104        132         26        (42)       220       (116)       104
  Income tax expense(4)                                      (299)      (620)      (822)      (826)    (2,567)      (212)    (2,779)

------------------------------------------------------------------------------------------------------------------------------------

  Results of operations for producing activities          $   578    $   539    $   609    $   275    $ 2,001    $   211    $ 2,212
------------------------------------------------------------------------------------------------------------------------------------

(1) Prior year data reclassified to conform with current year presentation.
(2) Represents  Mobil's share of results of operations  for producing  activities of investees  accounted for on the equity  method.

(3) Revenues in this table will not agree  with  Exploration  &  Producing  Segment  Revenues  (pages 22 and 38) because  revenues from  operations  that are ancillary to oil and gas producing activities  have been  classified as Other  Operating  Revenues and Expenses for this  presentation.
(4) Includes for equity companies, Mobil's income taxes on its share of results of operations.


Mobil's results of operations for producing activities for the years ended December 31, 1995, 1996 and 1997, are shown above. Revenues include sales to unaffiliated parties and sales or transfers (essentially at third-party sales prices) to Mobil's other operations. All revenues reported in this table are net of royalty interests of others. Production (lifting) costs and exploration expenses are determined as defined by accounting standards.

SUPPLEMENTARY
    INFORMATION


OIL AND GAS PRODUCING ACTIVITIES (unaudited)  (concluded)

FAS 69 requires disclosure with respect to future net cash flows from future production of net proved, developed and undeveloped reserves. Future cash inflows are computed by applying year-end prices to estimated future production of net proved reserves. Future price changes are considered only to the extent they are covered by contractual agreements in existence at year-end. Development and production costs are based on year-end estimated future expenditures incurred in developing and producing net proved reserves, assuming continuation of existing economic conditions. Future income taxes are calculated using year-end statutory tax rates. Discounted future net cash flows are computed using a discount factor of 10%.
    The standardized measure data are not intended to replace the historical cost-based financial data included in the audited financial statements. As such, many of the data disclosed in this section represent estimates, assumptions and computations that are subject to continual change as the future unfolds. For example, a significant decrease in year-end crude oil prices from 1996 to 1997 contributed to the lower discounted future net cash flow amount for 1997.
Accordingly, Mobil cautions investors and analysts that the data are of questionable utility for decision making.
    Tables 6 and 7 below set forth the standardized measure of discounted future net cash flows relating to proved oil and gas reserves, and quantify the causes of the changes in the standardized measure of the cash flows relating to those reserves. Since the estimates reflect proved reserves only, they exclude revenues that could result from unproved reserves that could become productive in later years.

---------------------------------------------------------------------------------------------------------------------------
TABLE 6: STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS RELATING TO PROVED OIL AND GAS RESERVES (In millions)
---------------------------------------------------------------------------------------------------------------------------
                                       United States                                Europe
At December 31                1995         1996         1997            1995         1996         1997
---------------------------------------------------------------------------------------------------------------------------
Future cash inflows      $  23,763    $  33,036    $  16,598       $  16,064    $  19,869    $  17,963
Future production
  costs                     (9,312)      (8,125)      (6,261)         (4,822)      (4,374)      (4,859)
Future development
  costs                     (1,644)      (1,200)        (527)         (1,203)      (1,202)      (1,285)
Future income
  tax expenses              (3,928)      (7,968)      (3,121)         (5,156)      (7,830)      (6,025)
---------------------------------------------------------------------------------------------------------------------------
Future net cash flows        8,879       15,743        6,689           4,883        6,463        5,794
10% annual discount
  for estimated timing
  of cash flows             (3,928)      (6,919)      (2,897)         (1,534)      (2,091)      (2,078)
---------------------------------------------------------------------------------------------------------------------------
Standardized measure
  of discounted future
  net cash flows             4,951        8,824        3,792           3,349        4,372        3,716
---------------------------------------------------------------------------------------------------------------------------
Standardized measure
  of discounted future
  net cash flows of
  equity companies(1)           --           --        1,055(2)           23           35           28
---------------------------------------------------------------------------------------------------------------------------
Total                    $   4,951    $   8,824    $   4,847       $   3,372    $   4,407    $   3,744
---------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

TABLE 6: STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS RELATING TO PROVED OIL AND GAS RESERVES (In millions) (continued)
------------------------------------------------------------------------------------------------------------------------------------

                                       Asia-Pacific                       Other Areas                            Total

At December 31                1995        1996        1997        1995        1996        1997       1995         1996        1997
------------------------------------------------------------------------------------------------------------------------------------

Future cash inflows      $  11,565   $  14,416   $   9,728   $  24,543   $  39,107   $  29,776  $  75,935    $ 106,428   $  74,065
Future production
  costs                     (2,026)     (2,196)     (1,895)     (8,589)     (9,952)     (8,715)   (24,749)     (24,647)    (21,730)
Future development
  costs                       (764)     (1,030)       (700)     (1,866)     (5,006)     (3,639)    (5,477)      (8,438)     (6,151)
Future income
  tax expenses              (3,951)     (4,599)     (2,766)     (9,344)    (15,536)     (9,701)   (22,379)     (35,933)    (21,613)
------------------------------------------------------------------------------------------------------------------------------------

Future net cash flows        4,824       6,591       4,367       4,744       8,613       7,721     23,330       37,410      24,571
10% annual discount
  for estimated timing
  of cash flows             (2,017)     (2,578)     (1,498)     (2,252)     (3,834)     (2,944)    (9,731)     (15,422)     (9,417)
------------------------------------------------------------------------------------------------------------------------------------

Standardized measure
  of discounted future
  net cash flows             2,807       4,013       2,869       2,492       4,779       4,777     13,599       21,988      15,154
------------------------------------------------------------------------------------------------------------------------------------

Standardized measure
  of discounted future
  net cash flows of
  equity companies(1)           --          --          --         460       1,845       1,585        483        1,880       2,668
------------------------------------------------------------------------------------------------------------------------------------

Total                    $   2,807   $   4,013   $   2,869   $   2,952   $   6,624   $   6,362  $  14,082    $  23,868   $  17,822
------------------------------------------------------------------------------------------------------------------------------------

(1) Represents Mobil's share of standardized measure of discounted future net cash flows of investees accounted for on the equity method.
(2) Reflects the impact of the California heavy-oil alliance with Shell.

--------------------------------------------------------------------------------------------------------------------
TABLE 7: CHANGES IN STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS (In millions)
--------------------------------------------------------------------------------------------------------------------
Year ended December 31                                                                1995        1996        1997
--------------------------------------------------------------------------------------------------------------------
Beginning of year                                                                 $ 13,371    $ 14,082    $ 23,868
Changes resulting from:
  Sales and transfers of production, net of production costs                        (4,822)     (6,571)     (6,404)
  Net changes in prices and in development and production costs                        862      15,191     (16,579)
    Extensions, discoveries, additions and purchases, less related costs             1,078       2,577       1,533
  Development costs incurred during the period                                       1,925       2,069       2,351
  Revisions of previous quantity estimates                                             731         633         672
  Accretion of discount                                                              2,406       2,625       4,277
  Net change in income taxes                                                        (1,477)     (8,135)      8,095
  Other                                                                                  8       1,397           9
--------------------------------------------------------------------------------------------------------------------
End of year                                                                       $ 14,082    $ 23,868    $ 17,822
--------------------------------------------------------------------------------------------------------------------

SUPPLEMENTARY
    INFORMATION


FIVE-YEAR OPERATING HIGHLIGHTS (unaudited)

                                                                       1993    1994    1995    1996    1997
-------------------------------------------------------------------------------------------------------------
NET PRODUCTION OF LIQUIDS (thousands of barrels daily) (1)
Consolidated companies
  United States                                                         305     300     282     262     186
  International
    Australia                                                            --      23      20      29      39
    Canada                                                               58      57      53      50      49
    Equatorial Guinea                                                    --      --      --       8      37
    Indonesia                                                            90      77      77      66      46
    Nigeria                                                             169     175     157     209     253
    Norway                                                               95      95      91      83      79
    Papua New Guinea                                                     --      --      --      11      12
    United Kingdom                                                       58      70      75      65      75
    Other countries                                                       9      10      10       9      13
-------------------------------------------------------------------------------------------------------------
  Total International                                                   479     507     483     530     603
-------------------------------------------------------------------------------------------------------------
TOTAL CONSOLIDATED COMPANIES                                            784     807     765     792     789
-------------------------------------------------------------------------------------------------------------
Mobil's Share of Production of Equity Companies (2)
  U.S. (Aera)                                                            --      --      --      --      58
  Abu Dhabi                                                              44      43      41      42      42
  Kazakhstan                                                             --      --      --      18      36
  Other                                                                  10       4       4       2       2
-------------------------------------------------------------------------------------------------------------
  Total equity companies                                                 54      47      45      62     138
-------------------------------------------------------------------------------------------------------------
WORLDWIDE LIQUIDS PRODUCTION                                            838     854     810     854     927
-------------------------------------------------------------------------------------------------------------
NET PRODUCTION OF NATURAL GAS (millions of cubic feet daily)
Consolidated companies
  United States                                                       1,529   1,568   1,439   1,333   1,141
  International
    Argentina                                                            --      --      --      30      77
    Australia                                                            --      10      12      25      25
    Canada                                                              492     461     432     416     397
    Germany                                                             362     368     404     463     455
    Indonesia                                                         1,658   1,654   1,542   1,556   1,571
    Netherlands                                                          84      61      66      53      60
    Norway                                                               51      49      51      53      50
    United Kingdom                                                      390     470     577     618     668
-------------------------------------------------------------------------------------------------------------
  Total International                                                 3,037   3,073   3,084   3,214   3,303
-------------------------------------------------------------------------------------------------------------
TOTAL CONSOLIDATED COMPANIES                                          4,566   4,641   4,523   4,547   4,444
-------------------------------------------------------------------------------------------------------------
Mobil's Share of Production of Equity Companies  (2)
  U.S. (Aera)                                                            --      --      --      --      20
  Austria                                                                13      12      13      12      13
  Indonesia                                                              31      17      18      --      --
  Kazakhstan                                                             --      --      --      24      35
  Qatar                                                                  --      --      --       4      44
-------------------------------------------------------------------------------------------------------------
  Total Equity Companies                                                 44      29      31      40     112
-------------------------------------------------------------------------------------------------------------
WORLDWIDE NATURAL GAS PRODUCTION                                      4,610   4,670   4,554   4,587   4,556
-------------------------------------------------------------------------------------------------------------
  Barrels of oil equivalent ( thousands of barrels daily)(3)            837     847     826     831     826
-------------------------------------------------------------------------------------------------------------
Total Production ( thousands of barrels daily of oil equivalent)(3)   1,675   1,701   1,636   1,685   1,753
-------------------------------------------------------------------------------------------------------------

See footnotes on page 61.

[Bar Chart - Page 60]

NET PRODUCTION
(Thousands of barrels daily of oil
equivalent)
             Equity Companies, International & U.S.
97                           1,753
96                           1,685
95                           1,636
94                           1,701
93                           1,675

E&P'S WORLDWIDE PRODUCTION
INCREASED 4% IN 1997,
ON TRACK WITH ITS LONG-TERM GOAL.

SUPPLEMENTARY
    INFORMATION


FIVE-YEAR OPERATING HIGHLIGHTS (unaudited)

                                                              1993      1994      1995      1996      1997
------------------------------------------------------------------------------------------------------------
NET RESERVES OF LIQUIDS (millions of barrels) (1)
Consolidated companies
  United States                                              1,116     1,052       986       902       539
  Europe                                                       357       401       373       366       368
  Asia-Pacific                                                 204       175       103       123       108
  Other Areas                                                1,132     1,291     1,426     1,538     1,652
------------------------------------------------------------------------------------------------------------
  Total Consolidated Companies                               2,809     2,919     2,888     2,929     2,667
------------------------------------------------------------------------------------------------------------
  Mobil's share of reserves of equity companies (2)            534       525       531       853     1,438
------------------------------------------------------------------------------------------------------------
WORLDWIDE RESERVES OF LIQUIDS                                3,343     3,444     3,419     3,782     4,105
------------------------------------------------------------------------------------------------------------
NET RESERVES OF NATURAL GAS (billions of cubic feet)
Consolidated companies
  United States                                              5,372     5,055     5,061     4,399     3,792
  Europe                                                     4,021     4,251     4,188     4,201     4,265
  Asia-Pacific                                               6,058     5,607     4,896     4,071     3,088
  Other Areas                                                1,508     1,744     1,784     1,974     2,135
------------------------------------------------------------------------------------------------------------
  Total Consolidated Companies                              16,959    16,657    15,929    14,645    13,280
------------------------------------------------------------------------------------------------------------
  Mobil's share of reserves of equity companies (2)            724     1,018     2,039     2,460     3,676
------------------------------------------------------------------------------------------------------------
WORLDWIDE RESERVES OF NATURAL GAS                           17,683    17,675    17,968    17,105    16,956
------------------------------------------------------------------------------------------------------------
  Barrels of oil equivalent (millions of barrels)(3)         3,212     3,204     3,261     3,099     3,072
------------------------------------------------------------------------------------------------------------
TOTAL RESERVES (millions of barrels of oil equivalent)(3)    6,555     6,648     6,680     6,881     7,177
------------------------------------------------------------------------------------------------------------
RESERVES REPLACEMENT PERCENTAGE(3) (4)                          91%      115%      105%      133%      146%
------------------------------------------------------------------------------------------------------------
AVERAGE U.S. SALES PRICE/TRANSFER VALUE(5)
  Crude Oil (per barrel)                                    $13.54    $12.91    $14.52    $17.40    $17.27(6)
  NGL (per barrel)                                           11.25     10.37      9.94     13.16     11.96
  Natural Gas (per thousand cubic feet)                       2.01      1.72      1.41      2.17      2.38
------------------------------------------------------------------------------------------------------------
AVERAGE INTERNATIONAL SALES PRICE/
  TRANSFER VALUE(5)
  Crude Oil (per barrel)                                    $16.99    $15.66    $16.94    $20.81    $18.94
  Natural Gas (per thousand cubic feet)                       2.62      2.44      2.47      2.66      2.72
------------------------------------------------------------------------------------------------------------

(1)  Crude oil and natural gas liquids (NGL).
(2)  Represents Mobil's share of investees accounted for on the equity method.
(3) Natural gas volumes have been converted to oil equivalent barrels on a BTU basis with 5,506, 5,516, 5,510, 5,519, and 5,519 cubic feet of gas per barrel in 1993, 1994, 1995, 1996 and 1997, respectively.
(4) Reserves replacement percentage is calculated by dividing the net adjustments to reserves for the year plus the annual production by the annual production.
(5)  Transfer values are essentially equal to third-party sales.
(6) Excludes the impact of heavy crudes from June 1997 forward due to the implementation of the California heavy-oil alliance with Shell. Excluding heavy crudes, prices in 1993, 1994, 1995, 1996 and 1997 would have been $14.84, $13.86, $15.27, $18.54 and $17.61 per barrel, respectively.
     Alternatively, the inclusion of California heavy crudes for the full-year 1997 would have realized a price of $16.59 per barrel.

[Bar Chart - Page 61]

TOTAL PRODUCTION VS.
RESERVE ADDITIONS
(Millions of barrels of oil equivalent)
                Total           Reserve
             Production        Additions
97               640              936
96               617              818
95               597              629
94               621              714
93               611              558

IN 1997, MOBIL'S WORLDWIDE
PRODUCTION WAS UP 4% AND NET
RESERVES REPLACEMENT WAS 146% OF PRODUCTION.

SUPPLEMENTARY
    INFORMATION


FIVE-YEAR OPERATING HIGHLIGHTS (unaudited) (concluded)

                                                             1993           1994           1995           1996           1997
------------------------------------------------------------------------------------------------------------------------------------

PETROLEUM PRODUCT SALES(1) (thousands of barrels daily)
  United States                                             1,080          1,172          1,286          1,362          1,435
  Europe(2)                                                   810            810            807            804            679
  Asia-Pacific(3)                                             730            777            799            800            815
  Other Areas                                                 314            316            330            379            414
------------------------------------------------------------------------------------------------------------------------------------

  Worldwide                                                 2,934          3,075          3,222          3,345          3,343
------------------------------------------------------------------------------------------------------------------------------------

PETROLEUM PRODUCT SALES(1) (millions of dollars)
  United States                                           $10,181        $10,492        $11,904        $14,254        $14,848
  Europe                                                   14,555         14,395         15,421         17,008          2,900
  Asia-Pacific(3)                                          10,619         11,466         12,426         13,258         12,802
  Other Areas                                               3,382          3,707          3,974          4,708          5,412
------------------------------------------------------------------------------------------------------------------------------------

  Worldwide                                               $38,737        $40,060        $43,725        $49,228        $35,962
------------------------------------------------------------------------------------------------------------------------------------

AVERAGE UNITED STATES PRODUCT PRICE (per gallon)(4)          61.5(cent)     58.4(cent)     60.4(cent)     68.1(cent)     67.5(cent)
------------------------------------------------------------------------------------------------------------------------------------

REFINERY RUNS (thousands of barrels daily)
  United States                                               836            857            895            921            956
  Europe(2)                                                   466            440            420            333            371
  Asia-Pacific(5)                                             607            622            657            705            678
  Other Areas                                                 163            163            149            183            186
------------------------------------------------------------------------------------------------------------------------------------

  Worldwide Runs for Mobil                                  2,072          2,082          2,121          2,142          2,191
------------------------------------------------------------------------------------------------------------------------------------

CHEMICAL SALES BY PRODUCT CATEGORY (millions of dollars)
  Petrochemicals                                          $ 1,608        $ 2,088        $ 2,914        $ 1,876        $ 2,151
  Films Products                                              580            653            764            766            707
    Chemical Products                                          81            101            115            126            136
    Plastics/Other                                          1,139          1,193          1,155             78             --
------------------------------------------------------------------------------------------------------------------------------------

  Net sales to trade                                      $ 3,408        $ 4,035        $ 4,948        $ 2,846        $ 2,994
------------------------------------------------------------------------------------------------------------------------------------

NUMBER OF EMPLOYEES (year-end)
  Petroleum Operations-United States                       21,600         20,300         18,400         13,200         13,200
                      -International                       25,200         25,200         24,300         20,000         19,500
  Chemical            -United States                        9,700          8,100          3,500          2,500          2,600
                      -International                        2,100          1,800          1,600          1,600          1,300
  Other               -United States                        2,800          2,700          2,200          4,400(6)       4,700
                      -International                          500            400            400          1,300(6)       1,400
------------------------------------------------------------------------------------------------------------------------------------

  Total                                                    61,900         58,500         50,400         43,000         42,700
------------------------------------------------------------------------------------------------------------------------------------

(1) Includes supply/other product sales
(2) Includes Mobil's share of the downstream alliance with BP that commenced in late 1996.
    Full-year 1996 sales volumes have been restated.
(3) Includes primarily Australia, China, Hong Kong, Japan, Malaysia, New Zealand and Singapore.
(4) Represents the average amount Mobil charges dealers, service stations, etc. for petroleum products, including gasoline.
    Excise taxes and other items  included in the "pump" price  consumers  pay for gasoline are not reflected in this amount.
(5) Includes Australia, Japan, New Zealand and Singapore.
(6) In 1996, Mobil reorganized its staff support groups, now shown in Other.

Mobil markets autogasoline through over 15,000 Mobil-branded retail outlets in over 50 countries. Mobil's primary product supply comes from 25 refineries. Petroleum product sales (including supply and other sales) have increased 14% based on daily volume since 1993.
    Mobil operates 29 chemical facilities in 11 countries, and chemical sales extend to more than 100 countries. Mobil is a 50% partner in a complex in Saudi Arabia that produces polyethylene and ethylene glycol.

[Bar Charts - Page 62]

REFINERY RUNS VS.
PETROLEUM PRODUCT SALES
(Thousands of barrels daily)
                 Petroleum              Refinery
              Product Sales          Runs by Mobil
97                3,343                   2,191
96                3,345                   2,142
95                3,222                   2,121
94                3,075                   2,082
93                2,934                   2,072

REFINERY RUNS INCREASED IN 1997,
REFLECTING IMPROVED OPERATING PERFORMANCE,
WHILE PRODUCT SALES WERE ABOUT EQUAL TO 1996.


NUMBER OF EMPLOYEES
(At year-end)
                  Petroleum Operations
                    Chemical & Other
97                      42,700
96                      43,000
95                      50,400
94                      58,500
93                      61,900

REDUCTIONS IN THE NUMBER OF
EMPLOYEES DUE TO ALLIANCES AND
OTHER INITIATIVES WERE PARTLY OFFSET
BY INCREASES RELATED TO NEW BUSINESS DEVELOPMENT.

SUPPLEMENTARY
    INFORMATION


FIVE-YEAR FINANCIAL SUMMARY

(In millions, except for per-share amounts)                         1993          1994             1995          1996         1997
------------------------------------------------------------------------------------------------------------------------------------

REVENUES                                                       $  63,975     $  67,383        $  75,370     $  81,503    $  65,906
------------------------------------------------------------------------------------------------------------------------------------

SEGMENT EARNINGS:
Petroleum Operations
  Exploration & Producing -United States                       $     363     $     125        $    (107)    $     737          697
                          -International                           1,289           951              952         1,372        1,515
------------------------------------------------------------------------------------------------------------------------------------

  Total Exploration & Producing                                    1,652         1,076              845         2,109        2,212
------------------------------------------------------------------------------------------------------------------------------------

  Marketing & Refining    -United States                             151           241              226           407          542
                          -International                             554           647              447           506          483
------------------------------------------------------------------------------------------------------------------------------------

  Total Marketing & Refining                                         705           888              673           913        1,025
------------------------------------------------------------------------------------------------------------------------------------

Total Petroleum Operations                                         2,357         1,964            1,518         3,022        3,237
Chemical                                                              44           102            1,164           306          403
------------------------------------------------------------------------------------------------------------------------------------

Segment Earnings                                                   2,401         2,066            2,682         3,328        3,640
Corporate and Financing                                             (317)         (307)            (306)         (364)        (368)
------------------------------------------------------------------------------------------------------------------------------------

Income Before Change in Accounting Principle                       2,084         1,759            2,376         2,964        3,272
Cumulative Effect of Change in Accounting Principle                   --          (680)(1)           --            --           --
------------------------------------------------------------------------------------------------------------------------------------

NET INCOME                                                     $   2,084     $   1,079        $   2,376     $   2,964    $   3,272
------------------------------------------------------------------------------------------------------------------------------------

PER COMMON SHARE(2)
  Income Before Change in Accounting Principle                 $    2.54        $    2.14     $    2.93     $    3.69    $    4.10
  Net Income                                                   $    2.54        $    1.28     $    2.93     $    3.69    $    4.10
PER COMMON SHARE-ASSUMING DILUTION(2)
  Income Before Change in Accounting Principle                 $    2.53        $    2.12     $    2.88     $    3.62    $    4.01
  Net income                                                   $    2.53        $    1.29     $    2.88     $    3.62    $    4.01
NET INCOME AS PERCENT OF
  Average shareholders' equity                                      12.3%            10.4%(3)      13.5%         16.0%        17.0%
  Average capital employed(4)                                        9.7%             8.4%(3)      10.9%         12.7%        13.4%
  Revenues                                                           3.3%             2.6%(3)       3.2%          3.6%         5.0%
------------------------------------------------------------------------------------------------------------------------------------

INVESTMENT SPENDING                                            $   3,687     $   3,927        $   4,525     $   7,019    $   5,306
------------------------------------------------------------------------------------------------------------------------------------

BALANCE SHEET POSITION AT YEAR-END
  Current assets                                               $  11,217     $  11,181        $  12,056     $  12,895    $   9,722
  Net properties, plants and equipment                            25,037        25,503           24,850        27,479       24,556
  Total assets                                                    40,733        41,542           42,138        46,408       43,559
  Current liabilities                                             12,351        13,418           13,054        15,248       12,421
  Long-term debt                                                   5,027         4,714            4,629         4,450        3,670
  Shareholders' equity                                            17,237        17,146           17,951        19,072       19,461
      Per common share(2)(5)                                   $   21.37     $   21.30        $   22.35     $   23.81    $   24.41
------------------------------------------------------------------------------------------------------------------------------------

DEBT-TO-CAPITALIZATION RATIO(6)                                       32%           31%              27%           29%          25%
------------------------------------------------------------------------------------------------------------------------------------

AVERAGE COMMON SHARES OUTSTANDING (thousands of shares)(2)       798,308       795,910          790,888       788,292      786,294
AVERAGE COMMON SHARES OUTSTANDING--
  ASSUMING DILUTION (thousands of shares)(2)                     822,922       820,902          817,705       815,748      815,057
------------------------------------------------------------------------------------------------------------------------------------

COMMON SHARES OUTSTANDING (thousands of shares, year-end)(2)     796,336       791,974          789,120       787,589      783,364
SHAREHOLDERS OF COMMON STOCK (year-end)                          200,100       193,900          188,800       185,600      186,200
COMMON STOCK DIVIDENDS                                         $   1,298     $   1,353        $   1,434     $   1,547    $   1,667
  As percent of net income less preferred dividends                   64%           80%(3)           62%           53%          52%
  Per share(2)                                                 $    1.63     $    1.70        $    1.81     $    1.96    $    2.12
------------------------------------------------------------------------------------------------------------------------------------

YEAR-END MARKET PRICE PER COMMON SHARE(2)                      $39 9/16      $42 1/8          $55 7/8       $61 1/8      $72 3/16
------------------------------------------------------------------------------------------------------------------------------------

(1) Accounting change: LCM in 1994.
(2) Shares  Outstanding  and  per-share  amounts  for  all  years  reflect  the two-for-one stock split in 1997.
(3) Excludes cumulative effect of change in LCM policy in 1994 ($680 million).
(4) Net income plus income applicable to minority interests plus interest expense, net of tax, divided by the sum of average shareholders' equity, minority interests and debt.
(5) Shareholders' equity less the effect of the ESOP-related accounts (preferred stock and unearned  employee compensation), divided by the number of common shares outstanding at year-end.
(6) Total debt divided by the sum of total debt, shareholders' equity and minority interests.

[Bar Charts - Page 63]

YEAR-END MARKET PRICE PER COMMON SHARE*
(Dollars)
97              72.19
95              55.88
93              39.56
91              33.94
89              31.31
87              19.56

*Share prices reflect the two-for-one stock split in 1997.

OVER THE PAST 10 YEARS,
MOBIL'S STOCK PRICE HAS
INCREASED AT AN ANNUALIZED RATE OF 14%.


DEBT-TO-CAPITALIZATION RATIO
(In percent)
97              25
95              27
93              32
91              32
89              30
87              37


MOBIL'S DEBT-TO-CAPITALIZATION
RATIO DECLINED TO  25% IN 1997,
PROVIDING FLEXIBILITY TO INVEST
IN GROWTH  OPPORTUNITIES, TO
INCREASE DIVIDENDS AND/OR TO REPURCHASE STOCK.

SHAREHOLDER
      INFORMATION


    THE TICKER SYMBOL FOR MOBIL on the New York Stock Exchange is MOB.
    THE 1998 ANNUAL MEETING for shareholders will be held Thursday, May 14, at 10 a.m. in the Grand Ballroom, Hyatt Regency Reston, Reston, Virginia.
    DIVIDEND PAYMENTS on common stock are paid quarterly following declaration by the Board of Directors. The next four tentative payment dates are: June 10, 1998; September 10, 1998; December 10, 1998, and March 10, 1999.
    DIRECT REGISTRATION SYSTEM offers new investors and participating shareholders another way to register their shares without having a physical certificate issued. For information call ChaseMellon Shareholder Services at 1-800-648-9291.
    MOBIL'S STOCK PURCHASE AND DIVIDEND REINVESTMENT PLAN allows new investors to buy Mobil common stock for as little as $250 and existing shareholders to automatically reinvest dividends-both without paying commissions or service fees. Once enrolled, you can make purchases through monthly cash deposits ranging from $10 to $7,500. Optional cash deposits are invested weekly. For more information, request a prospectus on Mobil's Stock Purchase and Dividend
Reinvestment Plan from: ChaseMellon Shareholder Services, L.L.C., Dividend Reinvestment Services, P.O. Box 3336, South Hackensack, New Jersey 07606-1936. Telephone 1-800-648-9291, or visit Mobil's Internet site.
    QUESTIONS ABOUT DIVIDEND CHECKS, electronic payment of dividends, stock certificates, address changes, account consolidation, transfer procedures and year-end tax information? Write: ChaseMellon Shareholder Services, L.L.C., Shareholder Relations, P.O. Box 3315, South Hackensack, New Jersey 07606-1915. Telephone 1-800-648-9291 (Telecommunications Device for the Deaf 1-800-231-5469).
    SHAREHOLDERS   OR  OTHERS  WANTING   GENERAL   INFORMATION   should  write:
Secretary's Department, Room 7D2135, Mobil Corporation, 3225 Gallows Road, Fairfax, Virginia 22037-0001. Telephone 1-703-846-3898.
    PUBLICATIONS AVAILABLE TO SHAREHOLDERS:
    o Mobil's Annual Report on Form 10-K, filed with the Securities and Exchange Commission.
    o 1997 Mobil Fact Book, a supplement to the annual report with additional financial and operating data.
    o Quarterly Earnings Press Releases.
    o The People Behind the Commitment: Mobil's EHS Performance Report, an account of Mobil's environmental, health and safety performance.
    For copies, visit Mobil's Internet site, call Mobil Publications at 1-800-293-5796, or write: Secretary's Department, Room 7D2135, Mobil Corporation, 3225 Gallows Road, Fairfax, Virginia 22037-0001.
    ANALYSTS AND INSTITUTIONAL INVESTORS wanting information about Mobil should write: Investor Relations, 6th floor, Mobil Corporation, 3225 Gallows Road, Fairfax, Virginia 22037-0001. Telephone 1-703-846-3955.
    INTERNATIONAL SHAREHOLDERS should call 201-329-8660 (Telecommunications Device for the Deaf 201-329-8354).
    AUDITORS: Ernst & Young LLP, Fairfax Square
Tower II, 8075 Leesburg Pike, Vienna, Virginia 22182-2709.
    TRANSFER AGENT AND REGISTRAR IN THE U.S.: ChaseMellon Shareholder Services, L.L.C., Overpeck Centre, 85 Challenger Road, Ridgefield Park, New Jersey 07660. Telephone 1-800-648-9291 (Telecommunications Device for the Deaf 1-800-231-5469).
    TRANSFER AGENT AND REGISTRAR IN CANADA: Montreal Trust Company of Canada, 151 Front Street West, 8th Floor, Toronto, Ontario M5J 2N1, Canada. Telephone 1-416-981-9500. Montreal Trust Company of Canada, Western Gas Tower, 530 8th Avenue, S.W., Calgary, Alberta T2P 3S8, Canada. Telephone 1-403-267-6800.
    BENEFITS AND CONTRIBUTIONS: Information on employee benefits plans is contained in plan descriptions, annual reports and other materials regularly furnished to employees under the Employee Retirement Income Security Act of 1974. A statement of charitable contributions by Mobil Foundation Inc. is prepared annually.



 An important part of the operations covered by this report is carried on by operating divisions, subsidiaries and affiliates under the direction and control of their own managements. Except as otherwise indicated by the context, this report uses such terms as "Mobil," "corporation," "company," "we" and "our," sometimes for the parent corporation and all such divisions, subsidiaries and affiliates collectively, and sometimes for one or more of them. Duplicate mailings of this annual report may be eliminated by sending a written request to: ChaseMellon Shareholder Services, L.L.C., Shareholder Relations, P.O. Box 3315, South Hackensack, New Jersey 07606-1915. Eliminating duplicate mailings will not affect your dividend, proxy statement or proxy card mailings.

 Mobil's Internet address: http://www.mobil.com

                                    BOARD
                                       OF DIRECTORS


[Photograph of Board of Directors]

Lewis M. Branscomb
Elected 1978, Aetna Professor, Public Policy and Corporate Management, Emeritus, John F. Kennedy School of Government, Harvard University. Committees: Audit (Chmn.), Public Issues

Donald V. Fites
Elected 1990, Chairman and Chief Executive Officer, Caterpillar Inc. Committees:
Management Compensation and Organization, Directors and Board Affairs, Finance

Charles  A. Heimbold Jr.
Elected  1995,  Chairman  and Chief  Executive  Officer,  Bristol-Myers  Squibb.
Committees: Audit, Directors and Board Affairs, Finance

Allen F. Jacobson
Elected 1988,  Former  Chairman of the Board and Chief  Executive  Officer,  3M.
Committees: Directors and Board Affairs (Chmn.), Management Compensation and Organization

Samuel C. Johnson
Elected  1981,  Chairman of the Board,  S. C.  Johnson & Son,  Inc.  Committees:
Management Compensation and Organization, Public Issues (Chmn.)

Helene L. Kaplan
Elected 1989, Of Counsel,  Skadden,  Arps,  Slate,  Meagher & Flom.  Committees:
Audit, Directors and Board Affairs, Finance

J. Richard Munro
Elected 1989, Chairman of the Board, Genentech, Inc. Committees: Management Compensation and Organization, Public Issues

Lucio A. Noto
Elected 1988, Chairman of the Board and Chief Executive Officer. Joined Mobil 1962. Committee: Executive (Chmn.)

Aulana L. Peters
Elected 1992, Partner, Gibson, Dunn & Crutcher. Committees: Audit, Finance, Public Issues

Eugene A. Renna
Elected  1986,  President  and  Chief  Operating  Officer.  Joined  Mobil  1968.
Committee: Executive

Charles S. Sanford Jr.
Elected 1990, Former Chairman and Chief Executive Officer, Bankers Trust Company. Committees: Directors and Board Affairs, Finance (Chmn.)

Robert G. Schwartz
Elected 1987, Former Chairman of the Board, President and Chief Executive Officer, Metropolitan Life Insurance Co. Committees: Management Compensation and Organization (Chmn.), Public Issues

Robert O. Swanson
Elected 1991, Executive Vice President. Joined Mobil 1958. Committee: Executive

Iain D.T. Vallance
Elected 1996, Chairman, British Telecommunications plc. Committees: Audit, Finance, Public Issues


                           MOBIL CORPORATION OFFICERS


Lucio A. Noto
Chairman of the Board and Chief Executive Officer

Eugene A. Renna
President and Chief Operating Officer

Robert O. Swanson
Executive Vice President

Thomas C.DeLoach,Jr.
Senior Vice President and
Chief Financial Officer

Robert F. Amrhein
Vice President

Aldis V. Liventals
Vice President

Samuel H. Gillespie III
Vice President and General Counsel

Walter R. Arnheim
Treasurer

Carole J. Yaley
Secretary

Steven L. Davis
Controller

APPENDIX TO FORM 10-K FILINGS TO DESCRIBE DIFFERENCES BETWEEN PRINTED AND EDGAR-FILED TEXTS:

 (1) Boldface typeface is displayed with capital letters, italic typeface is displayed in normal type.

 (2) Because the printed page breaks are not reflected, certain tabular and columnar headings and symbols are displayed differently in this filing.

 (3) Bullet points and similar graphic signals are omitted.

 (4) Page numbering has been omitted.

 (5) The registered mark symbol has been replaced by (R).

 (6) The trade mark symbol has been replaced by (TM).

                          GRAPHIC APPENDIX LIST - 1997

Front Cover - Photogragh of head and upper portion of embroidered Mobil Pegasus logo, in red, fills most of the page. In the upper portion of the page, centered above the Pegasus' head, are the words, "Mobil" and "The energy to make a difference". At the bottom of the page, centered below the Pegasus' head, are the words "1997 Annual Report".

Inside front cover - Upper Left Side are the words, "About the cover: The embroidered Pegasus introducing this annual report represents Mobil and its employees worldwide, many of whom wear the image daily as a patch on their clothing."

                     One Graph - middle left side.
                     Words "Average annual return to shareholders" above graph. Graph--Average annual returns to shareholders, Mobil share-price appreciation plus reinvested dividends vs. Competitors, and S&P 500-1 year, 5 years, 10 years.

                     Upper right side.
                     Words "Table of contents". Table of contents appears on the upper right side under words.

                     Center of page are words "Financial highlights" appearing above a table of "Financial Highlights".

Page 1 -  Top.  Enlarged letters, "Letter to Shareholders".

          Photo.
          Center of page: Lucio A. Noto, Chairman and Chief Executive
          Officer.

Page 3 - Upper left side. Enlarged letters, "New exploration and acquisitions could raise our production beyond our current goals."

Page 4 -  Center left side are enlarged letters, "Mobil at a glance".

          Upper middle are enlarged letters, "Mobil Corporation" and "Red Pegasus" logo in white circle background.

          Right middle-page are enlarged letters, "Exploration & Producing".

          Photo.
          Lower middle-page: Modern, floating production platform.

Page 5 -  Upper left-page are enlarged letters, "Marketing & Refining".

          Photo.
          Upper left: Porsche with Mobil 1 logos.

          Middle left-page are enlarged letters, "Chemical".

          Photo.
          Lower left: chemical molecule.

Page 6 -  Enlarged letters, "People" in middle left of page.

          Photo.
          Upper middle-page: researchers at Mobil Technology Company's laboratories in Paulsboro, New Jersey.

Page 7 - Middle left-page: enlarged letters, "Business units around the world made progress on promoting inclusion".

          Photo.
          Upper right-page: Mobil employees in Melbourne, Australia.

          Photo.
          Lower center-page: Mobil employees in Stavanger, Norway.

Page 8 -  Middle left-page are enlarged letters, "Performance"

          Photo.
          Upper right-page: Customers servicing car at BP-branded service station.

          Lower left-page are enlarged letters, "The venture is a platform to grow in key markets in Eastern Europe, Russia"

Page 9 -  Middle right-page are enlarged letters, "The Technology Edge:"

Page 10 - Middle left-page are enlarged letters, "Growth"

          Photo.
          Upper center-page: Mobil employee at work on Hibernia platform.

Page 11 - Photo.
          Upper left-page: Worker at Tengiz oil field in Kazakhstan.

          Lower right-page are enlarged letters, "The Technology Edge:"

Page 12 - Photo.
          Upper center-page: Construction site at RasGas liquefaction plant in Qatar.

Page 13 - Upper right-page are enlarged letters, "Familiar areas, new ones offer potential beyond year 2000"

          Middle right-page are enlarged letters, "The Technology Edge:"

Page 14 - Photo.
          Center right-page: Employee at Mobil's lubricant blending plant in China, near Shanghai.

Page 15 - Photo.
          Upper center-page: Construction site at petrochemicals expansion in Yanbu, Saudi Arabia.

          Lower right-page are enlarged letters, "The Technology Edge:"

Page 16 - Middle left-page are englarged letters, "Environment"

          Photo.
          Lower left-page: The American Progress, a double-hulled vessel.

Page 17 - Photo.
          Upper center-page: Mobil employe converts the sludge from storage tanks into fertilizer.

Page 18 - Enlarged letters, "Financial" in center of page.

Page 19 - One Bar Graph:
          Net Income of Mobil (millions of dollars) for years 1993 through 1997 (excludes the LCM accounting policy change in 1994).

Page 20 - One Bar Graph:
          Total return to shareholders (per $100 invested on 12/31/92), S&P 500 and Mobil -- share price appreciation plus reinvested dividends --for years 1993 through 1997.

Page 21 - One Bar Graph:
          Annual dividends per share of common stock (dollars) for years 1987 through 1997.

Page 22 - Two Bar Graphs:

          Top
          Mobil's Upstream Net Income and Operating Earnings (millions of dollars), for years 1995 through 1997.

          Bottom
          Mobil's U.S. and International net production of oil and gas (thousands of barrels daily of oil equivalent) for the years 1995 through 1997.

Page 23 - Two Bar Graphs:

          Top
          Crude oil average spot market prices (dollars per barrel) for Brent and West Texas Intermediate for years 1995 through 1997.

          Bottom
          Mobil's U.S. and interantional average natural gas sales prices (dollars per thousand cubic feet), for years 1995 through 1997.

Page 24 - Two Bar Graphs:

          Top
          Mobil's Downstream Net Income and Operating Earnings (millions of dollars), for years 1995 through 1997.

          Bottom
          Mobil's U.S. and interantional refinery runs (thousands of barrels daily), for years 1995 through 1997.

Page 25 - Two Bar Graphs:

          Top
          Mobil's U.S. and international Downstream petroleum product sales volumes (thousands of barrels daily) for years 1995 through 1997.

          Bottom
          Mobil's U.S. and international Downstream petroleum product sales revenues (millions of dollars) for years 1995 through 1997.

Page 26 - Two Bar Graphs:

          Top
          Mobil's Chemical segment Net Income and Operating Earnings (in millions of dollars) are presented for years 1995 through 1997.

          Bottom
          Mobil's Chemical segment net sales to trade (Petrochemicals and Other in millions of dollars) are presented for years 1995 through 1997.

Page 32 - One Bar Graph:

          Mobil's return on average shareholders' equity (in percent) for years 1995 through 1997.

Page 34 - Two Bar Graphs:

          Top
          Total Debt of Mobil, U.S. and international (millions of dollars) for years 1995 through 1997.

          Bottom
          Mobil's return on average capital employed (in percent) for years 1995 through 1997.

Page 36 - Two Bar Graphs:

          Top
          Proceeds from sales of assets (in millions of dollars) for years 1995 through 1997.

          Bottom
          Mobil's capital expenditures, exploration expenses and equity investments (in millions of dollars) for years 1995 through 1997.

Page 60 - One Bar Graph:
          Mobil's net production (in thousands of barrels of oil equivalent) for equity companies, U.S. and international for years 1993 through 1997.

Page 61 - One Bar Graph:
          Mobil's total production vs. reserve additions (millions of barrels of oil equivalent) for years 1993 through 1997.

Page 62 - Two Bar Graphs:

          Top
          Refinery runs vs. petroleum product sales (thousands of barrels daily) for years 1993 through 1997.

          Bottom
          Number of employees (at year-end) for Mobil for years 1993 through 1997, split between Petroleum Operations segment, Chemical segment and Other.

Page 63 - Two Bar Graphs:

          Top
          Mobil's year-end market price per common share (in dollars) for years 1987, 1989, 1991, 1993, 1995 and 1997.

          Bottom
          Mobil's debt-to-capitalization ratio (in percent) for years 1987, 1989, 1991, 1993, 1995 and 1997.

Page 64 - Enlarged letters appear in upper left-page, "Shareholder information".

Page 65 - Enlarged letters appear in upper right-page, "Board of Directors".

          Photo.
          (Inside Back Cover: Fourteen-member group photo of Mobil's Board of Directors.

Back cover - Photograph of the wings of Mobil Pegasus in red fills most of the page. Centered above the Pegasus' wings are the words, "Mobil Corporation," the address, the telephone number, and Mobil's internet address.