Form 10-K, Exhibit 13
period 1998-12-31
MOBIL CORP
filed 1999-03-31
CIK 67182

Five-year cumulative total return

                           [BAR GRAPH APPEARS HERE]

Mobil              262
S&P 500            293
Industry Group     244

Assumes $100 invested on December 31, 1993, in Mobil common stock, S&P 500 Index, and a composite index, weighted by market capitalization each year, of the following seven petroleum companies: Exxon Corporation, Chevron Corporation, Royal Dutch Petroleum Company/"Shell" Transport and Trading Company p.l.c., Atlantic Richfield Company, British Petroleum Company p.l.c. and Texaco Inc.

Total return assumes reinvestment of dividends.

Financial highlights

                                                 1997         1998      %Change
--------------------------------------------------------------------------------
Net income (millions)                        $  3,272     $  1,704          (48)
  Per common share (based on
   average shares outstanding)                   4.10         2.12          (48)
  Per common share assuming
    dilution                                     4.01         2.10          (48)
   (based on average shares
     outstanding)
--------------------------------------------------------------------------------
Return on average shareholders'
  equity                                         17.0%         9.0%         (47)
Return on average capital employed               13.4%         7.7%         (43)
Income per dollar of revenue                      5.0 cents    3.2 cents    (36)
Petroleum earnings per gallon sold                5.1 cents    2.6 cents    (49)
--------------------------------------------------------------------------------
Revenues  (millions)                         $ 65,906     $ 53,531          (19)
Total assets, year-end (millions)              43,559       42,754           (2)
Investment spending (millions)                  5,306        5,500            4
Shareholders' equity, year-end
  (millions)                                   19,461       18,370           (6)
  Per common share (based on
   shares outstanding at year-end)              24.41        23.31           (5)
--------------------------------------------------------------------------------
Common shares outstanding,
  year-end (thousands)                        783,364      780,533            0
Shareholders of common stock,
  year-end                                    186,200      178,700           (4)
Number of employees, year-end                  42,700       41,500           (3)
--------------------------------------------------------------------------------

Table of contents

Letter to Shareholders          1
Mobil at a Glance               4
The Year in Review              5

FINANCIAL SECTION

Highlights                     13
Management Discussion
  and Analysis                 14
Consolidated Financial
Statements                     31
Notes to Financial Statements  38
Reports of Management and
  Independent Auditors         53
Supplementary Information      54
Shareholder Information        64
Directors and Officers         65

--------------------------------------------------------------------------------
                             LETTER TO SHAREHOLDERS
--------------------------------------------------------------------------------

           [PICTURES OF LUCIO A. NOTO & EUGENE A. RENNA APPEARS HERE]

Dear shareholder:

     In a difficult year for the oil industry, Mobil's employees worked hard to reduce costs, increase trade sales and improve performance. Their success at self-help in 1998 offset about $500 million of the $1.4 billion impact of the deterioration in industry fundamentals. With sharply lower crude oil and natural gas prices and generally lower product margins, especially in Asia, 1998 wasn't nearly as bad an operating year as it might have been.

     After three straight years of setting records, Mobil's operating profits for 1998 declined 31 percent to just under $2.4 billion. We fared considerably better than most of our competitors, largely because of Mobil's strengths in marketing and refining and because of our self-help programs.

     Crude oil prices were about $6.50 per barrel lower in 1998 than in 1997, and natural gas prices fell about $.50 per thousand cubic feet. The weak prices stemmed from higher overall OPEC production, a mild winter in the Northern Hemisphere and the severity of Asia's economic crisis, which limited worldwide energy and petrochemical demand growth.

     Upstream (exploration and producing) operating earnings fell 53 percent to $1 billion, primarily because of lower oil and natural gas prices as well as slightly lower volumes and higher exploration expenses. Chemical profits declined 46 percent to $190 million because of lower polyethylene and paraxylene margins.

     On the other hand, our downstream (marketing and refining) operating earnings set an all-time record of $1.4 billion, an 8 percent increase over 1997. It was the second consecutive year of record U.S. Marketing and Refining earnings, and even in Asia's slumping markets, our downstream earnings improved slightly.

How we helped ourselves

There were other bright spots as well:

     . Upstream, we replaced 165 percent of the oil and gas reserves we used -- our best year in reserve replacement since 1984. Proved reserves increased to
7.6 billion barrels of oil equivalent, and total resources increased to 28 billion barrels. We increased production in some key growth areas, including the Tengiz field in Kazakhstan, the Hibernia field offshore Eastern Canada and Equatorial Guinea's Zafiro field.

     . Behind our good downstream performance was an increase in trade sales of 4 percent worldwide, including an increase in U.S. gasoline sales of 5 percent; the benefits of our joint venture with British Petroleum in Europe, leading to record earnings there; the progress of our initiatives in Asia Pacific; and excellent refinery performance worldwide.

     . Our business units identified, and committed to, an additional $500 million of initiatives to reduce costs and increase revenue versus a 1996 base. This is on top of the $900 million we committed to in 1997. To date, we have delivered about half of these $1.4 billion pretax benefits.

     . Our company-wide unit operating costs declined more than 4 percent in 1998 to $4.53 per barrel of oil equivalent.

     . We increased our dividend for the 11th consecutive year in 1998. Our year-end debt-to-capitalization ratio of 29 percent, while up, remained at a level we're comfortable with.

Merger announcement

The biggest news of the year was our agreement to a merger transaction with Exxon. If approved, the combined company, to be called Exxon Mobil Corporation, will have its headquarters in Irving, Texas. It will be organized functionally, with worldwide downstream headquarters in Fairfax, Virginia, and worldwide upstream and chemical headquarters in Houston, Texas.


Mobil

     We are limited in what we can say about the proposed merger at this time, but we'd like to make it clear that we believe this is in the best interest of our shareholders. It is not size that drives this combination, but the desire to bring together two outstanding organizations with a demonstrated track record of achievements -- organizations that share common values, that employ compatible strategies, and that together should be able to achieve more than either could alone.

Areas for upstream expansion

Among Mobil's strengths is the solid portfolio of growth opportunities our people have developed in areas relatively new to us as well as those where we have had a long history of operating successfully.

     The East Coast of Canada is quickly becoming a new upstream core area for us. The Hibernia field grew to about 100,000 barrels a day (Mobil's share, 33.1 percent) in the fourth quarter of 1998, the end of its first full year of production. Development continued in the Sable Offshore Energy Project, while additional sales contracts were signed for its natural gas. We expect production to begin there in November 1999. And development began on the Terra Nova oil field.

     In the Caspian region, our relationships in Kazakhstan, Turkmenistan and Azerbaijan are progressing. Mobil's share of oil and natural gas production from the Tengiz field in Kazakhstan reached 52,000 barrels of oil equivalent a day, and the Caspian Pipeline Consortium received permits to begin construction. Along with our partners, we exported our first barrel of crude oil from Turkmenistan.

     In West Africa, OPEC quotas constrained our crude oil production in Nigeria, but the good news is that the Oso gas liquids project began exporting and will contribute to increased Nigerian production in 1999. At the same time, we're expanding production in Equatorial Guinea and continuing to explore offshore in both countries.

     Our worldwide LNG business is a major strength for Mobil. In Qatar, Mobil is beginning the third year of LNG exports from the Qatargas project and will begin exporting from the RasGas project later in 1999. We succeeded in securing sole negotiating rights for the sale of 7.5 million metric tons of LNG a year to an Indian consortium, which when finalized would bring contracted sales volumes from RasGas to 12.3 million tons a year. In Indonesia, Mobil has been an LNG industry pioneer since the 1970s, and new fields are coming on stream to supplement declining production from the Arun field.

     Elsewhere in Indonesia, we experienced a series of exploration successes as we celebrated the 100th anniversary of doing business there. We made other discoveries during 1998 in Australia, Italy, Equatorial Guinea, the deepwater Gulf of Mexico, Norway, Peru and Venezuela. In Venezuela, our Cerro Negro heavy oil project obtained $900 million in limited recourse funding and is progressing on schedule.

     In the U.S., Mobil swapped some Gulf of Mexico shelf assets with Arco for that company's long-lived properties in California. As a result, we were able to increase our equity interest in the Aera joint venture with Shell from 41.4 percent to 48.2 percent while increasing reserves and cutting costs.

Progress downstream

Our downstream strengths have been providing us with some buffer against declining oil prices. We owe our marketing success in part to innovative programs like the Speedpass(TM) quick-payment system and On The Run(R) convenience stores in North America.

     We have already mentioned that we are pleased with the progress we have made with our Asia Pacific initiatives. Despite the economic downturn in Asia, I consider our


2                                                                        Mobil
solid position in the region to be a long-term plus.

     Mobil's refineries around the world are in good shape. While we have rationalized part of our refining network, a sizable portion of the lost capacity has been offset through low-cost debottlenecking projects at some remaining facilities.

     Although the chemical industry is in a down part of the business cycle, we are proceeding with the expansion of our Saudi joint-venture petrochemical complex, and our joint venture to build a petrochemicals plant in Venezuela is currently in the first phase of engineering. We are also modernizing and expanding our Beaumont, Texas, olefins plant and have completed a similar project in Houston.

Capital spending

With the current depressed industry conditions, we are prudently scaling back nonessential investments. Mobil announced a projected investment program of $4.8 billion in 1999, down about 13 percent from 1998's investment spending. We are proceeding with a capital program that strikes a balance between projects that provide short-term earnings and cash flow, and those that underpin long-term growth. While our investment spending has slowed on some projects, few exploration or producing opportunities have been eliminated.

     We remain flexible about our spending plans and will revise them if crude oil prices fail to improve or if attractive investment opportunities develop.

     Regarding our Environmental, Health and Safety (EHS) goals, Mobil had mixed results in 1998. Both a pipeline rupture offshore Nigeria, which prevented us from making progress on reducing the volume of oil spills, and our 24 worldwide employee and contractor fatalities were simply unacceptable. While the rate of injuries and illnesses declined 30 percent, we are not satisfied with our overall EHS performance and have instituted programs to prevent a recurrence.

Board retirements

Mobil Executive Vice President and Director Robert O. Swanson retired on August 1, 1998, after 40 years of distinguished service with Mobil. His leadership abilities, exceptional judgment and astute management insight will be remembered with gratitude.

     On May 1, 1999, two of our nonemployee directors -- Lewis M. Branscomb and Allen E. Jacobson -- will step down from the board after reaching retirement age. Dr. Branscomb served the board for 21 years and Mr. Jacobson for 11. We'd like to thank them both for their dedication to Mobil and for their wise counsel.

A name to carry forward

     While 1998 was a challenging year, we believe that we have acted prudently to improve efficiency and enhance shareholder value. Over the last 10 years, Mobil has led the industry with its total return to shareholders, which was comparable to the Standard & Poor's 500. Our five-year total return, while trailing the S&P 500, exceeded the average of our competitors.

     As we write this, we can't say exactly what lies ahead, but we know that Mobil has a proud history. Mobil people have reached across geographic and cultural barriers time and again to meet every sort of challenge the energy business can present.

     The talent and commitment of Mobil's diverse work force around the globe has given our company a tradition to be proud of. The firm foundation that our employees have built enabled us to carry forward even in these most-challenging times .

/s/ Lucio A. Noto

Chairman and Chief Executive Officer

/s/ Eugene A. Renna

President and Chief Operating Officer

Mobil                                                                        3

--------------------------------------------------------------------------------
                               Mobil at a Glance
--------------------------------------------------------------------------------


Mobil Corporation

With a history dating back to 1866, Mobil's energy and petrochemicals businesses reach into some 140 countries. For 1998, revenues were $53.5 billion and operating income was almost $2.4 billion. Our investment spending reached $5.5 billion.

Upstream

We produce oil and natural gas in 20 countries and have exploration activities in 34. During 1998 we produced 1.71 million barrels a day of oil equivalent and replaced 165 percent of what we produced with new proved reserves. New projects enhance our strong liquefied natural gas position.

Downstream

Our network of 23 refineries around the globe processes crude oil into fuels, lubricants and petrochemical feedstocks. We sell 3.4 million barrels of refined products a day in about 100 nations, in part through our more than 15,000 Mobil-branded service stations.

Chemical

Mobil Chemical manufactures and markets basic petrochemicals, additives and synthetics, catalysts and flexible packaging films. We operate 28 facilities and market in more than 100 countries, with sales of more than four million tons in 1998.

Technology

Through the partnership of Mobil Technology Company and the business units, technology is embedded in every segment and every location of Mobil's operations. Technology has reduced costs and created new products and growth opportunities.


4                                                                       Mobil

--------------------------------------------------------------------------------
                               The Year in Review
--------------------------------------------------------------------------------

Partnerships, expansions, realignments and a turbulent business environment made 1998 a year of change for Mobil -- a year in which we advanced our competitive strategies.

     An organizational realignment created seven business units grouped functionally. At the same time, we entered into or advanced a number of cooperative ventures around the world and made progress on major projects. Then, as the year's end approached, we announced a merger agreement with Exxon Corporation. Pending approvals, the combined Exxon Mobil organization should be able to achieve more than either company could achieve alone.

     On the pages that follow, we review key events of the year, following a month-by-month timeline.


Mobil                                                                        5

--------------------------------------------------------------------------------
                               The Year in Review
--------------------------------------------------------------------------------

Jan

Mobil increased its quarterly dividend by an annualized 7.5 percent after announcing that its 1997 operating earnings reached a record $3.43 billion.

     Mobil signed an exclusive five-year lubricant supply agreement with Chrysler Europe. By year-end 1998, Mobil's downstream joint venture with BP in Europe had initiatives in place to achieve its anticipated benefits.

     The company and American Forests announced a partnership in support of the Global ReLeaf 2000 campaign. With a $500,000 donation, Mobil agreed to sponsor the planting of 500,000 trees in four Global ReLeaf Forests in the United States in 1998.

              [PICTURE OF PLANTING A TREE IN FLORIDA APPEARS HERE]

Feb

The month was one of change within the Mobil organization. Following the election of Eugene A. Renna as president and chief operating officer of Mobil, effective March 1, a new structure was announced. The company's operations were organized into seven major business groups and a strengthened global shared services department.

     Off the east coast of Canada, Mobil and its partners agreed to start development of the Terra Nova oil field, which lies two miles below the ocean floor in 300 feet of water on the Grand Banks of Newfoundland. Mobil's share in Terra Nova, its third project offshore Eastern Canada, is 22 percent.

     Meanwhile, on the NASCAR Winston Cup auto racing circuit, the Penske-Kranefuss Racing Ford Taurus selected Mobil 1(R) fully synthetic motor oil as its sponsor. And, when the Formula One season ended, a car using Mobil products and its driver won their respective world championships.

     The performance advantages of Mobil 1 lubricants were recognized again the following month when the American Chemical Society named as Heroes of Technology a team of current and former Mobil Technology Company researchers who worked on the development of the synthetic oil.

      [PICTURE OF WEST MCLAREN MERCEDES FORMULA ONE RACE CAR APPEARS HERE]


6                                                                         Mobil

Mar

Mobil Corporation and Ford Motor Company entered into a broad-based strategic alliance to speed the development and integration of breakthrough fuel and vehicle technologies. Mobil Chairman and CEO Lucio A. Noto said the alliance "offers great potential to develop new hydrocarbon-based fuels and power sources which could be of significant benefit to both the traveling public and the environment."

     A milestone was reached when Mobil and its partners exported their first cargo of crude oil from Turkmenistan. Another landmark was reached when Mobil became the first foreign energy company to open service stations in Venezuela. By the end of the year, Mobil had more than 60 strategic sites averaging more than four million gallons of volume a year in key Venezuelan markets.

     In the United States, the Environmental Protection Agency named Mobil its Energy Star Buildings Partner of the Year for its voluntary installation of energy-efficient lighting and other emission-reducing technologies in the company's facilities. Among other awards Mobil won during the year, the Department of Minerals and Energy of Western Australia honored the company with its Golden Gecko Award for Environmental Excellence.

          [PICTURE OF MOBIL RESEARCH ON FUEL TECHNOLOGY APPEARS HERE]

       [PICTURE OF DOUBLE-HULL TANKER PROVIDES ADDED SAFETY APPEARS HERE]

Apr

Mobil established a series of aggressive Environmental, Health and Safety goals, along with related data-gathering practices, for its global operations. The goals, running through 2003, focus on eliminating fatalities and greatly reducing injuries, fires, explosions and oil spills. The company expanded its internal reporting requirements so that it could collect worldwide data on its air emissions, water discharges, waste generation and energy use.

     At year's end, Mobil's volume spilled increased, primarily because of a pipeline rupture offshore Nigeria. The days-away-from-work injury and illness rate for employees and contractors declined 30 percent, but fires and explosions increased. And employee and contractor work-related fatalities increased to 24, leading to a major road safety program, among other initiatives. Mobil Sekiyu in Japan led the Mobil organization in safety.

--------------------------------------------------------------------------------
                               The Year in Review
--------------------------------------------------------------------------------

  [PICTURE OF SINGLE POINT MOORING SYSTEMS & MODEL OF OFFSHORE REGASIFICATION
                                 APPEARS HERE]

May

Mobil introduced a new technology for the offshore regasification and storage of liquefied natural gas (LNG). The new Mobil Shipboard Regasification Terminal
(SRT), with a lower capital cost than onshore facilities, offers the potential to advance LNG deliveries to emerging markets or those in environmentally sensitive areas. SRT expands the LNG market by making it practical to sell LNG to customers who need smaller quantities.

     Plans were unveiled to build a 65-million-gallon-a-year plant to make cyclohexane -- used in the manufacture of nylon -- at Mobil's petrochemicals complex in Beaumont, Texas. The complex is scheduled to begin operation in the third quarter of 1999. Meanwhile, the first phase of engineering began for the planned petrochemical facility in Jose, Venezuela. The project is a joint venture between Mobil and Pequiven, Venezuela's state-owned petrochemicals company, to manufacture ethylene and convert it into polyethylenes and ethylene glycols.

Jun

The Cerro Negro heavy oil project in Venezuela obtained $900 million in limited recourse funding, one-third through banks and the rest in the form of bonds. The joint venture among Mobil (41.67 percent), Petroleos de Venezuela S.A. (41.67 percent) and Veba Oel (16.66 percent) is expected to begin production in late 1999 and reach 120,000 barrels a day in 2001 after construction of a facility to upgrade the extra-heavy crude into a synthetic oil.

     In Bangladesh, the government approved a joint venture between Mobil and Jamuna to sell lubricants and liquefied petroleum gas (LPG), while in Vietnam an agreement was completed with Mitsui/Unique Gas for another lubricants-and-LPG joint venture.

     Mobil introduced three grades of Mobil 1(R) fully synthetic motor oils formulated to meet manufacturers' viscosity specifications for four-stroke and two-stroke motorcycles.

     In a strategic alliance with MCI Worldcom Inc., Mobil expanded its Mobil GO Card nationwide in the United States. The prepaid card can be used to purchase food and fuel at Mobil stations as well as long-distance telephone service. Offered in $25, $50 and $100 denominations, the card can be "recharged" by phone when its value is depleted.

          [PICTURE OF THE CERRO NEGRO HEAVY OIL PROJECT APPEARS HERE]

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

       [PICTURE OF USING A MOBIL SPEEDPASS(TM) TRANSPONDER APPEARS HERE]
Jul

Mobil experienced a series of exploration successes in Indonesia. Two exploratory wells confirmed and expanded an oil and natural gas discovery made in 1997 in the Greater Merah Besar area offshore East Kalimantan. A few weeks later, the West Seno-2 well, 13 miles to the northeast, came in as another oil and gas discovery. Both discoveries were made under a production-sharing contract in which Mobil owns a 50 percent interest.

     During 1998, Mobil celebrated 100 years of doing business in Indonesia, 30 years as a production-sharing contractor, 20 years as a producer of liquefied natural gas (from the Arun field in North Sumatra) and 10 years as a producer of liquefied petroleum gas. Before year's end, the company completed initial development of the Pase-A gas field, a satellite to the Arun field.

     Mobil had other exploration successes during the year in Norway, Italy and Venezuela and expanded its acreage in the U.K. North Sea, the deepwater Gulf of Mexico and offshore Eastern Canada.

     While celebrating its first year back in South Africa, Mobil signed lubricant marketing agreements with black-empowerment partners Exel Petroleum and the Bafokeng nation.

     In the United States, Mobil announced a major expansion of its Speedpass(TM) system, which allows customers to buy gasoline without opening wallets or purses for credit cards or cash. The number of service stations equipped with Speedpass(TM) reached 3,300, in all of Mobil's major U.S. marketing areas. By year's end, more than two million enrolled motorists had the miniature transponders for their key chains or rear windows that enable them to drive in, fuel up and drive off in record time.

          [PICTURE OF THE CERRO NEGRO HEAVY OIL PROJECT APPEARS HERE]

--------------------------------------------------------------------------------
                               The Year in Review
--------------------------------------------------------------------------------


        [PICTURE OF WORKERS INSTALL RISER FOR OSO DRILLING APPEAR HERE]

Aug

In West Africa, the Oso natural gas liquids project in Nigeria exported its first cargo. Within a few weeks, production reached 25,000 barrels a day. Meanwhile, Mobil announced that it planned to increase crude oil production in Equatorial Guinea. Later in the year, Mobil signed an agreement to evaluate the potential of acreage offshore the Democratic Republic of Sao Tome and Principe, an island state further south in West Africa.

     Mobil reached an agreement with Atlantic Richfield Company (Arco) to exchange its interest in some producing and non-producing properties on the Gulf of Mexico shelf for Arco's California long-lived assets there. When the exchange was completed in November, the newly acquired California properties were turned over to Aera Energy LLC, an alliance between Mobil and Shell, boosting Mobil's equity interest in Aera from 41.4 percent to 48.2 percent.

     Mobil and Texaco signed agreements with two Russian companies to participate in exploration and producing projects on Sakhalin Island, in the far-eastern region of Russia.

Sep

To reduce costs and improve performance, Mobil and Arco British Ltd. agreed to combine the offshore operations of 15 gas fields in the U.K.'s southern North Sea under a single management company. Later in the fall, production began from the Malory gas field, which is in the covered area, and the Nevis North oil and gas field, which is not.

     Also, off the northwest coast of Australia, Mobil made another discovery of natural gas and condensate. Mobil, the operator, has a 35 percent interest in the well, called John Brookes-1. Elsewhere in the area, Mobil had recently made the Woolybutt and Pitcairn oil discoveries and the Athena gas and condensate discovery, while nearby in Papua New Guinea it made the Moran discovery.

     RasGas, a joint venture of Qatar General Petroleum Corporation and Mobil, was the successful bidder in an LNG tender sponsored by the Indian consortium Petronet LNG Ltd. By the end of the year, Petronet, RasGas and Mobil had signed principles of agreement covering the sale and purchase of 7.5 million tons of LNG annually for 25 years. The three companies also intend to be partners in developing LNG receiving terminals in the Indian cities of Dahej and Cochin. Along with a previous agreement to supply Korea Gas Corporation, the Petronet sales would bring the contracted volume of the RasGas LNG venture to 12.3 million tons a year.


     [A PICTURE OF CONSTRUCTION OF ONSHORE RASGAS FACILITIES APPEARS HERE]


10                                                                      Mobil

          [PICTURE OF MODEL OF "SUPER SPONGE" MOLECULE APPEARS HERE]

Oct

With the signing of new agreements, contracts for the sale of Mobil's share of natural gas from the Sable Offshore Energy Project (SOEP) reached more than 97 million cubic feet a day. That represents about 40 percent of Mobil's share of SOEP's expected initial production. Mobil holds a 50.8 percent working interest in SOEP, off the coast of Nova Scotia. Delivery of gas to customers in Eastern Canada and the Northeastern U.S. is expected to begin in late 1999. Further north, in Canada's Grand Banks, the Hibernia crude oil field averaged about 100,000 barrels a day of production in the fourth quarter. Mobil's share in Hibernia is 33.1 percent.

     Researchers from Mobil Technology Company and the U.S. Department of Energy developed a new material that can serve as a microscopic "super sponge" to soak up specific toxic metals and make contaminated water fit for drinking in seconds. The new material is so porous that the internal surface area of two teaspoons of it equals the size of a football field. The Mobil and government researchers began work on scaling up the formulation for commercialization.

     Venezuelan author Ana Teresa Torres won the 1998 Mobil Pegasus Prize for Literature for her novel, Dona Ines contra el olvido (Dona Ines Against Forgetfulness). The prize carries with it $15,000, a gold medallion, translation and publication of her book in English, and travel to promote the English edition. Since its inception in 1977, the prize, whose winners are chosen by an independent jury of experts, has been awarded in 13 countries where Mobil conducts business.

     In Texas, Mobil and Tetco Texas Holding Company, an existing Mobil distributor, formed a limited partnership (Mobil share, 48.5 percent) to operate a Mobil-branded distributorship called Tetco Stores LP.

      [PICTURE OF CONSTRUCTION OF ONSHORE RASGAS FACILITIES APPEARS HERE]


Mobil                                                                       11

--------------------------------------------------------------------------------
                               The Year in Review
--------------------------------------------------------------------------------

Nov

The Caspian Pipeline Consortium, in which Mobil holds a 7.5 percent interest, received approvals from Kazakhstan and Russia and made the decision to begin construction in 1999. Before the end of 1998, Mobil was selected by the government of Kazakhstan as one of the international energy companies to work with Kazakhoil on a feasibility study for another project -- a potential trans-Caspian oil and gas transportation system. Mobil called the new study the next logical step to determine the commercial viability of additional transportation systems.

     Meanwhile, production from Kazakhstan's Tengiz field reached 210,000 barrels a day, more than double the 1996 level. Mobil owns 25 percent of the joint venture that operates the field.

     Expanding its role in the marketing of oriented polypropylene (OPP), the flexible packaging film, Mobil entered into an agreement with Hungary's largest chemical company. The agreement calls for Mobil to supply technical assistance to Tiszai Vegyi Kombinat Rt. (TVK) for construction of a new OPP line, with Mobil and TVK marketing the film under their own names through their existing channels.

         [PICTURE OF MOBIL OPP PLANT IN SHAWNEE, OKLAHOMA APPEARS HERE]

Dec

At year's end, nearly 10,000 workers were on site at the Yanpet petrochemical expansion project in Yanbu, Saudi Arabia. During the year, the project completed a number of heavy equipment lifts, including the heaviest onshore lift ever made in the Middle East.

     Mobil and Qatar General Petroleum Corporation signed principles of agreement for development of an Enhanced Gas Utilization Project. The project would deliver up to 1.25 billion cubic feet a day of natural gas from Qatar's North Field for power, petrochemical and other industrial customers in the region.

     Exxon and Mobil announced that they had reached an agreement to merge. Exxon shareholders would own about 70 percent and Mobil shareholders about 30 percent of the merged company, which would be renamed Exxon Mobil Corporation. Its headquarters would be in Irving, Texas, with worldwide downstream headquarters in Fairfax, Virginia, and worldwide upstream and chemical headquarters in Houston, Texas. L. R. Raymond would be chairman, chief executive officer and president of Exxon Mobil, and L. A. Noto would be vice chairman of the board. The merger is subject to shareholder and regulatory approval, as well as other customary conditions.

       [PICTURE OF EXXON'S LEE RAYMOND AND MOBIL'S LOU NOTO APPEARS HERE]


12                                                                       Mobil

--------------------------------------------------------------------------------
                               Financial Section
--------------------------------------------------------------------------------


                                   Highlights

     . Operating earnings declined 31% to $2.4 billion, an indication of the tough business conditions in the oil and gas industry.

     . E&P operating earnings of $1.0 billion were adversely impacted by significantly lower worldwide crude oil and natural gas prices. Worldwide reserve replacement was 165% of production.

     . M&R operating earnings of $1.4 billion were the highest ever, reflecting record U.S. performance for the second straight year, benefits from Mobil's alliance with BP in Europe and business initiatives in Asia-Pacific.

     . Chemical operating earnings of $0.2 billion were depressed due to weak margins for petrochemicals.


Key Financial Indicators

(In millions, except per-share and ratio amounts)       1994           1995         1996         1997         1998
-------------------------------------------------------------------------------------------------------------------
Operating Earnings(1)                               $  2,231(2)    $  2,846     $  3,097     $  3,430     $  2,366
Special Items                                           (472)          (470)        (133)        (158)        (662)
-------------------------------------------------------------------------------------------------------------------
Income, Excluding the Effect of Change in
   Accounting Principle                             $  1,759(2)    $  2,376     $  2,964     $  3,272     $  1,704
Per common share                                        2.14(2)        2.93         3.69         4.10         2.12
Per common share-assuming dilution                      2.12(2)        2.88         3.62         4.01         2.10
Common Stock Dividends Per Share                        1.70           1.81         1.96         2.12         2.28
-------------------------------------------------------------------------------------------------------------------
Capital and Exploration Expenditures                $  3,825       $  4,268     $  6,361     $  4,689     $  4,747
Cash Investments in Equity Companies                     102            257          658          617          753
-------------------------------------------------------------------------------------------------------------------
Total Investment Spending                           $  3,927       $  4,525     $  7,019     $  5,306     $  5,500
-------------------------------------------------------------------------------------------------------------------
Debt-to-Capitalization Ratio                              31%            27%          29%          25%          29%
Total Debt                                          $  7,727       $  6,756     $  7,875     $  6,664     $  7,701
-------------------------------------------------------------------------------------------------------------------
Shareholders' Equity                                $ 17,146       $ 17,951     $ 19,072     $ 19,461     $ 18,370
Per common share                                       21.30          22.35        23.81        24.41        23.31
-------------------------------------------------------------------------------------------------------------------

(1) Operating earnings exclude the effects of special items and change in accounting principle.

(2) Excludes unfavorable effect of change in Inventory lower of cost or market policy in 1994 ($680 million).


Mobil                                                                       13

--------------------------------------------------------------------------------
                       Management Discussion and Analysis
--------------------------------------------------------------------------------


Net Income
(Millions of dollars)

[BAR CHART APPEARS HERE]

1998     1,704
1997     3,272
1996     2,964
1995     2,376
1994     1,759*

*Excludes cumulative effect of change in accounting principle.

Mobil's income fell 48%, reflecting the impact of deteriorating industry fundamentals across most of its businesses.

Graphs, charts and associated captions on pages 13-52 are not a part of the Consolidated Financial Statements and Notes thereto.

Outlook

Although Mobil cannot be certain that its outlook for the petroleum and chemical industries will prove accurate, described below are both known and anticipated trends relevant to that outlook.

     Overall, the energy industry will remain highly competitive, and significant capital investments to support operations and profitable growth will continue to be required. These investments will be predominantly in international areas because of the availability of opportunities. Due to the size of such investments, and the time often needed to complete them, a long-term view is required.

Oil and natural gas will continue to satisfy much of the world's energy needs well into the 21st century. Over the long term, the company believes that the prices of these commodities, and related profitability, will continue to be volatile, influenced by market forces, political and economic uncertainties, host country regulations and new production sources. During 1998, crude oil prices declined significantly from average 1997 levels, in part due to limited demand growth associated with the economic difficulties in the Asia-Pacific region and a warmer than normal winter, and in part due to increased worldwide production. In the near term, barring additional sustained production cutbacks by producing countries, supply is expected to continue to exceed demand, resulting in continuing pressure on prices and further industry restructuring and consolidation. Mobil remains convinced that the Asia-Pacific region will be a growth area for the future.

     Mobil believes that, over the long term, the industry will continue to grow in the international upstream sector where investment opportunities to find and develop resources are abundant. Many countries, previously off-limits to the oil industry, have opened up in the last few years to companies like Mobil who are recognized for their financial and technical strengths. Mobil will look to these areas to contribute to its program of replacing its hydrocarbon reserves and providing production and earnings growth.

     The marketing and refining industry will continue to face competitive market pressures, and margins will remain volatile. Downstream margins in the Asia-Pacific region weakened considerably in 1998 compared with average 1997 levels. Over the long term, worldwide downstream margins are expected to improve gradually as demand growth outpaces capacity additions. Due to the competitive environment, more downstream alliances are possible. Continuing environmental expenditures will also be required worldwide.

     The worldwide petrochemical business continues to be cyclical. In the near term, both polyethylene and paraxylene margins are expected to remain under pressure as new capacity is placed on stream, but they are expected to gradually strengthen over the long term in response to demand growth.

     Mobil's overall investment program (see page 34) has been scaled back as a result of depressed industry conditions. It will continue to reflect a strategy to assess and manage political, economic and geologic risks. This strategy is achieved through a geographically diverse portfolio of existing assets and projects that will continue to require additional capital to fully develop. It also employs the use of limited recourse financing, staged project development, joint ventures and cash exposure management.

Exxon Mobil merger

On December 1, 1998, Mobil entered into a definitive agreement with Exxon Corporation to merge the two companies. Under the terms of the agreement, each share of Mobil common stock will be converted into 1.32015 shares of Exxon common stock, and Exxon will change its name to Exxon Mobil Corporation. As a result of the merger, existing Mobil shareholders will own about 30 percent of the new company, while existing Exxon shareholders will own about 70 percent. The merger is subject to shareholder and regulatory approval, as well as other customary conditions.

14                                                                         Mobil

--------------------------------------------------------------------------------
                       Management Discussion and Analysis
--------------------------------------------------------------------------------


Financial Results

A discussion and analysis of consolidated financial and operating performance appears on this page. Mobil's business segments are separately reviewed on pages 16-21. While reading these discussions, the reader may find it helpful to refer to pages 30-52 for the Consolidated Financial Statements and commentary, and to pages 54-63 for Supplementary Information.

Consolidated Results

Net Income (In millions, except per-share amounts)      1996       1997       1998
----------------------------------------------------------------------------------
Petroleum Operations
  Exploration & Producing                            $ 2,109    $ 2,212    $   644
  Marketing & Refining                                   913      1,025      1,016
----------------------------------------------------------------------------------
Total Petroleum                                        3,022      3,237      1,660
Chemical                                                 306        403        181
----------------------------------------------------------------------------------
Segment Earnings                                       3,328      3,640      1,841
Corporate and Financing                                 (364)      (368)      (137)
----------------------------------------------------------------------------------
Net Income                                           $ 2,964    $ 3,272    $ 1,704
  Per common share                                   $  3.69    $  4.10    $  2.12
  Per common share-assuming dilution                 $  3.62    $  4.01    $  2.10
----------------------------------------------------------------------------------

Mobil's earnings per share growth based on operating earnings attained first quartile performance versus other major oil companies in 1998, a year in which industry fundamentals deteriorated.

Consolidated Earnings

(In millions)                                1996         1997         1998
--------------------------------------------------------------------------------
Net Income                                $ 2,964      $ 3,272      $ 1,704
Less: Special Items(1)                       (133)        (158)        (662)
--------------------------------------------------------------------------------
Operating Earnings                        $ 3,097      $ 3,430      $ 2,366
--------------------------------------------------------------------------------

(1) Special items represent the earnings effects from events or circumstances not attributable to Mobil's ongoing operations. These special items are identified in the business segment tables that follow.

     In 1998, Net Income of $1,704 million was $1,568 million lower than in 1997 as higher net special charges and the unfavorable impact to operating earnings of significantly lower industry prices and margins more than offset benefits from self-help programs.

     Due to the poor industry fundamentals, net special charges for 1998 totaled $662 million, mainly for the impairment of upstream properties and the impact of lower prices on inventories. Restructuring-related provisions and other net unfavorable items essentially offset the benefit resulting from the settlement of prior years' tax disputes. Net special charges in 1997 totaled $158 million, $504 million lower than 1998. The charges in 1997 were mainly for restructuring-related provisions, litigation charges and a one-time performance award to employees, partly offset by gains on the sale of non-core assets and favorable inventory adjustments.

     In 1997, net income of $3,272 million was $308 million higher than in 1996, primarily due to higher operating earnings slightly offset by higher charges for special items. Charges for special items totaling $158 million were $25 million higher than in 1996 and included charges for restructuring, partly offset by gains on asset sales.

     In 1998, Operating Earnings were $2,366 million, $1,064 million lower than in 1997. Industry factors were significantly unfavorable as lower worldwide crude oil and natural gas prices, lower downstream margins in the U.S., Asia-Pacific and the Middle East and lower polyethylene and paraxylene margins more than offset higher downstream margins in Europe. Lower upstream production volumes and higher exploration expenses also hurt operating earnings. These unfavorable factors were mitigated by self-help benefits, including strong volume growth in the downstream, improved performance in lubes, certain tax benefits, reduced refinery downtime, benefits from the Mobil-BP alliance in Europe and business initiatives in Asia-Pacific.

     In 1997, operating earnings were $3,430 million, up $333 million from 1996. The improvement primarily reflected strong volume growth in the upstream business, higher volumes in Chemical, improved performance by all business segments and higher industry margins in the U.S. downstream and the polyethylene businesses.

Annual Dividends (Per share of common stock, in dollars)

[BAR CHART APPEARS HERE]

1998         2.28
1997         2.12
1996         1.96
1995         1.81
1994         1.70
1993         1.63
1992         1.60
1991         1.56
1990         1.41
1989         1.28
1988         1.18

Dividend payments increased for the eleventh consecutive year.

Mobil                                                                         15

--------------------------------------------------------------------------------
                      Management Discussion and Analysis
--------------------------------------------------------------------------------

Upstream Earnings
(Millions of dollars)

[BAR CHART APPEARS HERE]


            Operating    Net
             Earnings   Income

1998          1,005       644
1997          2,138     2,212
1996          2,059     2,109

Lower worldwide prices, higher exploration expenses, lower production and asset writedowns contributed to lower earnings.

Net Production
(Thousands of barrels daily of oil equivalent)

[BAR CHART APPEARS HERE]

1998          1,713
1997          1,753
1996          1,685

Natural field declines, OPEC constraints and a rationalized capital program offset growth in Canada, Equatorial Guinea and Kazakhstan.

Petroleum Operations
Upstream-Exploration & Producing

Exploration & Producing Segment Financial Indicators
--------------------------------------------------------------------------------
(In millions)                                     1996       1997       1998
--------------------------------------------------------------------------------
U.S. Income                                     $   737    $   697    $    11
International Income                              1,372      1,515        633
--------------------------------------------------------------------------------
Total Upstream Net Income                       $ 2,109    $ 2,212    $   644
--------------------------------------------------------------------------------
Revenues(1)                                     $12,841    $11,840    $ 8,643
--------------------------------------------------------------------------------
Assets                                          $17,880    $18,468    $19,671
--------------------------------------------------------------------------------
Capital Expenditures                            $ 3,914    $ 2,888    $ 2,925
Exploration Expenses                                512        499        643
Cash Investments in Equity Companies                520        277        384
--------------------------------------------------------------------------------
Total Investment Spending                       $ 4,946    $ 3,664    $ 3,952
--------------------------------------------------------------------------------
(1) Includes intersegment revenues.

Lower crude oil and natural gas prices adversely affected exploration and producing income. Worldwide reserve replacement was 165% of production.

     With crude oil prices at their lowest level in over 15 years, lower natural gas prices, a drop of 2% in production, higher exploration expenses, and significant asset impairment charges, income decreased significantly.

     In 1998, Mobil produced 935,000 barrels per day of liquids and 4,296 million cubic feet per day of natural gas. Worldwide production decreased the equivalent of 40,000 barrels of oil per day from 1997 due to natural field declines in the United States and Europe, lower Indonesian volumes (Arun field), limitations on production and operational problems in Nigeria and the effects of prior year asset sales in various locations. New production from Canada, West Africa, Kazakhstan and Turkmenistan somewhat moderated the overall production decrease.

     At year end, the Hibernia field, off Eastern Canada, which came on stream in late 1997, was producing about 100,000 barrels per day (Mobil share, 33.1 percent). While OPEC quota restrictions curtailed the production growth planned for Nigeria, production from Equatorial Guinea increased 35% from 1997 levels.

     Mobil replaced 165% of its production with new reserve additions, compared with a 146% replacement rate in 1997, with the most significant contribution coming from the Cerro Negro heavy oil project in Venezuela. The proved reserve base is now 7.6 billion barrels of oil equivalent. Mobil's focus for reserve replacement continues to be exploration activities, participation in new producing ventures and acquisitions.

     In 1998, 46 wildcat exploration wells were drilled, resulting in 10 discoveries. There were successes in Indonesia, Norway, deepwater Gulf of Mexico, Peru and Italy. New acreage acquisitions and opportunities in the U.S., Canada, Italy, and West Africa (Sao Tome and Principe) also strengthened the company's portfolio. In the U.S., Mobil added 98 blocks to its prospect inventory in the deepwater Gulf of Mexico. Mobil was awarded six licenses on the Grand Banks, offshore Newfoundland, Canada. This brings Mobil's holdings in the area to 550,000 net acres. The 1999 acquisition of Lasmo's holdings in Italy will allow Mobil and its partners to progress development plans of the Tempa Rossa field. Depending on the technical evaluation of the deepwater blocks in Sao Tome and Principe, Mobil may earn an exclusive option to negotiate a production sharing agreement for the area.

     Investment spending in 1998 was $4.0 billion, up $0.3 billion from 1997. In 1997, investment spending was down $1.3 billion from 1996, which included the acquisition of Ampolex and a 25% equity interest in the joint venture that owns the Tengiz field. Planned investment spending for 1999 is $3.6 billion and continues to be focused in international areas on strategic growth opportunities. Several of the countries where Mobil has investments are subject to political and economic uncertainties.

     Revenues decreased primarily due to the significantly lower crude oil and natural gas prices reflecting the worldwide excess of supply over demand. In 1997, revenues decreased from 1996 primarily due to the full-year impact of equity

16                                                                         Mobil

--------------------------------------------------------------------------------
                       Management Discussion and Analysis
--------------------------------------------------------------------------------

Petroleum Operations (continued)

accounting for Mobil's gas marketing alliance with Duke Energy and Aera Energy, the alliance with Shell in California.

     Upstream net income of $644 million was $1,568 million lower than in 1997 including $387 million for asset impairments recorded in accordance with Mobil's policy described on page 38. Operating earnings of $1,005 million (U.S.,$196 million; International, $809 million; refer to tables that follow) decreased $1,133 million, mainly due to the lower prices worldwide for crude oil and natural gas, decreased production volumes and higher exploration expenses.

     Average worldwide crude oil prices in 1998 declined about $6.50 per barrel from 1997 (see graph at right), reflecting increased supplies and slower demand growth due to warmer weather and the economic downturn in Asia. International natural gas prices also decreased as they tend to follow the movement of crude oil prices. Mobil's U.S. average natural gas prices decreased about $0.40 per thousand cubic feet as a result of low prices for competing fuel oil in the industrial and commercial markets and lower demand in the residential market due to milder winter weather.

     In 1997, net income of $2,212 million was $103 million higher than in 1996. Operating earnings of $2,138 million increased $79 million as the effect of increased liquids production in international areas was partly offset by higher expenses for new business development and the effect of lower production in the United States. The effects of higher natural gas prices, primarily in North America, largely offset the impact of lower worldwide crude oil prices.


U.S. Exploration & Producing Earnings

(In millions)                                  1996        1997        1998
--------------------------------------------------------------------------------
U.S. Income                                   $ 737       $ 697       $  11
Special Items in Income
  Asset impairment                              (69)         --        (156)
  Federal royalty settlement                     --          --         (29)
  Asset sales gains                             119          53          --
  Litigation                                     --         (12)         --
  Employee performance award                     --          (4)         --
  Restructuring provisions                       (7)         --          --
--------------------------------------------------------------------------------
Operating Earnings
  (Excludes Special Items)                    $ 694       $ 660       $ 196
--------------------------------------------------------------------------------

     U.S. Upstream operating earnings of $196 million in 1998 were $464 million lower than in 1997, mainly due to lower prices for crude oil and natural gas, the effects of lower production volumes due to natural field declines and prior year asset sales, and higher exploration expenses.

     In 1997, operating earnings of $660 million were $34 million lower than in 1996, reflecting the effects of lower production volumes and lower crude oil prices. The impact of lower volumes, due to natural field declines and the carry-over effect of 1996 asset sales, was partly offset by benefits from new capital programs. Earnings benefited from higher natural gas prices and lower operating expenses.

International Exploration & Producing Earnings

(In millions)                                     1996       1997       1998
--------------------------------------------------------------------------------
International Income                           $ 1,372    $ 1,515    $   633
Special Items in Income
  Asset impairment                                  --         --       (231)
  Asset sales gains                                 12         41         55
  Employee performance
    award                                           --         (4)        --
  Restructuring provisions                          (5)        --         --
--------------------------------------------------------------------------------
Operating Earnings
  (Excludes Special Items)                     $ 1,365    $ 1,478    $   809
--------------------------------------------------------------------------------

     International Upstream operating earnings of $809 million were $669 million lower than in 1997, mainly due to lower crude oil and natural gas prices. Volumes were down slightly as reductions due to OPEC production constraints mainly in Nigeria, natural field declines in Europe and the anticipated declines in Indonesian volumes more than offset the effect of new crude production in Canada, Equatorial Guinea, Kazakhstan, and Turkmenistan. Although exploration expenses were higher, favorable currency impacts, certain tax benefits and the sale of an independent power project in the United Kingdom reduced its effect.

     In 1997, operating earnings of $1,478 million were $113 million higher than in 1996, principally due to the effects of higher production and higher natural gas prices in Canada, partly offset by the impact of lower crude oil prices and higher expenses in new venture areas.

Crude Oil Average Sales Prices
(Dollars per barrel)

[BAR CHART APPEARS HERE]

              U.S.     International

1998         10.48         12.29
1997         16.59         18.94
1996         17.40         20.81

Crude oil prices remained volatile in 1998, dropping about $6.50 per barrel.

Natural Gas Average Sales Prices
(Dollars per thousand cubic feet)

[BAR CHART APPEARS HERE]

              International   U.S.

1998              2.17        1.98
1997              2.72        2.38
1996              2.66        2.17

Lower worldwide natural gas prices compounded the effects of lower crude oil prices.

Mobil                                                                         17

--------------------------------------------------------------------------------
                      Management Discussion and Analysis
--------------------------------------------------------------------------------


Petroleum Operations (continued)
Downstream-Marketing & Refining

Downstream Earnings
(Millions of dollars)

[BAR CHART APPEARS HERE]

                      1998     1997     1996

Net Income            1,016   1,025      913
Operating Earnings    1,420   1,312    1,051

Operating earnings in 1998 increased primarily due to improved performance, benefits from the Mobil-BP alliance, and initiatives in Asia-Pacific.


Refinery Runs for Mobil
(Thousands of barrels daily)

[BAR CHART APPEARS HERE]

                    1998    1997      1996
International
    &              2,135    2,191    2,142
   U.S.

Lower U.S. runs reflected divestitures. International runs were higher due to improved efficiency.

Marketing & Refining Segment Financial Indicators
-----------------------------------------------------------------------------
(In millions)                                    1996        1997        1998
-----------------------------------------------------------------------------
U.S. Income                                   $   407     $   542     $   574
International Income                              506         483         442
-----------------------------------------------------------------------------
Total Downstream Net Income                   $   913     $ 1,025     $ 1,016
-----------------------------------------------------------------------------
Revenues(1)                                   $70,796     $55,871     $45,233
-----------------------------------------------------------------------------
Assets                                        $23,520     $20,212     $18,532
-----------------------------------------------------------------------------
Capital Expenditures                          $ 1,554     $   928     $   721
Cash Investments in Equity Companies              131         340         268
-----------------------------------------------------------------------------
Total Investment Spending                     $ 1,685     $ 1,268     $   989
-----------------------------------------------------------------------------
(1) Includes intersegment revenues.

In 1998, major initiatives resulted in strong Downstream earnings performance, despite difficult industry conditions in certain markets where Mobil operates.

     In the U.S., record income was attained for the second straight year. In International, operating earnings in 1998 were the second highest on record. These earnings performances were achieved as an increase in worldwide trade sales, benefits from initiatives and improved lube earnings more than offset slightly lower U.S. industry margins and lower margins in Asia-Pacific and at the Yanbu, Saudi Arabia, joint venture refinery.

     In the U.S., major initiatives in 1998 included the completion of construction of sixty On The Run(R) convenience stores and the expansion of the successful rollout of the Speedpass(TM) program into all of Mobil's major markets. By year's end, some 2.1 million motorists had the miniature Speedpass(TM) transponders.

     During 1998, the implementation of the Mobil-British Petroleum (BP) alliance in Europe was completed and initiatives were fully in place to achieve targeted annual benefits of about $500 million pretax (Mobil share, about $170 million). These initiatives included sale of the retail fuels assets in Belgium and Hungary. In addition, as part of a separate initiative to restructure the lubricant base oil refining business and achieve additional annual benefits of about $50 million pretax (Mobil share, $25 million) by mid-year 1999, the stand-alone lubes refinery at Llandarcy in South Wales was closed.

     In the Asia-Pacific region several major cost reduction initiatives were implemented, including completion of a restructuring in Japan, which included the elimination of approximately 300 positions, and a cost reduction and asset rationalization program in the Australian marketing operations. In 1998, Mobil announced the realignment of its fuels and lubes operations in Australia and New Zealand.

     In Africa, Mobil continued to build on a strong competitive position by progressing the market entry in Kenya and the re-entry into the South African lubes business.

     In Latin America, the company continued to grow in the fuels markets in Colombia, Peru and Ecuador and entered the fuels market in Venezuela, while Mobil's lubes business continued to grow throughout the region. In addition, an initiative was launched late in the year to realign the fuels and lubes operations in the region.

     Investment spending totaled $1.0 billion in 1998, about 40% in the U.S., including spending for construction related to On The Run(R) convenience stores. The remainder was mainly for asset base protection in international areas. Planned spending for 1999 is $0.8 billion, down $0.2 billion from 1998, and is about equally divided between U.S. and International.

     Downstream revenues decreased 19% in 1998 versus 1997 due to lower petroleum product prices partly offset by the effects of higher sales volumes. Revenues decreased in 1997 versus 1996 due to the effects of equity accounting for the Mobil-BP European alliance, partly offset by the effects of higher sales volumes elsewhere.


18                                                                         Mobil

--------------------------------------------------------------------------------
                       Management Discussion and Analysis
--------------------------------------------------------------------------------

Petroleum Operations (continued)

     Downstream net income of $1,016 million in 1998 was $9 million lower than in 1997. Excluding special items, operating earnings of $1,420 million (U.S. $566 million and International $854 million; refer to tables that follow) increased $108 million, despite lower overall margins. Higher product trade sales volumes, benefits from the Mobil-BP European alliance, strong refinery performance and business initiatives contributed to the higher operating earnings in 1998.

     Net income of $1,025 million in 1997 was $112 million higher than in 1996. Excluding special items, operating earnings of $1,312 million increased $261 million. Higher product trade sales volumes outside of Europe, benefits from the Mobil-BP European alliance and strong refinery performance contributed to higher earnings in 1997. Additionally, improved integrated margins in the U.S. and Europe more than offset lower margins in parts of Asia-Pacific.

U.S. Marketing & Refining Earnings

(In millions)                                    1996        1997        1998
-----------------------------------------------------------------------------
U.S. Income                                   $   407     $   542     $   574
Special Items in Income
  LIFO/other inventory adjustments                 35           8           8
  Asset impairment                                 --         (18)         --
  Employee performance award                       --         (10)         --
-----------------------------------------------------------------------------
Operating Earnings (Excludes Special items)   $   372     $   562     $   566
-----------------------------------------------------------------------------


     U.S. Downstream operating earnings were $566 million in 1998, $4 million higher than in 1997. The unfavorable impact of lower industry margins was offset by higher product sales volumes and excellent refinery performance. Initiatives in marketing such as Speedpass(TM) and On The Run(R) contributed to growth in retail automotive gasoline sales, which were up more than 5%.

In 1997, operating earnings of $562 million were $190 million higher than in 1996. Results benefited from excellent refinery performance, higher integrated margins and higher product sales volumes, in particular in retail automotive gasoline sales which were up almost 3%.

International Marketing & Refining Earnings

(In millions)                                      1996      1997      1998
---------------------------------------------------------------------------
International Income                              $ 506     $ 483     $ 442
Special Items in Income
  Lower of cost or market provisions                 --        --      (261)
  BP alliance implementation costs                   --       (69)      (93)
  Restructuring provisions                         (154)     (189)      (41)
  LIFO/other inventory adjustments                    8        12       (17)
  Employee performance award                         --       (21)       --
  Other                                             (27)       --        --
---------------------------------------------------------------------------
Operating Earnings (Excludes Special items)       $ 679     $ 750     $ 854
---------------------------------------------------------------------------

     International Downstream operating earnings were $854 million in 1998, $104 million higher than in 1997. Europe reported record results, up significantly due to benefits from the Mobil-BP alliance and stronger integrated margins. Earnings were up somewhat in Asia-Pacific, as self-help programs across the region fully offset the unfavorable impact of lower integrated margins. Africa also generated record earnings as a result of growth initiatives. International downstream earnings were also helped by higher product sales volumes in South America, but were hurt by lower margins at Mobil's Yanbu, Saudi Arabia joint venture refinery.

     Operating earnings of $750 million in 1997 were $71 million higher than in 1996. In Europe, results improved significantly primarily due to benefits from the Mobil-BP alliance and stronger integrated margins. These gains were partly offset by significantly lower margins in parts of Asia-Pacific.

Downstream Petroleum Products Sales Volumes* (Thousands of barrels daily)

[BAR CHART APPEARS HERE]

                            1998     1997     1996

International & U.S.       3,440    3,343    3,345

-------------------
*Includes supply sales.

Worldwide sales volumes increased by 3% led by the U.S., Africa and Latin
America.


Mobil                                                                         19

--------------------------------------------------------------------------------
                       Management Discussion and Analysis
--------------------------------------------------------------------------------


Chemical Earnings
(Millions of dollars)

[BAR GRAPH APPEARS HERE]

                        1998     1997     1996

Net Income               181      403      306
Operating Earnings       190      350      306


Significantly lower operating earnings in 1998 reflected weaker industry polyethylene and aromatics margins.

Chemical

Chemical Segment Financial Indicators
-----------------------------------------------------------------------------
(In millions)                                    1996        1997        1998
-----------------------------------------------------------------------------
Petrochemicals Income                          $  167      $  214      $   41
Chemical Specialties and OPP Films                139         189         140
-----------------------------------------------------------------------------
Total Chemical Net Income                      $  306      $  403      $  181
-----------------------------------------------------------------------------
Revenues(1)                                    $3,280      $3,533      $2,818
-----------------------------------------------------------------------------
Assets                                         $2,966      $3,088      $3,337
-----------------------------------------------------------------------------
Capital Expenditures                           $  339      $  323      $  267
Cash Investments in Equity Companies                7          --         101
-----------------------------------------------------------------------------
Total Investment Spending                      $  346      $  323      $  368
-----------------------------------------------------------------------------
(1) Includes intersegment revenues


Chemical income declined significantly reflecting lower polyethylene and paraxylene margins. However, this unfavorable impact was mitigated somewhat by record income in the chemical specialties business.

     Chemical is comprised of: petrochemicals, chemical specialties and oriented polypropylene (OPP) films. Petrochemicals is the largest segment with major product lines of polyethylene resin, paraxylene, benzene, propylene and ethylene glycol.

     Chemical is progressing two major international petrochemical projects. Mobil Yanbu Petrochemical Company and Saudi Basic Industries Corporation expect to complete by mid-2000 a major expansion that will double the current capacity of their Yanpet olefins complex in Yanbu, Saudi Arabia. Mobil and Pequiven, the Venezuelan state-owned petrochemical company, are engaged in Phase 1 engineering studies to develop construction cost bid specification packages and marketing and distribution feasibility studies for a proposed new olefins complex in Jose, Venezuela. The proposed site is at an existing petrochemicals facility, giving it access to low-cost feedstocks and opportunities to achieve substantial synergies with the current operations.

     A modernization and expansion of Mobil's Beaumont olefins plant is nearing completion with start-up slated for early 1999. This project will increase ethylene capacity by 45%, improve operating flexibility to process the most economically attractive feedstocks and lower energy consumption by 35%. To utilize effectively the incremental ethylene output from this project and from the recently expanded Houston, Texas, olefins plant, a low-cost de-bottleneck of the Beaumont low-pressure polyethylene plant was completed in late 1998, resulting in a 10% increase in polyethylene capacity. The plant's capacity is now 2 billion pounds of polyethylene resin.

     Chemical's investment spending in 1998 was $368 million, slightly higher than the 1997 level of $323 million due to the ramp-up of the Yanpet expansion project. Planned investment spending for 1999 is approximately $300 million, mainly to support continued worldwide productivity improvements and capacity expansions, notably the Yanpet project.

     Chemical 1998 net income of $181 million included a $9 million writedown of petrochemical inventory values to reflect their lower market value. Chemical's 1997 income included $53 million from special items consisting of a gain on the sale of a substantial portion of the European stretch film business and a favorable patent litigation settlement, partially offset by a charge for the employee performance award.

Chemical Earnings

(In millions)                                        1996     1997      1998
----------------------------------------------------------------------------
Chemical Income                                     $ 306    $ 403     $ 181
Special Items in Income
  Lower of cost or market provisions                   --       --        (9)
  Asset sales gains                                    --       48        --
  Litigation                                           --       10        --
  Employee performance award                           --       (5)       --
----------------------------------------------------------------------------
Operating Earnings (Excludes Special Items)         $ 306    $ 350     $ 190
----------------------------------------------------------------------------

20                                                                         Mobil

--------------------------------------------------------------------------------
                       Management Discussion and Analysis
--------------------------------------------------------------------------------


Chemical (concluded)

     Chemical operating earnings were $190 million in 1998, down 46% from the prior year, largely due to significantly weaker global polyethylene and paraxylene margins. Volumes improved by 4%, which was less than the 14% increase in 1997, as no major new capacity was streamed until late in the year. While most industry fundamentals for Chemical's petrochemical and OPP film businesses were unfavorable in 1998, the effects of these factors were partially offset by an especially strong result in the chemical specialties business unit.

     Operating earnings of $350 million in 1997, an increase of $44 million or 14% from 1996, reflected stronger polyethylene margins, increased sales volumes, and improved plant operating reliability.

     Trade sales revenues of $2.4 billion in 1998 decreased 19% from the prior year primarily due to a similar percentage decrease in U.S. polyethylene prices. The 5% gain in 1997 trade revenues over 1996 was fueled by a 14% increase in sales volumes, somewhat offset by lower aromatics prices.

Corporate and Financing

Corporate and Financing Expense

(In millions)                                     1996       1997       1998
----------------------------------------------------------------------------
Corporate and Financing Expense                  $(364)     $(368)     $(137)
Special Items included:
  Settlement of prior years' tax disputes           --         --        137
  Exxon Mobil merger - related costs                --         --        (25)
  Asset sales gains                                 30         39         --
  Litigation                                        --        (31)        --
  Employee performance award                        --         (6)        --
  Staff redesign implementation                    (75)        --         --
----------------------------------------------------------------------------
Operating Expense
  (Excludes Special Items)                       $(319)     $(370)     $(249)
----------------------------------------------------------------------------


Corporate and Financing net expense was $137 million in 1998. This category includes corporate administrative expenses, net financing expense, and other items. Excluding special items from both periods, Corporate and Financing operating expense of $249 million was $121 million lower than in 1997, primarily due to the timing of expenses and other one-time items.

     Excluding special items, Corporate and Financing operating expense of $370 million in 1997 was $51 million higher than in 1996, primarily due to a number of one-time charges that were only partially offset by lower interest expense due to lower average net debt balances and lower interest rates. The staff redesign implementation costs in 1996 were expensed as incurred and related primarily to relocation expenditures, facility modifications and consultant fees.

Restructurings

In 1998, Mobil implemented new restructuring programs in Australia and New Zealand, and in Latin America, to integrate regional fuels and lubes operations. These programs will result in the elimination of approximately 500 positions as well as asset write-downs in Australia and New Zealand. Mobil recorded a provision of $50 million ($41 million after tax) in Selling and general expenses and Depreciation, depletion and amortization for these programs. In 1999, cash outlays of $36 million will be made for employee separation benefits and exit costs. The remainder represents noncash costs for the closure of facilities with net book values of $19 million. These assets will be closed in 1999. The results of operations of these assets are not material. Also, since the depreciable assets were written down to zero, there is no further depreciation expense to be recorded. Projected annualized benefits are about $40 million after tax and are expected to be fully achieved by the end of 2000 due primarily to employee and contractor cost savings as well as marketing effectiveness improvements. The balance in the reserve at December 31, 1998 was $36 million.

     Also during 1998, Mobil and BP completed the implementation of their alliance, which combined the companies' European operations in the refining and marketing of fuels and lubricants. This alliance, with targeted annualized benefits of $170 million pretax (Mobil share) through manpower reductions, higher volumes, supply and logistics improvements and system efficiencies, resulted in the elimination of approximately 2,700 positions from the combined work forces of the two companies (about 1,000 Mobil positions), the rationalization of certain fuels marketing assets and the closure of surplus facilities. During 1996, Mobil established a restructuring provision of $184 million ($145 million after tax), primarily for separation costs related to workforce reductions,


Mobil                                                                         21

--------------------------------------------------------------------------------
                       Management Discussion and Analysis
--------------------------------------------------------------------------------

Restructurings (concluded)

facilities closure costs and asset writedowns. Of this amount, $126 million represented cash expenditures in 1996, 1997 and 1998 and the remainder was for noncash costs. Implementation of this program began in late 1996 and was essentially complete as of December 31, 1998. The amounts remaining in the reserve at December 31, 1996, 1997 and 1998 were $123 million, $47 million and $7 million, respectively, and the reductions were due to cash outlays and noncash reclassifications.

     Additionally, in 1997, Mobil and BP announced that the alliance would implement a major restructuring of its lubricant base oil refining business. This program will result in the elimination of approximately 460 Mobil positions and in write-downs and closure of certain facilities and will be completed by the end of 1999. Mobil recorded reserves in 1997 of $86 million ($82 million after tax) mainly for employee severance costs associated with workforce reductions and for write-downs and closure of certain facilities. Cash outlays are expected to be $66 million of which $31 million was spent during 1998. Non-cash costs are expected to be $20 million. Projected annualized benefits are expected to reach $50 million pretax, of which Mobil's share is about $25 million, primarily through manpower reductions. The amounts remaining in the reserve at December 31, 1997 and 1998 were $66 million and $35 million, respectively. The reductions were due to cash outlays and noncash reclassifications.

     The above provisions were recorded in Income from equity affiliates and Selling and general expenses.

     In addition to restructuring charges for the Mobil-BP alliance, Mobil incurred one-time implementation charges in 1997 and 1998 of $69 million after tax and $93 million after tax, respectively, primarily for the reimaging of retail outlets and for systems implementation.

     During 1997, Mobil commenced two major cost savings initiatives in Asia-Pacific--one in Japan in response to the deregulated business environment and the other in Australia. These programs resulted in the elimination of approximately 400 positions and the rationalization of certain assets. In 1997, Mobil recorded reserves of $172 million ($107 million after tax) primarily for separation costs related to workforce reductions and for closure of certain facilities. The provisions have been recorded in Selling and general expenses, Crude oil, products and operating supplies, and expenses, Income from asset sales, interest and other and Depreciation, depletion and amortization. Cash outlays are expected to be $113 million of which $8 million and $59 million were made in 1997 and 1998, respectively. The remainder will be paid in 1999. Non-cash costs are expected to be $59 million. Projected annualized savings from these initiatives are expected to approximate $210 million pretax and are expected to be fully realized by the end of 1999. These savings will come from manpower reductions, lower transportation expenses and volume growth. The amounts remaining in the reserves at December 31, 1997 and 1998 were $137 million and $50 million, respectively. The reductions were due to cash outlays and noncash reclassifications.

Accounting Standards

In June 1998, Financial Accounting Standard (FAS) 133, Accounting for Derivative Instruments and Hedging Activities, was issued. Adoption of this standard is required in the first quarter of 2000. FAS 133 requires that all derivatives be recognized as either assets or liabilities and measured at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge of risk exposure. Mobil is currently reviewing the expected impact of FAS 133, which will depend on the derivatives outstanding when the standard is adopted and is not expected to be significant.

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

Debt-Related Instruments

Mobil has fixed and floating rate U.S. and foreign currency denominated debt. Mobil's benchmark

22                                                                         Mobil

--------------------------------------------------------------------------------
                       Management Discussion and Analysis
--------------------------------------------------------------------------------


Risk Management (concluded)

for interest rate risk is 100% floating rate. Mobil's benchmark is to fully hedge exposures to foreign currency rate risk resulting from debt instruments denominated in a currency other than the functional currency of the borrower or lender. Mobil uses interest rate swaps, cross-currency interest rate swaps, futures, forward exchange contracts and option contracts to manage its debt portfolio toward the established benchmark. These instruments have the effect of changing the interest rate and/or currency of the original borrowings with the objective of minimizing Mobil's borrowing costs. At December 31, 1998, Mobil was primarily exposed to U.S. dollar LIBOR.

Nondebt-Related Foreign Currency Exchange Rate Instruments

Mobil has foreign currency exchange rate risk because it operates in about 140 countries. Mobil's benchmark is to fully hedge identified net exposures to foreign currency exchange rate risk resulting from transactions in currencies that are not the functional currency of the affected affiliate. Mobil has entered into forward exchange contracts and currency option contracts to hedge U.S. dollar payables for purchases of hydrocarbons, firm commitments for capital projects, cash returns from net investments in foreign affiliates to be remitted within the coming year, and certain local currency taxes. At December 31, 1998, the primary currencies under management include the Canadian dollar and Norwegian kroner.

Commodity Instruments

Mobil balances its overall crude oil and petroleum product supply and demand, and manages its current and future price risk by entering into hydrocarbon futures, forwards, swaps and options in various markets. Mobil's benchmark for hydrocarbons is the prevailing market price. To achieve this benchmark, Mobil manages its hydrocarbon price exposure associated with fixed-priced commodity purchases and sales, and inventory positions that vary from management's defined sustainable inventory levels, primarily through the use of strategies that qualify as hedges. However, certain strategies manage risk at a macro level and do not qualify as hedges. Mobil may take commodity positions based on its views or expectations of specific hydrocarbon prices or price differentials between commodity types. Mobil does not hedge oil and gas reserves. At December 31, 1998, Mobil was exposed to the general price levels of broadly traded oil and gas commodities.

Value at Risk

In its risk management activities, Mobil uses a number of tools to measure and manage risk, including value at risk models. Mobil measures its value at risk using statistical techniques that project expected changes in values from market movements on financial and commodity exposures that vary from management's defined benchmarks. These benchmarks are established by management and represent the desired risk profile of the environment in which Mobil operates. Value at risk is defined as the maximum potential gain or loss in fair value from a one-day market movement using historical statistical models that would cover 99.7% of all such movements over the last three years measured against the benchmarks. Value at risk includes those exposures that are being managed. The value at risk of options is determined by using the forward equivalent of the underlying exposure. The value at risk amounts as measured against the above management-defined benchmarks were $4 million for interest rate risk and $8 million for commodity price risk (including trading contracts) at December 31, 1998. The foreign currency exchange rate risk was essentially zero. The average, high and low value at risk during 1998 was:

Year ended December 31, 1998

(In millions)                                   Average      High       Low
---------------------------------------------------------------------------
Interest rate risk                                  $ 5       $ 9       $ 1
Foreign currency exchange rate risk                   1         4         0
Commodity price risk                                 10        13         6
---------------------------------------------------------------------------

The value at risk analysis of commodity price risk includes managed physical commodities as well as hedging and trading derivatives because Mobil manages this risk on a combined basis.


Mobil                                                                         23

--------------------------------------------------------------------------------
Management Discussion and Analysis
--------------------------------------------------------------------------------

Year 2000 Project

Mobil is engaged in a company-wide effort (Project) to address the issues that are likely to arise if computer programs and embedded computer chips are unable to properly recognize dates in and after the year 2000. The Project is focused on three main areas: the information technology (IT) systems in Mobil's computers and computer software, including those that are linked to the systems of third parties; the non-IT systems embedded in equipment that controls or monitors Mobil's operating assets; and Mobil's business relationships with third parties (referred to herein as external agents). The thrust of the Project is to address those of Mobil's IT systems, non-IT systems and relationships with external agents which Mobil judges to be materially important to Mobil. These systems or relationships, referred to herein as materially important, are those whose failure for year 2000 reasons would likely: put the safety of individuals at risk; lead to damage to property or the environment; put in jeopardy the value of Mobil's name or intellectual property; or trigger a significant adverse consequence to Mobil's financial performance or condition.

     Project work dealing with IT systems and Project work dealing with non-IT systems has the following three phases: (1) inventory and assessment: inventorying all of Mobil's systems (including those that are linked to third parties), identifying those of Mobil's systems that are not year 2000 compliant, and making judgments as to which of Mobil's systems (both compliant and non-compliant) would likely be materially important; (2) strategy and planning: developing strategies and plans for (a) remediating, upgrading or replacing all non-compliant systems (except those whose failure would, in Mobil's judgment, have an insignificant impact on Mobil's operations) and (b) testing all systems judged to be materially important, and estimating the costs of implementing these strategies and executing these plans; and (3) execution: implementing the strategies and executing the plans.

     Project work dealing with relationships with external agents has the following three phases: (1) inventory and assessment: inventorying Mobil's relationships with external agents and making judgments as to which of those relationships would likely be materially important; (2) communication and evaluation: sending letters and questionnaires to those external agents whose relationships are judged to be materially important to elicit information about the plans and actions of those external agents to achieve timely year 2000 readiness, and evaluating the information so obtained; and (3) follow up: contacting external agents with whom Mobil has already communicated to obtain further assurance that such external agents will achieve timely year 2000 readiness.

     Additional Project work, discussed below, involves identifying scenarios involving failures for year 2000 reasons of materially important IT and non-IT systems or materially important relationships with external agents and developing contingency plans for mitigating the impact of such failures.

     The inventory and assessment and the strategy and planning phases of the work dealing with IT systems are complete. The execution phase of this work involves both application and infrastructure repair and systems upgrades and replacements. Application and infrastructure repair involves: the remediation and testing of non-compliant code; the remediation, replacement and testing of computing infrastructure and telecommunications devices; and the upgrading and testing of end user applications. The application and infrastructure repair work, which is being performed by both Mobil personnel and third parties specializing in resolving year 2000 issues, is expected to be completed by June 30, 1999, and Mobil estimates that approximately 91% of the projects comprising this work had been completed as of December 31, 1998. The systems upgrade and replacement work consists of the implementation of a major integrated enterprise software system in North America (which would have been implemented regardless of year 2000 considerations) and numerous other systems. All of this work is expected to be essentially completed by June 30, 1999. Based on calculations that reflect successful attainment of milestones, Mobil estimates that approximately 77% of the major integrated enterprise software system implementation project had been completed as of December 31, 1998. Mobil estimates that approximately 63% of the projects comprising the work to upgrade and replace other systems had been completed as of December 31, 1998.

     The inventory and assessment phase of the work dealing with non-IT systems is essentially complete. The strategy and planning phase of this work is expected to be completed by March 31,


24                                                                        Mobil

--------------------------------------------------------------------------------
Management Discussion and Analysis
--------------------------------------------------------------------------------

Year 2000 Project (continued)

1999, and Mobil estimates that it was approximately 95% complete as of December 31,1998. The execution phase of this work, much of which is being performed by the vendors of the products involved, is expected to be completed by June 30, 1999, and Mobil estimates that approximately 26% of the projects comprising this work had been completed as of December 31, 1998. This brought the percentage of year 2000 compliant non-IT systems in Mobil's inventory of materially important non-IT systems to approximately 70% as of that date.

     The inventory and assessment phase of the work dealing with relationships with external agents is essentially complete. The communication and evaluation phase of this work is expected to be completed by March 31, 1999, and Mobil estimates that approximately 68% of the suppliers whose relationships Mobil judges to be materially important had been contacted and had responded as of December 31, 1998. The follow-up phase of this work will be undertaken on a continuous, ongoing basis through the end of 1999.

Cost

The costs associated with the Project (all on a pre-tax basis) are being spent over a three-year period. There are two categories of these costs: (1) costs that are being incurred solely to achieve year 2000 compliance and (2) costs that are being incurred to install new systems that improve business functionality and in many cases concurrently provide year 2000 compliance. Mobil estimates that the costs to be incurred solely to achieve year 2000 compliance will total approximately $185 million, of which the costs of dealing with IT systems are expected to be about $168 million and the costs of dealing with non-IT systems are expected to be about $17 million (the costs of dealing with relationships with external agents are expected to be minimal). As of December 31, 1998, about $121 million of the total costs estimated to be incurred solely to achieve year 2000 compliance had been expended. Mobil estimates that the costs to be incurred for new systems that improve business functionality and in many cases concurrently provide year 2000 compliance will total approximately $280 million, and as of December 31, 1998, about $206 million of these costs had been expended, of which $73 million was expensed as incurred and approximately $133 million was capitalized.

     All Project costs are being funded with cash flows from operations. The $185 million which Mobil estimates will be expended solely to achieve year 2000 compliance represents less than 15% of Mobil's estimated total IT budget for the period covered by the Project. This entire amount is being expensed as it is incurred. Of the $280 million which Mobil estimates will be expended on new systems that improve business functionality and in many cases concurrently provide year 2000 compliance, approximately $105 million is being expensed as it is incurred and approximately $175 million is being capitalized.


     As a result of the Project, certain IT projects to improve business functionality have been reprioritized and accelerated while other such IT projects have been deferred. As a consequence, expenditures during the period covered by the Project on IT systems that will improve business functionality will actually be greater than the expenditures that would have been made on such systems had there been no Project. Accordingly, the deferral of IT work due to the Project will not have a material adverse effect on Mobil's results of operations or financial condition.

Risks and Contingency Plans

The failure or failures for year 2000 reasons of materially important systems or relationships with external agents could have a material adverse effect on Mobil's results of operations, liquidity and/or financial condition. For example, if, for year 2000 reasons, a utility company were to be unable to supply electricity to a Mobil refinery for an extended period, the refinery would have to be shut down for that period, which could result in substantial losses of production, sales and income. Mobil believes that the Project work described above dealing with materially important IT systems and non-IT systems will, when completed, serve to reduce very substantially the risk that such systems will fail for year 2000 reasons. Mobil has no way of ensuring, however, that external agents whose relationships with Mobil are judged to be materially important (e.g., utilities, telecommunications providers and transportation providers) will be timely year 2000 compliant.

     The failure or failures of systems for year 2000 reasons could also give rise to liability to third parties. Mobil has not yet attempted to assess the potential for such liability, and hence


Mobil                                                                        25

--------------------------------------------------------------------------------
                      Management Discussion and Analysis
--------------------------------------------------------------------------------


Year 2000 Project (concluded)

cannot say whether such liability presents a material risk independent of the risk that such failure or failures could have a material adverse effect on Mobil's results of operations, liquidity and/or financial condition.

     To minimize the risks associated with the year 2000 issue referred to in the second preceding paragraph, Mobil has begun work (1) to identify scenarios involving possible failures for year 2000 reasons of materially important systems and relationships with external agents and (2) to develop contingency plans for mitigating the impact of these scenarios. Mobil operates a portfolio of diverse businesses which have facilities and operations throughout the world and are managed regionally. Mobil believes that the most reasonably likely worst case scenarios, should they occur, will be encountered at facilities or operations located in one or more of these regions. Accordingly, a risk-based contingency planning process has been developed for execution by each business unit in its unique operating environment, focusing on its business-specific risks. Contingency planning project leaders were trained in the process during the first six weeks of 1999. The business units will develop and implement contingency plans with a target completion date of September 30, 1999. Mobil also plans to adapt its existing crisis response model to encompass failures for year 2000 reasons of materially important systems or relationships with external agents.

     The work described in the preceding paragraph will be focused on risks, scenarios and contingency plans involving materially important systems and relationships with external agents. There are, however, an almost infinite number of additional risks which are simply not assessable and for which, therefore, contingency plans cannot be developed. These are the risks of failure for year 2000 reasons of one or more systems or relationships with external agents which, individually, Mobil does not judge to be materially important but whose failure could trigger a cascade of other failures for year 2000 reasons, the combination of which could be materially important or could prevent Mobil from implementing contingency plans it has developed. Such a combination of failures could also have a material adverse effect on Mobil's results of operations, liquidity and/or financial condition.

Forward-Looking Statements Relating to the Year 2000

     The foregoing discussion about the year 2000 issue includes a number of forward-looking statements, which are based on Mobil's best assumptions and estimates as of the date hereof. These include, without limitation, statements concerning: Mobil's estimated timetables for completing the not-yet-completed phases of the Project work; Mobil's estimates of the percentages of the work that remains to be performed to complete such phases; Mobil's estimated timetable for identifying scenarios involving possible failures for year 2000 reasons of materially important systems and relationships with external agents and the development and implementation of contingency plans for mitigating the impacts of these scenarios; and Mobil's estimates of the costs of (1) completing the not-yet-completed phases of the Project and (2) identifying possible year 2000 failure scenarios and developing and implementing contingency plans for mitigating the impacts of these.

     Actual results could differ materially from the estimates expressed in such forward-looking statements, due to a number of factors. These factors, which are not necessarily all the key factors that could cause such differences, include the following: Mobil's failure to judge accurately which of Mobil's systems and relationships with external agents are materially important; Mobil's inability to obtain and retain the staff and third-party assistance necessary to complete the not-yet-completed phases of the Project in accordance with Mobil's estimated timetables; the inability of such staff and third parties (1) to locate and correct all non-year 2000 compliant computer code in materially important systems and test such corrected code and (2) to install and test upgrades or new systems containing year 2000-compliant computer code, all in accordance with Mobil's estimated timetables; unforeseen costs of completing Project work; Mobil's inability or failure to identify significant year 2000 issues not now contemplated; and the failure of external agents to achieve timely year 2000 readiness.


26                                                                        Mobil

--------------------------------------------------------------------------------
                      Management Discussion and Analysis
--------------------------------------------------------------------------------


Environmental Matters

Environmental Expenditures                 U.S.                International
--------------------------------------------------------------------------------
(In millions)                      1996   1997   1998       1996   1997   1998
--------------------------------------------------------------------------------
Capital                            $149   $105   $ 88       $108   $105   $125
Protection and Compliance
  Ongoing operations                212    213    208        171    128    114
  Remediation                        46     46     45         27     28     22
--------------------------------------------------------------------------------
Total Environmental Expenditures   $407   $364   $341       $306   $261   $261
--------------------------------------------------------------------------------

Over the past three years Mobil has spent $1.9 billion to safeguard the environment.

Mobil's commitment and practice is to conduct its operations with full concern for safeguarding the environment, employees, customers and the public--wherever it operates. The company accomplishes this through a comprehensive corporate policy and management system, innovative technologies, sharing best practices, extensive training and constant attention to environmental matters in its day-to-day operations. Environmental expenditures are a significant cost of doing business, and the U.S. and other countries continue to impose stringent environmental requirements. While these costs reflect a downward trend, environmental performance has been improving. Although Mobil cannot predict accurately how environmental expenditures will affect future operations and earnings, it expects to continue to incur substantial costs. Mobil believes its costs will not vary significantly from those of its competitors.

     Capital expenditures are additions or modifications to plants and facilities to limit, monitor and control emissions and waste generation and to manufacture newly formulated products. The majority of U.S. environmental capital expenditures have been made to comply with federal and state clean air and water regulations as well as waste-management requirements. Mobil sells clean-burning reformulated gasoline in those metropolitan areas designated by the Environmental Protection Agency (EPA) where Mobil markets gasoline products. Additional emission reductions are mandated by the year 2000.

     Internationally, capital expenditures were made in large part to help protect ground and surface water and to reduce air emissions. Worldwide capital expenditures for environmental matters in 1999 are expected to remain near the 1998 expenditure level.

     Protection and Compliance expenditures are Mobil's recurring costs associated with managing hazardous substances, emissions and waste generation in ongoing operations, and the costs to remediate identified contamination. The decline in remediation expenditures reflects the use of improved remediation technology, a more effective use of available resources and a continuing government/industry trend toward utilizing a risk-based corrective action approach to remediating subsurface contamination.

     Like many other companies, Mobil periodically receives notices from the EPA, or equivalent state agencies, that it has been designated as a potentially responsible party (PRP) for remediation of hazardous-waste sites. The majority of these sites are still under investigation by the EPA or the state agencies concerned. All PRPs are jointly and severally liable under the federal Superfund law; however, since the early 1980s, Mobil has been successful in sharing cleanup costs with other financially sound companies. At December 31, 1998, Mobil had been successful in resolving its involvement in 180 of the 282 sites where it had been named a PRP. The number of PRP sites does not represent a relevant measure of liability as each company's involvement in a site can vary substantially.

     Mobil believes it has provided adequate reserves for known environmental obligations. However, Mobil may be subject to future environmental remediation liabilities relating to assets previously sold, closed facilities, requirements not yet identified or the sale or disposition of operating facilities. While the amounts could be material to Mobil's earnings in the periods in which such liabilities arise, the extent of such future remediation requirements and costs is not subject to reasonable estimation. Based on Mobil's long experience in managing environmental matters in its businesses, it does not anticipate that the aggregate level of future remediation costs will increase above recent levels so as to materially and adversely affect its consolidated financial position or liquidity. See also Note 11 to Financial Statements on page 46 for further discussion of environmental liabilities.



Mobil                                                                        27

--------------------------------------------------------------------------------
Management Discussion and Analysis
--------------------------------------------------------------------------------


The Euro

On January 1, 1999, eleven European countries established fixed conversion rates between their existing sovereign currencies ("legacy currencies") and adopted the euro as their common legal currency. The euro and the legacy currencies are each legal tender for transactions now. Beginning January 1, 2002, the participating countries will issue euro-denominated bills and coins and by July 1, 2002 each will withdraw its sovereign currency and transactions thereafter will be conducted solely in euros.

     During 1998, Mobil conducted an assessment of the euro's impact on Mobil's pan-European fuels and lubricants alliance with BP as well as other Mobil business conducted in Europe and/or transacted in legacy currencies. The assessment addressed such issues as providing customer assistance, handling customer transactions in euros and legacy currencies, and modifying systems to support transactions in euros. As a result of the assessment, plans to address the impact of the euro's introduction were developed, including plans for: internal and external communications; training; and systems and process redevelopments based on evolving business practices of customers, vendors, employees, banks and public and government institutions. Steps are now being taken to implement these plans.

     Based upon Mobil's assessment of the impact of the euro on Mobil and the steps Mobil is taking to deal with this impact, Mobil does not expect that the introduction of the euro will have a significant negative impact on Mobil's operations, results of operation, liquidity and/or financial condition. Mobil estimates that approximately $50 million pretax ($30 million after-tax) will be spent on euro-related conversion processes from 1998 through 2002. These costs are being funded with cash flows from operations and substantially all of them will be expensed as incurred.

     The foregoing discussion about the euro includes several forward-looking statements, which are based on Mobil's best assumptions and estimates as of the date hereof. These include, without limitation, statements concerning Mobil's expectations as to the impact of the euro on Mobil and Mobil's estimate of the cost of converting to the euro. Actual results, however, could differ materially from those expressed in such forward-looking statements for a number of reasons, including without limitation, the following: changes in the form of, and/or the timetable for or regulatory details relating to the introduction of the euro from what Mobil has assumed; Mobil's inability to implement in a timely manner its plans for dealing with the impact of the euro; and the inability or failure of third parties with whom Mobil has significant euro-based relationships to convert to the euro on a timely basis.

Forward-Looking Statements

Written materials issued and oral statements made from time to time by Mobil may contain "forward-looking statements." Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and by their use of words such as "goals," "expects," "plans," "believes," "estimates," "forecasts," "projects," "intends" and other words of similar meaning. Such statements are likely to address Mobil's earnings, return on capital employed, capital expenditures, debt-to-capitalization ratio, dividend increases, project implementation, production growth, reserve replacement, sales growth and expense reductions. They are based on management's then-current information, assumptions, plans, expectations, estimates and projections about the petroleum and chemical industries. However, such statements are not guarantees of future performance, and actual results and outcomes may differ materially from what is expressed depending on a variety of factors, many of which are outside Mobil's control.

     Among the factors that could cause actual outcomes or results to differ materially from what is expressed in these forward-looking statements are changes in the demand for, supply of, and market prices of crude oil, refined products, natural gas and petrochemicals; changes in refining margins and marketing margins; success in partnering, in implementing oil, natural gas and petrochemical projects, and in implementing internal plans; reliability of operating facilities; effects of environmental regulations; success of commercial negotiations; and domestic and international political and economic conditions.


28                                                                        Mobil

--------------------------------------------------------------------------------
                      Management Discussion and Analysis
--------------------------------------------------------------------------------

Quarterly Financial Data (unaudited)

                                                                         1997
                                            ----------------------------------------------------------
                                                First      Second       Third      Fourth        Full
(In millions, except per-share amounts)       Quarter     Quarter     Quarter     Quarter        Year
------------------------------------------------------------------------------------------------------
Revenues
  Sales and services                         $ 15,935    $ 16,372    $ 15,950    $ 16,070   $  64,327
  Income/(loss) from equity affiliates            102         167         143         284         696
  Income from asset sales,
       interest and other                         149         210         304         220         883
------------------------------------------------------------------------------------------------------
Total Revenues                                 16,186      16,749      16,397      16,574      65,906
------------------------------------------------------------------------------------------------------
Costs and Expenses
  Crude oil, products and operating
       supplies and expenses                   10,468      10,531      10,159      10,039      41,197
  Exploration expenses                             75          82         105         237         499
  Selling and general expenses                    806       1,136       1,057       1,358       4,357
  Depreciation, depletion
       and amortization                           643         615         590         706       2,554
  Interest and debt discount expense               98          91         142          97         428
  Taxes other than income taxes                 2,406       2,706       2,682       2,712      10,506
  Income taxes                                    864         738         770         721       3,093
------------------------------------------------------------------------------------------------------
Total Costs and Expenses                       15,360      15,899      15,505      15,870      62,634
------------------------------------------------------------------------------------------------------
Net Income/(Loss)                            $    826    $    850    $    892    $    704   $   3,272
  Per common share                           $   1.03    $   1.06    $   1.12    $   0.88   $    4.10
  Per common share-assuming dilution         $   1.01    $   1.04    $   1.09    $   0.86   $    4.01
------------------------------------------------------------------------------------------------------
Dividends Per Common Share                   $   0.53    $   0.53    $   0.53    $   0.53   $    2.12
------------------------------------------------------------------------------------------------------
Special Items Included in Net Income
  Asset impairment                           $     --    $     --    $     --    $    (18)  $     (18)
  Lower of cost or market provisions               --          --          --          --          --
  Settlement of prior years' tax disputes          --          --          --          --          --
  BP alliance implementation costs                (18)        (20)        (11)        (20)        (69)
  Asset sales gains                                --          --         140          41         181
  Restructuring provisions                         --          --         (61)       (128)       (189)
  Federal royalty settlement                       --          --          --          --          --
  Exxon Mobil merger-related costs                 --          --          --          --          --
  LIFO/other inventory adjustments                 --          --          --          20          20
  Employee performance award                       --          --         (50)         --         (50)
  Litigation                                       --          --         (33)         --         (33)
------------------------------------------------------------------------------------------------------
Total Special Items                               (18)        (20)        (15)       (105)       (158)
------------------------------------------------------------------------------------------------------
Operating Earnings(1)                        $    844    $    870    $    907    $    809   $   3,430
------------------------------------------------------------------------------------------------------
Sales Price per Common Share (2)
  High                                       $     68    $ 72 1/4    $     78    $ 77 1/2   $      78
  Low                                        $ 60 5/8    $     60    $ 69 5/8    $66 7/16   $      60
------------------------------------------------------------------------------------------------------

                                                                         1998
                                            ------------------------------------------------------------
                                                 First      Second       Third      Fourth        Full
(In millions, except per-share amounts)        Quarter     Quarter     Quarter     Quarter        Year
--------------------------------------------------------------------------------------------------------
Revenues
  Sales and services                        $   13,388  $   13,023   $  12,878    $ 12,851   $  52,140
  Income/(loss) from equity affiliates             126          55         204         (69)        316
  Income from asset sales,
       interest and other                          116         155         404         400       1,075
--------------------------------------------------------------------------------------------------------
Total Revenues                                  13,630      13,233      13,486      13,182      53,531
--------------------------------------------------------------------------------------------------------
Costs and Expenses
  Crude oil, products and operating
       supplies and expenses                     8,403       8,074       8,261       8,171      32,909
  Exploration expenses                              74          97         185         287         643
  Selling and general expenses                     934         939         854       1,028       3,755
  Depreciation, depletion
       and amortization                            599         621         633         978       2,831
  Interest and debt discount expense                93          30         227         101         451
  Taxes other than income taxes                  2,293       2,438       2,486       2,665       9,882
  Income taxes                                     529         392         331         104       1,356
--------------------------------------------------------------------------------------------------------
Total Costs and Expenses                        12,925      12,591      12,977      13,334      51,827
--------------------------------------------------------------------------------------------------------
Net Income/(Loss)                           $      705  $      642   $     509    $   (152)  $   1,704
  Per common share                          $     0.88  $     0.81   $    0.64    $  (0.21)  $    2.12
  Per common share-assuming dilution        $     0.86  $     0.79   $    0.63    $  (0.21)  $    2.10
--------------------------------------------------------------------------------------------------------
Dividends Per Common Share                  $     0.57  $     0.57   $    0.57    $   0.57   $    2.28
--------------------------------------------------------------------------------------------------------
Special Items Included in Net Income
  Asset impairment                          $       --  $       --   $      --    $   (387)  $    (387)
  Lower of cost or market provisions                --          --          --        (270)       (270)
  Settlement of prior years' tax disputes           --          --          --         137         137
  BP alliance implementation costs                 (10)        (13)        (14)        (56)        (93)
  Asset sales gains                                 --          --          55          --          55
  Restructuring provisions                          --          --          --         (41)        (41)
  Federal royalty settlement                        --          --         (29)         --         (29)
  Exxon Mobil merger-related costs                  --          --          --         (25)        (25)
  LIFO/other inventory adjustments                  --          --          --          (9)         (9)
  Employee performance award                        --          --          --          --          --
  Litigation                                        --          --          --          --          --
--------------------------------------------------------------------------------------------------------
Total Special Items                                (10)        (13)         12        (651)       (662)
--------------------------------------------------------------------------------------------------------
Operating Earnings(1)                       $      715  $      655   $     497    $    499   $   2,366
--------------------------------------------------------------------------------------------------------
Sales Price per Common Share (2)
  High                                      $ 83 13/16  $ 82 13/16   $  80        $ 91 1/4   $ 91  1/4
  Low                                       $ 63   3/4  $ 73  7/16   $  62 7/16   $ 71       $ 62 7/16
--------------------------------------------------------------------------------------------------------

(1)  Excludes special items.
(2) The principal market for trading of Mobil's common stock is the New York Stock Exchange. The stock symbol is "MOB." The reported prices represent a composite of transactions on the New York Stock Exchange, the Chicago, Pacific, Philadelphia, Boston and Cincinnati regional exchanges and the over-the-counter market.




Mobil                                                                        29

--------------------------------------------------------------------------------
                      Management Discussion and Analysis
--------------------------------------------------------------------------------

Return on Average Shareholders' Equity (In percent)

98      9.0
97     17.0
96     16.0

Return on Average Shareholders' Equity declined with lower earnings, reflecting the impact of a deterioration in industry fundamentals.


Commentary on Consolidated Statement of Income.


     Revenues from Sales and Services decreased $12,187 million in 1998 from 1997 primarily due to the effects of lower average worldwide crude oil, natural gas and petroleum product prices. Partly offsetting these decreases were the effects of higher petroleum sales volumes. The decrease in 1997 from 1996 resulted mainly from the effects of equity accounting for the Mobil-BP European downstream alliance and the gas marketing activities in the U.S., lower crude oil prices and currency translation effects, which were partly offset by higher sales volumes and higher average worldwide natural gas prices.

     Income from Equity Affiliates decreased in 1998 due to significantly lower crude oil, natural gas and petroleum product prices. The increase in 1997 from 1996 resulted mainly from the affects of the alliances being recorded for the first full year.

     Total Costs and Expenses decreased by $10,807 million from 1997 mainly due to the lower average petroleum prices, the effects of equity accounting for the alliances and the benefits of initiatives. In 1997, the decrease was mainly due to the effects of equity accounting for the Mobil-BP European downstream and Mobil-Shell California upstream alliances as well as currency translation effects.

     Crude Oil, Products and Operating Supplies and Expenses decreased $8,288 million in 1998, primarily due to the lower average petroleum prices. The decrease in 1997 from 1996 was primarily due to the effects of equity accounting for the Mobil-BP and Mobil-Shell alliances and lower average costs for crude oil, partly offset by higher volume-related expenses and increased spending for growth programs in new venture areas.

     Exploration Expenses were higher in 1998 due to exploratory well write-offs, primarily in the U.S. and Latin America. Expenses in 1997 decreased somewhat from 1996 due to a smaller planned program for that year.

     Selling and General Expenses decreased $602 million primarily due to the effects of initiatives. In 1997, the decrease was primarily due to the effects of equity accounting for the Mobil-BP alliance and cost-savings initiatives, partly offset by restructuring reserves and the employee performance award.

     Depreciation, Depletion and Amortization Expenses were higher in 1998 mainly as a result of asset impairments of upstream properties, primarily in the U.S., Latin America and Asia-Pacific. Expenses in 1997 decreased from 1996 as the effects from equity accounting for the Mobil-BP and Mobil-Shell alliances were largely offset by the effects of 1996's acquisition of Ampolex and other capital spending.

     Taxes Other than Income Taxes decreased $624 million in 1998, primarily due to lower import duties and excise and gasoline taxes. In 1997, the decrease of $8,517 million from 1996 reflected the effects of equity accounting for the alliances were partly offset by the effects of higher sales volumes.

     Income Taxes decreased significantly as the effects of lower pretax income were compounded by mix changes in the sources of earnings. Deferred tax assets related to tax loss carryforwards that were fully reserved were written off in 1998 with no impact on net income. Income Taxes decreased in 1997 versus 1996 as the effects of higher pretax income were more than offset by mix changes in the sources of earnings.


Commentary on Consolidated Statement of Changes in Shareholders' Equity
Total Shareholders' Equity fell $1,091 million in 1998 primarily due to an increase in Common Stock Held in the Treasury from the purchase of 6,468,900 shares in the open market to offset the dilutive effects of stock options and ongoing market purchases. Also, Unearned Employee Compensation and Benefit Plan Trust increased due to the reclassification of 7,383,110 common shares held by a supplemental benefit plan trust. Return on Average Shareholders' Equity decreased from 17.0% in 1997 to 9.0% in 1998.

     Common stock dividends paid were $1.9625 per share, $2.12 per share and $2.28 per share in 1996, 1997 and 1998, respectively.


30                                                                         Mobil

--------------------------------------------------------------------------------
                      Consolidated Financial Statements
--------------------------------------------------------------------------------


Consolidated Statement of Income


Year ended December 31 (In millions, except per-share amounts)               1996                  1997                   1998
------------------------------------------------------------------------------------------------------------------------------
Revenues
  Sales and services(1)                                                  $ 80,365              $ 64,327               $ 52,140
  Income from equity affiliates                                               279                   696                    316
  Income from asset sales, interest and other                                 859                   883                  1,075
------------------------------------------------------------------------------------------------------------------------------
Total Revenues                                                             81,503                65,906                 53,531
------------------------------------------------------------------------------------------------------------------------------
Costs and Expenses
  Crude oil, products and operating supplies and expenses                  47,490                41,197                 32,909
  Exploration expenses                                                        512                   499                    643
  Selling and general expenses                                              5,187                 4,357                  3,755
  Depreciation, depletion and amortization                                  2,725                 2,554                  2,831
  Interest and debt discount expense                                          455                   428                    451
  Taxes other than income taxes(1)                                         19,023                10,506                  9,882
  Income taxes                                                              3,147                 3,093                  1,356
------------------------------------------------------------------------------------------------------------------------------
Total Costs and Expenses                                                   78,539                62,634                 51,827
------------------------------------------------------------------------------------------------------------------------------
Net Income                                                               $  2,964              $  3,272               $  1,704
  Per common share                                                       $   3.69              $   4.10               $   2.12
  Per common share--assuming dilution                                    $   3.62              $   4.01               $   2.10
------------------------------------------------------------------------------------------------------------------------------

(1) Includes excise and state gasoline taxes: 1996-$9,236 million; 1997-$5,928 million; 1998-$5,853 million.

Consolidated Statement of Changes in Shareholders' Equity


Year ended December 31 (In millions)                                         1996                  1997                   1998
------------------------------------------------------------------------------------------------------------------------------
Preferred Stock
  -Beginning of year                                                     $    722              $    686               $    665
  -End of year, after redemptions                                        $    686              $    665               $    641
------------------------------------------------------------------------------------------------------------------------------
Unearned Employee Compensation
  and Benefit Plan Trust
    -Beginning of year                                                   $   (411)             $   (365)              $   (329)
    -End of year                                                         $   (365)             $   (329)              $   (668)
------------------------------------------------------------------------------------------------------------------------------
Common Stock at Par
  -Beginning of year                                                     $    888              $    891               $    894
  -End of year, after issuance of shares                                 $    891              $    894               $    898
------------------------------------------------------------------------------------------------------------------------------
Capital Surplus
  -Beginning of year                                                     $  1,396              $  1,468               $  1,549
  -End of year, after issuance of common shares                          $  1,468              $  1,549               $  1,649
------------------------------------------------------------------------------------------------------------------------------
Earnings Retained in the Business
  -Beginning of year                                                     $ 17,745              $ 19,108               $ 20,661
  -Net income                                                $  2,964       2,964     $ 3,272     3,272      $ 1,704     1,704
  -Common stock dividends                                                  (1,547)               (1,667)                (1,781)
  -Preferred stock dividends (ESOP-related)                                   (54)                  (52)                   (50)
  -End of year                                                           $ 19,108              $ 20,661               $ 20,534

Accumulated Other Nonowners' Equity
  -Beginning of year                                                     $    (27)             $    (73)              $   (821)
  -Cumulative minimum pension liability(2)                         --                      --                   (126)
  -Cumulative foreign currency translation(2)                     (46)        (46)       (748)     (748)        (111)     (237)
                                                                 -----                  ------                 ------
  -End of year                                                           $    (73)             $   (821)              $ (1,058)
------------------------------------------------------------------------------------------------------------------------------
Changes in Nonowners' Equity                                 $   2,918                $  2,524               $  1,467
------------------------------------------------------------------------------------------------------------------------------
Common Stock Held in Treasury, at Cost
  -Beginning of year                                                     $ (2,362)             $ (2,643)              $ (3,158)
  -End of year, after purchases                                          $ (2,643)             $ (3,158)              $ (3,626)
------------------------------------------------------------------------------------------------------------------------------
Total Shareholders' Equity                                               $ 19,072              $ 19,461               $ 18,370
------------------------------------------------------------------------------------------------------------------------------

(2) Amounts are net of income tax (expense)/benefit: 1996-$(2) million; 1997-$12 million; 1998-$88 million.
See Notes to Financial Statements on pages 38-52.


Mobil                                                                         31

--------------------------------------------------------------------------------
                      Management Discussion and Analysis
--------------------------------------------------------------------------------

             Total Debt
        (Millions of dollars)
        International  U.S.
     98       7,701
     97       6,664
     96       7,875


Debt increased, primarily reflecting the impact of weaker business conditions on earnings.

Return on Average Capital Employed
(In percent)

98      7.7
97     13.4
96     12.7

Return on Average Capital Employed declined for the first time in four years due to the 48% drop in net income.

Commentary on Consolidated Balance Sheet

Total Current Assets decreased $991 million, primarily reflecting lower Cash, Accounts and notes receivable and Inventories.

     Cash and cash equivalents decreased $106 million from 1997. The movements that contributed to this decrease are presented in the Consolidated Statement of Cash Flows on page 35.

     Accounts and notes receivable decreased as a result of reduced revenues caused by lower worldwide crude oil, petroleum product and natural gas prices.

     Inventories were lower in 1998 also as a result of lower petroleum product prices. Since these prices were below the book value of certain international inventories, it was necessary to write down the inventories to amounts that would be realizable upon future sale.

     Investments and Long-term Receivables essentially did not change as the reclassification of a benefit plan trust to shareholders' equity as a result of a new accounting requirement was primarily offset by additional equity contributions to several joint ventures.

     Net Properties, Plants and Equipment increased $171 million to $24,727 million as capital additions were mostly offset by depreciation, the writedown of certain properties to fair value, the contribution of assets into joint ventures and asset sales.

     Total Current Liabilities of $12,946 million increased $525 million from year-end 1997 primarily from increases in Short-term debt partially offset by decreases in Accounts payable. Short-term debt increased primarily due to a shift in financing from long-term to commercial paper as well as more long-term debt maturing in one year at year-end 1998 than year-end 1997. Accounts payable declined mainly due to the lower crude oil and petroleum product prices in 1998 that also resulted in the lower cost of purchases.

     At year-end 1998, total Debt of Mobil and its consolidated subsidiaries was $7,701 million, an increase of $1,037 million from the prior year. The addition from 1997 reflects higher debt levels resulting from the impact of weaker business conditions and the need to borrow to offset the lower cash generated from operations. Mobil's year-end debt-to-capitalization ratio was 29%, up from 25% at year-end 1997.

     Mobil continues to have ready access to global financial markets, providing flexibility to take advantage of investment opportunities and low borrowing costs. At year-end 1998, Mobil had effective shelf registration statements on file with the Securities and Exchange Commission (SEC) that would permit the offer and sale of an aggregate of $1,815 million of debt securities pursuant to Rule 415 of the Securities Act of 1933. Also in place was a Euro-Medium-Term-Note program to facilitate the offering and sale outside the U.S. of an additional $1.7 billion of debt securities in 1999 or later years.

     Total Shareholders' Equity fell $1,091 million (see commentary on Consolidated Statement of Changes in Shareholders' Equity on page 30).


32                                                                         Mobil

--------------------------------------------------------------------------------
                       Consolidated Financial Statements
--------------------------------------------------------------------------------


Consolidated Balance Sheet

At December 31 (In millions)                                                               1997        1998
-----------------------------------------------------------------------------------------------------------
Assets
Current Assets
  Cash and cash equivalents                                                            $    820    $    714
  Accounts and notes receivable                                                           5,952       5,518
  Inventories                                                                             2,156       1,911
  Prepaid expenses and other current assets                                                 623         520
  Deferred income taxes                                                                     171          68
-----------------------------------------------------------------------------------------------------------
Total Current Assets                                                                      9,722       8,731
-----------------------------------------------------------------------------------------------------------
Investments and Long-term Receivables                                                     8,479       8,490
Net Properties, Plants and Equipment                                                     24,556      24,727
Deferred Charges and Other Assets                                                           802         806
-----------------------------------------------------------------------------------------------------------
Total Assets                                                                           $ 43,559    $ 42,754
-----------------------------------------------------------------------------------------------------------

Liabilities and Shareholders' Equity
Current Liabilities
  Short-term debt                                                                      $  2,994    $  3,982
  Accounts payable                                                                        4,418       3,707
  Accrued liabilities                                                                     2,794       2,943
  Income, excise, state gasoline and other taxes payable                                  1,906       1,986
  Deferred income taxes                                                                     309         328
-----------------------------------------------------------------------------------------------------------
Total Current Liabilities                                                                12,421      12,946
-----------------------------------------------------------------------------------------------------------
Long-term Debt                                                                            3,670       3,719
Reserves for Employee Benefits                                                            1,745       2,060
Accrued Restoration, Removal and Environmental Costs                                      1,072       1,011
Deferred Credits and Other Noncurrent Obligations                                         1,274       1,021
Deferred Income Taxes                                                                     3,535       3,254
Minority Interest in Subsidiary Companies                                                   381         373
-----------------------------------------------------------------------------------------------------------
Total Liabilities                                                                        24,098      24,384
-----------------------------------------------------------------------------------------------------------
Shareholders' Equity
  Preferred stock--shares issued and outstanding:
   1997-171,093; 1998-164,986                                                               665         641
  Unearned employee compensation and benefit plan trust                                    (329)       (668)
  Common stock--shares issued: 1997-894,308,872; 1998-897,947,485                           894         898
  Capital surplus                                                                         1,549       1,649
  Earnings retained in the business                                                      20,661      20,534
  Accumulated other nonowners' equity                                                      (821)     (1,058)
  Common stock held in treasury, at cost--shares: 1997-110,945,100; 1998-117,414,000     (3,158)     (3,626)
-----------------------------------------------------------------------------------------------------------
Total Shareholders' Equity                                                               19,461      18,370
-----------------------------------------------------------------------------------------------------------
Total Liabilities and Shareholders' Equity                                             $ 43,559    $ 42,754
-----------------------------------------------------------------------------------------------------------

See Notes to Financial Statements on pages 38-52.

Mobil                                                                         33

--------------------------------------------------------------------------------
                      Management Discussion and Analysis
--------------------------------------------------------------------------------

                           [BAR CHART APPEARS HERE]

Asset Sales Proceeds
(Millions of dollars)

98              811
97            1,050
96            1,759

Mobil sells assets that do not fit long-term strategies or are worth more to others. Proceeds have totaled $3.6 billion over the past three years.

Commentary on Consolidated Statement of Cash Flows

The Statement of Cash Flows summarizes the cash provided and used during the year. The impact of changes in foreign currency translation rates has been removed from the amounts reported in this statement. Therefore, except for Cash and Cash Equivalents, these amounts do not agree with the differences that would be derived from the changes in Balance Sheet amounts.

     Net Cash from Operating Activities decreased by $1,492 million from 1997. Net Cash from Operating Activities is derived by adjusting reported Net Income for charges or credits that have no cash effect and cash items reported elsewhere in this Statement.

     Net Cash Used in Investing Activities was essentially unchanged, reflecting a slightly higher investment program partially offset by lower level of proceeds from asset sales in 1998. Exploration expenses of $512 million, $499 million and $643 million in 1996, 1997 and 1998, respectively, are included in investing activities rather than operating activities.

     Net Cash Used in Financing Activities in 1998 was $1,168 million versus $2,548 million used in financing activities in 1997. The variance reflects higher debt levels associated with a weaker operating cash flow.

Investment Program

Mobil's planned 1999 investment program, including capital and exploration expenditures and cash investments in equity companies, totals $4.8 billion. Spending continues to be directed primarily to international projects (International-80%; U.S.-20%), where opportunities to find and develop resources are greater. The 1999 spending program dedicates about three-fourths of the funds to the upstream sector. This program has been scaled back about 13% from the 1998 spending level as a result of the current depressed industry conditions. Mobil will continue to monitor its business environment and remains flexible to adjust its plans if crude oil prices fail to improve from current depressed levels or if attractive opportunities arise. Mobil's debt-to-capitalization ratio of 29% provides the flexibility to weather tough years, to take advantage of attractive investment opportunities and/or to increase dividends to shareholders.

     At year-end 1998, the unspent balance of total appropriations for capital expenditures was approximately $4.9 billion. Mobil has large unspent balances of total appropriations for capital expenditures at the end of each year.The company is not contractually committed to spend all of these appropriations but generally expects to do so over the next several years.

Asset Impairments

     A charge of $491 million before tax ($387 million after tax) was recorded to write down certain oil and gas properties to fair value, mainly in the U.S., Latin America and Asia Pacific. These write-downs are the result of the reduction of hydrocarbon reserves, governmental actions and low worldwide prices caused by the near term excess supply of crude oil and petroleum products.

     The book value of producing properties that are determined to be impaired are written down to fair value based on the net present value of future cash flows. These cash flows are based on prices used for planning purposes escalated for estimated inflation, applied to the future production profiles of proved reserves and discounted at the rate that reflects Mobil's minimum return on projects that are considered for investment. The reserves considered under these tests are all currently producing hydrocarbons.

     The assumptions related to fair value of properties are reflective of Mobil's opinion that, due to the size of the capital projects and the time often needed to complete them, a long-term view is required. Mobil believes that over this long term, its assets will be recoverable in an environment of continued price volatility, which is influenced by market forces, political and economic uncertainties, host country regulations and new production sources. In this highly competitive market, operating assets are rationalized with a long-term perspective through several strategies including restructurings and joint ventures. If the low prices experienced at year-end 1998 are sustained over a long period of time and cause a revision of the prices that Mobil uses for planning purposes, there could be future charges to income from the further write-down of assets. Operations have not been shut down as a result of short-term price declines nor are significant shutdowns expected in the future since prices would need to decline significantly from current levels to be considered for shut down.

34                                                                         Mobil

--------------------------------------------------------------------------------
                       Consolidated Financial Statements
--------------------------------------------------------------------------------


Consolidated Statement of Cash Flows

Year ended December 31 (In millions)                                               1996               1997               1998
-----------------------------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities
  Net Income                                                                    $ 2,964            $ 3,272            $ 1,704
  Adjustments to reconcile to net cash from operating activities
    Depreciation, depletion and amortization                                      2,725              2,554              2,831
    Deferred income taxes                                                           446                404               (146)
    Earnings less (greater) than distributions from
      equity affiliates                                                             153                (59)               329
    Exploration expenses (includes noncash charges:
      1996-$36; 1997-$30; 1998-$120)                                                512                499                643
    Gain on sales of properties, plants and equipment
      and other assets                                                             (423)              (389)              (230)
    (Increase) decrease in working capital items (detailed below)                  (290)               475                181
    Other, net                                                                      312                221                173
-----------------------------------------------------------------------------------------------------------------------------
Net Cash from Operating Activities                                                6,399              6,977              5,485
-----------------------------------------------------------------------------------------------------------------------------
Cash Flows from Investing Activities
  Capital and exploration expenditures                                           (4,967)            (4,689)            (4,747)
  Acquisition of Ampolex Limited, net of $47 cash acquired                       (1,347)                --                 --
  Proceeds from sales of properties, plants and equipment
    and other assets                                                              1,759              1,050                811
  Payments attributable to investments and
    long-term receivables                                                          (645)(1)           (756)(1)           (456)
-----------------------------------------------------------------------------------------------------------------------------
Net Cash Used in Investing Activities                                            (5,200)            (4,395)            (4,392)
-----------------------------------------------------------------------------------------------------------------------------
Cash Flows from Financing Activities
  Cash dividends                                                                 (1,601)            (1,719)            (1,831)
  Proceeds from borrowings having original terms
    greater than three months                                                     1,494                923              1,714
  Repayments of borrowings having original terms
    greater than three months                                                    (1,215)            (1,772)            (1,059)
  Increase in other borrowings                                                      667                112                371
  (Decrease) increase in minority interest                                          (47)               339                  1
  Proceeds from issuance of common stock                                             75                 84                104
  Purchase of common stock for treasury                                            (281)              (515)              (468)
-----------------------------------------------------------------------------------------------------------------------------
Net Cash Used in Financing Activities                                              (908)            (2,548)            (1,168)
-----------------------------------------------------------------------------------------------------------------------------
Effect of Exchange Rate Changes on Cash and Cash Equivalents(2)                      19                (22)               (31)
-----------------------------------------------------------------------------------------------------------------------------
Net Increase (Decrease) in Cash and Cash Equivalents                                310                 12               (106)
Cash and Cash Equivalents--Beginning of Year                                        498                808                820
-----------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents--End of Year                                          $   808            $   820            $   714
-----------------------------------------------------------------------------------------------------------------------------

(1) Includes the cash expenditure for the acquisition of a 25% interest in a joint venture that owns the Tengiz field.

(2) Cash equivalents are liquid investments convertible to cash and have original maturities of three months or less.

Changes in Working Capital Items  (Increase) Decrease
-----------------------------------------------------------------------------------------------------------------------------
  Accounts and notes receivable                                                 $(1,199)           $   834            $   508
  Inventories                                                                        91                (17)               189
  Prepaid expenses and other current assets                                          24                (69)               101
  Accounts payable                                                                  836               (307)              (818)
  Accrued liabilities                                                               (19)               334                134
  Income, excise, state gasoline and other taxes payable                            (23)              (300)                67
-----------------------------------------------------------------------------------------------------------------------------
(Increase) Decrease in Working Capital Items                                    $  (290)           $   475            $   181
-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
Memo Items
-----------------------------------------------------------------------------------------------------------------------------
  Cash income taxes paid                                                        $ 2,416            $ 2,687            $ 1,845
  Cash interest paid                                                                458                528                467
-----------------------------------------------------------------------------------------------------------------------------

See Notes to Financial Statements on pages 38-52.


Mobil                                                                         35

--------------------------------------------------------------------------------
                       Consolidated Financial Statements
--------------------------------------------------------------------------------


Segment and Geographic Information

Year ended December 31 (In millions)                           1996            1997            1998
---------------------------------------------------------------------------------------------------
Revenues by Segment
  Exploration & Producing        -- Third Party            $  8,055        $  7,381        $  5,744
                                 -- Intersegment              4,786           4,459           2,899
  Marketing & Refining           -- Third Party              69,931          55,007          44,701
                                 -- Intersegment                865             864             532
  Chemical                       -- Third Party               3,023           3,251           2,512
                                 -- Intersegment                257             282             306
  Corporate and Other                                           494             267             574
  Intersegment Elimination                                   (5,908)         (5,605)         (3,737)
---------------------------------------------------------------------------------------------------
  Total Revenues                                           $ 81,503        $ 65,906        $ 53,531
---------------------------------------------------------------------------------------------------

Income from Equity Investments by Segment
  Exploration & Producing                                  $     75        $    254        $     89
  Marketing & Refining                                          126             346             185
  Chemical                                                       79              96              42
  Corporate and Other                                            (1)             --              --
---------------------------------------------------------------------------------------------------
  Total Income from Equity Investments                     $    279        $    696        $    316
---------------------------------------------------------------------------------------------------

Depreciation, Depletion, and Amortization by Segment
  Exploration & Producing                                  $  1,596        $  1,557        $  1,886
  Marketing & Refining                                          966             835             776
  Chemical                                                      126             141             149
  Corporate and Other                                            37              21              20
---------------------------------------------------------------------------------------------------
  Total Depreciation, Depletion, and Amortization          $  2,725        $  2,554        $  2,831
---------------------------------------------------------------------------------------------------

Income Tax Expense/(Benefit) by Segment
  Exploration & Producing                                  $  2,966        $  2,785        $  1,007
  Marketing & Refining                                          425             544             478
  Chemical                                                       36              90              17
  Corporate and Other                                          (280)           (326)           (146)
---------------------------------------------------------------------------------------------------
  Total Income Tax Expense/(Benefit)                       $  3,147        $  3,093        $  1,356
---------------------------------------------------------------------------------------------------

Net Income/(Loss) by Segment
  Exploration & Producing        -- U.S.                   $    737        $    697        $     11
                                 -- International             1,372           1,515             633
  Marketing & Refining           -- U.S.                        407             542             574
                                 -- International               506             483             442
  Chemical                                                      306             403             181
  Corporate and Other                                          (364)           (368)           (137)
---------------------------------------------------------------------------------------------------
  Total Segment Net Income                                 $  2,964        $  3,272        $  1,704
---------------------------------------------------------------------------------------------------

The distribution of Mobil's operations by business segment and geographic area is presented above and on page 37. The business segments are based on products and services and business activities reported to management. Exploration & Producing explores for, develops and produces crude oil and natural gas, and extracts natural gas liquids, sulfur and carbon dioxide. Marketing & Refining is responsible for petroleum refining operations and the marketing of all refined petroleum products. Chemical manufactures and sells various petroleum-based chemical products. Corporate and Other includes corporate administrative expenses and other items.

     Mobil's share of the net income of companies accounted for on the equity method is included in Revenues. Financial information on these affiliates is presented in Note 4 on pages 40-41.

     Intersegment revenues are sales to other business segments within Mobil and are at estimated market prices. These intercompany transactions are eliminated for consolidation purposes. Income taxes are allocated to segments on the basis of operating results.

36                                                                         Mobil

--------------------------------------------------------------------------------
                       Consolidated Financial Statements
--------------------------------------------------------------------------------

Segment and Geographic Information (concluded)

Year ended December 31 (In millions)                                               1996             1997          1998
----------------------------------------------------------------------------------------------------------------------
Investment Spending
  Exploration & Producing        -- U.S.                                        $   480          $   427       $   369
                                 -- International                                 3,434(1)         2,461         2,556
  Marketing & Refining           -- U.S.                                            403              357           372
                                 -- International                                 1,151              571           349
  Chemical                       -- U.S.                                            301              288           239
                                 -- International                                    38               35            28
  Corporate and Other                                                                42               51           191
----------------------------------------------------------------------------------------------------------------------
  Total Capital Expenditures                                                    $ 5,849          $ 4,190       $ 4,104
----------------------------------------------------------------------------------------------------------------------
  Exploration Expenses           -- U.S.                                             76               76           127
                                 -- International                                   436              423           516
----------------------------------------------------------------------------------------------------------------------
  Total Exploration Expenses                                                        512              499           643
----------------------------------------------------------------------------------------------------------------------
  Total Capital Expenditures and Exploration Expenses                           $ 6,361          $ 4,689       $ 4,747
----------------------------------------------------------------------------------------------------------------------
  Cash Investments in Equity Companies                                              658              617           753
----------------------------------------------------------------------------------------------------------------------
  Total Investment Spending(2)                                                  $ 7,019          $ 5,306       $ 5,500
----------------------------------------------------------------------------------------------------------------------

Investment in Equity Method Affiliates by Segment
  Exploration & Producing                                                       $ 1,448          $ 2,211       $ 2,847
  Marketing & Refining                                                            1,471            4,173         3,952
  Chemical                                                                          502              579           684
  Corporate and Other                                                                --               --            --
----------------------------------------------------------------------------------------------------------------------
  Total Investment in Equity Method Affiliates                                  $ 3,421          $ 6,963       $ 7,483
----------------------------------------------------------------------------------------------------------------------
Total Assets by Segment
  Exploration & Producing                                                       $17,880          $18,468       $19,671
  Marketing & Refining                                                           23,520           20,212        18,532
  Chemical                                                                        2,966            3,088         3,337
  Corporate and Other                                                             2,042            1,791         1,214
----------------------------------------------------------------------------------------------------------------------
  Total Assets by Segment                                                       $46,408          $43,559       $42,754
----------------------------------------------------------------------------------------------------------------------

Revenues by Geographic Area
  United States                                                                 $27,447          $28,563       $23,807
  Europe                                                                         25,414            7,684         5,156
  Asia-Pacific                                                                   17,690           17,075        13,454
  Other Areas(3)                                                                 10,458           12,317        10,540
  Corporate and Other                                                               494              267           574
----------------------------------------------------------------------------------------------------------------------
  Total Revenues                                                                $81,503          $65,906       $53,531
----------------------------------------------------------------------------------------------------------------------

Long-Lived Assets by Geographic Areas
  United States                                                                 $10,522          $ 9,034       $ 8,165
  Europe                                                                          5,183            3,415         3,734
  Asia-Pacific                                                                    6,336            5,714         5,660
  Other Areas                                                                     5,088            6,065         6,711
  Corporate and Other                                                               350              328           457
----------------------------------------------------------------------------------------------------------------------
  Total Long-Lived Assets                                                       $27,479          $24,556       $24,727
----------------------------------------------------------------------------------------------------------------------

(1)  Includes $1,394 million for the acquisition of Ampolex.
(2) For purposes of the Consolidated Statement of Cash Flows, these exploration expenses of $512 million, $499 million and $643 million in 1996, 1997 and 1998, respectively, are included in investing activities rather than operating activities.
(3)  Includes principally West Africa, Saudi Arabia, Canada and Kazakhstan.

[BAR CHART APPEARS HERE]

Investment Spending
(Millions of dollars)

        Capital Expenditures,
        Exploration Expenses
        & Equity Investment
98             5,500
97             5,306
96             7,019

76% of Mobil's Investment Spending in 1998 was in the international area where greater opportunities exist.

Mobil                                                                         37

--------------------------------------------------------------------------------
                         Notes to Financial Statements
--------------------------------------------------------------------------------
1. Major Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of companies owned more than 50% and controlled by Mobil. Significant investments in affiliated companies owned 50% or less, or where Mobil does not have control, are accounted for on the equity basis. Investments in other companies in which Mobil owns less than a majority interest are stated at cost less applicable reserves. Investments that represent direct interests in the assets, liabilities and operations of ventures are reported as Mobil's share of each account in the venture. Intercompany transactions are eliminated.

Use of Estimates

The financial statements, which are prepared in conformity with generally accepted accounting principles, include amounts that are based, in part, on management's best estimates and judgments.

Revenues

Revenues associated with sales of crude oil, natural gas, petroleum and chemical products and other merchandise are recorded when title passes to the customer.

     Revenues from the production of natural gas properties in which Mobil has interests with other companies are recognized on the basis of sales to Mobil customers. Differences between these sales and Mobil's share of production are routinely adjusted. These differences are not significant.

Inventories

Substantially all crude oil and product inventory volumes are valued at cost under the last-in, first-out (LIFO) method. Other inventories, primarily materials and supplies, are valued generally at average cost.

Oil and Gas Accounting

Mobil follows the successful efforts method of accounting for oil and gas exploration and producing activities. Under this method, direct acquisition costs of unproved mineral rights are capitalized. Payments made in lieu of drilling on nonproducing leaseholds are charged to expense currently. Geological and geophysical costs are charged to expense as incurred. Costs of all development wells and of exploratory wells that result in additions to proved reserves are capitalized. Costs of exploratory wells are capitalized if oil and gas reserves are found and either classified as proved within a year following completion of drilling or if additional exploration work is underway or planned. Annual evaluations are made to assure that these conditions are met; otherwise, the costs of exploratory wells are charged to expense.

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

     Capitalized costs of producing properties are assessed when changes in economic or operating conditions indicate that the carrying amount may not be recoverable. If the book values of the producing properties exceed undiscounted cash flows, then the book values are written down to the net present value of future cash flows. The net present value of future cash flows are based on prices used for planning purposes escalated for estimated inflation, applied to future production profiles of proved reserves, and discounted at the rate that reflects the minimum return on projects that are considered for investments. The future production of proved undeveloped reserves and their related development costs are also factored

38                                                                        Mobil

--------------------------------------------------------------------------------
                         Notes to Financial Statements
--------------------------------------------------------------------------------

1. Major Accounting Policies (continued)

into the cash flows.

Restoration, Removal and Environmental Liabilities

The estimated costs of restoration and removal of major producing facilities are accrued on a unit-of-production basis over the life of the property. The estimated future costs for known environmental remediation requirements are accrued when it is probable that a liability has been incurred and the amount of remediation costs can be reasonably estimated. These amounts are the undiscounted, future estimated costs under existing regulatory requirements and using existing technology.
Derivative Financial Instruments
Mobil uses derivative instruments primarily for purposes of hedging its exposure to fluctuations in interest rates, foreign currency exchange rates and hydrocarbon prices. Gains and losses on hedging contracts are recognized concurrent with the recognition of the economic impact of the underlying exposures using either the accrual or deferral method of accounting. In order to qualify for hedge accounting, the derivative instrument must be designated and effective as a hedge.

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

     The deferral method is used for futures exchange contracts, forward contracts, commodity swaps and covered options. Premiums or discounts are amortized over the life of the contract for interest rate and foreign exchange contracts and are recognized when realized for commodity instruments. Gains and losses resulting from changes in value of derivative instruments are deferred and recognized in the same period as the gains and losses of the items being hedged. Gains and losses on contracts related to debt principal and current interest are recorded in interest expense; gains and losses related to future period interest, firm commitments and forecasted transactions are deferred and are recognized in the measurement of the future period interest, firm commitments or forecasted transactions; and gains or losses on contracts that hedge the foreign currency exchange rate risk of net investments are recorded in Accumulated Other Nonowners' Equity, net of related taxes.

     Under both the accrual and deferral method of accounting, gains and losses on closed contracts are deferred and amortized over the original life of the terminated contract. In the event the hedged item matures, is sold, or is terminated or the anticipated transaction is no longer expected to occur, the realized and unrealized gains and losses are recognized in income coincidental with the transaction, and the derivative would be redesignated as trading.

     For options, the portion of the premium related to time value is amortized over the life of the option, and intrinsic value is recognized in income concurrent with the underlying item being hedged. In all portfolios, the options are carried at fair value.

     Cash flow from derivative instruments that qualify for hedge accounting is included in the same category for cash flow purposes as the item being hedged. Foreign Currency Translation
The functional currency for most foreign operations is the local currency. The cumulative effects of translating the balance sheet accounts from the functional currency into the U.S. dollar at current exchange rates are included in the Accumulated Other Nonowners' Equity account in Shareholders' Equity. The U.S. dollar is used as the functional currency for operations in highly inflationary foreign economies, in Singapore which is predominantly export-


Mobil                                                                         39

--------------------------------------------------------------------------------
                         Notes to Financial Statements
--------------------------------------------------------------------------------

1. Major Accounting Policies (concluded)

oriented and for exploration and producing operations in Indonesia, Nigeria, Equatorial Guinea and Australia. For all operations, gains or losses from remeasuring foreign currency transactions into the functional currency are included in income.

Net Income Per Share

Net Income per common share is net income less preferred stock dividends divided by the weighted average number of common shares outstanding. Net Income per common share assuming dilution includes the dilutive effects of stock options and convertible preferred stock.

2. Asset Impairments

As a result of lower worldwide crude oil and natural gas prices, a charge of $325 million before tax ($270 million after tax) was recorded in Crude oil, products and operating supplies and expenses to adjust certain inventories to their market value.

     Also as a result of lower worldwide prices, a charge of $491 million before tax ($387 million after tax) was recorded to write down certain properties to fair value, mainly in the U.S., Latin America and Asia-Pacific. Of this amount, $352 million was recorded in Depreciation, depletion and amortization with the remainder recorded primarily in Crude oil, products and operating supplies and expenses and Exploration expenses. The writedown of producing properties is determined by comparing their book values to their undiscounted future cash flows. Where the book values are greater than these cash flows, the properties are written down to fair value measured by calculating the net present value of the future cash flows in accordance with the policy described on page 38. There were no fixed price forward sales of production at December 31, 1998. In 1998, the price assumptions used to calculate these cash flows in accordance with the policy in Note 1 are higher than the statutorily mandated prices used on page 59, which are unescalated year-end prices.

3. Inventories

At December 31, 1998, the worldwide excess of market over book value of inventories valued under the LIFO method was $569 million ($517 million--U.S.; $5 million--Europe; $5 million--Asia-Pacific; and $42 million--Other Areas). At December 31, 1997, the worldwide excess of market over book value of inventories valued under the LIFO method was $1,048 million.

     The lower of cost or market test is measured, and the results are recognized separately, on a country-by-country basis, and any resulting write-downs to market, if required, are recorded as permanent adjustments to the cost of inventories.

Inventories (In millions)

At December 31                                           1997          1998
--------------------------------------------------------------------------------
Crude oil and petroleum products                       $1,535        $1,298
Chemical products                                         253           247
Other, mainly materials and supplies                      368           366
--------------------------------------------------------------------------------
Total                                                  $2,156        $1,911
--------------------------------------------------------------------------------


4. Summary Financial Information of Unconsolidated Equity Affiliates

Summary financial information for affiliated companies accounted for on the equity method is shown in the table on page 41. Mobil's investment in these companies is included in Investments and Long-term Receivables. The equity affiliates are primarily engaged in producing, refining and marketing in Europe, the Middle East, Kazakhstan, Japan and elsewhere in the Asia-Pacific region, North American gas marketing, crude oil production and refining in the U.S. and petrochemical and lubes manufacturing in the Middle East. Also included are interests in several pipeline ventures.

     Undistributed earnings of the equity affiliates included in Earnings Retained in the Business were $814 million at December 31, 1998. Distributions received from these companies were $432 million in 1996, $637 million in 1997 and $645 million in 1998.

     Accounts and Notes Receivable in the Consolidated Balance Sheet include $271 million and $258 million at December 31, 1997 and 1998, respectively, of amounts due from equity affiliates. Accounts Payable include $468 million and $388 million at December 31, 1997 and 1998, respectively, of amounts due to equity affiliates.


40                                                                        Mobil

--------------------------------------------------------------------------------
                         Notes to Financial Statements
--------------------------------------------------------------------------------


4. Summary Financial Information of Unconsolidated Equity Affiliates (concluded)


Equity method affiliates (In millions)

                               1996                     1997                    1998
-------------------------------------------------------------------------------------------------
                           Total  Mobil Share    Total     Mobil Share    Total     Mobil Share
-------------------------------------------------------------------------------------------------
Current assets          $  9,784     $  3,237     $ 16,281     $  5,626     $ 18,470     $  6,049
Noncurrent assets         16,224        5,260       28,271        9,132       30,175        9,693
Current liabilities       (9,817)      (3,354)     (15,580)      (5,353)     (16,909)      (5,531)
Long-term debt            (4,455)      (1,117)      (6,193)      (1,588)      (7,763)      (1,854)
Other liabilities         (2,064)        (605)      (3,028)        (854)      (2,234)        (874)
-------------------------------------------------------------------------------------------------
Net assets              $  9,672     $  3,421     $ 19,751     $  6,963     $ 21,739     $  7,483
-------------------------------------------------------------------------------------------------
Gross revenues          $ 32,296     $ 10,337     $ 72,725     $ 22,706     $ 65,549     $ 20,225
-------------------------------------------------------------------------------------------------
Income before taxes     $  1,307     $    429     $  2,319     $    834     $    931     $    386
Net income                   969          279        1,782          696          693          316
-------------------------------------------------------------------------------------------------
Capital expenditures    $  2,044     $    435     $  3,842     $    988     $  2,755     $    776
-------------------------------------------------------------------------------------------------

5. Properties, Plants and Equipment

Properties, plants and equipment are stated at cost, less accumulated depreciation, depletion and amortization of $25,074 million at December 31, 1997, and $23,954 million at December 31, 1998.

Properties, plants and equipment (In millions)
                                     1997                       1998
--------------------------------------------------------------------------------
At December 31                  Net        Gross          Net         Gross
--------------------------------------------------------------------------------
Petroleum Operations
 Exploration & Producing      $13,810      $29,672      $14,307      $29,282
 Marketing                      4,155        6,225        4,147        6,425
 Refining                       3,624        7,764        3,153        6,888
 Other Marketing &
  Refining Activities             899        2,358          793        2,125
Chemical                        1,740        3,077        1,870        3,349
Corporate and Other               328          534          457          612
--------------------------------------------------------------------------------
Total                         $24,556      $49,630      $24,727      $48,681
--------------------------------------------------------------------------------

6. Leases

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

Rental expense (In millions)

Year ended December 31                            1996         1997         1998
--------------------------------------------------------------------------------
Minimum rentals                                 $1,260       $1,093       $  993
Contingent rentals                                  55           81           90
--------------------------------------------------------------------------------
Total                                            1,315        1,174        1,083
Less: sublease rental income                       188          137          132
--------------------------------------------------------------------------------
Net rental expense                              $1,127       $1,037       $  951
--------------------------------------------------------------------------------

Mobil                                                                         41

--------------------------------------------------------------------------------
                         Notes to Financial Statements
--------------------------------------------------------------------------------


6. Leases (concluded)

Future minimum lease payments have not been reduced by future minimum sublease rentals of $41 million under operating leases. Capital leases included in Net Properties, Plants and Equipment were $301 million at December 31, 1997, and $248 million at December 31, 1998.


Future minimum lease payments under noncancelable leases (In millions)

At December 31, 1998               Operating Leases    Capital Lease Obligations
--------------------------------------------------------------------------------
1999                                         $  252                       $   85
2000                                            216                           27
2001                                            173                           21
2002                                            154                           22
2003                                            124                           30
Later years                                   1,330                          257
--------------------------------------------------------------------------------
Future minimum lease payments                $2,249                       $  442
--------------------------------------------------------------------------------
Less: executory costs                                                          1
      interest                                                               152
--------------------------------------------------------------------------------
Total capital lease
  obligations                                                                289
Less: short-term portion of
  capital lease obligations                                                   56
--------------------------------------------------------------------------------
Long-term portion of
  capital lease obligations                                                $ 233
--------------------------------------------------------------------------------

7. Short-term Debt

At December 31, 1998, Mobil had $622 million of unused short-term lines of credit supporting commercial paper borrowing arrangements. A total of $369 million of these unused lines is subject to annual commitment fees. Interest on borrowings under these lines is based on the London Interbank Offered Rate, the Domestic Certificate of Deposit Rate or a specified prime rate, as selected from time to time by Mobil.


Short-term debt (In millions)        1997                         1998
--------------------------------------------------------------------------------------
At December 31                 Amount  Interest Rate(1)    Amount     Interest Rate(1)
--------------------------------------------------------------------------------------
Notes and loans payable
  Commercial paper             $1,097       5 7/8%         $2,011           5%
  Banks and Other               1,168       7 1/8%            951           7 1/8%
--------------------------------------------------------------------------------------
Total notes and loans payable   2,265                       2,962
--------------------------------------------------------------------------------------
Long-term debt maturing
  within one year                 729                       1,020
--------------------------------------------------------------------------------------
Total short-term debt          $2,994                     $ 3,982
--------------------------------------------------------------------------------------

(1) Percentages shown in the table are weighted average interest rates at the end of the year.


42                                                                       Mobil

--------------------------------------------------------------------------------

                         Notes to Financial Statements

--------------------------------------------------------------------------------

8. Long-term Debt

The table below summarizes Mobil's consolidated Long-term Debt. A significant portion of this debt is issued by subsidiaries and is guaranteed by Mobil.

     At year-end 1998, Mobil had shelf registrations on file with the SEC that would permit the offer and sale of $1,815 million of debt securities. Additionally, at December 31, 1998, the ESOP Trust had a shelf registration on file with the SEC permitting the offer and sale of $25 million of debt securities, guaranteed by Mobil. A new shelf registration permitting the offer and sale of an additional $475 million of debt securities by the ESOP Trust, guaranteed by Mobil, is expected to be declared effective by the SEC during the first quarter of 1999. The proceeds of any additional debt securities issued by the ESOP Trust would be used to refund its existing indebtedness. Also at year-end 1998, a shelf registration allowing the issuance of U.S. $1.7 billion of Euro-Medium-Term Notes was in place.

     Long-term debt that becomes due during the next five years is: 1999-$1,020 million; 2000-$365 million; 2001-$386 million; 2002-$136 million, and 2003-$721 million.

Long-term debt (In millions)

At December 31                                        1997           1998
-------------------------------------------------------------------------
6 3/8% notes due 1998                                $ 200          $  --
7 1/4% notes due 1999(1)                               148            148(2)
8 5/8% notes due 2006                                  250            250
7 5/8% debentures due 2033(1)                          216            216(2)
8% debentures due 2032(1)                              164            164(2)
8 1/8% Canadian dollar Eurobonds due 1998              111             --
 (swapped into 6.8% U.S. $ debt)
3% Swiss franc debentures due 2003                      --            133
 (swapped into floating rate U.S. $ debt)
3% Swiss franc debentures due 2003                      --            197
 (swapped into floating rate U.S. $ debt)
5% U.S. dollar Eurobonds due 2004                       --            300
 (swapped into floating rate)
8 3/8% notes due 2001(1)                               180            180(2)
8 5/8% debentures due 2021(1)                          250            250
9 5/8% U.K. sterling Eurobonds due 1999                182            182
7.33% debentures due 2009(1)                            --            100
7.90% debentures due 2020(1)                            --            175
U.S. dollar Euro Medium-Term Notes due 1999             --            150
 (swapped into floating rate Japanese yen)
Japanese yen loans due 2003-2005 (2.2%)(1) (3)         347            252
ESOP Trust debentures/notes due 1999-2004
  (7.6%)(1)(3)                                         497            472
Variable rate project financing due 1998
  (6.6%)(3)                                             52             --
Industrial revenue bonds due 2003-2033
  (5.6%)(1) (3)                                        484            477
Other foreign currencies due 1998-2030
  (5.8%)(1) (3)                                        764            565
Other due 1998-2054 (7.1%)(3)                          219            239
Capital lease obligations                              335            289
-------------------------------------------------------------------------
Total                                                4,399          4,739
Less: long-term debt maturing within one year          729          1,020
-------------------------------------------------------------------------
Total long-term debt                                $3,670         $3,719
-------------------------------------------------------------------------
(1)  Swapped principally into floating rate debt.
(2)  Net of repurchases.
(3) The percentages shown in parentheses in the table are weighted average interest rates at December 31, 1998.

Mobil                                                                       43

--------------------------------------------------------------------------------

                         Notes to Financial Statements

--------------------------------------------------------------------------------

9. Financial Instruments and Risk Management

Mobil uses derivative financial instruments to manage risks resulting from fluctuations in underlying interest rates, foreign currency exchange rates and hydrocarbon prices. Because Mobil operates in the international oil and gas markets and has significant financing requirements, it has exposure to these risks, which can affect the cost of operating, investing and financing. Derivative instruments creating essentially equal and offsetting market exposures are used to help manage these risks. Derivative financial instruments held by Mobil are not leveraged and are principally held for purposes other than trading. For additional information regarding Mobil's risk management activities, please refer to Management's Discussion and Analysis on pages 22 and 23.

     The notional principal amounts of derivative financial instruments at December 31, are as follows:

At December 31 (In millions)                       1997            1998
-----------------------------------------------------------------------
Debt-related instruments                         $4,444          $4,812
Nondebt-related foreign currency
  exchange rate instruments                       9,706           6,760
Commodity financial instruments
  requiring cash settlement                       2,438           3,869
-----------------------------------------------------------------------

     The fair value of Mobil's debt portfolio was $6,464 million ($6,524 million debt less $60 million derivatives) at December 31, 1997 and $7,622 million ($7,751 million debt less $129 million derivatives) at December 31, 1998. These fair values were greater than the carrying values by $166 million and $210 million at December 31, 1997 and 1998, respectively. This change was due to a small decrease in long-term interest rates. The fair value of all other financial instruments approximated their carrying value.

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

10. Taxes


Total taxes (In millions)                    1996                            1997                                1998
-----------------------------------------------------------------------------------------------------------------------------------
Year ended December 31             U.S.    Foreign      Total      U.S.   Foreign         Total       U.S.     Foreign        Total
-----------------------------------------------------------------------------------------------------------------------------------
Excise and state gasoline        $4,207    $ 5,029    $ 9,236    $4,458    $1,470       $ 5,928    $ 4,712     $ 1,141     $  5,853
Import duties                        --      9,130      9,130        --     4,027         4,027         --       3,541        3,541
Property, production, payroll
  and other                         385        272        657       347       204           551        329         159          488
-----------------------------------------------------------------------------------------------------------------------------------
Total other than income taxes     4,592     14,431     19,023     4,805     5,701(1)     10,506      5,041       4,841        9,882
-----------------------------------------------------------------------------------------------------------------------------------
Income taxes
  U.S. state and local               63         --         63        45        --            45         26          --           26
  U.S. federal and foreign
    -current                        217      2,421      2,638       208     2,436         2,644        368       1,108        1,476
    -deferred                       163        283        446       250       154           404       (124)        (22)        (146)

-----------------------------------------------------------------------------------------------------------------------------------
Total income taxes                  443      2,704      3,147       503     2,590         3,093        270       1,086        1,356
-----------------------------------------------------------------------------------------------------------------------------------
Total taxes                      $5,035    $17,135    $22,170    $5,308    $8,291       $13,599    $ 5,311     $ 5,927     $ 11,238
-----------------------------------------------------------------------------------------------------------------------------------

(1) The change from 1996 primarily reflects the impact of equity accounting for Mobil's European downstream alliance with BP.

44                                                                       Mobil

--------------------------------------------------------------------------------
                         Notes to Financial Statements
--------------------------------------------------------------------------------

10.  Taxes  (concluded)

Income from U.S. operations before income taxes was $1,939 million in 1996, $2,187 million in 1997 and $940 in 1998. Income from foreign operations before income taxes for the same three years was $4,816 million, $4,872 million and $2,403 million, respectively. The loss from Corporate and Financing before income taxes for the same three years was $644 million, $694 million and $283 million, respectively.

     Deferred income taxes are provided for the temporary differences between the financial statement and tax bases of Mobil's assets and liabilities, and relate primarily to depreciation, intangible drilling costs, and provisions for restoration, removal and environmental costs, and employee benefits. Mobil does not provide deferred taxes for amounts that could result from the remittance of undistributed earnings of foreign affiliates since it is generally Mobil's intention to continue reinvesting these earnings indefinitely. Mobil's share of the undistributed earnings of consolidated subsidiaries and equity method affiliates, which could be subject to additional income taxes if remitted, was approximately $3.8 billion at December 31, 1998. If such dividends were to be remitted, foreign tax credits available under present law would reduce the amount of U.S. taxes payable. Deferred tax assets in the amount of $43 million related to tax loss carryforwards that were fully reserved and cannot be utilized were written off in 1998.

Deferred  taxes (In millions)

At December 31                                           1997(1)        1998
----------------------------------------------------------------------------
Deferred tax liabilities
  Depreciation, depletion
    and amortization                                   $4,877         $4,715
  Other                                                   406            549
----------------------------------------------------------------------------
Total deferred tax liabilities                          5,283          5,264
----------------------------------------------------------------------------
Deferred tax assets
  Book reserves                                         1,544          1,636
  Tax credits available for carry-forward
    (primarily without expiration)                        693            722
----------------------------------------------------------------------------
Total deferred tax assets                               2,237          2,358
----------------------------------------------------------------------------
Valuation allowance                                      (627)          (608)
----------------------------------------------------------------------------
Net deferred tax liabilities                           $3,673         $3,514
----------------------------------------------------------------------------
(1) Prior year data reclassified to conform with current year presentation.


Reconciliation of U.S. statutory
  rate to actual tax rate (In millions)    1996                    1997                         1998
------------------------------------------------------------------------------------------------------------
Year ended December 31            Amount           %      Amount             %       Amount                %
------------------------------------------------------------------------------------------------------------
Income before taxes               $6,111        100.0     $6,365         100.0       $3,060            100.0
------------------------------------------------------------------------------------------------------------
Theoretical tax at U.S. rate       2,139         35.0      2,228          35.0        1,071             35.0
Foreign taxes in excess of
  U.S. statutory rate              1,108         18.1      1,151          18.1          475             15.5
Other items, net                    (100)        (1.6)      (286)         (4.5)        (190)            (6.2)
------------------------------------------------------------------------------------------------------------
Total income taxes                $3,147         51.5     $3,093          48.6       $1,356             44.3
------------------------------------------------------------------------------------------------------------


Mobil                                                                         45

--------------------------------------------------------------------------------
                         Notes to Financial Statements
--------------------------------------------------------------------------------

11. Restoration, Removal and Environmental Liabilities

Exploration and producing properties must generally be restored to their original condition when the oil or gas reserves are depleted and/or operations cease. At December 31, 1997 and 1998, $780 million and $760 million, respectively, had been accrued for restoration and removal costs, mainly related to offshore producing facilities.

     Mobil accrues for its best estimate of the future costs associated with known environmental remediation requirements at its service stations, marketing terminals, refineries and plants, and at certain Superfund sites. At December 31, 1997 and 1998, the accumulated reserve for environmental remediation costs was $372 million and $328 million, respectively. Of these amounts, $80 million and $77 million were included in current accrued liabilities in the Consolidated Balance Sheet. Amounts accrued with respect to Superfund waste disposal sites are based on the company's best estimate of its portion of the costs of remediating such sites. These amounts are not material.

12.  Research Expense

Research expenses were $206 million in 1996, $234 million in 1997 and $204 million in 1998.

13. Accumulated Other Nonowners' Equity

Accumulated Other Nonowners' Equity consists of cumulative minimum pension liability adjustment and cumulative foreign exchange translation adjustment. There were no balances for cumulative minimum pension liability adjustment in 1996 and 1997. The amount in 1998 was an unrecognized loss of $126 million, net of tax. The cumulative foreign exchange translation adjustment is composed of the following:

Cumulative foreign exchange
   translation adjustment (In millions)

At December 31                                     1996      1997         1998
------------------------------------------------------------------------------
Properties, plants
   and equipment, net                            $  (27)    $(940)     $(1,076)
Deferred income taxes                              (256)     (103)         (83)
Working capital, debt
   and other items, net                             210       222          227
------------------------------------------------------------------------------
Total                                            $  (73)    $(821)(1)  $  (932)
------------------------------------------------------------------------------
(1) The change in 1998 from 1997 reflects the strengthening U.S. dollar relative to local currencies in certain countries in which the company has significant operations.

     Foreign exchange transaction losses of $21 million in 1996, $52 million in 1997 and $53 million in 1998 have been included in income.

14.  Restructurings

In 1998, Mobil implemented new restructuring programs in Australia and New Zealand, and in Latin America, to integrate regional fuels and lubes operations. These programs will result in the elimination of approximately 500 positions as well as asset write-downs in Australia and New Zealand. Mobil recorded a provision of $50 million ($41 million after tax) in Selling and general expenses and Depreciation, depletion and amortization for these programs. In 1999, cash outlays of $36 million will be made for employee separation benefits and exit costs. The remainder represents noncash costs for the closure of facilities with net book values of $19 million. These assets will be closed in 1999. The results of operations of these assets are not material. Also, since the depreciable assets were written down to zero, there is no further depreciation expense to be recorded. The balance in the reserve at December 31, 1998 was $36 million.
     Also during 1998, Mobil and BP completed the implementation of their alliance, which combined the companies' European operations in the refining and marketing of fuels and lubricants. This alliance resulted in the elimination of approximately 2,700 positions from the combined work forces of the two companies (about 1,000 Mobil positions), the rationalization of certain fuels marketing assets and the closure of surplus facilities. During 1996, Mobil established a restructuring provision of $184 million ($145 million after tax), primarily for separation costs related to workforce reductions, facilities closure costs and asset write-downs. Of this amount, $126 million represented cash expenditures in 1996, 1997 and 1998 and the remainder was for noncash costs. Implementation of this program began in late 1996 and was essentially complete as of December 31, 1998. The amounts remaining in the reserve at December 31, 1996, 1997 and 1998 were $123 million, $47 million and $7 million, respectively, and the reductions were due to cash outlays and noncash reclassifications.
     Additionally, in 1997, Mobil and BP announced that the alliance would implement a major restructuring of its lubricant base oil refining business. This program will result in the elimina-

46                                                                       Mobil

--------------------------------------------------------------------------------
     Notes to Financial Statements
--------------------------------------------------------------------------------

14.  Restructurings (concluded)

tion of approximately 460 Mobil positions and in write-downs and closure of certain facilities and will be completed by the end of 1999. Mobil recorded reserves in 1997 of $86 million ($82 million after tax) mainly for employee severance costs associated with workforce reductions and for write-downs and closure of certain facilities. Cash outlays are expected to be $66 million of which $31 million was spent during 1998. Noncash costs are expected to be $20 million. The amounts remaining in the reserve at December 31, 1997 and 1998 were $66 million and $35 million, respectively. The reductions were due to cash outlays and noncash reclassifications.

   The above provisions were recorded in Income from equity affiliates and Selling and general expenses.

   In addition to restructuring charges for the Mobil-BP alliance, Mobil incurred one-time implementation charges in 1997 and 1998 of $69 million after tax and $93 million after tax, respectively, primarily for the reimaging of retail outlets and for systems implementation.

   During 1997, Mobil commenced two major cost savings initiatives in Asia-Pacific--one in Japan in response to the deregulated business environment and the other in Australia. These programs resulted in the elimination of approximately 400 positions and the rationalization of certain assets. In 1997, Mobil recorded reserves of $172 million ($107 million after tax) primarily for separation costs related to workforce reductions and for closure of certain facilities. The provisions have been recorded in Selling and general expenses, Crude oil, products and operating supplies, and expenses, Income from asset sales, interest and other and Depreciation, depletion and amortization. Cash outlays are expected to be $113 million of which $8 million and $59 million were made in 1997 and 1998, respectively. The remainder will be paid in 1999. Non-cash costs are expected to be $59 million. The amounts remaining in the reserves at December 31, 1997 and 1998 were $137 million and $50 million, respectively. The reductions were due to cash outlays and noncash reclassifications.

   The Mobil employee positions eliminated under the 1996 and 1997 programs approximated the workforce reductions included in the original estimates.

15. Employee Stock Ownership Plan (ESOP)

Mobil Oil's Employees Savings Plan includes an ESOP covering most U.S. employees. In 1989 the ESOP Trust borrowed $800 million and used the proceeds to buy shares of Series B ESOP Convertible Preferred Stock. Each preferred share has a liquidation value of $3,887.50, is convertible into 100 shares of common stock and is entitled to 100 votes. Dividends on the preferred stock are cumulative and payable at an annual rate of $300 per share. The ESOP Trust uses the preferred dividends not allocated to employees to make principal and interest payments on the notes. As debt service exceeds the dividends, Mobil is required to fund the excess. In 1996, 1997 and 1998, this excess was $47 million, $21 million and $15 million, respectively. The guaranteed ESOP borrowing is included in Mobil's debt. The future compensation to be earned by employees is classified in Shareholders' Equity. These amounts are reduced and expense is recognized as the debt is repaid and shares are earned by employees. In 1996, 1997 and 1998, total ESOP-related expenses were $49 million, $24 million and $29 million, respectively. Interest incurred on ESOP debt in 1996, 1997 and 1998 was $48 million, $43 million and $38 million, respectively.

16. Employee Benefits

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

Mobil                                                                        47

--------------------------------------------------------------------------------
                         Notes to Financial Statements
--------------------------------------------------------------------------------

16. Employee Benefits (continued)

material obligation for Mobil to provide postretirement benefits for international retirees because they are covered primarily by local government programs.

     The charge to Mobil's income for U.S. postretirement health care and life insurance plans was $64 million in 1996, $63 million in 1997 and $63 million in 1998.

     The components of Mobil's net postretirement benefit expense for U.S. plans and the status of Mobil's U.S. postretirement benefit plans and the amounts recognized in the Consolidated Balance Sheet are detailed below.

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

     The worldwide charge to Mobil's income for pension plans was $242 million in 1996, $189 million in 1997 and $140 million in 1998.

     The components of net pension expense for Mobil's plans and the status of Mobil's pension plans and the amounts recognized in the Consolidated Balance Sheet are detailed on page 49.


Postretirement benefit expense, excluding pensions (In millions)        Health Care                           Life Insurance
------------------------------------------------------------------------------------------------------------------------------------
Year ended December 31                                      1996          1997          1998          1996         1997         1998
------------------------------------------------------------------------------------------------------------------------------------
Service cost                                                $ 10          $  8          $  7          $  2         $  1         $  1
Interest cost                                                 27            31            31            26           24           25
Amortization of unrecognized amounts:
  Prior service cost                                          (1)           (1)           (1)           --           --           --
------------------------------------------------------------------------------------------------------------------------------------
Net periodic benefit cost                                   $ 36          $ 38          $ 37          $ 28         $ 25         $ 26
------------------------------------------------------------------------------------------------------------------------------------

Status of postretirement benefit plans (In millions)                              Health Care                    Life Insurance
------------------------------------------------------------------------------------------------------------------------------------
At December 31                                                                1997           1998             1997            1998
------------------------------------------------------------------------------------------------------------------------------------
Change in benefit obligations
  Benefit obligations at beginning of year                                    $ 448           $ 463           $ 354           $ 371
  Service and interest cost                                                      39              38              25              26
  Benefits paid                                                                 (31)            (33)            (21)            (26)
  Plan amendments                                                                 7              (4)             --              (2)
  Actuarial losses and other items                                               --              18              13              24
------------------------------------------------------------------------------------------------------------------------------------
Benefit obligations at end of year                                            $ 463           $ 482           $ 371           $ 393
------------------------------------------------------------------------------------------------------------------------------------
Book reserves                                                                 $ 464           $ 468           $ 363           $ 360
------------------------------------------------------------------------------------------------------------------------------------
Book reserves greater (less) than
  accumulated postretirement benefit obligations                              $   1           $ (14)          $  (8)          $ (33)
------------------------------------------------------------------------------------------------------------------------------------
Consisting of:
Unrecognized prior service cost                                               $   2           $   5           $  --           $   2
Unrecognized net (loss)                                                          (1)            (19)             (8)            (35)
------------------------------------------------------------------------------------------------------------------------------------

The discount rate used in determining the postretirement benefit obligation was 7.0% in 1997 and 6.5% in 1998.

     For measurement purposes, a 7.5% annual rate in the per capita cost of covered health care benefits was assumed for 1999. The rate was assumed to decrease gradually to 5.0% for 2005 and remain at that level thereafter.

     Assumed health care cost trend rates have a significant effect on the amounts reported for health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

(in millions)                                      1% Increase     1% Decrease
--------------------------------------------------------------------------------
Effect on total service and interest cost components    $ 5           $ (4)
Effect on postretirement benefit obligations             44            (43)
--------------------------------------------------------------------------------

48                                                                      Mobil

--------------------------------------------------------------------------------
                         Notes to Financial Statements
--------------------------------------------------------------------------------

16. Employee Benefits (concluded)


Pension expense (In millions)                                               U.S. Plans                     International Plans
------------------------------------------------------------------------------------------------------------------------------------
Year ended December 31                                             1996        1997        1998        1996        1997        1998
------------------------------------------------------------------------------------------------------------------------------------
Service cost                                                      $  92       $  72       $  81       $  84       $  85       $  83
Interest cost on projected benefit obligations                      185         181         188         128         119         120
Expected return on plan assets                                     (240)       (238)       (264)        (77)        (78)        (79)
Amortization of previously unrecognized amounts:
   Transitional (asset) obligation                                  (30)        (30)        (30)          8           6           5
   Prior service cost                                                19          21          24          39          11          13
   Actuarial (gains) losses                                          (5)         (5)         (7)          5           6           6
Curtailment and settlement losses                                    --          --          --          34          39          --
------------------------------------------------------------------------------------------------------------------------------------
Net periodic benefit cost (income) after
  curtailments and settlements                                    $  21       $   1       $  (8)      $ 221       $ 188       $ 148
------------------------------------------------------------------------------------------------------------------------------------

Status of pension plans (In millions)                                                 U.S. Plans                International Plans
------------------------------------------------------------------------------------------------------------------------------------
At December 31                                                                    1997           1998           1997           1998
------------------------------------------------------------------------------------------------------------------------------------
Change in projected benefit obligations
  Projected benefit obligations at beginning of year                           $ 2,570        $ 2,751        $ 2,246        $ 2,117
  Service and interest cost                                                        253            269            204            203
  Benefits paid                                                                   (225)          (304)          (207)          (164)
  Plan amendments                                                                   26             62              8             28
  Curtailments, settlements and special termination benefits                        --             --             10             --
  Effects of foreign currency exchange rates                                        --             --           (203)            47
  Actuarial losses and other items                                                 127            319             59            353
------------------------------------------------------------------------------------------------------------------------------------
Projected benefit obligations at end of year                                   $ 2,751        $ 3,097        $ 2,117        $ 2,584
------------------------------------------------------------------------------------------------------------------------------------
Change in plan assets
  Fair value of plan assets at beginning of year                               $ 2,750        $ 3,007        $ 1,145        $ 1,158
  Actual return on plan assets                                                     451            233            147            105
  Employer contributions                                                            --             --             60             50
  Employee contributions                                                            --             --             10              8
  Benefits paid                                                                   (194)          (270)          (108)           (84)
  Reclassification of supplemental benefit plan trust                               --           (580)            --             --
  Effects of foreign currency exchange rates                                        --             --            (96)            (6)
------------------------------------------------------------------------------------------------------------------------------------
Fair value of plan assets at end of year                                       $ 3,007        $ 2,390        $ 1,158        $ 1,231
Book reserves                                                                      146            440            996          1,170
------------------------------------------------------------------------------------------------------------------------------------
Fair value of plan assets and book reserves                                    $ 3,153        $ 2,830        $ 2,154        $ 2,401
------------------------------------------------------------------------------------------------------------------------------------
Plan assets and book reserves greater (less)
  than projected benefit obligations                                           $   402        $  (267)       $    37        $  (183)
------------------------------------------------------------------------------------------------------------------------------------
Consisting of:
  Unrecognized transition asset (obligation)                                   $   120        $    90        $   (18)       $   (14)
  Unrecognized prior service cost                                                 (183)          (221)           (21)           (32)
  Unrecognized net gain (loss)                                                     282           (266)          (137)          (458)
  Pre-funded expenses and intangible assets                                        183             89            213            142
  Accumulated other nonowners' equity                                               --             41             --            179
------------------------------------------------------------------------------------------------------------------------------------
Plan assets and book reserves greater (less)
  than projected benefit obligations                                           $   402        $  (267)       $    37        $  (183)
------------------------------------------------------------------------------------------------------------------------------------
Weighted average rates used in determining
  the actuarial present value of the
  projected benefit obligations (percent)
  Discount rate                                                                    7.0            6.5            6.5            5.1
  Rate of increase in future compensation levels                                   4.0            4.0            5.1            4.2
Expected long-term rate of return on plan assets
  used in determining current year expense (percent)                               9.0            9.5            8.2            8.0
------------------------------------------------------------------------------------------------------------------------------------
Memo: assets and book reserves greater than
  accumulated benefit obligations                                              $   842        $   209        $   392        $   157
------------------------------------------------------------------------------------------------------------------------------------

Pension Plan Assets and Book Reserves exceeded Accumulated Benefit Obligations by $366 million at the end of 1998.

Mobil                                                                         49

--------------------------------------------------------------------------------
                         Notes to Financial Statements
--------------------------------------------------------------------------------

17. Stock-Based Compensation Plans

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

     Based on the December 31, 1998, number of shares outstanding, there were 16,267,543 shares or share units available for option grants and other awards referred to above in 1998. Based on the December 31, 1997, number of shares outstanding, there were 13,739,652 shares or share units available for option grants and other awards referred to above in 1997.


Stock option transactions                                         1986 Plan                 1991 Plan                  1995 Plan
------------------------------------------------------------------------------------------------------------------------------------
                                                               Shares   Weighted         Shares   Weighted         Shares   Weighted
                                                                         Average                   Average                   Average
                                                                           Price                     Price                     Price
------------------------------------------------------------------------------------------------------------------------------------
January 1, 1996-shares under option                         6,708,652     $26.94     16,380,822     $35.23      5,340,460     $43.68
------------------------------------------------------------------------------------------------------------------------------------
Changes during 1996
  Options granted                                                                                               4,475,700      57.50
  Options expired or canceled                                  (1,000)     14.39        (44,700)     43.03       (103,500)     51.79
  Options exercised                                        (1,793,004)     24.68     (1,431,478)     34.10       (117,820)     43.66
  SARs exercised                                              (82,888)     31.32        (56,892)     31.03
------------------------------------------------------------------------------------------------------------------------------------
December 31, 1996-shares under option                       4,831,760     $27.71     14,847,752     $35.34      9,594,840     $50.04
------------------------------------------------------------------------------------------------------------------------------------
Changes during 1997
  Options granted                                                                                               4,679,600      61.83
  Options expired or canceled                                                           (34,500)     43.03       (270,200)     58.33
  Options exercised                                        (1,555,129)     26.51     (1,579,144)     34.21       (180,148)     46.27
  SARs exercised                                              (16,752)     30.78        (97,836)     30.88
------------------------------------------------------------------------------------------------------------------------------------
December 31, 1997-shares under option                       3,259,879     $28.26     13,136,272     $35.48     13,824,092     $53.91
------------------------------------------------------------------------------------------------------------------------------------
Changes during 1998
  Options granted                                                                                               4,440,200      71.22
  Options expired or canceled                                  (1,000)     22.09           (900)     43.03       (126,300)     66.11
  Options exercised                                        (1,381,745)     26.48     (1,633,652)     36.23       (635,035)     44.85
  SARs exercised                                                                        (48,582)     31.47
------------------------------------------------------------------------------------------------------------------------------------
December 31, 1998-shares under option                       1,877,134     $29.57     11,453,138     $35.39     17,502,957     $58.55
  Weighted average contractual life (years)                      0.91                      3.91                      7.50
  Range of exercise price                                $22.09-32.13              $30.72-43.03              $43.66-71.22
------------------------------------------------------------------------------------------------------------------------------------
Options exercisable at December 31, 1996                    4,831,760     $27.71     12,884,752     $34.16      1,219,540     $44.37
------------------------------------------------------------------------------------------------------------------------------------
Options exercisable at December 31, 1997                    3,259,879     $28.26     13,136,272     $35.48      2,034,292     $47.63
------------------------------------------------------------------------------------------------------------------------------------
Options exercisable at December 31, 1998                    1,877,134     $29.57     11,453,138     $35.39      5,480,157     $46.70
------------------------------------------------------------------------------------------------------------------------------------

50                                                                    Mobil

--------------------------------------------------------------------------------
                         Notes to Financial Statements
--------------------------------------------------------------------------------

17. Stock-Based Compensation Plans (concluded)

If compensation expense had been recorded using the fair value of the options at the date of grant, net income would have been reduced by $19 million, $29 million and $33 million in 1996, 1997 and 1998, respectively. Fair value is determined using a modified Black-Scholes model. The assumptions used in the model were a dividend yield of 3.2%, a five year zero-coupon risk free interest rate of 5.66%, estimated volatility of 18% and a five year expected option term.

18. Capital Stock

At December 31, 1998, 1,200,000,000 shares of $1.00 par value common stock were authorized and 897,947,485 shares were issued, including 117,414,000 shares held in the treasury.

     At December 31, 1998, 30,000,000 shares of $1.00 par value preferred stock were authorized, of which 6,000,000 shares of Series A Junior Participating Preferred Stock were authorized for issuance upon exercise of certain preferred stock purchase rights (no shares issued or outstanding) and 191,062 shares of Series B ESOP Convertible Preferred Stock were authorized for issuance. At December 31, 1997 and 1998, respectively, 171,093 and 164,986 shares of Series B ESOP Convertible Preferred Stock were outstanding. During 1997 and 1998, 5,243 and 6,107 of such shares, respectively, were redeemed.

     Effective May 20, 1997, Mobil increased the authorized shares of common stock from 600,000,000 to 1,200,000,000 and recorded a two-for-one stock split of the Company's issued common stock. In addition, a special distribution of Series B ESOP Convertible Preferred Stock was made, doubling the number of shares of that stock outstanding, and the liquidation value, conversion price and dividend rate of each share were halved.


Changes in shares of common stock outstanding
-----------------------------------------------------------------------------------------------------
Year ended December 31                                          1996              1997           1998
-----------------------------------------------------------------------------------------------------
Common shares outstanding-beginning of year              789,119,762       787,588,910    783,363,772
Purchase of common stock for treasury                     (4,795,400)       (7,458,400)    (6,468,900)
Exercise of stock options and stock appreciation rights    3,199,632         3,177,748      3,603,113
Incentive compensation awards and restricted stock            64,916            55,514         35,500
-----------------------------------------------------------------------------------------------------
Common shares outstanding - end of year                  787,588,910       783,363,772    780,533,485
-----------------------------------------------------------------------------------------------------

Mobil                                                                        51

--------------------------------------------------------------------------------
                         Notes to Financial Statements
--------------------------------------------------------------------------------

19. Net Income per Share

The following table sets forth the computation of basic and diluted earnings per share:


Net income per share
------------------------------------------------------------------------------------------------------------------------
Millions of dollars except per share amounts; number of shares in thousands             1996         1997           1998
------------------------------------------------------------------------------------------------------------------------
Net income                                                                           $ 2,964      $ 3,272        $ 1,704
Less: dividends on preferred stock                                                        54           52             50
------------------------------------------------------------------------------------------------------------------------
Adjusted net income applicable to common shares                                      $ 2,910      $ 3,220        $ 1,654
------------------------------------------------------------------------------------------------------------------------
Weighted average number of basic common shares outstanding                           788,292      786,294        779,231(1)
------------------------------------------------------------------------------------------------------------------------
Net income per common share                                                           $ 3.69       $ 4.10         $ 2.12
------------------------------------------------------------------------------------------------------------------------
Net income                                                                           $ 2,964      $ 3,272        $ 1,704
Less: additional contribution to ESOP                                                     10            8              6
Less: Stock Appreciation Rights compensation income/(expense)                              4           (4)             1
------------------------------------------------------------------------------------------------------------------------
Adjusted net income applicable to common shares                                      $ 2,950      $ 3,268        $ 1,697
------------------------------------------------------------------------------------------------------------------------
Weighted average number of basic common shares outstanding                           788,292      786,294        779,231
Issuable on assumed exercise of stock options                                          9,418       11,445         11,253
Assumed conversion of preferred stock                                                 18,038       17,318         16,790
------------------------------------------------------------------------------------------------------------------------
Total                                                                                815,748      815,057        807,274(1)
------------------------------------------------------------------------------------------------------------------------
Net income per common share--assuming dilution                                        $ 3.62       $ 4.01         $ 2.10
------------------------------------------------------------------------------------------------------------------------

(1) Excludes, on a weighted average basis, shares held by the benefit plan trust that are accounted for in a manner similar to treasury stock.

20. Commitments and Contingent Liabilities

Substantial commitments are made in the normal course of business for the purchase of crude oil and petroleum products, and the acquisition or construction of properties, plants and equipment (including tankers for time charter to Mobil).

     Mobil has guaranteed $198 million of the obligations of others, excluding $223 million of certain cross-guarantees, primarily foreign customs duties, made with other responsible companies in the ordinary course of business. Mobil has also indirectly guaranteed repayment of approximately $500 million of debt issued by companies in which Mobil has an interest in the event projects financed with that debt are not completed as specified in the project completion guarantee agreements. In addition, Mobil has guaranteed specified revenues from crude oil, product and carbon dioxide shipments under agreements with pipeline companies in which it holds stock interests. If these companies are unable to meet certain obligations, Mobil may be required to advance funds against future transportation charges. No material loss is anticipated under these guarantees.

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


52                                                                      Mobil

--------------------------------------------------------------------------------
                                    Reports
--------------------------------------------------------------------------------

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


/s/ Lucio A. Noto

Lucio A. Noto
Chairman and Chief Executive Officer


/s/ Harold R. Cramer

Harold R. Cramer
Executive Vice President and Chief Financial Officer

Report of Ernst & Young LLP,
Independent Auditors
Board of Directors and Shareholders
Mobil Corporation

We have audited the accompanying consolidated balance sheets of Mobil Corporation as of December 31, 1997 and 1998, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1998, appearing on pages 31, 33, and 35 through 52. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Mobil Corporation at December 31, 1997 and 1998, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.


                                                           /s/ Ernst & Young LLP

Fairfax, Virginia
February 26, 1999


Mobil                                                                       53

--------------------------------------------------------------------------------
                           Supplementary Information
--------------------------------------------------------------------------------

Oil and Gas Producing Activities (unaudited)

The accompanying tables set forth information concerning Mobil's oil and gas producing activities at December 31, 1996, 1997 and 1998, and for the years then ended, as required by Financial Accounting Standard (FAS) 69, Disclosures about Oil and Gas Producing Activities.

Table 1: Estimated Quantities of Net Proved Oil and Natural Gas Liquids Reserves (Millions of barrels)


                                                Consolidated Companies                          Equity Companies           Worldwide
                                  -----------------------------------------------      ----------------------------------- ---------
                                                   Asia-    Other                                      Asia-      Other
                                  U.S.    Europe   Pacific  Areas(1)        Total      U.S.     Europe Pacific    Areas(1)
Reserves at January 1, 1996        986       373       103     1,426        2,888        --          2      --      529       3,419
  Revisions                         (8)        7         5        69           73        --         --      --        9          82
  Improved recovery                 40         9        --        49           98        --         --      --       --          98
  Purchases                          4        --        54        10           68        --         --      --      336(2)      404
  Sales                            (36)       (6)       --       (31)         (73)       --         --      --       --         (73)
  Extensions, discoveries
    and other additions             12        40        --       113          165        --         --      --       --         165
  Production                       (96)      (57)      (39)      (98)        (290)       --         --      --      (23)       (313)

------------------------------------------------------------------------------------------------------------------------------------

Reserves at December 31, 1996      902       366       123     1,538        2,929        --          2      --      851       3,782
  Aera joint venture (3)          (314)       --        --        --         (314)      417         --      --       --         103
  Revisions                        (56)       19        30         4           (3)       --         --      --      190         187
  Improved recovery                 92        10        --         4          106        --         --      --       --         106
  Purchases                          1        16        --         1           18        --         --      --       --          18
  Sales                            (20)       (5)       (9)       (3)         (37)       --         --      --       (5)        (42)
  Extensions, discoveries
    and other additions              2        19        --       235          256        --         --      --       34         290
  Production                       (68)      (57)      (36)     (127)        (288)      (21)        --      --      (30)       (339)

------------------------------------------------------------------------------------------------------------------------------------

Reserves at December 31, 1997      539       368       108     1,652        2,667       396          2      --    1,040       4,105
  Revisions                        (38)       (1)        7       226          194       134(4)      --      --       (2)        326
  Improved recovery                  2        12        --         6           20        85         --      --       --         105
  Purchases                         --        --        --        --           --        --         --      --       --          --
  Sales                             (2)       --        --        (5)          (7)       (1)        (2)     --       --         (10)
  Extensions, discoveries
    and other additions             13         2        --       516(5)       531         1         --      --       21         553
  Production                       (50)      (51)      (31)     (138)        (270)      (38)        --      --      (33)       (341)

------------------------------------------------------------------------------------------------------------------------------------

Reserves at December 31, 1998      464       330        84     2,257        3,135       577         --      --    1,026       4,738
------------------------------------------------------------------------------------------------------------------------------------

Developed Reserves
   At January 1, 1996              816       184        93       910        2,003        --          2      --      474       2,479
   At December 31, 1996            759       204        91       967        2,021        --          1      --      666       2,688
   At December 31, 1997            509       180        80     1,035        1,804       268          1      --      633       2,706
   At December 31, 1998            437       160        64     1,200        1,861       416         --      --      616       2,893
------------------------------------------------------------------------------------------------------------------------------------

(1) Includes principally West Africa, Canada and Venezuela (Consolidated companies) and Kazakhstan and Abu Dhabi (Equity companies).

(2) Acquisition of a 25% interest in a joint venture that owns the Tengiz field in the Republic of Kazakhstan.

(3) In June 1997, Mobil commenced operations of its California heavy-oil joint venture with Shell, under the name of Aera Energy LLC, which resulted in an increase in proved reserves and a reduction in nonproved reserves.

(4) Revisions include additions attributable to Mobil's increased equity share in Aera Energy LLC.

(5) Extensions, discoveries and other additions include 474 million barrels in the Cerro Negro field in Venezuela.

Mobil's estimated net proved reserves and changes thereto for the years 1996, 1997 and 1998 are presented in Tables 1 and 2. The estimates represent only those volumes considered to be proved reserves and include fields where additional investment may be required to recover these reserves.


54                                                                         Mobil

--------------------------------------------------------------------------------
                           Supplementary Information
--------------------------------------------------------------------------------

Oil and Gas Producing Activities (unaudited)(continued)

     Definitions used in developing these data are in accordance with the SEC guidelines, which state: "Proved oil and gas reserves are the estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based on future conditions. Proved developed oil and gas reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Additional oil and gas expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery should be included as "proved developed reserves" only after testing by a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved." These reserve estimates are subject to revisions over time as more information becomes available. In the past, some revisions have been significant. The company's net proved reserves exclude royalties and interests owned by others, and natural gas liquids volumes received under natural gas processing contracts.


Mobil                                                                        55

--------------------------------------------------------------------------------
                           Supplementary Information
--------------------------------------------------------------------------------

Oil and Gas Producing Activities (unaudited) (continued)

Table 2: Estimated Quantities of Net Proved Natural Gas Reserves (Billions of cubic feet)


                                                Consolidated Companies                         Equity Companies            Worldwide
                                  -------------------------------------------------     -------------------------------    ---------
                                                      Asia-      Other                                Asia-    Other
                                   U.S.     Europe    Pacific    Areas(1)     Total     U.S.   Europe Pacific  Areas(1)
Reserves at January 1, 1996       5,061      4,188      4,896      1,784     15,929       --       34    --     2,005       17,968
  Revisions                         (43)       (15)      (338)       (42)      (438)      --        3    --       (36)        (471)
  Improved recovery                  20         10         --         19         49       --       --    --        --           49
  Purchases                           6         --         92        368        466       --       --    --       467(2)       933
  Sales                            (173)        --         --       (182)      (355)      --       --    --        --         (355)
  Extensions, discoveries
    and other additions              16        452         --        190        658       --        2    --        --          660
  Production                       (488)      (434)      (579)      (163)    (1,664)      --       (5)   --       (10)      (1,679)
------------------------------------------------------------------------------------------------------------------------------------

Reserves at December 31, 1996     4,399      4,201      4,071      1,974     14,645       --       34    --     2,426       17,105
  Aera joint venture (3)            (34)        --         --         --        (34)     146       --    --        --          112
  Revisions                        (114)       276       (281)        58        (61)      --        3    --       278          220
  Improved recovery                  25         13         --         51         89       --       --    --        --           89
  Purchases                           1         67         --         --         68       --       --    --        --           68
  Sales                             (95)        (1)      (119)       (25)      (240)      --       --    --      (126)        (366)
  Extensions, discoveries
    and other additions              26        159         --        250        435       --        2    --       954        1,391
  Production                       (416)      (450)      (583)      (173)    (1,622)      (7)      (5)   --       (29)      (1,663)
------------------------------------------------------------------------------------------------------------------------------------

Reserves at December 31, 1997     3,792      4,265      3,088      2,135     13,280      139       34    --     3,503       16,956
  Revisions                        (279)       295       (141)       (55)      (180)       4        3    --         1         (172)
  Improved recovery                   2         14         --         44         60       34       --    --        --           94
  Purchases                          --         --         --          8          8       --       --    --        --            8
  Sales                             (29)        --         (4)       (24)       (57)      --      (34)   --        --          (91)
  Extensions, discoveries
    and other additions              35         78         --        342        455        2       --    --        28          485
  Production                       (381)      (438)      (496)      (202)    (1,517)     (12)      (3)   --       (36)      (1,568)
------------------------------------------------------------------------------------------------------------------------------------

Reserves at December 31, 1998     3,140      4,214      2,447      2,248     12,049      167       --    --     3,496       15,712
------------------------------------------------------------------------------------------------------------------------------------

Developed Reserves
   At January 1, 1996             3,923      3,094      3,018      1,212     11,247       --       32    --        --       11,279
   At December 31, 1996           3,826      2,907      2,175      1,138     10,046       --       32    --       856       10,934
   At December 31, 1997           3,368      2,699      1,838      1,273      9,178       77       33    --       834       10,122
   At December 31, 1998           2,878      2,905      1,447      1,339      8,569      115       --    --     1,112        9,796
------------------------------------------------------------------------------------------------------------------------------------

(1) Includes principally Canada (Consolidated companies) and Qatar and Kazakhstan (Equity companies).

(2) Acquisition of a 25% interest in a joint venture that owns the Tengiz field in the Republic of Kazakhstan.

(3) In June 1997, Mobil commenced operations of its California heavy-oil joint venture with Shell, under the name of Aera Energy LLC, which resulted in an increase in proved reserves and a reduction in nonproved reserves.

Table 3: Capitalized Costs Related to Oil and Gas Producing Activities
         (In millions)

                                          United States                 Europe                   Asia-Pacific
At December 31                       1996     1997     1998     1996     1997     1998     1996     1997     1998
-----------------------------------------------------------------------------------------------------------------
Capitalized costs:
  Unproved properties(1)          $   197  $   233  $   279  $    58  $    11  $    27  $   955  $   984  $   854
  Proved properties, wells,
   plants and other equipment(1)   12,535   10,642    7,999    7,639    7,596    8,367    3,172    3,196    3,685
-----------------------------------------------------------------------------------------------------------------
Total capitalized costs            12,732   10,875    8,278    7,697    7,607    8,394    4,127    4,180    4,539
Accumulated depreciation,
  depletion and amortization        8,623    7,640    5,682    4,593    4,536    4,947    1,742    2,021    2,329
-----------------------------------------------------------------------------------------------------------------
Net capitalized costs               4,109    3,235    2,596    3,104    3,071    3,447    2,385    2,159    2,210
-----------------------------------------------------------------------------------------------------------------
Net capitalized costs of
  equity companies                     --      656    1,022       34       29       --        1       --       --
-----------------------------------------------------------------------------------------------------------------
Total                             $ 4,109  $ 3,891  $ 3,618  $ 3,138  $ 3,100  $ 3,447  $ 2,386  $ 2,159  $ 2,210
-----------------------------------------------------------------------------------------------------------------


                                          Other Areas                  Total
At December 31                      1996     1997     1998     1996     1997    1998
--------------------------------------------------------------------------------------
Capitalized costs:
  Unproved properties(1)          $   324  $   328  $   277  $ 1,534  $ 1,556  $ 1,437
  Proved properties, wells,
   plants and other equipment(1)    5,592    6,682    7,794   28,938   28,116   27,845
--------------------------------------------------------------------------------------
Total capitalized costs             5,916    7,010    8,071   30,472   29,672   29,282
Accumulated depreciation,
  depletion and amortization        1,514    1,665    2,017   16,472   15,862   14,975
--------------------------------------------------------------------------------------
Net capitalized costs               4,402    5,345    6,054   14,000   13,810   14,307
--------------------------------------------------------------------------------------
Net capitalized costs of
  equity companies                  1,558    2,136    2,543    1,593    2,821    3,565
--------------------------------------------------------------------------------------
Total                             $ 5,960  $ 7,481  $ 8,597  $15,593  $16,631  $17,872
--------------------------------------------------------------------------------------

(1) Prior year data reclassified to conform with current year presentation.


56                                                                        Mobil

--------------------------------------------------------------------------------
                          Supplementary Information
--------------------------------------------------------------------------------

Oil and Gas Producing Activities (unaudited) (continued)

Table 3 (page 56) summarizes the aggregate amount of capitalized costs related to oil and gas producing activities and related accumulated depreciation, depletion and amortization at December 31, 1996, 1997 and 1998. Capitalized costs include: (1) mineral interests in properties; (2) wells, plants and related equipment and facilities; and (3) support equipment and facilities used in oil and gas producing activities.

Table 4: Costs Incurred in Oil and Gas Property Acquisition, Exploration and Development Activities (In millions)


                                                                                                               Equity
                                                                Consolidated Companies                        Companies    Worldwide
                                                ----------------------------------------------------------    ---------    ---------
                                                  U.S.       Europe Asia-Pacific  Other Areas        Total
Year ended December 31, 1996
Property acquisition costs:(1)
  Unproved properties(2)                        $    8       $   46       $  926       $  122       $1,102       $  611       $1,713
  Proved properties(2)                              57           --          789          388        1,234          490        1,724
------------------------------------------------------------------------------------------------------------------------------------
Total acquisition costs                             65           46        1,715          510        2,336        1,101        3,437
Exploration costs                                  122          192           79          215          608            6          614
Development costs                                  417          398          273          981        2,069          209        2,278
------------------------------------------------------------------------------------------------------------------------------------
Total expenditures                              $  604       $  636       $2,067       $1,706       $5,013       $1,316       $6,329
------------------------------------------------------------------------------------------------------------------------------------
Year ended December 31, 1997
Property acquisition costs:
  Unproved properties                           $   50       $   --       $    6       $   71       $  127       $    5       $  132
  Proved properties                                  5           55            7           52          119            2          121
------------------------------------------------------------------------------------------------------------------------------------
Total acquisition costs                             55           55           13          123          246            7          253
Exploration costs                                  111          180           94          251          636            1          637
Development costs                                  335          547          374        1,095        2,351          478        2,829
------------------------------------------------------------------------------------------------------------------------------------
Total expenditures                              $  501       $  782       $  481       $1,469       $3,233       $  486       $3,719
------------------------------------------------------------------------------------------------------------------------------------
Year ended December 31, 1998
Property acquisition costs:
  Unproved properties                           $   71       $   10       $    3       $   23       $  107       $   --       $  107
  Proved properties                                 20           --           --           --           20           --           20
------------------------------------------------------------------------------------------------------------------------------------
Total acquisition costs                             91           10            3           23          127           --          127
Exploration costs                                  161          137          123          310          731            2          733
Development costs                                  240          760          347        1,016        2,363          464        2,827
------------------------------------------------------------------------------------------------------------------------------------
Total expenditures                              $  492       $  907       $  473       $1,349       $3,221       $  466       $3,687
------------------------------------------------------------------------------------------------------------------------------------

(1) Primarily as a result of recording deferred taxes of $506 million, the total costs allocated to property for the Ampolex acquisition exceed the net purchase price by $690 million ($607 million-Asia-Pacific; and $83 million-Other Areas).
(2) Prior year data reclassified to conform with current year presentation.

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


Mobil                                                                       57

--------------------------------------------------------------------------------
                           Supplementary Information
--------------------------------------------------------------------------------

Oil and Gas Producing Activities (unaudited) (continued)

Table 5: Results of Operations for Oil and Gas Producing Activities
         (In millions)

                                                                                                               Equity
                                                                   Consolidated Companies                     Companies  Worldwide
                                                  ---------------------------------------------------------   ---------  ---------
                                                     U.S.     Europe  Asia-Pacific   Other Areas     Total
Year ended December 31, 1996
Revenues:
  Trade sales                                     $ 1,027    $ 1,535       $ 1,811       $   464    $ 4,837    $   145    $ 4,982
  Sales to affiliates                               1,458        841           369         1,727      4,395        201      4,596
----------------------------------------------------------------------------------------------------------------------------------
Total revenues(1)                                   2,485      2,376         2,180         2,191      9,232        346      9,578
Production (lifting) costs                           (937)      (734)         (288)         (702)    (2,661)       (49)    (2,710)
Exploration expenses                                  (76)      (158)         (156)         (122)      (512)        (6)      (518)
Depreciation, depletion and amortization             (638)      (471)         (305)         (182)    (1,596)       (16)    (1,612)
Other operating revenues and (expenses)               263         96             6             4        369        (21)       348
Income tax expense(2)                                (367)      (638)         (878)         (897)    (2,780)      (197)    (2,977)
----------------------------------------------------------------------------------------------------------------------------------
Results of operations for producing activities    $   730    $   471       $   559       $   292    $ 2,052    $    57    $ 2,109
----------------------------------------------------------------------------------------------------------------------------------
Year ended December 31, 1997
Revenues:
  Trade sales                                     $   977    $ 1,628       $ 1,641       $   500    $ 4,746    $   332    $ 5,078
  Sales to affiliates                               1,049        647           470         2,022      4,188        529      4,717
----------------------------------------------------------------------------------------------------------------------------------
Total revenues(1)                                   2,026      2,275         2,111         2,522      8,934        861      9,795
Production (lifting) costs                           (736)      (669)         (288)         (837)    (2,530)      (223)    (2,753)
Exploration expenses                                  (76)      (135)          (85)         (203)      (499)        (2)      (501)
Depreciation, depletion and amortization             (441)      (444)         (333)         (339)    (1,557)       (97)    (1,654)
Other operating revenues and (expenses)               104        132            26           (42)       220       (116)       104
Income tax expense(2)                                (299)      (620)         (822)         (826)    (2,567)      (212)    (2,779)
----------------------------------------------------------------------------------------------------------------------------------
Results of operations for producing activities    $   578    $   539       $   609       $   275    $ 2,001    $   211    $ 2,212
----------------------------------------------------------------------------------------------------------------------------------
Year ended December 31, 1998
Revenues:
  Trade sales                                     $   781    $ 1,207       $   970       $   416    $ 3,374    $   325    $ 3,699
  Sales to affiliates                                 494        499           311         1,497      2,801        508      3,309
----------------------------------------------------------------------------------------------------------------------------------
Total revenues(1)                                   1,275      1,706         1,281         1,913      6,175        833      7,008
Production (lifting) costs                           (658)      (645)         (235)         (854)    (2,392)      (309)    (2,701)
Exploration expenses                                 (127)      (122)          (92)         (302)      (643)        --       (643)
Depreciation, depletion and amortization             (605)      (451)         (332)         (498)    (1,886)      (180)    (2,066)
Other operating revenues and (expenses)                32        303           (31)          (95)       209       (155)        54
Income tax expense(2)                                  25       (289)         (374)         (256)      (894)      (114)    (1,008)
----------------------------------------------------------------------------------------------------------------------------------
Results of operations for producing activities    $   (58)   $   502       $   217       $   (92)   $   569    $    75    $   644
----------------------------------------------------------------------------------------------------------------------------------

(1) Revenues in this table will not agree with Exploration & Producing Segment Revenues (pages 16 and 36) because revenues from operations that are ancillary to oil and gas producing activities have been classified as Other operating revenues and (expenses) for this presentation.

(2) Includes, for equity companies, Mobil's income taxes on its share of results of operations.


Mobil's results of operations for producing activities for the years ended December 31, 1996, 1997 and 1998, are shown above. Revenues include sales to unaffiliated parties and sales or transfers (essentially at third-party sales prices) to Mobil's other operations. All revenues reported in this table are net of royalty interests of others. Production (lifting) costs and Exploration expenses are determined as defined by accounting standards.

58                                                                         Mobil

--------------------------------------------------------------------------------
                           Supplementary Information
--------------------------------------------------------------------------------

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

     The standardized measure data are not intended to replace the historical cost-based financial data included in the audited financial statements. As such, many of the data disclosed in this section represent estimates, assumptions and computations that are subject to continual change as the future unfolds. For example, a significant decrease in year-end crude oil prices from 1997 to 1998 contributed to the lower discounted future net cash flow amount for 1998. Accordingly, Mobil cautions investors and analysts that the data are of questionable utility for decision making.

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

Table 6: Standardized Measure of Discounted Future Net Cash Flows Relating to
         Proved Oil and Gas Reserves (In millions)

                                      United States                           Europe                          Asia-Pacific
At December 31                 1996        1997        1998        1996        1997        1998        1996       1997       1998
----------------------------------------------------------------------------------------------------------------------------------
Future cash inflows        $ 33,036    $ 16,598    $ 10,516    $ 19,869    $ 17,963    $ 12,824    $ 14,416    $ 9,728    $ 4,027
Future production
  costs                      (8,125)     (6,261)     (5,216)     (4,374)     (4,859)     (3,969)     (2,196)    (1,895)    (1,634)
Future development
  costs                      (1,200)       (527)       (384)     (1,202)     (1,285)     (1,029)     (1,030)      (700)      (255)
Future income
  tax expenses               (7,968)     (3,121)     (1,436)     (7,830)     (6,025)     (3,704)     (4,599)    (2,766)      (637)
----------------------------------------------------------------------------------------------------------------------------------
Future net cash flows        15,743       6,689       3,480       6,463       5,794       4,122       6,591      4,367      1,501
10% annual discount
  for estimated timing
  of cash flows              (6,919)     (2,897)     (1,516)     (2,091)     (2,078)     (1,459)     (2,578)    (1,498)      (387)
----------------------------------------------------------------------------------------------------------------------------------
Standardized measure
  of discounted future
  net cash flows              8,824       3,792       1,964       4,372       3,716       2,663       4,013      2,869      1,114
----------------------------------------------------------------------------------------------------------------------------------
Standardized measure
  of discounted future
  net cash flows of
  equity companies               --       1,055         170          35          28          --          --         --         --
----------------------------------------------------------------------------------------------------------------------------------
Total                      $  8,824    $  4,847    $  2,134    $  4,407    $  3,744    $  2,663    $  4,013    $ 2,869    $ 1,114
==================================================================================================================================
                                        Other Areas                               Total
                              1996         1997         1998         1996         1997         1998
----------------------------------------------------------------------------------------------------
Future cash inflows      $  39,107    $  29,776    $  22,814    $ 106,428    $  74,065    $  50,181
Future production
  costs                     (9,952)      (8,715)      (9,049)     (24,647)     (21,730)     (19,868)
Future development
  costs                     (5,006)      (3,639)      (4,236)      (8,438)      (6,151)      (5,904)
Future income
  tax expenses             (15,536)      (9,701)      (2,773)     (35,933)     (21,613)      (8,550)
----------------------------------------------------------------------------------------------------
Future net cash flows        8,613        7,721        6,756       37,410       24,571       15,859
10% annual discount
  for estimated timing
  of cash flows             (3,834)      (2,944)      (3,329)     (15,422)      (9,417)      (6,691)
----------------------------------------------------------------------------------------------------
Standardized measure
  of discounted future
  net cash flows             4,779        4,777        3,427       21,988       15,154        9,168
----------------------------------------------------------------------------------------------------
Standardized measure
  of discounted future
  net cash flows of
  equity companies           1,845        1,585          717        1,880        2,668          887
----------------------------------------------------------------------------------------------------
Total                    $   6,624    $   6,362    $   4,144    $  23,868    $  17,822    $  10,055
====================================================================================================

Table 7: Changes in Standardized Measure of Discounted Future Net Cash Flows
         (In millions)

Year ended December 31                                                                 1996            1997(1)         1998
----------------------------------------------------------------------------------------------------------------------------
Beginning of year                                                                   $14,082         $23,868         $17,822
Changes resulting from:
  Sales and transfers of production, net of production costs                         (6,571)         (6,404)         (3,783)
  Net changes in prices and in development and production costs                      15,191         (17,358)        (16,564)
  Extensions, discoveries, additions and purchases, less related costs                2,577           1,533             457
  Development costs incurred during the period                                        2,069           2,351           2,363
  Revisions of previous quantity estimates                                              633             672             539
  Accretion of discount                                                               2,625           4,277           2,784
  Net change in income taxes                                                         (8,135)          8,095           8,218
  Equity companies                                                                    1,397             788          (1,781)
----------------------------------------------------------------------------------------------------------------------------
End of year                                                                        $ 23,868        $ 17,822        $ 10,055
============================================================================================================================

(1) Prior year data reclassified to conform with current year presentation.

Mobil                                                                         59

--------------------------------------------------------------------------------
                           Supplementary Information
--------------------------------------------------------------------------------

Five-Year Operating Highlights (unaudited)

                                                                         1994       1995       1996       1997       1998
----------------------------------------------------------------------------------------------------------------------------
Net Production of Liquids (thousands of barrels daily) (1)
Consolidated companies
  United States                                                           300        282        262        186        136
  International
    Australia                                                              23         20         29         39         38
    Canada                                                                 57         53         50         49         71
    Equatorial Guinea                                                      --         --          8         37         50
    Indonesia                                                              77         77         66         46         37
    Nigeria                                                               175        157        209        253        248
    Norway                                                                 95         91         83         79         73
    Papua New Guinea                                                       --         --         11         12         11
    United Kingdom                                                         70         75         65         75         63
    Other countries                                                        10         10          9         13         12
----------------------------------------------------------------------------------------------------------------------------
  Total International                                                     507        483        530        603        603
----------------------------------------------------------------------------------------------------------------------------
Total Consolidated Companies                                              807        765        792        789        739
----------------------------------------------------------------------------------------------------------------------------
Mobil's Share of Production of Equity Companies (2)
  U.S. (Aera)                                                              --         --         --         58        104
  Abu Dhabi                                                                43         41         42         42         44
  Kazakhstan                                                               --         --         18         36         45
  Other                                                                     4          4          2          2          3
----------------------------------------------------------------------------------------------------------------------------
  Total equity companies                                                   47         45         62        138        196
----------------------------------------------------------------------------------------------------------------------------
Worldwide Liquids Production                                              854        810        854        927        935
----------------------------------------------------------------------------------------------------------------------------
Net Production of Natural Gas (millions of cubic feet daily)
Consolidated companies
  United States                                                         1,568      1,439      1,333      1,141      1,043
  International
    Argentina                                                              --         --         30         77        114
    Australia                                                              10         12         25         25          5
    Canada                                                                461        432        416        397        440
    Germany                                                               368        404        463        455        455
    Indonesia                                                           1,654      1,542      1,556      1,571      1,354
    Netherlands                                                            61         66         53         60        104
    Norway                                                                 49         51         53         50         44
    United Kingdom                                                        470        577        618        668        596
----------------------------------------------------------------------------------------------------------------------------
  Total International                                                   3,073      3,084      3,214      3,303      3,112
----------------------------------------------------------------------------------------------------------------------------
Total Consolidated Companies                                            4,641      4,523      4,547      4,444      4,155
----------------------------------------------------------------------------------------------------------------------------
Mobil's Share of Production of Equity Companies (2)
  U.S. (Aera)                                                              --         --         --         20         34
  Austria                                                                  12         13         12         13          9
  Indonesia                                                                17         18         --         --         --
  Kazakhstan                                                               --         --         24         35         31
  Qatar                                                                    --         --          4         44         66
  Other                                                                    --         --         --         --          1
----------------------------------------------------------------------------------------------------------------------------
  Total equity companies                                                   29         31         40        112        141
----------------------------------------------------------------------------------------------------------------------------
Worldwide Natural Gas Production                                        4,670      4,554      4,587      4,556      4,296
----------------------------------------------------------------------------------------------------------------------------
  Barrels of oil equivalent (thousands of barrels daily)(3)               847        826        831        826        778
----------------------------------------------------------------------------------------------------------------------------
Total Production (thousands of barrels daily of oil equivalent)(3)      1,701      1,636      1,685      1,753      1,713
----------------------------------------------------------------------------------------------------------------------------

See footnotes on page 61.

60                                                                        Mobil

--------------------------------------------------------------------------------
                           Supplementary Information
--------------------------------------------------------------------------------

Five-Year Operating Highlights (unaudited) (continued)

                                                                    1994        1995        1996        1997           1998
------------------------------------------------------------------------------------------------------------------------------
Net Reserves of Liquids (millions of barrels) (1)
Consolidated companies
  United States                                                    1,052         986         902         539            464
  Europe                                                             401         373         366         368            330
  Asia-Pacific                                                       175         103         123         108             84
  Other Areas (2)                                                  1,291       1,426       1,538       1,652          2,257
------------------------------------------------------------------------------------------------------------------------------
  Total Consolidated Companies                                     2,919       2,888       2,929       2,667          3,135
------------------------------------------------------------------------------------------------------------------------------
  Mobil's share of reserves of equity companies(2)(3)                525         531         853       1,438          1,603
------------------------------------------------------------------------------------------------------------------------------
Worldwide Reserves of Liquids                                      3,444       3,419       3,782       4,105          4,738
------------------------------------------------------------------------------------------------------------------------------
Net Reserves of Natural Gas (billions of cubic feet)
Consolidated companies
  United States                                                    5,055       5,061       4,399       3,792          3,140
  Europe                                                           4,251       4,188       4,201       4,265          4,214
  Asia-Pacific                                                     5,607       4,896       4,071       3,088          2,447
  Other Areas                                                      1,744       1,784       1,974       2,135          2,248
------------------------------------------------------------------------------------------------------------------------------
  Total Consolidated Companies                                    16,657      15,929      14,645      13,280         12,049
------------------------------------------------------------------------------------------------------------------------------
  Mobil's share of reserves of equity companies (2)                1,018       2,039       2,460       3,676          3,663
------------------------------------------------------------------------------------------------------------------------------
Worldwide Reserves of Natural Gas                                 17,675      17,968      17,105      16,956         15,712
------------------------------------------------------------------------------------------------------------------------------
  Barrels of oil equivalent (millions of barrels)(4)               3,204       3,261       3,099       3,072          2,847
------------------------------------------------------------------------------------------------------------------------------
Total Reserves (millions of barrels of oil equivalent)(4)          6,648       6,680       6,881       7,177          7,585
------------------------------------------------------------------------------------------------------------------------------
Reserves Replacement Percentage(4) (5)                               115%        105%        133%        146%           165%
------------------------------------------------------------------------------------------------------------------------------
Average U.S. Sales Price/Transfer Value(6)
  Crude Oil (per barrel)                                          $12.91      $ 14.52 $    17.40      $16.59(7)(8)   $10.48(7)
  NGL (per barrel)                                                 10.37        9.94       13.16       11.96           8.26
  Natural Gas (per thousand cubic feet)                             1.72        1.41        2.17        2.38           1.98
------------------------------------------------------------------------------------------------------------------------------
Average International Sales Price/
  Transfer Value(6)
  Crude Oil (per barrel)                                          $15.66      $16.94      $20.81      $18.94         $12.29
  Natural Gas (per thousand cubic feet)                             2.44        2.47        2.66        2.72           2.17
------------------------------------------------------------------------------------------------------------------------------

(1)  Crude oil and natural gas liquids (NGL).

(2)  Represents Mobil's share of investees accounted for on the equity method.

(3) Includes principally West Africa, Canada and Venezuela (Consolidated companies) and Kazakhstan and Abu Dhabi (Equity companies).

(4) Natural gas volumes have been converted to oil equivalent barrels on a BTU basis with 5,516, 5,510, 5,519, 5,519 and 5,519 cubic feet of gas per barrel in 1994, 1995, 1996, 1997 and 1998, respectively.

(5) Reserves replacement percentage is calculated by dividing the net adjustments to reserves for the year plus the annual production by the annual production.

(6)  Transfer values are essentially equal to third-party sales.

(7) Includes Mobil stand-alone through May 1997 and Mobil plus its equity interest in the California alliance with Shell (Aera) thereafter.

(8) Prior year presentation reclassified to conform with current year presentation.

Total Production vs. Reserve Additions (Millions of barrels of oil equivalent)

[BAR CHART APPEARS HERE]

Total Production vs.
Reserve Additions
(Million of barrels of oil equivalent)

     Total Production  Reserve Additions

98         625              1,033
97         640                936
96         617                818
95         597                629
94         621                714

For the fifth consecutive year, Mobil added more to its hydrocarbon reserves than it produced.

Mobil                                                                         61

--------------------------------------------------------------------------------
                           Supplementary Information
--------------------------------------------------------------------------------


Refinery Runs vs.
Petroleum Product Sales
(Thousands of barrels daily)

[BAR CHART APPEARS HERE]

        Refinery Runs for Mobil      Petroleum Product Sales

1998             2,135                      3,440
1997             2,191                      3,343
1996             2,142                      3,345
1995             2,121                      3,222
1994             2,082                      3,075

Refinery runs decreased in 1998, reflecting U.S. divestitures, while product sales were up 3%.



Number of Employees
(At year-end)

[BAR CHART APPEARS HERE]

       Petroleum Operations,
         Chemical & Other

1998         41,500
1997         42,700
1996         43,000
1995         50,400
1994         58,500

Reductions in the number of employees due to alliances and other initiatives were partly offset by increases related to new business development.


Five-Year Operating Highlights (unaudited) (concluded)

                                                            1994           1995           1996            1997            1998
------------------------------------------------------------------------------------------------------------------------------
Petroleum Product Sales(1) (thousands of barrels daily)
  United States                                            1,172          1,286          1,362           1,435           1,465
  Europe(2)                                                  810            807            804             679             677
  Asia-Pacific(3)                                            777            799            800             815             824
  Other Areas                                                316            330            379             414             474
------------------------------------------------------------------------------------------------------------------------------
  Worldwide                                                3,075          3,222          3,345           3,343           3,440
------------------------------------------------------------------------------------------------------------------------------
Petroleum Product Sales(1) (millions of dollars)
  United States                                          $10,492        $11,904        $14,254         $14,848         $11,564
  Europe                                                  14,395         15,421         17,008           2,900           1,300
  Asia-Pacific(3)                                         11,466         12,426         13,258          12,802          10,595
  Other Areas                                              3,707          3,974          4,708           5,412           5,100
------------------------------------------------------------------------------------------------------------------------------
  Worldwide                                              $40,060        $43,725        $49,228         $35,962         $28,559
------------------------------------------------------------------------------------------------------------------------------
Average United States Product Price (per gallon)(4)         58.4(cent)     60.4(cent)     68.1(cent)      67.5(cent)      51.5(cent)
------------------------------------------------------------------------------------------------------------------------------
Refinery Runs (thousands of barrels daily)
  United States                                              857            895            921             956             872
  Europe(2)                                                  440            420            333             371             367
  Asia-Pacific(5)                                            622            657            705             678             725
  Other Areas                                                163            149            183             186             171
------------------------------------------------------------------------------------------------------------------------------
  Worldwide Runs for Mobil                                 2,082          2,121          2,142           2,191           2,135
------------------------------------------------------------------------------------------------------------------------------
Chemical Sales by Product Category(millions of dollars)
  Petrochemicals                                         $ 2,088        $ 2,914        $ 1,876         $ 2,151         $ 1,618
  Films Products                                             653            764            766             707             655
  Chemical Specialties                                       101            115            126             136             156
  Plastics/Other                                           1,193          1,155             78              --              --
------------------------------------------------------------------------------------------------------------------------------
  Net sales to trade                                     $ 4,035        $ 4,948        $ 2,846         $ 2,994         $ 2,429
------------------------------------------------------------------------------------------------------------------------------
Number of Employees (year-end)
  Petroleum Operations-United States                      20,300         18,400         13,200          13,200          12,400
                      -International                      25,200         24,300         20,000          19,500          19,300
  Chemical            -United States                       8,100          3,500          2,500           2,600           2,600
                      -International                       1,800          1,600          1,600           1,300           1,400
  Other               -United States                       2,700          2,200          4,400(6)        4,700           4,400
                      -International                         400            400          1,300(6)        1,400           1,400
------------------------------------------------------------------------------------------------------------------------------
  Total                                                   58,500         50,400         43,000          42,700          41,500
==============================================================================================================================

(1)  Includes supply/other product sales.

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

Mobil markets auto gasoline through over 15,000 Mobil-branded retail outlets in over 50 countries. Mobil's primary product supply comes from 23 refineries. Petroleum product sales (including supply and other sales) have increased 12% based on daily volume since 1994.

     Mobil operates 28 chemical facilities in 10 countries, and chemical sales extend to more than 100 countries. Mobil is a 50% partner in a complex in Saudi Arabia that produces polyethylene and ethylene glycol.

62                                                                        Mobil

--------------------------------------------------------------------------------
                           Supplementary Information
--------------------------------------------------------------------------------

Five-Year Financial Summary

(In millions, except for per-share amounts)                      1994            1995          1996          1997          1998
-------------------------------------------------------------------------------------------------------------------------------
Revenues                                                    $  67,383       $  75,370     $  81,503     $  65,906     $  53,531
-------------------------------------------------------------------------------------------------------------------------------
Segment Earnings:
Petroleum Operations
  Exploration & Producing -United States                    $     125       $    (107)    $     737     $     697     $      11
                          -International                          951             952         1,372         1,515           633
-------------------------------------------------------------------------------------------------------------------------------
  Total Exploration & Producing                                 1,076             845         2,109         2,212           644
-------------------------------------------------------------------------------------------------------------------------------
  Marketing & Refining -United States                             241             226           407           542           574
                       -International                             647             447           506           483           442
-------------------------------------------------------------------------------------------------------------------------------
  Total Marketing & Refining                                      888             673           913         1,025         1,016
-------------------------------------------------------------------------------------------------------------------------------
Total Petroleum Operations                                      1,964           1,518         3,022         3,237         1,660
Chemical                                                          102           1,164           306           403           181
-------------------------------------------------------------------------------------------------------------------------------
Segment Earnings                                                2,066           2,682         3,328         3,640         1,841
Corporate and Financing                                          (307)           (306)         (364)         (368)         (137)
-------------------------------------------------------------------------------------------------------------------------------
Income Before Change in Accounting Principle                    1,759           2,376         2,964         3,272         1,704
Cumulative Effect of Change in Accounting Principle              (680)(1)          --            --            --            --
-------------------------------------------------------------------------------------------------------------------------------
Net Income                                                  $   1,079       $   2,376     $   2,964     $   3,272     $   1,704
-------------------------------------------------------------------------------------------------------------------------------
Per Common Share
  Income Before Change in Accounting Principle              $    2.14       $    2.93     $    3.69     $    4.10     $    2.12
  Net Income                                                $    1.28       $    2.93     $    3.69     $    4.10     $    2.12
Per Common Share-Assuming Dilution
  Income Before Change in Accounting Principle              $    2.12       $    2.88     $    3.62     $    4.01     $    2.10
  Net income                                                $    1.29       $    2.88     $    3.62     $    4.01     $    2.10
Net Income as Percent of
  Average shareholders' equity                                  10.4%(2)        13.5%         16.0%         17.0%          9.0%
  Average capital employed(3)                                    8.4%(2)        10.9%         12.7%         13.4%          7.7%
  Revenues                                                       2.6%(2)         3.2%          3.6%          5.0%          3.2%
-------------------------------------------------------------------------------------------------------------------------------
Investment Spending                                         $   3,927       $   4,525     $   7,019     $   5,306     $   5,500
-------------------------------------------------------------------------------------------------------------------------------
Balance Sheet Position at Year-End
  Current assets                                            $  11,181       $  12,056     $  12,895     $   9,722     $   8,731
  Net properties, plants and equipment                         25,503          24,850        27,479        24,556        24,727
  Total assets                                                 41,542          42,138        46,408        43,559        42,754
  Current liabilities                                          13,418          13,054        15,248        12,421        12,946
  Long-term debt                                                4,714           4,629         4,450         3,670         3,719
  Shareholders' equity                                         17,146          17,951        19,072        19,461        18,370
      Per common share(4)                                   $   21.30       $   22.35     $   23.81     $   24.41     $   23.31
-------------------------------------------------------------------------------------------------------------------------------
Debt-to-capitalization Ratio(5)                                   31%             27%           29%           25%           29%
-------------------------------------------------------------------------------------------------------------------------------
Average Common Shares Outstanding (thousands of shares)       795,910         790,888       788,292       786,294       779,231(6)
-------------------------------------------------------------------------------------------------------------------------------
Average Common Shares Outstanding--
        Assuming Dilution (thousands of shares)               820,902         817,705       815,748       815,057       807,274(6)
-------------------------------------------------------------------------------------------------------------------------------
Common Shares Outstanding (thousands of shares, year-end)     791,974         789,120       787,589       783,364       780,533
-------------------------------------------------------------------------------------------------------------------------------
Shareholders of Common Stock (year-end)                       193,900         188,800       185,600       186,200       178,700
-------------------------------------------------------------------------------------------------------------------------------
Common Stock Dividends                                      $   1,353       $   1,434     $   1,547     $   1,667     $   1,781
  As percent of net income less preferred dividends               80%(2)          62%           53%           52%          108%
  Per share                                                 $    1.70       $    1.81     $    1.96     $    2.12     $    2.28
-------------------------------------------------------------------------------------------------------------------------------
Year-end Market Price per Common Share                        $42 1/8         $55 7/8       $61 1/8     $ 72 3/16      $ 87 1/8
-------------------------------------------------------------------------------------------------------------------------------

(1)  Accounting change: LCM in 1994.

(2)  Excludes cumulative effect of change in LCM policy in 1994 ($680 million).

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

(6) Average Common Shares Outstanding are used for calculating earnings per share and excludes, on a weighted average basis, shares held by the benefit plan trust that are accounted for in a manner similar to treasury stock.

Year-end Market Price per
Common Share
(Dollars)

[BAR CHART APPEARS HERE]

1998  87.13
1996  61.13
1994  42.13
1992  31.56
1990  29.00
1988  22.75

Over the past 10 years, Mobil's stock price has increased at an annualized rate of 14%.



Debt-to-Capitalization Ratio
(In percent)

[BAR CHART APPEARS HERE]

1998   29
1996   29
1994   31
1992   34
1990   30
1988   32

Mobil's Debt-to-Capitalization Ratio increased to 29% in 1998, providing flexibility to invest in growth opportunities and/or increase dividends.

Mobil                                                                         63

--------------------------------------------------------------------------------
                           Shareholder Information
--------------------------------------------------------------------------------
The ticker symbol for Mobil on the New York Stock Exchange is MOB.

     The 1999 annual meeting for shareholders will be held Thursday, May 27, at 10 a.m. in the Fairmont Hotel in Dallas, Texas.

     Dividend payments on common stock are paid quarterly following declaration by the Board of Directors. The next four tentative payment dates are: June 10, 1999; September 10, 1999; December 10, 1999, and March 10, 2000.

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

     Publications available to shareholders:

     . Mobil's Annual Report on Form 10-K, filed with the Securities and Exchange Commission.

     . 1998 Mobil Fact Book, a supplement to the annual report with additional financial and operating data.

     . Quarterly Earnings Press Releases.

     . The People Behind the Commitment: Mobil's EHS Performance Report, an account of Mobil's environmental, health and safety performance.

     For copies, visit Mobil's Internet site, call Mobil Publications at 1-800-293-5796, or write: Secretary's Department, Room 7D2135, Mobil Corporation, 3225 Gallows Road, Fairfax, Virginia 22037-0001.

     Analysts and institutional investors wanting information about Mobil should write: Investor Relations, Room 6D1906, Mobil Corporation, 3225 Gallows Road, Fairfax, Virginia 22037-0001. Telephone 1-703-846-3955.

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

Mobil's Internet address: http://www.mobil.com

64                                                                      Mobil

--------------------------------------------------------------------------------
                              Board of Directors
--------------------------------------------------------------------------------
                  [PHOTO OF BOARD OF DIRECTORS APPEARS HERE]
                  Fites        Branscomb       Schwartz              Heimbold
  Vallance      Renna       Johnson                      Sanford       Jacobson
Munro              Peters        Noto        Kaplan

Lewis M. Branscomb
Elected 1978, Aetna Professor, Public Policy and Corporate Management, Emeritus, John F. Kennedy School of Government, Harvard University. Committees: Audit (Chmn.); Public Issues

Donald V. Fites
Elected 1990, Former Chairman and Chief Executive Officer, Caterpillar Inc.
Committees: Management Compensation and Organization; Directors and Board Affairs; Finance

Charles A. Heimbold Jr.
Elected 1995, Chairman and Chief Executive Officer, Bristol-Meyers Squibb.
Committees: Audit; Directors and Board Affairs; Finance

Allen F. Jacobson
Elected 1988, Former Chairman of the Board and Chief Executive Officer, 3M.
Committees: Directors and Board Affairs (Chmn.); Management Compensation and Organization

Samuel C. Johnson
Elected 1981, Chairman of the Board, S. C. Johnson & Son, Inc. Committees:
Management Compensation and Organization; Public Issues (Chmn.)

Helene L. Kaplan
Elected 1989, Of Counsel, Skadden, Arps, Slate, Meagher & Flom. Committees:
Audit; Directors and Board Affairs; Finance

J. Richard Munro
Elected 1989, Chairman of the Board, Genentech, Inc. Committees: Management Compensation and Organization; Public Issues

Lucio A. Noto
Elected 1988, Chairman of the Board and Chief Executive Officer. Joined Mobil 1962. Committee: Executive (Chmn.)

Aulana L. Peters
Elected 1992, Partner, Gibson, Dunn & Crutcher. Committees: Audit; Finance; Public Issues

Eugene A. Renna
Elected 1986, President and Chief Operating Officer. Joined Mobil 1968.
Committee: Executive

Charles S. Sanford Jr.
Elected 1990, Former Chairman and Chief Executive Officer, Bankers Trust Company. Committees: Directors and Board Affairs; Finance (Chmn.)

Robert G. Schwartz
Elected 1987, Former Chairman of the Board, President and Chief Executive Officer, Metropolitan Life Insurance Co. Committees: Management Compensation and Organization (Chmn.); Public Issues

Iain D.T. Vallance
Elected 1996, Chairman, British Telecommunications plc. Committees: Audit; Finance; Public Issues

                          MOBIL CORPORATION OFFICERS

Lucio A. Noto
Chairman of the Board and
Chief Executive Officer

Eugene A. Renna
President and Chief
Operating Officer

Harold R. Cramer
Executive Vice President
and Chief Financial Officer

Robert F. Amrhein
Vice President

Aldis V. Liventals
Vice President

Samuel H. Gillespie III
Senior Vice President and
General Counsel

Walter R. Arnheim
Treasurer

Carole J. Yaley
Secretary

Steven L. Davis
Controller

Mobil                                                                        65

                          GRAPHIC APPENDIX LIST - 1998

Front Cover - Photograph of head and upper portion of neon Mobil Pegasus logo, in red, fills most of the page. In the upper portion of the page, slightly to the right of Pegasus' head, are the words, "Mobil Annual Report 1998".

Inside front cover - One Graph - centered upper portion of page. Words "Five-
                     year cumulative total return" above graph. Graph--Assume $100 invested on December 31, 1993, in Mobil common stock, S&P 500 index, and a composite index, weighted by market capitalization each year, of the following seven petroleum companies: Exxon Corporation, Chevron Corporation, Royal Dutch Petroleum Company "Shell" Transport and Trading Company p.l.c., Atlantic Richfield Company, British Petroleum Company p.l.c. And Texaco Inc.

                     Center of page are words "Financial highlights" appearing above a table of "Financial highlights".

                     Lower center of page are words "Table of contents". Table of contents appears in lower center portion of page.

Page 1   -   Photo.
             Top center of page: Lucio A. Noto, Chairman and Chief Executive
             Officer and Eugene A. Renna, Chief Operating Officer.

             Upper left side. Enlarged letters, "Dear shareholder:".

             Lower left side. Enlarged letters, "How we helped ourselves".

             Lower right side. Enlarged letters, "Merger announcement".

Page 2   -   Upper left side. Enlarged letters, "Areas for upstream expansion".

             Middle of page. Enlarged letters, "Among Mobil's strengths is a solid portfolio of growth opportunities."

             Lower right side.  Enlarged letters, "Progress downstream".

Page 3   -   Middle left-page are enlarged letters, "Capital spending".

             Lower left-page are enlarged letters, "Board retirements".

             Upper right-page are enlarged letters, "A name to carry forward".

Page 4   -   Upper left-page to lower left page are following enlarged letters going down left-hand side of page, "Mobil Corporation", "Upstream", "Downstream", "Chemical", and "Technology".

Page 5   -   Upper center/right-page to lower center/right-page are enlarged letters, "Partnerships, expansions, realignments and a turbulent business environment made 1998 a year of change for Mobil--a year in which we advanced our competitive strategies.
                 An organizational realignment created seven business units grouped functionally. At the same time, we entered into or advanced a number of cooperative ventures around the world and made progress on major projects. Then, as the year's end approached, we announced a merger agreement with Exxon Corporation. Pending approvals, the combined Exxon Mobil organization should be able to achieve more than either company could achieve alone.
                 On the pages that follow, we review key events of the year, following a month-by-month timeline."

Page 6   -   Upper left-page are enlarged letters, "Jan".

             Photo.
             Upper right:  Planting a tree in Florida.

             Center of page are enlarged letters, "Feb".

             Photo.
             Lower left:  West McLaren Mercedes Formula One race car.

Page 7   -   Upper right-page are enlarged letters, "Mar".

             Photo.
             Upper right: researchers at Mobil Technology Company's laboratories in Paulsboro, New Jersey.

             Center of page are enlarged letters, "Apr".

             Photo.
             Lower left:  double-hull tanker.

Page 8   -   Upper center-page are enlarged letters, "May".

             Drawing.
             Tanker containing LNG regasification plant and single point mooring systems.

             Lower left page are enlarged letters, "Jun".

             Photo.
             Lower right page:  oil rig at Cerro Negro heavy oil project.

Page 9   -   Photo.
             Upper left-page: Portion of Mobil gasoline pump showing how to use a Mobil Speedpass/TM/ transponder.

             Center page are enlarged letters, "Jul".

             Photo (concluded).
             Lower left page:  oil rig at Cerro Negro heavy oil project.

Page 10  -   Upper left-page are enlarged letters, "Aug".

             Photo.
             Upper left page:  workers installing riser at Oso project.

             Middle right-page are enlarged letters, "Sep".

             Photo.
             Lower right page: construction workers at onshore RasGas facilities.

Page 11  -   Drawing.
             Upper left page:  chemical molecule.

             Upper center-page are enlarged letters, "Oct".

             Photo (concluded).
             Lower left page: construction workers at onshore RasGas facilities.

Page 12  -   Upper left page are enlarged letters, "Nov".

             Photo.
             Upper right page: Worker at Mobil OPP plant in Shawnee, Oklahoma.

             Lower left/center page are enlarged letters, "Dec".

             Photo.
             Lower left side: Exxon's CEO Lee Raymond and Mobil's CEO Lou Noto signing documents.

Page 13  -   Enlarged letters, "Highlights" in center of page.

             Lower right page are enlarged letters, "Key Financial Indicators" appearing above a table of "Key Financial Indicators".

Page 14  -   One Bar Graph:
             Mobil's net income (millions of dollars) for years 1994 through 1998 (excludes the LCM accounting policy change in 1994).

             Sidebar in lower right-page:
             "Graphs, charts and associated captions on pages 13-52 are not a part of the Consolidated Financial Statements and Notes thereto."

Page 15  -   One Bar Graph:
             Annual dividends per share of common stock (dollars) for years 1988 through 1998.

Page 16  -   Two Bar Graphs:

             Top
             Mobil's Upstream Net Income and Operating Earnings (millions of dollars), for years 1996 through 1998.

             Bottom
             Mobil's U.S. and International net production of oil and gas (thousands of barrels daily of oil equivalent) for the years 1996 through 1998.

Page 17  -   Two Bar Graphs:

             Top
             Mobil's U.S. and international crude oil average sales market prices (dollars per barrel) for years 1996 through 1998.

             Bottom
             Mobil's U.S. and international average natural gas sales prices (dollars per thousand cubic feet), for years 1996 through 1998.

Page 18  -   Two Bar Graphs:

             Top
             Mobil's Downstream Net Income and Operating Earnings (millions of dollars), for years 1996 through 1998.

             Bottom
             Mobil's U.S. and international refinery runs (thousands of barrels daily), for years 1996 through 1998.

Page 19  -   One Bar Graph:
             Mobil's U.S. and international Downstream petroleum product sales volumes (thousands of barrels daily) for years 1996 through 1998.

Page 20  -   One Bar Graph:
             Mobil's Chemical segment Net Income and Operating Earnings (in millions of dollars) are presented for years 1996 through 1998.

Page 27   -  One Sidebar:
             "Over the past three years Mobil has spent $1.9 billion to safeguard the environment."

Page 30  -   One Bar Graph:
             Mobil's return on average shareholders' equity (in percent) for years 1996 through 1998.

Page 32  -   Two Bar Graphs:

             Top
             Total Debt of Mobil, U.S. and international (millions of dollars) for years 1996 through 1998.

             Bottom
             Mobil's return on average capital employed (in percent) for years 1996 through 1998.

Page 34  -   One Bar Graph:
             Proceeds from sales of assets (in millions of dollars) for years
             1996 through 1998.

Page 37  -   One Bar Graph:
             Mobil's capital expenditures, exploration expenses and equity investments (in millions of dollars) for year 1996 through 1998.

Page 49  -   One Sidebar:
             "Pension Plan Assets and Book Reserves exceeded Accumulated
             Benefit Obligations by $366 million at the end of 1998."

Page 61  -   One Bar Graph:
             Mobil's total production vs. reserve additions (millions of barrels of oil equivalent) for years 1994 through 1998.

Page 62  -   Two Bar Graphs:

             Top
             Refinery runs vs. petroleum product sales (thousands of barrels daily) for years 1994 through 1998.

             Bottom
             Number of employees (at year-end) for Mobil for years 1994 through

             1998, split between Petroleum Operations segment, Chemical segment and Other.

Page 63  -   Two Bar Graphs:

             Top
             Mobil's year-end market price per common share (in dollars) for years 1988, 1990, 1992, 1994, 1996 and 1998.

             Bottom
             Mobil's debt-to-capitalization ratio (in percent) for years 1988, 1990, 1992, 1994, 1996 and 1998.

Page 64  -   Enlarged letters appear in upper center-page, "Shareholder
             Information".

Page 65  -   Enlarged letters appear in upper center-page, "Board of
             Directors".

             Photo.
             (Inside Back Cover: Thirteen-member group photo of Mobil's Board of Directors.

Back cover - Photograph of the wings of neon Mobil Pegasus in red fills most of the page. Upper left-page above the Pegasus' wings are the words, "Mobil Corporation," the address, the telephone number, and Mobil's internet address.